As filed with the Securities and Exchange Commission on March 15, 2024

Registration No. 333-275933

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 2 TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Feutune Light Acquisition Corporation
(Exact name of Registrant as specified in its charter)

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Delaware	6770	86-1314502
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

48 Bridge Street, Building A
Metuchen, New Jersey 08840
Telephone: (909) 214-2482
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

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Yuanmei Ma
Chief Financial Officer
c/o Feutune Light Acquisition Corporation
48 Bridge Street, Building A
Metuchen, New Jersey 08840
Telephone: (909) 214-2482
(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________________

Copies to:

Arila E. Zhou Ze’-ev D. Eiger Robinson & Cole LLP 666 Third Avenue, 20th Floor New York, NY 10017 Telephone: (212) 451-2908

Andrew J. Sherman
Brown Rudnick LLP
601 13th Street N.W., #600
Washington, D.C. 20005
Telephone: (202) 536-1715

Karen P. Ramdhanie
Ivan Chaykovskiy
Brown Rudnick LLP
7 Times Square
New York, NY 10036
Telephone: (212) 209-4800

________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the transactions contemplated by the Merger Agreement described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus does not constitute an offer to sell or a solicitation of offers to buy these securities in any jurisdiction in which such offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION,
DATED March 15, 2024

PROXY STATEMENT FOR SPECIAL MEETING OF

Feutune Light Acquisition Corporation

PROSPECTUS FOR 60,000,000 SHARES OF COMMON STOCK

The board of directors (the “Board”) of Feutune Light Acquisition Corporation, a Delaware corporation (“FLFV,” or “PubCo” upon and following the Merger (as defined below)), has unanimously approved (i) the Agreement and Plan of Merger, dated as of October 26, 2023 (as amended from time to time, the “Merger Agreement”), by and among FLFV, Feutune Light Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of FLFV (“Merger Sub”), and Thunder Power Holdings Limited, a British Virgin Islands company (“Thunder Power” or the “Company”), pursuant to which Thunder Power will merge with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of FLFV (the “Merger”); (ii) each Additional Agreement (as defined in the Merger Agreement); and (iii) the Merger and other transactions contemplated therein (collectively, the “Business Combination” or “Transactions”).

Consummation of the Transactions is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Merger Agreement and the Transactions by FLFV’s stockholders. Other conditions to each party’s obligations include, among other things: (i) the Company obtaining the Requisite Company Shareholder Vote (as defined in the Merger Agreement), (ii) the Registration Statement (as defined in the Merger Agreement) having become effective, (iii) the shares of common stock of PubCo to be issued in connection with the Transactions having been approved for listing by Nasdaq (as defined in the accompanying proxy statement/prospectus), subject to official notice of issuance, (iv) all relevant regulatory approvals necessary to consummate the Transactions having been obtained, (v) no order, judgment, injunction, decree, writ, stipulation, determination or award having been enacted or promulgated enjoining or prohibiting the consummation of the Transactions; (vi) all required filings under the HSR Act and other applicable anti-trust laws having been completed and any applicable waiting period having expired or otherwise terminated, and (vii) Available Closing Cash (as defined in the Merger Agreement) will be no less than $5,000,000.

At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of FLFV, Merger Sub, the Company or the shareholders of the Company immediately prior to the Effective Time (collectively, the “Company Shareholders”), each Company Shareholder’s ordinary shares, par value $0.0001 per share, of the Company (“Company Ordinary Shares”) issued and outstanding immediately prior to the Effective Time (excluding dissenting shares and shares held by the Company or any of its direct or indirect subsidiaries as of immediately prior to the Effective Time) will be canceled and automatically converted into (i) the right to receive, without interest, the applicable portion of the Closing Merger Consideration Shares (as defined herein) as set forth in the Closing Consideration Spreadsheet (as defined in the Merger Agreement) and (ii) the contingent right to receive the applicable portion of the Earnout Shares (as defined herein), if, as and when payable in accordance with the earnout provisions described below. For avoidance of any doubt, each Company Shareholder will cease to have any rights with respect to such Company Shareholder’s Company Ordinary Shares, except the right to receive the Closing Per Share Merger Consideration (as defined in the Merger Agreement) and the Earnout Shares. “Closing Merger Consideration Shares” means 40,000,000 shares of common stock of PubCo, which are equal or equivalent in value to the sum of $400,000,000 divided by $10.00 per share. “Earnout Shares” means 20,000,000 shares of common stock of PubCo, which are equal or equivalent in value to the sum of $200,000,000 divided by $10.00 per share, subject to the vesting schedule set forth in the Merger Agreement.

Pursuant to the Merger Agreement, at the Effective Time, an aggregate of 20,000,000 shares of common stock of PubCo issued to the Company Shareholders (the “Earnout Shares”) will be deposited with an escrow agent in a segregated escrow account (the “Earnout Escrow Account”) pursuant to an escrow agreement effective as of the Effective Time and will be released from the Earnout Escrow Account and delivered to the Company Shareholders after the Closing as follows:

(a)     an aggregate of 5,000,000 Earnout Shares will be vested, if and only if, on the occurrence that the amount of sales/revenues of PubCo for any of the fiscal years (such fiscal year is referred as “Tranche 1 Fiscal Year”) ending from December 31, 2023 to December 31, 2025 is no less than $42,200,000 as evidenced by the audited financial statements of PubCo prepared in accordance with U.S. GAAP for the Tranche 1 Fiscal Year that is contained in an annual report on Form 10-K filed by PubCo with the SEC.

(b)    an aggregate of 15,000,000 Earnout Shares will be vested, if and only if, on the occurrence that the amount of sales/revenues of PubCo for any of the fiscal years (such fiscal year is referred as “Tranche 2 Fiscal Year”) ending from December 31, 2023 to December 31, 2026 is no less than $415,000,000 as evidenced by the audited financial statements of PubCo prepared in accordance with U.S. GAAP for the Tranche 2 Fiscal Year that is contained in an annual report on Form 10-K filed by PubCo with the SEC.

In connection with the execution of the Merger Agreement, on October 26, 2023, FLFV, the Company and certain stockholders of FLFV signatory thereto (the “Parent Stockholders”) entered into a Parent Support Agreement (the “Parent Support Agreement”), pursuant to which each Parent Stockholder has agreed, until the earlier of the date of termination of the Merger Agreement (the “Expiration Time”) or the Effective Time, to vote all of the Shares (as defined in the Parent Support Agreement) held by such Parent Stockholder (such shares, the “Parent Subject Shares”) in favor of, among other things, (a) the approval and adoption of the Merger Agreement and the Transactions contemplated thereby, (b) in favor of any other matter reasonably necessary to the consummation of the Transactions contemplated by the Merger Agreement and considered and voted upon at any stockholders’ meeting of FLFV, (c) in favor of the approval of the Parent Shareholder Approval Matters (as defined in the Merger Agreement) (or, if there are insufficient votes in favor of any of the foregoing (a), (b) and (c), in favor of the adjournment of such stockholders’ meeting to a later date). The Parent Stockholders have further agreed that, except as set forth in the Parent Support Agreement, they will not transfer the Parent Subject Shares from the date of the Parent Support Agreement until the Expiration Time and waived their anti-dilution rights with respect to the Class B common stock, which include the Founder Shares, as provided in the Current Charter (as defined below) in connection with the Business Combination.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented for approval by FLFV’s stockholders at the special meeting of stockholders of FLFV (the “Special Meeting”) scheduled to be held on [    ], in virtual format. The Board recommends that FLFV stockholders vote “FOR” the proposals described in this proxy statement/prospectus.

As described in this proxy statement/prospectus, after careful consideration, the board of directors of each of FLFV, Merger Sub, and Thunder Power has unanimously approved the Merger Agreement, each Additional Agreement, and the Business Combination, and has determined that it is advisable to consummate the Business Combination. In addition, certain holders of a requisite number of Company Ordinary Shares have delivered a written consent sufficient to approve and adopt the Merger Agreement, each Additional Agreement, and the Business Combination. FLFV, as the sole stockholder of Merger Sub, has delivered to Thunder Power a written consent sufficient to approve and adopt the Merger Agreement, each Additional Agreement, and the Business Combination. Therefore, no additional approval or vote from any holders of Company Ordinary Shares or the stock of Merger Sub will be necessary to approve the Business Combination.

FLFV is an “emerging growth company” as defined in the JOBS Act (as defined below), as amended, and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus incorporates by reference important business and financial information about FLFV from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus and other filings of FLFV with the U.S. Securities and Exchange Commission (the “SEC”) by visiting its website at www.sec.gov or requesting them in writing or by telephone from FLFV using the following details:

Feutune Light Acquisition Corporation
48 Bridge Street, Building A
Metuchen, New Jersey 08840
+1 (909) 214-2482

You will not be charged for any of these documents that you request. Stockholders requesting documents should do so by [        ] (five business days prior to the date of the Special Meeting) in order to receive them before the Special Meeting.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this proxy statement/prospectus and the documents incorporated herein by reference. In particular, you should review the matters discussed under the heading “Risk Factors” beginning on page 22 of this proxy statement/prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus or the securities referenced herein, passed upon the merits or fairness of the Business Combination or related transactions, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [    ], and is first being mailed to stockholders of FLFV on or about [    ].

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
OF FEUTUNE LIGHT ACQUISITION CORPORATION

To Be Held On [    ]

To the Stockholders of Feutune Light Acquisition Corporation:

On behalf of the board of directors of Feutune Light Acquisition Corporation (“FLFV,” “we,” “our” or “us”), a Delaware corporation, we are pleased to enclose the proxy statement/prospectus relating to the proposed merger of Feutune Light Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of FLFV (“Merger Sub”), and Thunder Power Holdings Limited, a British Virgin Islands company (“Thunder Power” or the “Company”), pursuant to which Thunder Power will merge with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of FLFV (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of October 26, 2023 (as amended or supplemented from time to time, the “Merger Agreement”), by and among FLFV, Merger Sub, and Thunder Power. At the closing of the Merger (the “Closing”), FLFV will change its name to “Thunder Power Holdings, Inc.” In this proxy statement/prospectus, when we refer to “Thunder Power,” we mean Thunder Power Holdings Limited prior to the consummation of the Business Combination, and when we refer to “PubCo” or the “Combined Company,” we mean FLFV, under its new corporate name, Thunder Power Holdings, Inc., after the consummation of the Business Combination (as defined below).

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of FLFV, will be held virtually on [    ], at [    ], Eastern Time, at the following Internet address: [    ]. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. FLFV recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person. You are cordially invited to attend the Special Meeting to consider the following proposals (the “Proposals”):

1.      to (a) adopt and approve the Merger Agreement; (b) adopt and approve each Additional Agreement (as defined in the Merger Agreement); and (c) approve the Merger and other transactions contemplated therein (collectively, the “Business Combination” or “Transactions”).

Pursuant to the Merger Agreement, the Merger will become effective at such time on the date of the Closing as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time specified in the certificates of merger (the “Effective Time”).

Pursuant to the Merger Agreement, shareholders of Thunder Power immediately prior to the Effective Time (the “Company Shareholders”) collectively will receive from PubCo, in the aggregate, a number of newly issued shares of common stock of PubCo, par value $0.0001 per share (“PubCo Common Stock”), equal to the sum of: (i) 40,000,000 shares of PubCo Common Stock (the “Closing Consideration Share”) which are equal to or equivalent in value to the sum of $400,00,000 divided by $10.00 per share and (ii) 20,000,000 shares of PubCo Common Stock to be held in an escrow account and released to the Company Shareholders or forfeited by PubCo pursuant to the Merger Agreement (the “Earnout Shares”), which are equal to or equivalent in value to the sum of $200,000,000 divided by $10.00 per share.

We refer to this proposal as the “Business Combination Proposal.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A;

2.      to approve, assuming the Business Combination Proposal is approved and adopted, a proposed second amended and restated certificate of incorporation (the “Proposed Charter,” a copy of which is attached to the accompanying proxy statement/prospectus as Annex B) of the Combined Company, which will amend and restate FLFV’s current amended and restated certificate of incorporation (the “Current Charter”), which will be in effect upon the Closing (the “Charter Amendment Proposal”);

3.      to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented pursuant to guidance of the SEC as six separate sub-proposals (the “Advisory Charter Amendment Proposals”):

(a)     Advisory Charter Amendment Proposal A — to change the corporate name of the Combined Company to “Thunder Power Holdings, Inc.” on and from the time of the Business Combination;

(b)    Advisory Charter Amendment Proposal B — to increase the authorized shares of common stock of the Combined Company to 1,000,000,000 shares of common stock, par value of $0.0001 per share;

(c)     Advisory Charter Amendment Proposal C — to increase the authorized shares of preferred stock to 100,000,000 shares of preferred stock, par value of $0.0001 per share;

(d)    Advisory Charter Amendment Proposal D — to provide that certain named individuals be elected to serve as Class I, Class II, and Class III directors to serve staggered terms on the board of directors of the Combined Company until their respective successors are duly elected and qualified, or until their earlier resignation, death, or removal, and to provide that the removal of any director be only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote at an election of directors;

(e)     Advisory Charter Amendment Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of the holders of at least two-thirds (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendments, and of the holders of shares of each class entitled to vote thereon as a class; and

(f)     Advisory Charter Amendment Proposal F — to make the Combined Company’s corporate existence perpetual instead of requiring FLFV to be dissolved and liquidated if it cannot complete its initial business combination with the period provided in its Current Charter, and to omit from the Proposed Charter the various provisions applicable only to special purpose acquisition companies including changing its designation from being a blank check company;

4.      to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of 60,000,000 shares of PubCo Common Stock in connection with the Business Combination (the “Nasdaq Stock Issuance Proposal”);

5.      to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of seven directors who, upon consummation of the Business Combination, will become directors of the Combined Company (the “Director Election Proposal”);

6.      to approve, assuming the Business Combination Proposal is approved and adopted, the 2024 equity incentive plan (the “2024 Plan”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, which will become effective as of and is contingent on the consummation of the Business Combination (the “2024 Plan Proposal”); and

7.      to approve a proposal to adjourn the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the board of directors of FLFV or the officer presiding over the Special Meeting, for FLFV to consummate the Business Combination (the “Adjournment Proposal”).

Only holders of record of FLFV Common Stock at the close of business on [    ] (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of FLFV stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at the principal executive offices of FLFV for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Current Charter, FLFV is providing its public stockholders (“Public Stockholders”) with the opportunity to redeem, in connection with the consummation of the Merger, the shares of FLFV Common Stock issued in FLFV’s initial public offering consummated on June 21, 2022 (the “Initial Public Offering”) (collectively, the “Public Shares”) then held by them for cash equal to their pro rata share of the aggregate amount of the deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of the Initial Public Offering and certain proceeds from the private placement of certain private placement shares in conjunction with the closing of the Initial Public Offering. For illustrative purposes, based on funds in the Trust Account of $[    ] million on the Record Date, the estimated per share redemption price would have been approximately $[    ]. Public Stockholders may elect to redeem Public Shares regardless of whether they vote for, against, or abstain from voting on the Business Combination Proposal. A Public Stockholder, together with any of his, her, or its affiliates or any other person with whom he, she, or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, with respect to more than an aggregate of 15% of the Public Shares. In connection with the Initial Public Offering, Feutune Light Sponsor LLC (the “Sponsor”), officers, directors and other initial stockholders of FLFV (collectively, the “FLFV Initial Stockholders”) have agreed to waive their redemption rights with respect to any shares of FLFV Common Stock they may hold, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Pursuant to the Parent Support Agreement, certain FLFV Initial Stockholders have agreed to vote any shares of FLFV Common Stock owned by them, which represent approximately 37.5% of the voting power of FLFV as of the Record Date, in favor of the Business Combination Proposal. The FLFV Initial Stockholders have also agreed to vote their shares in favor of all other Proposals being presented at the Special Meeting and use their reasonable best efforts to take all actions reasonably necessary to consummate the Merger and the Business Combination pursuant to a support agreement they entered into with FLFV and Thunder Power in connection with the Merger Agreement and waived their anti-dilution rights with respect to the Class B common stock, which include the Founder Shares, as provided in the Current Charter in connection with the Business Combination.

Pursuant to FLFV’s bylaws, the presence of the holders of a majority of the issued and outstanding shares of FLFV Common Stock entitled to vote at the Special Meeting or by proxy will constitute a quorum for the transaction of business at the Special Meeting. Under the Delaware General Corporation Law, shares that are voted “abstain” or “withheld” are counted as present for purposes of determining whether a quorum is present at the Special Meeting. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions to your broker, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the shares of FLFV Common Stock cast in respect of the Business Combination Proposal and entitled to vote thereon at the Special Meeting. The approval of the Charter Amendment Proposal requires a majority vote of the outstanding shares of FLFV Common Stock entitled to vote thereon. The Nasdaq Stock Issuance Proposal, the 2024 Plan Proposal, the Adjournment Proposal, and each of the Advisory Charter Amendment Proposals also requires the affirmative vote of the holders of a majority of the shares of FLFV Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting.

The approval of the Director Election Proposal requires a plurality vote of the shares of FLFV Common Stock cast in respect of the Director Election Proposal present in person (including virtual presence) or represented by proxy and entitled to vote thereon at the Special Meeting. A “plurality of vote” means that the nominees receiving the greatest number of votes cast “FOR” are elected as directors up to the maximum number of directors to be elected. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority, or a broker non-vote) will not be counted in the nominee’s favor.

If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the 2024 Plan Proposal will not be presented to FLFV stockholders for a vote. The approval of the Business Combination Proposal and, unless otherwise waived by the parties thereof, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the 2024 Plan Proposal are preconditions to the Closing. The Adjournment Proposal is not conditioned on the approval of any other Proposal.

As of the Record Date, there was $[    ] million in the Trust Account. Each redemption of the Public Shares by Public Stockholders will decrease the amount in the Trust Account. FLFV will not redeem Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Business Combination.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the Annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read the proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, [            ], Toll-free at [            ], or email at [            ].

[ ], 2024
By Order of the Board of Directors

Lei Xu Chairwoman and President

Annex A Agreement and Plan of Merger, by and among Feutune Light Acquisition Corporation, Feutune Light Merger Sub, Inc., and Thunder Power Holdings Limited, dated as of October 26, 2023	A-1
Annex B Form of Thunder Power Holdings, Inc. Amended and Restated Certificate of Incorporation	B-1
Annex C Form of 2024 Plan	C-1
Annex D Form of Thunder Power Holdings, Inc. Bylaws	D-1
Annex E Opinion of CHFT Advisory and Appraisal Limited	E-1

i

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys, and other data obtained from third-party sources and FLFV’s own internal estimates and research. While we are not aware of any misstatements regarding such third-party information and data presented in this proxy statement/prospectus, such information and data involves risks and uncertainties and is subject to change based on various factors, including, potentially, those discussed under the section of this proxy statement/prospectus entitled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in any statistical survey. Finally, while we believe our own internal estimates and research are reliable, and are not aware of any misstatements regarding such information and data presented in this proxy statement/prospectus, such research has not been verified by any independent source. Notwithstanding anything in this proxy statement/prospectus to the contrary, FLFV is responsible for all disclosures in this proxy statement/prospectus.

TRADEMARKS

This document contains references to trademarks, trade names, and service marks belonging to other entities. Solely for convenience, trademarks, trade names, and service marks referred to in this proxy statement/prospectus may appear without the® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

FREQUENTLY USED TERMS

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“Adjournment Proposal” means that proposal that FLFV stockholders will be asked to consider and vote upon at the Special Meeting to adjourn the Special Meeting.

“Available Closing Cash” means an amount equal to the sum of (a) cash available in the Trust Account after deducting (i) the amount required to satisfy the redemption regarding Parent Redeeming Shares, (ii) the payment of Deferred Underwriting Amount, and (iii) payments of Transaction Expenses (as defined in the Merger Agreement), plus (b) the proceeds of Transaction Financing, provided that, such amount shall be no less than $5,000,000.

“Board” means FLFV’s board of directors.

“Business Combination” means the transactions contemplated by the Merger Agreement, including the merger between Merger Sub and Thunder Power.

“Business Combination Proposal” means the proposal that FLFV stockholders will be asked to consider and vote upon at the Special Meeting to adopt the Merger Agreement and approve the Business Combination.

“CHFT” means CHFT Advisory and Appraisal Limited.

“Charter Amendment Proposal” means that proposal that FLFV stockholders will be asked to consider and vote upon at the Special Meeting to adopt the Proposed Charter and the Proposed Bylaws.

“Closing” means the closing of the Business Combination.

“Closing Merger Consideration Shares” means Forty Million (40,000,000) shares of PubCo Common Stock which are equal or equivalent to the sum of Four Hundred Million Dollars ($400,000,000) divided by $10.00 per share.

“Closing Price” means the redemption price of FLFV Common Stock on the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means FLFV subsequent to the Business Combination (also referred to herein as “PubCo”).

“Concurrent Private Placement” means the private placement of 478,875 FLFV Units issued to the Sponsor and 20,000 FLFV Units issued to US Tiger Securities, Inc., which was consummated simultaneously with the Initial Public Offering.

“Current Bylaws” means FLFV’s current bylaws.

“Current Charter” means FLFV’s amended and restated certificate of incorporation.

“DGCL” means the Delaware General Corporation Law, as amended.

“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

“Director Election Proposal” means that proposal that FLFV stockholders will be asked to consider and vote upon at the Special Meeting to appoint the directors of the Combined Company, effective upon the consummation of the Business Combination.

“Dollars” or “$” means U.S. dollars.

“Effective Time” means the effective time of the Business Combination.

“Extension Monthly Payment” means the funds deposited into the Trust Account monthly in connection with FLFV’s extension of the timeline to complete its initial business combination pursuant to the Current Charter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fairness Opinion” means the fairness opinion rendered by CHFT Advisory and Appraisal Limited, dated October 26, 2023, in connection with the Business Combination.

“FLFV” means Feutune Light Acquisition Corporation, a Delaware corporation.

“FLFV Common Stock” means the Class A common stock and Class B common stock of FLFV, par value $0.0001 per share.

“FLFV Initial Stockholders” means the Sponsor, US Tiger and FLFV’s officers and directors or their permitted transferees, who hold the Founder Shares and Private Shares, as applicable.

“FLFV Rights” or “Rights” means the right exchangeable for one-tenth (1/10) of one share of FLFV Class A common stock at the closing of a business combination.

“FLFV Units” or “Units” means the units of FLFV issued in connection with the Initial Public Offering, each unit consisting of one share of FLFV Class A common stock, one FLFV Right and one FLFV Warrant.

“FLFV Warrants” or “Warrants” means the redeemable right to purchase one share of FLFV Class A common stock at a price of $11.50 per whole share, including both the public and private warrants issued by FLFV.

“FLFV Warrant Agreement” means the warrant agreement dated as of June 15, 2022, by and between FLFV and Continental Stock Transfer & Trust Company.

“Founder Shares” mean the shares of FLFV Common Stock initially purchased by the Sponsor, some of which were assigned to certain directors of FLFV by the Sponsor.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Public Offering” means the initial public offering of FLFV, which closed on June 21, 2022.

“IPO Letter Agreement” means a letter agreement by and among FLFV and the FLFV Initial Stockholders, dated June 21, 2022, entered into in connection with the Initial Public Offering.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Maturity Date” means the date on which the Notes are payable.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 26, 2023, as amended or modified from time to time, by and among FLFV, Merger Sub, and Thunder Power.

“Merger Consideration” means $600,000,000, payable in newly issued shares of PubCo Common Stock at $10.00 per share.

“Thunder Power” means Thunder Power Holdings Limited, a British Virgin Islands company, or depending on the context, refers to Thunder Power Holdings Limited and its subsidiary and affiliated companies.

“Thunder Power Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Thunder Power.

“Thunder Power Extension Shares” means shares of FLFV’s Class A common stock to be issued to Thunder Power as the result of the Conversion of the Thunder Power Note, in whole or in part, at a price of $10.00 per share.

“Thunder Power Options” means options to purchase Thunder Power Ordinary Shares, whether vested or unvested.

“Thunder Power Notes” means the unsecured promissory notes issued by FLFV to Thunder Power, each in an amount of $100,000, on October 26, 2023 and November 20, 2023 for the Monthly Extension Payment.

“Total Merger Consideration Shares” means the Closing Merger Consideration Shares and the Earnout Shares.

“Transaction Financing” means the transaction financing of cash actually raised by FLFV or Thunder Power in support of the Merger.

v

“Transaction Financing Investors” means those investors participating in the Transaction Financing.

“Merger Sub” means Feutune Light Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of FLFV.

“Nasdaq” means The Nasdaq Stock Market LLC and, as the context may require, any of the capital markets which it operates.

“PubCo” means FLFV subsequent to the Business Combination under the name of “Thunder Power Holdings, Inc.” (also referred to herein as the “Combined Company”).

“PubCo Board” means the board of directors of PubCo.

“PubCo Common Stock” means the common stock, par value $0.0001 per share, of PubCo.

“Proposals” means each of the proposals to be considered for approval at the Special Meeting, as set forth in the section entitled “Summary Term Sheet” below.

“Proposed Bylaws” means the amended and restated certificate of bylaws of FLFV to be used by PubCo, attached to this proxy statement/prospectus as Annex D.

“Proposed Charter” means the third amended and restated certificate of incorporation of FLFV to be used by PubCo, attached to this proxy statement/prospectus as Annex B.

“Public Shares” means the shares of FLFV Common Stock issued in the Initial Public Offering.

“Public Stockholders” means holders of Public Shares.

“Record Date” means [          ].

“Representatives” means the representative of the underwriters of the Initial Public Offering, including US Tiger and EF Hutton, division of Benchmark Investments, LLC.

“Redeemed Public Shares” means an aggregate of 4,791,507 Public Shares that were redeemed by FLFV’s stockholder in connection with the Extension approved at the 2023 Special Meeting, and any additional Public Shares to be redeemed by FLFV’s stockholders in connection with another extension, if any, at any special meetings, as applicable, prior to the Special Meeting.

“S-1” means FLFV’s registration statement on Form S-1 (File No.: 333-264221) filed with the SEC in connection with the Initial Public Offering, which was declared effective on June 15, 2022.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means the holders of Thunder Power Ordinary Shares immediately prior to the Effective Time.

“2024 Plan” means the equity incentive plan, approved by the Board and the holders of FLFV Common Stock, effective as of and contingent on the consummation of the Business Combination.

“2024 Plan Proposal” means the proposal that FLFV stockholders will be asked to consider and vote upon at the Special Meeting to adopt the 2024 Plan.

“Special Meeting” means the special meeting of stockholders of FLFV, scheduled to be held on [    ], at [    ], Eastern Time.

“Sponsor” means Feutune Light Sponsor LLC, a Delaware limited liability company.

“Support Agreement” means a support agreement by and among Thunder Power, FLFV, and the FLFV Initial Stockholders dated as of October 26, 2023.

“Trust Account” means the trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee, established for the benefit of Public Stockholders in connection with the Initial Public Offering.

“Trust Agreement” means an investment management trust account agreement, dated June 15, 2022, between FLFV and Continental Stock Transfer & Trust Company.

“U.S. GAAP” means the accounting principles generally accepted in the United States of America.

“US Tiger” means US Tiger Securities, Inc., an underwriter of the Initial Public Offering and the financial advisor in connection with FLFV’s business combination.

“Continental” means Continental Stock Transfer & Trust Company, transfer agent for FLFV and trustee of the Trust Account.

SUMMARY TERM SHEET

This Summary Term Sheet and the sections entitled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement/Prospectus” summarize certain information contained in this proxy statement/prospectus, but do not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including all of the accompanying financial statements and the attached annexes, for a more complete understanding of the matters to be considered at the Special Meeting.

•        FLFV is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

•        On June 21, 2022, FLFV consummated its Initial Public Offering of 9,775,000 units, which included 1,275,000 units issued upon the full exercise of the over-allotment option of the underwriters of the Initial Public Offering. Each unit consists of one share of Class A common stock, $0.0001 par value per share, one redeemable warrant, each warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share, and one right, each one right entitling the holder thereof to exchange for one-tenth (1/10) of one Class A common stock upon the completion of FLFV’s initial business combination, generating gross proceeds of $97,750,000. Simultaneously with the closing of the IPO, FLFV completed the private sale of 498,875 units, including 478,875 units to the Sponsor, and 20,000 units to US Tiger, the representative of the underwriters of the IPO, at a purchase price of $10.00 per private unit, generating gross proceeds of $4,988,750 (including $4,788,750 from Sponsor and $200,000 from US Tiger).

•        On June 16, 2023, FLFV held a special meeting of the stockholders (the “2023 Special Meeting”), where the stockholders of FLFV approved FLFV to amend the Amended and Restated Certificate of Incorporation to allow FLFV until June 21, 2023 to consummate an initial business combination and may elect to extend the period to consummate an initial business combination up to nine times, each by an additional one-month period (each, a “Monthly Extension”), for a total of up to nine months to March 21, 2024, by depositing to the Trust Account, the lesser of (i) $100,000 for all public shares and (ii) $0.04 for each public share for each one-month extension (each, a “Monthly Extension Payment”). On June 20, 2023, a certificate of amendment was filed with the State of Delaware, effective on the same date. In connection with the votes to approve the amendment, 4,791,507 shares of FLFV Class A Common Stock were tendered for redemption.

As of the date of this prospectus, 9 Monthly Extension Payments, each in the amount of $100,000, were deposited into the Trust Account, among which, 5 Monthly Extension Payments were made by Thunder Power pursuant to the Merger Agreement. As a result, FLFV currently has until March 21, 2024 to complete the business combination.

On March 1, 2024, FLFV filed a notice of special meeting of stockholders, according to which a special meeting of stockholders is to be held virtually on March 18, 2024 at 11:30 a.m., Eastern Time, where FLFV’s stockholders will vote to approve the amendment of the Current Charter to allow FLFV until March 21, 2024 to consummate an initial business combination and to elect to extend the period to consummate an initial business combination up to nine times, each by an additional one-month period, for a total of up to nine months to December 21, 2024.

•        On October 26, 2023, FLFV, Merger Sub, and Thunder Power entered into the Merger Agreement, pursuant to which, among other things, Thunder Power will merge with and into Merger Sub with Merger Sub surviving as a wholly-owned subsidiary of FLFV.

•        Pursuant to the Merger Agreement, shareholders of Thunder Power immediately prior to the Effective Time collectively will receive from FLFV, in the aggregate, a number of newly issued shares of common stock of PubCo, par value $0.0001 per share equal to: (i) $600,000,000, divided by (ii) $10.00 per share (such shares of PubCo Common Stock is referred as “Merger Consideration Shares”) in consideration of converting their ordinary shares of Thunder Power, par value $0.0001 per share. `For more information regarding the consideration to be paid in connection with the Business Combination, please see the section entitled “Proposal 1: The Business Combination Proposal.”

•        In connection with FLFV’s entry into the Merger Agreement, the FLFV Initial Stockholders have entered into the Support Agreement, a copy of which is filed with this proxy statement/prospectus, and effective as of the consummation of the Closing further described in the section entitled “Proposal 1: The Merger Agreement — Related Agreements — Support Agreement.”

•        Consummation of the Transactions is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Merger Agreement and the Transactions by FLFV’s stockholders. Other conditions to each party’s obligations include, among other things: (i) the Company obtaining the Requisite Company Shareholder Vote (as defined in the Merger Agreement), (ii) the Registration Statement (as defined in the Merger Agreement) having become effective, (iii) the shares of common stock of PubCo to be issued in connection with the Transactions having been approved for listing by Nasdaq, subject to official notice of issuance, (iv) all relevant regulatory approvals necessary to consummate the Transactions having been obtained, (v) no order, judgment, injunction, decree, writ, stipulation, determination or award having been enacted or promulgated enjoining or prohibiting the consummation of the Transactions; (vi) all required filings under the HSR Act and other applicable anti-trust laws having been completed and any applicable waiting period having expired or otherwise terminated, and (vii) Available Closing Cash (as defined in the Merger Agreement) will be no less than $5,000,000.

•        It is anticipated that, upon the Closing:

•        the Sellers will own approximately 79.0% of the outstanding PubCo Common Stock;

•        the FLFV Initial Stockholders will own approximately 6.0% of the outstanding PubCo Common Stock; and

•        Public Stockholders will own approximately 11.8% of the outstanding PubCo Common Stock

These levels of ownership interest (i) assume that no Public Shares are elected to be redeemed in connection with the Business Combination, (ii) assume that no additional shares of FLFV Common Stock are issued prior to or upon Closing, (iii) assume that there is no issuance of any equity awards resulting in additional outstanding shares of PubCo Common Stock in connection with the 2024 Plan, and (iv) exclude the issuance of any shares or other awards in connection with the 2024 Plan following the closing of the Business Combination. Given that, as of the date hereof, we have not secured any commitment, letter of intent or term sheet for the Transaction Financing, potential issuance of additional FLFV Common Stock in connection with the Transaction Financing at the Effective Time is not presented. Both FLFV and Thunder Power have the option to waive the closing condition of Available Closing Cash if the Transaction Financing is not secured or fully secured, as long as other closing conditions, including the Net Tangible Assets, are met but no decision regarding such waiver has been made by either party at this time. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

•        The Board considered a wide variety of factors, including the Fairness Opinion, in connection with its evaluation of the Business Combination and determining whether to approve the Merger Agreement. For more information about the Board’s decision-making process, as well as other factors, uncertainties, and risks considered, see the section entitled “Proposal 1: The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination.”

•        Pursuant to the Current Charter, Public Stockholders may request that FLFV redeem all or a portion of their Public Shares for cash if the Business Combination is consummated. Public Stockholders may elect to redeem their Public Shares regardless of whether they vote “FOR,” “AGAINST,” or abstain from voting on the Business Combination Proposal, or any other Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective Public Stockholder or their broker, bank, or other nominee. If the Business Combination is consummated, and if a Public Stockholder properly exercises their right to redeem all or a portion of their Public Shares, including by timely delivering their shares to Continental, we will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable). For illustrative purposes, based on funds in the Trust Account of approximately $[    ] million on the Record Date, the estimated per share redemption price would have been approximately $[    ]. If a Public Stockholder properly exercises their redemption rights in full, then they will be electing to exchange all of their Public Shares for cash and will not own any shares of the Combined Company. Please see the section entitled “Summary of the Proxy Statement/Prospectus — Redemption Rights of FLFV Stockholders” for further information regarding the redemption rights of Public Stockholders.

•        In addition to voting on the Business Combination Proposal at the Special Meeting, FLFV stockholders will be asked to vote to approve the following Proposals:

•        assuming the Business Combination Proposal is approved and adopted the Proposed Charter, which will amend and restate the Current Charter of FLFV to be used by the Combined Company, which will be in effect upon the Closing (the “Charter Amendment Proposal”);

•        on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented pursuant to guidance of the Securities and Exchange Commission as six separate sub-proposals (the “Advisory Charter Amendment Proposals”):

(a)     Advisory Charter Amendment Proposal A — to change the corporate name of the Combined Company to “Thunder Power Holdings, Inc.” on and from the time of the Business Combination;

(b)    Advisory Charter Amendment Proposal B — to increase the authorized shares of common stock of the Combined Company to 1,000,000,000 shares of common stock, par value of $0.0001 per share;

(c)     Advisory Charter Amendment Proposal C — to increase the authorized shares of preferred stock to 100,000,000 shares of preferred stock, par value of $0.0001 per share;

(d)    Advisory Charter Amendment Proposal D — to provide that certain named individuals be elected to serve as Class I, Class II and Class III directors to serve staggered terms on the board of directors of the Combined Company until their respective successors are duly elected and qualified, or until their earlier resignation, death, or removal, and to provide that the removal of any director be only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote at an election of directors;

(e)     Advisory Charter Amendment Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of the holders of at least two-thirds (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendments, and of the holders of shares of each class entitled to vote thereon as a class;

(f)     Advisory Charter Amendment Proposal F — to make the Combined Company’s corporate existence perpetual instead of requiring FLFV to be dissolved and liquidated 18 months following the closing of the Initial Public Offering, and to omit from the Proposed Charter the various provisions applicable only to special purpose acquisition companies including changing its designation from being a blank check company; and

•        assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of 60,000,000 shares of PubCo Common Stock in connection with the Business Combination (the “Nasdaq Stock Issuance Proposal”).

x

•        assuming the Business Combination Proposal is approved and adopted, the appointment of seven directors who, upon consummation of the Business Combination, will become directors of the Combined Company (the “Director Election Proposal”);

•        assuming the Business Combination Proposal is approved and adopted, the 2024 Plan (the “2024 Plan Proposal”); and

•        to approve a proposal to adjourn the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the board of directors of FLFV or the officer presiding over the Special Meeting, for FLFV to consummate the Business Combination (the “Adjournment Proposal”).

For further information, please see the section entitled “Summary of the Proxy Statement/Prospectus — Additional Matters Being Voted On By FLFV Stockholders.” The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the 2024 Plan Proposal are preconditions to the Closing. Each of these Proposals is more fully described in this proxy statement/prospectus, which each FLFV stockholder is encouraged to read carefully and in its entirety.

•        The proposed Business Combination, including the business of FLFV (which will be renamed Thunder Power Holdings, Inc.) following the Business Combination, involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•        When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal and the other Proposals included herein, you should keep in mind that the FLFV Initial Stockholders have interests in such Proposals that are different from, or in addition to, those of FLFV’s stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and recommending to FLFV stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal. FLFV stockholders should take these interests into account in deciding whether to approve the Proposals presented at the Special Meeting, including the Business Combination Proposal. For further information, please see the section entitled “Proposal 1: The Business Combination Proposal — Interests of FLFV Initial Stockholders and FLFV’s Directors and Officers in the Business Combination.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the Proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to FLFV stockholders. FLFV stockholders are urged to read this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:     What is the Merger and the Business Combination?

A:     FLFV, Merger Sub, and Thunder Power have entered into the Merger Agreement, pursuant to which Thunder Power will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of FLFV. Effective from the Closing, FLFV will change its name to “Thunder Power Holdings, Inc.” The Merger and other transactions contemplated in the Merger Agreement are referred as the “Business Combination” or the “Transactions”).

Q:     Why am I receiving this proxy statement/prospectus?

A:     FLFV and Thunder Power have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and FLFV encourages its stockholders to read it in its entirety. FLFV’s stockholders are being asked to consider and vote upon a proposal to approve the Merger Agreement, any Ancillary Document (as defined in the Merger Agreement), and the Business Combination. See the section entitled “Proposal 1: The Business Combination Proposal” for further information.

This document is a proxy statement because the Board is soliciting proxies using this proxy statement/prospectus from FLFV stockholders. It is a prospectus because FLFV, in connection with the Business Combination, is offering shares of PubCo Common Stock in exchange for the outstanding Thunder Power Ordinary Shares. See the section entitled “Proposal 1: The Business Combination Proposal” for further information.

Q:     What is the Merger Consideration and what will Thunder Power shareholders receive in the Merger?

A:     Pursuant to the Merger Agreement, shareholders of Thunder Power immediately prior to the Effective Time, or the Sellers, collectively will receive from FLFV, in the aggregate, a number of newly issued shares of PubCo Common Stock, par value $0.0001 per share, equal to: (i) $600,000,000, divided by (ii) $10.00 per share in consideration of converting their shares of Thunder Power Ordinary Shares.

Q:     What equity stake will non-redeeming Public Stockholders, the Sellers, and the FLFV Initial Stockholders hold in PubCo following the consummation of the Business Combination and the Transaction Financing if any and what is the expected pro forma equity value of PubCo at the Closing?

A:     The equity stake held by our non-redeeming Public Stockholders, the Sellers, and the FLFV Initial Stockholders in PubCo immediately following consummation of the Business Combination will depend on the number of redemptions from the Trust Account by Public Stockholders at the Closing as well as various other factors, as described in the assumptions set forth below. In connection with the Extension approved at the 2023 Special Meeting, 4,791,507 Public Shares were redeemed by FLFV’s stockholder (the “Redeemed Public Shares”), as a result of which, FLFV currently has 4,983,493 Public Shares. Approximate equity stakes for each of these stockholder groups upon consummation of the Business Combination are set forth in the table below in respect of four redemption scenarios given the effect of the Redeemed Public Shares: (1) “Scenario A,” in which there are no redemptions of our Public Shares; (2) “Scenario B,” in which 25% of the Public Shares as of the date of this proxy statement/prospectus are redeemed; (3) “Scenario C,” in which 50% of the Public Shares as of the date of this proxy statement/prospectus are redeemed; and (4) “Scenario D,” in which there are maximum redemptions from the Trust Account, illustrates, without any other additional Transaction Financing, the minimum amount of non-redeeming Public Shares to satisfy the Net Tangible Assets Requirement at the Closing. Furthermore, except as mentioned above, the parties are currently actively negotiating with prospective investors to seek additional Transaction Financing because we are aware of the possibility that the actual redemption requests received in connection with the Business Combination may exceed the amount shown in the Scenario D. For further information on what constitutes a “maximum redemptions” scenario, please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.” All else being equal, if any Public Stockholders exercise their redemption rights, then after the consummation of the business combination, the percentage of PubCo Common Stock held collectively by all non-redeeming Public Stockholders will decrease and the percentage of PubCo Common Stock held by the Sellers and the FLFV Initial Stockholders will increase, in each case, relative to the percentage held if no Public Shares are redeemed.

Each of the scenarios presented below (i) assumes that no additional shares of FLFV Common Stock are issued prior to or upon Closing, (ii) assumes there is no exercise of any options to purchase shares of PubCo Common Stock that will be outstanding immediately following the Business Combination, whether such options are issued under the 2024 Plan or otherwise, (iii) excludes the issuance of any shares or other awards in connection with the 2024 Plan following the Business Combination, and (iv) includes the issuance of 90,000 shares of PubCo Common Stock at the Effective Date to the three independent directors of FLFV holding office immediately prior to the Effective Time, with each independent director receiving 30,000 shares of PubCo Common Stock. In addition, because as of the date hereof, we have not secured any commitment, letter of intent or term sheet for the Transaction Financing, a closing condition that may be waived by FLFV and Thunder Power by mutual agreement as provided in the Merger Agreement, each of the scenarios does not present potential issuance of additional FLFV Common Stock in connection with the Transaction Financing at the Effective Time. Notwithstanding the foregoing, as provided in our Current Charter, we will not redeem Public Shares in an amount that would cause us to have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Business Combination (the “Net Tangible Assets Requirement”). Accordingly, “Scenario D,” in which there are maximum redemptions from the Trust Account, illustrates, the minimum amount of non-redeeming Public Shares to satisfy the Net Tangible Assets Requirement at the Closing.

The table set forth below also states the anticipated pro forma equity value of PubCo for each of the scenarios described above. These pro forma equity values reflect an assumed price for PubCo Common Stock of $10.00 per share, being the price per share negotiated with Thunder Power and set forth in the Merger Agreement for shares of PubCo Common Stock to be issued as Merger Consideration (as described in the preceding question entitled “What is the Merger Consideration and what will Thunder Power shareholders receive in the Merger?”). The pro forma equity values include the equity consideration to be issued to the Sellers at the Closing (being approximately 40,000,000 Closing Merger Consideration, or $400,000,000 in Merger Consideration, based on the assumed price of $10.00 per share) and exclude the 20,000,000 Earnout Shares that are subject to the vesting schedule set forth in the Merger Agreement. The number of Public Shares redeemed by Public Stockholders with cash from the Trust Account at the Closing is not, all else being equal, expected to materially affect the equity value per share of FLFV Common Stock held by non-redeeming Public Stockholders as at the time immediately following the Closing, as each redemption will result in (x) the cancellation of one Public Share, and (y) the payment of approximately $[        ] to the redeeming Public Stockholder (given that, based on funds in the Trust Account of approximately $[        ] million on the Record Date, the estimated per share redemption price would have been approximately $[        ]) and, accordingly, such funds will not be available to the Combined Company or reflected in its financial statements following the Closing. You should note, however, that the level of redemptions of Public Shares from our Trust Account may affect the market price for shares of PubCo

Common Stock following the Closing in ways which we cannot predict. For further information, please refer to the section of this proxy statement/prospectus entitled “Risk Factors — Redemptions of Public Shares by Public Stockholders may affect the market price of PubCo Common Stock.”

	Scenario A No Redemption(1)		Scenario B 25% Redemption(2)		Scenario C 50% Redemption(3)		Scenario D Maximum Redemption(4)
Holder of shares of PubCo Common Stock	No. of Shares	Voting Power(5)	No. of Shares	Voting Power	No. of Shares	Voting Power	No. of Shares	Voting Power
Public Stockholders(6)	5,960,993	11.8%	4,715,120	9.6%	3,469,247	7.2%	2,234,361	4.8%
The Sellers(7)	40,000,000	79.0%	40,000,000	81.0%	40,000,000	83.3%	40,000,000	85.5%
The FLFV Initial Stockholders(8)	2,992,512	5.9%	2,992,512	6.1%	2,992,512	6.2%	2,992,512	6.4%
FLFV Representative Shares	60,000	0.1%	60,000	0.1%	60,000	0.1%	60,000	0.1%
Shares issued to the 3 FLFV independent directors(9)	90,000	0.2%	90,000	0.2%	90,000	0.2%	90,000	0.2%
Thunder Power Financial Advisor Shares(10)	1,518,665	3.0%	1,480,133	3.0%	1,441,600	3.0%	1,403,409	3.0%
Pro Forma PubCo Common Stock at Closing(12)	50,622,170	100.0%	49,337,765	100.0%	48,053,359	100.0%	46,780,282	100.0%
Pro Forma Equity Value(12)	$506,221,701		$493,377,647		$480,533,583		$467,802,817
Pro Forma Book Value(12)	$45,396,690		$31,877,782		$18,358,875		$5,000,001
Total Pro Forma Book Value	$50,622,170		$49,337,765		$48,053,358		$46,780,282
Pro Forma Book Value Per Share	$0.90		$0.65		$0.38		$0.11

Stockholders will experience additional dilution to the extent PubCo issues additional shares after the Closing. The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below includes (i) the 20,000,000 Earnout Shares vested to the Sellers, (ii) the shares of PubCo Common Stock that will be reserved for issuance under the 2024 Plan, which will initially be equal to 10% of the outstanding shares of PubCo Common Stock as of the Closing, (iii) up to 10,273,875 shares of PubCo Common Stock underlying FLFV Warrants.

	Scenario A No Redemption(1)		Scenario B 25% Redemption(2)		Scenario C 50% Redemption(3)		Scenario D Maximum Redemption(4)
Holder of shares of PubCo Common Stock	No. of Shares	Voting Power(5)	No. of Shares	Voting Power	No. of Shares	Voting Power	No. of Shares	Voting Power
Public Stockholders(6)	15,735,993	18.3%	14,490,120	17.1%	13,244,247	15.9%	12,009,361	14.7%
The Sellers(11)	60,000,000	69.7%	60,000,000	71.0%	60,000,000	72.2%	60,000,000	73.4%
The FLFV Initial Stockholders(8)	3,491,387	4.1%	3,491,387	4.1%	3,491,387	4.2%	3,491,387	4.3%
FLFV Representative Shares	60,000	0.1%	60,000	0.1%	60,000	0.1%	60,000	0.1%
Shares issued to the 3 FLFV independent directors(9)	90,000	0.1%	90,000	0.1%	90,000	0.1%	90,000	0.1%
Thunder Power Financial Advisor Shares(10)	1,518,665	1.8%	1,480,133	1.8%	1,441,600	1.7%	1,403,409	1.7%
Shares initially reserved for issuance under the 2024 Plan	5,062,217	5.9%	4,933,776	5.8%	4,805,336	5.8%	4,678,028	5.7%
Pro Forma PubCo Common Stock at Closing	85,958,262	100%	84,545,416	100%	83,132,570	100%	81,732,185	100%

____________

(1)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that no Public Shares (excluding the Redeemed Public Shares) as of the date of this proxy statement/prospectus are redeemed.

(2)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that 1,245,873 Public Shares, or approximately 25%, of the 4,983,493 Public Shares as of the date of this proxy statement/prospectus are redeemed at $10.84 per share.

(3)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that 2,491,747 Public Shares, or approximately 50%, of the 4,983,493 Public Shares as of the date of this proxy statement/prospectus are redeemed at $10.84 per share.

(4)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding. The numbers set forth in this column assume that the maximum of 3,726,632 Public Shares as of the date of this proxy statement/prospectus are redeemed at $10.84 per share in order to satisfy at least the Net Tangible Assets Requirement at the Closing.

(5)      All voting power percentages in this table are approximate and have been rounded to one decimal place.

(6)      Shares held by Public Stockholders including Public Shares, Shares Converted from Public Rights, and Shares underlying Public Warrants.

(7)      Excluding 20,000,000 Earnout Shares that are subject to the vesting schedule set forth in the Merger Agreement. The total number of shares of FLFV Common Stock which may be issued as Merger Consideration Shares to the Sellers is 60,000,000 shares, including 40,000,000 Closing Merger Consideration Shares to be issued at Closing and 20,000,000 Earnout Shares.

(8)      The FLFV Initial Stockholders’ equity interests following the Closing are expected to comprise, as of the date of this proxy statement/prospectus, 498,875 Private Shares, 60,000 Representative Shares, 49,887 Shares converted from 498,875 Private Rights, 498,875 Shares underlying Private Warrants (with dilution), and 2,443,750 Founder Shares.

(9)      The 90,000 shares of PubCo Common Stock to be issued at the Effective Date to the three independent directors of FLFV holding office immediately prior to the Effective Time, with each independent director receiving 30,000 shares of PubCo Common Stock.

(10)    Pursuant to the letter of engagement between ARC Group Limited and Thunder Power dated October 4, 2022, ARC Group Limited, as Thunder Power’s financial advisor, is entitled to 3% of the total transactional value awarded in shares.

(11)    Including 60,000,000 Merger Consideration Shares, consisting of 40,000,000 Closing Merger Consideration Shares to be issued at Closing and 20,000,000 Earnout Shares subject to the vesting schedule set forth in the Merger Agreement.

(12)    Excluding the effect of any “potential additional sources of dilution,” as set forth in the table, which potential additional sources of dilution are subject to certain conditions being satisfied, as set forth in the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — Summary of the Merger Agreement.”

The anticipated ownership of PubCo’s securities set forth above, including the potential effect of any dilutive events, is accurate, subject to the assumptions and exclusions set forth above, as of the date of filing of this proxy statement/prospectus, and does not take into account any transactions that may be entered into after the date hereof unless explicitly set forth above. If the actual facts differ from our assumptions, the numbers of shares and ownership percentages set forth above, including the anticipated equity stake of non-redeeming Public Stockholders in PubCo following the Business Combination and Transaction Financing, if any, will be different.

You should read the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:     What is Available Closing Cash under the Merger Agreement?

A:     Pursuant to the Merger Agreement, one of the closing conditions is that the Available Closing Cash shall be no less than $5,000,000. Available Closing Cash means an amount equal to the sum of (a) cash available in the Trust Account after deducting (i) the amount required to satisfy the redemption regarding Parent Redeeming Shares, (ii) the payment of Deferred Underwriting Amount, and (iii) payments of Transaction Expenses, plus (b) the proceeds of Transaction Financing (including without limitation, PIPE financing, private financing and redemption waiver, convertible debt, forward purchase agreement, backstop, or equity line of credit pursuant to which certain investors commit to acquiring. Such condition may be waived by FLFV and Thunder Power by mutual agreement as provided in the Merger Agreement.

As of the date hereto, we have not secured any commitment, letter of intent or term sheet for the Transaction Financing. Notwithstanding the foregoing, as provided in our Current Charter, we will not redeem Public Shares in an amount that would cause us to have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Business Combination (the “Net Tangible Assets Requirement”), which means, without any Transaction Financing, we need at least 1,256,861 non-redeeming Public Shares in order to meet the Net Tangible Assets Requirement at the Closing based on the redemption price of $10.84 per share as of December 31, 2023.

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for [    ]; however, the Special Meeting could be adjourned, as described herein. FLFV cannot assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of FLFV and Thunder Power could result in the Business Combination being completed at a different time or not at all. FLFV must first obtain the approval of its stockholders for certain of the Proposals set forth in this proxy statement/prospectus before consummating the Business Combination.

Q:     What happens if the Business Combination is not consummated?

A:     If FLFV does not complete the Business Combination with Thunder Power, for whatever reason, FLFV will search for another target business with which to complete a business combination. If FLFV does not complete the Business Combination with Thunder Power or another business combination by March 21, 2024 (or such later date as may be approved by FLFV stockholders in an amendment to its Current Charter), FLFV must redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to FLFV to pay its franchise and income taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares. The FLFV Initial Stockholders have waived any rights they may have with respect to any monies held in the Trust Account or any other asset of FLFV as a result of any liquidation of FLFV with respect to the Founder Shares and Private Shares and, accordingly, in the event a business combination is not effected by FLFV in the required time period, the Founder Shares and the Private Shares held by the FLFV Initial Stockholders would be worthless. If FLFV cannot complete an initial business combination and is forced to liquidate, all FLFV Warrants will be worthless.

Q:     Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     The Board has obtained a fairness opinion from CHFT, dated October 26, 2023 (the “Fairness Opinion”). The Board has not obtained nor will it obtain an additional updated fairness opinion prior to the Closing. The operations and prospects of Thunder Power, general market and economic conditions, and other factors that may be beyond the control of FLFV and Thunder Power, and on which the Fairness Opinion was based, may alter the value of FLFV or Thunder Power or the price of FLFV’s securities by the time the Business Combination is completed. The Fairness Opinion does not speak to any date other than the date of such opinion, and as such, the opinion will not address the fairness of the Merger Consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed. For a description of the opinion, see “Proposal 1: The Business Combination Proposal — Basis for the Board’s Recommendation — Fairness Opinion.”

Q:     Will any FLFV securities have registration rights following the consummation of the Business Combination?

A:     Yes. Founder Shares and Private Shares will have registration rights following the consummation of the Business Combination pursuant to a registration rights agreement entered into in connection with the Initial Public Offering. In addition, FLFV has agreed that as soon as practicable, but in no event later than 30 business days after the consummation of the Business Combination, FLFV will use commercially reasonable efforts to file, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the shares of FLFV Common Stock issuable upon exercise of the FLFV Warrants. In summary, an aggregate of 13,216,500 shares of PubCo Common Stock will be subject to registration rights, comprising 498,875 Private Shares, 2,443,750 Founder Shares, and 10,273,875 shares of PubCo Common Stock underlying FLFV Warrants. For further information, please see the section of this proxy statement/prospectus entitled “FLFV Management’s Discussion and Analysis of Financial Condition and Results of Operations — Commitments and Contingencies.”

Q:     What are the risks to FLFV stockholders of the Business Combination with Thunder Power rather than an underwritten initial public offering of PubCo’s securities?

A:     Upon the Closing, we intend to list the FLFV Common Stock (which will be PubCo Common Stock) and the FLFV Warrants (which will be the warrants of PubCo) on Nasdaq under the symbol “AIEV” and “AIEVW,” respectively. Unlike an underwritten initial public offering of PubCo’s securities, the listing of PubCo’s securities as a result of the Business Combination will not benefit from, including, but not limited to, (i) the book-building process undertaken by underwriters, which helps to inform efficient price discovery with respect to opening trades of newly listed securities; (ii) underwriter support to help stabilize, maintain, or affect the public price of the securities immediately after listing; and (iii) underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered, or for statements made by its securities analysts or other personnel. See “Risk Factors — The listing of PubCo’s securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering” for more information.

Q:     Who will become the executive officers and directors of PubCo?

A:     It is anticipated that, upon the Closing, the management team of PubCo will consist of Christopher Nicoll as the CEO, Coleman Bradley as the Chairman of PubCo, Yuanmei Ma as the Chief Financial Officer of PubCo, and [    ]. The PubCo Board will be comprised of seven directors. Coleman Bradley, Yuanmei Ma, Mingchih Chen, Christopher Nicoll, Thomas Hollihan and [    ] are nominated by Thunder Power, among which [    ], [    ], [    ] will be independent directors. Kevin Vassily is nominated by FLFV. See “Management of The Combined Company” for more information regarding the management team of PubCo and the PubCo Board after the Closing.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:     When and where is the Special Meeting?

A:     The Special Meeting will be held on [      ], 2024 unless postponed or adjourned to a later date. The Special Meeting will be held virtually. All FLFV stockholders as of the Record Date, or their duly appointed proxies, may attend the Special Meeting. You will be able to log in beginning at [      ] Eastern Time.

Q:     Why is the Special Meeting a virtual, online meeting?

A:     FLFV has decided to hold the Special Meeting virtually due to the COVID-19 pandemic and the emergence of new variant strains of COVID-19. FLFV is sensitive to the public health and travel concerns of FLFV’s stockholders and employees and the protocols that federal, state, and local governments may impose. FLFV believes that hosting a virtual meeting will enable greater stockholder attendance by enabling stockholders to participate from any location around the world.

Q:     How do I attend a virtual meeting?

A:     We are pleased to use the virtual meeting format to facilitate stockholder attendance, voting, and questions by leveraging technology to communicate more effectively and efficiently with our stockholders. This format allows stockholders to participate fully from any location, without the cost of travel. As a registered stockholder, along with this proxy statement/prospectus, you received a proxy card from [      ], which contains instructions on how to attend the virtual Special Meeting, including the URL address and your control number. You will need your control number for access. If you do not have your control number, contact [      ] at [      ], or email [      ] at [      ].

You can pre-register to attend the virtual Special Meeting starting on [      ] (five business days prior to the meeting). Enter the following URL address into your browser [      ], then enter your control number, name, and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the Special Meeting, you will need to re-login using the same control number and, if you want to vote during the meeting, you will be prompted to enter your control number again.

Beneficial owners who own their FLFV Common Stock through a bank, broker, or other nominee will need to contact [      ] to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your broker, bank, or other nominee or, if you would like to join and not vote, [      ] can issue you a guest control number with proof of ownership. Either way, you must contact [      ] at the number or email address above for specific instructions on how to receive the control number. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can only listen to the Special Meeting by dialing [      ] (toll-free, within the U.S. and Canada) or [      ] (with toll, outside the U.S. or Canada) and when prompted, enter the pin [      ]. This method supports listening only, so you will not be able to vote or ask questions during the Special Meeting. A replay of the Special Meeting will be made available promptly after the meeting at [      ] and remain available for at least one year from the date it is made available.

Q:     How do I ask questions during the Virtual Special Meeting?

A:     Stockholders may submit questions during the Special Meeting using the “Ask a Question” field on the virtual meeting website. You will need to log in with your control number found on your proxy card to submit a question. Time has been allocated on the agenda to respond to questions submitted during the Special Meeting. Questions we do not answer during the Special Meeting will be answered in writing and posted at [      ]. Please refer to the Special Meeting Rules of Conduct and Procedures for more information on how to ask questions. The Rules of Conduct and Procedures are available at [      ] and during the Special Meeting at [      ].

We encourage you to access the Special Meeting early. Online check-in will begin approximately [      ] minutes before the [      ], Eastern Time, start time. If you encounter difficulties during the check-in or meeting time, we have technicians available to help you. The technical support contact information will be posted on the virtual meeting login page.

Q:     What am I being asked to vote on and why is this approval necessary?

A:     FLFV stockholders are being asked to vote on the following Proposals:

1.      the Business Combination Proposal;

2.      the Charter Amendment Proposal;

3.      the Advisory Charter Amendment Proposals;

4.      the Nasdaq Stock Issuance Proposal;

5.      the Director Election Proposal;

6.      the 2024 Plan Proposal; and

7.      the Adjournment Proposal

If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the 2024 Plan Proposal will not be presented to FLFV stockholders for a vote. The approval of the Business Combination Proposal and, unless otherwise waived by the parties thereof, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the 2024 Plan Proposal are preconditions to the Closing. The Adjournment Proposal is not conditioned on the approval of any other Proposal.

Q:     Are there any other matters being presented to FLFV stockholders at the Special Meeting?

A:     In addition to voting on the Business Combination Proposal, assuming it is approved and adopted, the stockholders of FLFV will vote on each of the other Proposals described in the section above entitled “Summary Term Sheet.”

FLFV will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be considered at the Special Meeting. Stockholders should read it carefully.

If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the 2024 Plan Proposal will not be presented to FLFV stockholders for a vote. The approval of the Business Combination Proposal and, unless otherwise waived by the parties thereof, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the 2024 Plan Proposal are preconditions to the Closing. The Adjournment Proposal is not conditioned on the approval of any other Proposal.

The vote of stockholders is important. FLFV stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:     What will happen to FLFV’s securities upon consummation of the Business Combination?

A:     The FLFV Units, FLFV Common Stock, and FLFV Warrants are currently listed on Nasdaq under the symbols “FLFVU,” “FLFV” and “FLFVW,” respectively. Upon the Closing, FLFV will change its name to “Thunder Power Holdings, Inc.” and the Combined Company will have one class of common stock, which will be listed on Nasdaq under the symbol “AIEV.” Public Stockholders who do not elect to have their Public Shares redeemed for a pro rata share of the Trust Account need not submit Public Shares, and such shares of stock (which will be PubCo Common Stock following the Closing) will remain outstanding. The FLFV Units will not be traded on Nasdaq following the Closing and will automatically be separated into their component securities (“AIEV” and “AIEVW”) without any action needed to be taken on the part of the holders of such FLFV Units. FLFV warrant holders and those stockholders who do not elect to have their shares of FLFV Common Stock redeemed need not deliver their shares of FLFV Common Stock or warrant certificates to FLFV or to FLFV’s transfer agent and such securities will remain outstanding.

Q:     Why is FLFV proposing the Business Combination?

A:     FLFV was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses.

On June 21, 2022, FLFV consummated its Initial Public Offering of 9,775,000 units, which included 1,275,000 units issued upon the full exercise of the over-allotment option of the underwriters of the Initial Public Offering. Each unit consists of one share of Class A common stock, $0.0001 par value per share, one redeemable warrant, each warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share, and one right, each one right entitling the holder thereof to exchange for one-tenth (1/10) of one Class A common stock upon the completion of FLFV’s initial business combination, generating gross proceeds of $97,750,000. Simultaneously with the closing of the IPO, FLFV completed the private sale of 498,875 units, including 478,875 units to the Sponsor, and 20,000 units to US Tiger, the representative of the underwriters of the IPO, at a purchase price of $10.00 per private unit, generating gross proceeds of $4,988,750 (including $4,788,750 from Sponsor and $200,000 from US Tiger)Since its Initial Public Offering, FLFV’s activity has been limited to identifying and evaluating suitable business combination candidates.

Thunder Power is a technology innovator and a manufacturer of electric vehicles (“EV”), ranging from budget conscious to premium models. The Company has developed several proprietary technologies which are the building blocks of the Thunder Power family of EVs commercial release. Thunder Power’s vision is to demonstrate the potential of its proprietary technologies through the manufacture and sale of premium passenger EVs. Competitive advantages include a driving range of approximately 750 kilometers, or 466 miles for the premium Limited-Edition Coupe, a comparatively short charge time, and a number of proprietary technologies resulting in lighter weight and a revolutionary chassis design, as described below. Thunder Power offers the market an eco-friendly, premium EV that is expected to be positioned to earn market share based on design, quality, comfort, range, and price. From a consumer perspective, in Thunder Power’s opinion, these technologies significantly increase the driving range for the EV while allowing for faster recharging and lower costs of ownership.

Based on FLFV’s due diligence investigations of Thunder Power and the industry in which Thunder Power operates, including the financial and other information provided by Thunder Power in the course of the negotiations in connection with the Merger Agreement, FLFV believes that Thunder Power has an appealing market opportunity and growth profile and a compelling valuation. As a result, FLFV believes that the Business Combination with Thunder Power will provide FLFV stockholders with an opportunity to participate in the ownership of a company with growth potential and significant value. See the section entitled “Proposal 1: The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination.”

Q:     Do I have redemption rights?

A:     If you are a Public Stockholder, you have the right to demand that FLFV redeem your Public Shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the Initial Public Offering (including aggregate fees of $3,421,250 payable to the underwriters at the Closing as the Deferred Business Combination Fee), calculated as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account (net of taxes payable). We sometimes refer to these rights to demand redemption of the Public Shares as “redemption rights.”

Notwithstanding the foregoing, a FLFV stockholder, together with any affiliate or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from exercising redemption rights with respect to more than an aggregate of 15% of the Public Shares. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Holders of the outstanding FLFV Warrants do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Business Combination Proposal.

The amount of the Deferred Underwriting Amount is fixed at $3,421,250 and payable contingent on the completion of the Business Combination regardless of the level of redemptions from our Trust Account in connection with the Business Combination. As of the date hereof, there is no change or waiver with regard to the Deferred Underwriting Amount. Other than the Deferred Underwriting Amount, the Representatives will not be entitled to receive any additional compensation in connection with or contingent on the completion of the Business Combination. As a result, as redemptions increase, the per-share impact of the Deferred Underwriting Amount will increase for each non-redeeming stockholder. Specifically, assuming no redemptions, the Representatives will receive the Deferred Underwriting Amount of $0.69 per Public Share that remains outstanding after the Closing. Assuming 25% redemptions, the Representatives will receive the Deferred Underwriting Amount of approximately $0.92 per Public Share that remains outstanding after the Closing. Assuming 50% redemptions, the Representatives will receive the Deferred Underwriting Amount of approximately $1.37 per Public Share that remains outstanding after the Closing. Assuming maximum redemptions, the Representatives will receive the Deferred Underwriting Amount of approximately $3.00 per Public Share that remains outstanding after the Closing. The level of redemptions also impacts the effective Deferred Underwriting Amount incurred in connection with the Initial Public Offering. In a no redemption scenario, based on the initial redemption value of approximately $50.6 million in the Trust Account, the Deferred Underwriting Amount represents an effective Deferred Underwriting Amount of approximately 6.8% of the Initial Public Offering. In the 25% redemption scenario, the funds remaining in the Trust Account following such redemption would be approximately $37.9 million and the effective Deferred Underwriting Amount would be approximately 9.0%. In the 50% redemption scenario, the funds remaining in the Trust Account following such redemption would be approximately $25.3 million and the effective Deferred Underwriting Amount would be approximately 13.5%. In the maximum redemption scenario, the funds remaining in the Trust Account following such redemption would be approximately $11.6 million and the effective Deferred Underwriting Amount would be approximately 29.5%.

Please see the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions” and “ — Deferred Underwriting Amount as a Percentage of Initial Public Offering Proceeds Net of Redemptions” for further information.

Q:     If I am a holder of the FLFV Units, can I exercise redemption rights with respect to my Units?

A:     No. You can only exercise redemption rights with respect to your Public Shares. Holders of outstanding FLFV Units must separate the underlying Public Shares and FLFV Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold FLFV Units registered in your own name, you must deliver the certificate for such units to Continental, our transfer agent, with written instructions to separate such units into Public Shares and FLFV Warrants.

This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the FLFV Units. See “How do I exercise my redemption rights?” below. The address of Continental is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your FLFV Units, you must instruct such nominee to separate your FLFV Units. Your nominee must send written instructions by facsimile to Continental, our transfer agent. Such written instructions must include the number of FLFV Units to be separated and the nominee holding such FLFV Units. Your nominee must also initiate electronically, using DTC’s deposit/withdrawal at custodian (DWAC) system, a withdrawal of the relevant FLFV Units and a deposit of an equal number of Public Shares and FLFV Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the FLFV Units. While this is typically completed electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated from your FLFV Units in a timely manner, you will likely not be able to exercise your redemption rights.

Q:     If I am a holder of the FLFV Warrants, whether, when and how will FLFV exercise its redemption rights with respect to my FLFV Warrants?

A:     FLFV has the ability to redeem outstanding FLFV Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of FLFV Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date on which FLFV gives proper notice of such redemption and provided certain other conditions are met. While FLFV Common Stock has not exceeded the $16.50 per share threshold at which FLFV Warrants would become redeemable since the announcement of the Business Combination, there is no assurance that the price of PubCo Common Stock will not exceed the threshold. If and when the FLFV Warrants become redeemable by FLFV, FLFV may exercise its redemption right even if FLFV is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Notice of redemption shall be mailed by first class mail, postage prepaid, by FLFV not less than 30 days prior to the date that fixed by FLFV for the redemption to the registered holders of the FLFV Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. FLFV will not redeem the FLFV Warrants unless a registration statement under the Securities Act covering the shares of FLFV Common Stock issuable upon exercise of the FLFV Warrants is effective and a current prospectus relating to those shares of FLFV Common Stock is available throughout the 30-day redemption period, except if the FLFV Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the FLFV Warrants become redeemable by FLFV, FLFV may exercise its redemption right even if FLFV is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If FLFV elect to redeem the FLFV Warrants on a cashless basis, then FLFV will not receive any cash proceeds from the exercise of such FLFV Warrants. See “Risk Factors — FLFV may redeem the unexpired FLFV Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your FLFV Warrants worthless.”

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your shares of FLFV Common Stock for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their FLFV Common Stock and no longer be FLFV stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are substantially reduced as a result of redemptions by Public Stockholders. With fewer shares of FLFV Common Stock outstanding and fewer Public Stockholders, the trading market for FLFV Common Stock or PubCo Common Stock, as applicable, may be less liquid than the market for such stock prior to the Business Combination and FLFV or PubCo, as applicable, may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account due to redemptions by Public Stockholders, the capital infusion from the Trust Account into PubCo’s business will be reduced and the amount of working capital available to PubCo following the Business Combination may be reduced. Your decision to exercise your redemption rights with respect to shares of FLFV Common Stock will have no effect on FLFV Warrants you may also hold.

Q:     How do I exercise my redemption rights?

A:     If you are a Public Stockholder and wish to exercise your redemption rights with respect to your Public Shares, you must, prior to 5:00 p.m. Eastern Time on [      ] (two business days before the Special Meeting), (i) submit a written request to our transfer agent that we redeem your Public Shares for cash, and (ii) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental, our transfer agent, is listed under the question “Who can help answer my questions?” below. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to our transfer agent in order to validly redeem its shares. Any Public Stockholder will be entitled to demand that such holder’s Public Shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $[      ] million, or $[      ] per share, as of the Record Date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to FLFV to pay its taxes (less up to $50,000 of interest to pay dissolution expenses), will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Stockholders exercising redemption rights, regardless of whether such Public Stockholders vote for or against, or abstain from voting on, the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a Public Stockholder, may be withdrawn at any time up to the time of the vote on the Business Combination Proposal (the “withdrawal deadline”). If you deliver your shares certificate for redemption to FLFV’s transfer agent and later decide prior to the withdrawal deadline not to elect redemption, you may request that FLFV’s transfer agent return the shares certificate (physically or electronically).

Any corrected or changed written demand of exercise of redemption rights must be received by FLFV’s transfer agent prior to the withdrawal deadline. No demand for redemption will be honored unless the Public Stockholder’s Public Shares have been delivered (either physically or electronically) to FLFV’s transfer agent prior to the applicable date.

If a Public Stockholder properly makes a request for redemption and such Public Stockholder’s Public Shares are delivered as described herein to FLFV’s transfer agent, then, if the Business Combination is consummated, FLFV will redeem such Public Shares for a pro rata portion of the funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash. For additional information about the exercise of redemption rights, see “Special Meeting of FLFV Stockholders — Redemption Rights.”

If you are a holder of Public Shares (including through the ownership of the FLFV Units) and you exercise your redemption rights, it will not result in the loss of any FLFV Warrants that you may hold (including those included in any FLFV Units you hold). Your whole FLFV Warrants will become exercisable to purchase one share of FLFV Common Stock (which will be PubCo Common Stock after the Closing) 30 days after the completion of the Business Combination.

Assuming the maximum redemption where 4,983,493 Public Shares are redeemed, owners of 10,273,875 FLFV Warrants outstanding will continue to own such FLFV Warrants even if such owner has redeemed any or all of the Public Shares held by them. Based on the market value per warrant as of the closing price of $[      ] on the Record Date for the FLFV Warrants, redeeming stockholders may retain FLFV Warrants with an aggregate value of approximately $[      ] million of an aggregate of 10,273,875 FLFV Warrants (after redeeming their shares). The issuance of additional PubCo Common Stock underlying the FLFV Warrants would increase the number of shares eligible for future resale in the public market and result in dilution to FLFV stockholders. As a result, the cost of those retained FLFV Warrants will be borne by PubCo and non-redeeming stockholders. See “Risk Factors — FLFV Warrants will become exercisable for PubCo Common Stock 30 days after the completion of the Business Combination, which would increase the number of shares eligible for future resale in the public market and result in dilution to FLFV stockholders. Such dilution will increase if more of the Public Shares are redeemed.”

Additionally, as a result of redemptions, the trading market for PubCo Common Stock may be less liquid than the market for FLFV Common Stock was prior to consummation of the Business Combination, and PubCo may not be able to meet the listing standards for the Nasdaq or another national securities exchange.

For a discussion of the material U.S. federal income tax considerations for holders of FLFV Common Stock with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Considerations — Material Tax Considerations Related to a Redemption of FLFV Common Stock” beginning on page 111. The consequences of a redemption to any particular Public Stockholder will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. income and other tax laws in light of your particular circumstances.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No. FLFV stockholders do not have appraisal rights in connection with the proposed Business Combination under Delaware law.

Q:     What happens if a substantial number of stockholders vote in favor of the Business Combination Proposal and exercise redemption rights?

A:           Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights and are not required to vote in any way to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shares are substantially reduced as a result of redemptions by Public Stockholders (however, the condition to the consummation of the Business Combination requiring that FLFV have at least $5,000,001 of net tangible assets is also a requirement under the Current Charter of FLFV which may not be waived). In addition, with fewer Public Shares and Public Stockholders, it would be harder to meet the requirement of an Available Closing Cash of $5,000,000 at the Closing unless such closing condition is subsequently waived by the parties, and the trading markets for FLFV Common Stock following the Closing (which will be PubCo Common Stock) may be less liquid than the market for FLFV Common Stock prior to the Business Combination, and PubCo may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into PubCo’s business will be reduced and PubCo may not be able to achieve its business plans.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     After consummation of the Business Combination, the funds in the Trust Account will be used to pay Public Stockholders who exercise redemption rights with respect to their redeemed Public Shares, to pay fees and expenses incurred in connection with the Business Combination, and then will be released to the Combined Company for its working capital and general corporate purposes.

Q:     How do the FLFV Initial Stockholders intend to vote on the Proposals?

A:     Pursuant to the Parent Support Agreement, certain FLFV Initial Stockholders beneficially own and are entitled to vote an aggregate of approximately 37.5% of the outstanding FLFV Common Stock as of the Record Date. These FLFV Initial Stockholders have agreed to vote their shares in favor of the Business Combination Proposal. The FLFV Initial Stockholders have also agreed to vote their shares in favor of all other Proposals being presented at the Special Meeting and waived their anti-dilution rights with respect to the Class B common stock, which include the Founder Shares, as provided in the Current Charter in connection with the Business Combination.

Q:     What do I need to do now?

A:     FLFV urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder of FLFV. FLFV stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     How many votes do I have at the Special Meeting?

A:     FLFV stockholders are entitled to one vote at the Special Meeting for each share of FLFV Common Stock held of record at the close of the Record Date for the Special Meeting.

Q:     What constitutes a quorum at the Special Meeting?

A:     The presence, in person (including virtual presence) or by proxy, at the Special Meeting of holders of shares of outstanding FLFV Common Stock representing a majority of the voting power of all outstanding shares of FLFV Common Stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting. The FLFV Initial Stockholders, who currently own approximately 37.6% of the voting power of the issued and outstanding shares of FLFV Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the Record Date, [      ] shares of FLFV Common Stock would be required to achieve a quorum.

Q:     What vote is required to approve each Proposal at the Special Meeting?

A:     The Business Combination Proposal: The affirmative vote of a majority of the votes cast by holders of FLFV Common Stock present in person (including virtual presence) or represented by proxy and entitled to vote thereon, at a meeting at which a quorum is present, is required to approve the Business Combination Proposal. FLFV stockholders must approve the Business Combination Proposal in order for the Business Combination to occur. If FLFV stockholders fail to approve the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the 2024 Plan Proposal will not be presented to FLFV stockholders for a vote. The Business Combination and the Charter Amendment Proposal are not conditioned upon the approval of the Advisory Charter Amendment Proposals. The Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the 2024 Plan Proposal are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal) will not be presented to the FLFV stockholders for a vote.

The Charter Amendment Proposal:    A majority vote of outstanding FLFV Common Stock entitled to vote present in person (including virtual presence) or represented by proxy, at a meeting at which a quorum is present, is required to approve the Charter Amendment Proposal. The Business Combination is conditioned upon the approval of the Charter Amendment Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Charter Amendment Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Amendment Proposal will not be effected.

The Advisory Charter Amendment Proposals:    The affirmative vote of a majority of the votes cast by holders of FLFV Common Stock present in person (including virtual presence) or represented by proxy and entitled to vote thereon, at a meeting at which a quorum is present, is required to approve the Advisory Charter Amendment Proposals. In accordance with SEC guidance, the Advisory Charter Amendment Proposals are being presented separately and will be voted upon on a non-binding advisory basis. The Business Combination and the Charter Amendment Proposal are not conditioned upon the approval of the Advisory Charter Amendment Proposals.

The Nasdaq Stock Issuance Proposal:    The affirmative vote of a majority of the votes cast by holders of FLFV Common Stock present in person (including virtual presence) or represented by proxy and entitled to vote thereon, at a meeting at which a quorum is present, is required to approve the Nasdaq Stock Issuance Proposal. The Business Combination is conditioned upon the approval of the Nasdaq Stock Issuance Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Nasdaq Stock Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Stock Issuance Proposal will not be effected.

The Director Election Proposal:    The approval of the Director Election Proposal requires a plurality vote of the shares of FLFV Common Stock cast by stockholders present in person (including virtual presence) or represented by proxy and entitled to vote thereon at the Special Meeting. A “plurality of vote” means that the nominees receiving the greatest number of votes cast “FOR” are elected as directors up to the maximum number of directors to be elected. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor. The Business Combination is conditioned upon the approval of the Director Election Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

The 2024 Plan Proposal:    The affirmative vote of a majority of the votes cast by holders of FLFV Common Stock present in person (including virtual presence) or represented by proxy and entitled to vote thereon, at a meeting at which a quorum is present, is required to approve the 2024 Plan Proposal. The Business Combination is conditioned upon the approval of the 2024 Plan Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the 2024 Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the 2024 Plan Proposal will not be effected.

The Adjournment Proposal:    The affirmative vote of a majority of the votes cast by holders of FLFV Common Stock present in person (including virtual presence) or represented by proxy and entitled to vote thereon, at a meeting at which a quorum is present, is required to approve the Adjournment Proposal. The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

In connection with the entry into the Merger Agreement, certain FLFV Initial Stockholders, representing 37.5% of the voting power of the issued and outstanding shares of FLFV Common Stock, have agreed to vote their shares in favor of the Proposals. As a result, to approve all Proposals (except the Charter Amendment Proposal and the Director Election Proposal), in addition to the Founder Shares and the Private Shares held by the FLFV Initial Stockholders, assuming either all shares of FLFV Common Stock issued and outstanding as of the Record Date are voted or only the minimum number of shares of FLFV Common Stock representing a quorum is present and voting, no shares would be required to vote in favor of each Proposal. To approve the Charter Amendment Proposal, in addition to the Founder Shares and the Private Shares held by the FLFV Initial Stockholders, no shares would be required to vote in favor of the Charter Amendment Proposal. The approval of the Director Election Proposal requires a plurality vote of the shares of FLFV Common Stock cast in respect of that Proposal present in person (including virtual presence) or represented by proxy and entitled to vote thereon at the Special Meeting. A “plurality of vote” means that the nominees receiving the greatest number of votes cast “FOR” are elected as directors up to the maximum number of directors to be elected. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Q:     Do any of FLFV’s directors or officers have interests in the Business Combination that may differ from or be in addition to the interests of FLFV stockholders?

A:     FLFV’s executive officers and directors may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include, among other things:

•        the fact that the FLFV Initial Stockholders, including the Sponsor and FLFV’s officers and directors have agreed, as part of FLFV’s Initial Public Offering and without any separate consideration provided by FLFV for such agreement, not to redeem any shares of FLFV Common Stock in connection with a stockholder vote to approve a proposed initial business combination;

•        the beneficial ownership by the Sponsor of an aggregate of 2,014,400 Founder Shares and 478,875 Private Shares, which would become worthless if FLFV does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of approximately $20,140, or $0.01 per share, for the Founders Shares and $4,788,750, or $10.00 per unit, for the Private Units. Such securities of FLFV held by the Sponsor have an aggregate market value of approximately $[      ], based on the closing price of FLFV Common Stock on the Record Date of $[      ] per share and the closing price of FLFV Public Units on the Record Date of $[      ] per unit, resulting in a theoretical gain of approximately $[      ] (or $[      ] per share); further, as of the date hereof, FLFV issued [5] promissory notes to the Sponsor and/or its designees in connection with the Monthly Extension Payments in a total amount of $[1,377,500]. The Sponsor has the right, but not the obligation, to convert the promissory notes, in whole or in part, respectively, into the shares of PubCo Common Stock. If the Sponsor does not convert the promissory notes into shares of PubCo Common Stock upon the Closing, the promissory notes will become intercompany notes between FLFV and the Sponsor upon the Closing. FLFV has the obligation to pay to the Sponsor the funds amounting to the principal amount of the promissory notes if the Business Combination is terminated pursuant to the Merger Agreement. FLFV may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the promissory notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that FLFV fails to complete a business combination by March 21, 2024, it is uncertain if FLFV has sufficient working capital held outside the Trust Account to fully repay the promissory notes;

•        Xuedong (Tony) Tian, FLFV’s Chief Executive Officer and director, Lei Xu, FLFV’s Chairwoman and President, and Yuanmei Ma, FLFV’s Chief Financial Officer, respectively hold 117,030, 126,990 and 117,030 Founder Shares, which would become worthless if FLFV does not complete a business combination within the applicable time period, as the said executive officers have waived any right to redemption with respect to these shares. The said executive officers paid approximately $3,611 in aggregate, or $0.01 per share for such Founder Shares. Such 361,050 Founder Shares held by such executive officers have an aggregate market value of approximately $[      ], based on the closing price of FLFV Common Stock on the Record Date of $[      ] per share, resulting in a theoretical gain of $[      ] (or $[      ] per share);

•        Furthermore, Mr. Xuedong (Tony) Tian, our Chief Executive Officer and director is the Managing Director and Head of Capital Markets of US Tiger. US Tiger is one underwriter of the Initial Public Offering. Pursuant to the underwriting agreement entered into by and between FLFV and US Tiger, US Tiger will be entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or $3,421,250 until the closing of the Business Combination. Additionally, the beneficial ownership by US Tiger of an aggregate of 60,000 Representative Shares and 20,000 Private Shares, which would become worthless if FLFV does not complete a business combination within the applicable time period, as US Tiger has waived any right to redemption with respect to these shares. US Tiger received the Representative Shares in connection with the IPO and paid an aggregate of $200,000, or $10.00 per unit, for the Private Units. Such securities of FLFV held by US Tiger have an aggregate market value of approximately $[      ], based on the closing price of FLFV Common Stock on the Record Date of $[      ] per share and the closing price of FLFV Public Units on the Record Date of $[      ] per unit, resulting in a theoretical gain of $[      ] (or $[      ] per share).

•        Two of FLFV’s independent directors, Kevin Vassily and David Ping Li, each holds 20,000 Founder Shares and the other independent director, Wenbing Chris Wang will receive 10,000 Founder Shares from the Sponsor, which would become worthless if FLFV does not complete a business combination within the applicable time period, as the said executive officers have waived any right to redemption with respect to these shares. The said executive officers paid approximately $500 in aggregate, or $0.01 per share for such Founder Shares. Such 50,000 Founder Shares held by the three independent directors have an aggregate market value of approximately $[      ], based on the closing price of FLFV Common Stock on the Record Date of $[      ] per share, resulting in a theoretical gain of $[      ] (or $[      ] per share). Further, each of the independent directors is entitled to receive 30,000 shares of PubCo Common Stock upon the completion of the Business Combination. Such 30,000 shares of PubCo Common Stock held by each independent director have an aggregate market value of approximately $[      ], based on the closing price of FLFV Common Stock on the Record Date of $[      ] per share, resulting in a theoretical gain of $[      ] (or $[      ] per share);

•        Upon and after the completion of the Business Combination, Yuanmei Ma, FLFV’s current Chief Financial Officer will continue to act as PubCo’s Chief Financial Officer and a director of the PubCo Board, and Kevin Vassily, FLFV’s current independent director, will continue to act as an independent director of the PubCo Board. Yuanmei Ma and Kevin Vassily may receive compensation and/or other benefits from PubCo and/or participate in PubCo’s incentive plans after the completion of the Business Combination.

•        As of the date hereof, FLFV issued 5 Thunder Power Notes to Thunder Power in connection with the Monthly Extension Payments in a total amount of $500,000. Thunder Power has the right, but not the obligation, to convert the Thunder Power Notes, in whole or in part, respectively, into Thunder Power Extension Shares. Thunder Power has advised FLFV that it will not convert the Thunder Power Notes into Thunder Power Extension Shares upon the Closing. As a result, the Thunder Power Notes will become intercompany notes between FLFV and Thunder Power upon the Closing. FLFV has the obligation to pay to Thunder Power the funds amounting to the principal amount of the Thunder Power Notes if the Business Combination is terminated pursuant to the Merger Agreement. FLFV may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the Thunder Power Notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that the Business Combination is terminated pursuant to the Merger Agreement, it is uncertain if FLFV has sufficient working capital held outside the Trust Account to fully repay the Thunder Power Notes, and the Sponsor may be eventually held liable for FLFV’s liabilities pursuant to its certain indemnification obligations;

•        the Sponsor and FLFV’s officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred related to identifying, investigating, and consummating an initial business combination, provided, that, if FLFV does not consummate the Business Combination, a portion of the working capital held outside the Trust Account may be used by FLFV to repay such reimbursements so long as no proceeds from the Trust Account are used for such repayment. As of the date hereof, except for certain travelling expenses incurred related to investigating and negotiating with potential targets for the initial business combination, part of which have been reimbursed, the Sponsor and FLFV’s directors and officers and their respective affiliates had not incurred any other reimbursable out-of-pocket expenses;

•        the continued indemnification of current directors and officers of FLFV and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the FLFV Initial Stockholders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the FLFV Initial Stockholders would lose their entire investment. As a result, the FLFV Initial Stockholders may have a conflict of interest in determining whether Thunder Power is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

•        the fact that the FLFV Initial Stockholders collectively acquired 2,443,750 Founder Shares at a purchase price of approximately $0.01 per share, 498,875 Private Units at a purchase price of $10.00 per unit, and US Tiger received 60,000 Representative Shares in connection with the IPO, representing 37.5% of issued and outstanding shares of FLFV Common Stock prior to the Business Combination. However, the Merger Consideration Shares is based on a deemed price per share of $10.00 per share. Therefore, the FLFV Initial Stockholders could make a substantial profit after the Business Combination from their acquisition of Founder Shares, Private Shares and/or Representative Shares as discussed above, even if the Business Combination subsequently declines in value or is unprofitable for the Public Stockholders, or the Public Stockholders experience substantial losses in their investment in PubCo; and

•        in addition to these interests of the FLFV Initial Stockholders, to the fullest extent permitted by applicable laws, the Current Charter waives certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Current Charter or in the future, and FLFV will renounce any expectancy that any of the directors or officers of FLFV will offer any such corporate opportunity of which he or she may become aware to FLFV. FLFV does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, FLFV does not believe that the waiver of the application of the corporate opportunity doctrine in the Current Charter had any impact on its search for a potential business combination target.

The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending that FLFV stockholders approve the Merger Agreement and the Business Combination. See “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and FLFV’s Directors and Officers in the Business Combination” beginning on page 85 of this proxy statement/prospectus.

Q:     How do I vote?

A:     If you are a holder of record of FLFV Common Stock on the Record Date, you may vote virtually at the Special Meeting or by submitting a proxy for the Special Meeting.

You may submit your proxy before the Special Meeting in any of the following ways, if available:

•        use the toll-free number shown on your proxy card;

•        visit the website shown on your proxy card to vote via the Internet; or

•        complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope. Stockholders who choose to participate in the Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting www.[      ]. You will need the control number that is printed on your proxy card to enter the Special Meeting. FLFV recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or nominee, you should contact your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank, or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (which would include presence at a virtual meeting), obtain a legal proxy from your broker, bank or nominee.

If you do not give instructions to your brokerage firm, the brokerage firm will not be allowed to vote your shares with respect to the Proposals. The Proposals are “non-discretionary” items. Your broker may not vote for non-discretionary items, and those votes will be counted as broker “non-votes.”

Q:    If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A:     No. Your broker, bank, or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

Q:     What happens if I sell my shares of FLFV Common Stock before the Special Meeting?

A:     The Record Date for the Special Meeting will be earlier than the date of the Special Meeting. If you transfer your shares of FLFV Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of FLFV Common Stock because you will no longer be able to deliver them for cancellation upon the consummation of the Business Combination in accordance with the provisions described herein.

If you transfer your shares of FLFV Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:     What if I attend the Special Meeting and abstain or do not vote?

A:     For purposes of the Special Meeting, an abstention occurs when a stockholder virtually attends the Special Meeting online and does not vote or returns a proxy with an “abstain” vote.

If you are an FLFV stockholder that attends the Special Meeting virtually and fails to vote on the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the 2024 Plan Proposal, or the Adjournment Proposal, your failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, but will have no effect on the vote count for such other Proposals. If you are an FLFV stockholder that attends the Special Meeting virtually and you respond to such proposals with an “abstain” vote (or if you return a proxy with an “abstain” vote), your “abstain” vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal but will have no effect on any of the other Proposals.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular proposal, the FLFV Common Stock represented by your proxy will be voted as recommended by the Board with respect to that Proposal.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

•        submitting a notice to FLFV;

•        mailing a new, subsequently dated proxy card or submitting a new proxy online or by telephone; or

•        by attending the Special Meeting virtually and electing to vote your shares online.

If you are a stockholder of record of FLFV and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to [      ]=, and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy online or by telephone not later than 11:59 p.m. Eastern Time on [      ], or by voting online at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank, or other nominee to vote your shares of FLFV Common Stock, you must follow the directions you receive from your broker, bank, or other nominee in order to change or revoke your vote.

Q:     What happens if I fail to take any action with respect to the Special Meeting?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by FLFV’s stockholders and consummated, you will continue to be a holder of FLFV Common Stock (which will be PubCo Common Stock upon the Closing). As a corollary, failure to deliver (either physically or electronically) your stock certificate(s) to FLFV’s transfer agent, Continental, no later than two business days prior to the Special Meeting, means you will not have any right in connection with the Business Combination to exchange your Public Shares for a pro rata share of the funds held in the Trust Account. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of FLFV.

Q:     What should I do with my share certificate(s)?

A:     Those Public Stockholders who do not elect to have their Public Shares redeemed for a pro rata share of the funds held in the Trust Account need not submit their certificate(s). Public Stockholders who exercise their redemption rights must deliver their share certificate(s) to Continental (either physically or electronically) or through DTC to Continental at least two business days before the Special Meeting, as described above.

Q:     What should I do if I receive more than one set of voting materials?

A:     FLFV stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of FLFV Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record and your shares of FLFV Common Stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of FLFV Common Stock.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

[      ]

You may also obtain additional information about FLFV from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a FLFV stockholder and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to Continental (or through DTC to Continental) at the address listed below at least two business days prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004-1561
Attn: Chief Executive Officer

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Proposals to be submitted for a vote at the Special Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Annexes attached to this proxy statement/prospectus. The Merger Agreement is the primary legal document that governs the Business Combination and other transactions that will be undertaken in connection with the Business Combination. It is described in detail in this proxy statement/prospectus in the section entitled “Proposal 1: The Business Combination Proposal.”

The Parties

FLFV

Feutune Light Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. FLFV was incorporated under the laws of the State of Delaware on January 19, 2022.

On June 21, 2022, FLFV consummated its Initial Public Offering of 9,775,000 units, which included 1,275,000 units issued upon the full exercise of the over-allotment option of the underwriters of the Initial Public Offering. Each unit consists of one share of Class A common stock, $0.0001 par value per share, one redeemable warrant, each warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share, and one right, each one right entitling the holder thereof to exchange for one-tenth (1/10) of one Class A common stock upon the completion of FLFV’s initial business combination, generating gross proceeds of $97,750,000. Simultaneously with the closing of the IPO, FLFV completed the private sale of 498,875 units, including 478,875 units to the Sponsor, and 20,000 units to US Tiger, the representative of the underwriters of the IPO, at a purchase price of $10.00 per private unit, generating gross proceeds of $4,988,750 (including $4,788,750 from Sponsor and $200,000 from US Tiger).

On March 21, 2023, an aggregate of $977,500 was deposited by the Sponsor into the Trust Account for the public stockholders, representing $0.10 per public share, which enables FLFV to extend the period of time it has to consummate its initial business combination by three months from March 21, 2023 to June 21, 2023.

On June 16, 2023, FLFV held a special meeting of the stockholders (the “2023 Special Meeting”), where the stockholders of FLFV approved FLFV to amend the Amended and Restated Certificate of Incorporation to allow FLFV until June 21, 2023 to consummate an initial business combination and may elect to extend the period to consummate an initial business combination up to nine times, each by an additional one-month period (each, a “Monthly Extension”), for a total of up to nine months to March 21, 2024, by depositing to the Trust Account, the lesser of (i) $100,000 for all public shares and (ii) $0.04 for each public share for each one-month extension (each, a “Monthly Extension Payment”). On June 20, 2023, a certificate of amendment was filed with the State of Delaware, effective on the same date. In connection with the votes to approve the amendment, 4,791,507 shares of FLFV Class A Common Stock were tendered for redemption.

As of the date of this prospectus, 9 Monthly Extension Payments, each in the amount of $100,000, were deposited into the Trust Account, among which, 5 Monthly Extension Payments were made by Thunder Power pursuant to the Merger Agreement. As a result, FLFV currently has until March 21, 2024 to complete the business combination.

On March 1, 2024, FLFV filed a notice of special meeting of stockholders, according to which a special meeting of stockholders is to be held virtually on March 18, 2024 at 11:30 a.m., Eastern Time, where FLFV’s stockholders will vote to approve the amendment of the Current Charter to allow FLFV until March 21, 2024 to consummate an initial business combination and to elect to extend the period to consummate an initial business combination up to nine times, each by an additional one-month period, for a total of up to nine months to December 21, 2024.

The FLFV Units, FLFV Common Stock, FLFV Warrants, FLFV Rights are listed on Nasdaq under the symbols “FLFVU,” “FLFV,” “FLFVW,” and “FLFVR.”

The mailing address of Merger Sub’s principal executive office is 48 Bridge Street, Building A, Metuchen, New Jersey 08840, and its telephone number is (909) 214-2482.After the consummation of the Business Combination, FLFV’s principal executive office will be that of Thunder Power.

For additional information about FLFV, see the section entitled “Information about FLFV.”

Merger Sub

Merger Sub is a wholly-owned subsidiary of FLFV, formed solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of the State of Delaware on July 3, 2023. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 48 Bridge Street, Building A, Metuchen, New Jersey 08840, and its telephone number is (909) 214-2482.

Thunder Power

Thunder Power is a company incorporated under the laws and regulations of the British Virgin Islands with limited liability on September 30, 2015. Thunder Power is a parent holding company with no operations. Thunder Power has one wholly-owned subsidiary, Thunder Power New Energy Vehicle Development Company Limited (“TP NEV”) which was established in accordance with laws and regulations of British Virgin Islands on October 19, 2016.

The mailing address of Thunder Power is c/o Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

For additional information about Thunder Power, see the section entitled “Information about Thunder Power.”

Emerging Growth Company

FLFV is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, FLFV is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in FLFV’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

FLFV will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which it has total annual gross revenue of at least $1.235 billion, or (c) in which it is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

The Business Combination Proposal

Pursuant to the Merger Agreement, a Business Combination between FLFV and Thunder Power will be effected whereby Thunder Power will merge with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of FLFV.

After consideration of the factors identified and discussed in the section entitled “Proposal 1: The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination,” the Board concluded that the Business Combination should be approved.

The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. FLFV encourages you to read the Merger Agreement carefully, as it is the primary legal document that governs the Business Combination. For more information on the Merger Agreement, see the section entitled “Proposal 1: The Business Combination Proposal.”

Merger Consideration

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of FLFV, Merger Sub, the Company or the shareholders of the Company immediately prior to the Effective Time (collectively, the “Company Shareholders”), each Company Shareholder’s ordinary shares of the Company (“Company Ordinary Shares”) issued and outstanding immediately prior to the Effective Time (excluding dissenting shares and shares held by the Company or any of its direct or indirect subsidiaries as of immediately prior to the Effective Time) will be canceled and automatically converted into (i) the right to receive, without interest, the applicable portion of the Closing Merger Consideration Shares (as defined herein) as set forth in the Closing Consideration Spreadsheet (as defined in the Merger Agreement) and (ii) the contingent right to receive the applicable portion of the Earnout Shares (as defined herein), if, as and when payable in accordance with the earnout provisions described below. For avoidance of any doubt, each Company Shareholder will cease to have any rights with respect to such Company Shareholder’s Company Ordinary Shares, except the right to receive the Closing Per Share Merger Consideration and the Earnout Shares. “Closing Merger Consideration Shares” means 40,000,000 shares of common stock of PubCo, which are equal or equivalent in value to the sum of $400,000,000 divided by $10.00 per share. “Earnout Shares” means 20,000,000 shares of common stock of PubCo, which are equal or equivalent in value to the sum of $200,000,000 divided by $10.00 per share, subject to the vesting schedule set forth in the Merger Agreement.

Pursuant to the Merger Agreement, at the Effective Time, an aggregate of 20,000,000 shares of common stock of PubCo issued to the Company Shareholders (the “Earnout Shares”) will be deposited with an escrow agent in a segregated escrow account (the “Earnout Escrow Account”) pursuant to an escrow agreement effective as of the Effective Time and will be released from the Earnout Escrow Account and delivered to the Company Shareholders after the Closing as follows:

(a)    an aggregate of 5,000,000 Earnout Shares will be vested, if and only if, on the occurrence that the amount of sales/revenues of PubCo for any of the fiscal years (such fiscal year is referred as “Tranche 1 Fiscal Year”) ending from December 31, 2023 to December 31, 2025 is no less than $42,200,000 as evidenced by the audited financial statements of PubCo prepared in accordance with U.S. GAAP for the Tranche 1 Fiscal Year that is contained in an annual report on Form 10-K filed by PubCo with the SEC.

(b)    an aggregate of 15,000,000 Earnout Shares will be vested, if and only if, on the occurrence that the amount of sales/revenues of PubCo for any of the fiscal years (such fiscal year is referred as “Tranche 2 Fiscal Year”) ending from December 31, 2023 to December 31, 2026 is no less than $415,000,000 as evidenced by the audited financial statements of PubCo prepared in accordance with U.S. GAAP for the Tranche 2 Fiscal Year that is contained in an annual report on Form 10-K filed by PubCo with the SEC.

The Board’s Reasons for the Approval of the Business Combination

The Board considered a wide variety of factors, including the Fairness Opinion, in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors.

For a more complete description of the Board’s reasons for the approval of the Business Combination and its recommendation in favor of the Business Combination Proposal, please see the section entitled “Proposal 1: The Business Combination — The Board’s Reasons for the Approval of the Business Combination.”

Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, FLFV will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Thunder Power’s stockholders are expected to have a majority of the voting power of the Combined Company, Thunder Power will comprise all of the ongoing operations of the Combined Company, Thunder Power will comprise a majority of the governing body of the Combined Company, and Thunder Power’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Thunder Power issuing shares for the net assets of FLFV, accompanied by a recapitalization. The net assets of FLFV will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Thunder Power.

Pro Forma Ownership of FLFV upon Closing

Immediately after the Closing, assuming no Public Stockholder exercises its redemption rights and no additional shares are issued prior to Closing, the Sellers will own approximately 79.0% of the shares of PubCo Common Stock to be outstanding immediately after the Business Combination, Public Stockholders will own approximately 11.8% of the shares of PubCo Common Stock, the FLFV Initial Stockholders will own approximately 4.9% of the shares of PubCo Common Stock, FLFV Directors and Officers will own 1.2% of the shares of PubCo Common Stock, Representatives will own 0.1% of shares of PubCo Common Stock, and Thunder Power’s Financial Advisor will own approximately 3.0% of the shares of PubCo Common Stock, in each case, based on the number of shares of FLFV Common Stock outstanding as of the Record Date. These pro forma ownership percentages also (a) assume no exercise of any options to purchase FLFV Common Stock (which will be PubCo Common Stock) that will be outstanding immediately following the Business Combination, whether such options are issued under the 2024 Plan or otherwise, (b) exclude the issuance of any shares of PubCo Common Stock in connection with the 2024 Plan following the Business Combination, and (d) assume that no Thunder Power Extension Shares will be issued to Thunder Power, given that Thunder Power has advised FLFV that it will not exercise its right to convert the Thunder Power Notes into Thunder Power Extension Shares upon the Closing, resulting in the Thunder Power Notes becoming intercompany notes between FLFV and Thunder Power upon the Closing.

However, stockholders will experience additional dilution to the extent PubCo issues additional shares after the Closing. Immediately after the Closing, assuming no Public Stockholder exercises its redemption rights and no additional shares are issued prior to Closing, the Sellers will own approximately 69.7% of the shares of PubCo Common Stock to be outstanding immediately after the Business Combination, Public Stockholders will own approximately 18.3% of the shares of PubCo Common Stock, and the FLFV Initial Stockholders will own approximately 3.5% of the shares of PubCo Common Stock, FLFV Directors and Officers will own 0.7% of the shares of PubCo Common Stock, Representatives will own 0.1% of shares of PubCo Common Stock, and Thunder Power’s Financial Advisor will own approximately 1.8% of the shares of PubCo Common Stock, in each case, based on the number of shares of FLFV Common Stock outstanding as of the Record Date. These pro forma ownership percentages assume (a) the shares of PubCo Common Stock that will be available for issuance under the 2024 Plan, which will initially be equal to 10% of the outstanding shares of PubCo Common Stock as of the Closing, and (b) the issuance of up to 10,273,875 shares of PubCo Common Stock underlying FLFV Warrants. For more information, please see “What equity stake will non-redeeming Public Stockholders, the Transaction Financing Investors, the Sellers, and the FLFV Initial Stockholders hold in PubCo following the consummation of the Business Combination and the Transaction Financing and what is the expected pro forma equity value of PubCo at the Closing?”

If the actual facts differ from these assumptions, the numbers of shares and ownership percentages set forth above, including the anticipated equity stake of non-redeeming Public Stockholders in PubCo following the Business Combination and Transaction Financing, if any, will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Additional Matters Being Voted on by FLFV Stockholders

In addition to voting on the Business Combination Proposal, FLFV stockholders will vote on the following Proposals:

The Charter Amendment Proposal

Assuming the Business Combination Proposal is approved and adopted, FLFV stockholders will vote on a proposal to approve the Proposed Charter, which will amend and restate the Current Charter, and the Proposed Bylaws of the Combined Company. If approved, the Proposed Charter and the Proposed Bylaws will be in effect upon the Closing. See the section entitled “Proposal 2: The Charter Amendment Proposal” for further information. A copy of the Proposed Charter and the Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

The Advisory Charter Amendment Proposals

On a non-binding advisory basis, FLFV stockholders will vote on a proposal to approve the Advisory Charter Amendment Proposals, which are being presented pursuant to guidance of the SEC as six separate sub-proposals. See the section entitled “Proposal 3: The Advisory Charter Amendment Proposals” for further information.

The Nasdaq Stock Issuance Proposal

Assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, FLFV stockholders will vote on the issuance of 60,000,000 shares of PubCo Common Stock in connection with the Business Combination. See the section entitled “Proposal 4: The Nasdaq Stock Issuance Proposal” for further information.

The Director Election Proposal

Assuming the Business Combination Proposal is approved and adopted, FLFV stockholders will vote on a proposal to approve the appointment of seven directors who, upon consummation of the Business Combination, will become the directors of the Combined Company. See the section entitled “Proposal 5: The Director Election Proposal” for further information.

The 2024 Plan Proposal

Assuming the Business Combination Proposal is approved and adopted, FLFV stockholders will vote on a proposal to approve the 2024 Plan, which will become effective as of and contingent on the consummation of the Business Combination. See the section entitled “Proposal 6: The 2024 Plan Proposal” for further information.

The Adjournment Proposal

FLFV stockholders will be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the Board or the officer presiding over the Special Meeting, for FLFV to consummate the Business Combination (including to solicit additional votes in favor of any of the Proposals). See the section entitled “Proposal 7: The Adjournment Proposal” for further information.

FLFV’s Initial Stockholders and Officers and Directors

As of the Record Date, the FLFV Initial Stockholders beneficially owned and were entitled to vote an aggregate of 2,437,625 shares of FLFV Common Stock. The shares owned by the FLFV Initial Stockholders currently constitute approximately 30.5% of the outstanding shares of FLFV Common Stock.

In connection with the Initial Public Offering, the Sponsor, US Tiger and each of FLFV’s officers and directors agreed to vote their Founder Shares, Private Shares, and any Public Shares they hold in favor of an initial business combination (including any proposals recommended by the Board in connection with such business combination). This commitment would extend to include the Business Combination Proposal and the other Proposals.

In connection with the Initial Public Offering, the FLFV Initial Stockholders entered into the IPO Letter Agreement, pursuant to which the Founder Shares and Private Shares are subject to certain transfer restrictions. The IPO Letter Agreement provides that such securities are not transferable or salable (i) in the case of the Founder Shares, 50% of Founder Shares may not be transferred, assigned or sold until the earlier to occur of: (a) six months after the date of the consummation of FLFV’s initial business combination, or (b) the date on which the closing price of FLFV’s Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after FLFV’s initial business combination and the remaining 50% of the Founder Shares may not be transferred, assigned or sold until six months after the date of the consummation of FLFV’s initial business combination, or earlier, in either case, if, subsequent to FLFV’s initial business combination, FLFV consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of FLFV’s stockholders having the right to exchange their shares for cash, securities or other property, and (ii) in the case of the Private Shares, until 30 days after the completion of FLFV’s initial business combination, except in each case (a) to FLFV’s founders, any affiliates or family members of any of FLFV’s founders, direct and indirect equity holders, (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of FLFV’s liquidation prior to the completion of FLFV’s initial business combination; or (g) by virtue of the laws of Delaware or FLFV’s founders’ limited liability company agreement upon dissolution of FLFV’s founders, provided, however, that in the case of clauses (a) through (e), or (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

In connection with FLFV’s entry into the Merger Agreement, the FLFV Initial Stockholders have entered into the Support Agreement, a copy of which is filed with this proxy statement/prospectus, and further described in the section entitled “Proposal 1: The Merger Agreement — Related Agreements — Support Agreement.”

Special Meeting Information

Date, Time, and Place of Special Meeting

The Special Meeting will be held virtually on [            ], at [            ], Eastern Time, at [            ]. FLFV stockholders may attend, vote, and examine the list of FLFV stockholders entitled to vote at the Special Meeting by visiting [            ] and entering the control number found on their proxy card, voting instruction form, or notice they previously received. In light of public health concerns regarding the COVID-19 pandemic, the Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting in person.

Voting Power; Record Date

FLFV stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned FLFV Common Stock at the close of business on [            ], 2024, which is the Record Date for the Special Meeting. Stockholders will have one vote for each share of FLFV Common Stock owned at the close of business on the Record Date in respect of each Proposal on which they are entitled to vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [            ] shares of FLFV Common Stock entitled to vote at the Special Meeting, of which [            ] were owned by the FLFV Initial Stockholders or an affiliate thereof.

Quorum and Vote of FLFV Stockholders

A quorum of FLFV stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of FLFV Common Stock entitled to vote at the meeting are represented in person (which would include presence at a virtual meeting) or by proxy. As of the Record Date, there were [            ] shares of FLFV Common Stock; therefore, a total of [            ] shares of FLFV Common Stock must be represented at the Special Meeting in order to constitute a quorum. Abstentions and withheld votes will count as present for the purposes of establishing a quorum, but will not count as votes cast at the Special Meeting for any of the Proposals (except for the Charter Amendment Proposal, for which abstentions and withheld votes will have the same effect as a vote “AGAINST”). Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present. As of the Record Date, the FLFV Initial Stockholders hold approximately [            ]% of the outstanding FLFV Common Stock.

The Proposals presented at the Special Meeting will require the following votes:

•        The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of FLFV Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting.

•        The approval of the Charter Amendment Proposal will require a majority vote of outstanding FLFV Common Stock entitled to vote present in person (including virtual presence) or represented by proxy, at a meeting at which a quorum is present. Accordingly, a FLFV stockholder’s failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

•        The approval of each of the Nasdaq Stock Issuance Proposal, 2024 Plan Proposal, the Adjournment Proposal, and each of the Advisory Charter Amendment Proposals will require the affirmative vote of the holders of a majority of the shares of FLFV Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting.

•        The approval of the Director Election Proposal requires a plurality vote of the shares of FLFV Common Stock cast by stockholders present in person (including virtual presence) or represented by proxy and entitled to vote thereon at the Special Meeting. A “plurality of vote” means that the nominees receiving the greatest number of votes cast “FOR” are elected as directors up to the maximum number of directors to be elected. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Abstentions, withheld votes, and broker non-votes will have no effect on any of the Proposals that will be presented at the Special Meeting, aside from those effects set forth above.

Consummation of the Business Combination is conditioned on approval of the Business Combination Proposal and, unless otherwise waived by the parties thereof, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the 2024 Plan Proposal are preconditions to the Closing. The Adjournment Proposal is not conditioned on the approval of any other Proposal.

Redemption Rights of FLFV Stockholders

Public Stockholders may seek to redeem their Public Shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any Public Stockholder may demand that FLFV redeem such Public Stockholder’s Public Shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was $[            ] per share [            ] as of the Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Thunder Power is consummated, FLFV will redeem the holder’s Public Shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of FLFV Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the FLFV Common Stock. Accordingly, all shares of FLFV Common Stock in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

Holders of Founder Shares and Private Shares will not have redemption rights with respect to such shares.

Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to FLFV’s transfer agent two business days prior to the Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a fee of approximately $120.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

FLFV’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004-1561
Attn: Chief Executive Officer

Any request to redeem such shares, once made, may be withdrawn at any time up to the time of the vote on the Business Combination Proposal. Furthermore, if a Public Stockholder delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, the holder may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then FLFV’s Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their Public Shares for a pro rata portion of the Trust Account. In such case, FLFV will promptly return any Public Shares delivered by Public Stockholders.

The Current Charter of FLFV provides that we will only redeem the Public Shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of the Deferred Business Combination Fee (so that we are not subject to the SEC’s “penny stock” rules). In no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the Closing.

The closing price of the FLFV Common Stock on [            ], 2024, the Record Date for the Special Meeting, was $[            ]. The cash held in the Trust Account on such date was approximately $[            ] million ($[            ] per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of FLFV Common Stock as they may receive higher proceeds from the sale of their shares of FLFV Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FLFV cannot assure its stockholders that they will be able to sell their shares of FLFV Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in FLFV’s securities when its stockholders wish to sell their shares.

If a holder of FLFV Common Stock exercises such holder’s redemption rights, then such holder will be exchanging such holder’s shares of FLFV Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to FLFV’s transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated.

For a discussion of the material U.S. federal income tax considerations for holders of FLFV Common Stock with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Considerations — Material Tax Considerations Related to a Redemption of FLFV Common Stock” beginning on page 111. The consequences of a redemption to any particular holder of FLFV Common Stock will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. income and other tax laws in light of your particular circumstances.

Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	No redemptions(2)	25% redemptions(3)	50% redemptions(4)	Maximum redemptions(5)
Initial Public Offering underwriting fees(1)	1,955,000	1,955,000	1,955,000	1,955,000
Initial Public Offering proceeds net of redemptions	50,582,454	37,936,840	25,291,227	12,757,141
Underwriting fees as a % of Initial Public Offering proceeds net of redemptions (approx.)	3.9%	5.2%	7.7%	15.3%

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(1)      $1,955,000 underwriting discount was paid at the consummation of the Initial Public Offering.

(2)      This scenario assumes that no Public Shares (excluding the Redeemed Public Shares) are redeemed.

(3)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding. This scenario assumes that 1,245,873 Public Shares are redeemed, resulting in an aggregate payment of approximately $13.5 million from the Trust Account based on an assumed redemption price of $10.84 per share.

(4)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding. This scenario assumes that 2,491,747 Public Shares are redeemed, resulting in an aggregate payment of approximately $27.0 million from the Trust Account based on an assumed redemption price of $10.84 per share.

(5)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding. This scenario assumes that a maximum of 3,726,632 Public Shares are redeemed to satisfy the $5,000,001 net tangible assets condition, resulting in an aggregate payment of approximately $40.4 million from the Trust Account based on an assumed redemption price of $10.84 per share.

Deferred Business Combination Fee as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	No redemptions(2)	25% redemptions(3)	50% redemptions(4)	Maximum redemptions(5)
Deferred Business Combination Fee(1)	3,421,250	3,421,250	3,421,250	3,421,250
Initial Public Offering proceeds net of redemptions	50,582,454	37,936,840	25,291,227	12,757,141
Deferred Business Combination Fee as a % of Initial Public Offering proceeds net of redemptions (approx.)	6.8%	9.0%	13.5%	26.8%

____________

(1)      $3,421,250 of the Deferred Business Combination Fee is payable at the closing of the Business Combination.

(2)      This scenario assumes that no Public Shares (excluding the Redeemed Public Shares) are redeemed.

(3)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding. This scenario assumes that 1,245,873 Public Shares are redeemed, resulting in an aggregate payment of approximately $13.5 million from the Trust Account based on an assumed redemption price of $10.84 per share.

(4)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding. This scenario assumes that 2,491,747 Public Shares are redeemed, resulting in an aggregate payment of approximately $27.0 million from the Trust Account based on an assumed redemption price of $10.84 per share.

(5)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding. This scenario assumes that a maximum of 3,726,632 Public Shares are redeemed to satisfy the $5,000,001 net tangible assets condition, resulting in an aggregate payment of approximately $40.4 million from the Trust Account based on an assumed redemption price of $10.84 per share.

For a description of the material U.S. federal income tax consequences of the Business Combination, please see the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations.”

Appraisal Rights

FLFV stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

Regulatory Matters

At any time before or after consummation of the Business Combination, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of certain of FLFV’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. FLFV cannot assure you that the U.S. Antitrust Division, the U.S. Federal Trade Commission (the “FTC”), any state attorney general, or any other government authority, or any private party, will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, FLFV cannot assure you as to its result. Under the Merger Agreement, FLFV and Thunder Power are not obligated to sell, license, or otherwise dispose of any entities, assets, or facilities (or agree to do so), or terminate, assign, or amend any existing relationships or contractual rights or obligations, or enter into new licenses or other contracts in order to obtain approval of the Business Combination by the U.S. Antitrust Division, the FTC, or otherwise.

Neither FLFV nor Thunder Power is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any approvals or actions which are required will be obtained.

Proxy Solicitation

Proxies may be solicited by mail, telephone, or in person (which would include presence at a virtual meeting). FLFV has engaged [            ] to assist in the solicitation of proxies. If a stockholder grants a proxy, they may still vote their shares in person (which would include presence at a virtual meeting) if they revoke their proxy before the Special Meeting. A stockholder may also change their vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of FLFV Stockholders — Revoking Your Proxy.”

Interests of the FLFV Initial Stockholders and FLFV’s Directors and Officers in the Business Combination

In considering the recommendation of the Board to vote in favor of approval of the Business Combination Proposal, the Charter Amendment Proposal, and the other Proposals, FLFV stockholders should keep in mind that the Sponsor (which are affiliated with certain of FLFV’s officers and directors) and FLFV’s officers and directors have interests in such Proposals that are different from, or in addition to, FLFV’s stockholders’ interests. These interests include, among other things:

•        the fact that the FLFV Initial Stockholders, including the Sponsor, US Tiger and FLFV’s officers and directors have agreed, as part of FLFV’s Initial Public Offering and without any separate consideration provided by FLFV for such agreement, not to redeem any shares of FLFV Common Stock in connection with a stockholder vote to approve a proposed initial business combination;

•        the beneficial ownership by the Sponsor of an aggregate of 2,014,400 Founder Shares and 478,875 Private Shares, which would become worthless if FLFV does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of approximately $20,140, or $0.01 per share, for the Founders Shares and $4,788,750, or $10.00 per share, for the Private Shares. Such shares of FLFV Common Stock held by the Sponsor have an aggregate market value of approximately $[            ], based on the closing price of FLFV Common Stock on the Record Date of $[            ] per share, resulting in a theoretical gain of approximately $[            ] (or $[            ] per share); further, as of the date hereof, FLFV issued [5] promissory notes to the Sponsor and/or its designees in connection with the Monthly Extension Payments in a total amount of $[1,377,500]. The Sponsor has the right, but not the obligation, to convert the promissory notes, in whole or in part, respectively, into the shares of PubCo Common Stock. [The Sponsor has advised FLFV that it will not convert the promissory notes into shares of PubCo Common Stock upon the Closing. As a result, the promissory notes will become intercompany notes between FLFV and the Sponsor upon the Closing. FLFV has the obligation to pay to the Sponsor the funds amounting to the principal amount of the promissory notes if the Business Combination is terminated pursuant to the Merger Agreement. FLFV may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the promissory notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that FLFV fails to complete a business combination by March 21, 2024, it is uncertain if FLFV has sufficient working capital held outside the Trust Account to fully repay the promissory notes];

•        Xuedong (Tony) Tian, FLFV’s Chief Executive Officer and director, Lei Xu, FLFV’s Chairwoman and President, and Yuanmei Ma, FLFV’s Chief Financial Officer, respectively hold 117,030, 126,990 and 117,030 Founder Shares, which would become worthless if FLFV does not complete a business combination within the applicable time period, as the said executive officers have waived any right to redemption with respect to these shares. The said executive officers paid approximately $3,610.50 in aggregate, or $0.01 per share for such Founder Shares. Such 361,050 Founder Shares held by such executive officers have an aggregate market value of approximately $[            ], based on the closing price of FLFV Common Stock on the Record Date of $[            ] per share, resulting in a theoretical gain of $[            ] (or $[            ] per share);

•        Furthermore, Xuedong (Tony) Tian, our Chief Executive Officer and director is the Managing Director and Head of Capital Markets of US Tiger. US Tiger is one underwriter of the Initial Public Offering. Pursuant to the underwriting agreement entered into by and between FLFV and US Tiger, US Tiger will be entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or $3,421,250 until the closing of the Business Combination. Additionally, the beneficial ownership by US Tiger of an aggregate of 60,000 Representative Shares and 20,000 Private Shares, which would become worthless if FLFV does not complete a business combination within the applicable time period, as US Tiger has waived any right to redemption with respect to these shares. US Tiger paid an aggregate of approximately $[            ], or $[            ] per share, for the Representative Shares and $200,000, or $10.00 per share, for the Private Shares. Such shares of FLFV Common Stock held by US Tiger have an aggregate market value of approximately $[            ], based on the closing price of FLFV Common Stock on the Record Date of $[            ] per share, resulting in a theoretical gain of $[            ] (or $[            ] per share).

•        Two of FLFV’s independent directors, Kevin Vassily and David Ping Li each holds 20,000 Founder Shares and the other independent director, Wenbing Chris Wang will receive 10,000 Founder Shares from the Sponsor, which would become worthless if FLFV does not complete a business combination within the applicable time period, as the said executive officers have waived any right to redemption with respect to these shares. The said executive officers paid approximately $500 in aggregate, or $0.01 per share for such Founder Shares. Such 40,000 Founder Shares held by the two independent directors have an aggregate market value of approximately $[            ], based on the closing price of FLFV Common Stock on the Record Date of $[            ] per share, resulting in a theoretical gain of $[            ] (or $[            ] per share). Further, each of the independent directors is entitled to receive 30,000 shares of PubCo Common Stock upon the completion of the Business Combination. Such 30,000 shares of PubCo Common Stock held by each independent director have an aggregate market value of approximately $[            ], based on the closing price of FLFV Common Stock on the Record Date of $[            ] per share, resulting in a theoretical gain of $[            ] (or $[            ] per share);

•        Upon and after the completion of the Business Combination, Yuanmei Ma, FLFV’s current Chief Financial Officer will continue to act as PubCo’s Chief Financial Officer and a director of the PubCo Board, and Kevin Vassily, FLFV’s current independent director, will continue to act as an independent director of the PubCo Board. Yuanmei Ma and Kevin Vassily may receive compensation and/or other benefits from PubCo and/or participate in PubCo’s incentive plans after the completion of the Business Combination.

•        As of the date hereof, FLFV issued 5 Thunder Power Notes to Thunder Power in connection with the Monthly Extension Payments in a total amount of $500,000. Thunder Power has the right, but not the obligation, to convert the Thunder Power Notes, in whole or in part, respectively, into Thunder Power Extension Shares. Thunder Power has advised FLFV that it will not convert the Thunder Power Notes into Thunder Power Extension Shares upon the Closing. As a result, the Thunder Power Notes will become intercompany notes between FLFV and Thunder Power upon the Closing. FLFV has the obligation to pay to Thunder Power the funds amounting to the principal amount of the Thunder Power Notes if the Business Combination is terminated pursuant to the Merger Agreement. FLFV may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the Thunder Power Notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that the Business Combination is terminated pursuant to the Merger Agreement, it is uncertain if FLFV has sufficient working capital held outside the Trust Account to fully repay the Thunder Power Notes, and the Sponsor may be eventually held liable for FLFV’s liabilities pursuant to its certain indemnification obligations;

•        the Sponsor and FLFV’s officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred related to identifying, investigating, and consummating an initial business combination, provided, that, if FLFV does not consummate the Business Combination, a portion of the working capital held outside the Trust Account may be used by FLFV to repay such reimbursements so long as no proceeds from the Trust Account are used for such repayment. As of the date hereof, except for certain travelling expenses incurred related to investigating and negotiating with potential targets for the initial business combination, part of which have been reimbursed, the Sponsor and FLFV’s directors and officers and their respective affiliates had not incurred any other reimbursable out-of-pocket expenses;

•        the continued indemnification of current directors and officers of FLFV and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the FLFV Initial Stockholders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the FLFV Initial Stockholders would lose their entire investment. As a result, the FLFV Initial Stockholders may have a conflict of interest in determining whether Thunder Power is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

•        the fact that the FLFV Initial Stockholders collectively acquired 2,443,750 Founder Shares at a purchase price of approximately $0.01 per share, 498,875 Private Shares at a purchase price of $10.00 per share, and 60,000 Representative Shares at a purchase price of $[            ] per share, representing 0.8% of issued and outstanding shares of FLFV Common Stock prior to the Business Combination. However, the Merger Consideration Shares is based on a deemed price per share of $10.00 per share. Therefore, the FLFV Initial Stockholders could make a substantial profit after the Business Combination from their acquisition of Founder Shares, Private Shares and/or Representative as discussed above, even if the Business Combination subsequently declines in value or is unprofitable for the Public Stockholders, or the Public Stockholders experience substantial losses in their investment in PubCo; and

•        in addition to these interests of the FLFV Initial Stockholders, to the fullest extent permitted by applicable laws, the Current Charter waives certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Current Charter or in the future, and FLFV will renounce any expectancy that any of the directors or officers of FLFV will offer any such corporate opportunity of which he or she may become aware to FLFV. FLFV does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, FLFV does not believe that the waiver of the application of the corporate opportunity doctrine in the Current Charter had any impact on its search for a potential business combination target.

The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending that FLFV stockholders approve the Merger Agreement and the Business Combination.

Recommendation to FLFV Stockholders

After careful consideration, the Board unanimously determined that each of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the 2024 Plan Proposal, and the Adjournment Proposal, if presented, is fair to and in the best interests of FLFV and its stockholders. The Board has approved and declared advisable and unanimously recommends that you vote or give instructions to vote “FOR” each of these Proposals.

For a description of various factors considered by the Board in reaching its decision to recommend in favor of voting for each of the Proposals to be presented at the Special Meeting, see the sections herein regarding each of the Proposals. In particular, in respect of the Board’s unanimous determination that the Business Combination Proposal is fair to and in the best interests of FLFV and its stockholders, and its recommendation that FLFV stockholders vote or give instructions to vote “FOR” such Proposal, you should carefully review the substantive factors considered by FLFV’s management team and the Board in coming to such determination and in making such recommendation, as set forth in the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination.”

Summary of Risk Factors

The following is a non-exhaustive summary of the principal risks to which (i) Thunder Power’s business, operations and financial performance and (ii) the Business Combination are subject. Each of these risks, along with others, is more fully described in the individual risk factors set forth under “Risk Factors” in this proxy statement/prospectus. Unless the context otherwise requires, all references in this subsection to “Thunder Power,” “we,” “us” or “our” refer to the business of Thunder Power prior to the consummation of the Business Combination, which will be the business of the Combined Company following the consummation of the Business Combination and all references to “FLFV” also refers to the business of the Combined Company following the consummation of the Business Combination.

Risks Related to the Business, Operations and Financial Performance of Thunder Power

•        Our limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.

•        We have incurred net losses each year since our inception and expect to incur increasing expenses and substantial losses for the foreseeable future.

•        We may be unable to adequately control the substantial costs associated with our operations.

•        Our Board of Directors may choose to defer or abandon the Merger.

Risks Related to the automotive market including the Electric Vehicle Sector

•        The automotive market is highly competitive, and we may not be successful in competing in this industry.

•        Until the foreseeable future our revenue will be significantly dependent on a limited number of models.

•        We will have a third-party retail product distribution and a full-service network.

•        Our sales will depend in part on our ability to establish and maintain confidence in our long-term business prospects among consumers, analysts and others within our industry.

•        Our ability to generate meaningful product revenue will depend on consumer adoption of electric vehicles.

•        Developments in electric vehicle or alternative fuel technology or improvements in the internal combustion engine may adversely affect the demand for our vehicles.

•        Extended periods of low gasoline or other petroleum-based fuel prices could adversely affect demand for our vehicles, which would adversely affect our business, prospects, results of operations and financial condition.

•        If we fail to manage our future growth effectively, we may not be able to develop, manufacture, distribute, market and sell our vehicles successfully.

•        We are subject to risks associated with autonomous driving and advanced driver assistance system technology, and we cannot guarantee that our vehicles will achieve our targeted assisted or autonomous driving functionality within our projected timeframe, if ever.

•        Our business and prospects depend significantly on our brand.

•        We face risks associated with international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

•        Uninsured losses could result in payment of substantial damages, which would decrease our cash reserves and could harm our cash flow and financial condition.

•        Increasing scrutiny and changing expectations from global regulations, our investors, customers and personnel with respect to our ESG practices may impose additional costs on us or expose us to new or additional risks.

•        The SEC and other parties may find that Thunder Power’s public-relations information before the production on any of our EVs may have misled investors or conditioned the market for investors or that we may have omitted to provide information that investors may reasonably find important to their investment decision.

•        Various States’ Automobile Manufacturer and Dealer Regulations may limit Thunder Power’s ability to implement its business model for the sale of the Coupe and for the servicing of its entire family of EVs in the U.S. EV market.

Risks Related to the Business Combination and Redemptions

•        Your rights as a shareholder of Thunder Power will change as a result of the Merger and you may not be afforded as many rights as a shareholder of PubCo under applicable laws and its amended and restated memorandum and articles of association as you were as a shareholder of Thunder Power under applicable laws and the Thunder Power certificate of incorporation and bylaws.

•        Since some of PubCo’s directors, officers and assets may reside or may be located outside of the United States, investors may have difficulty enforcing judgments against these PubCo’s directors and officers.

•        Changes in domestic and foreign laws, including tax law changes, could adversely affect PubCo, its subsidiary and its shareholders, and our effective tax rate may increase whether we effect the Merger or not.

Risks Related to Manufacturing and Supply Chain

•        We have not yet commenced mass production, and any significant delay in the design, manufacture, launch and financing could make it difficult for us to commence production and harm our business and prospects.

•        Our prospects for future growth depends upon our ability to maintain relationships with our suppliers and source suppliers for our critical components, and to completely build out our supply chain, while effectively managing the risks due to such relationships.

•        We are dependent on our suppliers and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components or to implement or maintain effective inventory management and other systems, processes and personnel to support ongoing and increased production, could have a material adverse effect on our results of operations and financial condition.

•        Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors, could harm our business.

•        We must develop complex software and technology systems, including in coordination with vendors and suppliers, in order to produce our electric vehicles, and there can be no assurance such systems will be successfully developed.

•        If our manufacturing facilities become inoperable, we will be unable to produce our electric vehicles and our business will be harmed.

•        We rely on complex machinery for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security and costs.

•        If we update or discontinue the use of our manufacturing equipment more quickly than expected, we may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in our depreciation could negatively affect our financial results.

•        We have no experience to date in mass manufacturing of our vehicles.

•        If our electric vehicles fail to perform as expected, our ability to develop, market and sell or lease our products could be harmed.

•        We face challenges providing charging solutions for our electric vehicles.

•        Insufficient reserves to cover future warranty or part replacement needs or other electric vehicle repair requirements, including any potential software upgrades, could materially adversely affect our business, prospects, financial condition and results of operations.

•        We may not be able to accurately estimate the supply and demand for our electric vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

•        Our facilities or operations could be adversely affected by events outside of our control, such as natural disasters, wars, health epidemics or pandemics, or security incidents.

•        Our electric vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

•        Any unauthorized control, manipulation, interruption or compromise of or access to our products or information technology systems could result in loss of confidence in us and our products, harm our business and materially adversely affect our financial performance, results of operations or prospects.

•        We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm our reputation and brand, subject us to significant fines and liability, or otherwise adversely affect our business.

Risks Related to Post-Closing Operations

•        FLFV will have limited rights after the Closing to make claims for damages against Thunder Power or Thunder Power’s stockholders for the breach of representations, warranties, or covenants made by Thunder Power in the Merger Agreement.

•        Subsequent to the Closing, PubCo may be required to take write-downs or write-offs, restructuring and impairment, or other charges that could have a significant negative effect on its financial condition, results of operations, and the price of shares of PubCo Common Stock, which could cause you to lose some or all of your investment.

•        The FLFV Initial Stockholders own FLFV Common Stock that will be worthless, may be unable to be repaid in full for the working capital loans provided to FLFV, and may incur reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve and, in the case of the Board, recommend, the Business Combination with Thunder Power.

•        The exercise of FLFV’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of FLFV’s stockholders.

•        If FLFV is unable to complete the Business Combination with Thunder Power or another business combination by March 21, 2024 (or such later date as may be approved by FLFV’s stockholders), its Public Stockholders may receive only approximately $10.20 per Public Share, or less than such amount in certain circumstances based on the balance of the Trust Account (as of the Record Date), and the FLFV Warrants will expire worthless.

•        There is no guarantee that a stockholder’s decision to continue to hold shares of FLFV Common Stock following the Business Combination will put the stockholder in a better future economic position than if they decided to redeem their Public Shares for a pro rata portion of the Trust Account, and vice versa.

•        The consummation of the Business Combination is conditioned on, among other things, there being at least a $5 million Available Closing Cash at the Closing. There is no guarantee that there will be a $5 million Available Closing Cash. As this condition is for Thunder Power’s benefit, it is possible that Thunder Power could waive it prior to Closing, subject to compliance with applicable Nasdaq listing requirements, although there is no guarantee that Thunder Power would waive this condition. If Thunder Power did waive the condition in these circumstances, it is possible that PubCo would have insufficient capital to conduct and grow its business after the Closing in the manner described in this proxy statement/prospectus or that PubCo would not be able to meet applicable Nasdaq listing requirements.

•        FLFV may redeem the unexpired FLFV Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your FLFV Warrants worthless.

•        The listing of PubCo’s securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering.

•        Redemptions of Public Shares by Public Stockholders may affect the market price of PubCo Common Stock.

•        A new 1% U.S. federal excise tax could be imposed on FLFV in connection with redemptions.

Comparison of Governance and Stockholders’ Rights

Following the Closing, the rights of FLFV stockholders who remain PubCo’s stockholders will no longer be governed by the Current Charter and the Current Bylaws and will instead be governed by the Proposed Charter and the Proposed Bylaws (as amended from time to time) adopted in connection with the Charter Amendment Proposal. See “Comparison of Governance and Stockholders’ Rights” for further information.

SELECTED HISTORICAL FINANCIAL INFORMATION OF FLFV

The following table sets forth selected historical financial information derived from FLFV’s audited financial statements as of December 31, 2023 and for the year ended December 31, 2023, and as of December 31, 2022 and the period from January 19, 2022 (inception) through December 31, 2022, which are included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “FLFV Management’s Discussion and Analysis of Financial Condition and Results of Operations” and FLFV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Statements of Operations Data:	For the Year Ended December 31, 2023	For the Period from January 19, 2022 (inception) through December 31, 2022
Formation and operating costs	$(1,167,531)	$(451,461)
Franchise tax expenses	(82,046)	(56,918)
Other income	3,664,204	1,309,248
Provision for income taxes	(1,077,692)	(396,253)
Net income	$1,336,935	$404,616
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	7,240,883	5,452,529
Basic and diluted net income per share, common stock subject to possible redemption	$0.30	$0.67
Basic and diluted weighted average shares outstanding, common stock attributable to FLFV	3,002,625	2,614,542
Basic and diluted net loss per share, common stock attributable to FLFV	$(0.28)	$(1.25)

Cash Flows Data:
Net cash used in operating activities	$(2,759,809)	$(528,176)
Net cash provided by (used in) investing activities	$50,114,072	$(99,216,250)
Net cash (used in) provided by financing activities	$(48,062,565)	$100,291,058
Balance Sheets Data:	As of December 31, 2023	As of December 31, 2022
Cash	$18,330	$546,632
Other current assets	45,726	168,491
Cash and Marketable securities held in Trust Account	54,075,630	100,525,498
Total assets	$54,139,686	$101,240,621
Total liabilities	$6,255,643	$3,966,197
Class A common stock subject to possible redemption	$54,003,501	$100,072,326
Total stockholders’ deficit	$(6,119,458)	$(2,797,902)

SELECTED HISTORICAL FINANCIAL INFORMATION OF THUNDER POWER

The summary statement of balance sheet data as of December 31, 2023 and 2022, and the summary statement of operations data for the years ended December 31, 2023 and 2022 are derived from Thunder Power’s audited financial statements included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Thunder Power” and Thunder Power’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

The summary statement of balance sheet data as of December 31, 2023 and 2022:

THUNDER POWER HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
As of December 31, 2023 and 2022
(Expressed in U.S. dollar, except for the number of shares)

	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash	$196,907	$250,386
Deferred offering costs	429,750	—
Other current assets	623,221	—
Total Current Assets	1,249,878	250,386

Non-current Assets
Property and equipment, net	1,974	6,340
Right of use assets	5,740	32,458
Total Non-current Assets	7,714	38,798
Total Assets	$1,257,592	$289,184

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICITS)
Current Liabilities
Advance of subscription fees from shareholders	$590,000	$300,000
Amount due to related parties	68,992	366,904
Other payable and accrued expenses	97,297	11,028
Lease liabilities	—	127,635
Total Current Liabilities	756,289	805,567
Lease liabilities, non-current	—	3,442
Total Liabilities	756,289	809,009

Commitments and Contingencies

Shareholders’ Equity (Deficits)
Common stock ($0.0001 par value, 1,000,000,000 shares authorized; 291,966,215 and 247,309,590 shares issued and outstanding at December 31, 2023 and 2022, respectively)	29,196	24,731
Additional paid-in capital	34,902,002	32,069,695
Accumulated loss	(34,429,895)	(32,614,251)
Total Shareholders’ Equity (Deficits)	501,303	(519,825)
Total Liabilities and Shareholders’ Equity (Deficits)	$1,257,592	$289,184

The summary statement of operations data for the years ended December 31, 2023 and 2022:

THUNDER POWER HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the Years Ended December 31, 2023 and 2022
(Expressed in U.S. dollar, except for the number of shares and loss per share)

	For the Years Ended December 31,
	2023	2022
Revenues	$—	$—

Operating expenses
General and administrative expenses	(1,815,071)	(432,005)
Total operating expenses	(1,815,071)	(432,005)

Other income (expenses), net
Other income	—	2
Foreign currency exchange loss	(573)	(3)
Total other (expenses) income, net	(573)	(1)

Loss before income taxes	(1,815,644)	(432,006)

Income tax expenses	—	—
Net loss and comprehensive loss	$(1,815,644)	$(432,006)

Loss per share – basic and diluted	$(0.007)	$(0.002)

Weighted average shares – basic and diluted	271,577,292	247,122,604

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When FLFV discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts, or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, FLFV’s management.

Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        FLFV’s ability to complete the Business Combination or, if FLFV does not consummate such Business Combination, any other initial business combination;

•        satisfaction or waiver (if applicable) of the conditions to the Merger Agreement;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the projected financial information, anticipated growth rate, and market opportunities of the Combined Company;

•        the ability to obtain or maintain the listing of PubCo Common Stock on Nasdaq following the Business Combination;

•        PubCo’s public securities’ potential liquidity and trading;

•        PubCo’s ability to raise financing in the future;

•        PubCo’s success in retaining or recruiting, or changes required in, officers, key employees, personnel, consultants or directors following the completion of the Business Combination;

•        FLFV’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with FLFV’s business or in approving the Business Combination;

•        the use of proceeds not held in the Trust Account or available to FLFV from interest income on the Trust Account balance;

•        potential effects of extensive government regulation;

•        PubCo’s future financial performance and capital requirements;

•        the impact of potential supply chain disruptions;

•        high inflation rates and interest rate increases;

•        the impact of the 2022 Russian invasion of Ukraine; and

•        factors relating to the business, operations, and financial performance of PubCo;

•        the impact from the outcome of any known and unknown litigation including the indictments in Taiwan involving Mr. Wellen Sham, CEO of Thunder Power;

•        the ability of the Combined Company to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

•        expectations regarding future expenditures of the Combined Company following the Business Combination;

•        the future mix of revenue and effect on gross margins of the Combined Company following the Business Combination;

•        the attraction and retention of qualified directors, officers, and key personnel and consultants of FLFV and Thunder Power prior to the Business Combination, and the Combined Company following the Business Combination;

•        the ability of the Combined Company to compete effectively in the competitive automotive and electric vehicle industry;

•        intense competition and competitive pressures from other companies in the industries in which the Combined Company will operate;

•        the ability to protect and enhance Thunder Power’s corporate reputation and brand prior to the Business Combination, and the Combined Company’s following the Business Combination;

•        expectations concerning the relationships and actions of Thunder Power and its affiliates with third parties;

•        the impact from future regulatory, judicial, and legislative changes in the Combined Company’s industry;

FLFV cautions you that the foregoing list may not contain all of the forward-looking statements made in this proxy statement/prospectus.

These forward-looking statements are only predictions based on the current expectations and projections of FLFV and Thunder Power about future events and are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus. Moreover, Thunder Power operates in a competitive industry, and new risks emerge from time to time. It is not possible for the management of FLFV or Thunder Power to predict all risks, nor can FLFV or Thunder Power assess the impact of all factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements FLFV or Thunder Power may make in this proxy statement/prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this proxy statement/prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this proxy statement/prospectus.

The forward-looking statements included in this proxy statement/prospectus are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. Although FLFV and Thunder Power believe that the expectations reflected in its forward-looking statements are reasonable, neither FLFV nor Thunder Power can guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur. Neither FLFV nor Thunder Power undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus to conform these statements to actual results or to changes in expectations, except as required by law.

You should read this proxy statement/prospectus and the documents that have been filed as annexes and exhibits hereto with the understanding that the actual future results, levels of activity, performance, or events and circumstances of FLFV and Thunder Power may be materially different from what is expected.

RISK FACTORS

Stockholders should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. The value of your investment in PubCo following consummation of the Business Combination will be subject to the significant risks affecting PubCo and inherent to the industry in which it will operate. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of PubCo’s common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Thunder Power prior to the consummation of the Business Combination, which will be the business of PubCo following the consummation of the Business Combination.

Risks Related to Thunder Power’s Business and Operations Before the Merger

Thunder Power’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.

We are an early-stage company with a early stage/limited operating history, operating in a rapidly evolving and highly regulated market. Furthermore, we have not released any commercially available vehicle, and we have no experience manufacturing or selling a commercial product at scale. Because we have not generated revenue from the sale of electric vehicles, and as a result of the capital-intensive nature of our business, we expect to continue to incur substantial operating losses for the foreseeable future.

We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by early-stage companies in rapidly changing markets, including risks relating to our ability to, among other things:

•        hire, integrate and retain professional and technical talent, including key members of management;

•        continue to make significant investments in research, development, manufacturing, marketing and sales;

•        successfully obtain, maintain, protect and enforce our intellectual property and defend against claims of intellectual property infringement, misappropriation or other violation;

•        build a well-recognized and respected brand;

•        establish, refine and scale our commercial manufacturing capabilities and distribution infrastructure;

•        establish and maintain satisfactory arrangements with third-party suppliers;

•        establish and expand a customer base;

•        navigate an evolving and complex regulatory environment;

•        anticipate and adapt to changing market conditions, including consumer demand for certain vehicle types, models or trim levels, technological developments and changes in competitive landscape; and

•        successfully design, build, manufacture and market new variants and models of electric vehicles.

As a technology innovator, we currently do not have any major customers that our business depends upon, and the success of our business depends, in large part, on attracting prospective customers and retaining sufficient capital to commence mass production. If we are unable to do so, we may not be able to achieve profitability.

As a technology innovator, we currently do not have any major customers that our business depends upon, and our success depends, in large part, on attracting prospective customers and retaining sufficient capital to commence mass production. We expect to incur significant and sustained marketing expenditures to attract prospective customers. In addition, if our prospective customers do not perceive our vehicles and services to be of a sufficiently high quality and value, not cost competitive with vehicles from other manufacturers, or lacking in performance or aesthetic appeal, or lacking of sufficient capital to commence mass production, we may not be able to attract customers. If, for any of these reasons, we are unable to attract, or to build and maintain a strong customer base, our business, prospects, financial condition, results of operations, and cash flows would be materially harmed.

We have incurred net losses each year since our inception and expect to incur increasing expenses and substantial losses for the foreseeable future.

We have incurred net losses each year since our inception, including net loss and comprehensive loss of $1,594,726 for the nine months ended September 30, 2023. As of September 30, 2023, our accumulated deficit was $34,208,977. We expect to continue to incur substantial losses and increasing expenses in the foreseeable future as we:

•        continue to design and develop our vehicles;

•        build up inventories of parts and components for our vehicles;

•        expand our design, research, development, maintenance and repair capabilities;

•        expand our sales and marketing activities and develop our distribution infrastructure; and

•        expand our general and administrative functions to support our growing operations.

If our product development or commercialization of vehicles is delayed, our costs and expenses may be significantly higher than we currently expect. Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, we expect our losses in future periods will be significant.

We may be unable to adequately control the substantial costs associated with our operations.

We will require significant capital to develop and grow our business. We have incurred and expect to continue to incur significant expenses as we build our brand and develop and market our vehicles; expenses relating to developing and manufacturing our vehicles, tooling and expanding our manufacturing facilities; research and development expenses (including expenses related to the development of the current and future products), raw material procurement costs; and general and administrative expenses as we scale our operations. As a company, we do not have historical experience forecasting and budgeting for any of these expenses, and these expenses could be significantly higher than we currently anticipate. In addition, any disruption to our manufacturing operations, obtaining necessary equipment or supplies, expansion of our manufacturing facilities, or the procurement of permits and licenses relating to our expected manufacturing, sales and distribution model could significantly increase our expenses. In such event, we could be required to seek additional financing earlier than we expect, and such financing may not be available on commercially reasonable terms, or at all.

In the longer term, our ability to become profitable in the future will depend on our ability not only to control costs, but also to sell in quantities and at prices sufficient to achieve our expected margins. If we are unable to appropriately price and cost-efficiently design, manufacture, market, sell, distribute our vehicles, our margins, profitability and prospects will be materially and adversely affected.

Our Board of Directors may choose to defer or abandon the Merger.

The completion of the Merger may be deferred or abandoned, at any time, by action of our Board of Directors. While we currently expect the Merger to take place promptly, our Board of Directors may defer completion either before or for a significant time may abandon the Merger because of, among other reasons, changes in existing or proposed laws, our determination that the Merger would involve tax or other risks that outweigh their benefits, our determination that the level of expected benefits associated with the Merger would otherwise be reduced, a dispute with the taxation authorities over the Merger (or certain aspects thereof), an unexpected increase in the cost to complete the Merger or any other determination by our Board of Directors that the Merger would not be in the best interests of Thunder Power or its shareholders or that the Merger would have material adverse consequences to Thunder Power or its shareholders. However, a majority of our shareholders have signed a company support agreement that contractually requires their support of the Merger.

Risks Related to the Automotive Market including the Electric Vehicle Sector

The automotive market is highly competitive, and we may not be successful in competing in this industry.

The global automotive market, particularly for electric and alternative fuel vehicles, is highly competitive, and we expect it will become even more so in the future. In recent years, the electric vehicle industry has grown, with several companies that focus completely or partially on the electric vehicle market. We expect additional companies to enter this market within the next several years. Electric vehicle manufacturers with which we compete include Tesla, BYD, NIO as well as an increasing number of U.S.-based and international entrants, many of which have announced plans to begin selling their own electric vehicles in the near-term. We also compete with established automobile manufacturers in the luxury vehicle segment, many of which have entered or have announced plans to enter the alternative fuel and electric vehicle market with either fully electric or plug-in hybrid versions of their vehicles. We compete for sales with luxury vehicles with internal combustion engines from established manufacturers. Many of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, servicing, and support of their products. In addition, many of these companies have longer operating histories, greater name recognition, larger and more established sales forces, broader customer and industry relationships and other resources than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively than we do. We expect competition in our industry to significantly intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization, favorable governmental policies, and consolidation in the worldwide automotive industry. Our ability to successfully compete in our industry will be fundamental to our future success in existing and new markets. There can be no assurance that we will be able to compete successfully in our markets.

Until the foreseeable future our revenue will be significantly dependent on a limited number of models of electric vehicles.

The company currently has four models of electric vehicles featured in its phased development strategy and our revenue in the foreseeable future will be significantly dependent on a limited number of models. Although we have other vehicle models on our product roadmap, we currently do not expect to introduce another vehicle model for sale to these four models until at least 2030. We expect to rely on sales from the Limited Edition Coupe (the “Coupe” or “488”), Long-range Sedan (the “Sedan”), Compact City Car (the “City Car” or “Chloe”) and the Long-range SUV (the “SUV”, the Coupe, Sedan, City Car and SUV collectively referred to as the “Models”), among other sources of financing, for the capital that will be required to develop and commercialize those subsequent models. To the extent that production of the models is delayed, reduced, or is not well-received by the market for any reason, our revenue and cash flow would be adversely affected, we may need to seek additional financing earlier than we expect, and such financing may not be available to us on commercially reasonable terms, or at all.

We will have a third-party retail product distribution and a full-service network.

We anticipate utilizing third-party retail product distribution and full-service networks to execute on such plans in all markets. If our use of third-party retail production and full-service networks is not effective, such as a breakdown or interruption of supply chain or a company re-organization, our results of operations and financial conditions could be adversely affected.

Our sales of electric vehicles will depend in part on our ability to establish and maintain confidence in our long-term business prospects among consumers, analysts and others within our industry.

Consumers may be less likely to purchase our electric vehicles if they do not believe that our business will succeed or that our operations, including service and customer support operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, to build, maintain and grow our business, we must establish and maintain confidence among customers, suppliers, analysts and other parties with respect to our liquidity and long-term business prospects.

Maintaining such confidence may be particularly difficult as a result of many factors, including our limited operating history, others’ unfamiliarity with our products, uncertainty regarding the future of electric vehicles, any delays in scaling production, delivery and service operations to meet demand, competition and our production and sales performance compared with market expectations. Many of these factors are largely outside of our control, and any negative perceptions about our long-term business prospects, even if exaggerated or unfounded, would likely harm our business and make it more difficult to raise additional capital in the future. In addition, as discussed above, a significant number of new electric vehicle companies have recently entered the automotive industry, which is an industry that has historically been associated with significant barriers to entry and a high rate of failure. If these new entrants or other manufacturers of electric vehicles go out of business, produce vehicles that do not perform as expected or otherwise fail to meet expectations, such failures may have the effect of increasing scrutiny of others in the industry, including us, and further challenging customer, supplier and analyst confidence in our long-term prospects.

Our ability to generate meaningful product revenue will depend on consumer adoption of electric vehicles.

We are developing and producing only electric vehicles and, accordingly, our ability to generate meaningful product revenue will highly depend on sustained consumer demand for alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop as we expect or develops more slowly than we expect, or if there is a decrease in consumer demand for electric vehicles, our business, prospects, financial condition and results of operations will be harmed. The market for electric and other alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation (including government incentives and subsidies) and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Any number of changes in the industry could negatively affect consumer demand for electric vehicles in general and our electric vehicles in particular.

In addition, demand for electric vehicles may be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles such as sales and financing incentives such as tax credits, prices of raw materials and parts and components, cost of fuel, availability of consumer credit, and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in downward price pressure and adversely affect our business, prospects, financial condition and results of operations. Further, sales of vehicles in the automotive industry tend to be cyclical in many markets, which may expose us to increased volatility, especially as we expand and adjust our operations and retail strategies. Specifically, it is uncertain how such macroeconomic factors will impact us as a new entrant in an industry that has globally been experiencing a recent decline in sales.

Other factors that may influence the adoption of electric vehicles include:

•        perceptions about electric vehicle quality, safety, design, performance and cost;

•        perceptions about the limited range over which electric vehicles may be driven on a single battery charge;

•        perceptions about the total cost of ownership of electric vehicles, including the initial purchase price and operating and maintenance costs, both including and excluding the effect of government and other subsidies and incentives designed to promote the purchase of electric vehicles;

•        concerns about electric grid capacity and reliability;

•        perceptions about the sustainability and environmental impact of electric vehicles, including with respect to both the sourcing and disposal of materials for electric vehicle batteries and the generation of electricity provided in the electric grid;

•        the availability of other alternative fuel vehicles, including plug-in hybrid electric vehicles;

•        improvements in the fuel economy of the internal combustion engine;

•        the quality and availability of service for electric vehicles, especially in international markets;

•        volatility in the cost of oil and gasoline;

•        government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•        access to charging stations and cost to charge an electric vehicle, especially in international markets, and related infrastructure costs and standardization;

•        the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

•        macroeconomic factors.

The influence of any of the factors described above or any other factors may cause a general reduction in consumer demand for electric vehicles or our electric vehicles in particular, either of which would materially and adversely affect our business, results of operations, financial condition and prospects.

Developments in electric vehicle or alternative fuel technology or improvements in the internal combustion engine may adversely affect the demand for our vehicles.

We may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, our competitiveness may suffer. Significant developments in alternative technologies, such as alternative battery cell technologies, hydrogen fuel cell technology, advanced gasoline, ethanol or natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to the technologies in our electric vehicles. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors. In addition, we expect to compete in part on the basis of our vehicles’ range, efficiency, charging speeds and performance, and improvements in the technology offered by competitors could reduce demand for our models or other future vehicles. As technologies change, we plan to upgrade or adapt our vehicles and introduce new models that reflect such technological developments, but our vehicles may become obsolete, and our research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. Additionally, as new companies and larger, existing vehicle manufacturers continue to enter the electric vehicle space, we may lose any technological advantage we may have and suffer a decline in our competitive position. Any failure by us to successfully react to changes in existing technologies or the development of new technologies could materially harm our competitive position and growth prospects.

Extended periods of low gasoline or other petroleum-based fuel prices could adversely affect demand for our vehicles, which would adversely affect our business, prospects, results of operations and financial condition.

A portion of the current and expected demand for electric vehicles results from concerns about volatility in the cost of gasoline and other petroleum-based fuel, the dependency of the United States, Europe and Asian markets on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as concerns about climate change resulting in part from the burning of fossil fuels. If the cost of gasoline and other petroleum-based fuel decreases significantly, the outlook for the long-term supply of oil to the United States improves, the government eliminates or modifies its regulations or economic incentives related to fuel efficiency and alternative forms of energy or there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for electric vehicles, including our vehicles, could be reduced, and our business and revenue may be harmed.

Gasoline and other petroleum-based fuel prices have historically been extremely volatile, and it is difficult to ascertain whether such volatility will continue to persist. Lower gasoline or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If gasoline or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for electric vehicles, including our vehicles, may decrease, which would have an adverse effect on our business, prospects, financial condition and results of operations.

If we fail to manage our future growth effectively, we may not be able to develop, manufacture, distribute, market and sell our vehicles successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, results of operations and financial condition. We intend to expand our operations significantly. We expect our future expansion will include:

•        expanding our management team;

•        hiring and training new personnel;

•        establishing or expanding design, manufacturing, sales and service facilities;

•        implementing and enhancing administrative infrastructure, systems and processes, including in connection with our transition to a public company; and

•        expanding into new markets and establishing sales, service and/or manufacturing operations in many of those markets.

We intend to continue to hire a significant number of additional personnel, including design and manufacturing personnel and service technicians for our vehicles. Because our vehicles are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in electric vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training the personnel we do hire. Competition for individuals with experience designing, engineering, manufacturing and servicing electric vehicles is intense, and we may not be able to identify, attract, integrate, train, motivate or retain additional highly qualified personnel in the future. The failure to identify, attract, integrate, train, motivate and retain these additional personnel could seriously harm our business and prospects. Our future employee equity program would be a key factor in our ability to attract and retain talent and continue to support the growth of the company. If we are unable to grant equity awards, or if we are forced to reduce the value of equity awards we grant due to shortage of shares available for issuance under our Share Options Plan, we may not be able to attract, hire and retain the personnel necessary for our business, which would have a material adverse effect on our business, prospects financial condition and results of operations.

In addition, we have no experience in mass manufacturing our vehicles. We cannot assure our investors that we will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market our vehicles. Any failure to develop such manufacturing processes and capabilities within our projected costs and timelines could stunt our future growth and impair our ability to produce, market, service and sell or lease our vehicles successfully. In addition, our success is substantially dependent upon the continued service and performance of our senior management team and key technical and vehicle management personnel. If any key personnel were to terminate their employment with us, such termination would likely increase the difficulty of managing our future growth and heighten the foregoing risks. If we fail to manage our growth effectively, such failure could result in negative publicity and damage to our brand and have a material adverse effect on our business, prospects, financial condition and results of operations.

We are subject to risks associated with autonomous driving and advanced driver assistance system technology, and we cannot guarantee that our vehicles will achieve our targeted assisted or autonomous driving functionality within our projected timeframe, if ever.

Our vehicles are designed with a modularized chassis system. This approach contrasts with the normal industry practice for ICEs, where other components, such as the engine, gearbox, and fuel tank, need to be taken into consideration before styling can be completed. The modular chassis allows a much simpler solution for the chassis design, thereby reducing development time and cost with new vehicle development. Additionally, vehicle stiffness/rigidity is enhanced, and weight is reduced in comparison to the weight of other electric vehicles.

Advanced Driver Assistance Systems (“ADAS”) technologies are emerging and becoming increasingly common in electric vehicles. ADAS is subject to known and unknown risks, and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction, and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. In addition, self-driving technologies are the subject of intense public scrutiny and interest, and previous accidents involving autonomous driving features in other vehicles, including alleged failures or misuse of such features, have generated significant negative media attention and government investigations. We and others in our industry are subject to a Standing General Order issued by NHTSA that requires us to report any crashes in which certain ADAS features were active, and these crash reports will become publicly available. To the extent accidents associated with our ADAS technologies occur, we could be subject to significant liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.

In addition, we face substantial competition in the development and deployment of ADAS technologies. Many of our competitors, including established automakers and technology companies, have devoted significant time and resources to developing self-driving technologies. If we are unable to develop competitive Level 2 or more advanced ADAS technologies in-house or acquire access to such technologies via partnerships or investments in other companies or assets, we may be unable to equip our vehicles with competitive ADAS features, which could damage our brand, reduce consumer demand for our vehicles or trigger cancellations of reservations and could have a material adverse effect on our business, results of operations, prospects and financial condition.

ADAS technology is also subject to considerable regulatory uncertainty, which exposes us to additional risks.

Our business and prospects depend significantly on our brand.

Our business and prospects will heavily depend on our ability to develop, maintain and strengthen the “Thunder Power” brand association with luxury and technological excellence. Promoting and positioning our brand will likely depend significantly on our ability to provide a consistently high-quality customer experience, an area in which we have limited experience. To promote our brand, we will be required to invest in, and over time we may be required to change our customer development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print advertising. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our competitors’ vehicles or our competitors’ success. For example, certain of our competitors have been subject to significant scrutiny for incidents involving their self-driving technology and battery fires, which could result in similar scrutiny of us.

In particular, any negative publicity, whether or not true, can quickly proliferate on social media and harm consumer perception and confidence in our brand. The growing use of social media increases the speed with which information and opinions can be shared and, thus, the speed with which a company’s reputation can be affected. If we fail to correct or mitigate misinformation or negative information, including information spread through social media or traditional media channels, about us, the products we offer, our customer experience, or any aspect of our brand, our business, sales and results of operations could be adversely impacted. From time to time, our vehicles or those of our competitors may be evaluated and reviewed by third parties. Perceptions of our offerings in the marketplace may be significantly influenced by these reviews, which are disseminated via various media, including the internet. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our vehicles and reduce demand for our vehicles, which could have a material adverse effect on our business, results of operations, prospects and financial condition.

We face risks associated with international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

We anticipate having operations in the United States, Europe and distributions in the United States, European and Asian markets, each that which may be subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell, service and manufacture our vehicles, and require significant management attention. These risks include:

•        conforming our vehicles to various international regulatory requirements where our vehicles are sold, or homologation;

•        establishing localized supply chains and managing international supply chain and logistics costs;

•        establishing sufficient charging points for our customers in those jurisdictions, via partnerships or, if necessary, via development of our own charging networks;

•        difficulty in staffing and managing foreign operations;

•        difficulties attracting customers in new jurisdictions;

•        difficulties establishing international manufacturing operations, including difficulties establishing relationships with or establishing localized supplier bases and developing cost-effective and reliable supply chains for such manufacturing operations and financing such manufacturing operations;

•        foreign government taxes, regulations and permit requirements;

•        inflation as well as fluctuations in foreign currency exchange rates and interest rates, including risks related to any forward currency contracts, interest rate swaps or other hedging activities we undertake;

•        United States and foreign government trade restrictions, tariffs and price or exchange controls;

•        foreign labor laws, regulations and restrictions;

•        foreign data privacy and security laws, regulations and obligations;

•        changes in diplomatic and trade relationships, including political risk and customer perceptions based on such changes and risks;

•        political instability, natural disasters, pandemics, war or events of terrorism; and

•        the strength of international economies.

If we fail to successfully address these risks, our business, prospects, results of operations and financial condition could be materially harmed.

Uninsured losses could result in payment of substantial damages, which would decrease our cash reserves and could harm our cash flow and financial condition.

In the ordinary course of business, we may be subject to losses resulting from product liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. While we currently carry insurance that is customary for our size and operations, we may not maintain as much insurance coverage as other original equipment manufacturers do, and in some cases, we may not maintain any at all. Additionally, the policies that we have may include significant deductibles, and we cannot be certain that our insurance coverage will be sufficient to cover all or any future claims against us. A loss that is uninsured or exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and results of operations. Further, insurance coverage may not continue to be available to us or, if available, may be at a significantly higher cost, especially if insurance providers perceive any increase in our risk profile in the future.

Increasing scrutiny and changing expectations from global regulations, our investors, customers and personnel with respect to our ESG practices may impose additional costs on us or expose us to new or additional risks.

There is increased focus, including from governmental organizations and investors, customers and personnel, on ESG issues such as environmental stewardship, climate change, diversity and inclusion, racial justice and workplace conduct. There can be no certainty that we will manage such issues successfully, or that we will successfully meet society’s expectations as to our proper role. Negative public perception, adverse publicity or negative comments in social media could damage our reputation if we do not, or are not perceived to, adequately address these issues. Any harm to our reputation could impact our personnel’s engagement and retention and the willingness of our customers and partners to do business with us.

It is possible that our stakeholders may not be satisfied with our ESG practices, or the speed of their adoption and our systems may not be adequate to meet increasing global regulations on ESG topics. Actual or perceived shortcomings with respect to our ESG initiatives and reporting could negatively impact our business. We could also incur additional costs and require additional resources to monitor, report, and comply with various ESG practices. In addition, a variety of organizations have developed ratings to measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. Investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Unfavorable ratings of our company or our industries, as well as non-inclusion of our stock on ESG-oriented investment funds, may lead to negative investor sentiment and the diversion of investment to other companies or industries, which could have a negative impact on our stock price.

In addition, due to the impacts of climate change, there are increasing risks to our business, including physical risks such as wildfires, floods, tornadoes or other events, that could cause disruptions to our supply chain, manufacturing, and corporate functions. We may incur additional costs and resources preparing for and addressing such risks.

The SEC and other parties may find that Thunder Power’s public-relations information before the production on any of our EVs may have misled investors or conditioned the market for investors or that we may have omitted to provide information that investors may reasonably find important to their investment decision.

There is always a risk against making false claims about the prospects of an EV technology company. One such notable case was United States of America v. Trevor Milton, No. 21-00478, U.S. District Court, Southern District of New York, 21 Cr. 478 (ER) (“Nikola”). Nikola involved an electric truck maker who the SEC alleged in 2020-2021 defrauded its investors with false claims about its EV technology. In a cease-and-desist order against Nikola and the subsequent case S.E.C. v. Milton, No. 21 Civ. 06445 (AKH), the SEC said that Trevor Milton (“Milton”), the founder and one-time chairperson of Nikola, lied to inflate stock prices during the company’s public-relations campaign to investors by making forward-looking statements since the company had not yet produced a single vehicle. Other misleading and forward-looking statements included claims about Nikola’s technological advancements, in-house production capabilities, hydrogen production, truck reservations and orders, financial outlook, refueling time, and a potential partnership with a globally known car maker. Several electric vehicle prototypes of the Sedan and City Car were built by TongGao Advanced Manufacturing Technology (Taicang) Co. Ltd, an affiliate of Thunder Power. There prototypes were built for the purpose of showcasing Thunder Power’s technology and for early fundraising purpose. Thunder Power has not produced a single electric vehicle and all our statements in this prospectus regarding our production capabilities, technologies, weight, charging time, driving range and potential partnerships are forecasts or forward-looking statements based on our own beliefs, opinions, and internal research, development and testing.

Various States’ Automobile Manufacturer and Dealer Regulations may limit Thunder Power’s ability to implement its business model for the sale of the Coupe and for the servicing of its entire family of EVs in the U.S. EV market.

In the United States, state laws regulate the manufacture, distribution, sale and service of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to residents. Certain states do not permit automobile manufacturers to be licensed as dealers or to act in the capacity of a dealer, or otherwise restrict a manufacturer’s ability to deliver or service vehicles. To sell vehicles to residents of states where Thunder Power is not licensed as a dealer, Thunder Power expects to conduct the transfer of title out of the state. In certain such states, Thunder Power expects to open Studios that serve an educational purpose and where the title transfer may not occur.

Some automobile dealer trade associations may challenge the legality of Thunder Power’s operations and direct selling operations by OEMs in court and may use administrative and legislative processes to attempt to prohibit or limit such OEMs’ ability to operate existing stores or expand to new locations. Certain dealer associations may also actively lobbied state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to Thunder Power’s planned direct sales and service model. Thunder Power expects dealer trade associations to continue to lobby state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to its business model; however, Thunder Power intends to oppose such efforts to limit its ability to operate and intends to proactively support legislation that enables its business model.

Should Thunder Power not be allowed to develop relationships with the largest multi-brand and high-end brand dealers in the U.S. it would be difficult for it as a newcomer to the U.S. EV market to gain a foothold in the U.S. Thunder Power recognizes that its best strategy for market penetration is to align itself with a U.S. dealership network, especially for sale of the Coupe, and the eventual servicing of its family of EVs.

If Thunder Power is successful in building out its business model without limitations from legislations, trade associations or lobbyist, it may be able to explore having a relationship with one of the large service providers for EVs in the U.S. This potential partner currently maintains 1,000 technicians, 750 mobile service trucks and 24/7 call centers for warranty and service processing. This potential partner is currently servicing reputable BYD commercial vehicles. In addition, a sister company of this potential partner specializes in and is the leading full-service provider of repair/remanufacture, storage, distribution and logistics, first life extension and recycling services on the entire battery life cycle. Together these two companies are subsidiaries of a large $21 billion revenue privately held company in the U.S. and would offer great potential to Thunder Power should the service segment of Thunder Power’s business model materializes. Thunder Power has not entered into any formal discussions or negotiations with this potential partner and there is no guarantee that Thunder Power will ever do so.

Your rights as a shareholder of Thunder Power will change as a result of the Merger and you may not be afforded as many rights as a shareholder of PubCo under applicable laws and its amended and restated memorandum and articles of association as you were as a shareholder of Thunder Power under applicable laws and the Thunder Power certificate of incorporation and bylaws.

Before the consummation of the Merger, Thunder Power shareholders’ rights were governed by its memorandum and articles of association under BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “Act”) and the common law of the British Virgin Islands. Following the consummation of the Merger, PubCo’s corporate affairs will be governed by the SPAC’s amended and restated articles of incorporated under the DGCL. The amendment to the SPAC’s articles of incorporation which will become PubCo’s amended and restated articles of incorporation. The rights of former Thunder Power shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibility of the directors would be governed under DE law and would no longer be governed by the Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of shareholders and the fiduciary responsibilities of directors under BVI law may not be as clearly established as they would be under statutes or judicial precedent in the United States in the state of Delaware. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

We may not be able to preserve in the amended and restated articles of incorporation of PubCo the same allocation of material rights and powers between the former Thunder Power shareholders and our Board of Directors that exists under Thunder Power’s bylaws and certificate of incorporation, because Thunder Power is formed under British Virgin Islands law and PubCo is formed under Delaware law. Based on the differences between the governing documents of PubCo under Delaware law and differences between the governing documents of Thunder Power, your rights as a shareholder in Thunder Power may not be the same as your rights as a shareholder in PubCo. Please see the section entitled “Differences in Corporate Law” for more information.

Since some of the PubCo’s directors, officers and assets may reside or may be located outside of the United States, investors may have difficulty enforcing judgments against these PubCo’s directors and officers.

PubCo is incorporated under the laws of the DGCL yet some of its directors and officers may reside outside the United States, and until the building of the production facility in the United States, a majority of PubCo’s assets and some or all of the assets of such persons are located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon these PubCo’s directors and officers, or to recover against those persons on judgments of United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws. Moreover, it is not certain that a court in the British Virgin Islands, Hong Kong, or Taiwan would award damages on the same basis as a foreign court if an action were brought in the British Virgin Islands, Hong Kong, or Taiwan, or that a British Virgin Islands, Hong Kong, or Taiwanese court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with British Virgin Islands, Hong Kong or Taiwan practice or public policy.

For shareholders who reside or are located outside of the United States, the courts of the British Virgin Islands, Hong Kong or Taiwan would not automatically enforce judgments of United States courts obtained in actions against PubCo’s directors and officers, predicated upon the civil liability provisions of the United States federal securities laws, or entertain actions brought in the British Virgin Islands, Hong Kong or Taiwan against PubCo or such persons predicated solely upon United States federal securities laws, although the British Virgin Islands will recognize a foreign judgment. Further, the United States may not be declared by the Government of other countries to be a reciprocating territory for the purposes of enforcement of foreign judgments, and there are grounds upon which British Virgin Islands, Hong Kong, or Taiwan courts may decline to enforce the judgments of United States courts. Some remedies available under the laws of United States jurisdictions, including remedies available under the United States federal securities laws, may not be allowed in British Virgin Islands, Hong Kong, or Taiwan courts if contrary to public policy in the British Virgin Islands, Hong Kong, or Taiwan. Because judgments of United States courts are not automatically enforceable in the British Virgin Islands. Hong Kong or Taiwan, it may be difficult for you to recover against PubCo’s directors and officers based upon such judgments. See “Enforceability of Civil Liabilities.”

Although Thunder Power is incorporated in the British Virgin Islands, there is no statutory enforcement in the British Virgin Islands of judgments obtained in the United States, the courts of the British Virgin Islands will recognize a valid and conclusive judgment as the basis for a claim at common law in the British Virgin Islands provided that:

•        the U.S. court issuing the judgment had proper jurisdiction over PubCo subject to such judgment;

•        there is due compliance with the correct procedures under the laws of the British Virgin Islands;

•        the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of PubCo;

•        in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•        No new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the British Virgin Islands;

•        recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy of the British Virgin Islands; and

•        the proceedings pursuant to which judgment was obtained were not contrary to natural justice of the British Virgin Islands.

BVI courts are also unlikely:

•        to recognize or enforce judgments against PubCo of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•        to impose liabilities against PubCo in original actions brought in BVI, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There are grounds upon which a BVI court may not enforce the judgments of U.S. courts and some remedies available under the laws of U.S. jurisdictions, including some remedies available under U.S. federal securities laws, may not be permitted under the BVI courts as contrary to public policy in the BVI. Furthermore, no claim may be brought in the BVI by or against PubCo or its directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial application under BVI law and do not have force of law in the BVI, however, a BVI court may impose civil liability, including the possibility of monetary damages, on PubCo or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under BVI law.

Changes in domestic and foreign laws, including tax law changes, could adversely affect PubCo, its subsidiary and its shareholders, and our effective tax rate may increase whether we effect the Merger or not.

Changes in tax laws, regulations or treaties or the interpretation or enforcement thereof, in both or either of the U.S. or the British Virgin Islands, could adversely affect the tax consequences of the Merger to PubCo and its shareholders and/or our effective tax rates (whether associated with the Merger or otherwise). While the Merger is not anticipated to have any material impact on our effective tax rate, there is uncertainty regarding the tax policies of the jurisdictions where we operate, and our effective tax rate may increase and any such increase may be material.

Risks Related to Manufacturing and Supply Chain

We have not yet commenced mass production, and any significant delay in the design, manufacture, launch and financing could make it difficult for us to commence production and harm our business and prospects.

Our plan to commercially manufacture and sell our vehicles is dependent upon the timely availability of funds, upon our finalizing of the related design, engineering, component procurement, testing, build-out and manufacturing plans in a timely manner and also upon our ability to execute these plans within the planned timeline. Automobile manufacturers often experience delays in the design, manufacture and commercial release of new vehicle models, and if we experience significant delays in any of the foregoing processes, it would be difficult for us to commence production, which could harm our business and prospects.

Many of our vehicles are still in the development and/or testing phase, and may occur later or not at all. Additionally, prior to mass production of our electric vehicles, we will also need the vehicles to be fully approved for sale according to differing requirements, including but not limited to regulatory requirements, in the different geographies where we intend to launch our vehicles. Likewise, we may encounter delays with the design, construction, and regulatory or other approvals necessary to bring online our future manufacturing facility in the United States.

Furthermore, we would rely on third party suppliers for the development, manufacture, and/or provision and development of many of the key components and materials used in our vehicles, as well as provisioning and servicing equipment in our manufacturing facilities. We understand that many automobile manufacturers have been affected by ongoing, industry-wide challenges in logistics and supply chains, such as increased port congestion, intermittent supplier delays, a shortfall of semiconductor supply, and international travel restrictions preventing supply quality engineers from conducting in-person visits and quality engineering for parts production. We expect to face these and similar challenges which may affect our ability, and the ability of our suppliers, to obtain parts, components and manufacturing equipment on a timely basis, and in some instances have resulted in increased costs. We expect that these industry-wide trends will continue for the foreseeable future. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines.

Any significant delay or other complication in the development, manufacture, launch and production ramp of our future products, features and services, including complications associated with completing and subsequently expanding our production capacity and supply chain or obtaining or maintaining related regulatory approvals, or inability to manage such ramps cost-effectively, could materially damage our brand, business, prospects, financial condition and results of operations.

The continued development of and the ability to manufacture our vehicles, are and will be subject to risks, including with respect to:

•        our ability to ensure readiness of firmware features and functions to be integrated into the unified hardware network and cloud as planned and on the desired timeline;

•        any delays by us in delivering final component designs to our suppliers;

•        our or our suppliers’ ability to successfully tool their manufacturing facilities as planned and on the desired timeline;

•        our ability to ensure a working supply chain and desired supplier part quality and quantity as planned and on the desired timeline;

•        our ability to accurately manufacture vehicles within specified design tolerances;

•        our ability to establish, refine and scale, as well as make significant investments in manufacturing, supply chain management and logistics functions, including the related information technology systems and software applications;

•        our ability to adequately reduce and control the costs of key parts and materials;

•        our ability to manage any transitions or changes in our production process, planned or unplanned;

•        the occurrence of product defects that cannot be remedied without adversely affecting the production;

•        our ability to secure necessary funding;

•        our ability to negotiate and execute definitive agreements with various suppliers for hardware, software, or services necessary to engineer or manufacture our vehicles;

•        our ability to obtain required regulatory approvals and certifications;

•        our ability to comply with environmental, safety, and similar regulations and in a timely manner;

•        our ability to secure necessary components, services, or licenses on acceptable terms and in a timely manner;

•        our ability to attract, recruit, hire, retain and train skilled personnel including supply chain management, supplier quality, manufacturing and logistics personnel;

•        our ability to implement effective and efficient quality controls;

•        delays or disruptions in our supply chain including raw material supplies;

•        our ability to maintain arrangements on commercially reasonable terms with our suppliers, delivery and other partners, after sales service providers, and other operationally significant third parties;

•        other delays, backlog in manufacturing and research and development of new models, and cost overruns; and

•        any other risks identified herein.

We expect that we will require additional financing to fund our planned operations and expansion plans. If we are unable to arrange for required funds under the terms and on the timeline that we anticipate, our plans for tooling and building out our manufacturing facilities and for commercial production of our electric vehicles could be significantly delayed, which would materially adversely affect our business, prospects, financial condition and results of operations.

Our prospect for future growth depends upon our ability to establish and maintain relationships with our potential suppliers and source suppliers for our critical components, and to completely build out our supply chain, while effectively managing the risks due to such relationships.

Our success will depend on our ability to enter into supplier agreements and establish and maintain our relationships with hundreds of suppliers that are critical to the output and production of our vehicles. We currently have no supply or supplier agreements and the supplier agreements we have been in discussions regarding, or may enter into with potential key suppliers in the future may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. To the extent that we do not have long-term supply agreements with guaranteed pricing for our parts or components, we will be exposed to fluctuations in prices of components, materials and equipment. In addition, our agreements for the purchase of other components may contain pricing provisions that are subject to adjustment based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials and equipment, whether due to supply chain or logistics issues or due to inflation, would increase our operating costs and could reduce our margins if we cannot recoup the increased costs. Any attempts to increase the announced or expected prices of our vehicles in response to increased costs could be viewed negatively by our potential customers and could adversely affect our business, prospects, financial condition or results of operations.

We currently have no supply or supplier agreements and may be at a disadvantage in negotiating supply or supplier agreements for the production of our vehicles as we have not commenced the mass production of our vehicles. In addition, given that in many cases we are an aggregator of automotive parts produced by third party manufacturers, there is the possibility that supply or supplier agreements for the parts and components for our vehicles could be at costs that make it difficult for us to operate profitably.

We will be dependent on our suppliers and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components or to implement or maintain effective inventory management and other systems, processes and personnel to support ongoing and increased production, could have a material adverse effect on our results of operations and financial condition.

We will rely on third-party suppliers for the provision and development of many of the key components and materials used in our vehicles. While we plan to obtain components from multiple sources whenever possible, many of the components used in our vehicles will be purchased by us from a single, yet unknown, source. Our limited, and in many cases single-source, supply chain approach exposes us to multiple potential sources of delivery failure or component shortages for our production. Our potential third-party suppliers may not be able to meet our required product specifications and performance characteristics, which would impact our ability to achieve our product specifications and performance characteristics as well. Additionally, our potential third-party suppliers may be unable to obtain required certifications or provide necessary warranties for their products that are necessary for use in our vehicles.

We may be affected by ongoing, industry-wide challenges in logistics and supply chains, such as increased port congestion, intermittent supplier delays a shortfall of semiconductor supply, and international travel restrictions preventing supply quality engineers from conducting in-person visits and quality engineering for parts production. We expect that these industry-wide trends will continue to affect the ability of us and our suppliers to obtain parts, components and manufacturing equipment on a timely basis for the foreseeable future, and may result in increased costs. We may also be impacted by changes in our future supply chain or production needs, including cost increases from our suppliers, in order to meet our quality targets and development timelines as well as due to design changes. Likewise, any significant increases in our production may in the future require us to procure additional components in a short amount of time. Our suppliers may not ultimately be able to sustainably and timely meet our cost, quality and volume needs, requiring us to replace them with other sources. In many cases, our suppliers will be providing us with custom-designed parts that would require significant lead time to obtain from alternative suppliers, or may not be available from alternative suppliers at all. If we are unable to obtain suitable components and materials used in our vehicles from our suppliers or if our suppliers decide to create or supply a competing product, our business could be adversely affected. Further, if we are unsuccessful in our efforts to control and reduce supplier costs, our results of operations will suffer.

We have not experienced, but may in the future experience, delays if our suppliers do not meet agreed upon timelines, experience capacity constraints, or deliver components that do not meet our quality standards. Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production of our vehicles until an alternative supplier is able to supply the required material. Any such delay, even if caused by a delay or shortage in only one part, could significantly affect our ability to meet our planned vehicle production targets. Even in cases where we may be able to establish alternate supply relationships and obtain or engineer replacement components for our single source components, we may be unable to do so quickly, or at all, at prices or quality levels that are acceptable to us. This risk is heightened by the fact that we have less negotiating leverage with suppliers than larger and more established automobile manufacturers, which could adversely affect our ability to obtain necessary components and materials on a timely basis, on favorable pricing and other terms, or at all. The industry in which we operate has recently experienced severe supply chain disruptions, and we expect these conditions to continue for the foreseeable future. Any such supply disruption could materially and adversely affect our results of operations, financial condition and prospects.

Furthermore, as the scale of our vehicle production increases in the future, we will need to accurately forecast, purchase, warehouse and transport components to our manufacturing facilities and servicing locations internationally and at much higher volumes. We have not yet scaled production in our manufacturing facilities to significant volumes or begun servicing vehicles at significant volumes. Accordingly, our ability to scale production and vehicle servicing and mitigate risks associated with these activities has not been thoroughly tested. If we are unable to accurately match the timing and quantities of component purchases to our actual needs, successfully recruit and retain personnel with relevant experience, or successfully implement automation, inventory management and other systems or processes to accommodate the increased complexity in our supply chain and manufacturing operations, we may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material adverse effect on our results of operations and financial condition.

Furthermore, unexpected changes in business conditions, materials pricing, labor issues, wars, governmental changes, tariffs, natural disasters, health epidemics, and other factors beyond our and our suppliers’ control could also affect these suppliers’ ability to deliver components to us on a timely basis. We have also identified certain of our suppliers, including certain suppliers we deem critical, as having poor financial health or being at risk of bankruptcy. Although we routinely review our suppliers’ financial health and attempt to identify alternate suppliers where possible, the loss of any supplier, particularly a single- or limited-source supplier, or the disruption in the supply of components from our suppliers, could lead to vehicle design changes, production delays, idle manufacturing facilities and potential loss of access to important technology and parts for producing, servicing and supporting our vehicles, any of which could result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, results of operations and financial condition. In addition, if our suppliers experience substantial financial difficulties, cease operations or otherwise face business disruptions, we may be required to provide substantial financial support to ensure supply continuity, which could have an additional adverse effect on our liquidity and financial condition.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors, could harm our business.

As we scale commercial production of our vehicles or any future energy storage systems, we have experienced and may continue to experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and adversely impact our business, results of operations, prospects and financial condition. In addition, we use various materials in our business, including aluminum, steel, lithium, nickel, copper, cobalt, neodymium, terbium, praseodymium and manganese, as well as lithium-ion cells and semiconductors from suppliers. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions, inflationary pressure and global demand for these materials, including as a result of increased production of electric vehicles, energy storage products by our competitors and the global supply chain crisis, and could adversely affect our business and results of operations. For instance, we are exposed to multiple risks relating to lithium-ion cells. These risks include:

•        the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric vehicle industry as demand for such cells increases;

•        an increase in the cost, or decrease in the available supply, of materials, such as cobalt, used in lithium-ion cells;

•        disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers; and

•        fluctuations in the value of any foreign currencies, in which battery cell and related raw material purchases are or may be denominated against the U.S. dollar.

Our ability to manufacture our vehicles or any future energy storage systems will depend on the continued supply of battery cells for the battery packs used in our products. We have limited flexibility in changing battery cell suppliers, and any disruption in the supply of battery cells from such suppliers could disrupt production of our vehicles until a different supplier is fully qualified. Furthermore, our ability to manufacture our vehicles depends on continuing access to semiconductors and components that incorporate semiconductors. A global semiconductor supply shortage is having wide-ranging effects across multiple industries and the automotive industry in particular, and it has impacted many automotive suppliers and manufacturers, including us, that incorporate semiconductors into the parts they supply or manufacture. We have experienced and may continue to experience an impact on our operations as a result of the semiconductor supply shortage, and such shortage could in the future have a material impact on us or our suppliers, which could delay or reduce planned production levels of the Models or planned future vehicles, impair our ability to continue production once started or force us or our suppliers to pay exorbitant rates for continued access to semiconductors, and of which could have a material adverse effect on our business, prospects and results of operations. In addition, prices and transportation expenses for these materials fluctuate depending on many factors beyond our control, including fluctuations in supply and demand, currency fluctuations, tariffs and taxes, fluctuations and shortages in petroleum supply, freight charges and other economic and political factors. These risks could be further magnified by geographical developments such as the conflict between Ukraine and Russia. Substantial increases in the prices for our materials or prices charged to us, such as those charged by battery cell or semiconductor suppliers, would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of orders and reservations and materially and adversely affect our brand, image, business, results of operations, prospects and financial condition.

Furthermore, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions have and may continue to result in significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials or components would increase our operating costs and could reduce our margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to us, and would impact our expected manufacturing and delivery timelines, and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We must develop complex software and technology systems, including in coordination with vendors and suppliers, in order to produce our electric vehicles, and there can be no assurance such systems will be successfully developed.

Our vehicles, use a substantial amount of third-party and proprietary software and complex technological hardware to operate, some of which is still subject to further development and testing. The development and implementation of such advanced technologies is inherently complex, and requires coordination with our vendors and suppliers in order to integrate such technology into our electric vehicles and ensure it interoperates with other complex technology as designed and as expected.

We may fail to detect defects and errors that are subsequently revealed, and our control over the performance of third-party services and systems may be limited. Any defects or errors in, or which are attributed to, our technology, could result in, among other things:

•        delayed production and delivery of our vehicles;

•        delayed market acceptance of our vehicles;

•        loss of customers or inability to attract new customers;

•        diversion of engineering or other resources for remedying the defect or error;

•        damage to our brand or reputation;

•        increased service and warranty costs;

•        legal action by customers or third parties, including product liability claims; and

•        penalties imposed by regulatory authorities.

In addition, if we are unable to develop the software and technology systems necessary to operate our vehicles, our competitive position will be harmed. We rely on third-party suppliers to develop a number of technologies for use in our products. There can be no assurances that our suppliers will be able to meet the technological requirements, production timing and volume requirements to support our business plan. In addition, such technology may not satisfy the cost, performance useful life and warranty characteristics we anticipate in our business plan, which could materially adversely affect our business, prospects and results of operations.

If our manufacturing facilities become inoperable, we will be unable to produce our vehicles and our business will be harmed.

Any failure to continue commercial production on schedule, such as a breakdown or interruption of our supply chain, would lead to additional costs and would delay our ability to generate meaningful revenues. In addition, it could prevent us from gaining the confidence of potential customers, spur cancellations of reservations for the Models and open the door to increased competition. All of the foregoing could hinder our ability to successfully launch and grow our business and achieve a competitive position in the market.

We rely on complex machinery for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security and costs.

We expect to utilize a number of new manufacturing technologies, techniques and processes for our vehicles, such as motor winding equipment, and we may utilize additional new technologies, techniques and processes in the future. Certain design features in our vehicles present additional manufacturing challenges, such the Battery Management System and Thermal Management System. There is no guarantee that we will be able to successfully and timely introduce and scale any such new processes or features.

We also rely heavily on complex machinery for our operations, and our production involves a significant degree of uncertainty and risk in terms of operational performance and costs. Our manufacturing plant employs large-scale, complex machinery combining many components, which may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts that may not be available when needed.

Unexpected malfunctions of the manufacturing plant components may significantly decrease our operational efficiency, including by forcing manufacturing shutdowns in order to conduct repairs or troubleshoot manufacturing problems. Our facilities may also be harmed or rendered inoperable by natural or man-made disasters, including but not limited to earthquakes, tornadoes, flooding, fire, power outages, environmental hazards and remediation, costs associated with decommissioning of equipment, labor disputes and strikes, difficulty or delays in obtaining governmental permits and licenses, damages or defects in electronic systems, industrial accidents or health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our vehicles for some period of time. The inability to produce our vehicles or the backlog that could develop if our manufacturing plant is inoperable for even a short period of time may result in the loss of customers or harm our reputation. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all. Should operational risks materialize, they may result in the personal injury to or death of our workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

If we update or discontinue the use of our manufacturing equipment more quickly than expected, we may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in our depreciation could negatively affect our financial results.

We have invested and expect to continue to invest significantly in what we believe is state of the art tooling, machinery and other manufacturing equipment, and we depreciate the cost of such equipment over their expected useful lives. However, manufacturing technology may evolve rapidly, and we may decide to update our manufacturing processes more quickly than expected. Moreover, as we ramp the commercial production of our vehicles, our experience may cause us to discontinue the use of already installed equipment in favor of different or additional equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and our results of operations could be negatively impacted.

We have no experience to date in mass manufacturing of our electric vehicles.

We cannot provide any assurance as to whether we will be able to develop efficient, automated, low-cost logistics and production capabilities and processes and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our vehicles. Even if we are successful in developing our high volume production capability and processes and reliably source our component supply, no assurance can be given as to whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or force majeure events, or in time to meet our commercialization schedules, or to store and deliver parts in sufficient quantities to the manufacturing lines in a manner that enables us to maintain our production ramp curve and rates, or to satisfy the requirements of customers and potential customers. Any failure to develop such logistics and production processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, results of operations, prospects and financial condition. Bottlenecks and other unexpected challenges have and may continue to arise as we ramp production of the models, and it will be important that we address them promptly while continuing to control our logistics and manufacturing costs. If we are not successful in doing so, or if we experience issues with our logistics and manufacturing process improvements, we could face further delays in establishing and/or sustaining our production ramps or be unable to meet our related cost and profitability targets.

If our vehicles fail to perform as expected, our ability to develop, market and sell or lease our products could be harmed.

Our vehicles or the components installed therein have in the past and may in the future contain defects in design and manufacture that may cause them not to perform as expected or that may require repairs, recalls, and design changes, any of which would require significant financial and other resources to successfully navigate and resolve. Although we will attempt to remedy any issues we observe in our products as effectively and rapidly as possible, such efforts could significantly distract management’s attention from other important business objectives, may not be timely, may hamper production or may not be to the satisfaction of our customers. Further, our limited operating history and limited field data reduce our ability to evaluate and predict the long-term quality, reliability, durability and performance characteristics of our battery packs, powertrains and vehicles. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale or lease to customers.

Any defects, delays or legal restrictions on vehicle features, or other failure of our vehicles to perform as expected, could harm our reputation and result in delivery delays, product recalls, product liability claims, breach of warranty claims and significant warranty and other expenses, and could have a material adverse impact on our business, results of operations, prospects and financial condition. Any such defects or noncompliance with legal requirements could also result in safety recalls. See “— Risks Related to Litigation and Regulation.” As a new entrant to the industry attempting to build customer relationships and earn trust, these effects could be significantly detrimental to us. Additionally, problems and defects experienced by other electric consumer vehicles could by association have a negative impact on perception and customer demand for our vehicles.

In addition, even if our vehicles function as designed, we expect that the battery efficiency, and hence the range, of our electric vehicles, like other electric vehicles that use current battery technology, will decline over time. Other factors, such as usage, time and stress patterns, may also impact the battery’s ability to hold a charge, or could require us to limit vehicles’ battery charging capacity, including via over-the-air or other software updates, for safety reasons or to protect battery capacity, which could further decrease our vehicles’ range between charges. Such decreases in or limitations of battery capacity and therefore range, whether imposed by deterioration, software limitations or otherwise, could also lead to consumer complaints or warranty claims, including claims that prior knowledge of such decreases or limitations would have affected consumers’ purchasing decisions. Further, there can be no assurance that we will be able to improve the performance of our battery packs, or increase our vehicles’ range, in the future. Any such battery deterioration or capacity limitations and related decreases in range may negatively influence potential customers’ willingness to purchase our vehicles and negatively impact our brand and reputation, which could adversely affect our business, prospects, results of operations and financial condition.

We face challenges providing charging solutions for our vehicles.

Demand for our vehicles will depend in part on the availability of charging infrastructure both domestically and internationally. While the prevalence of charging stations has been increasing, charging station locations are significantly less widespread than gas stations. Globally there are supportive regulations and funding to build and implement more charging stations. In the U.S., there is a movement toward having a uniform charging adaptor whereby customers of different brands of electric vehicles may use any charging station. However, there is no assurance that more changing stations will be built and implemented in the future, or that a uniform charging adaptor will be available in the future.

Insufficient reserves to cover future warranty or part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially adversely affect our business, prospects, financial condition and results of operations.

We provide a new vehicle limited warranty on all vehicles, components and systems. Warranty reserves will include our management team’s best estimate of the projected costs to repair or to replace items under warranty. Such estimates are inherently uncertain, particularly in light of our limited operating history and the limited field data available to us, and changes to such estimates based on real-world observations may cause material changes to our warranty reserves in the future. If our reserves are inadequate to cover future maintenance requirements on our vehicles, our business, prospects, financial condition and results of operations could be materially and adversely affected. We may become subject to significant and unexpected expenses as well as claims from our customers, including loss of revenue or damages. There can be no assurances that then-existing reserves will be sufficient to cover all claims. In addition, if future laws or regulations impose additional warranty obligations on us that go beyond our manufacturer’s warranty, we may be exposed to materially higher warranty, parts replacement and repair expenses than we expect, and our reserves may be insufficient to cover such expenses.

We may not be able to accurately estimate the supply and demand for our vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. We will be required to provide forecasts of our demand to our suppliers several months prior to the scheduled delivery of vehicles to our prospective customers. Currently, there is no historical basis for making judgments about the demand for our vehicles or our ability to develop, manufacture, and deliver vehicles, or our profitability in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of vehicles to our customers could be delayed, which would harm our business, financial condition and results of operations.

Our facilities or operations could be adversely affected by events outside of our control, such as natural disasters, wars, health epidemics or pandemics, or security incidents.

We and our suppliers may be impacted by natural disasters, wars, health epidemics or pandemics or other events outside of our control. If major disasters such as earthquakes, wildfires, floods, tornadoes or other events occur, or our information system or communications network breaks down or operates improperly, our headquarters and manufacturing facilities may be seriously damaged, or we may have to stop or delay production and shipment of our products. In addition, the COVID-19 pandemic continues to impact inflation, economic markets, manufacturing operations, supply chains, employment and consumer behavior in nearly every geographic region and industry across the world, and we have been, and may in the future be, adversely affected as a result. Furthermore, we could be impacted by physical security incidents at our facilities, which could result in significant damage to such facilities that could require us to delay or discontinue production of our vehicles. In addition, the military invasion of Ukraine by Russia and the sanctions against Russia resulting from such conflict may increase the likelihood of supply chain interruptions and may impair our ability to compete in current or future markets, or otherwise subject us to potential liability. See “— Risks Related to Litigation and Regulation — Changes in U.S. trade policy, including the imposition of tariffs or revocation of normal trade relations and the resulting consequences, could adversely affect our business, prospects, results of operations and financial condition.” We may incur significant expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, results of operations and financial condition.

Our vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs within our vehicles make use of, and any future energy storage systems will make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While we have designed our battery packs to passively contain a single cell’s release of energy without spreading to neighboring cells, a field or testing failure of our vehicles or other battery packs that we produce could occur. In addition, although we equip our vehicles with systems designed to detect and warn vehicle occupants of such thermal events, there can be no assurance that such systems will function as designed or will provide vehicle occupants with sufficient, or any, warning in all crashes. Any such events or failures of our vehicles, battery packs or warning systems could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our vehicles, could seriously harm our business and reputation.

Any unauthorized control, manipulation, interruption or compromise of or access to our products or information technology systems could result in loss of confidence in us and our products, harm our business and materially adversely affect our financial performance, results of operations or prospects.

Our products may contain complex information technology systems. For example, our vehicles are designed with built-in data connectivity to accept and install periodic remote updates to improve their functionality.

In addition, we expect to collect, store, transmit and otherwise process data from vehicles, customers, personnel and other third parties as part of our business operations, which may include personal data or confidential or proprietary information. We also work with third-party service providers and vendors that collect, store and process such data on our behalf. We have taken certain measures to prevent unauthorized access and plan to continue to deploy additional measures as we grow. Our third-party service providers and vendors also take steps to protect the security and integrity of our and their information technology systems and our and their customers’ information. However, there can be no assurance that such systems and measures will not be compromised as a result of intentional misconduct, including by personnel, contractors, or vendors, as well as by software bugs, human error, or technical malfunctions.

Furthermore, cyber threat actors may in the future attempt to gain unauthorized access to, modify, alter and use our vehicles, products and systems to (i) gain control of, (ii) change the functionality, user interface and performance characteristics of and/or (iii) gain access to data stored in or generated by, our vehicles, products and systems. Advances in technology, new vulnerability discoveries, an increased level of sophistication and diversity of our products and services, an increased level of expertise of cyber threat actors and new discoveries in the field of cryptography could lead to a compromise or breach of the measures that we or our third-party service providers use. Some of our products and information technology systems contain or use open source software, which can create additional risks, including potential security vulnerabilities. We and our third-party service providers’ may in the future be affected by security incidents. Our systems are also vulnerable to damage or interruption from, among other things, computer viruses, malware, ransomware, killware, wiperware, computer denial or degradation of service attacks, telecommunications failures, social engineering schemes (such as vishing, phishing or smishing), domain name spoofing, insider theft, physical theft, fire, terrorist attacks, natural disasters, power loss, war, or misuse, mistake or other attempts to harm our products and systems. Our data center and our third-party service providers’ or vendors’ data centers could be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our or our third-party service providers’ or vendors’ data centers and/or cloud infrastructure could result in lengthy interruptions in our service and our business operations. There can be no assurance that any security or other operational measures that we or our third-party service providers or vendors have implemented will be effective against any of the foregoing threats or issues.

These risks have been heightened in connection with the ongoing conflict between Russia and Ukraine and we cannot be certain how this new risk landscape will impact our operations. When geopolitical conflicts develop, government systems as well as critical infrastructures such as financial services and utilities may be targeted by state-sponsored cyberattacks even if they are not directly involved in the conflict. There can be no assurance that our business will not become a potential target as adversaries may attack networks and systems indiscriminately. Such cyberattacks may potentially cause unauthorized access to our sensitive data (including our proprietary software codes), products, and systems, causing data breach, or disruption, modification, destruction to our systems and applications. As a result, we may suffer monetary losses, business interruption, and long-lasting operational issues, damage to our reputation and brand, loss of our intellectual property or trade secrets.

If we are unable to protect our products and systems (and the information stored in our systems) from unauthorized access, use, disclosure, disruption, modification, destruction or other breach, such problems or security breaches could have negative consequences for our business and future prospects, including compromise of vehicle integrity and physical safety, causing monetary losses, giving rise to liabilities under our contracts or to the owners of the applicable information, subjecting us to substantial fines, penalties, damages and other liabilities under applicable laws and regulations, incurring substantial costs to respond to, investigate and remedy such incidents, reducing customer demand for our products, harming our reputation and brand and compromising or leading to a loss of protection of our intellectual property or trade secrets. In addition, regardless of their veracity, reports of unauthorized access to our vehicles, systems or data, as well as other factors that may result in the perception that our vehicles, systems or data are vulnerable to being “hacked,” could negatively affect our brand. In addition, some members of the U.S. federal government, including certain members of Congress and the National Highway Traffic Safety Administration (“NHTSA”), have recently focused attention on automotive cybersecurity issues and may in the future propose or implement regulations specific to automotive cybersecurity. In addition, the United Nations Economic Commission for Europe has introduced new regulations governing connected vehicle cybersecurity, which became effective in January 2021 and are expected to apply in the European Union to all new vehicle types beginning in July 2022 and to all existing architectures/new vehicles from July 2024. Such regulations are also in effect, or expected to come into effect, in certain other international jurisdictions. These and other regulations could adversely affect the timing of our entry into various markets, and if such regulations or other future regulations are inconsistent with our approach to automotive cybersecurity, we would be required to modify our systems to comply with such regulations, which would impose additional costs and delays and could expose us to potential liability to the extent our automotive cybersecurity systems and practices are inconsistent with such regulation.

We may not have adequate insurance coverage to cover losses associated with any of the foregoing, if any. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

Furthermore, we are continuously expanding and improving our information technology systems. In particular, our planned future vehicles will necessitate continued development, maintenance and improvement of our information technology and communication systems in the United States and abroad, such as systems for product data management, vehicle management tools, vehicle security systems, vehicle security management processes, procurement of bill of material items, supply chain management, inventory management, production planning and execution, lean manufacturing, sales, service and logistics, dealer management, financial, tax and regulatory compliance systems. Our ability to operate our business will depend on the availability and effectiveness of these systems. The implementation, maintenance, segregation and improvement of these systems require significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving and expanding our core systems as well as implementing new systems, including the disruption of our data management, procurement, manufacturing execution, finance, supply chain, inventory management, and sales and service processes. We cannot be certain that these systems or their required functionality will be effectively and timely developed, implemented, maintained or expanded as planned. If we are unsuccessful in any of the foregoing, our operations may be disrupted, our ability to accurately or timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. If these systems or their functionality do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions. Any of the foregoing could materially adversely affect our business, prospects, results of operations and financial condition.

In addition, our vehicles depend on the ability of software and hardware to store, retrieve, process and manage immense amounts of data. Our software and hardware, including any over-the-air or other updates, may contain, errors, bugs, design defects or vulnerabilities, and our systems may be subject to technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities may reside in third-party intellectual property or open source software and/or be inherently difficult to detect and may only be discovered after code has been released for external or internal use. Although we will attempt to remedy any issues we observe in our vehicles as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers. Additionally, if we are able to deploy updates to the software addressing any issues but our over-the-air update procedures fail to properly update the software, our customers will then be responsible for working with our service personnel to install such updates to the software, and their vehicle will be subject to these vulnerabilities until they do so. Any compromise of our intellectual property, proprietary information, systems or vehicles or inability prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware may cause us to suffer lengthy interruptions to our ability to operate our business and our customers’ ability to operate their vehicles, compromise of vehicle integrity and physical safety, damage to our reputation, loss of customers, loss of revenue, governmental fines, investigations or litigation or liability for damages, any of which could materially adversely affect our business, results of operations, prospects and financial condition.

We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm our reputation and brand, subject us to significant fines and liability, or otherwise adversely affect our business.

In the course of our operations, we may collect, use, store, disclose, transfer and otherwise process personal information from our customers, personnel and third parties with whom we conduct business, including names, accounts, driver license information, user IDs and passwords, and payment or transaction related information. Additionally, we will use our vehicles’ electronic systems to log information about each vehicle’s use, such as charge time, battery usage, geolocation, mileage and driving behavior, in order to aid it in vehicle diagnostics, repair and maintenance, as well as to help us customize and improve the driving and riding experience.

Accordingly, we may be subject to or affected by a number of federal, state, local and international laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security and govern our collection, storage, retention, protection, use, transmission, sharing, disclosure and other processing of personal information including that of our personnel, customers and other third parties with whom we conduct business. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material and adverse impact on our business, financial condition and results of operations.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. For example, the European Union adopted the General Data Protection Regulation (“GDPR”), which became effective in May 2018, California adopted the California Consumer Privacy Act of 2018 (“CCPA”), which became effective in January 2020, Canada adopted the Personal Information Protection and Electronic Documents Act (“PIPEDA”) and continues to amend the statute, the United Arab Emirates adopted the Data Protection Law (“DPL”), which became effective in January 2022, and the Kingdom of Saudi Arabia enacted the Personal Data Protection Law (“PDPL”) which will take effect in March 2023. Each of the GDPR, the CCPA, the PIPEDA, the DPL and the PDPL impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is collected. Compliance with existing, proposed and recently enacted laws and regulations (including implementation of the privacy and process enhancements called for under the GDPR, CCPA, PIPEDA, DPL and PDPL) can be costly, and any failure to comply with these regulatory standards could subject us to legal and reputational risks.

Specifically, failure to comply with the GDPR can result in significant fines and other liability, including, under the GDPR, fines of up to EUR 20 million or four percent (4%) of global revenue, whichever is greater. The cost of compliance, and the potential for fines and penalties for non-compliance, with GDPR may have a significant adverse effect on our business and operations. Recent legal developments in the European Economic Area (“EEA”), including recent rulings from the Court of Justice of the European Union and from various EU member state data protection authorities, have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States and other so-called third countries outside the EEA. Similar complexities and uncertainties also apply to transfers from the United Kingdom to third countries. While we have taken steps to mitigate the impact on us, the efficacy and longevity of these mechanisms remains uncertain.

At the state level, we may be subject to law and regulations such as the CCPA. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages for violations and a private right of action for certain data breaches. The CCPA requires covered businesses to provide California residents with new privacy-related disclosures and new ways to opt-out of certain uses and disclosures of personal information. As we expand our operations, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Additionally, effective in most material respects starting on January 1, 2023, the California Privacy Rights Act (“CPRA”), will significantly modify the CCPA, including by expanding California residents’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with the authority to implement and enforce the CCPA and the CPRA.

Other states, including Virginia and Colorado, have enacted or are in the process of enacting, or considering similar laws. Compliance with these state statutes, other similar state or federal laws that may be enacted in the future, and other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations, which could cause us to incur substantial costs or require us to change our business practices, including our data practices, in a manner adverse to our business. In particular, certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Failure to comply with applicable laws or regulations or to secure personal information could result in investigations, enforcement actions and other proceedings against us, which could result in substantial fines, damages and other liability as well as damage to our reputation and credibility, which could have a negative impact on revenues and profits.

We will be required to post public privacy policies and other documentation regarding our collection, use, disclosure and other processing of personal information. Although we will endeavor to comply with our published policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our personnel, contractors, service providers, vendors or other third parties fail to comply with our published policies and documentation. Such failures could carry similar consequences or subject us to potential local, state and federal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Claims that we have violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices could, even if we are not found liable, be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and other third parties of security breaches involving certain types of data. For example, laws in all 50 U.S. states generally require business to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a breach. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, penalties or fines, litigation and our customers losing confidence in the effectiveness of our security measures and could require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any of the foregoing could materially adversely affect our business, prospects, results of operations and financial condition.

Risks Related to Our Personnel

The loss of key personnel or an inability to attract, retain and motivate qualified personnel may impair our ability to expand our business.

Our key personnel are not employees of Thunder Power. These key personnel were seconded to Thunder Power from one or more of our subsidiaries and/or affiliates. Our success is substantially dependent upon the continued service and performance of our senior management team and key technical and vehicle management personnel. Our personnel, including our senior management team, are at-will employees of their respective employers, and therefore may terminate employment with us or their employers at any time with no advance notice. Although we do not currently anticipate widespread departure of our senior leadership team or other key personnel, it is always possible that we could lose some key personnel, especially if we are unable to grant equity awards or if the volatility of our stock price increases. The replacement of any members of our senior management team or other key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of our business objectives. Our future success also depends, in part, on our ability to continue to attract, integrate and retain highly skilled personnel. Competition for personnel is frequently intense. As with any company with limited resources, there can be no guarantee that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into our profitability. Because we operate in a newly emerging industry, there may also be limited personnel available with relevant business experience, and such individuals may be subject to non-competition and other agreements that restrict their ability to work for us. This challenge may be exacerbated for us as we attempt to transition from start-up to full-scale commercial vehicle manufacturing and sales in a very short period of time under the unforeseeable business conditions which continue to evolve as a result of the impact of COVID-19 and the recent conflict in Ukraine. Our inability to attract and retain key personnel may materially and adversely affect our business operations. Any failure by our management to effectively anticipate, implement and manage the changes required to sustain our growth would have a material adverse effect on our business, financial condition and results of operations.

We are highly dependent on the services of Mr. Coleman Bradley, who may be the Chairperson of PubCo.

We are highly dependent on the services of Mr. Coleman Bradley, as a former consultant until February 2021 and who may be the Chairperson of PubCo. Mr. Bradley is a significant influence on and driver of our development and business plan. If Mr. Bradley were to discontinue his service with us due to death, disability or any other reason, we would be significantly disadvantaged. This risk is related to access to Mr. Bradley’s large network of contacts and relationships in the United States, including with respect to the clean transportation sector, supply chains, the real estate/construction sector, the financial sector, the legal sector and the government at both the state and federal level. Mr. Bradley will be instrumental in establishing all facets of the U.S. operations of Thunder Power through the mass production of vehicles.

Tax Risks Related to the Business Combination

The Business Combination may result in adverse tax consequences for holders of Thunder Power Ordinary Shares

U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations” below) of Ordinary Shares may be subject to U.S. federal income tax as a result of the Business Combination contemplated by the Merger Agreement. As discussed more fully under the section titled “Material U.S. Federal Income Tax Considerations”, based on, and subject to, qualifications, assumptions and limitations stated therein and in the opinion included as Exhibit 8.1 hereto, the Business Combination should constitute a “reorganization” within the meaning of Section 368(a) of the Code. If the Business Combination so qualifies, U.S. holders generally should not recognize taxable gain or loss for U.S. federal income tax purposes on the Business Combination. However, such U.S. holders will be subject to Section 367(b) of the Code and, as a result:

•        A U.S. holder that, on the date of the Business Combination, beneficially owns (actually and/or constructively) 10% or more of the total combined voting power of all of Thunder Power’s classes of stock entitled to vote or 10% or more of the total value of all of Thunder Power’s classes of stock will generally be required to include in income as a dividend the “all earnings and profits amount” attributable to the Thunder Power shares it directly owns, within the meaning of applicable Treasury Regulations; and

•        A U.S. holder that, on the date of the Business Combination, beneficially owns (actually and/or constructively) Thunder Power shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all of Thunder Power’s classes of stock entitled to vote or 10% of the total value of all of Thunder Power’s classes of stock, will recognize gain (but not loss) with respect to the Business Combination or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. holder as described in more detail in the section titled “Material U.S. Federal Income Tax Considerations”.

A U.S. holder that, on the date of the Business Combination, beneficially owns (actually and/or constructively) Thunder Power shares with a fair market value less than $50,000 and is not a 10% U.S. shareholder generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Business Combination, and generally should not be required to include any part of the “all earnings and profits amount” in income.

Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. holders of Thunder Power Ordinary Shares upon the Business Combination if (i) Thunder Power was classified as a PFIC at any time during such U.S. holder’s holding period for such shares and (ii) the U.S. holder had not timely made (a) a QEF Election (as described in the section titled “Material U.S. Federal Income Tax Considerations — PFIC Considerations”) for the first taxable year in which the U.S. holder owned such shares or in which Thunder Power was a PFIC, whichever is later, or (b) a mark-to-market election (as described in the section titled “Material U.S. Federal Income Tax Considerations — PFIC Considerations”) with respect to such shares. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. holder on the undistributed earnings, if any, of Thunder Power. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Based upon the composition of its income and assets, and upon a review of its financial statements, Thunder Power believes that it should not currently be, and does not believe that they should have ever been treated as, a PFIC for U.S. federal income tax purposes. However, this conclusion depends on complex factual determinations that are made annually and thus there can be no assurance that Thunder Power is not and has not been a PFIC.

Risks Related to Litigation and Regulation

Our affiliated parties such as members of our management team or major shareholders may be involved in governmental investigations and civil litigation relating to the business affairs of companies with which they are, were or may in the future be affiliated with.

Our affiliated parties such as members of our management team or our major shareholders, may be involved in governmental investigations and civil litigation relating to the business affairs of companies with which they are, were or may in the future be affiliated with. Any such investigations or litigations may divert our management team’s attention and resources away from the business, may be detrimental to our reputation, and thus may negatively affect our ability to complete an initial business combination.

Mr. Wellen Sham, Thunder Power’s current Chief Executive Officer, is a defendant in a claim brought by the Taiwan Taipei District Prosecutor’s Office (the “Prosecutor”) in 2022. This claim is currently being litigated in Taiwan Taipei District Court Criminal Division (Taiwan Taipei District Court, Year 2022, Jin-Chong-Su-Zhi, No. 19) by a public Prosecutor. The prosecution is based on 11 indictments involving the following: a securities purchase which may have been a related party transaction; the use of a non-exclusive license to offset a debt owed to a related party; an exclusive authorized sales agent agreement for USD 4,950,000; an agreement for parts for an electric four-door sedan for USD 4,480,000; a land purchase in a non-arm’s length related party transaction; executive control over bonuses of USD 150,000, USD 50,000, USD 100,000, and NTD 6,000,000 from affiliates; utilization of funds to cover all expenses associated with a seminar hosted by Thunder Power Electric Vehicle Limited (“TPEV”); utilization of funds to cover the salaries of employees; and instructions to issue a false press release with the aim of disseminating rumors or misleading information (collectively, the “Criminal Prosecution”). In conjunction with the Criminal Prosecution, Taiwan’s Securities Investor and Futures Trader Protection Center (“SFIPC”), based on the content of the Criminal Prosecution, initiated civil actions against Mr. Sham, including: requesting that Mr. Sham shall bear liability for damages incurred by EPTECH; asserting Mr. Sham should be dismissed from the position of Chairman of EPTECH; asserting that Mr. Sham shall bear liability for damages incurred by investors of EPTECH; and applying for a provisional seizure procedure against Mr. Sham. While Thunder Power is unable to predict the outcome of these matters with certainty, in response to the foregoing accusations, Mr. Sham sought relief by asserting his innocence, appointing a defense attorney, applying for an investigation of favorable evidence, and actively exercising his right to defend himself. For more information, see “Business of Thunder Power — Legal Proceedings.”

We are subject to substantial laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon our operations or products, and any failure to comply with these laws and regulations, including as they evolve, could substantially harm our business and results of operations.

We are or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and with respect to constructing, expanding and maintaining our facilities. The costs of compliance, including remediating contamination if any is found on our properties and any changes to our operations mandated by new or amended laws, may be significant. We may also face unexpected delays in obtaining permits and approvals required by such laws in connection with our manufacturing facilities, which would hinder our ability to continue our commercial manufacturing operations. Such costs and delays may adversely impact our business prospects and results of operations. Furthermore, any violations of these laws may result in substantial fines and penalties, remediation costs, third party damages, or a suspension or cessation of our operations.

In addition, models will be to substantial regulation under international, federal, state and local laws. We have incurred, and expect to continue to incur, significant costs in complying with these regulations. Any failures to comply could result in significant expenses, delays or fines. In the United States, vehicles must meet or exceed all federally mandated motor vehicle safety standards to be certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Any future vehicles will be subject to substantial regulation under federal, state and local laws and standards. These regulations include those promulgated by the U.S. Environmental Protection Agency, NHTSA, other federal agencies, various state agencies and various state boards, and compliance certification is required for each individual vehicle we manufacture for sale. These laws and standards are subject to change from time to time, and we could become subject to additional regulations in the future, which would increase the effort and expense of compliance. In addition, federal, state and local laws and industrial standards for electric vehicles are still developing, and we face risks associated with changes to these regulations, which could have an impact on the acceptance of our electric vehicles, and increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote electric vehicles. Compliance with these regulations is challenging, burdensome, time consuming and expensive. If compliance results in delays or substantial expenses, our business could be adversely affected.

We also expect to become subject to laws and regulations applicable to the supply, manufacture, import, sale and service of automobiles internationally, including in Europe, the Middle East and China. Applicable regulations in countries outside of the U.S., such as standards relating to vehicle safety, fuel economy and emissions, among other things, are often materially different from requirements in the United States. Compliance with such regulations will therefore require additional time, effort and expense to ensure regulatory compliance in those countries. This process may include official review and certification of our vehicles by foreign regulatory agencies prior to market entry, as well as compliance with foreign reporting and recall management systems requirements. There can be no assurance that we will be able to achieve foreign regulatory compliance in a timely manner and at our expected cost, or at all, and the costs of achieving international regulatory compliance or the failure to achieve international regulatory compliance could harm our business, prospects, results of operations and financial condition.

We may have to choose in the future, or we may be compelled, to undertake product recalls or take other actions, which could adversely affect our business, prospects, results of operations, reputation and financial condition.

Product recalls may result in adverse publicity, damage our reputation and adversely affect our business, prospects, results of operations and financial condition. If a large number of vehicles are the subject of a recall or if needed replacement parts are not in adequate supply, we may be unable to service and repair recalled vehicles for a significant period of time. These types of disruptions could jeopardize our ability to fulfill existing contractual commitments or satisfy demand for our electric vehicles and could also result in the loss of business to our competitors. Such recalls, whether caused by systems or components engineered or manufactured by us or our suppliers, would involve significant expense and diversion of management’s attention and other resources, which could adversely affect our brand image in our target market and our business, prospects, results of operations and financial condition.

We are subject to legal proceedings, regulatory disputes and governmental inquiries that could cause us to incur significant expenses, divert our management’s attention, and adversely affect our business, results of operations, cash flows and financial condition.

From time to time, we may be subject to claims, lawsuits, government investigations and other proceedings involving product liability, consumer protection, competition and antitrust, intellectual property, privacy, securities, tax, labor and employment, health and safety, our direct distribution model, environmental claims, commercial disputes and other matters that could adversely affect our business, results of operations, cash flows and financial condition. In the ordinary course of business, we have been the subject of complaints or litigation, including claims related to employment matters.

Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Additionally, our litigation costs could be significant, even if we achieve favorable outcomes. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify, make temporarily unavailable or stop manufacturing or selling our vehicles in some or all markets, all of which could negatively affect our sales and revenue growth and adversely affect our business, prospects, results of operations, cash flows and financial condition.

The results of litigation, investigations, claims and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, results of operations, cash flows and financial condition. In addition, the threat or announcement of litigation or investigations by governmental authorities or other parties, irrespective of the merits of the underlying claims, may itself have an adverse impact on the trading price of our common stock.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, results of operations and financial condition. The automotive industry experiences significant product liability claims, and we face inherent risks of exposure to claims in the event our production vehicles do not perform or are claimed not to perform as expected or malfunction, resulting in property damage, personal injury or death. We also expect that, as is true for other automakers, our vehicles will be involved in crashes resulting in death or personal injury, and even if not caused by the failure of our vehicles, we may face product liability claims and adverse publicity in connection with such incidents. In addition, we may face claims arising from or related to failures, claimed failures or misuse of new technologies that we expect to offer. In addition, the battery packs that we produce make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While we have designed our battery packs to passively contain a single cell’s release of energy without spreading to neighboring modules, there can be no assurance that a field or testing failure of our vehicles or other battery packs that we produce will not occur, in particular due to a high-speed crash. In addition, although we equip our vehicles with systems designed to detect and warn vehicle occupants of such thermal events, there can be no assurance that such systems will function as designed or will provide vehicle occupants with sufficient, or any, warning in all circumstances. Any such events or failures of our vehicles, battery packs or warning systems could subject us to lawsuits, product recalls or redesign efforts, all of which would be time consuming and expensive.

A successful product liability claim against us could require us to pay a substantial monetary award. Our risks in this area are particularly pronounced in light of the limited field experience of our vehicles. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of our future vehicles, which would have material adverse effect on our brand, business, prospects and results of operations. Our insurance coverage might not be sufficient to cover all potential product liability claims, and insurance coverage may not continue to be available to us or, if available, may be at a significantly higher cost. Any lawsuit seeking significant monetary damages or other product liability claims may have a material adverse effect on our reputation, business and financial condition.

We may be exposed to delays, limitations and risks related to the environmental permits and other operating permits required to establish or operate our manufacturing facilities.

Operation of an automobile manufacturing facility requires land use and environmental permits and other operating permits from federal, state and local government entities. We believe that we will have the permits necessary to carry out and perform our current plans and operations at our future US manufacturing facilities based on our current targeted production capacity. We plan to build our manufacturing facilities and construct additional manufacturing facilities over time to achieve a future target production capacity and will be required to apply for and secure various environmental, wastewater, and land use permits and certificates of occupancy necessary for the commercial operation of such expanded and additional facilities. Delays, denials or restrictions on any of the applications for or assignment of the permits to operate our manufacturing facilities could adversely affect our ability to execute on our business plans and objectives based on our current target production capacity or our future target production capacity.

We are subject to various environmental, health and safety laws and regulations that could impose substantial costs on us and cause delays in building and subsequently expanding our production facilities.

Our operations are subject to federal, state and local environmental laws and regulations and will be subject to international environmental laws, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials. Environmental, health and safety laws and regulations are complex, and we have limited experience complying with them. Moreover, we may be affected by future amendments to such laws or other new environmental, health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, results of operations and financial condition. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations could result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

Contamination at properties we own or operate, properties we formerly owned or operated or properties to which we sent hazardous substances may result in liability for us under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or results of operations.

Our operations are also subject to federal, state, and local workplace safety laws and regulations, including, but not limited to, the Occupational Health and Safety Act, which require compliance with various workplace safety requirements, including requirements related to environmental safety. These laws and regulations can give rise to liability for oversight costs, compliance costs, bodily injury (including workers’ compensation), fines, and penalties.

Additionally, non-compliance could result in delay or suspension of production or cessation of operations. The costs required to comply with workplace safety laws can be significant, and non-compliance could adversely affect our production or other operations, including with respect to the production of our first models, the Coupe and the City Car, which could have a material adverse effect on our business, prospects and results of operations.

ADAS technology is subject to uncertain and evolving regulations.

We expect to introduce certain ADAS technologies into our vehicles over time. ADAS technology is subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which is beyond our control. There is a variety of international, federal and state regulations that may apply to self-driving and driver-assisted vehicles, which include many existing vehicle standards that assume a human driver will be controlling the vehicle at all times. There are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, NHTSA has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the United States and foreign countries, which increases the likelihood of a patchwork of complex or conflicting regulations or may delay products or restrict self-driving features and availability, which could adversely affect our business. Our vehicles may not achieve compliance with the regulatory requirements in some countries or jurisdictions for certification and rollout to consumers or satisfy changing regulatory requirements which could require us to redesign, modify or update our ADAS hardware and related software systems. Any such requirements or limitations could impose significant expense or delays and could harm our competitive position, which could adversely affect our business, prospects, results of operations and financial condition.

Our auditor, Assentsure PAC is headquartered in Singapore, and is subject to inspection by the PCAOB on a regular basis. To the extent that our independent registered public accounting firm’s audit documentation related to their audit reports for our business activities in Hong Kong or Taiwan, the PCAOB may not be able inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection and PubCo’s Ordinary Shares could be delisted from the stock exchange pursuant to the Holding Foreign Companies Accountable Act.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the Public Company Accounting Oversight Board (the “PCAOB”) for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in parts of the PRC including: (i) Mainland China, and (ii) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our auditor, Assentsure PAC, is headquartered in Singapore and is subject to inspection by the PCAOB once every three years or as determined by the PCAOB. Our auditor is not headquartered in the PRC and was not identified in this report as a firm subject to the PCAOB’s determination.

Our independent registered public accounting firm issued an audit opinion on the financial statements included in this report filed with the SEC and will issue audit reports related to us in the future. As auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB but there is a risk that our auditor’s work papers has not been subjected to inspection by the PCAOB or the PCAOB is currently unable to conduct inspections for reasons unknown or beyond our control. Inspections of certain other accounting firms that the PCAOB has conducted have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. We are required by the HFCAA to have an auditor that is subject to the inspection by the PCAOB. While our present auditor is located in the United States and the PCAOB is able to conduct inspections on such auditor, to the extent this status changes in the future and our auditor’s audit documentation related to their audit reports for our company becomes outside of the inspection by the PCAOB or if the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, trading in our Ordinary shares could be prohibited under the HFCAA, and as a result our ordinary shares could be delisted from NASDAQ.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA, which became effective on May 5, 2021. We will be required to comply with these rules if the SEC identifies our auditors as having a “non-inspection” year under a process to be subsequently established by the SEC.

On May 13, 2021, the PCAOB proposed a new rule for implementing the HFCAA. Among other things, the proposed rule provides a framework for the PCAOB to use when determining, under the HFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The proposed rule would also establish the manner of the PCAOB’s determinations; the factors the PCAOB will evaluate and the documents and information it will consider when assessing whether a determination is warranted; the form, public availability, effective date, and duration of such determinations; and the process by which the board of the PCAOB can modify or vacate its determinations. The proposed rule was adopted by the PCAOB on September 22, 2021 and approved by the SEC on November 5, 2021.

On June 22, 2021, the U.S. Senate passed AHFCAA which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two, under this proposal, if the auditor is not subject to PCAOB inspections for two consecutive years, it will trigger the prohibition on trading, thus posing more risks on potential delisting as well as the price of Company’s Ordinary shares especially on foreign companies.

The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to the PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company was not subject to the PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

On December 2, 2021, the SEC issued amendments to finalize the interim final rules previously adopted in March 2021, and established procedures to identify issuers and prohibit the trading of the securities of certain registrants as required by the HFCAA.

While the HFCAA is not currently applicable to PubCo because PubCo’s current auditors are subject to PCAOB review, if this changes in the future for any reason, PubCo may be subject to the HFCAA. The implications of this regulation if PubCo were to become subject to it are uncertain. Such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on Nasdaq earlier than would be required by the HFCAA. If our ordinary shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase the Ordinary shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of the ordinary shares.

The recent joint statement by the SEC, proposed rule changes submitted by NASDAQ, and an act passed by the U.S. Senate and the U.S. House of Representatives all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price, and reputation.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations outside of the United States. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or that have substantial operations in emerging markets, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice, and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government, if the PCAOB is unable to audit specified reports because PubCo uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect PubCo’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act.

On May 21, 2021, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirements for companies primarily operating in a “Restrictive Market,” (ii) prohibit Restrictive Market companies from directly listing on the Nasdaq Capital Market and only permit them to list on Nasdaq Global Select or Nasdaq Global Market in connection with a direct listing, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of PubCo’s auditors.

As a result of this scrutiny, criticism, and negative publicity, the traded stock of many U.S.-listed foreign companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on us, our offerings, business, and our share price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time-consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our shares.

Risks Related to PubCo and PubCo Common Stock Following the Business Combination

The PubCo stock price may be volatile.

The PubCo stock price is likely to be volatile. The market price for PubCo Common Stock may be influenced by many factors, including the other risks described in this section of the proxy statement/prospectus entitled “Risk Factors” and the following:

•        actual or anticipated variations in PubCo’s financial results or those of companies that are perceived to be similar to PubCo;

•        market conditions in the EV sectors;

•        market conditions and sentiment involving companies that have recently completed a business combination with a special purpose acquisition company (“SPAC”);

•        announcements by PubCo or its competitors of significant acquisitions, strategic alliances, joint ventures or capital commitments;

•        developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and PubCo’s ability to obtain patent protection for its products;

•        PubCo’s ability or inability to raise additional capital and the terms on which it is raised;

•        the recruitment or departure of key personnel;

•        actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding PubCo Common Stock, other comparable companies or the industry generally;

•        PubCo’s failure or the failure of its competitors to meet analysts’ projections or guidance that PubCo or its competitors may give to the market;

•        fluctuations in the valuation of companies perceived by investors to be comparable to PubCo;

•        announcement and expectation of additional financing efforts;

•        speculation in the press or investment community;

•        trading volume of PubCo Common Stock;

•        sales of PubCo Common Stock by PubCo or its stockholders;

•        the concentrated ownership of PubCo Common Stock;

•        changes in accounting principles;

•        terrorist acts, acts of war or periods of widespread civil unrest;

•        natural disasters, public health crises and other calamities; and

•        general economic, industry and market conditions.

In addition, the stock markets in general, and the markets for SPAC post-business combination businesses, EV stocks in particular, have experienced extreme volatility during 2023. This volatility can often be unrelated to the operating performance of the underlying business. These broad market and industry factors may seriously harm the market price of PubCo Common Stock, regardless of PubCo’s operating performance.

PubCo may incur significant costs from class action litigation due to the expected stock volatility.

PubCo’s stock price may fluctuate for many reasons, including as a result of public announcements regarding the progress of development efforts for PubCo’s EVs, the development efforts of future collaborators or competitors, the addition or departure of key personnel, variations in quarterly operating results and changes in market valuations of EV companies. This risk is especially relevant to PubCo because EV companies have experienced significant stock price volatility in recent years, including since the public announcement of the Merger Agreement in October 2023. In addition, recently there has been significant stock price volatility involving the shares of companies that have recently completed business combinations with SPACs. When the market price of a stock has been volatile, as PubCo’s stock price may be, holders of that stock have occasionally brought securities class action litigation against the company that issued the stock. Additionally, there has recently been a general increase in litigation against companies that have recently completed business combinations with SPACs alleging fraud and other claims based on inaccurate or misleading disclosures. If any PubCo stockholders were to bring a lawsuit of this type against PubCo, even if the lawsuit is without merit, PubCo could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of management.

PubCo will be an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make PubCo Common Stock less attractive to investors and may make it more difficult to compare performance with other public companies.

PubCo will be an emerging growth company as defined in the JOBS Act, and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Investors may find PubCo Common Stock less attractive because PubCo will continue to rely on these exemptions. If some investors find PubCo Common Stock less attractive as a result, there may be a less active trading market for their common stock, and the stock price may be more volatile.

An emerging growth company may elect to delay the adoption of new or revised accounting standards. With FLFV making this election, Section 102(b)(2) of the JOBS Act allows PubCo to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained in this proxy statement/prospectus and those that PubCo will file in the future may not be comparable to companies that comply with the effective dates of revised accounting standards for public entities.

As an emerging growth company entering into a new geographical market in a highly competitive industry, PubCo may face severe economic challenges which it may struggle to overcome, including but not limited to the following factors.

•        It may find that the EV industry faces a seasonal business cycle;

•        Its research & development efforts may not yield the anticipated results;

•        Its dependence on government and economic incentives or government policies to incentivize customers to buy its EVs may hamper its growth plans;

•        Like all other businesses it may face a general downturn in the global economy and in particular in the EV market which it may not be able to withstand;

•        Its need for capital funding and the huge capital outlay it may face for manufacturing facilities may hamper its development and production plans;

•        Even if it receives capital funding, such capital may cause dilution among its equity holders;

•        Its driving range of its EVs may be adversely affected by number of factors such as temperature, usage, time and charging patterns, to name a few risk factors;

•        There is always a possibility that its services are not generally accepted or well received by its customers;

•        There is no guarantee that its customers and competitors may not engage in the unauthorized modifications to its EVs;

•        PubCo may find it difficult to maintaining good or strong relationships with strategic partners which may affect its supply chain or its delivery time;

•        EVs are currently considered high-priced so PubCo would need to collaborate with financial service providers to provide financing for some of its customers;

•        As PubCo establishes its production facilities globally, the strategic investments or acquisitions may require significant management attention which may divert attention away from the manufacturing of its EVs; and

•        PubCo would be dependent on its IP technologies and may have difficulties protecting its IP and defending against IP infringement.

Future sales and issuances of PubCo Common Stock or rights to purchase PubCo Common Stock could result in additional dilution of the percentage ownership of PubCo stockholders and could cause the PubCo Common Stock price to fall.

Significant additional capital will be needed in the future to continue PubCo’s planned operations. To raise capital, PubCo may sell PubCo Common Stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner as determined from time to time. If PubCo sells PubCo Common Stock, convertible securities, or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to existing stockholders, and new investors could gain rights, preferences, and privileges senior to the holders of PubCo Common Stock.

Pursuant to the 2024 Plan, the PubCo Board or a committee appointed by the PubCo Board to administer the 2024 Plan (the “Administrator”), is authorized to grant stock options to PubCo’s employees, non-employee directors, and consultants. Initially, the maximum aggregate number of shares of PubCo Common Stock that may be issued pursuant to stock awards under the 2024 Plan will be equal to the number of shares of PubCo Common Stock initially reserved under the 2024 Plan. Based on the “assuming no redemptions” scenario described herein under “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — Basis of Pro Forma Presentation — Assuming No Redemptions (Scenario 1)”, the number of shares authorized for issuance under the 2024 Plan upon the Closing is expected to be 10% of the issued and outstanding shares of PubCo Common Stock as of the Effective Date (as determined immediately following the Merger) which is approximately 5,062,217 shares of PubCo Common Stock, but the exact number will not be known until the Business Combination is consummated. In addition, annually on the first trading day of the calendar year, beginning with calendar year 2025, such share reserve will automatically increase by 5% of the total number of shares of PubCo Common Stock outstanding as of the last day of the immediately preceding calendar year, unless the Administrator acts prior to January 1 of such year to provide that there will be no increase or a lesser increase in the share reserve for that year. Unless the Administrator acts not to increase the number of shares available for issuance under the 2024 Plan, PubCo stockholders may experience additional dilution, which could cause PubCo’s stock price to fall.

PubCo’s issuance of additional shares of common stock or other equity securities of equal or senior rank would, all else being equal, have the following effects:

•        FLFV’s existing stockholders’ proportionate ownership interest in PubCo would decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share of common stock would be diminished; and

•        the market price of shares of PubCo Common Stock may decline.

PubCo’s internal control over financial reporting may not prevent or detect all errors or acts of fraud.

PubCo must design its internal control over financial reporting to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make a required related party transaction disclosure. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

If PubCo fails to establish and maintain proper internal financial reporting controls, its ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Prior to the Business Combination, Thunder Power will have operated as a private company with limited accounting personnel and other resources with which to address its internal controls and procedures. Following the Business Combination, PubCo will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that PubCo include a report from management on PubCo’s internal control over financial reporting in PubCo’s annual report on Form 10-K. In addition, if PubCo ceases to be an “emerging growth company,” PubCo’s independent registered public accounting firm must attest to and report on the effectiveness of PubCo’s internal control over financial reporting.

If PubCo fails to implement any required improvements to its disclosure controls and procedures to address any material weaknesses in its internal control over financial reporting, such material weaknesses could result in inaccuracies in PubCo’s financial statements and could also impair its ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

In addition, after PubCo becomes a public company, PubCo’s reporting obligations may place a significant strain on its management, operational, and financial resources and systems for the foreseeable future. PubCo may be unable to timely complete its evaluation testing and any required remediation.

Reports published by analysts, including projections in those reports that differ from PubCo’s actual results, could adversely affect the price and trading volume of PubCo Common Stock.

FLFV currently expects that securities research analysts will establish and publish their own periodic financial projections for the business of PubCo. These projections may vary widely and may not accurately predict the results that PubCo will actually achieve. PubCo’s stock price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on PubCo downgrades its stock or publishes inaccurate or unfavorable research about its business, PubCo’s stock price could decline. If one or more of these analysts ceases coverage of PubCo or fails to publish reports on PubCo regularly, its stock price or trading volume could decline. While FLFV expects research analyst coverage following the Business Combination, if no analysts commence coverage of PubCo, the trading price and volume for PubCo Common Stock could be adversely affected.

PubCo’s actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus, which may not be indicative of what PubCo’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what PubCo’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from PubCo’s business operations.

As a public company, PubCo will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly, and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, PubCo will incur significant legal, accounting, and other expenses that Thunder Power did not previously incur. PubCo’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in PubCo incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for PubCo to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for PubCo to attract and retain qualified people to serve on its board of directors, its board committees, or as executive officers.

Provisions in PubCo’s proposed Third amended and restated certificate of incorporation (the Proposed Charter), PubCo’s proposed amended and restated bylaws (the Proposed Bylaws) and Delaware law may have anti-takeover effects that could discourage an acquisition of PubCo by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management, which could depress the trading price of PubCo Common Stock.

PubCo’s Proposed Charter, the Proposed Bylaws, and Delaware law contain provisions that may have the effect of discouraging, delaying, or preventing a change in control of us or changes in our management that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. PubCo’s Proposed Charter and the Proposed Bylaws include provisions that:

•        permit the PubCo Board to issue up to 100,000,000 shares of preferred stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change of control;

•        provide that the number of directors of PubCo may be changed only by resolution of the PubCo Board;

•        provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only for cause by the holders of two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of Combined Company entitled to vote generally at an election of directors;

•        provide that all vacancies, subject to the rights of any series of preferred stock, including newly created directorships, may, except as otherwise required by law, be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director;

•        provide that stockholders seeking to present proposals before a meeting of stockholders or seeking to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and specify requirements as to the form and content of such notice;

•        provide that special meetings of the PubCo’s stockholders may be called the PubCo Board; and

•        provide that the PubCo Board will be divided into three classes of directors, with only one class of directors being elected each year and each individual director serving a three-year term (see the section titled “Management of the Combined Company”), therefore making it more difficult for stockholders to change the composition of the board of directors.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. These provisions could also limit the price that investors might be willing to pay in the future for shares of PubCo Common Stock, thereby depressing the market price of PubCo Common Stock.

In addition, because we are incorporated in the State of Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Any provision of PubCo’s proposed Third amended and restated certificate of incorporation (the Proposed Charter), amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of PubCo Common Stock, and could also affect the price that some investors are willing to pay for PubCo Common Stock.

Redemptions of Public Shares by Public Stockholders may affect the market price of PubCo Common Stock.

Redemptions of Public Shares by Public Stockholders may affect the market price of PubCo Common Stock, but it is not possible to predict or quantify what the impact will be on the market price at any given level of redemptions. For example, as redemptions go up, it is possible that the market may view this as a sign of a lack of confidence in the value of PubCo Common Stock. In addition, as the level of redemptions rise, stockholders may become increasingly concerned about PubCo’s cash position and/or the efficiency of its capital structure. Also, as redemptions go up, the remaining shares of PubCo Common Stock will be more significantly impacted by the resulting increasing dilutive effect of any conversion or exercise of instruments convertible into or exercisable for PubCo Common Stock, including but not limited to, (a) the shares of PubCo Common Stock that will be available for issuance under the 2024 Plan, which will initially be equal to 10% of the outstanding shares of PubCo Common Stock as of the Closing, and (b) the issuance of up to 9,775,000 shares of PubCo Common Stock underlying FLFV public warrants, and up to 498,875 shares of PubCo Common Stock underlying FLFV private warrants. In addition, because as of the date hereof, we have not secured any commitment, letter of intent or term sheet for the Transaction Financing, a closing condition that may be waived by FLFV and Thunder Power by mutual agreement as provided in the Merger Agreement, each of the scenarios does not present potential issuance of additional FLFV Common Stock in connection with the Transaction Financing at the Effective Time, potential issuance of additional FLFV Common Stock in connection with the Merger Financing at the Effective Time is not presented. It is not possible to predict or quantify the impact a given level of redemptions will have on the market price of shares of PubCo Common Stock. In all cases, the impact will be based at least in part on market perceptions and, in some cases, the impact will also be affected by other market factors such as, in the case of potential dilution from instruments convertible into or exercisable for shares of PubCo Common Stock, how far out of the money the dilutive instruments are at the time, prevailing interest rates and the volatility of shares of PubCo Common Stock at the relevant time.

Upon the completion of the Business Combination, PubCo might have limited funds available in the Trust Account after payment of outstanding loans, relevant fees and expenses in connection with the Business Combination, which will impact PubCo’s ability to advance development of its EVs.

Except with respect to interest earned on the funds held in the Trust Account that may be released to FLFV to pay its tax obligations, the funds deposited in the Trust Account will not be released from the Trust Account until the earliest of (a) the completion of FLFV’s initial business combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Charter (i) to modify the substance or timing of FLFV’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if FLFV does not complete its initial business combination by March 21, 2024, if extended or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (c) the redemption of the Public Shares if FLFV is unable to complete the business combination by March 21, 2024, if extended, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of FLFV’s creditors, if any, which could have priority over the claims of the Public Stockholders.

In connection with the 2023 Special Meeting and the Extension, 4,791,507 shares of FLFV Common Stock were tendered for redemption, which represented approximately 49.0% of the total Public Shares at the time of the redemption, and approximately $50.2 million was released from the Trust Account to pay such redeeming stockholders.

As of the date hereof, FLFV issued [5] promissory notes to the Sponsor and/or its designees in connection with the Monthly Extension Payments in a total amount of $[1,377,500]. The Sponsor has the right, but not the obligation, to convert the promissory notes, in whole or in part, respectively, into the shares of PubCo Common Stock. If the Sponsor does not convert the promissory notes into shares of PubCo Common Stock upon the Closing, the promissory notes will become intercompany notes between FLFV and the Sponsor upon the Closing. FLFV has the obligation to pay to the Sponsor the funds amounting to the principal amount of the promissory notes if the Business Combination is terminated pursuant to the Merger Agreement. FLFV may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the promissory notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that FLFV fails to complete a business combination by March 21, 2024, it is uncertain if FLFV has sufficient working capital held outside the Trust Account to fully repay the promissory notes.

As of the date hereof, FLFV issued 5 Thunder Power Notes to Thunder Power in connection with the Monthly Extension Payments in a total amount of $500,000. Thunder Power has the right, but not the obligation, to convert the Thunder Power Notes, in whole or in part, respectively, into Thunder Power Extension Shares. Thunder Power has advised FLFV that it will not convert the Thunder Power Notes into Thunder Power Extension Shares upon the Closing. As a result, the Thunder Power Notes will become intercompany notes between FLFV and Thunder Power upon the Closing. FLFV has the obligation to pay to Thunder Power the funds amounting to the principal amount of the Thunder Power Notes if the Business Combination is terminated pursuant to the Merger Agreement. FLFV may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the Thunder Power Notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that the Business Combination is terminated pursuant to the Merger Agreement, it is uncertain if FLFV has sufficient working capital held outside the Trust Account to fully repay the Thunder Power Notes, and the Sponsor may be eventually held liable for FLFV’s liabilities pursuant to its certain indemnification obligations.

Pursuant to the underwriting agreement dated June 15, 2022, entered among us, US Tiger and EF Hutton, division of Benchmark Investments, LLC, $3,421,250 Deferred Underwriting Amount is payable to the underwriters from the Trust Funds contingent on the completion of the Business Combination. As of the date hereof, there is no change or waiver with regard to the Deferred Underwriting Amount. Other than the Deferred Underwriting Amount, the Representatives will not be entitled to receive any additional compensation in connection with or contingent on the completion of the Business Combination. The amount of the Deferred Underwriting Amount is fixed regardless of the level of redemptions from our Trust Account in connection with the Business Combination. As a result, as redemptions increase, the per-share impact of the Deferred Underwriting Amount will increase for each non-redeeming stockholder.

In connection with the consummation of the Business Combination, FLFV and TPH estimates to incur approximately $1.69 million (excluding the Deferred Underwriting Amount) and $1.78 million fees and expenses, respectively.

As of [      ], FLFV had cash of approximately $[    ] held outside the Trust Account, which is available for use by FLFV to cover the costs associated with negotiating a business combination and other general corporate uses. As of [ ], FLFV had total current liabilities of approximately $[    ] million. If FLFV completes the Business Combination,

in the event that the payees of Notes and Thunder Power Notes opt to receive repayment in cash from FLFV instead of obtaining PubCo Common Stock, as applicable, the funds available to FLFV outside the Trust Account may not be sufficient to repay the outstanding loans under Notes and Thunder Power Notes, and FLFV may repay such loans from the Trust Account. As a result, upon the consummation of the Business Combination, approximately $[    ] million will remain in the Trust Account (based on approximately $[    ] million of the funds in the Trust Account of as of [    ]), assuming that (i) $[    ] under the Notes are opted to be fully repaid from the Trust Account, (ii) a total of $3,421,250 of the Deferred Business Combination Fee is paid from the funds held in the Trust Account, (iii) no funds will be further withdrawn by FLFV to pay its tax obligations, and (iv) approximately $[    ] million fees and expenses in total incurred by FLFV and Thunder Power will be paid from the Trust Account in connection with the Business Combination. Such amount is an estimate, and the actual amount to be remained in the Trust Account might be different. Therefore, it is uncertain how much funds will remain in the Trust Account with PubCo after payment of amounts due to FLFV stockholders redeeming their Public Shares, the working capital loans, Monthly Extension Payments, Deferred Business Combination Fees and other fees and expenses. If the remaining funds in the Trust Account with PubCo is limited, it will require PubCo to obtain more additional funds to advance development of products candidates, and it is uncertain whether or not PubCo will be able to obtain sufficient funds.

Risks Related to FLFV and the Business Combination

FLFV will incur significant transaction and transition costs in connection with the Business Combination.

FLFV has incurred and expects to incur significant, non-recurring costs in connection with consummating the Business Combination. Certain transaction expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses, and costs, will be paid by PubCo at or following the closing of the Business Combination.

FLFV will have limited rights after the Closing to make claims for damages against Thunder Power or Thunder Power’s stockholders for the breach of representations, warranties, or covenants made by Thunder Power in the Merger Agreement.

The Merger Agreement provides that, except in the case of fraud, all of the representations, warranties and covenants, obligations or other agreements of the parties contained therein shall not survive the Closing, except for a limited number of covenants, obligations or other agreements of the parties that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, except in the case of fraud, FLFV will have no rights to make damage claims against Thunder Power after the Closing with respect to any breach of the representations and warranties, and will have limited rights to make damage claims against Thunder Power after the Closing with respect to covenants, or agreements contained in the Merger Agreement that survive and the covenants to be performed in whole or in part after the Closing.

After the Closing, PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of shares of PubCo Common Stock, which could cause you to lose some or all of your investment.

Although FLFV has conducted due diligence on Thunder Power, FLFV cannot assure you that this diligence revealed all material issues that may be present in Thunder Power’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of FLFV’s and Thunder Power’s control will not later arise. As a result, after the Closing, PubCo may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if FLFV’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with FLFV’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on PubCo’s liquidity, the fact that PubCo may incur charges of this nature could contribute to negative market perceptions about the Combined Company’s securities. In addition, charges of this nature may cause PubCo to be unable to obtain future financing on favorable terms or at all. Accordingly, any FLFV stockholder who chooses to remain a stockholder of the Combined Company following the Business Combination could suffer a reduction in the value of their shares of PubCo Common Stock. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by FLFV’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

The FLFV Initial Stockholders own FLFV Common Stock that will be worthless, may be unable to be repaid in full for the working capital loans provided to FLFV, and may incur reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve and, in the case of the Board, recommend, the Business Combination with Thunder Power.

The FLFV Initial Stockholders and/or their affiliates beneficially own or have a pecuniary interest in the Founder Shares, Private Shares and Working Capital Shares. As of the Record Date, the FLFV Initial Stockholders owned and were entitled to vote 2,437,625 shares of FLFV Common Stock, representing approximately 30.5% of the voting power of the shares of FLFV Common Stock outstanding. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with Thunder Power or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Based upon the closing price of FLFV Common Stock of $[    ] per share on Nasdaq on the Record Date, such securities had an implied aggregate market value, assuming the Business Combination is consummated, of approximately $[    ] million. Accordingly, the FLFV Initial Stockholders may be incentivized to complete the Business Combination, or an alternative business combination, with a less favorable target company or on terms less favorable to stockholders than they would otherwise recommend or approve, as the case may be, rather than allow FLFV to wind up having failed to consummate a business combination and lose their entire investment.

Additionally, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor, an affiliate of the Sponsor, or certain of FLFV’s officers and directors may, but are not obligated to, loan FLFV funds as may be required. If FLFV completes the Business Combination, FLFV would repay such loaned amounts out of the proceeds of the Trust Account released to FLFV. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, FLFV may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $3,000,000 of such loans may be convertible into the Working Capital Shares, at a price of $10.00 per share at the option of the lender. As of the date hereof, FLFV had $485,000 outstanding under the working capital loans as evidenced by the Notes accordingly. Such outstanding Notes may also influence the FLFV Initial Stockholders’ decision to approve the Business Combination.

In order to induce public shares to remain with FLFV and in connection with the Extension, for the shares of FLFV Common Stock not redeemed by the stockholders in connection with the 2023 Special Meeting, FLFV will deposit $100,000 per share per month in the Trust Account. Assuming FLFV will complete its initial business combination by March 21, 2024, a total of up to $900,000 from nine Monthly Extension Payments would be deposited in the Trust Account by February 21, 2024. As of the date of this prospectus, 9 Monthly Extension Payments, each in the amount of $100,000, were deposited into the Trust Account, among which, 5 Monthly Extension Payments were made by Thunder Power pursuant to the Merger Agreement. Each Monthly Extension Payment from Thunder Power was evidenced by a Thunder Power Note issued by the Company to Thunder Power, each in the principal amount same as the Monthly Extension Payment, with the terms and provisions substantially the same. The Thunder Power Notes bear no interest and are payable in full upon the consummation of the Business Combination. Thunder Power has the right, but not the obligation to convert the Thunder Power Notes, in whole or in part, into the Thunder Power Extension Shares, at a price of $10.00 per share. Thunder Power has advised FLFV that it will not convert the Thunder Power Notes into Thunder Power Extension Shares upon the Closing. As a result, the Thunder Power Notes will become intercompany notes between FLFV and Thunder Power upon the Closing. In the event that the Business Combination is terminated pursuant to the Merger Agreement, FLFV may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the Thunder Power Note but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that the Business Combination is terminated pursuant to the Merger Agreement, it is uncertain if FLFV has sufficient working capital held outside the Trust Account to fully repay all the outstanding loans from the Notes and the Thunder Power Notes.

Furthermore, the FLFV Initial Stockholders are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, and consummating an initial business combination. Any such expenses will be repaid upon completion of the Business Combination with Thunder Power. As of the date of this proxy statement/prospectus, no such reimbursable expenses have been incurred. If any such expenses are incurred, however, if FLFV fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, FLFV may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of FLFV Initial Stockholders and FLFV’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of FLFV’s directors to approve the Business Combination with Thunder Power and to continue to pursue such Business Combination. In considering the recommendations of FLFV’s Board to vote for the Business Combination Proposal and other Proposals, FLFV’s stockholders should consider these interests.

The Public Stockholders will experience immediate dilution as a consequence of the issuance of PubCo Common Stock as consideration in the Business Combination and in the Transaction Financing and in connection with the Business Combination.

Public Stockholders who do not redeem their Public Shares will experience immediate dilution as a consequence of the issuance of PubCo Common Stock as consideration in the Business Combination and may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including the following:

•        In accordance with the terms and subject to the conditions of the Merger Agreement, stockholders of Thunder Power immediately prior to the Effective Time collectively will receive from FLFV, in the aggregate, a number of newly issued shares of PubCo Common Stock equal to: (i) $600,000,000, divided by (ii) $10.00 per share in consideration of converting their shares of Thunder Power Ordinary Shares. Each Thunder Power Ordinary Share that is issued and outstanding immediately prior to the Effective Time will automatically convert into a number of shares of PubCo Common Stock in accordance with the certificate of incorporation of PubCo immediately prior to the Effective Time.

•        Up to 10,273,875 shares of PubCo Common Stock issuable upon exercise of the FLFV Warrants underlying FLFV Warrants at any time 30 days after the completion of the Business Combination. The shares of PubCo Common Stock underlying these FLFV Warrants, represent approximately 12.0% and 12.6% of the fully-diluted number of shares of PubCo Common Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively. See “— FLFV Warrants will become exercisable for PubCo Common Stock 30 days after the completion of the Business Combination, which would increase the number of shares eligible for future resale in the public market and result in dilution to FLFV stockholders. Such dilution will increase if more of the Public Shares are redeemed.” Once FLFV Warrants become exercisable, PubCo will have no opportunity to manage the dilution therefrom, except that FLFV has the ability to redeem outstanding FLFV Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per FLFV Warrants, provided that the last reported sales price of PubCo Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date on which FLFV gives proper notice of such redemption and provided certain other conditions are met.

•        PubCo will reserve 10% of the outstanding shares of PubCo Common Stock as of the Closing under the 2024 Plan, which represent approximately 5.9% and 6.4% of the fully-diluted number of shares of PubCo Common Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively.

The issuance of additional FLFV Common Stock as discussed above will significantly dilute the equity interests of existing holders of FLFV securities, diminish the relative voting strength of existing holders of FLFV securities, and may adversely affect prevailing market prices for the FLFV Common Stock.

The exercise of FLFV’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of FLFV’s stockholders.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require FLFV to agree to amend the Merger Agreement, to consent to certain actions taken by Thunder Power or to waive rights that FLFV is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Thunder Power’s business, a request by Thunder Power to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Thunder Power’s business and would entitle FLFV to terminate the Merger Agreement. In any of such circumstances, it would be at FLFV’s discretion, acting through its Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in “Summary of the Proxy Statement/Prospectus —  Interests of the FLFV Initial Stockholders and FLFV’s Directors and Officers in the Business Combination” beginning on page 10 of this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for FLFV and what he, she or they may believe is best for himself, herself, or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, FLFV does not believe there will be any material changes or waivers that FLFV’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. FLFV will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

If FLFV is unable to complete the Business Combination with Thunder Power or another business combination by March 21, 2024 (or such later date as may be approved by FLFV’s stockholders), its Public Stockholders may receive only approximately $10.20 per Public Share, or less than such amount in certain circumstances based on the balance of the Trust Account (as of the Record Date), and the FLFV Warrants will expire worthless.

Pursuant to the Merger Agreement, there are various closing conditions to be satisfied in order to complete the Business Combination, some of which are beyond FLFV’s control. If FLFV is unable to complete the Business Combination or any other alternative business combination, to the extent that the Merger Agreement is terminated for any reason, within the required period under the Current Charter, Public Stockholders may only receive approximately $[    ] per Public Share on the liquidation of the Trust Account, based on the balance of the Trust Account (as of the Record Date), and its warrants will expire worthless.

If FLFV is unable to complete the Business Combination with Thunder Power or another business combination by March 21, 2024 (or such later date as may be approved by FLFV’s stockholders), FLFV will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against FLFV and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.15 per Public Share, and the FLFV Warrants will expire worthless.

Under the terms of the Current Charter, FLFV must complete the Business Combination with Thunder Power or another business combination by March 21, 2024 (or such later date as may be approved by FLFV stockholders in an amendment to its Current Charter), or FLFV must (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to FLFV to pay our taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FLFV’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to FLFV’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, third parties may bring claims against FLFV. Although FLFV seeks waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties will waive any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that vendors, regardless of whether they execute such waivers, will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the Public Stockholders. If FLFV is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to FLFV if and to the extent any claims by a third party for services rendered or products sold to FLFV, or a prospective target business with which FLFV has discussed entering into a Merger Agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of FLFV. Additionally, we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.15 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if FLFV is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if FLFV otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of FLFV’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, FLFV may not be able to return to its Public Stockholders at least $10.20 per share of FLFV Common Stock. There will be no redemption rights or liquidating distributions with respect to the FLFV Warrants, which will expire worthless if FLFV fails to complete an initial business combination within the required period.

FLFV’s stockholders may be held liable for claims by third parties against FLFV to the extent of distributions received by them.

If FLFV is unable to complete the Business Combination with Thunder Power or another business combination within the required time period, FLFV will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FLFV’s remaining stockholders and our Board, dissolve and liquidate, subject in each case to FLFV’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. FLFV cannot assure you that it will properly assess all claims that may potentially be brought against FLFV. As such, FLFV’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, FLFV cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by FLFV.

If FLFV files a bankruptcy petition or an involuntary bankruptcy petition is filed against FLFV that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in FLFV’s bankruptcy estate and subject to the claims of third parties with priority over the claims of FLFV’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, FLFV cannot provide any assurance that FLFV will be able to return $10.15 per share to our Public Stockholders. Additionally, if FLFV files a bankruptcy petition or an involuntary bankruptcy petition is filed against FLFV that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by FLFV’s stockholders. Furthermore, the Board may be viewed as having breached its fiduciary duty to FLFV’s creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. FLFV cannot provide any assurance that claims will not be brought against FLFV for these reasons.

Activities taken by existing FLFV stockholders to increase the likelihood of approval of the Business Combination Proposal and the other Proposals could have a depressive effect on FLFV Common Stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FLFV or its securities, the FLFV Initial Stockholders, Thunder Power, or Thunder Power’s stockholders and/or their respective affiliates may enter into transactions with such investors and others to provide them with incentives to acquire FLFV Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on FLFV Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the Special Meeting.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

Even though the Board has obtained and considered the Fairness Opinion in determining whether or not to pursue the Business Combination, the Board has not obtained, nor will it obtain, an additional updated fairness opinion prior to the Closing.

The Board has obtained and considered the Fairness Opinion and supporting analysis provided by an independent investment bank, CHFT, as financial advisor. CHFT provides investment banking and advisory services to institutions and companies. The investment banking practice provides valuation services in connection with financings and mergers and acquisitions for both public and private companies. CHFT was selected to provide the opinion based on their experience and industry knowledge and their ability to complete the assignment in a timely manner. The service fees in connection with the Fairness Opinion were paid to CHFT separately upon the execution of the engagement and upon the delivery of the Fairness Opinion, and were not contingent upon either the conclusion expressed in CHFT’s opinion or the consummation of the Business Combination. CHFT rendered its Fairness Opinion to the Board that, as of October 26, 2023, the date of the opinion letter, and based upon and subject to the factors and assumptions set forth therein, that the consideration to be paid by FLFV in connection with the Business Combination pursuant to the Merger Agreement is fair, from a financial point of view, to FLFV’s unaffiliated stockholders. The Board has not obtained nor will obtain an additional updated fairness opinion prior to the Closing in the operations and prospects of Thunder Power, general market and economic conditions and other factors that may be beyond the control of FLFV and Thunder Power, and on which the Fairness Opinion was based, may alter the value of FLFV or Thunder Power or the price of the FLFV’s securities by the time the Business Transaction is completed. The Fairness Opinion does not speak to any date other than the date of such opinion, and as such, the opinion will not address the fairness of the Merger Consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed. See “Proposal 1: The Business Combination Proposal — Basis for the Board’s Recommendation — Fairness Opinion”.

We are dependent upon our current executive officers and directors and their loss could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our officers and directors, at least until we have completed the Business Combination.

The FLFV Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how our Public Stockholders vote.

The FLFV Initial Stockholders have agreed to vote the Founder Shares and Private Shares, as well as any Public Shares purchased during or after the Initial Public Offering, in favor of the Business Combination.

As of the Record Date, the FLFV Initial Stockholders owned and were entitled to vote [    ] shares of FLFV Common Stock (including [    ] Founder Shares and [    ] Private Shares), representing approximately [    ]% of the voting power of the shares of FLFV Common Stock outstanding. As a result, in addition to the Founder Shares and Private Shares, we do not need additional shares in order to have the Business Combination Proposal approved, assuming either all outstanding shares voted or only the quorum is present and voted). Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by our Public Stockholders.

The FLFV Initial Stockholders and FLFV’s advisors may have interests in the Business Combination different from the interests of FLFV’s stockholders.

The FLFV Initial Stockholders have financial interests in the Business Combination that are different from, or in addition to, those of other FLFV stockholders generally. Specifically, the Sponsor paid an aggregate of approximately $20,144, or $0.01 per share, for the Founders Shares which will have a significantly higher value at the time of the Business Combination. In addition, the Sponsor paid an aggregate of approximately $4,788,750, or $10.00 per unit, for the Private Unit. If FLFV does not consummate an initial business combination by March 21, 2024 (or such later date as may be approved by FLFV’s stockholders), the Founder Shares and Private Units held by the Sponsor are not entitled to redemption from the Trust Account and will become worthless. As a result, the Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to FLFV stockholders, rather than to liquidate, in which case the Sponsor would lose their entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Thunder Power is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. Additionally, given that the Sponsor collectively acquired 2,014,400 Founder Shares at a purchase price of approximately $0.01 per share and 478,875 Private Units at a purchase price of $10.00 per unit, representing 31.2% of issued and outstanding shares of FLFV Common Stock prior to the Business Combination, and that the Merger Consideration Shares is based on a deemed price per share of $10.00 per share, the Sponsor could make a substantial profit after the Business Combination from their acquisition of Founder Shares and/or Private Shares as discussed above, even if the Business Combination subsequently declines in value or is unprofitable for the Public Stockholders, or the Public Stockholders experience substantial losses in their investment in PubCo.

Furthermore, as of the date hereof, the Sponsor and/or its designees have loaned FLFV in aggregate $ [    ] in support of FLFV’s operation and extension which are evidenced by the promissory notes issued by FLFV to the Sponsor. The Sponsor has the right, but not the obligation, to convert these promissory notes, in whole or in part, respectively, into the Private Units of FLFV. In addition, as of the date hereof, Thunder Power has funded 2 Monthly Extension Payments which are evidenced by promissory notes issued by FLFV in the total principal amount of $200,000. FLFV has the obligation to pay to Thunder Power the funds amounting to the principal amount of the Thunder Power Notes. If the Business Combination is terminated pursuant to the Merger Agreement or any reason FLFV fails to complete a business combination within the period provided by its Charter, it is uncertain if FLFV has sufficient working capital held outside the Trust Account to fully repay all the outstanding loans, and the Sponsor may be eventually held liable for FLFV’s liabilities pursuant to its certain indemnification obligations and its outstanding loans will not be paid off. Such outstanding promissory notes may also influence the Sponsor’s decision to approve the Business Combination.

Additionally, the current officers and directors of FLFV, own an aggregate of 401,050 Founder Shares, which they acquired at the aggregate price of $0.01 per share. Further, each of the three independent directors is entitled to be issued 30,000 shares (collectively, “FLFV Independent Director Shares”) of PubCo Common Stock upon the completion of the Business Combination. Therefore, the current officers and directors of FLFV could make a substantial profit after the Business Combination from their acquisition of Founder Shares and FLFV Independent Director Shares as discussed above, even if the Business Combination subsequently declines in value or is unprofitable for the Public Stockholders, or the Public Stockholders experience substantial losses in their investment in PubCo. Furthermore, Mr. Xuedong (Tony) Tian, our Chief Executive Officer and director is the Managing Director and Head of Capital Markets of US Tiger. US Tiger, one underwriter of the Initial Public Offering, received 60,000 Representative Shares and purchased 20,000 Private Unit for $200,000, or $10.00 per unit in connection with the IPO. In the event that FLFV fails to complete a business combination within the period provided in its Charter, those Founder Shares, Representative Shares, and Private Units will not be entitled to redemption rights from the Trust Account and will become valueless. US Tiger will not receive its share of the Deferred Underwriting Amount either. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that FLFV’s directors and officers may have financial or other interests or consideration in the Business Combination that may be different from, or in addition to, the interests of FLFV stockholders. In addition, The Sponsor and FLFV’s officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred related to identifying, investigating, and consummating an initial business combination, provided, that, if FLFV does not consummate the Business Combination, a portion of the working capital held outside the Trust Account may be used by FLFV to repay such reimbursements so long as no proceeds from the Trust Account are used for such repayment. [As of the date hereof, the Sponsor and FLFV’s directors and officers and their respective affiliates had not incurred any reimbursable out-of-pocket expenses.]

In addition, Kevin Vassily, is designated by FLFV as a director of PubCo following consummation of the Business Combination pursuant to the Merger Agreement. Kevin Vassily is also the current independent director of FLFV.

Officers of FLFV negotiated the terms of the Merger Agreement with their counterparts at Thunder Power, and the Board considered these interests, among other matters, when making the determination that the Business Combination is advisable and fair to, and in the best interests of, FLFV and its unaffiliated stockholders. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of FLFV Initial Stockholders and FLFV’s Directors and Officers in the Business Combination” of this proxy statement/prospectus for a detailed discussion of the special interests that the FLFV Initial Stockholders and the Representatives may have in the Business Combination.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that FLFV and Thunder Power currently believe are reasonable. The unaudited pro forma condensed combined information does not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of our stockholders do not agree.

The Current Charter does not provide a specified maximum redemption threshold, except that in no event will FLFV redeem the Public Shares in an amount that would cause its net tangible assets, after payment of the Deferred Business Combination Fee, to be less than $5,000,001 either immediately prior to or upon the consummation of a business combination (such that we do not then become subject to the SEC’s “penny stock” rules), or any greater net tangible asset or cash requirement that may be contained in the agreement relating to FLFV’s initial business combination. As a result, FLFV may be able to complete the Business Combination even though a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares in connection with the consummation of the Business Combination. In the event that the aggregate redemption requests we would be required to pay for all FLFV Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceed the aggregate amount of cash available to FLFV, FLFV will not complete the Business Combination or redeem any shares, all Public Shares submitted for redemption will be returned to the holders thereof, and FLFV instead may search for an alternate business combination, provided FLFV still has time to complete an alternative business combination under the Current Charter.

FLFV stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of PubCo Common Stock to Thunder Power stockholders, current FLFV stockholders’ percentage ownership will be diluted. Immediately following the Closing and excluding shares of FLFV Common Stock issuable upon the exercise of FLFV’s warrants, (i) assuming that no Public Stockholders exercise their redemption rights, current FLFV stockholders’ percentage ownership in PubCo would be 17.8%, (ii) assuming that Public Stockholders holding 25% of the 1,245,873 Public Shares exercise their redemption rights, current FLFV stockholders’ percentage ownership in PubCo would be 18.3%, (iii) assuming that Public Stockholders holding 50% of the 2,491,747 Public Shares exercise their redemption rights, current FLFV stockholders’ percentage ownership in PubCo would be 18.8%, and (iv) assuming that a maximum of 3,726,632 Public Shares issued and outstanding as of the Record Date are redeemed to satisfy the $5,000,001 net tangible assets, current FLFV stockholders’ percentage ownership in PubCo would be 19.3%. Additionally, of the expected seven members of the board of directors of PubCo, one is expected to be designated by FLFV and the rest will be current directors of Thunder Power or designated by Thunder Power. The percentage of the issued and outstanding PubCo Common Stock that will be owned by current FLFV stockholders as a group will vary based on the number of shares of FLFV Common Stock redeemed in connection with the Business Combination. Because of the above, current FLFV stockholders, as a group, will have less influence on the board of directors, management, and policies of PubCo than they now have on the Board, management, and policies of FLFV. See the section entitled “Security Ownership” of this proxy statement/prospectus for an illustration of the number of shares and percentage interests outstanding under scenarios that assume no redemptions and redemptions of Public Shares in the maximum amount.

FLFV Warrants will become exercisable for PubCo Common Stock 30 days after the completion of the Business Combination, which would increase the number of shares eligible for future resale in the public market and result in dilution to FLFV stockholders. Such dilution will increase if more of the Public Shares are redeemed.

Outstanding FLFV Warrants to purchase an aggregate of 10,273,875 shares of PubCo Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. The public FLFV Warrants will become exercisable 30 days after the completion of the Business Combination. The likelihood that those FLFV Warrants will be exercised increases if the trading price of FLFV Common Stock exceeds the exercise price of the warrants. The exercise price of these warrants will be $11.50 per share. Based on the closing price of FLFV Warrants of $0.012 on Nasdaq on November 17, 2023, such FLFV Warrants have an aggregate market value of approximately $0.1 million. However, there is no guarantee that the FLFV Warrants will ever be in the money after they become exercisable but prior to their expiration, and as such, the FLFV Warrants may expire worthless.

To the extent FLFV Warrants are exercised, additional shares of PubCo Common Stock will be issued, which will result in dilution to the holders of PubCo Common Stock and increase the number of shares eligible for resale in the public market. The dilution caused by the exercise of the FLFV Warrants will increase if a large number of our stockholder’s elect to redeem their shares in connection with the Business Combination. Holders of FLFV Warrants do not have a right to redeem the FLFV Warrants. Further, the redemption of FLFV Common Stock without any accompanying redemption of FLFV Warrants will increase the dilutive effect of the exercise of FLFV Warrants. Sales of substantial numbers of shares issued upon the exercise of FLFV Warrants in the public market or the potential that FLFV Warrants may be exercised could also adversely affect the market price of PubCo Common Stock.

Once FLFV Warrants become exercisable, PubCo may redeem the unexpired FLFV Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your FLFV Warrants worthless.

After the Closing, there will be 10,273,875 FLFV Warrants issued and outstanding which will become exercisable commencing on 30 days after the completion of the Business Combination and will expire five years after the completion of the Business Combination. Once the FLFV Warrants become exercisable, PubCo has have ability to redeem outstanding FLFV Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of PubCo Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date on which PubCo gives proper notice of such redemption and provided certain other conditions are met. There is no assurance that the price of FLFV Common Stock or PubCo Common Stock will not exceed the threshold of $16.50 after the Business Combination. If and when the FLFV Warrants become redeemable by PubCo, PubCo may exercise its redemption right even if PubCo is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

PubCo will notify the warrant agent and publicly announce the call for redemption at least thirty (30) days prior to the redemption date and mail the registered holders by first class mail. PubCo will not redeem the FLFV Warrants unless a registration statement under the Securities Act covering the shares of PubCo Common Stock issuable upon exercise of the FLFV Warrants is effective and a current prospectus relating to those shares of PubCo Stock is available throughout the 30-day redemption period, except if the FLFV Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If PubCo elects to redeem the FLFV Warrants on a cashless basis, then PubCo will not receive any cash proceeds from the exercise of such FLFV Warrants.

Redemption of the outstanding FLFV Warrants could force you (i) to exercise FLFV Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell FLFV Warrants at the then-current market price when you might otherwise wish to hold FLFV Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding FLFV Warrants are called for redemption, is likely to be substantially less than the market value of FLFV Warrants.

The FLFV Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the exclusive forum for certain types of actions and proceedings that may be initiated by holders of the FLFV Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with FLFV or PubCo.

Pursuant to the FLFV Warrant Agreement, FLFV (i) agrees that any action, proceeding or claim against it arising out of or relating in any way to the FLFV Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, (ii) irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim, and (iii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. The provisions will apply to suit, action, proceeding or claim brought to enforce any liability or duty arising under the Securities Act.

Notwithstanding the foregoing, the provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in the FLFV Warrants shall be deemed to have notice of and to have consented to the forum provisions in the FLFV Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the FLFV Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of FLFV Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with FLFV or PubCo, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the FLFV Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, FLFV or PubCo may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect FLFV’s or PubCo’s business, financial condition and results of operations and result in a diversion of the time and resources of FLFV’s or PubCo’s management and board of directors.

At this time, we have not registered the shares of PubCo Common Stock issuable upon exercise of the FLFV Warrants under the Securities Act or any state securities laws, and such registration may not be in place when an investor desires to exercise the FLFV Warrants, thus precluding such investor from being able to exercise the FLFV Warrants except on a cashless basis and potentially causing such FLFV Warrants to expire worthless.

We have not registered the shares of PubCo Common Stock issuable upon exercise of the FLFV Warrants under the Securities Act or any state securities laws at this time. However, under the terms of FLFV Warrant Agreement, we have agreed (a) that as soon as practicable, but in no event later than thirty (30) business days after the closing of our initial business combination, we shall use our reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of PubCo Common Stock issuable upon exercise of the FLFV Warrants, and we shall use its reasonable best efforts to take such action as is necessary to register or qualify for sale, in those states in which the FLFV Warrants were initially offered by us and in those states where holders of the FLFV Warrants then reside, the shares of PubCo Common Stock issuable upon exercise of the FLFV Warrants, to the extent an exemption is not available; and (b) that we will use our reasonable best efforts to cause the same to become effective within sixty (60) business days following the closing of our initial business combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the FLFV Warrants in accordance with the provisions of the FLFV Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the FLFV Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their FLFV Warrants on a cashless basis. However, no FLFV Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their FLFV Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if our PubCo Common Stock is at the time of any exercise of a FLFV Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of the FLFV Warrants who exercise their FLFV Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any FLFV Warrant, or issue securities or other compensation in exchange for the FLFV Warrants in the event that we are unable to register or qualify the shares underlying the FLFV Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the FLFV Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such FLFV Warrant shall not be entitled to exercise such FLFV Warrant and such FLFV Warrant may have no value and expire worthless. In such event, holders who acquired their FLFV Warrants as part of a purchase of FLFV Units will have paid the full FLFV Units purchase price solely for the shares of PubCo Common Stock included in the FLFV Units. If and when the FLFV Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We will use our best efforts to register or qualify such shares of PubCo Common Stock under the blue sky laws of the state of residence in those states in which the FLFV Warrants were offered by us in the IPO. However, there may be instances in which holders of the public warrants may be unable to exercise such public warrants but holders of our private warrant may be able to exercise such private warrants.

If PubCo does not file and maintain a current and effective prospectus relating to the PubCo Common Stock issuable upon exercise of the FLFV Warrants, holders will only be able to exercise such FLFV Warrants on a “cashless basis.”

If PubCo does not file and maintain a current and effective prospectus relating to the PubCo Common Stock issuable upon exercise of the FLFV Warrants at the time that holders wish to exercise such FLFV Warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of PubCo Common Stock that holders will receive upon exercise of the FLFV Warrants will be fewer than it would have been had such holder exercised its warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their FLFV Warrants for cash if a current and effective prospectus relating to the PubCo Common Stock issuable upon exercise of the FLFV Warrants is available. Under the terms of the FLFV Warrant Agreement, PubCo has agreed to use its best efforts to meet these conditions and to file and maintain a current and effective prospectus relating to the PubCo Common Stock issuable upon exercise of the FLFV Warrants until the expiration of the FLFV Warrants. However, PubCo cannot assure you that it will be able to do so. If PubCO is unable to do so, the potential “upside” of the holder’s investment in PubCo may be reduced or the FLFV Warrants may expire worthless.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the FLFV Common Stock may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of FLFV Common Stock prior to the Closing may decline. The market value of FLFV Common Stock at the time of the Business Combination may vary significantly from its price on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which FLFV’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of FLFV Common Stock could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment in FLFV Common Stock and FLFV Common Stock may trade at a price significantly below the price you paid for it. In such circumstances, the trading price of FLFV Common Stock may not recover and may experience a further decline.

Factors affecting the trading price of PubCo Common Stock following the Business Combination may include:

•        actual or anticipated fluctuations in PubCo quarterly financial results or the quarterly financial results of companies perceived to be similar to PubCo;

•        changes in the market’s expectations about PubCo’s operating results;

•        success of competitors;

•        PubCo’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning PubCo or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to PubCo;

•        changes in laws and regulations affecting PubCo’s business;

•        commencement of, or involvement in, litigation involving PubCo;

•        changes in PubCo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares available for public sale;

•        any major change in the board of directors or management of PubCo;

•        sales of substantial amounts of securities by PubCo’s directors, executive officers, or significant stockholders or the perception that such sales could occur;

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, and acts of war or terrorism; and

•        other developments affecting the EV industry.

Broad market and industry factors may materially harm the market price of PubCo Common Stock irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of PubCo’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies, notably in the EV industry, which investors perceive to be similar to PubCo could depress PubCo’s stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price for PubCo Common Stock also could adversely affect PubCo’s ability to issue additional securities and PubCo’s ability to obtain additional financing in the future.

We are currently an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

FLFV is currently an emerging growth company within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, FLFV’s stockholders may not have access to certain information they may deem important. FLFV could remain an emerging growth company for up to five years from the date of the Initial Public Offering, although circumstances could cause FLFV to lose that status earlier, including if the market value of FLFV Common Stock held by non-affiliates exceeds $700,000,000 as of the end of the prior fiscal year’s second fiscal quarter, in which case FLFV would no longer be an emerging growth company as of the following December 31. FLFV cannot predict whether investors will find its securities less attractive because FLFV will rely on these exemptions. If some investors find FLFV securities less attractive as a result of FLFV’s reliance on these exemptions, the trading prices of FLFV’s securities may be lower than they otherwise would be, there may be a less active trading market for FLFV’s securities and the trading prices of FLFV’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. FLFV has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, FLFV, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of FLFV’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

FLFV’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

The Sponsor has agreed that it will be liable to FLFV if and to the extent any claims by a third party for services rendered or products sold to FLFV, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under FLFV’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, FLFV has not asked the Sponsor to reserve for such indemnification obligations, nor has FLFV independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of FLFV. Therefore, we cannot provide any assurance that the Sponsor would be able to satisfy those obligations. None of FLFV officers or directors will indemnify FLFV for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that FLFV’s independent directors would take legal action on behalf of FLFV against the Sponsor to enforce its indemnification obligations to FLFV, it is possible that FLFV’s independent directors, in exercising their business judgment, may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. FLFV has not asked the Sponsor to reserve for such indemnification obligations and we cannot provide any assurance that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot provide any assurance that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.15 per Public Share.

Members of our management team may in the future be involved in governmental investigations and civil litigation relating to the business affairs of companies with which they are, were or may in the future be affiliated.

Members of our management team may in the future be involved in governmental investigations and civil litigation relating to the business affairs of companies with which they are, were or may in the future be affiliated. Any such investigations or litigations may divert our management team’s attention and resources away from consummating the Business Combination, may be detrimental to our reputation, and thus may negatively affect our ability to complete the Business Combination.

FLFV may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including litigation and claims and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices.

Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

The securities price of FLFV may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. We may be the target of this type of litigation in the future.

Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject us to significant liabilities.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by FLFV stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described in the section entitled “The Merger Agreement — Conditions to Consummation of the Merger”), or that other Closing conditions are not satisfied. If FLFV does not complete the Business Combination, FLFV could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•        negative reactions from the financial markets, including declines in the price of our FLFV Common Stock because current prices reflect a market assumption that the Business Combination will be completed;

•        the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination; and

•        we will have a limited period of time, if any, to complete an alternative initial business combination and we may not be as attractive to potential alternative partners to an initial business combination if we are unable to complete the Business Combination.

Either FLFV or Thunder Power may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Merger Agreement.

Either FLFV or Thunder Power may agree to waive, in whole or in part, some of the conditions to its obligations to consummate the Business Combination or certain of the other transactions contemplated by the Merger Agreement, to the extent permitted by the Current Charter and applicable laws. For example, it is a condition to FLFV’s obligations to consummate the Business Combination that certain of Thunder Power’s representations and warranties are true and correct in all respects as of the date of Closing, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect. However, if the Board determines that it is in the best interest of FLFV stockholders to waive any such breach, then the Board may elect to waive that condition and consummate the Business Combination.

The existence of financial and personal interests of one or more of FLFV’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of FLFV and its stockholders and such director(s) may believe is best for such director(s) in determining to recommend that stockholders vote for the proposals. In addition, FLFV’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. As of the date of this proxy statement/prospectus, FLFV does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there were a change to the terms of the transaction that would have a material impact on the stockholders, FLFV will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of FLFV Initial Stockholders and FLFV’s Directors and Officers in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

Termination of the Merger Agreement could negatively impact FLFV and Thunder Power.

If the Business Combination is not completed for any reason, including as a result of FLFV stockholders declining to approve the Proposals required to effect the Business Combination, the ongoing businesses of FLFV and Thunder Power may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, FLFV and Thunder Power would be subject to a number of risks, including the following:

•        FLFV or Thunder Power may experience negative reactions from the financial markets, including negative impacts on the price of FLFV’s securities (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•        FLFV currently has until March 21, 2024 to complete its initial business combination. This deadline may be extended by approval of FLFV stockholders in an amendment to its Current Charter, but such an amendment would cause FLFV to incur substantial expenses to seek additional extension(s) and face increased risk to unwind and liquidate if it does not complete its initial business combination by March 21, 2024 (or such later date as may be approved by FLFV stockholders in an amendment to its Current Charter);

•        Thunder Power may experience negative reactions from its investors;

•        FLFV and Thunder Power will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is consummated; and

•        since the Merger Agreement restricts the conduct of FLFV’s and Thunder Power’s businesses prior to completion of the Business Combination, each of FLFV and Thunder Power may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the sections entitled “Proposal 1 — The Business Combination Proposal” and “The Merger Agreement — Covenants and Agreements of the Parties” of this proxy statement/prospectus for a description of the restrictive covenants applicable to FLFV and Thunder Power).

If the Merger Agreement is terminated and the Board seeks another merger or business combination, FLFV stockholders cannot be certain that FLFV will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See the sections entitled “Proposal 1 — The Business Combination Proposal,” “The Merger Agreement — Termination,” and “The Merger Agreement — Extension Fee” of this proxy statement prospectus for additional information.

The listing of PubCo’s securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering.

Upon the Closing, we intend to list the FLFV Common Stock (which will be PubCo Common Stock), the FLFV Warrants (which will be the warrants of PubCo) and FLFV Rights (which will be the rights of PubCo) on Nasdaq under the symbol “AIEV,” “AIEVW” and “AIEVR,” respectively. Unlike an underwritten initial public offering of PubCo’s securities, the listing of PubCo’s securities as a result of the Business Combination will not benefit from the following:

•        the book-building process undertaken by underwriters, which helps to inform efficient price discovery with respect to opening trades of newly listed securities;

•        underwriter support to help stabilize, maintain, or affect the public price of the securities immediately after listing; and

•        underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered, or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with the listing of PubCo’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for PubCo’s securities during the period immediately following the listing than would typically be experienced in connection with an underwritten initial public offering.

The ability of FLFV stockholders to exercise redemption rights with respect to a large number of shares of FLFV Common Stock could increase the probability that the Business Combination would be unsuccessful and that FLFV stockholders would have to wait for liquidation in order to redeem their shares of FLFV Common Stock.

At the time we entered into the Merger Agreement and related transaction documents, we did not know how many stockholders would exercise their redemption rights, and therefore we structured the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. The Merger Agreement requires us to have at least $5,000,001 of net tangible assets upon the consummation of the Business Combination, after giving effect to redemptions of Public Shares, if any, but before any transaction expenses. If a larger number of shares are submitted for redemption than we initially expected, this may limit our ability to complete the Business Combination or optimize our capital structure.

The consummation of the Business Combination is conditioned on, among other things, there being at least $5.0 million in Available Closing Cash at the Closing and completion of the Transaction Financing of at least $5.0 million. There is no guarantee that there will be $5.0 million Available Closing Cash or the Transaction Financing no less than $5.0 million at the Closing. It is possible that Thunder Power could waive them prior to the Closing, subject to compliance with applicable Nasdaq listing requirements, although there is no guarantee that it would. If Thunder Power did waive these conditions in these circumstances, it is possible that PubCo would have insufficient capital to conduct and grow its business after the Closing in the manner described in this proxy statement/prospectus or that PubCo would not be able to meet applicable Nasdaq listing requirements.

Pursuant to the Merger Agreement, among other things, consummation of the Business Combination is subject to the satisfaction or waiver by the respective parties of a number of conditions, including without limitation, the Available Closing Cash at the Closing being no less than $5.0 million including (a) the amount of cash available in the Trust Account immediately prior to the Closing (after payment of amounts due to FLFV stockholders redeeming their Public Shares, and certain expenses related to the consummation of the Business Combination borne by FLFV and Thunder Power, respectively, and the amount necessary to obtain the insurance as provided in the Merger Agreement), as certified, (b) the proceeds of the Transaction Financing, and (c) the amount of cash available in any bank account of Thunder Power as certified. In connection with the 2023 Special Meeting and the Extension, 4,791,507 shares of FLFV Common Stock were tendered for redemption, which represented approximately 49.0% of the total Public Shares at the time of the redemption, and approximately $50.2 million was released from the Trust Account to pay such redeeming stockholders. As a result of this redemption, as of the date hereof, there were 4,983,493 remaining public shares issued and outstanding and there is approximately $53.2 million remaining in the Trust Account that is available for a business combination prior to payment of the deferred business combination fee and other fees and expenses. As of the Record Date, there were [    ] shares of FLFV Common Stock issued and outstanding. It is uncertain how many FLFV stockholders might redeem their Public Shares, how many expenses will be incurred in connection with the Business Combination. There is no guarantee that the parities will be able to obtain sufficient Transaction Financing prior to the Closing. It is possible that Thunder Power could waive them prior to the Closing, subject to compliance with applicable Nasdaq listing requirements, although there is no guarantee that it would.

If Thunder Power did waive these conditions in these circumstances, it is possible that PubCo would have insufficient capital to conduct and grow its business after the Closing in the manner described in this proxy statement/prospectus or that PubCo would not be able to meet applicable Nasdaq listing requirements.

There is no guarantee that a stockholder’s decision to continue to hold shares of FLFV Common Stock following the Business Combination will put the stockholder in a better future economic position than if they decided to redeem their Public Shares for a pro rata portion of the Trust Account, and vice versa.

FLFV can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in FLFV’s share price, and may result in a lower value realized now than a stockholder of FLFV might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect such stockholder’s individual situation.

If FLFV stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their FLFV Common Stock for a pro rata portion of the funds held in the Trust Account.

To exercise their redemption rights, holders of FLFV Common Stock are required to deliver their shares, either physically or electronically using Depository Trust Company’s DWAC System, to FLFV’s transfer agent prior to the vote at the Special Meeting. If a Public Stockholder fails to properly seek redemption as described in this proxy statement/prospectus and the Business Combination is consummated, such holder will not be entitled to redeem these shares for a pro rata portion of funds deposited in the Trust Account. See the section entitled “Special Meeting of FLFV Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Stockholders of FLFV who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as fully described in the section entitled “Special Meeting of FLFV Stockholders — Redemption Rights,” deliver their shares (either physically or electronically) to Continental (or through DTC to Continental) prior to            .

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

A Public Stockholder, together with any of such Public Stockholder’s affiliates or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate such Public Stockholder’s shares or, if part of such a group, the group’s shares, with respect to 15% or more of the Public Shares. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, FLFV will require each Public Stockholder seeking to exercise redemption rights to certify to FLFV whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to FLFV at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which FLFV makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over FLFV’s ability to consummate the Business Combination and you could suffer a material loss on your investment in FLFV if you sell such excess shares in open market transactions. Additionally, Public Stockholders will not receive redemption distributions with respect to such excess shares if FLFV consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the Public Shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. FLFV cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of FLFV Common Stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge FLFV’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, FLFV’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, Public Stockholders may be forced to sell their Public Shares and/or FLFV Warrants, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (1) the completion of the Business Combination (or an alternative initial business combination if the Business Combination is not consummated for any reason), and then only in connection with those Public Shares that such stockholder properly elected to redeem; (2) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the Current Charter (a) to modify the substance or timing of FLFV’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if FLFV does not complete an initial business combination within the applicable time period or (b) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of Public Shares if FLFV has not completed an initial business combination within the required time periods, subject to applicable law and as further described herein. Public Stockholders who redeem their Public Shares in connection with a stockholder vote described in clause (b) in the preceding sentence will not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if FLFV has not completed the Business Combination within the required time period, with respect to such Public Shares so redeemed. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Holders of the FLFV Warrants will not have any right to the proceeds held in the Trust Account with respect to the FLFV Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or FLFV Warrants, potentially at a loss.

If FLFV is deemed to be an investment company under the Investment Company Act, FLFV may be required to institute burdensome compliance requirements or liquidate and FLFV’s activities may be restricted, which may make it difficult for FLFV to complete FLFV’s initial business combination.

If FLFV is deemed to be an investment company under the Investment Company Act, FLFV’s activities may be restricted, including:

•        restrictions on the nature of FLFV’s investments; and

•        restrictions on the issuance of securities; each of which may make it difficult for FLFV to complete FLFV’s initial business combination.

In addition, FLFV may have imposed upon FLFV burdensome requirements, including:

•        registration as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy, and disclosure requirements and other rules and regulations.

FLFV is currently assessing the relevant risks of FLFV being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act).

Since the consummation of the Initial Public Offering, FLFV has deposited the proceeds of the Initial Public Offering, the Concurrent Private Placement and the Additional Private Placement, net of certain expenses and working capital, into the Trust Account to invest in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. As a result, it is possible that a claim could be made that FLFV has been operating as an unregistered investment company. If FLFV was deemed to be an investment company for purposes of the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which FLFV has not allotted funds and may hinder FLFV’s ability to complete a business combination. FLFV might be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate. If FLFV is required to liquidate, its investors would not be able to realize the benefits of owning stock in a successor operating business, such as any appreciation in the value of the FLFV’s securities following such a transaction, FLFV Warrants would expire worthless and shares of FLFV Common Stock would have no value apart from their pro rata entitlement to the funds then-remaining in the Trust Account.

The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities there is a greater risk that FLFV may be considered an unregistered investment company, in which case the Company may be required to liquidate. FLFV is currently assessing the relevant risks. Pursuant to the Current Charter, FLFV has until March 21, 2024, if extended, to complete the Business Combination or an alternative business combination.

We may not be able to complete the Business Combination if it is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a “U.S. business” by a “foreign person” (in each case, as such terms are defined in 31 C.F.R. Part 800) that might be considered by CFIUS to be a covered transaction that CFIUS would have authority to review. Moreover, significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”

Thunder Power is not controlled by a non-U.S. person and does not have any substantial ties with a non-U.S. person. As a result, we do not expect the Business Combination to result in “control” of a “U.S. business” by a “foreign person.” under the regulations administered by CFIUS. Additionally, we do not expect the business of Thunder Power to be deemed to have a nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” under the regulations administered by CFIUS.

Notwithstanding the above, if our determination is not correct, or if the regulations change or are interpreted differently in the future, the Business Combination may be subject to CFIUS review or review by another U.S. governmental entity and ultimately prohibited. Even if it not prohibited, any review by CFIUS or another government entity may have outsized impacts on, among other things, the certainty, timing and feasibility of the Business Combination, which would significantly limit or completely hinder our ability to complete the Business Combination and force FLFV to liquidate and our warrants to expire worthless, preventing the possibility of any price appreciation that may have occurred in our securities following the Business Combination.

Changes in laws or regulations related to business combination transactions involving SPACs may materially adversely affect FLFV’s ability to negotiate and complete an initial business combination (including the proposed Business Combination with Thunder Power).

FLFV is subject to laws and regulations enacted by national, regional, and local governments. In particular, FLFV will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly.

Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on FLFV’s business, investments, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on FLFV’s business, including FLFV’s ability to negotiate and complete FLFV’s initial business combination and results of operations.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies, amending the financial statement requirements applicable to transactions involving shell companies, enhancing disclosures regarding projections in SEC filings in connection with proposed business combination transactions, increasing the potential liability of certain participants in proposed business combination transactions, and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940. These rules, if adopted, whether in the form proposed or in a revised form, may materially adversely affect FLFV’s ability to (i) complete the Business Combination with Thunder Power, or (ii) if FLFV does not complete the Business Combination with Thunder Power, to engage financial and capital market advisors and negotiate and complete an alternative initial business combination, and, in each case, may increase the costs and time related thereto.

A new 1% U.S. federal excise tax could be imposed on FLFV in connection with redemptions by FLFV of FLFV’s shares.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) was signed into federal law. The Inflation Reduction Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations (each, a “covered corporation”). Because FLFV is a Delaware corporation and its securities are traded on Nasdaq, FLFV is a “covered corporation” for this purpose. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The Inflation Reduction Act applies only to repurchases that occur after December 31, 2022. On December 27, 2022, Treasury issued a notice that provides interim operating rules for the excise tax, including the rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed U.S. Department of the Treasury regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.

Any redemption or other repurchase that occurs in connection with the Business Combination that occur after December 31, 2022 potentially would be subject to the excise tax. Whether and to what extent FLFV would be subject to the excise tax would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, (ii) the nature and amount of any Transaction Financing or other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination) and (iii) the content of regulations and other guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by FLFV and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined; however, FLFV will not use the funds held in the Trust Account or any additional amounts deposited into the Trust Account, as well as any interest earned thereon, to pay the excise tax, if any, for the redemption in connection with the special meeting. The foregoing could cause a reduction in the cash available on hand to complete the Business Combination and could negatively impact FLFV’s ability to complete the Business Combination.

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to complete our initial Business Combination.

Even though we are a blank check company incorporated in Delaware with our office located in the U.S., a majority of our Sponsor, officers and directors have significant ties to China. Accordingly, economic, political and legal developments in the PRC may significantly affect our business, financial condition, results of operations and prospects. Policies, regulations, rules, and the enforcement of laws of the PRC government may change quickly with little advance notice, which can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. We may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect PubCo’s ability to operate its business.

SPECIAL MEETING OF FLFV STOCKHOLDERS

General

FLFV is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on [    ] and at any adjournment or postponement thereof. This proxy statement/prospectus provides FLFV’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time, and Place

The Special Meeting will be held on [    ], at [    ], Eastern Time, via live webcast at the following address: [    ]. In light of the COVID-19 pandemic and to support the well-being of FLFV’s stockholders, directors and management, the Special Meeting will be completely virtual.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of FLFV Common Stock at the close of business on [    ], 2024, which is the Record Date. You are entitled to one vote for each share of FLFV Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [    ] shares of FLFV Common Stock outstanding, of which [    ] are Public Shares, and [    ] shares are held by the FLFV Initial Stockholders.

Vote of the FLFV Initial Stockholders, Directors, and Officers

In connection with the Initial Public Offering, FLFV entered into the IPO Letter Agreement with each of its Sponsor, directors, and officers pursuant to which each agreed to vote the Founder Shares, Private Shares, and any Public Shares owned by them in favor of the Business Combination Proposal and for all other proposals presented at the Special Meeting (including the Proposals). Pursuant to the IPO Letter Agreement, the FLFV Initial Stockholders have waived any redemption rights, including with respect to shares of FLFV Common Stock purchased in the Initial Public Offering or thereafter in the open market, in connection with a business combination. The Founder Shares and Private Shares have no redemption rights upon FLFV’s liquidation and will be worthless if no business combination is effected in the required time period. As of the Record Date, the FLFV Initial Stockholders held [        ] shares of FLFV Common Stock, representing approximately [    ]% of the voting power of the outstanding shares of FLFV Common Stock.

Quorum and Required Vote for Proposals

A quorum of FLFV stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of FLFV Common Stock entitled to vote at the meeting are represented in person (which would include presence at a virtual meeting) or by proxy. As of [    ], the Record Date, there were [    ] shares of FLFV Common Stock outstanding; therefore, a total of [    ] shares of FLFV Common Stock must be represented at the Special Meeting in order to constitute a quorum. Abstentions and withheld votes will count as present for the purposes of establishing a quorum, but will not count as votes cast at the Special Meeting for any of the Proposals (except for the Charter Amendment Proposal, for which abstentions and withheld votes will have the same effect as a vote “AGAINST”). Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present. As of the Record Date, the FLFV Initial Stockholders holds approximately [    ]% of the outstanding shares of FLFV Common Stock.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the shares of FLFV Common Stock cast in respect of the Business Combination Proposal and entitled to vote thereon at the Special Meeting. The approval of the Charter Amendment Proposal requires a majority vote of outstanding FLFV Common Stock entitled to vote thereon. The Nasdaq Stock Issuance Proposal, the 2024 Plan Proposal, the Adjournment Proposal, and each of the Advisory Charter Amendment Proposals also requires the affirmative vote of the holders of a majority of the shares of FLFV Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting. The approval of the Director Election Proposal requires a plurality vote of the shares of FLFV Common Stock cast in respect of that Proposal present in person (including virtual presence) or represented by proxy and entitled to vote thereon at the Special Meeting.

The approval of the Business Combination Proposal and, unless otherwise waived by the parties thereof, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the 2024 Plan Proposal are preconditions to the Closing. The Adjournment Proposal is not conditioned on the approval of any other Proposal. Abstentions and Broker Non-Votes.

At the Special Meeting, FLFV will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present, except for the Charter Amendment Proposal, for which abstentions and withheld votes will have the same effect as a vote “AGAINST”. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present. The failure to vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on any of the Proposals presented at the Special Meeting.

Recommendation of the Board

The Board has unanimously determined that each of the Proposals is fair to and in the best interests of FLFV and its stockholders, and has unanimously approved such Proposals. The Board unanimously recommends that stockholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the Charter Amendment Proposal;

•        vote “FOR” each of the Advisory Charter Amendment Proposals;

•        vote “FOR” the Nasdaq Stock Issuance Proposal;

•        vote “FOR” the election of each of seven directors nominated in the Director Election Proposal;

•        vote “FOR” the 2024 Plan Proposal; and

•        vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of the Board and officers of FLFV have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. See “Proposal 1: The Business Combination Proposal — Interests of FLFV Initial Stockholders and FLFV’s Directors and Officers in the Business Combination” for additional information on interests of FLFV’s Sponsor, directors, and executive officers.

Voting Your Shares

Each share of FLFV Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of FLFV Common Stock at the Special Meeting:

•        You can submit a proxy to vote your shares by calling the toll-free number shown on your proxy card and voting over the phone.

•        You can submit a proxy to vote your shares by visiting the website shown on your proxy card and voting via the Internet.

•        You can submit a proxy to vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Special Meeting.

•        If you submit a proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of FLFV Common Stock will be voted as recommended by the Board. The Board unanimously recommends that FLFV stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “Advisory Charter Amendment Proposals, “FOR” the Nasdaq Stock Issuance Proposal, “FOR” the Director Election Proposal, “FOR” the 2024 Plan Proposal, and “FOR” the Adjournment Proposal (if necessary).

•        You can attend the Special Meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of FLFV Common Stock are held in the street name of your broker, bank, or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way FLFV can be sure that the broker, bank, or nominee has not already voted your shares of FLFV Common Stock.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date or submit a new proxy online or by telephone;

•        you may notify FLFV in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting virtually, revoke your proxy and vote online as described above.

If your shares are held in “street name” by your broker, bank, or another nominee as of the close of business on the Record Date, you must follow the instructions of your broker, bank, or other nominee to revoke or change your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your FLFV Common Stock, you may contact [    ], Attn: [    ] at [    ] or by email at [    ].

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, each of the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the 2024 Plan Proposal, and the Adjournment Proposal. Under the Current Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Public Stockholders may seek to redeem their Public Shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any Public Stockholder may demand that FLFV redeem such Public Stockholder’s Public Shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was $[    ] per share [    ] as of the Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Thunder Power is consummated, FLFV will redeem the holder’s Public Shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of FLFV Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the FLFV Common Stock. Accordingly, all shares of FLFV Common Stock in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

Holders of Founder Shares and Private Shares will not have redemption rights with respect to such shares.

Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to FLFV’s transfer agent two business days prior to the Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a fee of approximately $10.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

FLFV’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004-1561
Attn: Chief Executive Officer

Any request to redeem such shares, once made, may be withdrawn at any time up to the time of the vote on the Business Combination Proposal. Furthermore, if a Public Stockholder delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, the holder may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then FLFV’s Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their Public Shares for a pro rata portion of the Trust Account. In such case, FLFV will promptly return any Public Shares delivered by Public Stockholders.

The Current Charter of FLFV provides that we will only redeem the Public Shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of the Deferred Business Combination Fee (so that we are not subject to the SEC’s “penny stock” rules). In no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the Closing.

The closing price of the FLFV Common Stock on [    ], 2024, the Record Date for the Special Meeting, was $[    ]. The cash held in the Trust Account on such date was approximately $[    ] million ($[    ] per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of FLFV Common Stock as they may receive higher proceeds from the sale of their shares of FLFV Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FLFV cannot assure its stockholders that they will be able to sell their shares of FLFV Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in FLFV’s securities when its stockholders wish to sell their shares.

If a holder of FLFV Common Stock exercises such holder’s redemption rights, then such holder will be exchanging such holder’s shares of FLFV Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to FLFV’s transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated.

For a discussion of the material U.S. federal income tax considerations for holders of FLFV Common Stock with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Considerations — Material Tax Considerations Related to a Redemption of FLFV Common Stock” beginning on page 111. The consequences of a redemption to any particular holder of FLFV Common Stock will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. income and other tax laws in light of your particular circumstances.

Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	No redemptions(2)	25% redemptions(3)	50% redemptions(4)	Maximum redemptions(5)
Initial Public Offering underwriting fees(1)	1,955,000	1,955,000	1,955,000	1,955,000
Initial Public Offering proceeds net of redemptions	50,582,454	37,936,840	25,291,227	12,757,141
Underwriting fees as a % of Initial Public Offering proceeds net of redemptions (approx.)	3.9%	5.2%	7.7%	15.3%

____________

(1)      $1,955,000 underwriting discount was paid at the consummation of the Initial Public Offering.

(2)      This scenario assumes that no Public Shares (excluding the Redeemed Public Shares) are redeemed.

(3)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding. This scenario assumes that 1,245,873 Public Shares are redeemed, resulting in an aggregate payment of approximately $13.5 million from the Trust Account based on an assumed redemption price of $10.84 per share.

(4)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding. This scenario assumes that 2,491,747 Public Shares are redeemed, resulting in an aggregate payment of approximately $27.0 million from the Trust Account based on an assumed redemption price of $10.84 per share.

(5)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding. This scenario assumes that a maximum of 3,726,632 Public Shares are redeemed to satisfy the $5,000,001 net tangible assets condition, resulting in an aggregate payment of approximately $40.4 million from the Trust Account based on an assumed redemption price of $10.84 per share.

Deferred Business Combination Fee as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	No redemptions(2)	25% redemptions(3)	50% redemptions(4)	Maximum redemptions(5)
Deferred Business Combination Fee(1)	3,421,250	3,421,250	3,421,250	3,421,250
Initial Public Offering proceeds net of redemptions	50,582,454	37,936,840	25,291,227	12,757,141
Deferred Business Combination Fee as a % of Initial Public Offering proceeds net of redemptions (approx.)	6.8%	9.0%	13.5%	26.8%

____________

(1)      $3,421,250 of the Deferred Business Combination Fee is payable at the closing of the Business Combination.

(2)      This scenario assumes that no Public Shares (excluding the Redeemed Public Shares) are redeemed.

(3)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding. This scenario assumes that 1,245,873 Public Shares are redeemed, resulting in an aggregate payment of approximately $13.5 million from the Trust Account based on an assumed redemption price of $10.84 per share.

(4)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding. This scenario assumes that 2,491,747 Public Shares are redeemed, resulting in an aggregate payment of approximately $27.0 million from the Trust Account based on an assumed redemption price of $10.84 per share.

(5)      As of the date of this proxy statement/prospectus, there are 4,983,493 Public Shares issued and outstanding. This scenario assumes that a maximum of 3,726,632 Public Shares are redeemed to satisfy the $5,000,001 net tangible assets condition, resulting in an aggregate payment of approximately $40.4 million from the Trust Account based on an assumed redemption price of $10.84 per share.

Dissenter Rights

FLFV stockholders do not have dissenter rights in connection with the Business Combination or the other Proposals.

Potential Purchases of Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase FLFV Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of FLFV’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of FLFV Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors of FLFV or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account. The purpose of any such purchases of FLFV Common Stock could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy the closing conditions pursuant to the Merger Agreement that requires FLFV to have, among the others, (i) net tangible assets no less than $5,000,001, and (ii) an aggregate of at least $5,000,000 Available Closing Cash, upon the completion of the Business Combination, where it appears that such requirement would otherwise not be met. Any such purchases of FLFV Common Stock or FLFV Warrants may result in the completion of Business Combination that may not otherwise have been possible. FLFV expects any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of FLFV Common Stock or FLFV Warrants and the number of beneficial holders of FLFV’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

However, in the event the Sponsor, directors, officers, or advisors of FLFV or their affiliates were to purchase shares or warrants from Public Stockholders, such purchases would by structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        the Sponsor, directors, officers, or advisors of FLFV or their affiliates will purchase Public Shares or FLFV Warrants from Public Stockholders outside the redemption process at a price no higher than the price offered through the redemption process;

•        the registration statement/proxy statement filed in connection with the Business Combination would include a representation that any of the Public Shares or FLFV Warrants purchased by the Sponsor, directors, officers, or advisors of FLFV or their affiliates from Public Stockholders outside the redemption process would not be voted in favor of approving the Business Combination;

•        the Sponsor, directors, officers, or advisors of FLFV or their affiliates do not possess any redemption rights with respect to the Public Shares or FLFV Warrants or, if they possess such redemption rights, they have entered into a letter agreement pursuant to which they have waived such rights; and

•        FLFV will disclose in the Form 8-K to be filed prior to the holding of its stockholder meeting to approve the Business Combination the following material items:

a.      the number of the Public Shares or FLFV Warrants purchased by the Sponsor, directors, officers, or advisors of FLFV or their affiliates from Public Stockholders outside the redemption process, along with the purchase price for such Public Shares or FLFV Warrants;

b.      the purpose of the purchases of such Public Shares or FLFV Warrants by the Sponsor, directors, officers or advisors of FLFV or their affiliates;

c.      the impact, if any, of the purchases of such Public Shares or FLFV Warrants by the Sponsor, directors, officers, or advisors of FLFV or their affiliates on the likelihood that the Business Combination will be approved and consummated;

d.      the identity of the selling stockholders who sold such Public Shares or FLFV Warrants to the Sponsor, directors, officers, or advisors of FLFV or their affiliates (if not purchased on the open market) or the nature of the selling stockholders (e.g., 5% security holders) who sold such Public Shares or FLFV Warrants to the Sponsor, directors, officers or advisors of FLFV or their affiliates; and

e.      the number of Public Shares or FLFV Warrants for which FLFV has received redemption requests pursuant to its redemption offer.

Proxy Solicitation

FLFV is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. FLFV and its directors, officers, and employees may also solicit proxies in person. FLFV will file with the SEC all scripts and other electronic communications that constitute proxy soliciting materials. FLFV will bear the cost of the solicitation.

FLFV has hired Advantage Proxy, Inc. to assist in the proxy solicitation process. FLFV has agreed to pay approximately $[    ] for proxy solicitation services, exclusive of related disbursements and travel expenses (in each case, if any).

FLFV will ask banks, brokers, and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. FLFV will reimburse them for their reasonable expenses.

The Initial Stockholders

As of [    ], 2024, the Record Date for the Special Meeting, the FLFV Initial Stockholders owned and were entitled to vote [3,002,625] shares of FLFV Common Stock, representing approximately [    ]% of the voting power of the shares of FLFV Common Stock outstanding. The Initial Stockholders have agreed to vote the Founder Shares, Private Shares and any shares of FLFV Common Stock held by them in favor of each of the Proposals being presented at the Special Meeting. The Founder Shares and Private Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by FLFV.

PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to FLFV prior to the consummation of the Business Combination.

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Merger Agreement:

•        the corporate headquarters and principal executive offices of PubCo will be located at [    ]; and

•        PubCo Common Stock is expected to be traded on the Nasdaq Capital Market under the symbol “AIEV”.

Background of the Business Combination

The terms of the Merger Agreement are the result of arms-length negotiations between FLFV and Thunder Power, and their respective representatives. The following is a brief description of the background of these negotiations.

FLFV is a blank check company incorporated on January 19, 2022 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. FLFV is not limited to a particular industry or geographic region for purposes of consummating an initial business combination. FLFV shall not undertake an initial business combination with any company based in or having the majority of the company’s operations in China (including Hong Kong and Macau).

FLFV’s Initial Public Offering

On June 21, 2022, FLFV consummated its initial public offering (the “IPO”) of 9,775,000 FLFV Units, which included 1,275,000 FLFV Units issued upon the full exercise of the over-allotment option of the underwriters of the IPO. Each FLFV Unit consists of one share of FLFV Class A Common Stock, one FLFV Warrant, and one FLFV Right, generating gross proceeds of $97,750,000. Simultaneously with the closing of the IPO, FLFV completed the Concurrent Private Placement of 498,875 FLFV Units (the “Private Units”), including 478,875 FLFV Units issued to the Sponsor, and 20,000 units issued to US Tiger, the representative of the underwriters of the IPO, at a purchase price of $10.00 per FLFV Unit, generating gross proceeds of $4,988,750 (including $4,788,750 from the Sponsor and $200,000 from US Tiger) (the “Private Placement Proceeds”). The Private Units are identical to the FLFV Units as part of the units in the IPO, except that the Private Units are not transferable, assignable or saleable (except to FLFV’s officers and directors and other persons or entities affiliated with or related to FLFV’s founders, each of whom will be subject to the same transfer restrictions) until 30 days after the completion of our initial business combination. The net proceeds of $99,216,250 ($10.15 per FLFV Unit) in the aggregate (the “Trust Funds”) from the IPO and a portion from the Concurrent Private Placement were placed in a trust account (the “Trust Account”) established for the benefit of the FLFV’s public stockholders and the underwriters of the IPO with Wilmington Trust, National Association, acting as trustee.

The Trust Funds include $3,421,250 payable to the underwriters (the “Deferred Underwriting Amount”) pursuant to the underwriting agreement dated June 15, 2022, by and among FLFV, US Tiger and EF Hutton, division of Benchmark Investments, LLC, as representative (the “Representatives”) of the underwriters of the IPO. Other than the Deferred Underwriting Amount, the Representatives will not be entitled to receive any additional compensation in connection with or contingent on the completion of the Business Combination. Under FLFV’s amended and restated certificate of incorporation, if FLFV has not consummated its initial business combination by March 21, 2023 (within nine (9) months from the consummation of the IPO), it may extend the period of time to consummate a business combination up to three (3) times by an additional three-month period each time for a total of up to an additional nine (9) months, affording FLFV up to March 21, 2024 (up to eighteen (18) months from the consummation of the IPO) to complete its initial business combination.

Extension of the Period of Time to Consummate Initial Business Combination

On March 21, 2023, an aggregate of $977,500 was deposited by the Sponsor into the Trust Account for the public stockholders, representing $0.10 per public share, which enabled FLFV to extend the period of time it had to consummate its initial business combination by three months from March 21, 2023 to June 21, 2023.

On June 16, 2023, FLFV held a special meeting of the stockholders (the “2023 Special Meeting”), where the stockholders of FLFV approved amending the Amended and Restated Certificate of Incorporation to allow FLFV until June 21, 2023 to consummate an initial business combination and to elect to extend the period to consummate an initial business combination up to nine times, each by an additional one-month period (each, a “Monthly Extension”), for a total of up to nine months to March 21, 2024, by depositing to the Trust Account, the lesser of (i) $100,000 for all public shares and (ii) $0.04 for each public share for each one-month extension (each, a “Monthly Extension Payment”). On June 20, 2023, a certificate of amendment was filed with the State of Delaware, effective on the same date. In connection with the votes to approve the amendment, 4,791,507 shares of FLFV Class A Common Stock were tendered for redemption.

As of the date of this prospectus, nine $100,000 Monthly Extension Payment were deposited into the Trust Account for the public stockholders, which enabled FLFV to extend the period of time it has to consummate its initial business combination by nine months from June 21, 2023 to March 21, 2024. Among the nine $100,000 Monthly Extension Payments, the $100,000 deposited on July 20, 2023 was deposited by FLFV from its working capital account in lieu of a deposit by the Sponsor. Such advance was repaid by the Sponsor to FLFV in September 2023. Another five Monthly Extension Payment were deposited into the Trust Account by Thunder Power on October 20, 2023, and November 20, 2023, December 20, 2023, January 19, 2024 and February 21, 2024, which enabled FLFV to extend the date by which it has to consummate its initial business combination to November 21, 2023 and March 21, 2024, respectively.

On March 1, 2024, FLFV filed a notice of special meeting of stockholders, according to which a special meeting of stockholders is to be held virtually on March 18, 2024 at 11:30 a.m., Eastern Time, where FLFV’s stockholders will vote to approve the amendment of the Current Charter to allow FLFV until March 21, 2024 to consummate an initial business combination and to elect to extend the period to consummate an initial business combination up to nine times, each by an additional one-month period, for a total of up to nine months to December 21, 2024.

Target Search

After the consummation of the IPO, FLFV’s management began the search for a suitable target for a business combination. In addition, members of FLFV’s management were contacted by a number of individuals and entities with respect to potential business combination opportunities. FLFV sought potential targets which it believes can materially grow revenue and earnings through the efforts of a combined management team following completion of an initial business combination. FLFV viewed potential acquisition targets based on the criteria discussed below and used in evaluating the business combination. These criteria included, without limitation, reasoned and strong management teams having a track record of driving growth and profitability; businesses that may likely be well received by public investors; and significant competitive advantages and/or underexploited expansion opportunities that can benefit from access to additional capital as well as FLFV’s industry relationships and expertise.

Between June 21, 2022 through October 26, 2023, FLFV reviewed in varying degrees approximately 17 potential business combination candidates (including Thunder Power) involved in various industries and sectors, including biotech, high technology, e-commerce, and manufacturing. FLFV’s management team held frequent discussions regarding these targets both internally and with a wide range of the potential business combination candidates’ management teams.

For the 16 potential candidates that FLFV did not proceed with definitive transaction documents, FLFV signed non-disclosure agreement with 12 candidates and non-binding term sheets with two candidates. We summarize FLFV management’s review and analysis process below:

Candidate One:    On June 25, 2022, FLFV was introduced to Candidate One by Mr. David Li, one of our independent directors. Candidate One is a digital liquid biopsy company based in Taiwan. On June 26, 2022, Lei Xu, Yuanmei Ma and Tony Tian held a conference call with the representatives of Candidate One, including its CEO, a director, and a financial adviser, to discuss the business and background of Candidate One. During the call, Candidate

One gave a presentation to FLFV’s management on Candidate One’s marketing strategy, revenue sources and business development plan. On June 28, 2022, FLFV and Candidate One entered into a non-disclosure agreement. FLFV did not proceed with a business combination with Candidate One because Candidate One is a listed company in Taiwan and there are regulatory complications for Candidate One to pursue a dual-listing status in both Taiwan and the United States.

Candidate Two:    On June 26, 2022, FLFV was introduced to Candidate Two by a third-party financial advisor. Candidate Two is a California-based company in the personal protection equipment (PPE) industry focusing on providing disposable gloves. On June 30, 2022, Lei Xu, Yuanmei Ma and Tony Tian held a conference call with the representatives of Candidate Two, including its founder and CEO, to discuss the business and background of Candidate Two. In this meeting, Candidate Two provided information on its marketing strategy, revenue sources and business development plan. On July 19, 2022, FLFV and Candidate Two entered into a non-disclosure agreement. Since then, there has been no further communication between Candidate Two and FLFV, and the parties did not enter into any letter of intent or agreement. FLFV did not proceed with a business combination with Candidate Two because Candidate Two was not particularly receptive to pursuing a business combination.

Candidate Three:    On July 6, 2022, FLFV was introduced to Candidate Three by Mr. David Li. Candidate Three is a gene and cell therapy company based in California. On July 08, 2022, FLFV and Candidate Three entered into a non-disclosure agreement. On the same day, Lei Xu, Yuanmei Ma and Tony Tian held a conference call with the CEO of Candidate Three to discuss Candidate Three’s business, background, and future development plan. On July 13, 2022, FLFV and Candidate Three entered into a non-exclusive letter of intent. On July 28, 2022, Lei Xu, Yuanmei Ma and Tony Tian met the CEO and Chairman of Candidate Three at its office in California. During the meeting, the CEO and President of Candidate Three discussed Candidate’s Three’s industry, competitive technologies, business plans, and financial information. On September 16, 2022, FLFV and Candidate Three entered into a non-binding term sheet, which, among other things, provided that the valuation of Candidate Three was estimated at $400,000,000. The term sheet did not contain exclusivity provision restricting FLFV’s ability to search for other candidates. Shortly after execution of the non-binding term sheet, Candidate Three decided not to proceed with a business combination with FLFV.

Candidate Four:    On July 10, 2022, FLFV was introduced to Candidate Four by Mr. David Li. Candidate Four is a California-based company in the robotics technology industry focusing on providing service robots in a wide range of applications. On July 13, 2022, FLFV and Candidate Four entered into a non-disclosure agreement. On the same day, Lei Xu, Yuanmei Ma and Tony Tian held a conference call with the representatives of Candidate Four, including its CEO and head of finance, to discuss the business and financial status of Candidate Four. Following the call, Candidate Four did not follow up with FLFV for further discussion.

Candidate Five:    On July 18, 2022, Candidate Five, a California-based biotechnology company focusing on genomics, contacted Lei Xu regarding a potential business combination. On the same day, FLFV and Candidate Five entered into a non-disclosure agreement. On July 28, 2022, the CEO, founders, and operational managers of Candidate Five and Lei Xu, Tony Tian met at Candidate Five’s office, during which the founders provided information regarding Candidate Five’s industry and competitive advantages. From July 2022 to July 2023, FLFV had several meetings with the management team of Candidate Five to better understand Candidate Five’s business and operations. During that period, FLFV also conducted legal and financial due diligence on Candidate Five and its management team, including reviewing Candidate Five’s investor presentation and financial forecast. On September 2, 2022, FLFV and Candidate Five executed a non-binding term sheet, which, among other things, provided that the valuation of Candidate Five was estimated at between $168,000,000 to $280,000,000. The non-binding term sheet did not contain an exclusivity provision restricting FLFV’s ability to search for other candidates. On January 27, 2023, FLFV’s management and board of directors held a virtual meeting with Candidate Five to review Candidate Five’s business and discuss the preparation of its audited financial statements. In August 2023, Candidate Five informed FLFV that it no longer wanted to proceed with a business combination with FLFV.

Candidate Six:    On July 27, 2022, FLFV was introduced to Candidate Six by EF Hutton. Candidate Six is an e-commerce company operating in Southeast Asia. On July 28, 2022, FLFV and Candidate Six entered into a non-disclosure agreement. On August 4, 2022, Lei Xu, Yuanmei Ma and Tony Tian held a conference call with the founders, CEO, COO, and CTO of Candidate Six to discuss its industry and business. During this call, Candidate Six provided information regarding its business model, potential market opportunities, marketing strategy, revenue sources and business development plan. Following the call, on August 19, 2022, Candidate Six granted FLFV access to a due diligence data room, which contained information and documents relating to, among other things, Candidate Six’s corporate structure, members of the board of directors, shareholders, and business operations. FLFV also had discussions with the management of Candidate Six regarding the financing plans of Candidate Six. After the discussions, FLFV did not proceed with a business combination with Candidate Six because Candidate Six requested that FLFV commit to a PIPE financing for the business combination, which FLFV viewed as challenging given existing market conditions.

Candidate Seven:    On July 30, 2022, FLFV was introduced to Candidate Seven by Mr. David Li. Candidate Seven is a regenerative medicine company with operations in California and Taiwan. On August 1, 2022, David Li, Lei Xu, and Yuanmei Ma visited the office of Candidate Seven in Los Angeles to meet with its management team including its CEO, and to visit its U.S. facility. Tony Tian also participated via Zoom conference calls. During the visit, Candidate Seven provided detailed information regarding its business model, company history, achievements, advanced technology, equipment and facilities, future listing plan, and shareholder structure. On September 19, 2022, Tony Tian, Lei Xu and Yuanmei Ma traveled to Taiwan to visit Candidate Seven’s facility in Taiwan, and to meet with Candidate Seven’s CEO again and other staff based in Taiwan. Shortly after the management’s trip to Taiwan, FLFV was informed that the majority shareholder of Candidate Seven decided not to seek a listing in the United States.

Candidate Eight:    On August 1, 2022, FLFV was introduced to Candidate Eight by a third-party financial advisory firm. Candidate Eight is a clinical stage biopharmaceutical company. On the same day, Lei Xu, Yuanmei Ma and Tony Tian held a conference call with the representatives of Candidate Eight to discuss Candidate Eight’s industry and business. During this meeting, Candidate Eight provided information regarding its product pipeline and development plan. On August 2, 2022, following execution of a non-disclosure agreement, Candidate Eight granted FLFV access to a due diligence data room, which contained information and documents relating to, among other things, Candidate Eight’s corporate structure, members of the board of directors, shareholders, and licenses and patents for its business operations. After a review of the due diligence documents and internal discussions, FLFV decided not to move forward with Candidate Eight because the pipeline products were still in an early stage of development.

Candidate Nine:    On August 29, 2022, FLFV was introduced to Candidate Nine by a member of Candidate Nine’s management. Candidate Nine is a company in the biotechnology and health service industry. On September 1, 2022, Lei Xu, Yuanmei Ma and Tony Tian held a conference call with the CEO of Candidate Nine to discuss the business and operations of Candidate Nine. During this meeting, Candidate Nine provided information regarding its marketing strategy, revenue sources and business development plan. After internal discussions, FLFV decided not to proceed with a business combination with Candidate Nine because it would require Candidate Nine to complete a complex restructuring, which would be costly and take a significant amount of time to complete.

Candidate Ten:    On September 6, 2022, FLFV was introduced to Candidate Ten by UHY LLP. Candidate Ten is a company headquartered in Canada, focusing on food delivery in the global market (not including China). On August 19, 2022 and August 22, 2022, Lei Xu, Yuanmei Ma and Tony Tian held conference calls with the financial advisors of Candidate Ten. During the meetings, the financial adviser provided information regarding Candidate Ten’s business model, industry, management team, and financial information. On October 17, 2022, FLFV’s management and EF Hutton held a conference call with Candidate Ten’s management including its CEO, and Candidate Ten provided information on its development strategy and the status of its financial audit. Following the conference call, Candidate Ten failed to promptly provide the audit report, and FLFV accordingly decided not to proceed with a business combination with Candidate Ten.

Candidate Eleven:    On January 23, 2023, FLFV was introduced to Candidate Eleven by Maxim Group LLC. Candidate Eleven is in ride-hailing business with a focus on the bus niche market. On January 24, 2023, Lei Xu, Yuanmei Ma, and Tony Tian held a conference call with the representatives of Candidate Eleven to discuss its business operations and strategy, as well as the status of a proposed de-SPAC transaction that Candidate Eleven pursued in the past. FLFV did not proceed with a business combination with Candidate Eleven because Candidate Eleven requested that FLFV commit to a PIPE financing, which FLFV viewed as challenging given existing market conditions.

Candidate Twelve:    On February 6, 2023, FLFV was introduced to Candidate Twelve by Maxim Group LLC. Candidate Twelve is a Florida based company providing steaming service via a proprietary streaming engine. On February 20, 2023, FLFV and Candidate Twelve entered into a non-disclosure agreement. Following execution of the non-disclosure agreement, Candidate Twelve did not follow up with FLFV for further discussion.

Candidate Thirteen:    On February 27, 2023, FLFV was introduced to Candidate Thirteen by Maxim Group LLC. Candidate Thirteen is a Wisconsin based company providing home healthcare, hospice and aftercare services in the United States. On March 16, 2023, Lei Xu and Yuanmei Ma held conference calls with the CEO of Candidate Thirteen and Maxim Group LLC. During the meeting, the CEO briefly introduced Candidate Thirteen’s business strategy, business development plan, and the auditing status. On March 17, 2023, FLFV and Candidate Thirteen entered into a non-disclosure agreement. Following the execution of the non-disclosure agreement, on the same day, Candidate Thirteen granted FLFV access to the data room, providing information and documents including but not limited to, corporate structure, members of the board of directors, shareholders, business operation. FLFV decided not to proceed with Candidate Thirteen because the size of Candidate Thirteen is too small to be an ideal target for FLFV.

Candidate Fourteen:    On May 10, 2023, FLFV was introduced to Candidate Fourteen by a third-party financial advisor firm in Singapore. Candidate Fourteen is a Taiwan based company which designs, manufactures and distributes laser light modules and components. On May 12, 2023, FLFV and Candidate Fourteen entered into a non-disclosure agreement. Following the execution of the non-disclosure agreement, on the same day, Lei Xu, Tony Tian, and Yuanmei Ma held a conference call with the CEO of Candidate Fourteen and its financial advisor firm. During the meeting, the CEO demonstrated Candidate Fourteen’s history, market opportunities, business strategy and business development plan. On the same day, Candidate Fourteen also granted FLFV access to the data room, providing information and documents including but not limited to, corporate structure, members of the board of directors, shareholders, and business operation. Candidate Fourteen informed FLFV that it was no longer interested in consummating a business combination with FLFV.

Candidate Fifteen:    On June 26, 2023, FLFV was introduced to Candidate Fifteen by Roth Capital. Candidate Fifteen is a vertical intelligence software and solution company based in Canada. On August 10, 2023, FLFV and Candidate Fifteen entered into a non-disclosure agreement. Following the execution of the non-disclosure agreement, on August 14, 2023, Lei Xu and Yuanmei Ma held a conference call with the CEO of Candidate Fifteen and Roth Capital. During the meeting, the CEO introduced Candidate Fifteen’s technology and its applications, business strategy and development plan. Candidate Fifteen did not follow up with FLFV for further discussion.

Candidate Sixteen:    On August 21, 2023, FLFV was introduced to Candidate Sixteen by EF Hutton. Candidate Sixteen is a film, media and entertainment fund based in New York, Italy and London. On August 22, 2023, FLFV and Candidate Sixteen entered into a non-disclosure agreement. Following the execution of the non-disclosure agreement, on the same day, Lei Xu and Yuanmei Ma held a conference call with the CEO of Candidate Sixteen and EF Hutton. During the meeting, the CEO introduced Candidate Sixteen’s business model, business strategy and development plan. Candidate Sixteen did not follow up with FLFV for further discussion.

Timeline of the Business Combination

On October 4, 2022, Thunder Power engaged ARC Group (“ARC”) as its financial advisor in connection with the Business Combination.

On February 1, 2023, Thunder Power was introduced to FLFV by ARC group, a financial advisory firm.

On February 2, 2023, Thunder Power and FLFV entered into a confidentiality agreement.

On June 6, 2023, Thunder Power engaged Brown Rudnick LLP (“Brown Rudnick”) as its U.S. securities counsel in connection with the Business Combination.

From August 24 to August 28, 2023, Thunder Power, FLFV, and their respective legal counsel exchanged drafts and comments on proposed letter of intent and term sheet. The negotiation and discussion of the parties mainly focused on the transaction structure and the interim financing from Thunder Power for FLFV to extend its deadline to consummate a business combination.

On August 28, 2023, in order to obtain additional information regarding Thunder Power and allow for more time for the parties to negotiate the substantive terms of a business combination, Thunder Power and FLFV signed a non-binding letter of intent (the “Thunder Power LOI”), which contemplated the following terms, among others: (i) the Thunder Power LOI is intended to express only a mutual indication of interest in a potential business combination and shall not create legal obligation to the parties, except for certain binding matters; (ii) the obligations of the parties to consummate the business combination are subject to and conditioned upon the negotiation and execution of a definitive agreement; (iii) each party and their representatives will keep confidentiality of information obtained from the other party about its properties, employees, finances, businesses and operations, and will use such information solely for the purpose of evaluating and implementing the proposed business combination; (iv) until the termination of the Thunder Power LOI, Thunder Power and FLFV both will not to, and shall cause their affiliates and representatives not to, engage in any discussion with other third party concerning any potential investment (as applicable to Thunder Power) or initial business combination (as applicable to FLFV); (v) each party will cooperate with the other party regarding all due diligence matters, including document requests; (vi) each party will bear its own costs and expenses in connection with the Thunder Power LOI and negotiation of the proposed transaction; and (vii) the Thunder Power LOI can be terminated by written notice from either party any time after September 30, 2023.

Also on August 28, 2023, as an exhibit to the Thunder Power LOI, Thunder Power and FLFV agreed on a non-binding term sheet (the “Thunder Power Term Sheet”). The Thunder Power Term Sheet included the following terms, among others: (i) the total consideration of the business combination will be based on equity value of Thunder Power at a range between $700,000,000 to $900,000,000 including a base valuation as of the closing and an earnout valuation on achieving certain performance milestones, to be paid by the shares of the combined entity at $10.00 per share, which is subject to further adjustment based on fairness opinion rendered by an independent advisor engaged by FLFV; (ii) prior to execution of a merger agreement, Thunder Power and FLFV will reasonably estimate the equity and indebtedness of the surviving company in good faith to determine whether any transaction financing is necessary in order to consummate the business combination; and (iii) Thunder Power will provide interim financing in the form of loans for the Monthly Extension Payments during the period from the execution of the Merger Agreement to March 21, 2024 and might, at its sole discretion, agree to provide loan for additional extensions beyond March 21, 2024.

On August 28, 2023, FLFV engaged UHY LLP to conduct financial due diligence on Thunder Power.

On August 30, 2023, FLFV engaged Robinson & Cole LLP (“R&C”) as its U.S. securities counsel in connection with the Business Combination.

On August 30, 2023, Brown Rudnick sent an initial draft of Merger Agreement to R&C, which reflected the terms in the executed Thunder Power Term Sheet.

On September 1, 2023, FLFV engaged Newbridge Securities Corporation (“Newbridge”), as financial advisor to the Board, to provide a fairness opinion in connection with the Business Combination. However, the parties did not proceed further after the engagement and no fairness opinion was provided.

On September 6, 2023, Brown Rudnick and RC agreed on the due diligence request list to be used for the due diligence review of Thunder Power. On the same day, Thunder Power uploaded due diligence documents to the data room for R&C’s review.

On September 7, 2023, R&C sent to Brown Rudnick preliminary comments to the draft Merger Agreement.

On September 8, 2023, Brown Rudnick circulated draft disclosure schedule of Thunder Power to FLFV and R&C and on the same day, R&C sent follow-up due diligence questions to Thunder Power and Brown Rudnick.

Between September 8, 2023 through the date of execution on October 26, 2023, Thunder Power, FLFV and each of their legal counsels continuously communicated with respect to legal due diligence and questions raised by counsels from time to time.

On September 8, 2023, FLFV engaged King Kee Appraisal and Advisory Limited (“King Kee”), to assess whether the consideration of the Business Combination set forth in the Thunder Power Term Sheet is fair from the financial point of view.

On September 12, 2023, FLFV engaged Messina Madrid Law PA (“MML”) as its U.S. tax counsel and on September 18, 2023, FLFV engaged Ogier as its British Virgin Islands counsel in connection with the Merger Agreement and related transactions.

On September 13, 2023, Thunder Power shared its unaudited and unreviewed financial information for the second quarter of 2023 for FLFV’s review.

During the drafting and review process, directed by management of FLFV, R&C sent a draft of the Merger Agreement and ancillary transaction agreements to the Board for their review, as well as other related documents including a legal due diligence memorandum, a financial due diligence memorandum and a draft of an analysis report in support of the fairness opinion for the Board’s consideration. The Board was regularly updated with any additional changes and updates until the parties finalized the Merger Agreement.

On September 22, 2023, King Kee presented to the Board its analysis report, including the analysis and conclusion that the total consideration, including the closing consideration of $700 million and earnout consideration of $200 million, to be paid to the shareholders of Thunder Power in connection with the Business Combination was fair to the stockholders of FLFV from a financial point of view. The board members of FLFV raised questions with respect to the source of the market data used for the valuation analysis. FLFV’s management and the Board discussed the analysis report prepared by King Kee after the meeting and decided to seek a second opinion. FLFV’s management contacted CHFT Advisory and Appraisal Limited (“CHFT”) and introduced CHFT to the Board. On October 4, 2023, CHFT was engaged to provide fairness opinion to the Board in connection with the Business Combination. After discussions with CHFT and the Board, FLFV and Thunder Power negotiated the equity value of Thunder Power and agreed to adjust the consideration of the Business Combination to $400,000,000 at the closing and $200,000,000 subject to earnout.

On October 3, 2023, Thunder Power and FLFV entered into an Extension Notice to extend the terms under the Thunder Power LOI to October 20, 2023.

During the period from the date of the Thunder Power Term Sheet until the date of the Merger Agreement, FLFV and Thunder Power, along with respective counsels and advisors, had various emails and conference calls to discuss the terms and conditions set forth in the Merger Agreement and ancillary agreements. Substantive negotiations centered around the following points:

(i)     Transaction Structure:    the initial draft of Merger Agreement proposed a two-step deal structure: (i) a reincorporation merger whereby FLFV will merge with and into a newly-incorporated BVI company wholly-owned by FLFV (the “Proposed BVI PubCo”), with the Proposed BVI PubCo surviving such merger; and (ii) an acquisition merger whereby Thunder Power will merge with and into a newly incorporated merger sub wholly owned by the Proposed BVI PubCo (the “Proposed BVI Merger Sub”), with the Proposed BVI Merger Sub surviving as a direct wholly owned subsidiary of the Proposed BVI PubCo. The tax counsels of Thunder Power and FLFV had multiple calls and emails to discuss and analysis the tax impact together and separately with their respective clients and agreed to revise the deal structure as currently presented in the Merger Agreement.

(ii)    Valuation of equity value of Thunder Power:    the valuation range set forth in the Thunder Power Term Sheet is subject to adjustments provided therein. FLFV management and the Board considered the valuation analysis prepared by King Kee and CHFT, and had multiple calls with Thunder Power to renegotiate the valuation. As a result, the initial valuation of $900,000,000 (including $7,000,000 base valuation and $200,000,000 earnout valuation) as proposed by Thunder Power was mutually agreed and adjusted to $600,000,000 (including $400,000,000 base valuation and $200,000,000 earnout valuation) as set forth in the Merger Agreement.

(iii)   Earnout Structure:    FLFV proposed that the earnout shares shall be issued when due and paid. Thunder Power proposed that the earnout shares shall be issued upon closing. The parties eventually agreed on the earnout structure as provided in the executed Merger Agreement.

(iv)    Available Closing Cash:    as a closing condition, FLFV and Thunder Power negotiated the minimum amount of the Available Closing Cash at the closing and agreed to $5,000,000 as set forth in the Merger Agreement.

(v)     Scope of the Non-Compete Agreement:    FLFV proposed that all shareholders of Thunder Power should entered into a Non-Compete Agreement which includes provisions of non-disclosure, non-competition and non-solicitation. Thunder Power disagreed with inclusion of all shareholders in such requirement. The parties compromised after negotiation that only shareholders holding no less than 10% of issued and outstanding PubCo Common Shares shall enter into such Non-Compete Agreement.

(vi)    Others.    During the review period, the parties also had discussions and negotiations regarding, among others, the tax treatment, the scope of the representations and warranties, the closing conditions, and the per-closing covenants, termination terms and conditions, board composition of PubCo as well as the equity incentive plan.

On October 26, 2023, a meeting of the Board was called to discuss and approve the Merger Agreement and the Business Combination. During the meeting, CHFT presented to the Board an analysis report, including its analysis as to whether the total consideration to be paid to the shareholders of Thunder Power in connection with the Business Combination is fair to the stockholders of FLFV from a financial point of view. CHFT rendered its oral opinion to the Board to the effect that, as of October 26, 2023, and based on and subject to the assumptions, limitations, qualifications, and other matters considered in the preparation of such opinion that the consideration to be paid by FLFV in connection with the Business Combination pursuant to the Merger Agreement is fair, from a financial point of view, to FLFV’s unaffiliated stockholders. R&C also reiterated to the board members the revised transaction structure and material transaction terms under the Merger Agreement. For more information, see [“Proposal 1: The Business Combination Proposal — Basis for the Board’s Recommendation — Fairness Opinion”.] After considering the proposed terms of the Merger Agreement and other related transaction agreements, and taking into account the other factors described below under the caption “The Board’s Reasons for the Approval of the Business Combination,” the Board unanimously approved the Merger Agreement and the Business Combination, and determined that it was advisable and in the best interests of FLFV to consummate the Business Combination contemplated by the Merger Agreement. The Board directed that the Business Combination Proposal and the other proposals described in this proxy statement/prospectus be submitted to FLFV’s stockholders for approval and adoption, and recommended that FLFV’s stockholders approve and adopt the Business Combination Proposal and the other Proposals.

On October 26, 2023, FLFV, Merger Sub, and Thunder Power entered into the Merger Agreement.

The Board’s Reasons for the Approval of the Business Combination

FLFV was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

The Business Combination resulted from a thorough search for a potential target, utilizing FLFV’s resources along with the investment and operation experience of FLFV management and the Board. The terms of the Business Combination are the result of extensive negotiations between FLFV and Thunder Power.

From the date of the IPO through the execution of the Merger Agreement on October 26, 2023, FLFV evaluated various potential target companies. FLFV followed the initial set of criteria and guidelines outlined in the prospectus for the IPO to assess the value and the growth of the potential target but did not limit itself to those criteria. FLFV’s management evaluated business combination opportunities made available to them based on the merits of a particular initial business combination which may be based, to the extent relevant, on these general guidelines as well as other considerations, factors, and criteria that they deemed relevant.

Prior to reaching the decision to approve the Merger Agreement, the Board reviewed the results of the business and financial due diligence conducted by FLFV management and third party legal and financial advisors, which included:

•        Extensive meetings with Thunder Power’s management.

•        Research on the EV market, including historical growth trends and market share information as well as financial projections.

•        Review of Thunder Power’s strategy on R&D and expansion of market.

•        Analysis and review of Thunder Power’s historical financial statements.

•        Analysis and review of Thunder Power’s material agreements and potential transactions.

•        Review of Thunder Power’s business model including its planned future operations and underlying technology.

•        Interviews with senior executives from various business departments of Thunder Power.

•        Multiple rounds of discussions with the principal shareholders, the CEO and the senior management of Thunder Power on future growth strategy.

•        Review of Thunder Power’s related party transactions.

•        Review of prevailing industry changes and challenges in the COVID-19 era.

•        Assessment of Thunder Power’s total addressable market, its key competitors, competitive advantages, barriers of entry, and target market share.

•        Assessment of Thunder Power’s public company readiness.

FLFV indicated its intention to acquire a company that it believes have significant competitive advantages and/or underexploited expansion opportunities within its industry. In particular, the Board considered the following positive factors:

•        Competitive Technology.    Thunder Power’s core competency is its innovative and proprietary technology solutions. Through its wholly owned subsidiary, affiliates of Thunder Power have filed over 700 patents worldwide, with around 145 patents currently active in the United States and are available for use. Core to Thunder Power’s DNA is achievement of technical excellence which it has obtained through several proprietary technologies for the EV market, such as Revolutionary Flexible Chassis System (modular), its wireless charging, multi-link suspension system, light weight engineering, Battery Pack and Battery Management System (BMS), Thermal Management System (TMS), and use of EV Traction Drivetrain Products.

•        Industry Expertise.    Thunder Power’s management team has a considerable background in developing EV technology. The BMS team, for example, is adept at handling the design and realization of large battery packs of more than 125 kWh capacity, producing BMSs that range from low voltage (48V) to ultra-high voltage (520V), and demonstrating thorough development capability from concept design to realization and integration.

•        Differentiated Product Design.    Thunder Power has engaged the leading Italian automotive design house, Zagato, to design and develop prototypes of its EVs. The eye-catching, stylish designs and ergonomic car interface sets Thunder Power apart from current EV models on market, which we expect will enhance customer satisfaction.

•        Fairness opinion issued by a third-party.    FLFV engaged a third party, CHFT, to perform analysis and issue the Fairness Opinion, pursuant to which it determined that the consideration to be paid by FLFV in connection with the Business Combination was fair to FLFV’s unaffiliated stockholders from a financial point of view.

The Board has also considered a number of other factors to approve the Business Combination, including, but not limited to:

•        the business, history, and management of Thunder Power;

•        the likelihood that the Business Combination will be completed;

•        the terms of the Merger Agreement and the belief that the terms of the Merger Agreement, including the representations, warranties, covenants, and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction;

•        the view of FLFV’s management as to the financial condition, results of operations, and business of Thunder Power before and after the Business Combination based on due diligence;

•        the fact that consummating the Business Combination will mean FLFV cannot pursue other alternatives that could potentially result in greater value for FLFV;

•        the risk that the Business Combination may not be completed in a timely manner or at all; and

•        various other risks associated with the Business Combination.

The Board also identified and considered the following factors and risks as weighing negatively against pursuing the Business Combination (although not weighted or in any order of significance):

•        Macroeconomic Risks.    Macroeconomic uncertainties could have on Thunder Power’s business operation post-closing;

•        Redemption Risk.    The potential that a significant number of FLFV’s stockholders elect to redeem their shares prior to the consummation of the Business Combination which in turn leaving little to no cash left in the Trust Account for working capital purposes;

•        Shareholder Vote.    The risk that FLFV’s stockholders may fail to provide the respective votes necessary to approve the Business Combination Proposal;

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not or may not be within FLFV’s control;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Listing Risks.    The challenges associated with preparing Thunder Power, a private entity, for the applicable disclosure and listing requirements to which PubCo will be subject as a publicly traded company on Nasdaq upon the closing of the Business Combination;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Projections May Not Be Achieved.    The risks that Thunder Power would not attain the milestones set forth in their financial projections;

•        Liquidation of FLFV.    The risks and costs to FLFV if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in FLFV being unable to effect a business combination by the deadline and exceeding its lifespan;

•        Historical and Potential Future Net Losses.    Thunder Power incurred net losses each year since its inception and expect to incur increasing expenses and substantial losses for the foreseeable future.

•        Growth Initiatives May Not be Achieved.    Thunder Power’s plan to commercially manufacture and sell electric vehicles is dependent upon the timely availability of funds, finalizing of the related design, engineering, component procurement, testing, build-out and manufacturing plans in a timely manner and also upon execution these plans within the planned timeline. Many of Thunder Power’s electric vehicles are still in the prototype development and/or testing phase, and may occur later or not at all.

•        Board and Independent Committees.    The risk that PubCo’s board of directors post-Closing and independent committees might not possess adequate skills set within the context of PubCo’s operations as a public company;

•        FLFV’s Stockholders Receiving a Minority Position in PubCo.    The risk from FLFV’s stockholders owning a minority position in PubCo as of the Closing;

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination; and

•        Other Risk Factors.    Various other risk factors associated with the business of Thunder Power, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

After considering the foregoing factors, the Board concluded, in its business judgment, that the potentially positive reasons for the Business Combination outweighed the potentially negative reasons. In connection with its deliberations, the Board also considered that FLFV’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of FLFV stockholders. The Board was aware of and considered these interests, among other matters, in reaching the determination that the Business Combination was advisable and in the best interests of FLFV and its stockholders. See “— Interests of FLFV Initial Stockholders and FLFV’s Directors and Officers in the Business Combination.”

The preceding discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the complexity and wide variety of factors considered by the Board in connection with its evaluation of the Business Combination, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Board may have given different weight to different factors. The Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Forward-Looking Statements.”

Basis for the Board’s Recommendation — Fairness Opinion

In addition to the foregoing factors, the Board also considered the Fairness Opinion and supporting analysis provided by an independent valuation firm, CHFT. CHFT was introduced to FLFV’s management on September 25, 2023. On September 27, 2023, FLFV’s management held an introductory conference call with CHFT to discuss the terms of the engagement letter proposed by CHFT. Pursuant to the engagement letter entered into by FLFV and CHFT on September 29, 2023, FLFV retained CHFT to provide a fairness opinion to the Board in connection with the proposed merger with Thunder Power. The Board and management of FLFV reviewed the qualifications and experience of CHFT to assess the competency of CHFT. The Board and management of FLFV also reviewed the scope of services provided under the engagement letter and noted that the scope of work is appropriate. In light of the above, the Board considered CHFT qualified with sufficient relevant experience to perform the valuation of Thunder Power. The Board also reviewed the suitability of the valuation method and the principal assumptions adopted by CHFT, and had discussions with CHFT to understand the steps and due diligence measures taken by CHFT for purposes of rendering the Fairness Opinion. The Board believes that the methodology used and assumptions adopted were arrived at after due and careful consideration and thus the basis of the valuation is fair and reasonable.

Overview

On October 26, 2023, CHFT rendered the Fairness Opinion to FLFV to the effect that, as of such date, the aggregate consideration to be issued by FLFV in the Business Combination was fair, from a financial point of view to FLFV and its stockholders. For purposes of its financial analyses, CHFT assumed that the aggregate consideration under the Merger Agreement would have a value equal to $600,000,000 at Closing.

The Fairness Opinion was only one of many factors considered by the Board in evaluating the Business Combination. Neither the Fairness Opinion nor the related analyses of CHFT were determinative of the aggregate consideration or of the views of the Board or FLFV’s management with respect to the Business Combination or the aggregate consideration. The type and amount of consideration payable under the Merger Agreement were determined through negotiations between FLFV and Thunder Power, and the decision to enter into the Merger Agreement was a business decision made solely by the Board.

The following is a summary of the material financial analyses delivered by CHFT to the Board in connection with rendering the Fairness Opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by CHFT. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by CHFT, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by CHFT. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by CHFT. Except as otherwise noted, the following information, to the extent that it is based on market data, is based on market data as it existed on or before the date of the Fairness Opinion and is not necessarily indicative of current market conditions.

Procedures

CHFT’s analyses relied upon the following procedures, among other things:

1.      CHFT reviewed the following documents:

•        Thunder Power’s interim financial statements for the three-month period ended June 30, 2023;

•        Financial statements of Thunder Power for the years ended December 31, 2022 and December 31, 2021;

•        Intellectual property and other assets or property owned by Thunder Power and material contracts entered into by Thunder Power;

•        Other internal documents relating to the history, current operations, and probable future outlook of Thunder Power, including financial projections for the years 2024 through 2029, prepared by Thunder Power, which were updated for current market conditions by its management, and provided to CHFT by management of FLFV (the “Financial Projections”); and

•        a final form of the Merger Agreement provided to CHFT by FLFV, dated October 26, 2023.

2.      CHFT discussed with various members of senior management of Thunder Power and FLFV the historical and current operations, financial conditions and financial projections of Thunder Power;

3.      CHFT discussed with management of FLFV the background and terms of the proposed transaction;

4.      Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, which was cross checked by a pricing multiple analysis of selected public companies that CHFT deemed relevant; and

5.      Conducted such other analyses and considered such other factors as CHFT considered appropriate in rendering the Fairness Opinion.

Methodology

There are three generally accepted valuation approaches for an equity interest valuation, namely the cost approach, the income approach, and the market approach. These valuation approaches are based on International Valuation Standards 105 — Valuation Approaches and Methods.

CHFT considered that the cost approach was not an appropriate approach for the valuation of Thunder Power, as this approach does not take the potential future value of Thunder Power into consideration.

CHFT adopted the income approach for the valuation of Thunder Power, as it takes the future revenue and specific characteristics of the business into consideration. Specifically, CHFT chose the discounted cash flow method (the “DCF Method”) in order to determine the value of Thunder Power.

CHFT also adopted the market approach to cross check the valuation obtained from the DCF Method, by performing a selected public company analysis by analyzing the valuation of publicly-traded companies that CHFT deemed to be relevant (the “Comparable Method”).

DCF Method Analysis

CHFT performed an analysis of Thunder Power using the DCF Method. CHFT used a six-year projection model for Thunder Power (2024 – 2029) prepared by Thunder Power to estimate a range of equity values based on a discounted cash flow analysis of free cash flow projections. Some of the key assumptions in its analysis include the following:

•        Thunder Power’s revenue will primarily be generated from selling EVs. The expected number of EVs to be sold from 2025 to 2029 is projected to be approximately 800, 11,000, 17,000, 40,000, and 70,000 respectively, based on the forecasts provided by Thunder Power’s management.

•        The sale revenue from commercial vehicles is expected to commence in 2025 with an estimated revenue of $42.2 million in 2025. Then, Thunder Power is expected to enter mass production stage, and sales revenue is expected to grow from $415 million in 2026 to $3.0 billion in 2029, reflecting a CAGR of 64.0% over that period. As Thunder Power is a start-up and the market for EVs has been growing rapidly, faster growth rates were adopted in the forecast period.

•        Thunder Power is seeking to establish a U.S. manufacturing base. This manufacturing base is expected to accommodate various functions, such as design, research, testing and marketing, as well as mass production. The annual capital expenditures are projected to be $42.0 million in 2024 and thereafter gradually increase to $105.0 million in 2029. Proper maintenance capital expenditure after 2029 has been considered when determining the terminal value, at approximately $50.7 million.

•        Accounts receivable was projected with reference to the average collection days of sales revenue, which was projected to be about 30 days in the forecast period. Inventory was projected with reference to the days of inventory turnover and cost, which was expected to be about 60 to 90 days. Accounts payable was projected with reference to the days of accounts payable turnover and cost, which was projected to be approximately 45 to 60 days in the forecast period.

•        Thunder Power was expected to seek external funding to support its capital expenditure from FY2023 to FY2027. A total of $395.0 million funding was projected to be needed.

•        Terminal value was calculated by using a 3% perpetual growth rate. The 3% perpetual growth rate was estimated based on long-term general GDP growth rate and inflation rate. The perpetual period will begin immediately after 2029.

•        The discount rate (weighted-average cost of capital) was projected to be 16.4%, which was calculated by adopting the risk-free rate, beta, debt to equity ratio, equity risk premium, small-company size premium, company specific premium, and cost of debt. CHFT used the 10-year treasury yield as the estimate for the risk-free rate (4.69% on September 30, 2023), 1.58 as the median beta of the selected public companies, 35.4% as the market debt to equity ratio, 4.24% as the equity risk premium, 3.21% for the small-company size adjustment, 5.0% for the company specific premium, and 7.2% as the post-tax cost of debt. These adjustments resulted in an estimated discount rate of 16.4%. Set forth below is a table describing the calculation of the discount rate in more detail:

Component	Thunder Power	Formula
Debt to equity ratio	35.4%	a
Risk free rate	4.69%	b
Equity risk premium	4.24%	c
Leveraged beta	1.58	d
Small-company size premium	3.21%	e
Company specific premium	5.00%	f
Cost of equity	19.6%	g=b+c*d+e+f
Cost of debt (post-tax)	7.2%	h
WACC	16.4%	i=g/(1+a)+h/(1+a)*a

The cash flows and terminal value of Thunder Power were then discounted to the present value as of September 30, 2023 using a discount rate of 16.4%, which resulted in a range of equity values for Thunder Power between $590.0 million and $610.0 million.

Summary of Certain Unaudited Thunder Power Prospective Financial Information

The management of Thunder Power prepared the financial projections in connection with its consideration of the potential business combination. The financial projections were unaudited, based upon estimates made by Thunder Power’s management, and did not include the impact of the accounting for the proposed business combination or other impacts from the consummation of the proposed business combination. For additional information on Thunder Power Holdings’ total revenue by product line and geographic location, please see “Business of Thunder Power — Phase 1 — Manufacturing Base in the EU” and “Business of Thunder Power — Phase 2 — Manufacturing Base in the U.S.” The key elements of the financial projections are summarized below with specific assumptions immediately following the table (see “Specific Assumptions to Financial Projections”).

Financial Projections (US$ in millions)	2024E	2025E	2026E	2027E	2028E	2029E
Sale of Sedan	—	—	55.0	165.0	288.8	600.0
Sale of Compact City Car	—	22.4	320.0	448.0	1,020.0	1,800.0
Sale of SUV	—	—	—	—	300.0	600.0
Sale of Limited-Edition Coupe	—	19.8	40.0	24.8	—	—
Total Revenue	—	42.2	415.0	637.8	1,608.8	3,000.0
Year-on-Year Growth %	—	—	883.4%	53.7%	152.2%	86.5%
Gross Profit	—	11.3	102.5	149.8	422.9	861.1
Gross Margin %	N/A	26.7%	24.7%	23.5%	26.3%	28.7%
EBITDA	(30.8)	(44.9)	18.7	34.6	252.6	539.9
EBITDA Margin %	N/A	(106.4)%	4.5%	5.4%	15.7%	18.0%
Depreciation and Amortization	4.2	9.2	18.7	28.2	38.7	49.2
EBIT	(35.0)	(54.1)	(0.0)	6.3	213.9	490.7
EBIT Margin %	N/A	(128.3)%	(0.0)%	1.0%	13.3%	16.4%
Pretax Income	(35.0)	(54.1)	(0.0)	6.3	213.9	490.7
Income Tax	—	—	—	1	32	74
Net Profit	(35.0)	(54.1)	(0.0)	5.4	181.8	417.1
Net Profit Margin %	N/A	(128.3)%	(0.0)%	0.8%	11.3%	13.9%
Depreciation	4.2	9.2	18.7	28.2	38.7	49.2
Capital Expenditure	(42.0)	(50.0)	(95.0)	(95.0)	(105.0)	(105.0)
Change in Working Capital	—	(4.7)	(35.2)	(19.8)	(84.4)	(124.4)

Specific Assumptions to Financial Projections

The table above was included in Thunder Power’s financial projections provided to CHFT solely for purposes of rendering the Fairness Opinion. In connection with the preparation of the financial projections, Thunder Power’s management considered various material assumptions, including but not limited to the following:

•        That the sales of both Compact City Car and the Limited-Edition Couple would be achieved through outsourcing for production in 2025E. The production of Compact City Car would be taken on in-house starting in 2026E and the production of the Limited-Edition Coupe would continue to be outsourced for 2026E and 2027E;

•        The general EV market will show relatively fast growth during the forecast period;

•        Thunder Power will develop its EV models successfully as scheduled;

•        Thunder Power will be able to convert the EV sales projections into MOUs and then into binding contracts and accordingly realize sales;

•        Thunder Power will maintain current forecasted gross margin and profit margin level during the forecast period;

•        Thunder Power will obtain sufficient funds to support its operations, including but not limited to funds required to support its working capital needs, capital expenditures, and help execute its business plan;

•        Thunder Power will be able to establish and expand its sales, marketing and commercialization infrastructure and workforce as expected by its management.

•        Thunder Power will continue to upgrade and improve its technology platform to support business growth;

•        Thunder Power will be able to attract, motivate and retain key management as well as experienced and capable personnel to maintain and grow its business;

•        Thunder Power will be able to generate adequate cash inflows from its operating activities or maintain adequate external financing to support its operations; and

•        Future legislative or regulatory changes will not have a material adverse effect on Thunder Power’s business, results of operations, and financial condition.

Comparable Method Analysis

CHFT performed an analysis under the Comparable Method by analysing the valuation of comparable public companies that CHFT deemed to be relevant. Enterprise value/revenue (“EV/Revenue”) multiple is selected for the assessment, considering that revenue is the most representative performance indicator of Thunder Power in the next a few years.

In arriving at the enterprise value of the comparable companies, the market capitalization of the comparable companies were adjusted for their respective preferred stock, debt, minority interest, and cash and cash equivalents. The formulas for the enterprise value and EV/Revenue for the comparable companies are set forth below:

Enterprise Value = (Market Capitalization) + (Preferred Stock) + (Debt) + (Minority Interest) – (Cash and Cash Equivalents)

EV/Revenue = Enterprise Value/Revenue of Comparable Public Companies

CHFT selected comparable public companies (“Comparable Companies”) that:

•        Are primarily engaged in the electronic vehicles industry;

•        Design, develop, manufacture, and sell battery or hydrogen EVs; and

•        Are listed on a U.S. stock exchange or other major international stock exchange.

CHFT used primarily a database provided by FactSet to screen for companies that met the above criteria based on their business descriptions, business information and exchange-listing status, and further reviewed the selected public companies’ corporate websites and other publicly-available information to confirm their suitability as Comparable Companies. Then, CHFT excluded the outlier companies, such as companies with zero revenue, negative enterprise value accompanied with abnormal capital structures, or extreme EV/Revenue ratios of over 50x.

The enterprise values of the Comparable Companies were calculated based on closing stock prices on September 30, 2023.

Comparable Companies for Thunder Power

Ticker Symbol/Identifier	Company Name	Enterprise Value (in $ millions)	Revenue (in $ millions)	EV/Revenue
TSLA (Nasdaq)	Tesla, Inc.	853,669	81,462	10.5x
LI (Nasdaq)	Li Auto, Inc.	28,575	6,725	4.2x
RIVN (Nasdaq)	Rivian Automotive, Inc.	15,693	1,658	9.5x
XPEV (NYSE)	XPeng, Inc.	13,872	3,988	3.5x
NIO (NYSE)	NIO Inc.	15,475	7,317	2.1x
LCID (Nasdaq)	Lucid Group, Inc.	7,807	608	12.8x
PSNY (Nasdaq)	Polestar Automotive Holding	7,019	2,462	2.9x
LVWR (NYSE)	LiveWire Group, Inc.	1,189	47	25.4x
NKLA (Nasdaq)	Nikola Corporation	1,254	51	24.7x
GGR (Nasdaq)	Gogoro Inc.	861	383	2.2x
LEV (NYSE)	Lion Electric Company	626	140	4.5x
HYZN (Nasdaq)	Hyzon Motors Inc.	141	4	37.9x
KNDI (Nasdaq)	Kandi Technologies Group, Inc.	57	118	0.5x
1211 (HK)	BYD Company Limited	83,114	61,509	1.4x
9863 (HK)	Zhejiang Leapmotor Technology Co., Ltd.	4,360	1,846	2.4x
Median				4.2x

CHFT estimated a range of enterprise values of Thunder Power using (i) the median EV/Revenue ratio of 4.2x for the Comparable Companies; (ii) the projected revenue of Thunder Power for 2026 of $415.0 million; and (iii) a discount factor of 0.66, based on a 16.4% discount rate for discounting the future value of the projected revenue for 2026 to the date of the analysis. Then the enterprise value was adjusted for the current net cash on Thunder Power’s balance sheet (approximately $1.1 million) as well as a future equity financing amount of $395.0 million (assuming Thunder Power successfully raised $395.0 million external funding to support its capital expenditure from FY2023 to FY2027) to estimate an equity value range of $580.0 million to $600.0 million.

General Assumptions in the Fairness Opinion

CHFT relied upon and assumed, without independent verification, the accuracy and completeness of all data, materials, and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material, and other information.

CHFT relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows, or prospects of Thunder Power or FLFV since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to CHFT that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by CHFT materially incomplete or materially misleading.

In its review, CHFT did not obtain or receive any independent evaluation or appraisal of the assets or liabilities of, nor did it conduct a comprehensive physical inspection of, any of the assets of, Thunder Power, nor was it furnished with any such evaluations or appraisals or reports of such physical inspections, and it does not assume any responsibility to obtain any such evaluations, appraisals, or inspections.

In rendering its opinion, CHFT also assumed that: (i) the final versions of all documents reviewed by them in draft form conform in all material respects to the drafts reviewed; (ii) in all respects material to its analysis that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party of the Merger Agreement will perform all of the covenants and agreements required to be performed by them under the Merger Agreement, and all conditions to the consummation of the Business Combination will be satisfied without waiver thereof which would affect the amount or timing of receipt of the consideration; (iii) there is not now, and there will not be, as a result of the consummation of the transactions contemplated by the Merger Agreement, any default, or event of default, under any indenture, credit agreement, or other material agreement or instrument to which FLFV or any of its subsidiaries or affiliates is a party; and (iv) all material assets and liabilities of Thunder Power were as set forth in the consolidated financial statements provided to CHFT as of the respective dates of such financial statements.

Disclosure of Fee and Prior Relationships

As compensation for CHFT’s services in connection with the rendering of the Fairness Opinion to the Board, FLFV agreed to pay CHFT a fee of $120,000. FLFV agreed to indemnify CHFT against certain liabilities arising out of or in connection with the services rendered. CHFT will not receive any other significant payment or compensation contingent upon the successful consummation of the Business Combination.

During the two-year period prior to the date of CHFT’s opinion, no material relationship existed between CHFT or its affiliates or unaffiliated representatives and FLFV or any of its affiliates pursuant to which compensation was received by CHFT. CHFT may seek to provide valuation and consultancy services to FLFV or its respective affiliates in the future, for which CHFT would seek customary compensation. However, any such future relationship is not currently contemplated.

Conclusions in the Fairness Opinion

The preparation of the Fairness Opinion was a complex, analytical process involving various determinations as to the most appropriate and relevant methods of analysis and the application of those methods to the particular circumstances, and is not necessarily susceptible to partial analysis or summary description.

The Fairness Opinion, which was reviewed by the Board prior to approving the final terms of the Merger Agreement, indicates that based upon the investigation, analysis, and assumptions described therein, the total consideration to be paid for Thunder Power of six hundred million ($600,000,000) is fair to the stockholders of FLFV from a financial point of view.

The full text of Fairness Opinion dated October 26, 2023, which sets forth assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with the Fairness Opinion, is attached to this proxy statement/prospectus as Annex E. You are encouraged to read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the scope of the review undertaken by CHFT in rendering the Fairness Opinion. The Fairness Opinion is not a recommendation as to how any holder of shares of FLFV Common Stock should vote with respect to the Business Combination or any other matter. The summary of the Fairness Opinion set forth above is qualified in its entirety by reference to the full text of the opinion.

Summary of the Merger Agreement

On October 26, 2023, FLFV entered into Merger Agreement with Thunder Power and Merger Sub. Capitalized terms used and not otherwise defined herein have the definitions assigned to such terms in the Merger Agreement.

Pursuant to the Merger Agreement, the Company will be merged with and into Merger Sub, with the Merger Sub surviving the Merger as a direct wholly owned subsidiary of PubCo.

Merger Consideration

At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of FLFV, Merger Sub, the Company or the shareholders of the Company immediately prior to the Effective Time (collectively, the “Company Shareholders”), each Company Shareholder’s ordinary shares of the Company (“Company Ordinary Shares”) issued and outstanding immediately prior to the Effective Time (excluding dissenting shares and shares held by the Company or any of its direct or indirect subsidiaries as of immediately prior to the Effective Time) will be canceled and automatically converted into (i) the right to receive, without interest, the applicable portion of the Closing Merger Consideration Shares (as defined herein) as set forth in the Closing Consideration Spreadsheet and (ii) the contingent right to receive the applicable portion of the Earnout Shares (as defined herein), if, as and when payable in accordance with the earnout provisions described below. For avoidance of any doubt, each Company Shareholder will cease to have any rights with respect to such Company Shareholder’s Company Ordinary Shares, except the right to receive the Closing Per Share Merger Consideration and the Earnout Shares. “Closing Merger Consideration Shares” means 40,000,000 shares of common stock of PubCo, which are equal or equivalent in value to the sum of $400,000,000 divided by $10.00 per share. “Earnout Shares” means 20,000,000 shares of common stock of PubCo, which are equal or equivalent in value to the sum of $200,000,000 divided by $10.00 per share, subject to the vesting schedule set forth in the Merger Agreement.

The Merger and each of the other transactions contemplated by the Merger Agreement or any of the other relevant transactional documents are collectively referred to as “Transactions.”

Earnout Escrow

Pursuant to the Merger Agreement, at the Effective Time, an aggregate of 20,000,000 Earnout Shares will be deposited with an escrow agent in a segregated escrow account (the “Earnout Escrow Account”) pursuant to an escrow agreement effective as of the Effective Time and will be released from the Earnout Escrow Account and delivered to the Company Shareholders after the Closing as follows:

(a)     an aggregate of 5,000,000 Earnout Shares will be vested, if and only if, on the occurrence that the amount of sales/revenues of PubCo for any of the fiscal years (such fiscal year is referred as “Tranche 1 Fiscal Year”) ending from December 31, 2023 to December 31, 2025 is no less than $42,200,000 as evidenced by the audited financial statements of PubCo prepared in accordance with U.S. GAAP for the Tranche 1 Fiscal Year that is contained in an annual report on Form 10-K filed by PubCo with the SEC.

(b)    an aggregate of 15,000,000 Earnout Shares will be vested, if and only if, on the occurrence that the amount of sales/revenues of PubCo for any of the fiscal years (such fiscal year is referred as “Tranche 2 Fiscal Year”) ending from December 31, 2023 to December 31, 2026 is no less than $415,000,000 as evidenced by the audited financial statements of PubCo prepared in accordance with U.S. GAAP for the Tranche 2 Fiscal Year that is contained in an annual report on Form 10-K filed by PubCo with the SEC.

Representations and Warranties

Under the Merger Agreement, FLFV and the Company, have each made customary representations and warranties to each other, including without limitation, as to such parties’ corporate existence and power, due authorization, governmental authorization, non-contravention, capitalization, financial statements, litigation, compliance with laws, tax matters, finder’s fees, international trade matters, anti-bribery compliance, finder’s fees, investment company status, affiliate transactions, and board approval, and in the case of FLFV, issuance of shares, information supplied, trust fund, Nasdaq listing, reporting company status, no market manipulation, SEC documents, business activities, and blank check company status, and in the case of the Company, subsidiaries, organizational documents, corporate records, assumed names, consents, books and records, absence of certain changes, properties and titles to assets, contracts, licenses and permits, intellectual property, customers and suppliers, accounts receivable and payable and loans, pre-payments, employees and employee benefits, employment matters, withholding, real property, environmental laws, powers of attorney and suretyships, directors and officers, compliance with privacy laws, policy policies and certain contracts, insurance policies, and other information. The representations and warranties in the Merger Agreement will not survive the Closing, except for those representations and warranties that by their terms express apply in whole or in part after the Closing and only with respect to any breaches occurring on or after the Closing, and except as otherwise expressly set forth in the Merger Agreement.

Covenants and Agreements of the Parties

The Merger Agreement also contains covenants of the parties regarding their conduct during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement, including covenants regarding, among other things, (i) the operation of their respective businesses in the ordinary course of business and not encouraging or soliciting alternative transactions or proposals, (ii) the provision of access to their respective offices, properties and books and records, (iii) the notification of certain events, including regulatory and litigation matters, (iv) cooperating to prepare in a timely manner financial information or statements that are required to be included in the Registration Statement and other SEC filings to be made by the parties, (v) providing indemnification and insurance for directors and officers of the parties, (vi) using reasonable best efforts to take all actions necessary to consummate the Transactions, (vii) using reasonable best efforts to the Merger to qualify for their respective intended tax treatment, the payment of transfer taxes and other tax matters, (viii) confidentiality, and (ix) issuance of 90,000 shares of common stock of PubCo at the Effective Date to the three independent directors of FLFV holding office immediately prior to the Effective Time, with each independent director receiving 30,000 shares of common stock of PubCo. The Company also agreed, among other things, (i) to timely file all income and other material tax returns and comply with all applicable laws, (ii) to use its reasonable best efforts to obtain any required third party consents, (iii) to take no action to rescind or adversely affect the Requisite Company Shareholder Vote, (iv) to obtain within thirty (30) days following the effectiveness of the Registration Statement the Requisite Company Shareholder Vote, (v) to provide loans to FLFV to be deposited into the Trust Account as monthly extension payments to extend the deadline for completing the Business Combination until March 21, 2024, (vi) to give FLFV written notice of any representation or warranty made by the Company that is a condition to the Closing becoming untrue or inaccurate, any breach of any covenant or agreement of the Company that is a condition to the Closing or any event, circumstance or development that would reasonably be expected to have a Material Adverse Effect, and (vii) to promptly as reasonably practicable provide to the Parent Parties information regarding the Company that is required to be included in SEC filings to be made by the parties. FLFV also agreed, among other things, (i) to settle and pay in full all outstanding liabilities of the Parent Parties, (ii) to comply with each of the applicable agreements entered into in connection with FLFV’s initial public offering, and (iii) to prepare the Registration Statement for the registration of shares of common stock of PubCo, which will include a proxy statement of FLFV for the purposes of soliciting the approval of FLFV’s stockholders for the Merger Agreement and the Transactions.

Conditions to Consummation of the Transactions

Consummation of the Transactions is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Merger Agreement and the Transactions by FLFV’s stockholders.

Other conditions to each party’s obligations include, among other things: (i) the Company obtaining the Requisite Company Shareholder Vote, (ii) the Registration Statement having become effective, (iii) the shares of common stock of PubCo to be issued in connection with the Transactions having been approved for listing by Nasdaq, subject to official notice of issuance, (iv) all relevant regulatory approvals necessary to consummate the Transactions having been obtained, (v) no order, judgment, injunction, decree, writ, stipulation, determination or award having been enacted or promulgated enjoining or prohibiting the consummation of the Transactions; (vi) all required filings under the HSR Act and other applicable anti-trust laws having been completed and any applicable waiting period having expired or otherwise terminated, and (viii) Available Closing Cash will be no less than $5,000,000.

Termination

The Merger Agreement may be terminated and the Merger and the other transactions contemplated thereunder may be abandoned at any time prior to the Effective Time as follows:

(a)     by the mutual written consent of FLFV and the Company duly authorized by each of their respective boards of directors:

(b)    by the Parent, if any of the representations or warranties of the Company are not true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in the Merger Agreement (including an obligation to consummate the Closing), in each case such that the conditions to closing would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Parent) within a certain period of time, so long as no Parent Party is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(c)     by the Company, if any of the representations or warranties of any Parent Party are not true and correct, or if any Parent Party has failed to perform any covenant or agreement on its part set forth in the Merger Agreement (including an obligation to consummate the Closing), in each case such that the conditions to closing would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Company) by within a certain period of time, so long as the Company is not then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(d)    by either the Company or any Parent Party: (i) on or after March 21, 2024 or such later date as agreed to by the parties, if the Merger has not been consummated prior to such date; provided, however, that the failure of the Merger to have been consummated on or before such date was not due to such party’s breach of or failure to perform any of its representations, warranties, covenants or agreements; or (ii) if any governmental order, decree or judgment prohibiting or preventing the consummation of the Closing is in effect and has become final and non-appealable; provided, however, that such governmental order, decree or judgment was not due to such party’s breach of or failure to perform any of its representations, warranties, covenants or agreements;

(e)     by the Company, if any of the Parent Party Shareholder Approval Matters fail to receive the Required Parent Stockholder Approval at the Parent Special Meeting (unless such Parent Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); and by the Parent Parties if within thirty (30) days following the SEC declaring the Registration Statement effective, and in no event prior to the SEC declaring the Registration Statement effective, the Company has not obtained and delivered to FLFV the Company Written Shareholder Resolution evidencing the Requisite Company Shareholder Vote.

In the event that there is a termination of the Merger Agreement by the Company pursuant to paragraph (b) above, FLFV will pay to the Company a termination fee of $500,000 within five (5) business days of the termination. In the event that there is a termination of the Merger Agreement by FLFV pursuant to paragraphs (a) or (d) above, the Company will pay to FLFV a termination fee equal to $500,000 within five (5) business days of the termination.

Governing Law and Dispute Resolution

The Merger Agreement is governed by the laws of State of New York without giving effect to principles or rules of conflicts of law that would result in the application of the substantive law of another jurisdiction. Subject to limited exceptions, all claims relating to the Merger Agreement and the transactions contemplated thereby will be subject to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York (or any appellate courts thereof).

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, copies of each of which are attached hereto as exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Parent Support Agreement

In connection with the execution of the Merger Agreement, on October 26, 2023, FLFV, the Company and certain stockholders of FLFV signatory thereto (the “Parent Stockholders”) entered into a Parent Support Agreement (the “Parent Support Agreement”), pursuant to which each Parent Stockholder has agreed, until the earlier of the date of termination of the Merger Agreement (the “Expiration Time”) or the Effective Time, to vote all of the Shares (as defined in the Parent Support Agreement) held by such Parent Stockholder (such shares, the “Parent Subject

Shares”) in favor of, among other things, (a) the approval and adoption of the Merger Agreement and the transactions contemplated thereby, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at any stockholders’ meeting of FLFV, (c) in favor of the approval of the Parent Shareholder Approval Matters (as defined in the Merger Agreement) (or, if there are insufficient votes in favor of any of the foregoing (a), (b) and (c), in favor of the adjournment of such stockholders’ meeting to a later date). The Parent Stockholders have further agreed that, except as set forth in the Parent Support Agreement, they will not transfer the Parent Subject Shares from the date of the Parent Support Agreement until the Expiration Time and waived their anti-dilution rights with respect to the Class B common stock, which include the Founder Shares, as provided in the Current Charter in connection with the Business Combination.

Shareholder Support Agreement

In connection with the execution of the Merger Agreement, on October 26, 2023, FLFV, the Company and certain shareholders of the Company (the “Company Shareholders”) entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which each Company Shareholder has agreed, until the earlier of the Expiration Time or the Effective Time, to vote all of the Shares (as defined in the Shareholder Support Agreement) held by such Company Shareholder (such shares, the “Company Subject Shares”) in favor of granting the Requisite Company Shareholder Vote (as defined in the Merger Agreement). The Company Shareholders have further agreed that, except as set forth in the Shareholder Support Agreement, they will not transfer the Company Subject Shares from the date of the Shareholder Support Agreement until the Expiration Time.

Lock-up Agreements

Prior to the Merger Effective Time, Feutune Light Sponsor LLC, US Tiger Securities, Inc. and certain officers and directors of FLFV signatory to a letter agreement dated June 12, 2022 in connection with the initial public offering of FLFV (the “Initial Insiders”), and certain Company Shareholders (collectively, the “Holders”) will enter into lock-up agreements with FLFV (the “Lock-up Agreements”).

Pursuant to the Lock-Up Agreements, shares of common stock of PubCo held by a Holder are categorized as (i) “Group I Lock-up Shares,” referring to 50% of the total number of shares of common stock of PubCo that a Holder that is not an Initial Insider will receive in connection with the Merger, or 50% of the number of its Parent Founder Shares if a Holder is an Initial Insider, (ii) “Group II Lock-up Shares,” referring to the remaining 50% of the total number of shares of common stock of PubCo that a Holder that is not an Initial Insider will receive in connection with the Merger, or the remaining 50% of the number of its Parent Founder Shares if a Holder is an Initial Insider; and (iii) “Group III Lock-up Shares,” referring to the total number of shares of common stock of PubCo underlying its Parent Private Units (as defined herein) and Parent Working Capital Units (as defined herein) in connection with the Merger. “Parent Founder Shares” means 2,443,750 shares of Class B common stock of FLFV held by certain Initial Insiders. “Parent Private Units” means 454,250 FLFV Units purchased by certain Initial Insiders simultaneously with the consummation of FLFV’s initial public offering. “Parent Working Capital Units” means all private FLFV Units issuable upon conversion of the maximum aggregate amount of US$3,000,000 of working capital and extension loans, if any, at $10.00 per unit, upon the consummation of the Business Combination. The Group I Lock-Up Shares, Group-II Lock-up Shares, Group-III Lock-up Shares are collectively referred to as “Lock-up Shares.”

The “Lock-up Period” means (i) with respect to the Group I Lock-up Shares, the period commencing at the Effective Time and ending on the date that is the earlier to occur of (A) six months thereafter, or (B) the date on which the closing price of each PubCo common share equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the completion of the Merger; (ii) with respect to the Group II Lock-up Shares, the period commencing at the Effective Time and ending on the date that is six months thereafter; and (iii) with respect to the Group III Lock-up Shares, the period commencing at the Effective Time and ending on that date that is 30 days thereafter.

The Holders will, subject to certain customary exceptions, agree not to, within the Lock-up Period, (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any Lock-up Shares, (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations of the Business Combination for (1) U.S. Holders and Non-U.S. Holders (each as defined below, and together, “holders”) of shares of FLFV Common Stock (i) that hold PubCo Common Stock following the adoption of the Proposed Charter in connection with the Business Combination or (ii) that elect to have their FLFV Common Stock redeemed for cash if the Business Combination is completed and (2) U.S. Holders of Thunder Power Ordinary Shares. This discussion applies only to FLFV Common Stock or Thunder Power Ordinary Shares, as applicable, that are held as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of tax accounting with respect to shares of FLFV Common Stock or Thunder Power Ordinary Shares;

•        persons holding FLFV Common Stock or Thunder Power Ordinary Shares as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        persons that directly, indirectly or constructively own five percent or more (by vote or value) of FLFV Common Stock or Thunder Power Ordinary Shares;

•        persons who received their shares of FLFV Common Stock or Thunder Power Ordinary Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        the Sponsor or its affiliates, officers or directors;

•        partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes); and

•        tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds FLFV Common Stock or Thunder Power Ordinary Shares, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partnerships and their partners should consult their tax advisors with respect to the tax consequences to them of the Business Combination.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

For purposes of this discussion, a U.S. Holder is a beneficial owner of (i) Thunder Power Ordinary Shares or (ii) FLFV Common Stock, as applicable, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the U.S.;

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a court within the U.S. is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

A Non-U.S. Holder is a beneficial owner of (i) Thunder Power Ordinary Shares or (ii) FLFV Common Stock, as applicable, who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Material Tax Considerations of the Business Combination to U.S. Holders of Thunder Power Ordinary Shares

Characterization of the Business Combination

The parties intend for the Business Combination contemplated by the Merger Agreement to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. In the Merger Agreement, each of FLFV, Merger Sub, and Thunder Power agrees not to take any action that could reasonably be expected to prevent or impede the Business Combination from qualifying for such treatment. The obligations of FLFV, Merger Sub and Thunder Power to complete the Business Combination are not conditioned on the receipt of an opinion to the effect that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Business Combination will occur even if it does not so qualify. Neither FLFV nor Thunder Power has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Business Combination. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of Thunder Power Ordinary Shares is urged to consult its tax advisor with respect to the particular tax consequence of the Business Combination to such holder.

U.S. Federal Income Tax Consequences for U.S. Holders

Based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.1 hereto, including the assumption that any consideration paid in respect of Thunder Power Dissenting Shares will not exceed 10% of the total value of all consideration paid to holders of Thunder Power Ordinary Shares, it is the opinion of Messina Madrid Law PA, counsel to FLFV, that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. In that case, except as set forth below under “— Effects of Section 367 to U.S. Holders” and “— PFIC Considerations” the U.S. federal income tax consequences of the Business Combination to U.S. Holders of Thunder Power Ordinary Shares will be as follows:

•        a U.S. Holder will not recognize gain or loss upon the exchange of Thunder Power Ordinary Shares for PubCo Common Stock pursuant to the Business Combination;

•        a U.S. Holder’s aggregate tax basis for the shares of PubCo Common Stock received in the Business Combination will equal the U.S. Holder’s aggregate tax basis in the shares of Thunder Power Ordinary Shares surrendered in exchange therefor in the Business Combination; and

•        the holding period of the shares of PubCo Common Stock received by a U.S. Holder in the Business Combination will include the holding period of the shares of Thunder Power Ordinary Shares surrendered in exchange therefor.

In addition, for purposes of the above discussion regarding the determination of the tax bases and holding periods for shares of PubCo Common Stock received in the Business Combination, U.S. Holders who acquired different blocks of Thunder Power Ordinary Shares at different times for different prices must calculate their bases and holding periods in their shares of Thunder Power Ordinary Shares separately for each identifiable block of such Thunder Power Ordinary Shares exchanged in the Business Combination.

This opinion is based on customary assumptions and representations from FLFV, Merger Sub and Thunder Power, as well as certain covenants, undertakings and statements of intention (which we assume will be realized) by FLFV, Merger Sub and Thunder Power (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate, or is violated or not fulfilled, the validity of the opinion described above may be affected and the tax consequences of the Business Combination could differ from those described in this proxy statement/prospectus. Further, an opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in such opinion or that a court would not sustain such a challenge.

As provided in Treasury Regulation Section 1.368-3(d), each U.S. Holder holding Thunder Power Ordinary Shares who receives shares of PubCo Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the number, basis, and fair market value of the Thunder Power Ordinary Shares exchange and the number of shares of PubCo Common Stock received in exchange therefor. Additionally, holders of Thunder Power Ordinary Shares who owned immediately before the Business Combination at least one percent (by vote or value) of the total outstanding stock of Thunder Power Ordinary Shares are required to attach a statement to their U.S. federal income tax returns for the year in which the Business Combination is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s tax basis in such holder’s Thunder Power Ordinary Shares surrendered in the Business Combination, the fair market value of such stock, the date of the Business Combination and the name and employer identification number of each of PubCo and Thunder Power. Holders of shares of Thunder Power Ordinary Shares are urged to consult with their tax advisors regarding the application of these rules.

Tax Consequences if the Business Combination Fails to Qualify as a Reorganization Within the Meaning of Section 368(a)

If the Business Combination contemplated by the Merger Agreement nevertheless fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then, for U.S. federal income tax purposes, a U.S. Holder holding Thunder Power Ordinary Shares will recognize gain or loss equal to the difference, if any, between (i) the fair market value of the PubCo Common Stock received in exchange for the Thunder Power Ordinary Shares surrendered in the Business Combination and (ii) such U.S. Holder’s adjusted tax basis in the Thunder Power Ordinary Shares surrendered. Such gain or loss generally will be long-term capital gain or loss provided the U.S. Holder’s holding period for the Thunder Power Ordinary Shares surrendered in the Business Combination exceeds one year as of the closing date. Long-term capital gain of certain non-corporate holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations under the Code. U.S. holders that realize a loss should consult their tax advisors regarding the allowance of this loss.

A holder’s initial tax basis in the PubCo Common Stock received in the Business Combination will equal the fair market value of such stock upon receipt, and the holding period for such stock will begin on the day following the Closing of the Business Combination.

Effects of Section 367 to U.S. Holders

Section 367 of the Code applies to certain transactions involving foreign corporations, including the acquisition by a U.S. corporation of the assets of a foreign corporation in an asset acquisition described in Section 368(a)(1) of the Code. Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Business Combination.

U.S. Holders that Own 10% of More of Thunder Power

A U.S. Holder who, on the date of the Business Combination, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Thunder Power shares entitled to vote or 10% or more of the total value of all classes of Thunder Power shares (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Thunder Power shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s all earnings and profits amount with respect to its Thunder Power shares is the net positive earnings and profits of Thunder Power (as determined under Treasury Regulations under Section 367) attributable to such Thunder Power shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such Thunder Power shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Thunder Power does not expect to have significant, if any, cumulative net earnings and profits on the date of the Business Combination. If Thunder Power’s cumulative net earnings and profits through the date of the Business Combination is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its Thunder Power shares. It is possible, however, that the amount of Thunder Power’s cumulative net earnings and profits may be greater than expected through the date of the Business Combination in which case a U.S. Shareholder would be required to include all of its earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Business Combination.

U.S. Holders that Own Less Than 10 Percent of Thunder Power

A U.S. Holder who, on the date of the Business Combination, beneficially owns (actually or constructively) Thunder Power shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its Thunder Power shares in the Business Combination or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder’s Thunder Power shares as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to PubCo common stock received in the Business Combination in an amount equal to the excess of the fair market value of such PubCo common stock over the U.S. Holder’s adjusted tax basis in the Thunder Power shares deemed exchanged therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Thunder Power shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things: (i) a statement that the Business Combination is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations); (ii) a complete description of the Business Combination; (iii) a description of any stock, securities or other consideration transferred or received in the Business Combination;

(iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes; (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Thunder Power establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Thunder Power shares and (B) a representation that the U.S. Holder has notified Thunder Power (or PubCo) that the U.S. Holder is making the election; and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Business Combination, and the U.S. Holder must send notice of making the election to Thunder Power or PubCo no later than the date such tax return is filed. In connection with this election, Thunder Power intends to provide each U.S. Holder eligible to make such an election with information regarding Thunder Power’s earnings and profits upon request.

Thunder Power does not expect to have significant, if any, cumulative earnings and profits through the date of the Business Combination and if that proves to be the case, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Thunder Power had positive earnings and profits through the date of the Business Combination, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Thunder Power shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Business Combination.

U.S. Holders that Own Thunder Power shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Business Combination, beneficially owns (actually or constructively) Thunder Power shares with a fair market value less than $50,000 and is not a U.S. Shareholder should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Business Combination, and generally should not be required to include any part of the all earnings and profits amount in income.

PFIC Considerations

In addition to the discussion under the heading “— Effects of Section 367 to U.S. Holders” above, the Business Combination could be a taxable event to U.S. Holders under the “passive foreign investment company” (“PFIC”) provisions of the Code.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based upon the composition of its income and assets, and upon a review of its financial statements, Thunder Power believes that it should not currently be, and does not believe that they should have ever been treated as, a PFIC for U.S. federal income tax purposes. However, this conclusion depends on complex factual determinations that are made annually and thus there can be no assurance that Thunder Power is not and has not been a PFIC

Section 1291(f) of the Code requires that, solely to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992 with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of Thunder Power Ordinary Shares upon the Business Combination if (i) Thunder Power were classified as a PFIC at any time during such U.S. Holder’s holding period in such Thunder Power Ordinary Shares and (ii) the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Thunder Power Ordinary Shares or in which Thunder Power was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined below) with respect to such Thunder Power Ordinary Shares. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Thunder Power.

Under these rules:

•        the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Thunder Power Ordinary Shares;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Thunder Power was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Business Combination (discussed under the heading “— Effects of Section 367 to U.S. Holders” above) generally would be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. U.S. Holders of Thunder Power Ordinary Shares are urged to consult with their own tax advisors regarding the potential implications of these rules. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to their Thunder Power shares.

Any gain recognized by a U.S. Holder of Thunder Power Ordinary Shares as a result of the Business Combination pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

QEF Election and Mark-to-Market Election

If Thunder Power is a PFIC, the impact of the PFIC rules on a U.S. Holder of Thunder Power shares will depend on whether the U.S. Holder has made a timely and effective election to treat Thunder Power as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Thunder Power shares during which Thunder Power qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s Thunder Power shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any purging election, the U.S. Holder would have a new basis and holding period in its Thunder Power shares. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” Each U.S. Holder should discuss with its own tax advisor the availability and consequence of making a QEF Election.

If Thunder Power is a PFIC, the impact of the PFIC rules on a U.S. Holder would also depend on whether the U.S. Holder has made an election under Code Section 1296. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that requirements to make this election with respect to Thunder Power Ordinary Shares are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the PFIC rules discussed herein. However, if the mark-to-market election is made by a U.S. Holder after the beginning of the holding period for the PFIC stock, then the PFIC rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Thunder Power’s Ordinary Shares.

Material Tax Considerations of the Business Combination to Non-U.S. Holders of Thunder Power Ordinary Shares

The Business Combination is not expected to result in any material U.S. federal income tax consequences to Non-U.S. Holders of Thunder Power Ordinary Shares provided that such Non-U.S. Holder (i) has not been engaged in the conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, such Non-U.S. Holder has not maintained a permanent establishment within the United States), and (ii) is not a non-resident alien individual treated as present in the United States for 183 days or more during the taxable year of the Transaction and certain other requirements are met.

Non-U.S. Holders of Thunder Power Ordinary Shares are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Business Combination.

Adoption of the Proposed Charter

Holders of FLFV Common Stock are not expected to recognize any gain or loss under U.S. federal income tax laws as a result of the adoption of the Proposed Charter in connection with the Business Combination. It is expected that each such holder would have the same basis in its PubCo Common Stock after the adoption of the Proposed Charter as that holder has in the corresponding FLFV Common Stock immediately prior to the adoption of the Proposed Charter, and such holder’s holding period in the PubCo Common Stock would include the holder’s holding period in the corresponding FLFV Common Stock. Although the matter is not entirely clear, this discussion assumes, and we intend to take the position, that the adoption of the Proposed Charter does not result in an exchange by the holders of FLFV Common Stock for PubCo Common Stock for U.S. federal income tax purposes. If contrary to this characterization, the adoption of the Proposed Charter does result in an exchange, it is expected that such exchange would be treated as a recapitalization for U.S. federal income tax purposes. The consequences to holders of a recapitalization could be different than those discussed above. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the adoption of the Proposed Charter in connection with the Business Combination.

The remainder of this discussion assumes that the adoption of the Proposed Charter will not result in an exchange for U.S. federal income tax purposes.

Material Tax Considerations Related to a Redemption of FLFV Common Stock

Treatment of Redemption of FLFV Common Stock

In the event that a holder’s FLFV Common Stock is redeemed pursuant to the exercise of its redemption right in connection with the stockholder vote regarding the Business Combination Proposal the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the FLFV Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of FLFV Common Stock, U.S. Holders will be treated as described under “U.S. Holders — Taxation of Redemption Treated as an Exchange of FLFV Common Stock” below and Non-U.S. Holders will be treated as described under “Non-U.S. Holders — Taxation of Redemption Treated as an Exchange of FLFV Common Stock” below. If the redemption does not qualify as a sale of FLFV Common Stock, U.S. Holders will be treated as receiving a corporate distribution with the tax consequences described below under “U.S. Holders — Taxation of Redemption Treated as a Distribution” and Non-U.S. Holders will be subject to the tax consequences described below under “— Non-U.S. Holders — Taxation of Redemption Treated as a Distribution” below. Whether a redemption qualifies for sale treatment will depend largely on the total number of FLFV Common Stock treated as held by the holder relative to all of FLFV’s shares outstanding both before and after such redemption. The redemption of FLFV Common Stock generally will be treated as a sale of the FLFV Common Stock (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in FLFV or (iii) is “not essentially equivalent to a dividend” with respect to the holder (collectively, the “302 tests”). These tests are explained more fully below.

In determining whether any of the 302 tests is satisfied, a holder takes into account not only FLFV shares actually owned by the holder, but also FLFV shares that are constructively owned by such holder under the relevant rules. A holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any shares the holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, the percentage of FLFV outstanding voting shares actually and constructively owned by the holder immediately following the redemption of FLFV Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s interest if either (i) all of the FLFV shares actually and constructively owned by the holder are redeemed or (ii) all of the FLFV shares actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the holder does not constructively own any other FLFV shares. The redemption of FLFV Common Stock will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the holder’s proportionate interest in FLFV. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in FLFV will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the 302 tests is satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “U.S. Holders — Taxation of Redemption Treated as a Distribution” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed FLFV Common Stock will be added to the holder’s adjusted tax basis in its remaining FLFV shares, or, if it has none, possibly to the U.S. Holder’s adjusted tax basis in its other shares constructively owned by such U.S. Holder.

U.S. Holders

Taxation of Redemption Treated as an Exchange of FLFV Common Stock.    If the redemption qualifies as an exchange of FLFV Common Stock as described above under “— Treatment of Redemption of FLFV Common Stock,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the FLFV Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the FLFV Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the FLFV Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates under current law. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its FLFV Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its FLFV Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital for U.S. federal income tax purposes.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as an exchange of FLFV Common Stock, a U.S. Holder will generally be treated as receiving a distribution in respect of its FLFV Common Stock. Such a distribution generally will be includable in a U.S. Holder’s gross income as dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends will be taxable to a corporate U.S. Holder at regular rates and will generally be eligible for the dividends-received deduction if the requisite holding period is satisfied.

For non-corporate U.S. Holders, if the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property, dividends are “qualified dividend income” taxed at the preferential applicable long-term capital gain rate. It is unclear whether the redemption rights with respect to the FLFV Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Distributions in excess of our current or accumulated earnings and profit generally will be applied against and reduce the U.S. Holder’s basis in its FLFV Common Stock (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such FLFV Common Stock in the manner described above under “— Taxation of Redemption Treated as an Exchange of FLFV Common Stock.”

U.S. Information Reporting and Backup Withholding.    Distributions with respect to the FLFV Common Stock to a U.S. Holder, whether or not such distributions qualify as dividends for U.S. federal income tax purposes, and proceeds from the sale, exchange or redemption of the FLFV Common Stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding (currently, at a rate of 24%), unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, fails to furnish a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

Redemption of FLFV Common Stock.    The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s share of FLFV Common Stock pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “Special Meeting of FLFV Stockholders — Redemption Rights” generally will follow the U.S. federal income tax characterization of such a redemption as described under “— Treatment of Redemption of FLFV Common Stock” above.

Because the satisfaction of the 302 tests described above is dependent on matters of fact, withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in connection with a redemption are treated as distributions in respect of their shares. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to a redemption at a rate of 30% unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). Each holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its FLFV Common Stock, including its ability to obtain a refund of any amounts withheld by filing an appropriate claim for a refund with the IRS in the event that the Non-U.S. Holder is not treated as receiving a dividend under the 302 tests.

Taxation of Redemption Treated as an Exchange of FLFV Common Stock.    A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain realized upon the redemption of FLFV Common Stock unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such gain is attributable);

•        the Non-U.S. Holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        FLFV Common Stock constitutes a U.S. real property interest (“USRPI”) by reason of FLFV’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes, and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to a U.S. Holder, unless an applicable tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the U.S.), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet above, FLFV believes that it is not and has not been at any time since its formation, and does not expect to be immediately after the Business Combination is completed, a USRPHC.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as an exchange of FLFV Common Stock, with respect to a Non-U.S. Holder, such holder will generally be treated as receiving a distribution in respect of FLFV Common Stock. Such a distribution to the extent paid out of FLFV’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will constitute a dividend for U.S. federal income tax purposes. Amounts not treated as a dividend for U.S. federal income tax purposes will constitute a return of capital and be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero, and thereafter as capital gain and will be treated as described above under “— Non-U.S. Holders — Taxation of Redemption Treated as an Exchange of FLFV Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of FLFV Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.    Payments of dividends on FLFV Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on FLFV Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds from a sale or other taxable disposition of FLFV Common Stock within the U.S. or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds from a disposition of FLFV Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act.    Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), payments of dividends on and the gross proceeds of dispositions of common stock of a U.S. issuer paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed Treasury Regulations, the preamble to which states that taxpayers may rely on them until final Treasury Regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of FLFV Common Stock or PubCo Common Stock. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their FLFV Common Stock or PubCo Common Stock.

Material Tax Considerations of Ownership and Disposition of Common Stock of PubCo Received in the Transaction

U.S. Holders

Dividends and Other Distributions on Common Stock of PubCo

If PubCo pays distributions of cash or other property to U.S. Holders with respect to Common Stock of PubCo, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in its common stock of PubCo, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its common stock of PubCo. Any remaining excess will be treated as gain realized on the sale or other disposition of common stock of PubCo and will be treated as described under “— Dispositions of Common Stock of PubCo” below. A distribution which is treated as a dividend and paid to a corporate U.S. Holder of common stock of PubCo may be eligible for the dividends-received deduction, and a distribution which is treated as a dividend and paid to a non-corporate U.S. Holder of the common stock of PubCo may be subject to tax at the preferential tax rates applicable to “qualified dividend income.”

Dispositions of Common Stock of PubCo

Upon a sale or other taxable disposition of common stock of PubCo, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its common stock of PubCo, as applicable. Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its common stock of PubCo (as determined in connection with the Transaction, as described above) so disposed of. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock of PubCo (as determined in connection with the Transaction, as described above) so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Dividends and Other Distributions on Common Stock of PubCo

In general, any distributions made to a Non-U.S. Holder on common stock of PubCo, to the extent paid out of PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate on an IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form). Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty and the procedures for claiming such benefits. To the extent that the amount of the distribution exceeds PubCo’s current and accumulated earnings and profits, such excess will be treated first as a tax-free return of the Non-U.S. Holder’s tax basis in the shares of common stock of PubCo, and then, to the extent such excess amount exceeds the Non-U.S. Holder’s tax basis in such stock, as capital gain. See discussion below under the heading “— Dispositions of Common Stock of PubCo.”

Dividends paid by PubCo to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements usually by providing an IRS Form W-8ECI (or successor form). Instead, such dividends generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Non-U.S. Holders of common stock of PubCo are urged to consult with their own tax advisors regarding eligibility for benefits under any applicable income tax treaty with respect to dividends paid by PubCo after the Transaction and the proper manner for claiming such benefits (including proper certification on an applicable IRS Form W-8).

Dispositions of Common Stock of PubCo

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized upon the sale or other disposition of shares of common stock of PubCo unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States);

•        the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        PubCo is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and either (i) the shares of common stock of PubCo have ceased to be “regularly traded on an established securities market” within the meaning of the Treasury Regulations or (ii) the Non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of the common stock of PubCo. As indicated below, FLFV does not expect PubCo to be classified as a U.S. real property holding corporation immediately after the Transaction.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated tax rates, generally in the same manner as if such Non-U.S. Holder were a United States person. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in the second bullet point above generally would be subject to a flat 30% U.S. federal income tax.

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of shares of common stock of PubCo would be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such stock from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. PubCo would generally be classified as a U.S. real property holding corporation if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. FLFV believes that, and this disclosure assumes that, PubCo is not, and does not anticipate becoming, classified as a U.S. real property holding corporation immediately after the Transaction. Even if PubCo is or were to become a U.S. real property holding corporation, so long as the shares of common stock of PubCo are treated as regularly traded on an established securities market, only a Non-U.S. Holder who owns or has owned, directly, indirectly or by attribution, more than 5% of the common stock of PubCo, would be taxable by reason of PubCo’s classification as a U.S. real property holding corporation.

THIS DISCUSSION IS NOT TAX ADVICE. ALL HOLDERS OF FLFV COMMON STOCK AND THUNDER POWER ORDINARY SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE BUSINESS COMBINATION ARISING UNDER U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX (INCLUDING ESTATE OR GIFT TAX LAWS), OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS.

Anticipated Accounting Treatment of the Business Combination

Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, FLFV will be treated as the acquired company for financial reporting purposes, whereas Thunder Power will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Thunder Power issuing stock for the net assets of FLFV, accompanied by a recapitalization. The net assets of Thunder Power will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Thunder Power. Thunder Power has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP:

•        if the Director Election Proposal is approved by FLFV stockholders, persons affiliated with Thunder Power will control a majority of the governing body of PubCo;

•        Thunder Power’s operations prior to the Business Combination will comprise the ongoing operations of PubCo;

•        Thunder Power’s existing senior management team will comprise all of the senior management team of PubCo; and

Thunder Power’s stockholders are expected to have a majority of the voting power of PubCo.

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Business Combination and the filing of required notifications. The Business Combination is not reportable under the HSR Act.

Required Vote of FLFV Stockholders

The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of FLFV Common Stock cast in respect of the Business Combination Proposal and entitled to vote thereon at the Special Meeting, voting together as a single class. Additionally, the Business Combination will not be consummated if FLFV has less than $5,000,001 of net tangible assets after taking into account the redemption into cash of all Public Shares properly demanded to be redeemed by Public Stockholders.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT FLFV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of FLFV’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FLFV and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, FLFV’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a stockholder. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of FLFV Initial Stockholders and FLFV’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations included elsewhere in this proxy statement/prospectus and is provided to aid you in your analysis of the financial aspects of the Business Combination, which is referred to as the “Transactions.”

The unaudited pro forma condensed combined financial statements are based on the FLFV historical financial statements and Thunder Power historical financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on December 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 gives effect to the Transactions as if they had occurred on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•        FLFV’s audited balance sheet as of December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Thunder Power’s audited balance sheet as of December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•        FLFV’s audited statement of operations for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Thunder Power’s audited statements of operations for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On October 26, 2023, FLFV, Merger Sub, and Thunder Power entered into the Merger Agreement, pursuant to which Thunder Power will merge with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of FLFV (the “Merger”) and FLFV will change its name to Thunder Power Holdings, Inc. which will continue as the surviving public corporation after the Closing (collectively, the “Business Combination”)

Accounting for the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, FLFV will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Thunder Power’s stockholders are expected to have a majority of the voting power of the Combined Company, Thunder Power will comprise all of the ongoing operations of the Combined Company, Thunder Power will comprise a majority of the governing body of the Combined Company, and Thunder Power’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Thunder Power issuing shares for the net assets of FLFV, accompanied by a recapitalization. The net assets of FLFV will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Thunder Power.

Basis of Pro Forma Presentation

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of FLFV Common Stock:

•        Assuming No Redemptions (Scenario 1):    This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares (excluding the Redeemed Public Shares) for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•        Assuming Maximum Redemptions (Scenario 2):    This presentation assumes that a maximum of 3,726,632 Public Shares issued and outstanding as of the Closing are redeemed to satisfy the net tangible assets condition upon the consummation of the Business Combination being no less than $5,000,001, resulting in an aggregate cash payment of approximately $40.4 million from the Trust Account based on an assumed redemption price of $10.84 per share as of December 31, 2023. As of the date of this proxy statement/prospectus, the redemption price increased from $10.84 per share to $10.88 per share which reflects two of $100,000 non-interest bearing loans from Thunder Power and deposited into the Trust Account in order to extend the available time to complete the Business Combination to March 21, 2024.

The following table illustrates estimated ownership levels in the Combined Company, immediately following the consummation of the Business Combination, based on the two levels of redemptions by the Public Stockholders and the following assumptions:

	Pro Forma Combined (Assuming No Redemptions) Ownership in shares	Ownership %	Pro Forma Combined (Assuming Maximum Redemptions) Ownership in shares	Ownership %
FLFV Public Stockholders(1)	5,960,993	11.8%	2,234,361	4.8%
FLFV Initial Stockholders(2)	2,992,512	5.9%	2,992,512	6.4%
Shares issued to the 3 FLFV Directors	90,000	0.2%	90,000	0.2%
Representative Shares	60,000	0.1%	60,000	0.1%
Thunder Power Shareholders	40,000,000	79.0%	40,000,000	85.5%
Thunder Power Financial Advisor Shares	1,518,665	3.0%	1,403,409	3.0%
Total	50,622,170	100.0%	46,780,282	100.0%

____________

(1)      Including 9,775,000 of one right to receive one-tenth of one FLFV common stock upon consummation of the Business Combination from the Public Units.

(2)      Including 498,875 of one right to receive one-tenth of one FLFV common stock upon consummation of the Business Combination from the Private Units.

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes (i) the exercise of all FLFV Warrants, which are exercisable for one share of FLFV Common Stock at a price of $11.50 per share, (ii) the release of Thunder Power Earnout Shares held in escrow in full as a result of the achievement of the Triggering Events, and (iii) the shares initially reserved for issuance under the Thunder Power Incentive Plan. The following table illustrates estimated ownership levels in the Combined Company based on the two levels of redemptions by the Public Stockholders with all possible sources of dilution and the following assumptions:

	Pro Forma Combined (Assuming No Redemptions) Ownership in shares	Ownership %	Pro Forma Combined (Assuming Maximum Redemptions) Ownership in shares	Ownership %
FLFV Public Stockholders(1)	15,735,993	18.3%	12,009,361	14.7%
FLFV Initial Stockholders(2)	3,491,387	4.1%	3,491,387	4.3%
Shares issued to the 3 FLFV Directors	90,000	0.1%	90,000	0.1%
Representative Shares	60,000	0.1%	60,000	0.1%
Thunder Power Shareholders(3)	60,000,000	69.7%	60,000,000	73.4%
Thunder Power Financial Advisor Shares	1,518,665	1.8%	1,403,409	1.7%
Shares initially reserved for issuance under the 2024 Plan	5,062,217	5.9%	4,678,028	5.7%
Total	85,958,262	100.0%	81,732,185	100.0%

____________

(1)      Including 9,775,000 of one right to receive one-tenth of one FLFV common stock upon consummation of the Business Combination from the Public Units and the exercise of 9,775,000 of FLFV public warrants, for which, each warrant entitles the holder thereof to purchase one share of FLFV common stock at an exercise price of $11.50 per share.

(2)      Including 498,875 of one right to receive one-tenth of one FLFV common stock upon consummation of the Business Combination from the Private Units and the exercise of 498,875 of FLFV private warrants, for which, each warrant entitles the holder thereof to purchase one share of FLFV common stock at an exercise price of $11.50 per share.

(3)      Including the release of 20,000,000 Thunder Power Earnout Shares held in escrow in full as a result of the achievement of the Triggering Events.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2023

			Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	(1) FLFV (Historical)	(2) Thunder Power (Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$18,330	$196,907	$54,075,630	(A)	$45,976,942	$(40,396,689)	(K)	$5,580,253
			(3,421,250)	(B)
			(849,906)	(D)
			(1,880,269)	(E)
			(2,162,500)	(F)
Deferred offering costs	—	429,750	(429,750)	(E)	—	—		—
Prepaid expenses and other current assets	45,726	623,221	(300,000)	(L)	368,947	—		368,947
Total current assets	64,056	1,249,878	45,031,955		46,345,889	(40,396,689)		5,949,200

Property and equipment, net	—	1,974	—		1,974	—		1,974
Right of use assets	—	5,740	—		5,740	—		5,740
Cash and marketable securities held in trust account	54,075,630	—	(54,075,630)	(A)	—	—		—
Total Assets	$54,139,686	$1,257,592	$(9,043,675)		$46,353,603	$(40,396,689)		$5,956,914

Liabilities, Temporary Equity, and Stockholders’ Equity (Deficit)
Current liabilities:
Due to related parties	$—	$68,992	$—		$68,992	$—		$68,992
Accrued expenses and other current liabilities	97,513	97,297	(85,000)	(D)	23,541	—		23,541
			(86,269)	(E)
Franchise tax payable	36,381	—	—		36,381	—		36,381
Income tax payable	35,748	—	—		35,748	—		35,748
Excise tax payable	502,251	—	—		502,251	—		502,251
Loan from shareholders	2,162,500	590,000	(300,000)	(L)	290,000	—		290,000
			(2,162,500)	(F)				—
Total current liabilities	2,834,393	756,289	(2,633,769)		956,913	—		956,913

Deferred underwriters’ discount	3,421,250	—	(3,421,250)	(B)	—	—		—
Total Liabilities	6,255,643	756,289	(6,055,019)		956,913	—		956,913

Commitments and Contingencies

Class A common stock subject to possible redemption	54,003,501	—	(54,003,501)	(K)	—	—		—

Stockholders’ Equity (Deficit):
Preferred stock	—	—	—		—	—		—
Common stock		29,196	403	(C)	5,062	(12)	(I)	4,677
			(25,196)	(G)		(373)	(K)
			9	(H)
			152	(I)
			498	(K)
Class A common stock	56	—	(56)	(C)	—	—		—
Class B common stock	244	—	(244)	(C)	—	—		—
Additional paid-in capital	—	34,902,002	(6,119,861)	(C)	96,015,886	(1,152,555)	(I)	54,467,015
			(764,906)	(D)		(40,396,316)	(K)
			(2,223,750)	(E)
			25,196	(G)
			899,991	(H)
			15,186,499	(I)
			107,712	(J)
			54,003,003	(K)
Accumulated deficit	(6,119,758)	(34,429,895)	6,119,758	(C)	(50,624,258)	1,152,567	(I)	(49,471,691)
			(900,000)	(H)
			(15,186,651)	(I)
			(107,712)	(J)
Total Stockholders’ Equity (Deficit)	(6,119,458)	501,303	51,014,845		45,396,690	(40,396,689)		5,000,001
Total Liabilities, Temporary Equity, and Stockholders’ Equity (Deficit)	$54,139,686	$1,257,592	$(9,043,675)		$46,353,603	$(40,396,689)		$5,956,914

____________

(1)      Derived from the balance sheet of Feutune Light Acquisition Corporation (“FLFV”) as of December 31, 2023. See FLFV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(2)      Derived from the balance sheet of Thunder Power Holdings Limited (“Thunder Power”) as of December 31, 2023. See Thunder Power’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023

			Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	(1) FLFV (Historical)	(2) Thunder Power (Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Operating expenses:
General and administrative expenses	$1,167,531	$1,815,071	$764,907	(CC)	$19,941,872	$(1,152,567)	(EE)	$18,789,305
			900,000	(DD)
			15,186,651	(EE)
			107,712	(FF)
Franchise tax expenses	82,046	—	—		82,046	—		82,046
Total operating expenses	1,249,577	1,815,071	16,959,270		20,023,918	(1,152,567)		18,871,351
Loss from Operations	(1,249,577)	(1,815,071)	(16,959,270)		(20,023,918)	1,152,567		(18,871,351)
Other income
Interest earned on investment held in Trust Account	3,664,204	—	(3,664,204)	(AA)	—	—		—
Other income	—	—	—		—	—		—
Foreign currency exchange loss	—	(573)	—		(573)	—		(573)
Total other income	3,664,204	(573)	(3,664,204)		(573)	—		(573)
Loss before income taxes	2,414,627	(1,815,644)	(20,623,474)		(20,024,491)	1,152,567		(18,871,924)
Provision for income taxes	1,077,692	—	(1,077,692)	(AA)	—	—		—
Net income (loss)	$1,336,935	$(1,815,644)	$(19,545,782)		$(20,024,491)	$1,152,567		$(18,871,924)

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	7,240,883		(7,240,883)	(BB)	—	—		—
Basic and diluted net income per share, common stock subject to possible redemption	$0.30				$—			$—
Basic and diluted weighted average shares outstanding, common stock attributable to FLFV	3,002,625		47,619,545	(BB)	50,622,170	(3,841,888)	(BB)	46,780,282
Basic and diluted net loss per share, common stock attributable to FLFV	$(0.28)				$(0.40)			$(0.40)

Basic and diluted weighted average of common stock outstanding		271,577,292
Basic and diluted loss per share per common stock		$(0.007)

____________

(1)      Derived from the statement of operations of FLFV for the year ended December 31, 2023. See FLFV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(2)      Derived from the statement of operations of Thunder Power for the year ended December 31, 2023. See TPH’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, FLFV will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Thunder Power issuing shares for the net assets of FLFV, accompanied by a recapitalization. The net assets of FLFV will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2023, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•        FLFV’s audited balance sheet as of December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Thunder Power’s audited balance sheet as of December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•        FLFV’s audited statement of operations for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Thunder Power’s audited statements of operations for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of FLFV and Thunder Power.

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of FLFV common stock:

•        Assuming No Redemptions (Scenario 1):    This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares (excluding the Redeemed Public Shares) for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•        Assuming Maximum Redemptions (Scenario 2):    This presentation assumes that a maximum of 3,726,632 Public Shares issued and outstanding as of the Closing are redeemed to satisfy the net tangible assets condition upon the consummation of the Business Combination being no less than $5,000,001, resulting in an aggregate cash payment of approximately $40.4 million from the Trust Account based on an assumed redemption price of $10.84 per share as of December 31, 2023. As of the date of this proxy statement/prospectus, the redemption price increased from $10.84 per share to $10.88 per share which reflects two of $100,000 non-interest bearing loans from Thunder Power and deposited into the Trust Account in order to extend the available time to complete the Business Combination to March 21, 2024.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Thunder Power believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believe that their assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Note 2 — Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Thunder Power has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2023 are as follows:

(A)    Reflects the reclassification of cash held in the Trust Account that becomes available for general use following the Business Combination;

(B)    Reflects the settlement of $3,421,250 deferred underwriters’ discount that becomes due and payable upon the consummation of the Business Combination;

(C)    Reflects the elimination of the historical accumulated deficit of FLFV, the accounting acquiree, into Thunder Power’s additional paid-in capital upon the consummation of the Business Combination; the reclassification of 558,875 FLFV Class A common stock into FLFV single class common stock; the automatically conversion of 2,443,750 Founder Shares of FLFV Class B common stock into FLFV common stock; and the issuance of 1,027,387 shares of FLFV common stock from the conversion of 10,273,875 rights upon consummation of a Business Combination;

(D)    Reflects the settlement of approximately $0.8 million of total FLFV’s estimated transaction costs related to the Business Combination, of which, 1) approximately $85,000 of transaction costs accrued as of the date of the unaudited pro forma condensed combined balance sheet and 2) approximately $0.8 million of transaction costs classify as an adjustment to TPH’s additional paid-in-capital;

(E)    Reflects the settlement of approximately $1.9 million of total Thunder Power’s estimated transaction costs related to the Business Combination, of which, 1) approximately $90,000 of transaction costs accrued as of the date of the unaudited pro forma condensed combined balance sheet and 2) approximately $2.2 million reclassify into additional paid-in capital upon the closing of the Business Combination, and reflects the payment of deferred merger costs related to the Business Combination of approximately $0.4 million as deferred transaction costs and subsequently reclassify to additional paid-in capital at the time of the consummation of the Business Combination;

(F)    Reflects the repayments of FLFV’s loan from shareholders of approximately $1.6 million;

(G)    Reflects the recapitalization of Thunder Power through (a) the issuance of 40,000,000 shares of FLFV Class A common stock with $0.0001 par value to Thunder Power’s stockholders and (b) the consideration of the issuance of 20,000,000 earnout shares of FLFV Class A common stock, subject to the vesting schedule set forth in the Merger Agreement, deemed to be as equity instruments in accordance with ASC 815;

(H)    Reflects the stock compensation expenses of approximately $0.9 million in connection with the issuance of 90,000 shares of FLFV common stock to the FLFV independent director at the time of the consummation of the Business Combination;

(I)     Reflects the stock compensation expenses of approximately $15.2 million in connection with the issuance of 1,518,665 shares and 1,399,863 shares of FLFV common stock to the Financial Advisor of Thunder Power at the time of the consummation of the Business Combination in Scenario 1 and Scenario 2, respectively;

(J)     Reflects the stock compensation expenses of approximately $0.1 million in connection with the sale of FLFV Founder Shares to FLFV’s management and directors with vesting condition at the time of the consummation of the Business Combination;

(K)    In Scenario 1, reflects the reclassification of 4,983,493 shares of FLFV common stock subject to possible redemption to permanent equity at $0.0001 par value with no redemptions. In Scenario 2, which assumes the same facts as described in Items A through I above, but reflects the assumption that the maximum number of 3,726,632 shares of FLFV Class A common stock are redeemed for cash by FLFV stockholders to satisfy the $5,000,001 net tangible assets condition; and

(L)    Reflects the elimination of intercompany transactions between FLFV and TPH.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 are as follows:

(AA) Represents an adjustment to eliminate interest earned on investment held in Trust Account, net of income tax effect, as if the Business Combination had been consummated on January 1, 2023, the beginning of the earliest period presented;

(BB) The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination as if it had been consummated on January 1, 2023. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. In Scenario 2, this calculation is retroactively adjusted to eliminate the number of 3,726,632 shares of FLFV Class A Common Stock are redeemed for cash by FLFV shareholders for the entire period and the reduction in issuance of 118,802 shares of FLFV common stock to the Financial Advisor of Thunder Power at the time of the consummation of the Business Combination;

(CC) Reflects the approximately $0.9 million of FLFV’s transaction costs to be incurred subsequent to December 31, 2023. This is a non-recurring item;

(DD) Reflects the stock compensation expenses of approximately $0.9 million in connection with the issuance of 90,000 shares of FLFV common stock to the FLFV independent director at the time of the consummation of the Business Combination. This adjustment is considered to be a one-time charge and is not expected to recur;

(EE)  Reflects the stock compensation expenses of approximately $15.2 million in connection with the issuance of 1,518,665 shares and 1,399,863 shares of FLFV common stock to the Financial Advisor of Thunder Power at the time of the consummation of the Business Combination in Scenario 1 and Scenario 2, respectively. This adjustment is considered to be a one-time charge and is not expected to recur; and

(FF)  Reflects the stock compensation expenses of approximately $0.1 million in connection with the sale of FLFV Founder Shares to FLFV’s management and directors with vesting condition at the time of the consummation of the Business Combination. This vesting adjustment is considered to be a one-time charge and is not expected to recur.

Note 4 — Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination, assuming the shares were outstanding since the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

Basic and diluted loss per share is computed by dividing pro forma net loss by the weighted average number of the shares of FLFV Common Stock outstanding during the periods.

The unaudited pro forma condensed combined loss per share has been prepared assuming no redemptions and assuming maximum redemptions for the year ended December 31, 2023:

	For the Year Ended December 31, 2023
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss attributable to the stockholders	$(20,024,491)	$(18,871,924)
Weighted average shares outstanding – basic and diluted	50,622,170	46,780,282
Pro forma loss per share – basic and diluted	$(0.40)	$(0.40)

Weighted average shares calculation, basic and diluted
Common Stock
FLFV Public Stockholders	5,960,993	2,234,361
FLFV Initial Stockholders	2,992,512	2,992,512
Shares issued to the 3 FLFV Independent Director	90,000	90,000
Representative Shares	60,000	60,000
Thunder Power Shareholders	40,000,000	40,000,000
Thunder Power Financial Advisor Shares	1,518,665	1,403,409
Total weighted average shares outstanding	50,622,170	46,780,282

PROPOSAL 2: THE CHARTER AMENDMENT PROPOSAL

The Charter Amendment Proposal, if approved, will approve (among others) the following amendments to the Current Charter to:

(a)     Advisory Charter Amendment Proposal A — to change the corporate name of the Combined Company to “Thunder Power Holdings, Inc.” on and from the time of the Business Combination;

(b)    Advisory Charter Amendment Proposal B — to increase the authorized shares of common stock of the Combined Company to 1,000,000,000 shares of common stock, par value of $0.0001 per share;

(c)     Advisory Charter Amendment Proposal C — to increase the authorized shares of preferred stock that the Combined Company’s board of directors could issue to 100,000,000 shares of preferred stock, par value of $0.0001 per share;

(d)    Advisory Charter Amendment Proposal D — to provide that certain named individuals be elected to serve as Class I, Class II and Class III directors to serve staggered terms on the board of directors of the Combined Company until their respective successors are duly elected and qualified, or until their earlier resignation, death, or removal, and to provide that the removal of any director be only for cause (and by the affirmative vote of the holders of at least two-third (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote at an election of directors);

(e)     Advisory Charter Amendment Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of the holders of at least two-third (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendments, and of the holders of shares of each class entitled to vote thereon as a class; and

(f)     Advisory Charter Amendment Proposal F — to make the Combined Company’s corporate existence perpetual instead of requiring FLFV to be dissolved and liquidated 18 months following the closing of the Initial Public Offering, and to omit from the Proposed Charter the various provisions applicable only to special purpose acquisition companies;

In the judgment of the Board, the Charter Amendment Proposal is desirable for the following reasons:

•        the name of the new public entity is desirable to reflect the Business Combination with Thunder Power and the combined business going forward;

•        increasing the number of authorized shares of capital stock is desirable in that it will provide the Combined Company with additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of equity grants currently outstanding or made under the 2024 Plan (assuming it is approved at the Special Meeting);

•        it is desirable to increase the voting threshold required to remove a director from the PubCo Board and amend certain provisions of the Current Charter, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the PubCo Board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt; and

•        it is desirable to delete the provisions that relate to the operation of FLFV as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of PubCo and thereby protect continuity of or entrench its management, which may adversely affect the market price of PubCo’s securities. If, in the due exercise of its fiduciary obligations, for example, the board of PubCo was to determine that a takeover proposal was not in the best interests of PubCo, shares could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable PubCo to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. FLFV currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

The Charter Amendment Proposal, if approved, will also approve the Proposed Bylaws for the Combined Company (a copy of which is attached to this proxy statement/prospectus at Annex D).

Under the Merger Agreement, the approval of the Charter Amendment Proposal is a condition to the adoption of the Business Combination Proposal. Accordingly, if the Business Combination Proposal is not approved, the Charter Amendment Proposal will not be presented at the Special Meeting.

The approval of the Charter Amendment Proposal requires a majority vote of outstanding FLFV Common Stock entitled to vote thereon. Accordingly, a FLFV stockholder’s failure to vote by proxy or to vote in person (including virtual presence) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendment Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B. The Proposed Bylaws for the Combined Company are also attached to this proxy statement/prospectus as Annex D.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT FLFV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of FLFV’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FLFV and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, FLFV’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a stockholder. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of FLFV Initial Stockholders and FLFV’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL 3: THE ADVISORY CHARTER AMENDMENT PROPOSALS

In connection with the Business Combination, FLFV is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal. Pursuant to SEC guidance, FLFV is submitting these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on FLFV or the Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendment Proposals (separate and apart from approval of the Charter Amendment Proposal).

FLFV stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented as six separate sub-proposals:

(a)     Advisory Charter Amendment Proposal A — to change the corporate name of the Combined Company to “Thunder Power Holdings, Inc.” on and from the time of the Business Combination;

(b)    Advisory Charter Amendment Proposal B — to increase the authorized shares of common stock of the Combined Company to 1,000,000,000 shares of common stock, par value of $0.0001 per share;

(c)     Advisory Charter Amendment Proposal C — to increase the authorized shares of preferred stock that the Combined Company’s board of directors could issue to 100,000,000 shares of preferred stock, par value of $0.0001 per share;

(d)    Advisory Charter Amendment Proposal D — to provide that certain named individuals be elected to serve as Class I, Class II and Class III directors to serve staggered terms on the board of directors of the Combined Company until their respective successors are duly elected and qualified, or until their earlier resignation, death, or removal, and to provide that the removal of any director be only for cause (and by the affirmative vote of the holders of at least two-third (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote at an election of directors);

(e)     Advisory Charter Amendment Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of the holders of at least two-third (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendments, and of the holders of shares of each class entitled to vote thereon as a class; and

(f)     Advisory Charter Amendment Proposal F — to make the Combined Company’s corporate existence perpetual instead of requiring FLFV to be dissolved and liquidated 18 months following the closing of the Initial Public Offering, and to omit from the Proposed Charter the various provisions applicable only to special purpose acquisition companies.

Reasons for the Charter Amendments

•        the name of the new public entity is desirable to reflect the Business Combination with Thunder Power and the combined business going forward;

•        increasing the number of authorized shares of capital stock is desirable in that it will provide the Combined Company with additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of equity grants currently outstanding or made under the 2024 Plan (assuming it is approved at the Special Meeting);

•        it is desirable to increase the voting threshold required to remove a director from the PubCo Board and amend certain provisions of the Current Charter, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the PubCo Board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt; and

•        it is desirable to delete the provisions that relate to the operation of FLFV as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of PubCo and thereby protect continuity of or entrench its management, which may adversely affect the market price of PubCo’s securities. If, in the due exercise of its fiduciary obligations, for example, the board of PubCo was to determine that a takeover proposal was not in the best interests of PubCo, shares could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable PubCo to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. FLFV currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes. The approval of each of the Advisory Charter Amendment Proposals requires the affirmative vote of the holders of a majority of the shares of FLFV Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting, voting together as a single class.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendment Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B. The Proposed Bylaws for the Combined Company is also attached to this proxy statement/prospectus as Annex D.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT FLFV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of FLFV’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FLFV and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, FLFV’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a stockholder. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of FLFV Initial Stockholders and FLFV’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL 4: THE NASDAQ STOCK ISSUANCE PROPOSAL

For purposes of complying with Rule 5635(a), (b) and (d) of the Nasdaq Stock Market Listing Rules, stockholders of FLFV are being asked to approve the issuance of 60,000,000 shares of FLFV Common Stock in connection with the Business Combination.

Under Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, the Merger Consideration Shares will exceed 20% of the outstanding FLFV Common Stock and 20% of the voting power, in each case outstanding before the issuance of such shares in connection with the Business Combination.

Under Nasdaq Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of the Merger Consideration Shares will result in a “change of control” of FLFV.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. Because shares of PubCo Common Stock will be issued in exchange for all of the equity interests of Thunder Power, the deemed issuance price of the shares of PubCo Common Stock may be less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the FLFV Common Stock for the five trading days immediately preceding the signing of the Merger Agreement. If the Business Combination Proposal is approved, the issuance of the shares of PubCo Common Stock will exceed 20% of the shares of FLFV Common Stock currently outstanding. Because the issuance price may be deemed to be below the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the FLFV Common Stock for the five trading days immediately preceding the signing of the Merger Agreement, the Nasdaq Rules may require that FLFV obtain stockholder approval of the issuance of the shares of FLFV Common Stock in connection with the consummation of the Business Combination.

In addition, because the shares of FLFV Common Stock issuable to the Merger Financing Investors (1) will be issued at a price that is less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the FLFV Common Stock for the five trading days immediately preceding the signing of the Merger Agreement, and (2) will constitute more than 20% of the outstanding shares of FLFV Common Stock and more than 20% of outstanding voting power of FLFV Common Stock prior to such issuance, FLFV is required to obtain stockholder approval of such issuance pursuant to Nasdaq Rule 5635(d).

As a result of the foregoing, FLFV is required to obtain stockholder approval pursuant to The Nasdaq Stock Market Listing Rule 5635.

The approval of the Nasdaq Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of FLFV Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting.

If the Business Combination Proposal is not approved, the Nasdaq Stock Issuance Proposal will not be presented at the Special Meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT FLFV STOCKHOLDERS VOTE “FOR” THE NASDAQ STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of FLFV’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FLFV and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, FLFV’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a stockholder. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of FLFV Initial Stockholders and FLFV’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL 5: THE DIRECTOR ELECTION PROPOSAL

Election of Directors

Pursuant to the Merger Agreement, FLFV has agreed to take all necessary action, including causing the directors of FLFV to resign, so that effective at the Closing, the entire board of directors of the Combined Company will consist of seven (7) individuals with each director serving a 1-year term until the election of directors at the next annual meeting of the stockholders, a majority of whom will be independent directors in accordance with the requirements of Nasdaq.

FLFV is proposing the election by stockholders of the following seven (7) individuals, who will take office immediately following the Closing and who will constitute all the members of the board of directors of the Combined Company: Coleman Bradley, ___, ___, ____, ____, ____, and Kevin Vassily.

There are no family relationships among Thunder Power and Combined Company’s directors and executive officers. Subject to other provisions in the Amended Charter, the number of directors that constitutes the entire board of directors of the Combined Company will be fixed solely by resolution of its board of directors. Each director of the Combined Company will hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death, disqualification or removal.

Subject to the rights of holders of any series of preferred stock with respect to the election of directors, a director may be removed from office by 66 2/3 of the stockholders of the Combined Company only for cause. Vacancies occurring on the board of directors of the Combined Company for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the board of directors of the Combined Company, although less than a quorum, or by a sole remaining director, and not by stockholders of the Combined Company. A person so elected by the board of directors of the Combined Company to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will be duly elected and qualified.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the FLFV Special Meeting. The appointments of directors resulting from the election will only become effective if the Business Combination is completed.

The Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date and is based in part on information furnished by the nominees and in part from FLFV’s and Thunder Power’s records.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that Coleman Bradley, ___, ___, ____, ____, ____, and Kevin Vassily be appointed as directors of the Company to serve until the 2024/2025 annual meeting of stockholders.”

Vote Required for Approval

The approval of the Director Election Proposal requires a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. This means that the seven director nominees who receive the highest number of shares voted “FOR” their election are elected.

Failure to vote by proxy or to vote in person at the FLFV Special Meeting, “WITHHOLD” votes and broker non-votes will have no effect on the Director Election Proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT FLFV STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/PROSPECTUS.

The existence of financial and personal interests of one or more of FLFV’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of FLFV and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, FLFV’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a stockholder. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of FLFV Initial Stockholders and FLFV’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL 6: THE 2024 PLAN PROPOSAL

Overview

The holders of FLFV’s Public Shares are being asked to approve and adopt the Thunder Power Holdings, Inc. 2024 Omnibus Equity Incentive Plan (“2024 Plan”), a copy of which is attached to this proxy statement/prospectus as Annex C (such proposal, the “2024 Plan Proposal”).

Pursuant to the Merger Agreement, Thunder Power will merge with and into Merger Sub (the “Merger”), with Merger Sub becoming a wholly-owned, subsidiary of FLFV, and FLFV will change its name to Thunder Power Holdings, Inc. which will continue as the surviving public corporation after the Closing (“Thunder Power Holdings”) (collectively, the “Business Combination”).

FLFV’s Board believes that Thunder Power Holdings must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within Thunder Power Holdings. FLFV’s Board expects that the 2024 Plan will be an important factor in attracting, retaining and rewarding high caliber employees and other service providers who are essential to Thunder Power Holdings’ success and in providing incentive to these individuals to promote the success of Thunder Power Holdings.

If the 2024 Plan is approved by the holders of FLFV’s Common Stock, then the 2024 Plan will be effective upon the consummation of the Business Combination and no additional awards will be granted under Thunder Power’s current 2024 Plan as in effect immediately prior to the consummation of the Business Combination (the “Prior Plan”). All outstanding options to purchase share of Thunder Power granted under the Prior Plan will rollover into the 2024 Plan and become options to purchase share of Common Stock of Thunder Power Holdings pursuant to the term of the Merger Agreement. Such Prior Plan options will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock options and the terms of the 2024 Plan (including the terms of the Prior Plan attached as an exhibit to the 2024 Plan).

In this section, all references to FLFV Common Stock before the Business Combination shall mean the common stock of FLFV before it changed its name to Thunder Power Holdings after the Business Combination.

Description of the 2024 Plan

The following summarizes the material terms of the proposed 2024 Plan:

•        Eligible Award Recipients.

Our non-employee directors, employees and consultants, and any individual to whom we or our affiliates have extended a formal offer of employment, are eligible to receive awards under the 2024 Plan. There is no limit on the number or class of directors, employees or consultants that are eligible to receive awards.

•        Shares subject to the 2024 Plan.

Subject to adjustment as set forth below, the total number of shares of PubCo Common Stock reserved and available for grant and issuance pursuant to awards under the 2024 Plan will equal 10% of the total number of outstanding shares of PubCo Common Stock immediately following the Business Combination, the full amount of which may be issued pursuant to incentive stock options. In addition, annually on the first trading day of the calendar year, beginning with the 2025 calendar year, the share reserve (but not the incentive stock option limit) will automatically increase by 5% of the total number of shares of PubCo Common Stock outstanding as of the last day of the immediately preceding calendar year, unless the Administrator acts prior to January 1 of such calendar year to provide that there will be no increase or a lesser increase in the share reserve for that year. Shares underlying stock options granted under the Prior Plan that terminate, expire, are forfeited or lapse for any reason prior to exercise, and shares subject to stock options granted under the Prior Plan that are reacquired or withheld (or not issued) to satisfy a tax withholding obligation on or after the Business Combination, will immediately be available for issuance under the 2024 Plan.

•       Director Award Limits.

No director, in any approximate 12-month period beginning on the date of a regular annual meeting and ending on the date of the next regular annual meeting may be granted awards under the 2024 Plan, that, together with any cash fees received from PubCo during such period, exceed an aggregate value of $750,000 (with value of each equity award based on its grant date fair value).

•       2024 Plan Administration.

The 2024 Plan will be administered by the Board or a committee of one or more members of the PubCo Board to whom the PubCo Board may delegate the authority to grant or amend Awards to participants. Unless determined otherwise by the PubCo Board, the Compensation Committee of the PubCo Board is delegated with such authority. The Board or such committee is referred to below as the “Administrator”. The Administrator has the authority to interpret the terms and conditions of the 2024 Plan, to determine eligibility for and terms of awards for participants and to make all other determinations necessary or advisable for the administration of the 2024 Plan. To the extent permitted by applicable law, the Administrator may delegate to a committee of one or more directors and/or officers the authority to grant awards under the 2024 Plan and to determine all terms of such grants.

•        Capitalization Adjustment; Effect of a Change in Control.

The number or amount of shares of stock, other property or cash covered by outstanding awards, the number and type of shares of stock that have been authorized for issuance under the 2024 Plan, the exercise or base price (as applicable) of each outstanding award, and the other terms and conditions of outstanding awards, will be subject to adjustment by the Administrator in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of PubCo or other similar transaction affecting PubCo Common Stock. Any such adjustment would not be considered repricing for purposes of the prohibition on repricing described below. The Administrator has the ability to prescribe the effect of a future change in control in the award agreement or otherwise, including, for example, settlement of awards based on the consideration provided for in the agreement pursuant to which the change in control occurs.

•        Types of Awards.

Options and Stock Appreciation Rights.    An “incentive stock option” is an option that meets the requirements of Section 422 of the Code, and a “non-qualified stock option” is an option that does not meet those requirements. A “stock appreciation right” (or SAR) is the right of a participant to a payment, in cash, shares of stock, or a combination of cash and shares equal to the amount by which the market value of a share exceeds the base price of the stock appreciation right. An option or SAR granted under the 2024 Plan will be exercisable only to the extent that it is vested on the date of exercise. No option or SAR may be exercisable more than ten years from the grant date. The Administrator may include in the option agreement the period during which an option may be exercised following termination of employment or service. SARs may be granted to participants in tandem with options or separately. Tandem SARs will generally have substantially similar terms and conditions as the options with which they are granted. The exercise price or base price per share under each option or SAR granted under the 2024 Plan may not be less than 100% of the fair market value of PubCo Common Stock on the grant date of such award. For this purpose, and for so long as PubCo Common Stock is listed on the Nasdaq Stock Market, fair market value will be the closing price of PubCo Common Stock on the grant date. The 2024 Plan prohibits repricing of options and SARs without stockholder approval.

Restricted Stock and Restricted Stock Units.    Restricted stock is an award of PubCo Common Stock on which certain restrictions are imposed over specified periods that subject the shares to a substantial risk of forfeiture. A restricted stock unit is a unit, equivalent in value to a share of PubCo Common Stock, credited by means of a bookkeeping entry in our books to a participant’s account, which is settled in stock or cash upon or after vesting. Subject to the provisions of the 2024 Plan, the Administrator will determine the terms and conditions of each award of restricted stock or restricted stock units, including the restricted/vesting period for all or a portion of the award, and the restrictions applicable to the award.

Restricted stock and restricted stock units granted under the 2024 Plan will vest based on a period of service specified by our Administrator or the occurrence of events specified by our Administrator. Unless otherwise provided in an award agreement, dividends declared with respect restricted stock will be held back and paid only to the extent the related restricted stock vests. Further, dividend equivalent rights may be granted with respect to restricted stock units, entitling the participant to receive, subject to the vesting conditions applicable the restricted stock unit, an amount equal to cash or stock dividends or other distributions paid by Thunder Power Holdings in respect of one share of the PubCo Common Stock.

Performance Awards.    Performance awards may be granted as an option, stock appreciation right, restricted stock award, restricted stock unit award, other stock-based award or cash award. Performance awards will be based on the attainment of performance goals that are established by the Administrator for the relevant performance period prior to the grant of the award. The Administrator will determine and set forth in the award agreement such terms as (i) the nature, length and starting date of any performance period; (ii) the applicable performance goals that shall be used to determine the time and extent to which the award has been earned; and (iii) the effect of a termination of participant’s service on a performance award. At the end of the applicable performance period, the Administrator will determine the extent to which a performance award has been earned, including the extent to which performance goals have been attained and the degree of achievement between minimum and maximum levels.

Other Stock-Based Awards and Cash Awards.    The Administrator may grant other stock-based awards or cash awards not otherwise described by the terms of the 2024 Plan. Other stock-based awards are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of PubCo Common Stock, including, but not limited to, shares of PubCo Common Stock awarded as a bonus or other compensation which are issued without restrictions on transfer and free from forfeiture conditions. A cash award is an award denominated in cash that is subject to such performance goals and service requirements as specified by the Administrator in the applicable award agreement.

•        Termination of Employment.

Except as otherwise determined by the Administrator, in the event a participant’s employment terminates for any reason other than “cause” (as defined in the 2024 Plan), all of such participant’s unvested options and SARs granted under the 2024 Plan will be forfeited and all vested options and SARs will remain exercisable until the 90th day following the date of termination (or the expiration of the award’s maximum term, whichever is earlier); however, in the event of termination by reason of death or “disability” (as defined in the 2024 Plan, vested options and SARs will remain exercisable for 12 months (or the expiration of the award’s maximum term, whichever is earlier). Except as otherwise determined by the Administrator, in the event of a participant’s termination for cause, all unvested and vested options then outstanding will immediately be forfeited and canceled. Further, for all other types of awards granted under the 2024 Plan, the Administrator may specify in any award agreement that a participant’s award will be forfeited upon termination for cause.

•        Other Forfeiture Provisions; Clawback.

All awards granted under the 2024 Plan will be subject to recoupment in accordance with PubCo’s clawback policy or applicable law. In addition, the PubCo Board may impose such other clawback, recovery or recoupment provisions in an award agreement or compensation clawback policy as the PubCo Board determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of PubCo Common Stock or other cash or property upon the occurrence of an event constituting cause. Further, unless otherwise provided in an award agreement, if at any time within 1 year after an award is exercised, vests, becomes payable, either (i) the participant is terminated for cause, or (ii) the committee determines that while in service the participant had engaged in an act which would have warranted termination for cause, or following termination of service the participant violated continuing obligation or duty to Thunder Power Holdings, the Administrator may require the participant to pay back to Thunder Power Holdings any gain realized by the participant.

•        Deferrals of Payment.

Under the 2024 Plan, the Administrator may determine that payment pursuant to an award shall be deferred and may establish programs and procedures for deferral elections to be made by participants, provided that such deferrals will be made in accordance with Section 409A of the Code.

•       Non-Transferability.

The 2024 Plan restricts the ability of an award holder from transferring awards granted under the 2024 Plan other than by will, the laws of descent and distribution or, with the prior approval of the Administrator.

•        Term; Amendment.

The PubCo Board may, in its discretion, amend or terminate the 2024 Plan at any time; provided that the Board may not take any action that materially impairs the rights of any participant with respect to an outstanding award without the consent of the participant. Stockholder approval is required (i) to materially increase the number of shares subject to the 2024 Plan (other than pursuant to an equitable adjustment in connection with changes relating to PubCo Common Stock as permitted under the 2024 Plan); (ii) to materially expand the class of individuals eligible to receive awards under the 2024 Plan; (iii) materially reduce the price at which the PubCo Common Stock may be issued or purchased under the 2024 Plan; (iv) materially expand the types of awards available for issuance under the 2024 Plan, or (v) as otherwise required by applicable law. No awards may be granted under the 2024 Plan after the date that is ten years from the earlier of its adoption by the Board or approval by FLFV stockholders.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, FLFV intends to file with the SEC a registration statement on Form S-8 covering the PubCo Common Stock issuable under the 2024 Plan.

Certain United States Federal Income Tax Consequences

The following is a summary of the principal intended U.S. federal income tax consequences of certain awards under the 2024 Plan, based upon the current provisions of the Code and regulations promulgated thereunder. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences nessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not describe all federal tax consequences under the 2024 Plan, nor does it describe state or local tax consequences or the tax consequences of any awards granted to participant who reside outside the U.S.

The 2024 Plan is not qualified under the provisions of Section 401(a) of the Code and is generally not subject the Employee Retirement Income Security Act of 1974, as amended. PubCo’s ability to realize the benefit of any tax deductions described below depends on Thunder Power Holding’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of Thunder Power Holdings’ tax reporting obligations.

Incentive Stock Options.    Generally, no taxable income is realized by the optionee upon the grant or exercise of an incentive stock option. If PubCo Common Stock issued to an optionee pursuant to the exercise of an incentive stock option is sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither PubCo nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If PubCo Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the PubCo Common Stock at exercise (or, if less, the amount realized on a sale of such PubCo Common Stock) over the option exercise price thereof, and (ii) PubCo or its subsidiaries will be entitled to deduct such amount, subject to Section 162(m) of the Code. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering PubCo Common Stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonqualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability).

Nonqualified Options.    Generally, no income is generally realized by the optionee at the time a nonqualified option is granted. Generally, (i) at exercise, ordinary income is realized by the optionee in an amount equal to the excess of the fair market value of the PubCo Common Stock on the date of exercise over the option exercise price and, PubCo receives a tax deduction for the same amount (subject to Section 162(m) of the Code), and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the PubCo Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the nonqualified option is paid by tendering PubCo Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Restricted Stock.    The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture. At the time the restrictions lapse, the participant will recognize ordinary income equal to the then fair market value of the stock. The participant may, however, make an election, within 30 days following the date the shares are issued, to include the value of the shares in gross income in the year of the award despite such restrictions; in such case, any subsequent appreciation of the shares will be treated as a capital gain. Generally, PubCo will be entitled to deduct the fair market value of the shares transferred to the participant as a business expense in the year, and in the same amount, that the participant includes the compensation in income.

Restricted Stock Units.    Generally, a participant will not recognize ordinary income until PubCo Common Stock, cash, or other property becomes payable under a restricted stock unit, even if the award vests in an earlier year. PubCo will generally be entitled to deduct the amount the participant includes in income as a business expense in the year of payment, subject to Section 162(m) of the Code.

Performance Awards.    Generally, a participant will not incur any income tax liability upon the initial grant of performance awards. At the end of the performance or measurement period, however, the participant will generally realize ordinary income on any amounts received in cash or shares of PubCo Common Stock, and any subsequent appreciation in shares will be treated as a capital gain (unless the award is in the form of an option or stock appreciation right in which case the tax consequences described above for such awards will generally apply). PubCo will generally be entitled to deduct the amount the participant includes in income as a business expense in the year of payment, subject to Section 162(m) of the Code.

Other Stock-Based Awards and Cash Awards.    Any cash payments or the fair market value of any shares of PubCo Common Stock or other property a participant receives in connection with other stock-based awards or cash awards are includable in income in the year received or made available to the participant without substantial limitations or restrictions. PubCo will generally be entitled to deduct the amount the participant includes in income as a business expense in the year of payment, subject to Section 162(m) of the Code.

Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either PubCo or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A.    Certain types of awards under the 2024 Plan, such as restricted stock units (and any related dividend equivalent rights), may constitute, or provide for, a deferral of compensation under Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the 2024Plan has been, and it is intended that awards under the 2024 Plan will be, structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Administrator, the 2024 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code. However, the 2024 Plan does not require PubCo to indemnify any participant for any taxes incurred by reason of Section 409A of the Code.

Section 162(m).    Section 162(m) of the Code generally imposes a $1 million cap on the federal income tax deduction for compensation paid to our “covered employees” during any fiscal year. “Covered employees” includes the chief executive officer, the chief financial officer and certain other current (and former) executive officers. The Administrator has flexibility to award compensation under the 2024 Plan even if the compensation is not deductible by PubCo for tax purposes.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THUNDER POWER HOLDINGS, INC. UNDER THE 2024 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants, and Directors

No awards have been previously granted under the 2024 Plan (although awards are currently outstanding under the Prior Plan) and no awards have been granted that are contingent on stockholder approval of the 2024 Plan. The awards that are to be granted under the 2024 Plan to any participant or group of participants are indeterminable at the date of this registration statement/prospectus because participation and the types of awards that may be granted under the 2024 Plan are subject to the discretion of the Administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required

The approval of this proposal to adopt the 2024 Plan requires the affirmative vote of the holders of a majority of the shares of FLFV’s Common Stock cast by the stockholders represented “in person” or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on the 2024 Plan Proposal. Broker non-votes will have no effect with respect to the approval of 2024 Plan Proposal.

The 2024 Plan Proposal is conditioned on the approval of the Business Combination Proposal the Charter Amendment Proposal and the Nasdaq Proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT FLFV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2024 PLAN PROPOSAL.

PROPOSAL 7: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Board to submit a proposal to adjourn the Special Meeting to a later date or dates if FLFV is unable to consummate the Business Combination for any reason. In no event will FLFV solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Merger Agreement or its Current Charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time to consummate the Business Combination, if necessary and appropriate. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of FLFV Initial Stockholders and FLFV’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the Special Meeting upon approval of the Adjournment Proposal, the Board is empowered under Delaware law to postpone the Special Meeting at any time prior to the meeting being called to order. In such event, FLFV will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is presented at the Special Meeting and is not approved by FLFV’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date if FLFV is unable to consummate the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Required Vote of FLFV Stockholders

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of FLFV Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy at the Special Meeting and entitled to vote thereon. Presentation of the Adjournment Proposal at the Special Meeting is not conditioned upon the approval of any of the other Proposals.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT FLFV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL

INFORMATION ABOUT FLFV

Introduction

Our Company

FLFV is a blank check company incorporated as a Delaware company on January 19, 2022. FLFV was formed for the purpose of entering into a merger, stock exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. From the completion of its IPO until the execution of the Merger Agreement, FLFV was actively searching for and identifying a suitable business combination target. FLFV is not limited to a particular industry or geographic region for purposes of consummating an initial business combination except that it will not undertake its initial business combination with any company being based in or having the majority of FLFV’s operations in China (including Hong Kong and Macau). FLFV has selected December 31 as its fiscal year end.

Initial Public Offering and Private Placement

On June 21, 2022, FLFV consummated the IPO of 9,775,000 units (including 1,275,000 units issued upon the full exercise of the over-allotment option, the “Public Units”). Each Public Unit consists of one share of Class A common stock, $0.0001 par value per share (the “Public Shares”), and one redeemable warrant (the “Warrants”) and one right (the “Rights”) to receive one-tenth (1/10) of one share of Class A common stock (the “Class A Common Stock”). Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share. The Public Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $97,750,000.

Substantially concurrently with the closing of the IPO, FLFV completed the sale in a private placement of 498,875 units (the “Private Units”) including 478,875 units to the Sponsor and 20,000 shares to U.S. Tiger at a purchase price of $10.00 per unit, generating gross proceeds to FLFV of $4,988,750. Each Private Unit consists of one share of Class A common stock (the “Private Shares”), one Warrant, and one Right.

FLFV also issued 60,000 representative shares (the “Representative Shares”) to US Tiger, a representative of the underwriters of the IPO, as part of representative compensation. The Representative Shares are identical to the Public Shares included in the IPO except that the representative has agreed not to transfer, assign or sell any such Representative Shares until the completion of FLFV’s initial business combination. In addition, US Tiger agreed (i) to waive its redemption rights with respect to the Representative Shares and Private Shares it owns in connection with the completion of FLFV’s initial business combination and (ii) to waive its rights to liquidating distributions from the Trust Account (as defined below) with respect to the Representative Shares and Private Shares if FLFV fails to complete its initial business combination within the Combination Period (as defined below).

Transaction costs amounted to $5,966,117, consisting of $5,376,250 of underwriting fees, $517,692 of other offering cost and of $72,175 fair value of the 60,000 Representative Shares as part of the transaction costs. Following the consummation of the IPO, cash of $1,029,523 were held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the IPO, $99,216,250 ($10.15 per Public Unit) from the proceed of the IPO and the proceeds from the sale of the Private Units was held in a U.S.-based trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee. The funds held in the Trust Account invested only in U.S. government treasury bills, bonds or notes with a maturity of 185 days or less, or in money market funds meeting the applicable conditions of Rule 2a-7 promulgated under the Investment Company Act which invest solely in direct U.S. government treasury, so that FLFV are not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the trust account that may be released to FLFV to pay FLFV’s tax obligation, the proceeds from the IPO and the sale of the Private Units that are deposited and held in the Trust Account will not be released from the Trust Account until the earliest to occur of (a) the completion of the initial business combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend then current amended and restated Company’s certificate of incorporation (i) to modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of FLFV’s Public Shares if it does not complete the initial business combination within the

Combination Period (as defined below) the IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (c) the redemption of 100% of FLFV’s Public Shares if it is unable to complete the business combination within the required time frame, subject to applicable law.

On March 21, 2023, an aggregate of $977,500 was deposited by the Sponsor into the Trust Account for the public stockholders, representing $0.10 per public share, which enabled FLFV to extend the period of time it has to consummate its initial business combination by three months from March 21, 2023 to June 21, 2023 (the “Extension”).

On June 16, 2023, FLFV held a special meeting of the stockholders (the “2023 Special Meeting”), where the stockholders of FLFV approved FLFV to amend FLFV’s Amended and Restated Certificate of Incorporation (the “Charter”) to allow FLFV until June 21, 2023 to consummate an initial business combination and may elect to extend the period to consummate an initial business combination up to nine times, each by an additional one-month period (each, a “Monthly Extension”), for a total of up to nine months to March 21, 2024, by depositing to FLFV’s Trust Account, the lesser of (i) $100,000 for all Public Shares and (ii) $0.04 for each Public Share for each one-month extension. On June 20, 2023, a certificate of amendment to the Charter (the “Charter Amendment”) was filed with the State of Delaware, effective on the same date. In connection with the votes to approve the Charter Amendment, 4,791,507 shares of Class A Common Stock of FLFV were tendered for redemption.

As of the date of this prospectus, 9 Monthly Extension Payments, each in the amount of $100,000, were deposited into the Trust Account, among which, 5 Monthly Extension Payments were made by Thunder Power pursuant to the Merger Agreement. As a result, FLFV currently has until March 21, 2024 to complete the business combination.

On March 1, 2024, FLFV filed a notice of special meeting of stockholders, according to which a special meeting of stockholders is to be held virtually on March 18, 2024 at 11:30 a.m., Eastern Time, where FLFV’s stockholders will vote to approve the amendment of the Current Charter to allow FLFV until March 21, 2024 to consummate an initial business combination and to elect to extend the period to consummate an initial business combination up to nine times, each by an additional one-month period, for a total of up to nine months to December 21, 2024.

The FLFV Units, FLFV Common Stock, FLFV Rights and FLFV Warrants are currently listed on Nasdaq under the symbols “FLFVU,” “FLFV,” “FLFVR” and “FLFVW,” respectively.

Our Sponsor

Our sponsor is Feutune Light Sponsor LLC.

Our Management Team

We represent a diverse combination of sourcing, investing, value-enhancement, technical, and capital markets experience. We believe that our management team is equipped with the knowledge, experience, capital and human resources, and corporate governance practices to pursue opportunities that will offer risk-adjusted returns. Our independent directors have years of experience and management leadership within the technology and financial industries. We believe that their breadth of experience will help us to evaluate prospective candidates and execute our initial business combination.

Mr. Xuedong (Tony) Tian, Chief Executive Officer, Mr. Tian has been our Chief Executive Officer since March 2022 and has been our director since June 2022. Furthermore, Mr. Tian has served as Managing Director and Head of Capital Markets at US Tiger Securities, Inc. since October 2020. From May 2012 to October 2020, Mr. Tian was the founder and President of Weitian Group LLC, a corporate advisory and investor relations consultancy. Prior to that, Mr. Tian was a sell-side equity analyst at various investment banks, including as Managing Director covering China at Merriman Capital, Inc. from June 2013 to January 2016; Executive Director and Lead Analyst covering China Industrials and IT Outsourcing at Oppenheimer & Co. Inc. from May 2011 to May 2012; Vice President and Lead China Analyst at Ladenburg Thalmann & Co. Inc. from May 2010 to April 2011; Senior Associate covering Networking, Hardware & IT Supply Chain at Ticonderoga Securities LLC from October 2009 to May 2010; and Associate covering Semiconductor & Semiconductor Capital Equipment at Pacific Crest Securities LLC (now part of KeyBanc) from April 2008 to September 2009. Prior to his Wall Street career, Mr. Tian also worked for Virgin Mobile USA as a Finance Manager — Customer Analytics from June 2006 to March 2008 and for AT&T as a Finance Manager from January 2001 to March 2006. Mr. Tian holds an MBA degree from New York University, a M.A. degree in Economics from the University of Connecticut and a M.S. and B.S. degrees in Land Resources and Management from China Agricultural University. Mr. Tian is a CFA charter holder and currently holds Series 7, 24, 63, and 79 licenses. Mr. Tian has also been the Chief Financial Officer and Director of Inkstone Feibo Acquisition Corporation, a special purpose acquisition company to be listed on Nasdaq, since April 2022, and the Chief Financial Officer and Director of Aimfinity Investment Corp. I, a special purpose acquisition company listed on Nasdaq, since March 2023.

Dr. Lei Xu, Chairwoman and President. Dr. Xu has been our Director and President shortly since our inception and has been our Chairwoman since June 2022. Between February 2021 and December 2022, Dr. Xu served as the President and Chairwoman of Fortune Rise Acquisition Corporation, a Nasdaq listed special purpose acquisition company. Dr. Xu has served as the Executive President of Boya Foundation, a non-profit educational charity organization since July 2019. She has served as the Chairwoman of Peking University Alumni Association of Southern California (PUAASC) since January 2020. From January 2016 to December 2019, she served as the President and Director of PUAASC. Since December 2018, Dr. Xu has served as a limited partner at Seraph Group, an established global investment firm investing in early-stage companies in strategic high-growth sectors such as transportation, aerospace, digital media, sensors, social connectivity, advanced medical devices, health science, data analytics, smart mobility, and ecommerce efficiency. Dr. Xu has been a professor in the Department of Geography & the Environment at California State University — Fullerton since August 2006. She received her Ph.D. and M.A. degrees in Geography from McMaster University, and Bachelor’s degree from Peking University with a major in Urban and Environmental Sciences and a minor in Economics.

Ms. Yuanmei Ma, Chief Financial Officer. Yuanmei Ma has been our Chief Financial Officer shortly since our inception. Ms. Ma served as the Chief Financial Officer of Aiways Group, an EV company in California from June 2022 to August 2023, and Mayrock Automotive Inc., a zero-emission commercial mobility company in California from September 2020 to June 2022. Between February 2021 and December 2022, Ms. Ma served as the Chief Financial Officer of Fortune Rise Acquisition Corporation, a Nasdaq listed special purpose acquisition company. Ms. Ma was the director of investor relation at Highpower International Inc., from August 2016 to November 2019; when it was listed on Nasdaq (Formerly Nasdaq: HPJ). From July 2010 to June 2013, Ms. Ma was the Chief Financial Officer for Baosheng Steel Inc. She was Chief Financial Officer of Yihe Pharmaceutical Company Ltd. between August 2009 to June 2010; and Chief Financial Officer of Zhongpin Inc., (Formerly Nasdaq: HOGS), from September 2005 to October 2008. Ms. Ma holds an Executive MBA degree from both INSEAD Business School and Tsinghua University and a Bachelor’s degree in Accounting from Arkansas State University.

Mr. Kevin Vassily, Independent Director. Mr. Vassily has extensive working experience as a senior management team member serving private and public companies. Mr. Vassily is a director nominee of Fortune Joy International Acquisition Corporation and of Inkstone Feibo Acquisition Corporation, two special purpose acquisition companies (“SPAC”) seeking Nasdaq listing, and a member of the board of directors of Denali Capital Acquisition Corp. since April 2022, and a member of the board of directors of Aimfinity Investment Corp. I since March 2023, two SPACs listed on Nasdaq. In January 2021, he was appointed Chief Financial Officer, and in March 2021, became a member of the board of directors of iPower Inc. (Nasdaq: IPW), an online hydroponic equipment retailer and supplier. Prior to joining iPower, from 2019 to January 2021, Mr. Vassily served as Vice President of Market Development for Facteus, Inc., a financial analytics company focused on the Asset Management industry. From March 2019 through Janurary 2020, he served as an advisor at Woodseer Global, a financial technology firm providing global dividend forecasts. From October 2018 through its acquisition in March 2020, Mr. Vassily served as an advisor at Go Capture (which was acquired by Deloitte China in 2020), where he was responsible for providing strategic, business development, and product development advisory services for the company’s emerging “Data as a Service” platform. Since February 2020, Mr. Vassily has served as a director of Zhongchao Inc. (Nasdaq: ZCMD), a provider of healthcare information, education and training services to healthcare professionals and the public in China. Since July 2018, Mr. Vassily has also served as an advisor at Prometheus Fund, a Shanghai-based merchant bank/private equity firm focused on the “green” economy. From April 2015 through May 2018, Mr. Vassily served as an associate director of research at Keybanc Capital Markets Inc. From June 2010 to April 2015, he served as the director of research at Pacific Epoch, LLC (a wholly-owned subsidiary of Pacific Crest Securities LLC). From May 2007 to May 2010, he served as the Asia Technology business development representative and as a senior analyst at Pacific Crest Securities. From July 2003 to September 2006, he served as senior research analyst in the semiconductor technology group at Susquehanna International Group, LLP. From September 2001 to June 2003, Mr. Vassily served as the vice president and senior research analyst for semiconductor capital equipment at Thomas Weisel Partners Group, Inc. Mr. Vassily began his career on Wall Street in August 1998, as a research associate covering the semiconductor industry at Lehman Brothers. He holds a B.A. in liberal arts from Denison University and an M.B.A. from the Tuck School of Business at Dartmouth College.

Mr. David Ping Li, Independent Director. Mr. Li has more than 25 years of experience in the finance and investment industries. Mr. Li is vice president of Finance at Anthem & Song Pictures since February 2015 and vice president of International Finance at AGBO Films LLC (part-time from June 2020 to July 2022), both co-founded by the Russo brothers, who directed Avengers: Infinity War, Avengers: End Game, Captain America: The Winter Soldier and Captain America: Civil War. From January 2012 to December 2014, Mr. Li was managing director of Strategic Investment, Open Innovation at Koninklijke Phillips N.V. (NYSE: PHG), a global electronics company. From November 2008 to December 2011, Mr. Li was investment director at Intel Capital, the investment division of Intel Corporation with focus on investments in the technology, media, and telecom sector. From January 2004 to October 2008, Mr. Li served as managing director at ChinaVest Inc., a venture capital firm responsible for identifying, evaluating and executing investments to achieve financial returns. From February 2002 to July 2003, Mr. Li served as Chief Financial Officer of Great Wall Technology Co. Ltd., a publicly traded diversified technology company. Mr. Li was senior associate in the Investment Banking Division of Donaldson, Lufkin & Jenrette (acquired by Credit Suisse First Boston) from September 1998 to December 2001. From November 2008 to October 2019, Mr. Li served as independent director and chairman of the audit committee of Highpower International, Inc., a lithium battery company listed on NASDAQ (stock ticker: HPJ). Mr. Li graduated from Peking University with a Bachelor of Arts degree in Biochemistry. He received a master’s degree in Molecular Biology from Columbia University and an MBA in finance from the Wharton School of University of Pennsylvania.

Mr. Wenbing Chris Wang, Independent Director. Mr. Wang has extensive experience as a senior management team member serving private and public companies. Since June 2021, Mr. Wang has served as Chief Financial Officer of Phoenix Motor Inc. (Nasdaq: PEV, “PEV”). Mr. Wang was the senior vice president of finance of SPI Energy Co., Ltd (Nasdaq: SPI) and interim CFO of PEV from November 2020 to June 2021. Prior to joining SPI, Mr. Wang served as Chief Executive Officer of Redwood Group International, a Hong Kong-based merchant bank focused on Greater- China growth and venture opportunities, from February 2017 to November 2020, and a partner with SAIF Xinhuihuang Asset Management Co., Ltd. from December 2018 to March 2020. Prior to that, Mr. Wang served as President of Fushi Copperweld, Inc. (previously NasdaqGS: FSIN) from 2009 to 2016 and its Chief Financial Officer from 2005 to 2010. At Fushi Copperweld, Mr. Wang led the company’s public listing on the Nasdaq and the acquisition of Copperweld Bimetallics in 2007, $290 million in total equity and debt financing from 2005 to 2012, and its $345 million privatization transaction in 2012. Prior to that, Mr. Wang worked for Cornerstone China Opportunities Fund, Redwood Capital, Credit Suisse, VCChina from 1999 to 2005 with progressive responsibilities. Mr. Wang obtained a BSc from the University of Science and Technology Beijing and an MBA degree in Finance and Corporate Accounting from the University of Rochester. Mr. Wang is currently a board member of IT Tech Packaging, Inc. (NYSE/Amex: ITP) starting from October 2009.

Effecting our Initial Business Combination

Selection of a Target Business and Structuring of our Initial Business Combination

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the Deferred Underwriting Compensation and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The Board determined that this test was met in connection with the proposed Business Combination.

Redemption Rights for Public Stockholders upon Completion of the Initial Business Combination

We are providing our public stockholders with the opportunity to redeem all or a portion of their shares of Common Stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.15 per public share immediately following the consummation of the IPO.

The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the Deferred Underwriting Amount. However, the amount of the Deferred Underwriting Amount is fixed at $3,421,250 regardless of the level of redemptions from our Trust Account in connection with the business combination and payable contingent on the completion of the business combination. As of the date hereof, there is no change or waiver of the Deferred Underwriting Amount. Other than the Deferred Underwriting Amount, the Representatives will not be entitled to receive any additional compensation in connection with or contingent on the completion of the business combination. As a result, as redemptions increase, the per-share impact of the Deferred Underwriting Amount will increase for each non-redeeming stockholder. Specially, assuming no redemptions, the Representatives will receive the Deferred Underwriting Amount of $0.69 per Public Share that remains outstanding after the Closing. Assuming 25% redemptions, the Representatives will receive the Deferred Underwriting Amount of approximately $0.92 per Public Share that remains outstanding after the Closing. Assuming 50% redemptions, the Representatives will receive the Deferred Underwriting Amount of approximately $1.37 per Public Share that remains outstanding after the Closing. Assuming maximum redemptions, the Representatives will receive the Deferred Underwriting Amount of approximately $3.00 per Public Share that remains outstanding after the Closing. The level of redemptions also impacts the effective Deferred Underwriting Amount incurred in connection with the Initial Public Offering. In a no redemption scenario, based on the approximately $50.6 million in the Trust Account as of the date hereof, the Deferred Underwriting Amount represents an effective Deferred Underwriting Amount of approximately 6.8% of the Initial Public Offering. In the 25% redemption scenario, the funds remaining in the Trust Account following such redemption would be approximately $37.9 million and the effective Deferred Underwriting Amount would be approximately 9.0%. In the 50% redemption scenario, the funds remaining in the Trust Account following such redemption would be approximately $25.3 million and the effective Deferred Underwriting Amount would be approximately 13.5%. In the maximum redemption scenario, the funds remaining in the Trust Account following such redemption would be approximately $11.6 million and the effective Deferred Underwriting Amount would be approximately 29.5%.

Please see the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions” and “— Deferred Underwriting Compensation as a Percentage of Initial Public Offering Proceeds Net of Redemptions” for further information.

The FLFV Initial Stockholders have entered into the IPO Letter Agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares, Representative Shares and any Private Shares held by them in connection with the completion of our initial business combination. However, if the FLFV Initial Stockholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the Combination Period.

We will complete our business combination only if a majority of the outstanding shares of FLFV Common Stock voted are voted in favor of the business combination. A quorum for the special meeting for such a vote will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. The FLFV Initial Stockholders will count toward this quorum and have agreed to vote their Founder Shares, Representative Shares, Private Shares and any Public Shares purchased during or after the IPO in favor of our business combination. For purposes of seeking approval of the majority of our outstanding shares of FLFV Common Stock voted, non-votes will have no effect on the approval of our business combination once a quorum is obtained. As of the Record Date, our FLFV Initial Stockholders collectively own [3,002,625] shares of FLFV Common Stock (including [2,443,750] Founder Shares, [498,875] Private Shares and [60,000] Representative Shares). As a result, assuming only a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at such meeting are present at such meeting and all Founder Shares, Private Shares and Representative Shares vote in favor of the initial business combination, we do not need any additional shares of Common Stock from the public stockholders to vote in favor in order to have our initial business combination approved. We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our business combination.

These quorums and voting thresholds, and the voting agreements of our FLFV Initial Stockholders, may make it more likely that we will consummate our business combination. Each public stockholder may elect to redeem its Public Shares irrespective of whether they vote, do not vote or abstain, and if they do vote, irrespective of whether they vote for or against the business combination, and irrespective of whether they were a public stockholder on the record date for the general meeting held to approve the business combination.

The Current Charter provides that we will only redeem our Public Shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination. For example, the proposed business combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. In the event the aggregate cash consideration we would be required to pay for all shares of FLFV Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, and all shares of FLFV Common Stock submitted for redemption will be returned to the holders thereof.

Limitation on Redemption upon Completion of Initial Business Combination

Notwithstanding the foregoing, if we seek stockholder approval of our business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, the Current Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in the IPO, which we refer to as the “Excess Shares.” We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 20% of the shares sold in the IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 20% of the shares sold in the IPO, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, the Current Charter does not restrict our stockholders’ ability to vote all of their shares (including Excess Shares) for or against, or to abstain from voting on, our business combination.

Tendering Stock Certificates in Connection with a Tender Offer or Redemption Rights

We may require our public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent prior to the date set forth in the tender offer documents mailed to such holders, or up to two business days prior to the vote on the proposal to approve the business combination in the event we distribute proxy materials, or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. The tender offer or proxy materials, as applicable, that we will furnish to holders of our Public Shares in connection with our business combination will indicate whether we are requiring public stockholders to satisfy such delivery requirements. Accordingly, a public stockholder would have from the time we send out our tender offer materials until the close of the tender offer period, or up to two days prior to the vote on the business combination if we distribute proxy materials, as applicable, to tender its shares if it wishes to seek to exercise its redemption rights. Given the relatively short exercise period, it is advisable for stockholders to use electronic delivery of their Public Shares.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $100.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

The foregoing is different from the procedures used by many blank check companies. In order to perfect redemption rights in connection with their initial business combinations, many blank check companies would distribute proxy materials for the stockholders’ vote on an initial business combination, and a holder could simply vote against an initial business combination and check a box on the proxy card indicating such holder was seeking to exercise his or her redemption rights. After an initial business combination was approved, the company would contact such stockholder to arrange for him or her to deliver his or her certificate to verify ownership. As a result, the stockholder then had an “option window” after the completion of the initial business combination during which he or she could monitor the price of the company’s stock in the market. If the price rose above the redemption price, he or she could sell his or her shares in the open market before actually delivering his or her shares to the company for cancellation. As a result, the redemption rights, to which stockholders were aware they needed to commit before the stockholder meeting, would become “option” rights surviving past the completion of the initial business combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a redeeming holder’s election to redeem is irrevocable once the initial business combination is approved.

Any request to redeem such shares, once made, may be withdrawn at any time up to the date set forth in the tender offer materials or the date of the stockholder meeting set forth in our proxy materials, as applicable. Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our Public Shares electing to redeem their shares will be distributed promptly after the completion of initial business combination.

If our business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If our initial proposed business combination is not completed, we may continue to try to complete an initial business combination with a different target with the Combination Period.

Redemption of Public Shares and Liquidation if no Initial Business Combination

The Current Charter provides that we have till March 21, 2024, if extended, to complete our initial business combination. If we are unable to complete our initial business combination within the period provided under our Charter, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our Warrants, which will expire worthless if we fail to complete our business combination with the Combination Period.

The FLFV Initial Stockholders have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares, Representative Shares and Private Shares held by them if we fail to complete our initial business combination within with the Combination Period. However, if the FLFV Initial Stockholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination with the Combination Period.

The FLFV Initial Stockholders have agreed, pursuant to a letter agreement with us (filed as an exhibit hereto), that they will not propose any amendment to the Current Charter (i) that would modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination with the Combination Period, or (ii) with respect to any other material provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their shares of FLFV Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding Public Shares. However, we will only redeem our Public Shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement (described above) we would not proceed with the amendment or the related redemption of our Public Shares.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $500,000 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $50,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO and the sale of the Private Shares, other than the Trust Funds, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.15. The Trust Funds could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.15. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. We have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.15 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the Trust Funds are reduced below (i) $10.15 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.15 per public share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $700,000 from the proceeds of the IPO with which to pay any such potential claims. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete our business combination with the Combination Period may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete our business combination within the Combination Period if we extend the period of time to consummate an initial business combination), is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our business combination with the Combination Period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes or for working capital purposes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following our 18th month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.15 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the Trust Funds could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.15 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete an initial business combination with the Combination Period, subject to applicable law, (ii) (a) in connection with a stockholder vote to approve an amendment to the Current Charter to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we have not consummated an initial business combination with the Combination Period, or (b) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity or (iii) our completion of an initial business combination, and then only in connection with those Public Shares that such stockholder properly elected to redeem, subject to the limitations described in the S-1. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above.

Facilities

Our executive offices are located at 48 Bridge Street Building A, Metuchen, New Jersey 08840.

Employees

We currently have three executive officers including Mr. Xuedong (Tony) Tian, Chief Executive Officer, Dr. Lei Xu, Chairwoman and President, and Ms. Yuanmei Ma, Chief Financial Officer. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our business combination. The amount of time they will devote in any time period will vary based on the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our business combination.

Periodic Reporting and Financial Information

We have registered our Units, Class A Common Stock, Warrants and Rights under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

FLFV MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “FLFV,” “we,” “us,” or “our” refer to Feutune Light Acquisition Corporation prior to the consummation of the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Forward-Looking Statements,” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination (the “initial business combination”) with one or more businesses. We intend to complete our initial business combination using cash from the IPO, our capital stock, debt or a combination of cash, stock and debt.

We presently have no revenue, have had losses since inception from incurring formation and operating costs and have had no operations other than identifying and evaluating suitable acquisition transaction candidates. We have relied upon the sale of our securities and loans from the Sponsor to fund our operations.

On June 21, 2022, we consummated our initial public offering (the “IPO”) of 9,775,000 units (the “Units”), which included 1,275,000 units issued upon the full exercise of the over-allotment option of the underwriters of the IPO. Each Unit consists of one share of our Class A common stock (the “Class A Common Stock”), $0.0001 par value per share (the “Public Shares”), one redeemable warrant (the “Warrants”), each Warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, and one right (the “Rights”), each one Right entitling the holder thereof to exchange for one-tenth (1/10) of one Class A Common Stock upon the completion of the Company’s initial business combination, generating gross proceeds of $97,750,000. Simultaneously with the closing of the IPO, we completed the private sale (the “Private Placement”) of 498,875 units (the “Private Units”, consisting of one Class A Common Stock, or the “Private Share”, one warrant, or the “Private Warrant”, and one right, or the “Private Right”) , including 478,875 units to the Company’s sponsor, Feutune Light Sponsor LLC (the “Sponsor”), and 20,000 units to US Tiger Securities, Inc. (“US Tiger”, together with our Sponsor, directors and officers, the “founders”), the representative of the underwriters of the IPO, at a purchase price of $10.00 per Private Unit, generating gross proceeds of $4,988,750 (including $4,788,750 from Sponsor and $200,000 from US Tiger) (the “Private Placement Proceeds”). The Private Units are identical to the units as part of the Units in the IPO, except that the Private Units are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with or related to our founders, each of whom will be subject to the same transfer restrictions) until 30 days after the completion of our initial business combination. The proceeds of $99,216,250 ($10.15 per Unit) in the aggregate from the IPO and a portion from the Private Placement (the “Trust Funds”), were placed in a trust account (the “Trust Account”) established for the benefit of the Company’s public stockholders and the underwriters of the IPO with Wilmington Trust, National Association acting as trustee.

The Trust Funds include $3,421,250 payable to the underwriters (the “deferred underwriting compensation”) pursuant to the underwriting agreement dated June 15, 2022, entered among us, US Tiger and EF Hutton, division of Benchmark Investments, LLC, the representatives (the “Representatives”) of the underwriters of the IPO.

Our management has broad discretion with respect to the specific application of the proceeds of the Private Placement that are held out of the Trust Account, although substantially all the net proceeds are intended to be applied generally towards consummating an initial business combination and working capital.

Extension of the Period of Time to Consummate Initial Business Combination

On March 21, 2023, an aggregate of $977,500 (the “Extension Payment”) was deposited by the Sponsor into the Trust Account for the public stockholders, representing $0.10 per public share, which enables the Company to extend the period of time it has to consummate its initial business combination by three months from March 21, 2023 to June 21, 2023 (the “Extension”).

Among $977,500 Extension Payment, (i) $600,000 were deposited by the Company’s sponsor, Feutune Light Sponsor LLC (the “Sponsor”), and (ii) $377,500 by the Company from the working capital account of the Company in lieu of the Sponsor, pursuant to a non-interest, short-term loan provided by the Company to the Sponsor (the “Short-Term Loan Note”) to the Company, which provides for repayment of the Short-Term Loan on or before March 31, 2023.

From June to September 2023, four $100,000 Monthly Extension Payments were deposited into the Trust Account for the public stockholders, which enabled the Company to extend the period of time it has to consummate its initial business combination by four months from June 21, 2023 to October 21, 2023. Among the four $100,000 Monthly Extension Payments, the $100,000 deposited on July 20, 2023 (the “July Monthly Extension Payment”) was deposited by the Company from its working capital account in lieu of a deposit by the Sponsor. Such advancement was repaid by the Sponsor to the Company in September 2023. From October to February 2024, five Monthly Extension Payments were deposited into the Trust Account by TPH (as defined below) which enabled the Company to extend the date by which it has to consummate its initial business combination by one month from October 21, 2023 to March 21, 2024.

In connection with the Extension Payment, the Company issued four unsecured promissory notes of $100,000 to the Sponsor to evidence the payments made by the Sponsor for the Monthly Extension Payment. In connection with the October to December Monthly Extension Payments, and pursuant to the Merger Agreement (as defined below), the Company issued three unsecured promissory notes of $100,000 each to TPH to evidence the payment made for the October to December Monthly Extension Payments.

The notes bear no interest and are in full upon the earlier to occur of (i) the consummation of the Company’s business combination or (ii) the date of expiry of the term of the Company (the “Maturity Date”). The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action, (iii) the breach of the Company’s obligations thereunder; (iv) any cross defaults; (v) any enforcement proceedings against the Company; and (vi) any unlawfulness and invalidity in connection with the performance of the obligations thereunder, in which case the notes may be accelerated.

The payee of the notes, the Sponsor, has the right, but not the obligation, to convert the notes, in whole or in part, respectively, into Private Units of the Company, that are identical to Public Units of the Company, subject to certain exceptions, as described in the Prospectus, by providing the Company with written notice of the intention to convert at least two business days prior to the closing of the business combination. The number of Private Units to be received by the Sponsor in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to the Sponsor by (y) $10.00.

Business Combination Agreement with Thunder Power Holdings Limited

On October 26, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Thunder Power Holdings Limited, a British Virgin Islands company (“TPH” or “Thunder Power”), and Feutune Light Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”).

TPH is a technology innovator and manufacturer of premium electric vehicles (“EVs”). TPH is dedicated to creating electric vehicles that deliver a premium driving experience combined with a high degree of personalization and has developed and is planning to manufacture a family of EVs suited to various stages of life and driving environments.

Pursuant to the Merger Agreement, TPH will be merged with and into Merger Sub (the “Merger”), with the Merger Sub surviving the Merger as a direct wholly owned subsidiary of the Company.

At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of the Company, Merger Sub, TPH or the shareholders of TPH immediately prior to the Effective Time (collectively, the “TPH Shareholders”), each TPH Shareholder’s ordinary shares of TPH (“TPH Ordinary Shares”) issued and outstanding immediately prior to the Effective Time (excluding dissenting shares and shares held by TPH or any of its direct or indirect subsidiaries as of immediately prior to the Effective Time) will be canceled and automatically converted into (i) the right to receive, without interest, the applicable portion of the Closing Merger Consideration Shares (as defined below) as set forth in the Closing Consideration Spreadsheet (as defined in the Merger Agreement) and (ii) the contingent right to receive the applicable portion of the Earnout Shares (as defined in the Merger Agreement), if, as and when payable in accordance with the earnout provisions described in the Merger Agreement. For avoidance of any doubt, each TPH Shareholder will cease to have any rights with respect to such TPH Shareholder’s TPH Ordinary Shares, except the right to receive the Closing Per Share Merger Consideration and the Earnout Shares. “Closing Merger Consideration Shares” means 40,000,000 shares of common stock of the Company upon and following the Merger (the “PubCo”), which are equal or equivalent in value to the sum of $400,000,000 divided by $10.00 per share.

Pursuant to the Merger Agreement, at the Effective Time, an aggregate of 20,000,000 shares of common stock of PubCo issued to the TPH Shareholders (the “Earnout Shares”) will be deposited with an escrow agent in a segregated escrow account (the “Earnout Escrow Account”) pursuant to an escrow agreement effective as of the Effective Time and will be released from the Earnout Escrow Account and delivered to the TPH Shareholders after the closing of the Merger as follows:

(a)     an aggregate of 5,000,000 Earnout Shares will be vested, if and only if, on the occurrence that the amount of sales/revenues of PubCo for any of the fiscal years (such fiscal year is referred as “Tranche 1 Fiscal Year”) ending from December 31, 2023 to December 31, 2025 is no less than $42,200,000 as evidenced by the audited financial statements of PubCo prepared in accordance with U.S. GAAP for the Tranche 1 Fiscal Year that is contained in an annual report on Form 10-K filed by PubCo with the SEC.

(b)    an aggregate of 15,000,000 Earnout Shares will be vested, if and only if, on the occurrence that the amount of sales/revenues of PubCo for any of the fiscal years (such fiscal year is referred as “Tranche 2 Fiscal Year”) ending from December 31, 2023 to December 31, 2026 is no less than $415,000,000 as evidenced by the audited financial statements of PubCo prepared in accordance with U.S. GAAP for the Tranche 2 Fiscal Year that is contained in an annual report on Form 10-K filed by PubCo with the SEC.

Results of Operations

Our entire activity from inception up to date was related to the Company’s formation, the IPO and general and administrative activities. Since the IPO, our activity has been limited to the evaluation of initial business combination candidates, and we will not be generating any operating revenues until the closing and completion of our initial business combination. We generate non-operating income in the form of interest income earned on investment held in the Trust Account. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2023 and period from January 19, 2022 (inception) through December 31, 2022, we had a net income of $1,336,935 and $404,616, respectively, from interest income less formation and operating costs and tax expenses.

Liquidity and Capital Resources and Going Concern

The Company’s liquidity needs up to December 31, 2023 had been satisfied through initial payment from the Sponsor of $25,000 for the insider shares and proceeds from the Private Placement.

On June 21, 2022, we consummated the IPO of 9,775,000 Public Units at a price of $10.00 per unit (including 1,275,000 units issued upon the full exercise of the over-allotment option), generating gross proceeds of $97,750,000. Simultaneously with the closing of the IPO and full exercise of the over-allotment option by the underwriters, we consummated the sale of 498,875 units as Private Placement Units to the Sponsor (for 478,875 units) and US Tiger (for 20,000 units), one of the representative of the underwriters, with each unit consisting of one share of Class A common stock, one warrant and one right, at a price of $10.00 per unit, generating gross proceeds of $4,988,750. Following the closings of the IPO and the sales of the Private Placement Units on June 21, 2022, a total of $99,216,250 (or $10.15 per share) was placed in the Trust Account.

As of December 31, 2023, the Company had cash of $18,330 and a working capital deficit of $2,268,086.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, excluding deferred underwriting commissions, to complete our business combination. We may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If the Company completes the initial business combination, it will repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $3,000,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender.

If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination is less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination, all of which raise substantial doubt about our ability to continue as a going concern.

In addition, the Current Charter allows the Company until June 21, 2023 to consummate an initial business combination and to elect to extend the period to consummate an initial business combination up to nine times, each by an additional one-month period, for a total of up to nine months to March 21, 2024. If we are unable to complete our initial business combination by March 21, 2024 upon maximum extension, we may seek approval from our stockholders holding no less than 65% or more of the votes to approve to extend the completion period if we fail to obtain approval from our stockholders for such extension or we do not seek such extension, the Company will cease all operations.

As a result, management has determined that there is substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Financing Arraignments

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of December 31, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of December 31, 2023 and December 31, 2022, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

We are obligated to pay the Representatives the deferred underwriting compensation equal to 3.5% of the IPO Proceeds which amounted to $3,421,250. The deferred underwriting compensation will become payable to the Representatives from the amounts held in the Trust Account solely in the event that we complete the business combination.

The holders of the Founder Shares, the Private Placement Units, and any units that may be issued upon conversion of working capital loans (and any underlying securities) will be entitled to registration rights pursuant to a registration rights agreement entered into in connection with the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Critical Accounting Policies and Estimates

Warrants

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own Class A Common Stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. We determined that upon further review of the proposed form of warrant agreement, management concluded that the warrants included in the units issued in the IPO pursuant to the warrant agreement qualify for equity accounting treatment.

Common Stock Subject to Possible Redemption

We account for our Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A Common Stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A Common Stock (including Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A Common Stock are classified as stockholders’ equity. Our Public Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2023, shares of Class A Common Stock subject to possible redemption are presented at redemption value of $10.84 per share as temporary equity, outside of the stockholders’ equity section of our balance sheet. We recognize changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of shares of redeemable Class A Common Stock are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

Fair Value of Financial Instruments

The fair value of our assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The fair value of our financial assets and liabilities reflects management’s estimate of amounts that we would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, we seek to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active market.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•        Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

INFORMATION ABOUT THUNDER POWER

GLOBAL EV MARKET

Global EV Sales

The management of Thunder Power has been in this industry for over 40 years and have formed several industry related opinions on the growth of the global EV market. The EV market, in Thunder Power’s opinion is subdivided into the battery EVs (“BEV”) and the non-battery EVs.

Thunder Power’s focus and mission is on the BEV segment of the EV market. Thunder Power believes that the BEV segment would be the fastest growing segment worldwide. According to the Bloomberg Electric Vehicle Outlook for 2023 (“EV Outlook”), there were 2 million units of EVs sold in 2018 and 10.5 million units sold in 2022 globally (BloombergNEF, Electric Vehicle Outlook 2023, available at https://assets.bbhub.io/professional/sites/24/2431510_BNEFElectricVehicleOutlook2023_ExecSummary.pdf). According to a Statista report, of these EV units sold, 1.4 million were BEVs sold in 2018 and 7.3 million were BEVs sold in 2022 (Statista, Battery-Electric Vehicle Sales Worldwide from 2011 to 2022, April 2023, available at https://www.statista.com/statistics/1059214/global-battery-electric-vehicle-sales/), and according to another Statista report, “the revenue in the [e]lectric [v]ehicles market is project to reach a staggering US$623.3bn worldwide” and “it is expected that the market will demonstrate a steady annual growth rate (CAGR 2024-2028) of 9.82%” (Statista, Electric Vehicles — Worldwide, September 2023, available at https://www.statista.com/outlook/mmo/electric-vehicles/worldwide).

Diagram 1, source: BloombergNEF, Electric Vehicle Outlook 2023, available at https://assets.bbhub.io/professional/sites/24/2431510_BNEFElectricVehicleOutlook2023_ExecSummary.pdf

Battery-electric vehicle sales worldwide from 2011 to 2022

(in million units)

Unit sales in millions
0
1
2
3
4
5
6
7
8
9
0.04
0.06
0.11
0.2
0.33
0.46
0.76
1.4
1.5
2
4.6
7.3
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

Details: Worldwide; 2016 to 2022; data only includes passenger cars.

© Statista 2024

Diagram 2, source: Statista, Battery-Electric Vehicle Sales Worldwide from 2011 to 2022, April 2023, available at https://www.statista.com/statistics/1059214/global-battery-electric-vehicle-sales/

Within global BEV segment, Thunder Power has seen that price and price range of the BEV unit is a very important determinant for sales. Thunder Power’s intended strategy, like that of most EV automobile manufacturers, is to identify three price segments in the global BEV market space: low, mid-to high-end, and premium. Thunder Power intends to offer BEVs in all three price segments.

Thunder Power has also identified that in the global EV market there are direct manufacturers of EVs and there are original equipment manufactures (OEMs) who produce cars for another entity bearing the name of that other entity. Thunder Power intends to first use OEMs for its initial production in Europe, eventually switching to its own manufacturing facility in the United States.

Thunder Power agrees with the trends reported globally by Stefan Nicola and the International Energy Agency. Stefan Nicola’s article, Soaring EV Sales Could Still Leave World Short on Emissions Goal (Bloomberg, June 8, 2023, available at https://www.bloomberg.com/news/articles/2023-06-08/soaring-ev-sales-could-still-leave-world-short-on-emissions-goal#xj4y7vzkg), states that the EV share of new passenger vehicle sales will double by the year 2026 over what was sold in 2022. Globally, new EV car sales exceeded 10 million units in 2022, according to a report from the International Energy Agency (IEA, Global EV Outlook 2023, Apr. 2023, available at https://www.iea.org/reports/global-ev-outlook-2023), which was 14% of the global new car sales. According to the same International Energy Agency report, in the United States, EV car sales are trailing those of Europe with the United States contributing 8% to global EV sales and Europe contributing 25% The International Energy Agency report forecasted an upward growth trend is expected in global EV sales as the increase in sales in the United States was 55% and in Europe one out of every five new cars sold was an EV in 2022.

GLOBAL EV PENETRATION RATE:

According to the EV Outlook, the EV share of global new passenger vehicle sales may jump from 14% in 2022 to 30% in 2026. The EV Outlook stated that in the longer term, EVs are forecasted to reach 44% of global passenger vehicle sales by 2030 and 75% by 2040.

Thunder Power has reviewed and agrees with all reporting that this sustainable global growth in BEVs is because of increasing customer awareness, supportive global regulations and policies including global decarbonization initiatives, cost savings from lower usage and maintenance costs, smart technologies including advanced driver assistance system (ADAS), over the air software (OTA) for communications and upgrades, improved infrastructure construction and implementation, advanced in-car features, style, design, and aesthetics, and in some cases nationalistic brand recognition.

Within the global EV market space occupied by Thunder Power, there are battery electric passenger vehicles (“BEVs”) and non-battery electric passenger vehicles (“non-BEVs”). BEVs are EVs powered by electric energy and driven by electric motors and these will be the type of EVs produced by Thunder Power. Based on the EV Outlook report, among other things, Thunder Power believes that since 2018, BEV has been the most popular type of EV.

GLOBAL MARKET BY GEOGRAPHIC REGION:

Asia

According to the data and information of numerous reports reviewed and analyzed by Thunder Power, the Asian marketplace, especially China, is the largest market for sales of BEVs (see, e.g., Mordor Intelligence, ASIA Pacific Electric Vehicle Market Size & Share Analysis — Growth Trends & Forecasts (2024-2029), available at https://www.mordorintelligence.com/industry-reports/asia-pacific-electric-vehicle-market, last visited January 9, 2024). According to a Statista report, over 5 million BEVs were sold in China alone (see, Statista, Wenyi Zhang, Annual Sales Volume of New Energy Vehicles in China from 2011 to 2022, by Propulsion Type (January 3, 2024), available at https://www.statista.com/statistics/425466/china-annual-new-energy-vehicle-sales-by-type/). China is also the world’s leading manufacturer of EVs (see, e.g., Bloomberg, Stefan Nicola and Linda Lew, How China’s Car Companies Built So Wide a Lead in the Race to Make EVs (November 1, 2023), available at https://www.bloomberg.com/news/articles/2023-11-01/how-china-carmakers-came-to-dominate-the-ev-industry-quicktake; see also, NBC News, Janis M. Frayer and Larissa Gao, Chinese Electric Vehicle Makers Lead the World, Rivaling U.S. Pioneers (July 18, 2023), available at https://www.nbcnews.com/news/world/chinese-electric-vehicle-makers-lead-world-rivaling-us-pioneers-rcna88990). According to a Technavio report, China’s EV “market size is estimated to grow at a CAGR of 16.24% between 2022 and 2027. The market size is forecast to increase by USD 268.22 billion.” (Technavio, China — Electric Vehicle Market by Technology, and Type — Forecast and Analysis–2023-2027 (October 2023), available at https://www.technavio.com/report/china-electric-vehicle-market-industry-analysis). Based on a Statista report, “about 66 percent of the respondents in a survey in China who considered buying an electric car stated that they preferred an electric car over a conventional one because it is environmentally-friendly. (Statista, Wenyi Zhang, Main Reasons to Choose an Electric Car Over a Conventional Car in China as of June 2019 (January 3, 2024), available at https://www.statista.com/statistics/1028621/china-main-reasons-for-favoring-an-electric-car/). According to a Harvard Business Review article, “[w]hen it comes to the electric vehicle (EV) market, China is leading the charge ahead of traditional automotive juggernauts like Germany and Japan. Chana’s new EV sales increased by 82% in 2022, accounting for nearly 60% of the global EV purchases. This greatly surpasses that of the U.S., Norway, and other Scandinavian nations that were early adopters of EVs.” (Harvard Business Review, Chengyi Lin, 3 Drivers of China’s Booming Electric Vehicle Market (January 3, 2024), available at https://hbr.org/2024/01/3-drivers-of-chinas-booming-electric-vehicle-market).

Thunder Power agrees with these research reports, that the Asian market is very competitive with premium BEV manufacturers and original equipment manufacturers (“OEMs”) producing BEVs for companies where luxury product features and design, price, brand recognition, user experience, reliability are some of the key factors swaying customer choices.

Thunder Power believes that the trend among customers in Asia for a better driving experience will follow through to a global growth in the demand for more intelligent cockpit functionality, sleeker European internal and external design, more speed and lighter weight. Therefore Thunder Power has focused on these innovations in the development of its technologies and the various models it intends to introduce to the global EV market in 2025. In Asia, Thunder Power has also seen an increase in favorable governmental policies around subsidiaries, tax incentives, R&D funding, collaboration among manufacturers and OEMs, as well as increased customization to meet the diversified needs of customers involving the customers direct involvement in consultation, construction and test-driving of EV.

Europe

Thunder Power agrees with articles, reports and other publicly available information it has reviewed, which indicate that the European marketplace is not as large and established as the Asian market, but is still rapidly expanding (see, e.g, World Economic Forum, Andrea Willige, Electric Car Sales Have Surged in Europe — So Why is Adoption Still Slow? (November 13, 2023), available at https://www.weforum.org/agenda/2023/11/electric-car-sales-europe-barriers-ev-adoption/). According to Bloomberg’s EV Outlook, “[t]he EV share of global new passenger vehicle sales jumps from 14% in 2022 to 30% in 2026. Shares in some markets are much higher, with EVs reaching 52% of sales in China and 42% in Europe. Some European car markets move even faster, with the Nordics at 89% and Germany at 59%.” Further, based on a report from Global Market Insights, the “Europe Electric Vehicle Market size was valued at USD 303.6 billion in 2022 and is anticipated to register a CAGR of 16% between 2023 and 2032.” (GMI, Europe Electric Vehicle (EV) Market Size — By Vehicle Type (Two-wheelers, Passenger Cars, Commercial), by Battery Type (Sealed Lead Acid, Nickel Metal Hydride (NiMH), Lithium Ion), Propulsion Type, Price range, Drive Type, Range, End Use & Forecast 2023-2032 (August 2023), available at https://www.gminsights.com/industry-analysis/europe-electric-vehicle-market). As noted in Statista’s report, “Germany, the leading country in Europe for electric vehicles, is seeing a surge in demand due to generous government incentives and a well-established charging infrastructure” (Statista, Electric Vehicles — Europe, available at https://www.statista.com/outlook/mmo/electric-vehicles/europe#unit-sales (updated September 2023)), while “Norway leads the way in electric vehicle adoption, with strong government incentives and a comprehensive charging infrastructure” and the EV market segment in Norway “is projected to show a [CAGR] of 11.87%” (Statista, Electric Vehicles — Norway, available at https://www.statista.com/outlook/mmo/electric-vehicles/norway (updated September 2023).

United States of America:

Sales and Sales Share Forecast for 2021 – 2030:

According to EVAdoption, “long-term forecast for new electric vehicle (BEV and PHEV) sales in the U.S. through 2030 [should] grow to reach approximately 29.5% of all new car sales in 2030 from an expect roughly 3.4% in 2021. This would also see sales increase to 4.7 million from a little more than 500,000 in 2021.” (EVAdoption, EV Sales Forecasts, available at https://evadoption.com/ev-sales/ev-sales-forecasts/ (last visited January 9, 2024). Similarly, according to a Statista report, “[e]lectric vehicles are projected to account for 45 percent of the market in 2035, up from a forecast of 32 percent in 2030.” (Statista, Mathilde Carlier, Projected U.S. Electric Vehicle Market Share Between 2030 and 2035 (June 9, 2023), available at https://www.statista.com/statistics/744946/us-electric-vehicle-market-growth/).

Cumulative US Electric Vehicles in Operation from 2010 to 2030:

According to EVAdoption, “[a]dding up the annual sales beginning from 2010 gets us to approximately 26.2 million cumulative vehicles sold, but factoring in an increasing rate of EVs going out of operation each year, we arrive at ~25.19 million EVs in operation. This is an increase of 14X from the roughly 1.8 million at the end of 2020.”

BUSINESS of THUNDER POWER

References in this section to “we,” “our,” “us,” the “Company,” “TPH,” “TPHL” or “Thunder Power” generally refer to Thunder Power Holdings Limited and its consolidated subsidiaries.

Mission

Thunder Power’s mission is to power the future of sustainable transportation by creating stylish, innovative and cost-efficient premium electric vehicles centered around differentiated designs and solutions tailored for every lifestyle.

Overview

Thunder Power is a technology innovator and a manufacturer of premium electric vehicles (“EVs”). The Company has developed several proprietary technologies which are the building blocks of the Thunder Power family of EVs. Thunder Power is a company that was incorporated under the laws and regulations of the British Virgin Islands with limited liability on September 30, 2015. Thunder Power is a parent holding company with no operations.

The Company has one wholly-owned subsidiary, Thunder Power New Energy Vehicle Development Company Limited (“TP NEV”) which was established in accordance with laws and regulations of British Virgin Islands on October 19, 2016. The Company is focused on design and development of high-performance electric vehicles targeting the EV markets in the U.S., Europe and Asia. As of September 30, 2023 and December 31, 2022, the Company carried out its design and development activities primarily in Taiwan, while certain key management members, who are currently located in the U.S., are focusing on market development. In addition, the Company engaged three consultants, who are based in Hong Kong, to assist with its accounting and IT matters.

The Company’s vision is to demonstrate the potential of its proprietary technologies through the manufacture and sale of premium EVs. Thunder Power believes that its competitive advantages include a driving range of approximately 750 kilometers, or 466 miles for the Limited-Edition Coupe, which is described below, a comparatively short charge time, based on testing data of our prototypes, and a number of proprietary technologies resulting in lighter weight and a revolutionary chassis design, as described in comparison against market competitors in “Competitors” below.

The Company expects to offer the market eco-friendly, premium EVs positioned to earn market share based on design, quality, comfort, range, and price. Among other advantages, the Company’ proprietary technologies will significantly increase the driving range for its EVs while allowing for faster recharging and lower costs of ownership.

Historical Corporate Events

On April 8, 2016, China New Energy Vehicle Company Limited (“China NEV”) was established as a subsidiary of Thunder Power with the intention to centralize the investment properties (e.g., patents and trademarks) for more efficient management. On March 21, 2013, Thunder Power Hong Kong Ltd. (“TP HK”) was established as a wholly owned subsidiary of Thunder Power with the intention to act as a financial and operational hub of Thunder Power, to deal with various corporate actions like fundraising, back-office operations and bridge the operations between China and Europe. However, Thunder Power has changed its strategy by focusing on operations in the U.S., Europe and Taiwan. On August 6, 2021, the Board of Directors of the Company approved the restructuring plan for spinning off (“Spin Off”) of China NEV and TP HK. The Company completed the Spin Off of China NEV and TP HK on December 14, 2021 with no cash consideration involved. Following the completion of the Spin Off, TP Holdings now no longer holds any equity shares in China NEV and TP HK. Thunder Power retained only one subsidiary after the Spin Off.

Market Opportunity

With more than 40 years of combined experience in the field of EV development from our executive management and advisory team, Thunder Power is a dedicated designer and manufacturer of premium EVs. Thunder Power looks past traditional definitions of luxury to appeal to customers who expect more, because we recognize that luxury in the automotive space is shifting. In Thunder Power’s opinion, luxury in EV is no longer the space and feel of the design but is now the cutting-edge technologies used to create the car. For Thunder Power’s model, luxury will include a lighter weight chassis, a modularized system, advanced internal features, intelligent cockpits, communication and connectivity over the air and in the cloud, to name a few features. While legacy luxury automakers emphasize status, opulence and indulgence, the Thunder Power brand and prototypes will embrace style, innovation, and optionality. In 2015, Thunder Power commissioned the renowned Italian car-maker Zagato to design the internal and external features of the car. In addition, many of Thunder Power’s technologies have advanced intelligent smart cockpit functionality such as ADAS and OTA, resulting what Thunder Power believes is a better driving experience. With its modularized system, and three-price entry points, customers would have the option of choosing the EV vehicle that is right for them, their lifestyle and their budget.

The Company is focused on the development and manufacturing of premium EVs with differentiated designs and solutions for every lifestyle. With four models currently featured in the Company’s phased development and roll-out strategy, the Limited-Edition Coupe, the Long-Range Sedan, the Compact City Car and the Long-Range SUV (as described below), Thunder Power targets not only consumers who desire EVs, but also consumers who desire practical and innovative EVs, as well as consumers who seek a luxury experience. Leveraging Thunder Power’s modular integration concept starting with the modularized chassis system patented by Thunder Power’s affiliates, the Company has created a family of EVs (excluding the City Car) which share common parts and modules thereby requiring lower investment and reducing design and production time as opposed to traditional automotive manufacturers. Thunder Power intends to first create the initial design for its Long-Range Sedan, and then scale upwards to create the Limited-Edition Coupe and scale downward to create the Compact City Car. In time, the Company will round off its offering with the Long-Range SUV.

Limited Edition Coupe

Thunder Power intends to complete development of a limited number of Limited-Edition Coupe (the “Coupe”) units within 12-14 months from the consummation of the Business Combination, which will include testing and certification for limited-edition production. Production is expected to be outsourced to European manufacturing partners. Thunder Power is still in discussions with a few European manufacturing partners but have not entered into a memorandum of understanding with any partner. The Coupe is expected to have 750 kilometers (466 miles) driving range and it intends to offer high European styling with superior comfort, performance, and craftsmanship. The targeted market for this car is wealthy consumers primarily in Asia who are interested in an EV that stands out from the pack by combining eye-catching European styling with the highest standards of comfort, performance, and craftsmanship. As a limited-edition vehicle, we believe that the Coupe will be attractive to car collectors who value exclusivity. The R&D and tooling capital requirement to finalize development of the Coupe is expected to be approximately $28 million USD. We expect that to manufacture the first 100 units of the limited edition 418 units of the Coupe by 2025, the manufacturing cost will be approximately $7 million USD for the Coupe. The expected retail price is starting at $198,000 USD for each Coupe. We expect another 200 units and 118 units would be produced and sold in 2026 and 2027, respectively.

Long-Range Sedan

The Long-Range Sedan (the “Sedan”) is expected to serve as one of the Company’s premium EVs affordable by a wider demographic of customers. As discussed above, the Sedan utilizes the same chassis as the Coupe thereby affording the same level of luxury in the drive. The Sedan prototype has 700 kilometers (435 miles) estimated driving range and it will be designed to offer superior acceleration, zero to 100 kilometers in 3.2 seconds. Based on preliminary research and cost/benefit analysis regarding the cost of the various elements of the Sedan, the Company expects that the Sedan will cost less to produce and therefore is estimated to be offered at a range of $55,000 – $60,000 USD. At that price point, the Sedan is estimated to contribute approximately 17% of the Company’s total sales with U.S. production and sales commencing in 2026 at our to-be-built U.S. manufacturing facility. Thunder Power expects the sale for the Sedan to expand globally by the end of 2029.

Long-range Sedan

Born without Limits

700 km (or 435 m) driving range

Superior acceleration, zero to 100km in 3.2 seconds

Compact City Car

Thunder Power intends to produce 700 units of the Compact City Car prototype (the “City Car”) in 2025 utilizing a different chassis and suspension than that of the Coupe and Sedan. The City Car is intended to target a younger urban demographic of first-time car buyers who want to “do the right thing” by purchasing an EV but see their car as an extension of their personality and lifestyle. The City Car will have a driving range of 350 kilometers (217 miles) and it will be perfect for city living, daily commutes, or on a busy college campus. The City Car is expected to be available in a range of bold colors and configurations and is expected to feature annual collaborations with figures from the fashion and art worlds. We anticipate that the City Car will be positioned with a competitive retail price range

(prior to government incentives/subsidies) in the U.S. of $32,000 - $36,000 USD. The contribution margin per unit car is expected to be approximately 28% of our aggregate sales when U.S. production for the Chloe commences in 2026 with 5,000 initial units. By the end of 2029, the overall production volume is targeted to exceed 50,000 units.

Long-Range SUV

Thunder Power intends to launch its Long-Range SUV (the “SUV”) 2028. The SUV will be built to go the distance with 700 kilometers (435 miles) driving range and what Thunder Power believes is the highest battery capacity in its class at 110 kWh based on Thunder Power’s internal testing data of prototypes. The expected retail price for the SUV is $60,000 USD, with 5,000 initial units expected to be available in 2028 and 10,000 units intended to be manufactured for 2029. Proceeds from the sale of the Coupe, Sedan, and City Car in 2026 and 2027 will be used to fund production of the SUV, and to complete the R&D, commercialization, and production facilities in the U.S.

Long-range SUV

Go the Distance

700 km (or 435 m) driving range

Highest battery capacity in its class at 110 kWh

Competitive Strengths

•        Intellectual Property (IP) — Thunder Power believes that its core competency is its innovative and proprietary technology solutions. Through its wholly owned subsidiary, affiliates of the Company have filed over 700 patents worldwide, with around 154 patents currently active in the United States and are available for use by the Company.

•        The Patented Battery Pack and Battery Management System (BMS) — The proprietary BMS serves as the crown jewel of the technology suite the Company has access to. The BMS prolongs the battery cycle life and improves passenger safety by predicting the remaining battery life that the EV has sufficient power to reach a safe location and diagnosing potential battery malfunctions. Our BMS system modulates and monitors the temperature range efficiently, which can increase the tolerance of battery cell voltage limits, and power output limit.

•        Auto-detection and Self-exclusion of Malfunctioned Battery Modules in an Electric Vehicle Battery Pack

•        Extensive Driving Range — The Coupe’s competitive driving range of 750 kilometers, or roughly 466 miles as supported by our internal testing, and will be achievable and capable of surpassing the intended targets and is made possible by several patented features that are lighter than competing systems based on our internal valuation.

•        The Patented Thermal Management System — The Patented Thermal Management System provides an integrated approach to vehicle heating, drivetrain, and temperature control that in our internal testing reduces vehicle weight and significantly reduces energy consumption safely and efficiently.

•        Series and Parallel Structure of Thermal Management System for Cabin Heater

•        Parallel Structure of Thermal Management System for Cabin Heater

•        Radiator and AC heat Exchanger Airflow System

•        Modular Production — The modularized production approach to the Company’s revolutionary chassis design allows for lighter vehicle weight and greater commonality of parts across the model line-up and ensures reduced development costs and truncated time required to ramp new models. Furthermore, it permits extensive flexibility with styling choices for the upper and outer body, creating clear separation from the chassis design and allowing for dynamic production.

•        Shifting Market Dynamics Favor Electric Vehicles — Globally, government regulations are increasingly focused on reducing CO2 emissions and lessening the world’s reliance on oil. As advances in EV technology and acceptance among end consumers continue to grow, EV makers stand to capture substantial market share from traditional combustion engines, particularly as those competitors increase pricing to satisfy the growing development costs necessary for super-efficient engines.

•        Differentiated design — The Company has engaged the leading Italian automotive design house, Zagato, to design and develop prototypes of its EVs. The eye-catching, stylish designs and ergonomic car interface sets Thunder Power apart from current EV models, which we expect will enhance customer satisfaction.

•        Industry Expertise — With more than 40 years of accumulated experience in the field of electric vehicle development, the Company’s management team has a considerable background in developing EV technology. The BMS team, for example, is adept at handling the design and realization of large battery packs of more than 125 kWh capacity, producing BMSs that range from low voltage (48V) to ultra-high voltage (520V), and demonstrating thorough development capability from concept design to realization and integration.

Technology

Thunder Power is an automotive company using innovative EV technology to set new standards for sustainable transportation. It does so by focusing on proprietary, technology development owned by one of its affiliates, TongGao Advanced Manufacturing Technology (Taicang) Co. and accessible to Thunder Power since 2017. The teams at Thunder Power have developed the below cutting-edge EV technology which is a high-power laser application that it believes sets a new benchmark for EVs. Core to Thunder Power’s DNA is achievement of technical excellence which it has obtained through several proprietary technologies for the EV market, such as its Revolutionary Flexible Chassis System (modular), its wireless charging, its multi-link suspension system, its light weight engineering, its Battery Pack and Battery Management System (BMS), its Thermal Management System (TMS) and its use of EV Traction Drivetrain Products.

•        Battery Pack.    The Company’s Battery Pack utilizes 18,650 cylindrical batteries in each EV, while the BMS controls and monitors the Battery Pack with what Thunder Power believes to be extra high safety standards and an innovative charge-balancing system designed to slow its aging and degradation. Utilizing state of the art Li-Ion battery cells for its storage system, the Company’s experienced engineers have designed, and developed hardware and software components aimed at cutting costs and reducing the intended weight of the Battery Pack.

•        Battery Management System.    Thunder Power believes that the proprietary BMS is arguably the most important and valuable part of the Battery Pack, indeed of the entire EV. The functional purpose of the proprietary BMS is to prolong the battery cycle life, improve passenger safety by allowing EV operators to get to safer locations, and predict the potential for battery malfunctions. To accomplish this, the BMS modulates and monitors the temperature range, battery cell voltage limits, and power output limit when the EV is in operation. Thunder Power’s BMS consists of local management units (“LMUs”), which monitor cell voltages and temperature in individual modules of the Battery Pack. This information is then collected and sent to the BMS, which monitors the overall voltage of each module and calculates the state of charge (“SOC”) of the Battery Pack. This enables the BMS to estimate the available power output and remaining driving range of the EV, as well as determine the state of health (“SOH”) of the Battery Pack by predicting the potential for battery failures through monitoring the voltage, temperature, and usage of the batteries.

•        Thunder Power BMS Concept.    In the unlikely event of a critical failure occurring, the BMS can cut the high-voltage power to a lower voltage, ensuring that the EV has sufficient power to reach a safe location. Should a small malfunction occur in a battery cell or module, the BMS is able to detect the failure and inform the driver to schedule a maintenance appointment.

EV Traction Drivetrain

Thunder Power uses EV traction drivetrain products with core competence of energy efficiency, scalability, full integrated, and cost effectiveness. The Company does not hold the intellectual property rights to the traction motor, all rights for which are owned by Mr. Wellen Sham in his capacity as an individual inventor. There is no licensing agreement in place between the Company and Mr. Sham.

There are various core competences of the traction drivetrain. Firstly, it is energy efficient. The product contains a synchronous motor with both PM and reluctance torque and has a high-fill factor bar-wound winding design. The inverter drive has a maximum efficiency vector control. Thus it could achieve high efficiency in a board speed & power range. And it could benefit the electric vehicles with greater driving range and lower requirement for battery capacity. Secondly, it is scalable. The product’s power range is 50~250 kW with 4 frame size. There is a feature of standardized stator diameter and output power is varied by changing stack lamination. Thus it allows a broad spectrum application for various type of electric vehicles. Thirdly, it is fully integrated. The product is highly integrated with its liquid cooling motor, inverter drive and gear. With such highly integrated feature, the product is compact & lightweight and optimized with system performance. Last but not least, it is cost effective. The product could reduce rare earth PM utilization and has a maximum torque per Ampere control to reduce IGBT kVA rating. It has a low-pressure loss cooling tunnel design, integrated cooling jacket and motor frame design.

Traction motor built by Thunder Power; Thunder Power does not hold the intellectual property rights to the traction motor, all rights for which are owned by Mr. Wellen Sham in his capacity as an individual inventor. There is no licensing agreement in place between the Company and Mr. Sham.

The above power train is manufactured by EPTL, an affiliate and one of the shareholders of Thunder Power in Taiwan. In addition to the patent on the drivetrain Thunder Power already has access to, the affiliate of Thunder Power has made a U.S. patent application for other drivetrain innovations including, but not limited to:

•        Drivetrain:    Liquid-Cooled Motor Rotor Assembly for Electric Vehicle

Its cooling innovation reduces external heat dissipation tunnels, improving the efficiency of the motor.

In addition, as mentioned below in the section on Future Technology, Thunder Power may explore the potential of applying EV traction drivetrain technology in other commercial applications.

Intellectual Property

Thunder Power, as a holding company, does not own any patents. Patents are primarily owned by Thunder Power’s wholly owned subsidiary, Thunder Power New Energy Vehicle Development Ltd (“TP NEV”), except for the traction motor built by Thunder Power, the patent for which is owned by Mr. Wellen Sham in his capacity as an individual inventor and patent holder. There is no licensing agreement in place between Thunder Power and TP NEV. These patents are mainly utility patents, with a few design patents.

Intellectual property is important to our business. Our commercial success depends on our ability to obtain, maintain and protect the intellectual property and other proprietary technology that we develop, to operate without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of others, and to prevent others from infringing, misappropriating or violating our intellectual property and proprietary rights. We rely on a combination of patents, trademarks, trade secrets, know-how, continuing technological innovation, confidential information and other measures to develop and maintain our proprietary position including through personnel, contractor, consultant and third-party nondisclosure and invention assignment agreements and other contractual arrangements.

Regardless of the coverage we seek under our existing patent applications, there is always a risk that alterations from our products or processes may provide sufficient basis for a competitor to avoid infringement claims. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued and courts can reinterpret patent scope after issuance. Many jurisdictions, including the United States, permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. We cannot provide any assurance that any patents will be issued from our pending or any future applications or that any current or future issued patents will adequately protect our intellectual property. For this and other risks related to our proprietary technology, inventions and improvements, please see the section entitled “Risk Factors — Risks Related to Thunder Power’s Business and Operations Following the Business Combination — Risks Related to Intellectual Property.”

As of September 30, 2023, through an affiliate, TP NEV, Thunder Power has access to 154 issued U.S. patents, 81 issued foreign patents, 2 pending foreign patent applications. Thunder Power’s patents underpin key areas of its technologies. As of September 30, 2023 Thunder Power also has access to 0 pending U.S. design patent applications, plus 0 issued foreign design patents/industrial designs and 0 pending foreign design patent/industrial design applications.

As of September 30, 2023, through TP NEV, Thunder Power has access to 11 registered foreign trademarks in approximately 1 country worldwide in addition to the European Union, as we lay the foundation for the development of a robust global brand. We expect to develop additional intellectual property and proprietary technology as our engineering and validation activities proceed. Technologies that we have and intend to invest in and develop include engineering software, drivetrain systems and controls, infotainment, cybersecurity, telematics and electrical architecture hardware and software. As we develop our technology, we will continue to build our intellectual property portfolio, including by pursuing patent and other intellectual property protection when we believe it is possible, cost-effective, beneficial, and consistent with our overall intellectual property protection strategy.

In addition to the intellectual property that we own through our affiliate, we also procure key technologies under our supply chain agreements for AD/ADAS functions and features and we license key technologies under agreements for our planned infotainment offerings. See “Business of Thunder Power” above for more information.

The terms of individual issued patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, utility patents issued for applications filed in the United States are granted a term of 20 years from the earliest effective filing date of a non-provisional patent application, assuming the patent has not been terminally disclaimed over a commonly-owned patent or a patent naming a common inventor, or over a patent not commonly owned but that was disqualified as prior art as the result of activities undertaken within the scope of a joint research agreement. The life of a patent, and the protection it affords, is therefore limited and once the patent lives of our issued patents have expired, we may face competition, including from other competing technologies. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. The actual protection afforded by a patent may vary from country to country and can depend upon many factors, including the type of patent, the scope of its coverage, the availability of patent term adjustments or extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. As a result, our owned patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Furthermore, we rely upon trade secrets and know-how, confidential information, unpatented technologies, continuing technological innovation and other proprietary information to develop, protect and maintain our competitive position and aspects of our business that are not amenable to, or that we do not presently consider appropriate for, patent protection and prevent competitors from reverse engineering or copying our technologies. However, the foregoing rights, technologies and information are difficult to protect. We seek to protect them by, in part, using confidentiality agreements with our personnel and consultants and any potential commercial partners and collaborators and invention assignment agreements with our personnel We also have implemented or intend to implement confidentiality agreements or invention assignment agreements with our selected consultants and any potential commercial partners. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. There can be no assurance that these agreements will be self-executing or otherwise provide meaningful protection for our trade secrets or other intellectual property or proprietary information. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, personnel and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Our commercial success will also depend in part on not infringing, misappropriating or otherwise violating the intellectual or proprietary rights of third parties. The issuance of third-party patents could require us to alter our development or commercial strategies, change our products or processes, obtain licenses to additional third-party patents or other intellectual property or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future products or technologies may have an adverse impact on us. Given that patent applications in the United States and certain other jurisdictions are maintained in secrecy for 18 months or potentially longer, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain of the patent protection being sought by third parties and/or the priority of inventions covered by such patent applications. Moreover, we may have to participate in interference, revocation, derivation, re-examination, post-grant review, inter partes review or opposition proceedings brought by third parties or declared by the U.S. Patent and Trademark Office or an equivalent foreign body. See “Risk Factors — Risks Related to Thunder Power’s Business and Operations Following the Business Combination — Risks Related to Intellectual Property” for additional information regarding these and other risks related to our intellectual property portfolio and their potential effect on us.

Patents Pertaining to the Battery Pack/BMS

The affiliate of the Company’s U.S. patent applications in relation to the Battery Pack/BMS innovations include:

•        Auto-detection and Self-exclusion of Malfunctioned Battery Modules in an Electric Vehicle Battery Pack.    This technology is designed to allow the user to continue driving the EV, albeit with fewer batteries and lower voltage, to reach a service center or a safer location. This, in turn, is expected to reduce the frequency of need for roadside assistance and associated maintenance costs.

•        The Communication Structure of Battery Pack.    The technology collects modular data from the Battery Pack and then calculates and interprets the data, sending the results to the vehicle control unit (“VCU”). A key benefit of its innovation is the overall reduction in Control Area Network (“CAN”) data volumes and lack of interference with other subsystems, ensuring greater communication stability.

•        The Wireless Data Transmission of the EV Battery Pack in Electric Vehicles.    The technology utilizes wireless technology to communicate between the Battery Pack and the VCU, charger, and maintenance center. The innovative design effectively reduces the amount of electrical wiring required and could also be beneficial to swappable battery solutions (by avoiding connector corrosion).

•        Intelligent Charge Balancing System.    Typically, EVs run multiple battery cells. However, when one of the cells malfunctions, there is the potential for the entire battery pack to malfunction or underperform. Thunder Power’s innovation, through the application of independent switching circuits, detects modular imbalances and eliminates them — thereby maintaining consistent performance levels. A key benefit is that it slows Battery Pack aging and battery capacity degradation.

•        Thermal Management System (“TMS”).    Thunder Power believes that its thermal management system (the “TMS”) controls the vehicle temperature in a safe and efficient manner by taking an integrated approach to create a vehicle heating, drivetrain, and temperature control unit. The key benefit of Thunder Power’s design is the reduction in vehicle weight and energy requirements that contribute to its extended driving range.

Unlike an internal combustion engine (“ICE”), an EV uses electricity from batteries as a power source. As a result, additional heaters and chillers are required to better control the vehicle temperature in operation and provide cabin comfort. The downside of heating and cooling devices within conventional EVs is their power consumption. TMS to heat or cool, can use up to 50% of all stored battery energy. As a result, an EV’s TMS is critical to both driving range and energy efficiency. Thunder Power has developed a proprietary integrated thermal management system that is responsible for controlling heating, ventilation, and air conditioning, as well as drivetrain temperature and battery temperature.

By regulating the operating temperature of the vehicle, this technology increases the lifespan of sub-systems, including the Battery Pack. Moreover, through Thunder Power’s efficient heating circuit design, dissipated heat from the electric power train, battery system, or other electrical device can be recaptured and used for cabin heating. The system also includes environmental temperature monitoring, which can determine the need to switch to different circulation loops to ensure optimal performance or activate pre-heating functionality when operating in cold climates (crucial to Battery Pack functionality). The battery is supplied by manufacturers that have been qualified by the ISO/TS 16949 standard testing and also will provide their own warranty.

Patents Pertaining to the Thermal Management System (“TMS”)

An affiliate of Thunder Power has filed U.S. patent applications for several innovations in relation to the TMS which seek to reduce energy consumption and allow for an extended range to the EVs. Patents include:

•        Series and Parallel Structure of Thermal Management System for Cabin Heater

•        Parallel Structure of Thermal Management System for Cabin Heater

•        Radiator and AC heat Exchanger Airflow System

•        Double-way Coolant Pipe for Battery Cooling Loop.

Thunder Power’s Battery Pack/BMS and TMS Patent list

The following is a list of material patents currently in use by Thunder Power:

PATENT NO.	TITLE	COUNTRY	FUNCTION	TYPE	EXPIRATION
10,703,211	BATTERY PACK, BATTERY CHARGING STATION, AND CHARGING METHOD	US	Battery Pack/BMS	Utility	3/2/2036
9,499,067	POWER MANAGEMENT IN ELECTRIC VEHICLES	US	Battery Pack/BMS	Utility	6/23/2035
9,716,392	BATTERY PACK AND CONNECTING CIRCUITS OF BATTERY MODULES	US	Battery Pack/BMS	Utility	10/14/2035
9,783,020	BATTERY PACK, BATTERY CHARGING STATION, AND CHARGING METHOD	US	Battery Pack/BMS	Utility	6/23/2035
10,312,558	BATTERY PACKAGING AND INSERT MOLDING FOR ELECTRIC VEHICLES	US	Battery Pack/BMS	Utility	12/20/2036
9,865,905	BATTERY COOLANT LOOP PAD FOR ELECTRIC VEHICLES	US	Battery Pack/BMS	Utility	7/13/2036
10,144,304	POWER MANAGEMENT IN ELECTRIC VEHICLES	US	Battery Pack/BMS	Utility	6/23/2035
10,700,335	BATTERY SYSTEM HOUSING WITH INTERNAL BUSBAR	US	Battery Pack/BMS	Utility	4/28/2037
10,164,225	BATTERY SYSTEM HOUSING WITH BUSBAR GRID FIXATION	US	Battery Pack/BMS	Utility	3/24/2037
10,396,410	BATTERY SYSTEM HOUSING WITH INTERNAL BUSBAR	US	Battery Pack/BMS	Utility	7/3/2037

PATENT NO.	TITLE	COUNTRY	FUNCTION	TYPE	EXPIRATION
10,103,414	BATTERY SYSTEM ASSEMBLY PROCESS AND BATTERY SYSTEM ASSEMBLY	US	Battery Pack/BMS	Utility	3/24/2037
10,347,888	BATTERY SYSTEM HOUSING WITH UNDERSIDE ARMOR	US	Battery Pack/BMS	Utility	3/24/2037
10,403,943	BATTERY SYSTEM	US	Battery Pack/BMS	Utility	8/11/2037
10,027,001	BATTERY SYSTEM	US	Battery Pack/BMS	Utility	8/11/2037
10,723,230	INTELLIGENT VEHICLE CHARGING	US	Battery Pack/BMS	Utility	8/11/2037
10,298,061	WIRELESS VEHICLE RECHARGING SYSTEM	US	Battery Pack/BMS	Utility	8/11/2037
10,118,504	BATTERY SYSTEM HOUSING WITH FASTENER	US	Battery Pack/BMS	Utility	3/24/2037
9,755,202	BATTERY PACK OF ELECTRIC VEHICLE, ELECTRIC VEHICLE CHASSIS AND METHOD FOR REPLACING BATTERY MODULES	US	Battery Pack/BMS	Utility	1/26/2036
10,227,010	POWER MANAGEMENT IN ELECTRIC VEHICLES	US	Battery Pack/BMS	Utility	6/23/2035
10,044,012	BATTERY PACK OF ELECTRIC VEHICLE, ELECTRIC VEHICLE CHASSIS AND METHOD FOR REPLACING BATTERY MODULES	US	Battery Pack/BMS	Utility	1/26/2036
9,991,484	BATTERY PACK OF ELECTRIC VEHICLE, ELECTRIC VEHICLE CHASSIS AND METHOD FOR REPLACING BATTERY MODULES	US	Battery Pack/BMS	Utility	1/26/2036
10,084,175	BATTERY SYSTEM ASSEMBLY PRESS AND PROCESS OF MANUFACTURING A BATTERY SYSYTEM ASSSEBLY	US	Battery Pack/BMS	Utility	3/24/2037
10,744,845	BATTERY PACK, BATTERY CHARGING STATION, AND CHARGING METHOD	US	Battery Pack/BMS	Utility	6/28/2036
10,665,914	BATTERY SYSTEM HOUSING WITH INTEGRATED COOLING PIPE	US	Battery Pack/BMS	Utility	3/24/2037
10,312,559	BATTERY SYSTEM	US	Battery Pack/BMS	Utility	8/11/2037
10,625,615	BATTERY MANAGEMENT SYSTEM	US	Battery Pack/BMS	Utility	2/3/2037
10,784,487	INTEGRATED BUSBAR AND BATTERY CONNECTION FOR ELECTRIC VEHICLE BATTERY PACKS	US	Battery Pack/BMS	Utility	1/20/2037
9,533,551	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM WITH SERIES AND PARALLEL STRUCTURE	US	TMS	Utility	8/3/2035
10,035,401	BATTERY SYSTEM WITH HEAT EXCHANGE DEVICE	US	TMS	Utility	8/10/2035
10,347,955	BATTERY SYSTEM WITH HEAT EXCHANGE DEVICE	US	TMS	Utility	3/28/2036

PATENT NO.	TITLE	COUNTRY	FUNCTION	TYPE	EXPIRATION
9,707,822	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM	US	TMS	Utility	8/3/2035
9,809,082	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM WITH SERIES AND PARALLEL STRUCTURE	US	TMS	Utility	8/3/2035
9,802,460	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM WITH SERIES AND PARALLEL STRUCTURE	US	TMS	Utility	8/3/2035
10,516,191	METHODS AND SYSTEMS FOR BUSBAR COOLING	US	TMS	Utility	8/11/2037
9,882,253	COOLED BUSBARS AND PLATE	US	TMS	Utility	8/11/2037
10,035,402	THERMAL DISSIPATION SYSTEM OF AN ELECTRIC VEHICLE	US	TMS	Utility	9/1/2035
9,895,954	THERMAL DISSIPATION SYSTEM OF AN ELECTRIC VEHICLE	US	TMS	Utility	9/1/2035
10,272,736	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM	US	TMS	Utility	8/3/2035
10,173,496	VEHICLE RADIATOR V TYPE LAYOUT	US	TMS	Utility	12/21/2035
10,343,484	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM WITH SERIES AND PARALLEL STRUCTURE	US	TMS	Utility	8/3/2035
10,525,787	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM WITH SERIES AND PARALLEL STRUCTURE	US	TMS	Utility	1/13/2036
10,734,692	BATTERY COOLANT LOOP PAD FOR ELECTRIC VEHICLES	US	TMS	Utility	9/1/2036
10,566,666	COOLED BUSBARS AND PLATE	US	TMS	Utility	8/11/2037
10,173,518	THERMAL DISSIPATION SYSTEM OF AN ELECTRIC VEHICLE	US	TMS	Utility	9/1/2035
10,406,888	ELECTRIC VEHICLE THERMAL MANAGEMENT SYSTEM	US	TMS	Utility	8/3/2035

Thunder Power’s Micro Lens Array Lighting

Thunder Power’s in-house created and engineered Intelligent Micro Lens Array (“MLA”) headlights provide a homogeneous and luminant light source for comfortable and safety environment for the drivers.

Facilities and Production

Phase 1 — Manufacturing Base in the EU

Thunder Power expects to produce its first 100 units of the Coupe in 2025 based on a European outsourcing strategy that leverages its partnership with confidential prominent vendors. There is currently no partnership agreement in place. This initial production phase for the Coupe is strategically capex-light while producing high-quality European EVs that showcase the technological advancement of the Company.

Phase 2 — Manufacturing Base in the U.S.

Thunder Power plans to acquire land for the vertical development of the U.S.-based manufacturing facility (the “Center”). This Center will facilitate many primary functions such as a design studio, R&D capabilities, homologation and testing, marketing & sales, as well as mass production facilities. Preliminary real estate evaluations by the Company have identified lands suitable for the development of the infrastructure for this Center but the Company has not entered into any agreement to purchase land nor has it purchased any land.

The Company’s phased production plans for EVs in the U.S. are expected to be as follows:

Phase 3 — Mass Production of the City Car, Sedan, and, subsequently, SUV

The Coupe is a limited-edition unit which may never be mass produced. The City Car and Sedan are expected to be mass produced and ready for sale by the end of 2026, and the SUV is expected to be mass produced and ready for sale by the end of 2028.

Funding and Revenue

Thunder Power has not generated any sales of vehicles or revenue as yet. These statements are projections, forecasts and forward looking statements. It is envisioned that the proceeds from fundraising if necessary and the sale of the Coupe, Sedan, and City Car in 2026 and 2027 will be used to fund the SUV project, and to complete the R&D, commercialization, and production facilities in the U.S. The details are provided in the management discussion and analysis and financial statements sections. For further details on our revenue and financial condition please see “Thunder Power Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus.

Go-To-Market Strategy

Thunder Power’s marketing strategy is to create an affordable luxury brand that screams “Towards the open road. Drive like you mean it. Responsibly inspired to drive. The target demographics will be existing car owners who appreciate the benefits of switching from petrol to electric but are unwilling to sacrifice performance, comfort, and safety for gimmicky mobility solutions and new eco-conscious owners looking to be part of a “cult” following. The target customers are millennial, with a focus on city working and living locals and within the 20-35 age range. They could be individuals who want switching to something different and more fashionable or anyone who have just become financially independent and want to buy an essential car for commute in city lifestyle.

The Limited-Edition Coupe will be the technology and design showcase of the Brand and to establish brand awareness. The Compact City Car is a target for mass and diversified market.

Since the consumer journey is much shorter, we target to reach a wider audience and engage with potential customers before they start thinking about buying a car through creating creditability in the consumer market and presale (Historical benchmarks: Lamborghini). We target to launch 1 flagship showroom in each pilot city and subsequent roll-out to full US network. Thunder Power anticipates that its go-to-market strategy involving flagship showrooms will be in select cities based on a variety of demographic factors but most likely will be chosen within the top 15 populated cities in the US. The initial Flagship show room may be in Charlotte, North Carolina or California, states where Thunder Power has current association with and as our research may dictate at the time.

Showroom rendering; source from Thunder Power:

Sales and Service Strategy:

Thunder Power expect to establish its initial flagship store in California and may later establish stores in U.S. major cities or business areas to provide an experience for potential customers. These flagship stores will be more like lifestyle, gallery, or museum spaces rather than traditional retail showrooms. Alternatively, customers may order their Thunder Power EV online through our own website. Thunder Power service centers will be established in suburban areas just outside of the cities and business areas where the flagship stores are. These service centers will provide a similar customer experience as flagship stores but without the luxury ambience because they will have a garage or factory feeling. Thunder Power expects to maintain a retail store-to-service center ratio at 1:1.

For the sales and service strategy of the Coupe, Thunder Power plans to have experienced sales specialists to help it reach an elite demographic.

Government Regulations and Credits

Environmental Regulations

(i) At the U.S. Federal level:

In 2012 the Environmental Protection Agency (“EPA”) adopted greenhouse gas emissions (GHG) standards for light duty vehicles produced in model years 2017 – 2025 (Control of Air Pollution from Motor Vehicles: Tier 3 Motor Vehicle Emission and Fuel Standards, 79 FR 23414 (Apr. 28, 2014)). In 2020 (The Safer Affordable Fuel-Efficient (SAFE) Vehicles Rule for Model Years 2021-2026 Passenger Cars and Light Vehicles, 85 FR 24174 (Apr. 30, 2020)) and 2021 (Revised 2023 and Later Model Year Light-Duty Vehicle Greenhouse Gas Emissions Standards, 86 FR 74434 (Dec. 30, 2021), the EPA revised and made more stringent its GHG standards and proposed and finalized a rulemaking (the ‘‘2021 rulemaking’’), respectively, for model years 2023 – 2026 light-duty passenger cars. Thunder Power’s production schedule starting in 2025 and covering 2026 will subjected to these more stringent GHG standards.

On April 22, 2021, the Biden-Harris Administration announced a 50 to 52 percent target reduction from 2005 levels in GHGs by 2030, representing the U.S. Nationally Determined Contribution (NDC) under the Paris Agreement. This announcement was followed by Executive Order 14037 on August 5, 2021 (‘‘Strengthening American Leadership in Clean Cars and Trucks’’) reinforcing the goal of at least a 50 percent GHG reductions from new zero-emission vehicles sales by 2030. In addition, in 2021 and 2022, respectively, Congress passed the Infrastructure Investment and Jobs Act (Pub. Law 117-58, Bipartisan Infrastructure Law) and the Inflation Reduction Act (Pub. Law 117-169) providing significant government-wide funding and support for GHG reductions, including funding for component technology and infrastructure for the manufacture, sales and use of electric vehicles.

In 2023, the EPA under its Clean Air Act (CAA) authority proposed new rules for light-duty vehicles with model years 2027 – 2032, specifically “off-cycle and air conditioning credits, treatment of upstream emissions associated with zero-emission vehicles and plug-in hybrid electric vehicles in compliance calculations, medium-duty vehicle incentive multipliers, vehicle certification and compliance, new standards to control refueling emissions from incomplete medium-duty vehicles, battery durability and warranty requirements for light-duty and medium-duty plug-in vehicles and minor amendments to requirements for aftermarket fuel conversions, importing vehicles and engines, evaporative emission test procedures, and test fuel specifications for measuring fuel economy.” (Multi-Pollutant Emissions Standards for Model Years 2027 and Later Light-Duty and Medium-Duty Vehicles, 88 Fed. Reg. 29184, Proposed Rule (May 5, 2023)) Any EVs Thunder Power, as a light-duty vehicle manufacturer (manufacturing vehicles between 8,501 and 14,000 pounds gross vehicle weight rating (GVWR)), produces in 2027 to 2032 would be subjected to any final rules.

In addition, during production periods from 2025 to 2032, Thunder Power would have to comply with two separate EPA rules on GHG reduction standards.

(ii) At the U.S. state level:

California:    The 2022 Advanced Clean Cars II rule requires all new light-duty vehicles sold in the state of California to be zero-emission vehicles by 2035. (Id. at 29188, note 14, citing to the California Air Resources Board “California moves to accelerate to 100% new zero-emission vehicle sales by 2035.” Also, Id. note 15, citing the State of California Office of the Governor, “Governor Newsom Announces California Will Phase Out Gasoline-Powered Cars & Drastically Reduce Demand for Fossil Fuel in California’s Fight Against Climate Change”).

New York:    In 2021, in advance of Climate Week 2021, New York Governor Hochul signed Legislation (A.4302/A.2758) requiring all new light-duty vehicles sold in the state of New York to be zero-emission vehicles by 2035. (Id. note 17, citing Governor of New York Press Office, “In Advance of Climate Week 2021, Governor Hochul Announces New Actions to Make New York’s Transportation Sector Greener, Reduce Climate-Altering Emissions”).

Massachusetts:    Though not finalized, in 2022 the state of Massachusetts announced that it may ban sale of all new gas-powered vehicles by 2035. (Id. note 18, citing Boston.com, “Following California’s lead, state will likely ban all sales of new gas-powered cars by 2035.”).

Washington:    Also in 2022, the Department of Ecology in the State of Washington issued a press release regarding its plan to require 100% of new passenger cars and trucks to run on zero-emission technology by 2035. (Id. note 20, citing Washington Department of Ecology “Washington sets path to phase out gas vehicles by 2035.”).

Other States:    In 2022, the Associated Press (“AP”) reported that 17 states may follow California’s rule to require all new cars, pickups and SUVs to be electric or hydrogen powered by 2035. According to the AP article “under the EPA’s Clean Air Act, states must abide by the federal governments standard vehicle emissions standards unless they at least partially opt to follow California’s stricter requirements.” (Id. note 21, citing Associated Press, “17 states weigh adopting California’s electric car mandate”). States such as Virginia, Minnesota, Colorado and Pennsylvania are unsure to follow California’s new laws citing climate differences and wanting to give consumers options.

(iii) Globally:

International Zero-Emission Vehicle Alliance:    In November 2021, ZEV announced that by 2035 its members will move to all ZEV sales. (Id.) ZEV members are Baden-Württemberg, British Columbia, California, Canada, Chile, Connecticut, Costa Rica, Germany, Maryland, Massachusetts, Netherlands, New Jersey, New York, Norway, Oregon, Québec, Rhode Island, United Kingdom, Vermont, and Washington.

According to the EPA, “at least 20 countries, as well as numerous local jurisdictions, have announced targets for shifting all new passenger car sales to zero-emission vehicles in the coming years, including Norway (2025); Austria, the Netherlands, Denmark, Iceland, India, Ireland, Israel, Scotland, Singapore, Sweden, and Slovenia (2030); Canada, Chile, Germany, Thailand, and the United Kingdom (2035); and France, Spain, and Sri Lanka (2040).” (Id. note 23, citing Environmental and Climate Change Canada, “Achieving a Zero-Emission Future for Light-Duty Vehicles: Stakeholder Engagement Discussion Document December 17”).

Emissions Credits

In January 2023, Tesla reported sales of carbon offset credits or carbon allowances to other manufacturers who failed to meet the emissions standards set by the California Air Resources board (CARB) of USD 1.78 billion. (Carbon Credits, Jennifer L., Tesla Carbon Credit Sales Reach Record $1.78 Billion in 2022, Jan. 27, 2023, available at https://carboncredits.com/tesla-carbon-credit-sales-reach-record-1-78-billion-in-2022).

Thunder Power expects to earn carbon offset credits and other regulatory credits that it will sell to other manufacturers from its manufacture, sale, and/or registration of Zero Emission Vehicles (“ZEVs”). In addition, Thunder Power anticipated that it will be able to sell ZEV credits in up to 12 Section 177 States such as California, Connecticut, Delaware, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon, Pennsylvania, Rhode Island, Vermont, and Washington. Thunder Power may also expect to earn and sell U.S. Department of Transportation’s Corporate Average Fuel Economy (“CAFÉ”) credits, EPA’s greenhouse gas credits and credits earned or saleable in other North American regions, UK, Europe, and Asia.

Other Credits and Benefits

Thunder Power may benefit from additional opportunities under government regulations and legislation, such as the following:

•        Customer tax credits:    a federal tax credit of up to $7,500 may be available to U.S. purchasers of our future EVs as part of the Inflation Reduction Act. The Biden Administration has announced that customers may receive the $7,500 federal tax credits off the sticker prices while at the dealership. (WBALTV11, Car Buyers Can Get Their EV Tax Credits Up Front at the Dealership Starting in January, available at https://www.wbaltv.com/article/car-buyers-can-get-ev-tax-credits-up-front-at-the-dealership/45475478# (updated Oct. 7, 2023)) Several factors are considered such as the customer’s adjusted gross income, the MSRP of the vehicle, its final assembly location must be in the U.S. or in certain allies of the U.S. and its battery component must be sourced from the U.S. or certain allies of the U.S.

•        Reduced or Waived Toll Charges in certain states and countries (Jerry, Andrew Koole, Are Electric Cars Exempt From Tolls?, available at https://getjerry.com/questions/are-electric-cars-exempt-from-tolls (updated Mar. 31, 2022)):

•        California — Clean Air Vehicle program allow use of HOV and carpool lanes; includes a 15% discount on the I-10 and I-110 Metro Express Lanes.

•        Georgia — Alternative fuel license plates allow use of HOV and High Occupancy Toll (HOT) lanes without paying a toll.

•        Minnesota — One-time MnPass account credit of $250 to use in toll lanes.

•        New Jersey — New Jersey Turnpike Authority’s Green Pass Discount Plan provides 10% discount on off-peak New Jersey Turnpike and Garden State Parkway toll rates.

•        New York — Green Discount Plan’s special green tag/decal gives 10% discount on EZ-Pass rates at EZ-Pass windows.

•        Thunder Power may be eligible for various tax credits, abatements and other benefits, including: the federal 30C Alternative Fuel Infrastructure tax credit for alternative fuel infrastructure; the federal 48C manufacturing investment tax credit for investments in manufacturing facilities for clean energy technologies; the Qualified Facilities tax credit in Arizona; a California sales and use tax exclusion under the California Alternative Energy and Advanced Transportation Financing Authority; and other hiring and job training grants and income tax credits in both Arizona and California.

•        Thunder Power might also be eligible for a loan pursuant to the Advanced Technology Vehicles Manufacturing Loan Program administered by the U.S. Department of Energy.

•        Electric Vehicles with Final Assembly in North America: According to the U.S. Department of Energy; Energy Efficiency & Renewable Energy, “the Inflation Reduction Act of 2022 (Public Law 117-169) amended the Qualified Plug-in Electric Drive Motor Vehicle Credit (IRC 30D), now known as the Clean Vehicle Credit, and added a new requirement for final assembly in North America that took effect on August 17, 2022. For new electric, fuel cell electric, and plug-in hybrid electric vehicles acquired, delivered, and placed in service after August 16, 2022, this final assembly requirement applies.” (U.S. Dep’t of Energy, Electric Vehicles with Final Assembly in North America, available at https://afdc.energy.gov/laws/electric-vehicles-for-tax-credit (last visited Dec. 4, 2023))

EPA Emissions and Certificate of Conformity

The U.S. Clean Air Act requires that Thunder Power obtain a Certificate of Conformity issued by the EPA and a California Executive Order issued by the California Air Resources Board (“CARB”) certifying that its vehicles comply with applicable emissions requirements. A Certificate of Conformity is required for vehicles sold in the United States, and an Executive Order from the CARB is required for vehicles sold in states that have adopted California standards. CARB sets the California standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California. States that have adopted the California standards as approved by EPA also recognize the CARB Executive Order for sales of vehicles. In addition to California, there are 13 other states that have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Delaware and Colorado.

Although the Thunder Power vehicles will have zero emissions, Thunder Power is required to seek an EPA Certificate of Conformity and, for vehicles sold in California or any of the other 13 states that have adopted the stricter California standards, a CARB Executive Order.

Vehicle Safety and Testing

Thunder Power’s vehicles will be subject to, and will be required to comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including applicable U.S. Federal Motor Vehicle Safety Standards (“FMVSS”). Thunder Power intends that its family of EVs will fully comply with all applicable FMVSSs without the need for any exemptions, and we expect future Thunder Power’s EVs to either fully comply or comply with limited exemptions related to new technologies. Additionally, there are regulatory changes being considered for several FMVSSs, and while Thunder Power anticipates compliance, there is no assurance that Thunder Power will comply with such changes under the final versions as enacted.

As a U.S.-based manufacturer, Thunder Power must self-certify that its EVs meet all applicable FMVSS, as well as the NHTSA bumper standard, or otherwise are exempt, before its EVs can be sold in the United States. Numerous FMVSS will apply to Thunder Power’s EVs, such as crash-worthiness requirements, crash avoidance requirements and EV-specific requirements. Thunder Power will also be required to comply with other federal laws and regulations administered by NHTSA, including, among other things, ensuring its EVs do not contain defects related to motor vehicle safety, recall requirements, the Corporate Average Fuel (CAFE) standards, Theft Prevention Act requirements, consumer information labeling requirements, reporting required notices, bulletins and other communications, Early Warning Information reporting, foreign recall reporting and owner’s manual requirements.

The Automobile Information and Disclosure Act requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. In addition, this law allows inclusion of city and highway fuel economy ratings, as determined by the U.S. Environmental Protection Agency (EPA), as well as crash test ratings as determined by NHTSA if such tests are conducted.

Thunder Power intends to bring production in Europe and then expand its offerings within the U.S and outside of the U.S., and in connection with such expansion its EVs will be subject to foreign safety, environmental and other regulations. Many of those regulations are different from those applicable in the U.S. and may require redesign and/or retesting. For example, the European Union (“E.U.”) has established new approval and oversight rules requiring that a national authority certify compliance with heightened safety rules, emissions limits and production requirements before vehicles can be sold in each E.U. member state, the initial of which rules were rolled out on September 1, 2020. There is also regulatory uncertainty regarding how these rules will impact sales in the United Kingdom given its withdrawal from the E.U. These changes could impact the rollout of new vehicle features in Europe.

In addition to the various territorial legal requirements Thunder Power is obligated to meet, Thunder Power’s family of EVs is engineered with the expectation that it will deliver overall five-star performance in the two main voluntary vehicle safety performance assessment programs, the U.S. New Car Assessment Program (“NCAP”) and the European New Car Assessment Programme (“Euro NCAP”). Five-star is the maximum attainable score. These independent organizations have introduced a number of additional safety related tests aimed at improving the safety of passenger vehicles, both for occupants and pedestrians involved in collisions with vehicles. Some of these tests are derived from legal requirements, such as side impact, but have higher performance requirements. Others are unique to the programs. Areas covered by these tests in 2020 included:

•        Mobile Progressive Deformable Barrier;

•        Full Width Rigid Barrier;

•        Mobile Side Impact Barrier;

•        Side Pole;

•        Far Side Impact;

•        Whiplash;

•        Vulnerable Road Users (Pedestrians and Cyclists);

•        Safety Assist; and

•        Rescue and Extrication.

Automobile Manufacturer and Dealer Regulation

In the United States, state laws regulate the manufacture, distribution, sale and service of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to residents. Certain states do not permit automobile manufacturers to be licensed as dealers or to act in the capacity of a dealer, or otherwise restrict a manufacturer’s ability to deliver or service vehicles. To sell vehicles to residents of states where Thunder Power is not licensed as a dealer, Thunder Power expects to conduct the transfer of title out of the state. In certain such states, Thunder Power expects to open Studios that serve an educational purpose and where the title transfer may not occur.

Some automobile dealer trade associations may challenge the legality of Thunder Power’s operations and direct selling operations by OEMs in court and may use administrative and legislative processes to attempt to prohibit or limit such OEMs’ ability to operate existing stores or expand to new locations. Certain dealer associations may also actively lobbied state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to Thunder Power’s planned direct sales and service model. Thunder Power expects dealer trade associations to continue to lobby state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to its business model; however, Thunder Power intends to oppose such efforts to limit its ability to operate and intends to proactively support legislation that enables its business model.

Should Thunder Power not be allowed to develop relationships with the largest multi-brand and high-end brand dealers in the U.S. it would be difficult for it as a newcomer to the U.S. EV market to gain a foothold in the U.S. Thunder Power recognizes that its best strategy for market penetration is to align itself with a U.S. dealership network, especially for sale of the Coupe, and the eventual servicing of its family of EVs.

If Thunder Power is successful in building out its business model without limitations from legislations, trade associations or lobbyist, it may be able to explore having a relationship with one of the large service providers for EVs in the U.S. This potential partner currently maintains 1,000 technicians, 750 mobile service trucks and 24/7 call centers for warranty and service processing. This potential partner is currently servicing reputable BYD commercial vehicles. In addition, a sister company of this potential partner specializes in and is the leading full-service provider of repair/remanufacture, storage, distribution and logistics, first life extension and recycling services on the entire battery life cycle. Together these two companies are subsidiaries of a large $21 billion revenue privately held company in the U.S. and would offer great potential to Thunder Power should the service segment of Thunder Power’s business model materializes.

Battery Safety and Testing Regulation

Thunder Power’s battery packs are designed to conform to mandatory regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration, are based on the United Nation (“U.N.”) Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related U.N. Manual Tests and Criteria. The regulations vary by mode of shipping transportation, such as by ocean vessel, rail, truck or air. Prior to launch, Thunder Power plans to complete all applicable transportation tests for its battery packs, demonstrating its compliance with applicable regulations. Thunder Power will use lithium-ion cells in the high voltage battery packs in its EVs. The use, storage and disposal of battery packs is regulated under federal law.

Thunder Power’s battery packs are intended to meet the applicable compliance requirements of the UN Manual of Tests and Criteria demonstrating its ability to ship battery packs by any method. These tests include:

•        Altitude simulation — simulating air transport;

•        Thermal cycling — assessing cell and battery seal integrity;

•        Vibration — simulating vibration during transport;

•        Shock — simulating possible impacts during transport;

•        External short circuit — simulating an external short circuit; and

•        Overcharge — evaluating the ability of a rechargeable battery to withstand overcharging.

Competition

Thunder Power faces competition from both traditional automotive original equipment manufacturer (“OEMs”) and an increasing number of newer companies focused on electric and other alternative fuel vehicles. Thunder Power expects this competition to increase, particularly as the transportation sector continues to shift towards low-emission, zero-emission or carbon neutral solutions.

The planned future vehicles are expected to compete with both traditional luxury internal combustion vehicles from established automotive OEMs and electric and other alternative fuel vehicles from both new manufacturers and established automotive OEMs, many of which have entered or have announced plans to enter the alternative fuel and EV market. Many major automobile manufacturers, including luxury automobile manufacturers, have EVs available today, and other current and prospective automobile manufacturers are also developing EVs. In addition, numerous manufacturers offer hybrid vehicles, including plug-in versions, with which Thunder Power’s vehicles will also compete.

Thunder Power believes the primary competitive factors on which it will compete include, but are not limited to:

•        product quality, reliability and safety;

•        range, efficiency and charging speeds;

•        product performance;

•        technological innovation, including with respect to AD/ADAS features;

•        access to charging options;

•        design, styling and luxury;

•        service options and customer experience;

•        management team experience at bringing electric vehicles and other disruptive technologies to market;

•        manufacturing efficiency;

•        brand recognition and prestige; and

•        product price.

Thunder Power believes that it is favorably positioned to compete on the basis of these factors. However, many of Thunder Power’s current and potential competitors have substantially greater financial, technical, manufacturing, marketing and other resources than Thunder Power. Thunder Power’s competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their products. Additionally, many of Thunder Power’s competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other tangible and intangible resources that exceed Thunder Power’s. Furthermore, many of Thunder Power’s competitors operate with a traditional sales and dealer distribution model for vehicles that may be viewed more favorably by potential customers. These competitors also compete with Thunder Power in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, Thunder Power’s products. Additional mergers and acquisitions in the EV and luxury automotive markets may result in even more resources being concentrated in Thunder Power’s competitors.

Limited Edition Coupe

In Thunder Power’s opinion, the major competition for the Coupe would be the Roadster by Tesla, the Air Dream by Lucid, the Owl by Aspark, the GranTurismo Folgore by Maserati, the Nevera by Rimac, and the Evija by Lotus. Below is a comparison of the range (miles), battery capacity (kWh), top speed (mph), horse-power (kW), acceleration (0-60 mph), weight (lbs), and price (USD).

Source: data available from multiple publicly available sources, internally researched, analyzed and collated by Thunder Power.

All data is based on each respective manufacturer’s specifications as of the date of this proxy statement/prospectus.

Comparison based on each manufacturer’s models that most closely resemble those of Thunder Power.

Tesla has not announced the price for the Roadster; $200,000 is the best estimation from publicly available sources.

Long-range Sedan

In Thunder Power’s opinion, the major competition for the Sedan would be the 15 eDrive40 by BMW, the Model S by Tesla, the Air Pure by Lucid, the Taycan by Porsche, the Polestar 5 by Polestar, and the Mullen Five by Mullen. Below is a comparison of the range (miles), battery capacity (kWh), top speed (mph), horsepower (kW), acceleration (0-60 mph), weight (lbs), and price (USD).

Source: data available from multiple publicly available sources, internally researched, analyzed and collated by Thunder Power.

All data is based on each respective manufacturer’s specifications as of the date of this proxy statement/prospectus.

Comparison based on each manufacturer’s models that most closely resemble those of Thunder Power.

The release dates of both the Polestar 5 and the Mullen Five are not officially confirmed. All data for them are the best estimation from publicly available sources.

Compact City Car

In Thunder Power’s opinion, the major competition for the City Car would be the Model 3 Standard by Tesla, the VW E-Up! by Volkswagen, the Kona Electric SE by Hyundai, the Niro EV Wind by Kia, the Leaf by Nissan, the Polestar 2 Long Range Single Motor by Polestar, the ID.4 Standard by Volkswagen, the Mini Cooper SE by Mini, and the Bolt EV by Chevrolet. Below is a comparison of the range (miles), battery capacity (kWh), top speed (mph), horsepower (kW), acceleration (0-60 mph), weight (lbs), and price (USD).

Source: data available from multiple publicly available sources, internally researched, analyzed and collated by Thunder Power.

All data is based on each respective manufacturer’s specifications as of the date of this proxy statement/prospectus.

Comparison based on each manufacturer’s models that most closely resemble those of Thunder Power.

Long-range SUV

In Thunder Power’s opinion, the major competition for the SUV would be the Model X by Tesla, the Model Y Performance by Tesla, the EQE 350 by Mercedes-Benz, the Q8 e-tron by Audi, the I-Pace R-Dynamic by Jaguar, and the ES6 by Nio. Below is a comparison of the range (miles), battery capacity (kWh), top speed (mph), horsepower (kW), acceleration (0-60 mph), weight (lbs), and price (USD).

Source: data available from multiple publicly available sources, internally researched, analyzed and collated by Thunder Power.

All data is based on each respective manufacturer’s specifications as of the date of this proxy statement/prospectus.

Comparison based on each manufacturer’s models that most closely resemble those of Thunder Power.

Legal Proceedings

From time to time, we are subject to various legal proceedings that arise from the normal course of business activities. In addition, from time to time, third parties may assert claims of intellectual property infringement, misappropriation or other violation against us in the form of letters and other forms of communication. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on our results of operations, prospects, cash flows, financial position and brand.

We are not currently a party to any material legal proceedings; however, Mr. Well Sham, our Chief Executive Officer and shareholder, is a party to the following legal proceedings:

Criminal prosecution against Mr. Wellen Sham

Taiwan Taipei District Prosecutor’s Office (the “Prosecutor”) initiated a public prosecution against Mr. Wellen Sham on May 2, 2022, currently being litigated in Taiwan Taipei District Court Criminal Division (Taiwan Taipei District Court, Year 2022, Jin-Chong-Su-Zhi, No. 19, the “Criminal Prosecution”). Four court sessions for the Criminal Prosecution have been held. The last court session was on November 16, 2023. In response to the defendant’s request, the court has scheduled a series of hearings starting from March 2024. The Prosecutor currently has 11 indictments against Mr. Sham in the Criminal Prosecution, which include the following alleged charges:

1.      the offense of “causing financial statements to become untrue by other improper means” under the Business Entity Accounting Act of Taiwan as a result of failure to disclose a related party transaction in connection with Electric Power Technology Limited’s (“EPTECH”) purchase of Fund D securities from Sino-JP Fund Co., Ltd because Mr. Sham is associated with EPTECH and Sino-JP Fund Co., Ltd. Inc.

2.    violation of Securities and Exchange Act of Taiwan by misrepresentations of EPTECH’s financial statements, non-arm’s length transaction, and/or breach of Mr. Sham’s fiduciary duty to EPTECH because the Prosecutor alleged those transactions are not in the normal course of business of EPTECH or non-beneficial to EPTECH.

a.      Mr. Sham’s acquisition of shares in Thunder Power Hong Kong Limited (“TPHK”), a company wholly owned by EPTECH, paid for by his GPS patents which the Prosecutor alleged were priced at “an unreasonably high price.”

b.      EPTECH acquired a non-exclusive license for a battery pack patent from TPHK by offsetting the debt owed by TPHK to EPTECH, which the Prosecutor alleged was “orchestrated” by Mr. Sham and was “non-beneficial to EPTECH.”

c.      EPTECH engaged an exclusive authorized agent for the electric coupe and agreed to pay USD $4,950,000 immediately, which the Prosecutor alleged was “orchestrated” by Mr. Sham and was “deemed outside the normal course of EPTECH’s business” and caused significant losses for EPTECH.

d.      EPTECH paid USD $4,480,000 for parts for an electric four-door sedan from TPHK, which the Prosecutor alleged was “arranged” by Mr. Sham, not in the normal course of business of EPTECH and non-beneficial to EPTECH, and constituted a non-arm’s length transaction and a breach of fiduciary duty under the Securities and Exchange Act of Taiwan.

e.      According to the Prosecutor, EPTECH failed to fully disclose the transaction terms to the shareholders when negotiating the land purchase transaction between EPTECH and Xiang Fang International Co., Ltd. (“XFI”) or agreed to alter terms that may have been advantageous to EPTECH, resulting in substantial losses to EPTECH.

3.      Electric Power Technology International Limited (“EPTI”), a subsidiary of EPTECH, granted bonuses to Mr. Sham in the amount of USD $150,000, USD $50,000, and USD $100,000, and EPTECH granted a bonus of NTD 6,000,000 to Mr. Sham. The Prosecutor alleged that those bonuses were granted in violation of fiduciary duty under the Securities and Exchange Act of Taiwan and caused losses for EPTECH.

4.      TPHL granted bonuses in the form of an option to purchase approximately 28 million shares of TPHL at a price of HKD 1.00 per share to Mr. Sham and his spouse*, which the Prosecutor alleged to have resulted in losses for EPTECH and constituting a breach of fiduciary duty under the Securities and Exchange Act of Taiwan.

*       Mr. Sham’s spouse is a former director of TPHL, who has resigned from all roles with TPHL in October 2021.

5.      EPTECH paid for expenses associated with a seminar hosted by Thunder Power Electric Vehicle Limited (“TPEV”), which the Prosecutor alleged was under the direction of Mr. Sham, constituting a breach of trust under the Criminal Code of Taiwan.

6.      EPTECH paid the salaries of certain employees of TPEV and TPHK, which the Prosecutor alleged was a breach of a fiduciary duty under the Securities and Exchange Act of Taiwan.

7.      According to the Prosecutor, Mr. Sham instructed Mr. Albert Chen to compose a false press release with the aim of disseminating rumors or misleading information as EPTECH’s spokesperson, which the Prosecutor alleged was intended to impact EPTECH’s stock prices and influence investors’ judgments in the stock market, constituting the crime of manipulating the trading prices of securities under the Securities and Exchange Act of Taiwan.

In response to the Prosecutor’s accusations, Mr. Sham sought relief by asserting his innocence, appointing a defense attorney, applying for an investigation of favorable evidence, and actively exercising his right to defend himself.

Civil actions against Mr. Wellen Sham

In conjunction with the Criminal Prosecution, Taiwan’s Securities Investor and Futures Trader Protection Center (“SFIPC”) initiated the following civil actions against Mr. Sham:

1.      On October 18, 2022, SFIPC initiated an ancillary civil action to the Criminal Prosecution, requesting that Mr. Sham shall bear liability for damages incurred by EPTECH. This civil action is currently consolidated with the Criminal Prosecution and is under the jurisdiction of Taiwan Taipei District Court Criminal Division, but has not been litigated in court.

2.      Based on the content of the Prosecutor’s indictment, SFIPC initiated a civil suit on August 11, 2022, asserting Mr. Sham should be dismissed from the position of Chairman of EPTECH. This suit is currently being litigated by the Intellectual Property and Commercial Court (Intellectual Property and Commercial Court, Year 2022, Shang-Su-Zi, No. 28). Currently, an agreement to suspend litigation has been reached with the opposing party (SFIPC). It is anticipated that the litigation will resume after the witnesses are summoned in the Criminal Prosecution.

3.      Based on the content of the Prosecutor’s indictment, SFIPC initiated a civil suit on November 7, 2022, asserting that the valuation of Mr. Sham’s GPS patent, acquired through technical investment, is overestimated, and asserts that EPTECH’s financial reports are misleading. SFIPC further asserts that Mr. Sham shall bear liability for damages incurred by investors of EPTECH. This suit is currently being litigated by the Intellectual Property and Commercial Court (Intellectual Property and Commercial Court, Year 2023, Shang-Su-Zi, No. 17). The court has required the SFIPC to bear the burden of proof. The next court session is scheduled to be on February 6, 2024.

4.      Pursuant to the civil suit of claim for damages of financial misrepresentation (paragraph #3, immediately preceding this paragraph), SFIPC has applied for a provisional seizure procedure. Intellectual Property and Commercial Court has ruled to grant the provisional seizure on November 25, 2022. After Mr. Sham’s appeal, the Supreme Court reverse the original provisional seizure ruling, and on December 29, 2023, the Intellectual Property and Commercial Court changed the ruling (Intellectual Property and Commercial Court, Year 2023, Shang-Quan-Geng-Zi, No. 2) to reducing the amount of the provisional seizure and required the SFIPC to first provide a security deposit before seizing Mr. Sham’s property. This requirement to SFIPC to pay a security deposit is an uncommon practice. Mr. Sham has currently appealed the Intellectual Property and Commercial Court’s remanded ruling on the provisional seizure and is awaiting a decision from the Supreme Court.

While we are unable to predict the outcomes of these matters with certainty, we expect that the final outcomes of these pending matters against Mr. Sham will not, either individually or in the aggregate, have a material adverse effect on our business, results of operations or financial condition; however, we cannot guarantee whether, when and how it would impact our brand, reputation, business, results of operations or financial condition. For additional information about legal proceedings that we may be subject to and the risks to our business related to litigation, see “Risks Related to Our Personnel — The loss of key personnel or an inability to attract, retain and motivate qualified personnel may impair our ability to expand our business” and “Risks Related to Litigation and Regulation — Our affiliated parties such as members of our management team or major shareholders may be involved in governmental investigations and civil litigation relating to the business affairs of companies with which they are, were or may in the future be affiliated with.”

Team

The management of Thunder Power has significant experience not only in the development of technology but also within the automotive industry.

Thunder Power Current Management Team

Wellen Sham: Founder, Director & CEO. He is an entrepreneur with 30 years of experience at high-tech operations & public company leadership, private equity, and VC investment & fund management. He was also the Deputy CEO at TJ Innova Engineering & Technology, biggest car design company in China with more than 10 years management experience in automotive industry.

Coleman Bradley: Director & Former Consultant, Strategic Planning & Management. Mr. Bradley is a real estate & hospitality entrepreneur. He is also engaged with technology company focused on EV heavy-duty trucks having zero emission systems, a patented technology that is installed on class 7 and 8 heavy duty trucks that provide dual power, where electric from 0-25 can be adjusted and have ICE at speeds greater than 25. See https://www.zeroemissionsystems.com. He has executed successful commercial & residential real estate transactions in U.S. with large publicly traded companies and private investor partnerships and developed publicly traded US restaurant chain in North Carolina.

Albert Chen: Head of Marketing & Patent Management. He leverages engineering background to combine technical knowledge with sales and marketing data into product strategies and has more than 10 years sales experience in tech & software sectors in USA, Europe and China.

Wayne Jo: Director & Head of Financial Planning & Analysis. He is a certified CPA with background of working on audit function in Deloitte and had financial planning & analysis experience of working at public insurance companies.

Yin-Jao Lou: SVP, R&D — Powertrain. He is a cutting-edge researcher in industrial motor design with 30 years industry experience and has held senior positions at leading industrial companies, including Atech Totalsolution. He holds 35 patents in the US & Taiwan concerning motor configuration design.

Steve Ooi: Head of Homologation. He is an automotive industry veteran with extensive experience in program management and test and validation. He held roles at Visteon and IDIADA Automotive Technology and manages vehicle validation and homologation at Thunder Power.

Facilities

Thunder Power does not own any material facilities.

Personnel

Thunder Power has no employees except management. Additionally, Thunder Power engaged three independent contractors to assist with its accounting and IT matters. Pursuant to their respective consultancy agreements with Thunder Power, each party can terminate the services with one-month advanced notice at any time or by Thunder Power immediately without any advanced notice for cause. Under the agreements, each of Messrs. Chan Shun Wah, Jo Chiu Wai and Ho Pok Man are entitled to receive monthly consultation fee of HKD 33,000, HKD 44,500 and HKD 56,600, respectively. In accordance with the terms of their respective agreements, Messrs. Chan Shun Wah, Jo Chiu Wai and Ho Pok Man have agreed to perform the following services: oversee the preparation and analysis of financial statements, including profit and loss statements, balance sheets, and cash flow statements, ensure the accuracy and integrity of the financial data and compliance with accounting standards and regulations, and to provide IT technical support to end-users, troubleshooting hardware and software issues. The foregoing description of the material terms of the three consulting agreements does not purport to be a complete description of all of the terms of each of the three consulting agreements and is qualified in its entirety by reference to the consulting agreements, which are attached as exhibits to this registration statement of which this proxy statement/prospectus forms a part.

It is anticipated that all seconded personnel and consultants would be joining the new company as employees upon the closing of the Business Combination using employment agreements drafted for their local jurisdiction. We are committed to cultivating a diverse company to enhance our culture and position the Company for improved success. Thunder Power has not made a final decision on acquisition of facilities specifically whether it intends to buy in fee simple or to lease for a number of years. It is anticipated that, upon the Closing, the management team of PubCo will consist of Christopher Nicoll as the CEO, Coleman Bradley as the Chairman of PubCo, Yuanmei Ma as the Chief Financial Officer of PubCo, and [      ]. The PubCo Board will be comprised of seven directors. Coleman Bradley, Yuanmei Ma, Mingchih Chen, Christopher Nicoll, Thomas Hollihn and [      ] are nominated by Thunder Power, among which [      ], [      ], [      ] will be independent directors. [      ] is nominated by FLFV. See “Management of The Combined Company” for more information regarding the management team of PubCo and the PubCo Board after the Closing.

FLFV is proposing the election by stockholders of the following seven (7) individuals, who will take office immediately following the Closing and who will constitute all the members of the board of directors of the Combined Company: Coleman Bradley, Yuanmei Ma, Mingchih Chen, ____, ____, ____, and ___.

“RESOLVED, as an ordinary resolution, that Coleman Bradley, Yuanmei Ma, Mingchih Chen, ____, ____, ____, and ___ be appointed as directors of the Company to serve until the 2024/2025 annual meeting of stockholders.”

Environmental, Social and Compliance (“ESG”)

Thunder Power assigns premium values and commitment to environmental, social and corporate governance initiatives. Like the general global public, Thunder Power places a premium on doing business with companies, like itself, who are associated with the adoption of electric vehicles relative to traditional, legacy vehicle manufacturers. Thunder Power has no formal ESG policy but it strives to operate within its three pillars of ESG — Environment, Social and Governance.

The Environment

Energy usage and efficiency

Through our blend of performance engineered, battery electric powertrain systems with post-luxury design, we seek to entice luxury vehicle customers to switch from polluting ICE vehicles to energy efficient, sustainable EV transportation. We believe that the efficiency of our proprietary powertrain will enable our EVs to travel further per electron than our competitors EVs — this in turn is expected to result in lower emissions by power plants on a relative basis due to the less frequent need to recharge our EVs compared to other EVs.

After establishing our brand based on style, innovation, and optionality, we intend to expand our product lineup to broaden our impact on the traditional automotive market. To further accelerate the shift to battery electric transportation, we intend to explore opportunities to sell or license our drivetrain and battery pack technologies for other automakers to facilitate their adoption of sustainable electric transportation and to explore opportunities in adjacent markets such as discussed below in “Future Technology.”

Climate change strategy

Thunder Power is driven by a desire to address the clear and present threat posed by climate change and the need for enhanced sustainability. One unexpected lesson from the COVID-19 crisis has been that the earth has a remarkable ability to heal itself when given an opportunity to do so. With fewer fossil fuel-powered aircraft in the skies and cars on the road, the world has already seen remarkable rejuvenation with cleaner, clearer skies and cleaner water around the world. It is clear that humankind’s impact on the environment through travel does impact the environment, and Thunder Power believes it is important to find ways to make transportation cleaner and more sustainable.

Waste reduction

Thunder Power’s modular strategy is designed to streamline production and reduce waste through recycling and reusage. EVs are made from easily recyclable materials such as aluminum, copper, and steel, which can be turned into new products. Thunder Power will continue to conduct research on how to develop a more environmentally friendly and easier-to-dispose Battery Pack as well as working with governments to build recycling infrastructures and educate consumers on how to dispose batteries safely. For further information on waste reduction see Energy5 your way: Electrifying’ Waste: Assessing the Impact of Electric Cars on Waste Generation (Energy5 yourway, September 27, 2023, available at https://energy5.com/electrifyin-waste-assessing-the-impact-of-electric-cars-on-waste-generation).

Biodiversity loss

The manufacture of Battery Packs involves the use of raw material. Thunder Power is sensitive to the biodiversity loss associated with making Battery Packs. Thunder Power intends to pursue sustainability through our business by focusing on recycling and waste management, logistics, supplier localization, sustainable materials selection and other areas of our business. Production and distribution consume energy, as with any manufacturer. We intend to localize production in an attempt to offset some of these energy needs and, due to advances in efficiency, we believe that our products will require less energy throughout their useful life than competing products.

Greenhouse gas emissions

There are several government and economic programs and agencies, such as the U.S. Environmental Agency (“EPA”) which encourage the manufacture of EVs. Thunder Power intends to benefit from greenhouse gas emissions credits as a way of generating revenue from the sale of such credits to other manufacturers. There are greenhouse gas emissions credits similar to the EPA’s in Europe, Canada and China which Thunder Power will explore.

Carbon footprint reduction

According to the Electric Power Research Institute, “Drilling down to the impact on cars, plugging in will result in lower carbon pollution than a comparable conventional vehicle (CV)… A PEV today has 54 percent lower lifetime carbon pollution today. In 2050, the reduction could be larger, as much as 59 to 71 percent compared to a more efficient CV that achieves 48 miles per gallon in real-world driving, depending on the electricity grid carbon intensity.” (NRDC, Study: Electric Vehicles Can Dramatically Reduce Carbon Pollution from Transportation, and Improve Air Quality, September 17, 2015, available at https://www.nrdc.org/bio/luke-tonachel/study-electric-vehicles-can-dramatically-reduce-carbon-pollution-transportation#:~:text=As%20shown%20below%2C%20a%20PEV,the%20electricity%20grid%20carbon%20intensity).

Social

Personnel Well-being:

Thunder Power places a strong emphasis on promoting the well-being of its personnel. The company acknowledges that a healthy and motivated workforce is essential for sustainable growth. Thunder Power ensures a safe and inclusive work environment, adhering to all relevant labor laws and standards. Employee welfare programs, including health and wellness initiatives, training and development opportunities, and competitive remuneration packages, are implemented to enhance job satisfaction and foster long-term career growth.

Diversity and Inclusion:

Thunder Power recognizes the importance of diversity and inclusion in driving innovation and fostering a vibrant work culture. The company promotes equal opportunities and ensures a diverse workforce through fair employment practices. Thunder Power actively encourages gender and racial diversity, providing a platform for different perspectives and ideas. By nurturing an inclusive environment, Thunder Power aims to create a harmonious workplace where all employees feel valued, respected, and empowered.

In conclusion, Thunder Power’s commitment to social responsibility is demonstrated through its initiatives focused on personnel well-being and diversity and inclusion. By prioritizing these aspects, Thunder Power not only contributes to the social fabric of the communities it operates in but also strengthens its position as a responsible corporate citizen. Through these efforts, Thunder Power sets a positive example for other organizations in the industry, highlighting the importance of social responsibility in driving sustainable growth and positive societal impact.

Fair pay and living wages

Thunder Power and its Subsidiary are in compliance with all applicable Laws regarding providing a fair pay and living wages to its personnel. Thunder Power complies with all laws regarding wages and hours and has not received written notice of any unfair labor practice complaint against it pending or that has remained unresolved.

Equal employment opportunity

We are committed to cultivating a diverse company to enhance our culture and position the Company for improved success. Our management team supports diversity, equal opportunity, and racial justice. Due to Covid-19 lock-down logistics, Thunder Power’s personnel is currently seconded from its affiliates from around the world. Thunder Power intends to cultivate a diverse company to enhance our culture and position the Company for improved success. We intend to offer education and training resources to combat complacency and engage our entire team’s support for racial justice and diversity. As we position ourselves to enter the U.S. market, we believe that our culture will inspire passionate innovators to join Thunder Power from around the world, positioning us to influence positive change both within the company and externally through our work and the quality of our product offerings.

Personnel benefits

Thunder Power does not have full-time employees. All Thunder Power’s personnel who are full-time employees will be eligible to participate in its health and welfare plan, including medical, dental and vision benefits and other benefits commonly offered to full-time employees in the EU and U.S.

Workplace health and safety

We have instilled an expectation for safety in our workplace. As a manufacturing company, we train our people for safety and maintain policies and procedures to explain the rules to our workers. During the unprecedented global pandemic due to COVID-19, we have maintained protocols that are more conservative than CDC guidelines, enabled remote work where possible, and observed strict requirements for personal protective equipment, social distancing, and low employee density at our facilities in an effort to keep our team safe.

Community engagement

As a new company in the EV market space, Thunder Power will have to make a concerted effort to garner community engagement for its EVs. In accordance with the Joint Office of Energy and Transportation (Community Engagement Tips for EV Infrastructure Deployment, available at https://driveelectric.gov/files/just-community-engagement.pdf), the components of Thunder Power’s sustainable and consistent community engagement are expected to include but not be limited to, identifying disadvantaged communities, performing education and outreach, holding engagement activities, designating a specific officer responsible for community engagement, reviewing and analyzing community input and feedback, among other matters.

Responsible supply chain partnerships

Thunder Power expects to make significant capital expenditures to scale its production capacity and improve its supply chain processes to achieve commercialization and growth for each EV in its family of EVs in the EU, U.S. and internationally. Therefore, Thunder Power intends to create responsible supply chain partnerships. However, Thunder Power recognizes that there are significant risks and uncertainties, such as those posed by the COVID-19 disruption to the global supply chain system. Thunder Power intends to develop localized supply chains and actively manage international supply chains. By establishing localized supplier bases Thunder Power believes it would be developing the most cost-efficient, cost-effective and reliable supply chains for its production facilities.

Adhering to labor laws

We intend to adhere to labor laws regarding training and providing opportunities for growth to our personnel. We intend to provide sales and manufacturing entry-level training as well as maintain career bands to support personnel advancement and offer support for personnel self-development.

Governance

Thunder Power will implement a robust governance and compliance program centered around a clear statement of principles and an expectation for both legal compliance and high ethical standards. We intend to achieve these goals through ongoing training and discussions with our employees, clear policies and guidelines, internal controls over financial transactions, technological solutions to automate screenings for legal compliance and a reporting hotline which enables personnel and service providers to share allegations of any legal or ethical matters on an anonymous basis.

Corporate governance

Moving away from its current skeleton board, Thunder Power intends that the board of directors of PubCo upon the consummation of the business combination will initially be seven (7) directors.

Risk management

Mr. Wellen Sham, the current CEO of Thunder Power is a U.S. trained CPA who has provided the board of directors of Thunder Power with extensive oversight and risk management expertise. Thunder Power intends to nominate directors on its board who have many years of public accounting experience serving global companies, with deep financial and risk management expertise covering the consumer retail markets, the energy and alternative energy, the global manufacturing and the technology sectors.

Compliance

Thunder Power has engaged attorneys in Taiwan, Hong Kong, British Virgin Islands and the U.S. to ensure its compliance with legal and regulatory requirements in these jurisdictions.

Ethical business practices

Thunder Power will implement a program to ensure high ethical business practices and standards. Such practices and standards would include but not be limited to discussions with employees and other stakeholders, having clearly written and understandable policies and procedures, ensuring an anonymous portal for complaints and reviews and implementing internal controls and audits over financial transactions and decisions.

Avoiding conflicts of interest

Except for the CEO, Thunder Power’s executive officers and directors are not required to, and will not, commit their full time to its affairs. Thunder Power will take all necessary steps to ensure this will not result in a conflict of interest in allocating their time toward its operations.

Accounting integrity and transparency

Thunder Power does not have an audit committee currently. Thunder Power intends to have an audit committee for PubCo to assist with board oversight of (1) the accounting integrity and transparency of its financial statements, (2) its compliance with legal and regulatory requirements, (3) its independent auditor’s qualifications and independence, and (4) the performance of its internal audit function and independent auditors.

Future Technology and Vehicle Programs

The below descriptions, statements, plans, and roadmaps are forward-looking and may not take place. Thunder Power can offer no guarantees to the way forward since the global EV market is constantly changing. Some of the future revenue streams and production opportunities it is considering includes creating a next generation network platform, allowing other types of vehicles and uses by other manufacturers, adding revenue streams from its suite of Intellectual Property, introducing its technology to the commercial transportation market, especially the commercial EV truck market, and exploring the battery charging opportunities with multiple large developers in the U.S, especially in parking garages and lifestyle retail developments.

Next-Generation Network Platform

The current generation of vehicles (both internal combustion engine (ICE) and EV) use extensive cable and wire. The system is difficult to improve due to its complex networks (CAN, LVDS, etc.), each using its own software. The result of using multiple networks is an increase in both weight and cost.

Amongst the future projects of the Company is its ongoing strategy to develop an automotive-grade ethernet solution comprised of consolidated cable and wire design that will operate on a unified hardware network with the potential to have a single cable network for all vehicles, using standardized software language and control features. The key benefits are expected to include a significant reduction in manufacturing and testing costs, as well as the weight of the overall car, which would, in turn, increase the range of the EV from a single charge. Thunder Power’s idea to engineer a unified system based on ethernet technology in the future, is illustrated below:

There are no guarantees or assurances that these results may not be achieved, be achieved within the timeframe the Company expects or will result in profitability or revenue generation.

Thunder Power’s automotive grade ethernet solution is anticipated to result in unified media for its domains including, but not limited to:

•        Instrument cluster

•        On-board diagnostics

•        Next-generation infotainment systems

•        Telematics with 4G modems

•        Control systems

•        Security systems

•        360-degree system

•        Ultimately self-driving capabilities

In addition, Thunder Power believes that consumers are increasingly likely to expect their cars to be extensions of their personal devices — offering access and connectivity to the internet. Faster networks will ultimately be required to carry higher levels of data and execute complex network interdependencies. Thunder Power expects that its automotive grade ethernet solution will support the necessary data rates.

Key Benefits of Thunder Power’s Automotive Ethernet:

1.      Lower cost of installation (probably a significant reduction)

2.      Faster data transmission improves the real-time experience

3.      Ubiquitous standard for common communication with consumer products

4.      A simple, standardized platform for various data types

This technological innovation, as envisaged by Thunder Power, requires further development, testing, validation, and funding. While it is unlikely that this technology will be ready in time for the launch of the proposed family of initial EVs, it is hoped that Thunder Power’s vision will be available in time for the launch of subsequent EV models.

Other Types of Vehicles and Uses

Thunder Power has developed a roadmap for additional vehicles and platforms to make its vehicles and the technology it uses more accessible at a variety of price points. Thunder Power plans to start production at the high end with the Limited-Edition Coupe to establish its brand but expects to manufacture progressively more affordable vehicles in higher volumes over time.

Depending on the opportunities which may be created by past, current, existing and future R&D developments, the Company may decide to license any one or more of the proprietary technologies it has access to, to generate recurring revenue, to sell EV credits, or to apply current technology, including the EV traction drivetrain, to other commercial applications such as those listed below:

On–road Vehicle

Passenger Vehicles
▪
Bus
▪
Commercial Vehicles
▪
Truck and Trailer

Off–road Vehicle

Electric Forklifter
▪
Agricultural & Architectural Vehicles
▪
Mining Vehicles
▪
Marine Equipment

Utility Vehicle

Van
▪
Public Transportation
▪
SUV

Additional Revenue Streams from Intellectual Property

Thunder Power believes that there are additional revenue streams possible from its suite of Intellectual Property (“IP”), especially to manufactures of other types of vehicles and in other uses. For instance, Thunder Power believes that its IP may be used in Class 2 – 6 commercial EV trucks to enhance the performance and adoption of battery electric trucks. This could be primarily focuses on the Thunder Power proprietary patented electric motor and possibly the adaptation of the proprietary patented chassis. It also believes that its IP could be used in parking garage applications (“Parking Apps”) and in sending data from shopping mall parking lots about its customers’ shopping preferences.

Intellectual Property/Technology and Targeted Sectors:

Thunder Power’s business strategy is expected to continue developing over time, as Thunder Power’s operations are expanded and advanced. Thunder Power expects to look to the commercial markets to create monetization opportunities and revenue streams based on Thunder Power’s Intellectual Property. Thunder Power views the transportation sector among the potential sources for future growth, based on existing Intellectual Property:

•        Introduction of critical components to the EV Passenger Automotive Car Supply Chain and Class 2-6 Commercial Vehicles and Passenger Car Supply Chain which include chassis, drive train and motor, suspension, body and battery.

•        Inductive Charging with Autonomous Driving feature which include target real estate sector- commercial buildings and parking facilities.

Commercial EV Manufacturers

Thunder Power’s future strategy may include introducing TPHL technology to the commercial transportation market, specifically the commercial EV truck market, Class 2 – 6, in the US. Based on preliminary internal research, there is the recommendation to expand on this opportunity as it provides for alternative revenue streams outside the passenger automobile market.

Parking garage and retail development

Based on preliminary internal research there is the recommendation to expand on this opportunity in relation to parking garages and lifestyle retail developments.

Thunder Power could leverage its patented proprietary charging with parking garage and lot owners in the United States. This includes adaptation to suburban lifestyle and high-end retail development in the United States.

According to a New York Times article by Michael Kimmelman, citing a study of parking spaces in the United States conducted by Eran Ben-Joseph, a professor of urban planning at MIT, “[t]here are said to be at least 105 million and maybe as many as 2 billion parking spaces in the United States. ... Absent hard numbers Mr. Ben-Joseph settles on a compromise of 500 million parking spaces in the country, occupying some 3,590 square miles, or an area larger than Delaware and Rhode Island combined.” (The New York Times, Paved, But Still Alive, January 6, 2012, available at https://www.nytimes.com/2012/01/08/arts/design/taking-parking-lots-seriously-as-public-spaces.html#:~:text=Ben%2DJoseph%20settles%20on%20a,it’s%20a%20lot%20of%20pavement. See also, LOE.org, ReThinking a Lot, March 23, 2012, available at https://www.loe.org/shows/segments.html?programID=12-P13-00012&segmentID=6). Many of the parking facilities in the U.S. are owned by large companies and/or real estate investment trusts, which make for a possible strategic partnership opportunity for Thunder Power.

Battery Charging with Autonomous Features

Thunder Power also see a battery charging opportunity with multiple large developers in the U.S.

Management of THUNDER POWER

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” or “our” refer to Thunder Power and its subsidiaries following the consummation of the Business Combination

The following table sets forth certain information regarding Thunder Power’s executive officers and directors as of the filing of this proxy statement/prospectus.

Name	Age	Position
Wellen Sham	70	Chief Executive Officer, and Director
Coleman Bradley	63	Director
Sik Ming Patrick Yuen	66	Director
Chiu Wai Jo	39	Director of Financial Planning & Analysis, and Director
Pok Man Ho	37	Financial Planning & Analysis Manager, and Director

For further details on the management of Thunder Power see “Business Combination Proposal (Proposal 1) — Executive Officers.”

Biographical Information of the Thunder Power’s Executive Officers and Directors

Wellen Sham is the founder, chairman and CEO of Thunder Power Holdings Limited.

With over 30 years of experience in high tech operation and management, private equity and venture capital investment, and fund management, Mr. Sham’s successful career sees him holding top leadership positions at various listed companies in Asia, including Electric Power Technology Limited. (EPTECH). In 2015, he made his first foray into the automotive industry and founded Thunder Power to realise his vision in creating a truly ground-breaking product in the electric vehicle market.

Mr. Sham is a veteran business leader with versatile skills and knowledge. After obtaining a bachelor’s degree in biochemistry from the University of Southern California, Mr. Sham continued his study in the same field and graduated with a master’s degree at the University of Nebraska. Wishing to enter the corporate world, he then went on to study accountancy at the Southern Methodist University, Texas, where he obtained his masters in accountancy, and subsequently began his professional career at KPMG. He was the first accountant to have made partner at the well-respected firm in just four years.

Mr. Sham is a member of the Hong Kong Society of Accountants and the America Institute of Certified Accountants. He is a CPA in the United States and Hong Kong, a CGMA (Chartered Global Management Accountant), and a founding member of the Hong Kong Securities and Investment Institute.

Mr. Sham moved back to Hong Kong in the mid-1980s to take the helm of KPMG Hong Kong’s merger and acquisition operations. He left the firm after seven years to open his own investment group, Pacific Capital, which had an investment portfolio spanning property and retail, financial services and telecommunications in Hong Kong, Taiwan and Mainland China.

Mr. Sham’s strong business acumen developed over the years as a fund manager and entrepreneur pointed him in the direction of electric vehicles well before the electric vehicle boom. His experience in fund management and capital raising in the Great China region has proven invaluable in terms of securing funding for a business such as Thunder Power, where research and development is crucial to delivering a remarkable product. But at the heart of his most ambitious venture is a desire to do good for humanity — Sham believes in the vision of clean mobility and is dedicated to lead Thunder Power into the new chapter of automobiles.

Coleman Bradley has served as a Director of Thunder Power since November 2019 and has previously served as Consultant, Strategic Planning and Management. Prior to joining Thunder Power, Mr. Bradley served as President of Pacific United Development from January 1992 through December 2000 and represented Pacific Electric Wire and Cable, a publicly traded company from Asia, with respect to U.S. real estate investments. Mr. Bradley was also instrumental in assisting the investor, i.e., Pacific Electric Wire and Cable through a U.S. holding company, in the acquisition of regional volume homebuilding companies in both the Texas and Florida markets. In 2000 through 2008, Mr. Bradley served as General Partner of Franklin Realty Investors, managing all facets of the partnership. In 2001, Mr. Bradley established Kenkayla Real Estate to develop, construct and own quick service restaurant (“QSR”)

properties, in Charlotte, North Carolina, and he established BRH Enterprises, LLC to own and operate a “QSR” concept. “QSR” is an industry term acronym for Quick Service Restaurants. Since January 2010, Mr. Bradley has served as founder and Chief Executive Officer of Atlantic Acquisition Group LLC, a company established to provide business and real estate acquisition and disposition services in the Mid-Atlantic states, including North Carolina, South Carolina, Georgia, Florida and Tennessee. Mr. Bradley also has served since January 2016 as Director of Zero Emissions Systems, LLC/CETI, Inc., which is invested in the electrification of heavy-duty trucks. Mr. Bradley graduated from Advanced Studies at the University Texas of Austin and Superior Real Estate School of North Carolina.

Sik Ming Patrick Yuen is an esteemed professional with a wealth of experience in accountancy, audit, taxation, and corporate finance. As a Director at Thunder Power, he has made significant contributions to the company’s financial management and strategic decision-making.

Mr. Yuen graduated from the Hong Kong Polytechnic in 1981 and began his accountancy training with Kwan Wong Tan & Fong, now known as Deloitte Touche Tohmatsu. He then joined Coopers & Lybrand, currently known as PricewaterhouseCoopers, Hong Kong in 1983, where he served as an audit intermediate and later advanced to the position of Audit Assistant Manager in 1988. During his seven years of service, he gained extensive knowledge and experience in audit, accounting, taxation, public listing, and corporate finance services.

In May 1990, Mr. Yuen established his own practice, where he successfully served a diverse range of clients across various industries, including manufacturing, trading, real estate, banking, retail, publication, partnership, investment holdings, and architect firms. This experience provided him with a comprehensive understanding of the financial intricacies and challenges faced by different sectors.

In August 1991, Mr. Yuen joined Lau & Lau, currently known as Kingston CPA Limited, as a partner, further expanding his expertise in accountancy and financial management. During his tenure, he continued to provide valuable insights and strategic guidance to his clients, assisting them in navigating complex financial landscapes and achieving their business objectives.

As a Director at Thunder Power, Mr. Yuen brings his extensive experience and expertise to the company’s financial management and corporate governance. His diverse background in accountancy, audit, taxation, and corporate finance has proven invaluable in guiding strategic decision-making, ensuring regulatory compliance, and optimizing financial performance. Patrick’s commitment to excellence and his in-depth knowledge of the industry contribute to Thunder Power’s continued growth and success.

Mr. Yuen holds several professional certifications, including being a Fellow of the Association of Chartered Certified Accountants (FCCA), Member of the Society of Chinese Accountants and Auditors (MSCA), Hong Kong Registered Financial Planner (HKRFP), and Certified Public Accountant (CPA) in practice.

Chiu Wai Jo graduated from The University of Hong Kong (Accounting and Finance) in 2007 and has extensive experience in financial services and has served as Director of Financial Planning & Analysis and Director of Thunder Power since 2017. With his extensive experience in financial services and deep industry knowledge, He has played a vital role in the growth and success of Thunder Power.

Before joining Thunder Power, Mr. Jo honed his skills during his five-year tenure at Deloitte from 2008 to 2013, where he specialized in the Financial Services industry. His expertise in financial analysis provided him with a solid foundation for his future roles in the corporate world.

Following his time at Deloitte, Mr. Jo embarked on a four-year journey from 2013 to 2017 in regional Financial Planning and Analysis (FP&A) positions within two prominent insurance companies, Manulife and Cigna. During this period, he gained valuable insights into the complexities of the insurance industry and developed a comprehensive understanding of financial planning, budgeting, and strategic decision-making within a listed company setting.

In 2017, Mr. Jo joined Thunder Power to contribute his expertise to the company’s corporate finance and FP&A functions. Over the course of five years, he has been instrumental in shaping the company’s financial strategies, providing valuable insights into investment opportunities, optimizing resource allocation, and driving operational efficiencies.

Mr. Jo’s relentless pursuit of excellence and commitment to professional development led him to become a Certified Public Accountant (CPA), further establishing his credibility and proficiency in financial management.

As a Director at Thunder Power, Mr. Jo continues to play a crucial role in guiding the company’s financial and strategic decisions. His comprehensive industry knowledge, combined with his analytical acumen and dedication to innovation, has helped position Thunder Power as a leading player in the rapidly evolving EV market.

Pok Man Ho graduated from Monash University (Accounting and Finance) in Australia in 2008 and is a seasoned professional with a diverse background in taxation, finance, human resources, and corporate governance. With his extensive experience and expertise, Mr. Ho has made significant contributions to Thunder Power.

Mr. Ho began his career in 2009 at KPMG, specializing in taxation. During his three-year tenure, he gained valuable insights into tax regulations and frameworks, developing a strong foundation in financial planning and compliance.

Following his time at KPMG, Mr. Ho held regional roles in the insurance and luxury retail industries from 2012 to 2015. During this period, he leveraged his expertise in taxation and human resources cost analysis at Assicurazioni Generali S.p.A. and Gucci Group, respectively. This experience provided him with a comprehensive understanding of the financial and operational challenges faced by multinational corporations in different sectors.

In 2015, Mr. Ho joined Thunder Power, where he has since played a pivotal role in corporate finance, financial planning and analysis (FP&A), human resources, and corporate governance. Over the past eight years, he has been instrumental in driving strategic decision-making, optimizing resource allocation, and ensuring regulatory compliance.

Mr. Ho’s multidisciplinary expertise and ability to navigate complex financial and operational landscapes have been integral to Thunder Power’s success. His in-depth knowledge of taxation, combined with his strategic financial acumen, has helped the company effectively manage its financial resources and maximize profitability.

In addition to his finance and taxation background, he is a Certified Public Accountant (CPA), further establishing his professional credibility and proficiency in financial management.

As a Director at Thunder Power, Mr. Ho continues to make significant contributions to the company’s growth and success. His comprehensive skill set, encompassing finance, human resources, and corporate governance, ensures that Thunder Power is well-positioned to navigate the dynamic EV industry and achieve its strategic objectives.

THUNDER POWER MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our combined and consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Our mission is to power the future of sustainable transportation by creating stylish, innovative and cost-efficient premium electric vehicles centered around differentiated designs and solutions tailored for every lifestyle.

We are a technology innovator and a manufacturer of premium electric vehicles (“EVs”). We have developed several proprietary technologies which are the building blocks of the Thunder Power family of EVs.

We focused on the development and manufacturing of premium EVs with differentiated designs and solutions for every lifestyle. Four models are currently featured in our phased development and roll-out strategy: the Limited-Edition Coupe, (the “Coupe” or “488”), Long-range Sedan (the “Sedan”), Compact City Car (the “City Car” or “Chloe”) and the Long-range SUV (the “SUV”, and together with the Coupe, Sedan, and City Car collectively, the “Models”). We target not only consumers who desire EVs, but also consumers who desire practical and innovative EVs, as well as consumers who seek a luxury experience. Leveraging our modular integration concept starting with the modularized chassis system patented by us, we have created a family of EVs (excluding the City Car) which share common parts and modules which we believe requires lower investment and reduced design and production time as opposed to traditional automotive manufacturers. We intend to first create the initial design for our Sedan, and then scale upwards to create the Coupe and scale downward to create the City Car. In time, we will round off our offering with the SUV.

We expect to offer the market eco-friendly, premium EVs positioned to earn market share based on design, quality, comfort, range, and price. Among other advantages, we believe that our proprietary technologies will significantly increase the driving range for our EVs while allowing for faster recharging and lower costs of ownership.

General Factors Affecting Our Results of Operations

The demand for our EVs is primarily affected by the following general factors. Changes in any of these general industry conditions could affect our business and results of operations.

•        The global growth of EV market, especially in the U.S. where we intend to build our first production facility and for the strong demand for our brand, especially in the premium segment;

•        Penetration rate of our EVs in the U.S. and across the globe, which is further affected by the following factors relating to EVs, among others, (i) overall production costs and ownership costs, (ii) functionality, performance and user experience, (iii) development of technology and level of intelligent and smart features on EV, and (iv) coverage of charging network;

•        Laws, regulations, and government policies for EVs and smart technology functions, including tax incentives, subsidies for EV production and purchases, government grants for EV manufacturers, as well as infrastructure support on expansion of charging network;

•        Macro factors that influence supply chain, OEM arrangements, material costs, manufacturing costs, delivery expense and normal operations associated with EV manufacturers;

•        Proposed changes regarding key components, primarily the origin of batteries used on EVs; and

•        Global customers’ acceptance of new technologies and brands, especially our brand.

Specific Key Factors Affecting Our Results of Operations

We believe that our performance and future success will depend on several company specific factors, including those key factors discussed below and other factors in the section of this proxy statement/prospectus titled “Risk Factors.”

Our ability to evaluate our business and future prospects

We are an early-stage company with a early stage/limited operating history, operating in a rapidly evolving and highly regulated market. Furthermore, we have not released any commercially available vehicle, and we have no experience manufacturing or selling a commercial product at scale. Because we have not generated revenue from the sale of EVs, and because of the capital-intensive nature of our business, we expect to continue to incur substantial operating losses for the foreseeable future.

Our ability to develop different models of vehicles

We currently have four Models featured in its phased development strategy and our revenue in the foreseeable future will be significantly dependent on a limited number of models. Although we have other vehicle models on our product roadmap, we currently do not expect to introduce another vehicle model for sale to these four Models until at least 2030. We expect to rely on sales from the Coupe the Sedan, the City Car, and the SUV, among other sources of financing, for the capital that will be required to develop and commercialize those subsequent models. To the extent that production of the Models is delayed, reduced or is not well-received by the market for any reason, our revenue and cash flow would be adversely affected, we may need to seek additional financing earlier than we expect, and such financing may not be available to us on commercially reasonable terms, or at all.

Our ability to control the substantial costs associated with our operations

We will require significant capital to develop and grow our business. We have incurred and expect to continue to incur significant expenses as we build our brand and develop and market our vehicles; expenses relating to developing and manufacturing our vehicles, tooling and expanding our manufacturing facilities; research and development expenses (including expenses related to the development of the current and future products), raw material procurement costs; and general and administrative expenses as we scale our operations. As a company, we do not have historical experience forecasting and budgeting for any of these expenses, and these expenses could be significantly higher than we currently anticipate. In addition, any disruption to our manufacturing operations, obtaining necessary equipment or supplies, expansion of our manufacturing facilities, or the procurement of permits and licenses relating to our expected manufacturing, sales and distribution model could significantly increase our expenses.

Our ability to develop a third-party retail product distribution and a full-service network

We anticipate utilizing third-party retail product distribution and full-service networks to execute on such plans in all markets. If our use of third-party retail production and full-service networks is not effective, our results of operations and financial conditions could be adversely affected.

Key Components of Results of Operations

The following section presents the key components of our results of operations by the nature of corresponding operating activities for the periods indicated. You should read this financial information in conjunction with those presented elsewhere in this prospectus including our financial statements and notes to our financial statements.

Revenues

We have not generated revenue from the sale of EVs. We expect to generate revenue from the sale of our EV Models, the sale and/or licensing of our technologies, and from research and development services.

Cost of revenues

Although we have no revenue, we have incurred costs associated with trying to generate revenue such as research and development, general and administrative expenses, liquidity and financing expenses and other operating activities as further described below.

General and administrative expenses

General and administrative expenses primarily consist of personnel salary and welfare expenses and professional and consulting expenses. Over the next several years, we anticipate an increase in our general and administrative expenses with our launch of production lines of our EV cars. Additionally, we expect to incur higher costs related to professional and consulting expenses associated with being a publicly traded company.

Taxation

Under the current and applicable laws of BVI, both Thunder Power and our subsidiary Thunder Power New Electric Vehicles (TPNEV) are not subject to tax on income or capital gains. As of December 31, 2023 and 2022, there was no temporary differences and no deferred tax asset or liability recognized. We do not believe that there was any uncertain tax position as of December 31, 2023 and 2022.

Results of Operations

The following table sets forth a summary of our results of operations for the year ended December 31, 2023 and 2022. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Years Ended December 31,
	2023	2022
Revenues	$—	$—

Operating expenses
General and administrative expenses	(1,815,071)	(432,005)
Total operating expenses	(1,815,071)	(432,005)

Other income (expenses), net
Other income	—	2
Foreign currency exchange loss	(573)	(3)
Total other (expenses) income, net	(573)	(1)

Loss before income taxes	(1,815,644)	(432,006)
Income tax expenses	—	—
Net loss	$(1,815,644)	$(432,006)

General and Administrative Expenses.    The general and administrative expenses increased by approximately $1.4 million, or 320.2% from approximately $0.4 million for the year ended December 31, 2022 to approximately $1.8 million for the year ended December 31, 2023. The increase was primarily due to an increase of approximately $0.3 million in share-based compensation expenses as we issued ordinary shares at lower cost than fair value in certain private placements, an increase of approximately $0.5 million in share-based settlement expenses because we settled obligations due to our shareholder and his spouse by issuance of ordinary shares at lower cost than fair value, and an increase of approximately $0.6 million in professional and consulting expenses as we engaged auditors and counsellors in preparation of potential business combination with a special purpose acquisition company.

Net loss.    As a result of the foregoing, we incurred a net loss of approximately $1.8 million and $0.4 million for the year ended December 31, 2023 and 2022.

Liquidity and Capital Resources

To date, we have financed our operating activities primarily through cash raised in loans from related parties disclosed elsewhere in this prospectus and equity financing including private placements. As of December 31, 2023 and 2022, our cash was approximately $0.2 million and $0.3 million, respectively.

We have been incurring losses from operations since its inception. Accumulated loss amounted to $34,429,895 and $32,614,251 as of December 31, 2023 and 2022, respectively. Net cash used in operating activities were $658,729 and 49,843 for the years ended December 31, 2023 and 2022. As of December 31, 2023 and 2022, the working capital (deficit) was $653,839 and ($255,181), respectively. The working capital (deficit) excluded the non-cash items, which are deferred offering costs and advance of subscription fees from shareholders. These conditions raised substantial doubts about the our ability to continue as a going concern.

Our liquidity is based on our ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds on favorable economic terms to fund our general operations and capital expansion needs. Our ability to continue as a going concern is dependent on management’s ability to successfully execute our business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. As of December 31, 2023, the balance of cash was approximately $0.2 million, which could well cover current liabilities. Currently, we are working to improve our liquidity and capital sources mainly through borrowing from related parties by obtaining financial support from our principal shareholder who has committed to continue providing funds for our working capital needs whenever needed as disclosed elsewhere in this prospectus.

In addition, in order to fully implement our business plan and sustain continued growth, we are also actively seeking private equity financing from outside investors. However, there can be no assurance that these plans and arrangements will be sufficient to fund our ongoing capital expenditure, working capital, and other requirements.

Cash Flows

The following table sets forth a summary of our cash flows for the years presented:

	For the Year Ended December 31,
	2023	2022
Net cash used in operating activities	$(658,729)	$(49,843)
Net cash provided by financing activities	605,250	300,000
Net (decrease) increase in cash	(53,479)	250,157
Cash, beginning of year	250,386	229
Cash, end of year	$196,907	$250,386

Operating Activities

Net cash used in operating activities for the year ended December 31, 2023 was approximately $0.7 million, primarily attributable to net loss of approximately $1.8 million, adjusted for non-cash share-based compensation expenses of approximately $0.3 million, share-based settlement expenses of approximately $0.5 million, and an increase of approximately $0.2 million in amounts due to related parties which paid certain operating expenses on behalf of us.

Net cash used in operating activities for the year ended December 31, 2022 was $49,843, primarily attributable to net loss of approximately $0.4 million, adjusted for non-cash depreciation expenses of $32,982, amortization of right-of-use assets of $32,904, share-based compensation expenses of $16,676, and an increase of approximately $0.3 million in amounts due to related parties which paid certain operating expenses on behalf of us.

Financing Activities

For the year ended December 31, 2023, we reported cash provided by financing activities of approximately $0.6 million, which were primarily provided by subscription fees of approximately $1.8 million advanced from shareholders, partially offset by payment of approximately $0.6 million of extension loans on behalf of the sponsor of a SPAC and payment of approximately $0.4 million of offering costs.

For the year ended December 31, 2022, we reported cash provided by financing activities of approximately $0.3 million, which were provided by subscription fees advanced from shareholders.

Commitment and Contingencies

In the normal course of business, we are subject to loss contingencies, such as certain legal proceedings, claims and disputes. We record a liability for such loss contingencies when the likelihood of an unfavorable outcome is probable and the amount of loss can be reasonably estimated.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in product development services with us.

Research and Development

We have incurred minimal research and development expenses for the years ended December 31, 2023 and 2022. The researched and development expenses were recorded in “general and administrative expenses” in the consolidated statements of operations.

Share-based compensation

We account for share options and restricted share units granted to personnel, directors, and non-employees under ASC 718, “Stock Compensation”.

Share-based awards that are subject to both the service period and performance condition, including Company-level performance target and the Participant’s performance (as such term is defined in the 2019 Thunder Power 2024 Plan), are measured at the grant date fair value.

The fair value of the share options and restricted share units granted is determined with the assistance of an independent valuation specialist using widely accepted valuation techniques, including the use of binomial option pricing model for valuation of share options.

Fair value of ordinary shares

Prior to becoming a publicly traded company pursuant to this prospectus, we are a private company with no quoted market prices our ordinary shares. Therefore, we do not know the value of our ordinary shares granted as share-based compensation. If we need to place a value on our ordinary shares, we would have to make estimates of the fair value of our ordinary shares at various dates for the purpose of determining the fair value of our ordinary shares at the date of the grant of share-based compensation award to our personnel.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Prior to our initial public offering, we had been a private company with three (3) reporting and accounting personnel and other resources with which we address our internal control over financial reporting. In connection with the audit of our combined and consolidated financial statements as of and for the years ended December 31, 2023 and 2022, we used an independent registered public accounting firm.

There may be material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB. A “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. Material weaknesses identified for private companies our size and in our current growth stage relate to (i) lack of sufficient accounting personnel for financial information processing and reporting and with appropriate U.S. GAAP knowledge, and (ii) lack of formal risk assessment process over financial reporting.

If such material weaknesses are identified in our accounting and financial reporting practices, we intend to implement a number of measures to address any material weaknesses that may be identified in connection with the audit of our combined and consolidated financial statements as of and for the years ended December 31, 2023 and 2022.

As a public company, we intend to:

(i)     hire new and additional competent and qualified accounting and reporting personnel with appropriate knowledge and experience of U.S. GAAP and SEC financial reporting requirements to strengthen the financial reporting function;

(ii)    develop a set of accounting policies and procedures, which document the current U.S. GAAP accounting policies that are applicable to our business; and

(iii)   provide internal training programs for our accounting and financial personnel to our current accounting team on U.S. GAAP knowledge and completed a systematic accounting manual for U.S. GAAP and financial closing process.

Critical Accounting Estimates

We prepare our financial statements in accordance with U.S. GAAP, which requires our management to make judgments, estimates and assumptions. We continually evaluate these judgments, estimates and assumptions based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and various assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

We do not have critical accounting estimates that are related to us. A list of accounting policies, judgements and estimates that are relevant to us is included in note 2 of our consolidated financial statements included elsewhere in this prospectus.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in note 2 to our consolidated financial statements included elsewhere in this prospectus.

EXECUTIVE COMPENSATION OF THUNDER POWER

The PubCo will qualify as an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, Thunder Power is required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as a narrative disclosure regarding executive compensation. Further, Thunder Power’s reporting obligations extend only to Thunder Power’s “named executive officers,” who are the individuals who served as Thunder Power’s principal executive officer, Thunder Power’s next two other most highly compensated officers at the end of the last completed fiscal year and up to two additional individuals who would have been considered one of Thunder Power’s next two most highly compensated officers except that such individuals did not serve as executive officers at the end of the last completed fiscal year. For the 2023 fiscal year, Thunder Power’s only “named executive officer” is Mr. Wellen Sham, who currently serves as Thunder Power’s Chief Executive Officer.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to Thunder Power’s executive officers for the fiscal years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Stock Awards ($)	All Other Compensation ($)		Total ($)
Wellen Sham	2023	206,110	—	—	—	461,566	(1)	667,676
Chief Executive Officer	2022	270,000	—	—	—	—		270,000
Chiu Wai Jo	2023	66,026	—	—	—	—		66,026
Director of Financial Planning & Analysis	2022	60,000	—	—	—	—		60,000
Pok Man Ho	2023	84,500	—	—	—	—		84,500
Financial Planning & Analysis Manager	2022	76,923	—	—	—	—		76,923

____________

(1)      In June 2023, Thunder Power issued 17,008,312 shares of Thunder Power’s common stock at $0.058 per share to Mr. Wellen Sham to settle certain of Thunder Power’s then-outstanding liabilities. On the issuance date, the fair value of the common stock was $0.063 per share, and the fair value of the common stock exceeding Thunder Power’s then-outstanding liabilities was $461,566, which was deemed as share-based compensation to Mr. Wellen Sham. For additional information, see “Note 7 — Common Stocks” and “Note 9 — Share-Based Compensation — Other Share-Based Compensation” to the notes to Thunder Power’s consolidated financial statements.

Narrative Disclosure of the Summary Compensation Table

Elements of Compensation in 2023 and 2022

The directors and executive officers of Thunder Power are not paid by Thunder Power but are rather paid by affiliates of Thunder Power. Thunder Power’s executive officers do not receive pension, retirement or other similar benefits, and Thunder Power has not set aside or accrued any amount to provide cash benefits to its executive officers. Thunder Power is not a party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Base Salary

The base salary payable to each named executive officer is intended to provide a fixed compensation reflecting the respective officer’s skills, experience, role, responsibilities and contributions.

Employment Agreements

Thunder Power has not entered into employment agreements with Messrs. Wellen Sham, Chiu Wai Jo or Pok Man Ho. In the event that Thunder Power enters into employment agreements with Messrs. Wellen Sham, Chiu Wai Jo or Pok Man Ho, such agreements will be filed and disclosed in accordance with the SEC’s disclosure rules. Messrs. Chiu Wai Jo and Pok Man Ho are currently independent contractors under the terms of their respective consultancy agreements. For additional information, including a summary of the material terms of Messrs. Chiu Wai Jo and Pok Man Ho’s consulting agreements, see “Business of Thunder Power — Personnel.”

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all of the outstanding equity awards for Thunder Power’s named executive officers as of the fiscal year ended December 31, 2023.

	Option Awards(1)
Name	Number of securities underlying unexercised options (#) exercisable	Grant Date	Option Exercise price ($)	Option Expiration Date
Wellen Sham	—	—	—	—
Chiu Wai Jo	22,500	(2)	1.00	(2)
	2,500	(3)	1.50	(3)
Pok Man Ho	20,000	(4)	1.00	(4)

____________

(1)      All option awards were granted subject to Thunder Power’s share option plan, adopted by an ordinary resolution on October 24, 2014, as amended.

(2)      Of the 22,500 options granted to Chiu Wai Jo: (a) 12,500 were granted on May 1, 2017 and expire on May 1, 2024, (b) 5,000 were granted on July 1, 2018 and expire on July 1, 2024, and (c) 5,000 were granted on July 1, 2018 and expire on July 1, 2025.

(3)      Of the 2,500 options granted to Chiu Wai Jo: 2,500 were granted on October 1, 2017 and expire on October 1, 2024.

(4)      Of the 20,000 options granted to Pok Man Ho: (a) 10,000 were granted on January 1, 2019 and expire on January 1, 2025, and (b) 10,000 were granted on January 1, 2019 and expire on January 1, 2026.

Non-Employee Director Compensation

The table below represents the total compensation that each of Thunder Power’s non-employee directors received during the year ended December 31, 2023.

Name	Fees earned or paid in cash ($)	Stock options ($)	Total ($)
Coleman Bradley	—	—	—
Sik Ming Patrick Yuen	—	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PUBCO

The following table sets forth information regarding the expected beneficial ownership of PubCo Ordinary Shares immediately following the consummation of the Business Combination by:

•        each person who is expected to beneficially own 5.0% or more of the outstanding PubCo Ordinary Shares;

•        each executive officer and director nominee of PubCo; and

•        all of those executive officers and director nominees of PubCo as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person including transferees of any potential minority investment in or secondary share transfers involving less than 2.5% of the voting power and economic interest of Thunder Power prior to the Closing as permitted under the Business Combination Agreement.

The expected beneficial ownership of shares of PubCo Ordinary Shares immediately following the consummation of the Business Combination assumes two scenarios:

•        a “no redemption” scenario where no FLFV Public Stockholders exercise redemption rights with respect to their Public Shares; and

•        a “maximum redemption” scenario where all FLFV Public Stockholders exercise their redemption rights in respect of ___ Public Shares for their pro rata shares of the funds in the Trust Account at a redemption price of $10.__ per share.

Based on the foregoing assumptions, we estimate that there would be __ PubCo Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and ___ PubCo Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

	Ordinary Shares Beneficially Owned Immediately Prior to Closing of the Business Combination		Ordinary Shares Beneficially Owned Immediately After Closing of the Business Combination
Name of Beneficial Owner	Number of PubCo Ordinary Shares Equivalents	% of PubCo Ordinary Shares Equivalents	Number of PubCo Ordinary Shares	% of PubCo Ordinary Shares (assuming no redemptions)	% of PubCo Ordinary Shares (assuming maximum redemptions)
Directors Nominees and Executive Officers(1)
Wellen Sham(2)	—	—	[ ]	[ ]	[ ]
Coleman Bradley	—	—	—	—	—
Sik Ming Patrick Yuen	—	—	—	—	—
Chiu Wai Jo	—	—	—	—	—
Pok Man Ho	—	—	—	—	—

	Ordinary Shares Beneficially Owned Immediately Prior to Closing of the Business Combination		Ordinary Shares Beneficially Owned Immediately After Closing of the Business Combination
Name of Beneficial Owner	Number of PubCo Ordinary Shares Equivalents	% of PubCo Ordinary Shares Equivalents	Number of PubCo Ordinary Shares	% of PubCo Ordinary Shares (assuming no redemptions)	% of PubCo Ordinary Shares (assuming maximum redemptions)
Director Nominees and Executive Officers as a group (5 individuals)	—	—	[ ]	[ ]	[ ]
5.0% Shareholders
Gen A Holdings LLC(3)	—	—	[ ]	[ ]	[ ]
Gen M Holdings LLC(4)	—	—	[ ]	[ ]	[ ]
Gen J Holdings LLC(5)			[ ]	[ ]	[ ]
Electric Power Technology Ltd (EPTL)(6)	—	—	[ ]	[ ]	[ ]
Old Gen Holdings LLC(7)	—	—	[ ]	[ ]	[ ]
Lu Cai-Ni(8)	—	—	[ ]	[ ]	[ ]
Sponsors and affiliates	[ ]	[ ]	[ ]	[ ]	[ ]

____________

Notes:

(1)      As of September 19, 2023. Unless otherwise noted, the business address for the directors and executive officers of TPHL is c/o Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(2)      Represents the shares of TPHL directly owned by Mr. Wellen Sham, CEO of TPHL which were converted into PubCo Ordinary Shares upon the closing of the Business Combination.

(3)      Consists of 32,157,545 shares of TPHL directly held by Gen A Holdings LLC, a Delaware trust, for the AS Family Trust, wholly owned by Annette Sham, a daughter of Wellen Sham and Ling Houng Sham. These shares may be attributed to Wellen and Ling Houng Sham.

(4)      Consists of 32,157,545 shares of TPHL directly held by Gen M Holdings LLC, a Delaware trust, for the MS Family Trust, wholly owned by Marina Mae Sham, a daughter of Wellen Sham and Ling Houng Sham. These shares may be attributed to Wellen Sham and Ling Houng Sham.

(5)      Consists of 64,315,089 shares of TPHL directly held by Gen J Holdings LLC, a Delaware trust, for the JS Family Trust, wholly owned by Julian Coleman Sham, a son of Wellen Sham and Ling Houng Sham. These shares may be attributed to Wellen Sham and Ling Houng Sham.

(6)      Consists of 82,229,842 shares of TPHL directly held by EPTL, a Taiwanese public company listed in Taiwan (Taiwan List Co. 4529). Mr. Sham is Chairperson of EPTL.

(7)      Consists of 32,157,545 shares of TPHL directly held by Old Gen Holdings LLC, a Delaware trust, for the WS Family Trust, wholly owned by Wellen Sham. These shares may be attributed to Wellen Sham and Ling Houng Sham.

(8)      Consists of 18,666,667 shares of TPHL directly held by Lu Cai-NI, a Taiwanese individual not affiliated with Wellen Sham.

As of September 19, 2023, Thunder Power is beneficial owned by the following individuals and entities:

Beneficial Owner	Shareholder Name on Record	Jurisdiction	Share Type	No of shares	Percentage Ownership
AS Family Trust (Wholly owned by Annette Sham)	Gen A Holdings LLC	DE	Ordinary	32,157,545	11.01%
MS Family Trust (Wholly owned by Marina Mae Sham)	Gen M Holdings LLC	DE	Ordinary	32,157,545	11.01%
JS Family Trust (Wholly owned by Julian Coleman Sham)	Gen J Holdings LLC	DE	Ordinary	64,315,089	22.03%

Beneficial Owner	Shareholder Name on Record	Jurisdiction	Share Type	No of shares	Percentage Ownership
Public Company listed in Taiwan (Taiwan List Co. 4529)(1)	Electric Power Technology Ltd	Taiwan	Ordinary	82,229,842	28.19%
WS Family Trust (Wholly owned by Wellen Sham)	Old Gen Holdings LLC	DE	Ordinary	32,157,545	11.01%
Wellen Sham	Wellen Sham	Individual; Taiwan	Ordinary	17,008,312	5.83%
Ling Houng Sham	Ling Houng Sham	Individual; Taiwan	Ordinary	4,166,667	1.48%
Lu	Cai-Ni	Individual; Taiwan	Ordinary	18,666,667	6.34%

____________

Notes:

(1)      No public shareholder of Electric Power Technology Ltd (“EPTL”) owns more than 0.469% of Thunder Power. Mr. Wellen Sham is the chairperson of EPTL.

Thunder Power does not intend for any changes to be made in the beneficial ownership structure prior to the closing of the Business Combination. The only company Ordinary Shares that will be issued and outstanding immediately after the Closing will be the Company Ordinary Shares owned by the PubCo. Except for the Company Ordinary Shares, no other class in the share capital of Thunder Power is authorized or issued or outstanding.

Thunder Power’s capitalization includes 590,000 outstanding options granted to personnel as of September 30, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PUBCO

The following table and accompanying footnotes set forth information regarding the (i) actual beneficial ownership of shares of FLFV Common Stock as of the Record Date, and (ii) expected beneficial ownership of shares of PubCo Common Stock immediately following the consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption scenario” as described below) by:

•        FLFV’s current executive officers and directors;

•        each person who is expected to become one of the executive officers or directors of PubCo following the Business Combination, assuming the Director Election Proposal is approved;

•        all of FLFV’s current executive officers and directors as a group, and all of the executive officers and directors of PubCo, assuming the Director Election Proposal is approved, as a group; and

•        each person who is known to be the beneficial owner of more than 5% of the outstanding FLFV Common Stock or is expected to be the beneficial owner of more than 5% of shares of PubCo Common Stock following the Business Combination.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.

The beneficial ownership of shares of FLFV Common Stock prior to the Business Combination is calculated based on 7,986,118 shares of FLFV Common Stock (consisting of 4,983,493 Public Shares, 2,443,750 Founder Shares, 60,000 Representative Shares and 498,875 Private Shares) issued and outstanding as of the Record Date.

The expected beneficial ownership of shares of PubCo Common Stock following the Business Combination is calculated based on 50,622,171 shares (assuming no redemptions) of PubCo Common Stock expected to be outstanding immediately following consummation of the Business Combination and assumes an exchange ratio for converting each Thunder Power Ordinary Share into shares of PubCo Common Stock of [            ].

In connection with the Extension approved at the 2023 Special Meeting, 4,791,507 Public Shares were redeemed by FLFV’s stockholder, as a result of which, FLFV currently has 4,983,493 Public Shares. The expected beneficial ownership of shares of PubCo Common Stock immediately prior to the closing of the Business Combination also assumes two redemption scenarios as follows:

•        Assuming No Redemptions (Scenario 1):    This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares for their pro rata share of the Trust Account; and

•        Assuming Maximum Redemptions (Scenario 2):    This presentation assumes that a maximum of 3,841,277 Public Shares issued and outstanding as of the Closing are redeemed to satisfy the $5,000,000 available closing cash condition, resulting in an aggregate cash payment of approximately $41.0 million from the Trust Account based on an assumed redemption price of $10.68 per share as of September 30, 2023. As of the date of this proxy statement/prospectus, the redemption price increased from $10.68 per share to $10.70 per share which reflects two of $100,000 non-interest bearing loans from Thunder Power and deposited into the Trust Account in order to extend the available time to complete the Business Combination to March 21, 2024.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	FLFV Pre-Business Combination		PubCo Post-Business Combination
	FLFV Common Stock		Assuming No Redemption			Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Outstanding Shares of FLFV Common Stock	Number of Shares	%		Number of Shares	%
Directors and Executive Officers of FLFV(1)
XUEDONG (TONY) TIAN	117,030	1.47%	117,030	*		117,030	*
LEI XU	126,990	1.59%	126,990	*		126,990	*
YUANMEI MA	117,030	1.47%	117,030	*		117,030	*
KEVIN VASSILY	20,000	0.25%	50,000	*		50,000	*
DAVID PING LI	20,000	0.25%	50,000	*		50,000	*
Wenbing Chris Wang	10,000	0.125%	40,000	*		40,000	*
All Directors and Executive Officers of FLFV as a group (5 Individuals)	401,050	5.02%	491,050	*		491,050	*

5% Stockholders of FLFV
FEUTUNE LIGHT SPONSOR LLC	2,014,400	25.22%	2,541,163	5.02%		2,541,163	5.45%

Directors and Executive Officers of PubCo After Consummation of the Business Combination(2)
Wellen Sham(3)	—	—	[ ]	[ ]	%	[ ]	[ ]	%
Coleman Bradley	—	—	[ ]	[ ]	%	[ ]	[ ]	%
Mingchih Chen	—	—	[ ]	[ ]	%	[ ]	[ ]	%
Yuanmei Ma	117,030	1.47%	117,030	*		117,030	*
All Directors and Executive Officers of PubCo as a Group (7 Individuals)	—	—	[ ]	[ ]	%	[ ]	[ ]	%

5% Stockholders of PubCo after the Consummation of the Business Combination
Gen A Holdings LLC(4)	—	—	[ ]	[ ]	%	[ ]	[ ]	%
Gen M Holdings LLC(5)	—	—	[ ]	[ ]	%	[ ]	[ ]	%
Gen J Holdings LLC(6)	—	—	[ ]	[ ]	%	[ ]	[ ]	%
Electric Power Technology Ltd (EPTL)(7)	—	—	[ ]	[ ]	%	[ ]	[ ]	%
Old Gen Holdings LLC(8)	—	—	[ ]	[ ]	%	[ ]	[ ]	%
Lu Cai-Ni(9)	—	—	[ ]	[ ]	%	[ ]	[ ]	%

____________

*        Represents beneficial ownership of less than one percent

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 48 Bridge Street Building A, Metuchen, New Jersey 08840.

(2)      Unless otherwise indicated, the business address of each of each of the following entities or individuals is [            ].

(3)      Represents the shares of TPHL directly owned by Mr. Wellen Sham, CEO of TPHL which were converted into PubCo Ordinary Shares upon the closing of the Business Combination.

(4)      Consists of 32,157,545 shares of TPHL directly held by Gen A Holdings LLC, a Delaware trust, for the AS Family Trust, wholly owned by Annette Sham, a daughter of Wellen Sham. These shares may be attributed to Wellen Sham and Ling Houng Sham.

(5)      Consists of 32,157,545 shares of TPHL directly held by Gen M Holdings LLC, a Delaware trust, for the MS Family Trust, wholly owned by Marina Mae Sham, a daughter of Wellen Sham. These shares may be attributed to Wellen Sham and Ling Houng Sham.

(6)      Consists of [64,315,089} shares of TPHL directly held by Gen J Holdings LLC, a Delaware trust, for the JS Family Trust, wholly owned by Julian Coleman Sham, a son of Wellen Sham. These shares may be attributed to Wellen Sham and Ling Houng Sham.

(7)      Consists of 82,229,842 shares of TPHL directly held by EPTL, a Taiwanese public company listed in Taiwan (Taiwan List Co. 4529). Mr. Sham is Chairperson of EPTL.

(8)      Consists of 32,157,545 shares of TPHL directly held by Old Gen Holdings LLC, a Delaware trust, for the WS Family Trust, wholly owned by Wellen Sham. These shares may be attributed to Wellen Sham and Ling Houng Sham.

(9)      Consists of 18,666,667 shares of TPHL directly held by Lu Cai-NI, a Taiwanese individual not affiliated with Wellen Sham.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Except as discussed below, FLFV has not yet adopted a formal policy for the review, approval, or ratification of related party transactions.

FLFV has adopted a code of ethics requiring FLFV to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in FLFV’s public filings with the SEC. Under FLFV’s code of ethics, conflict of interest situations will include any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, FLFV’s audit committee, pursuant to the adopted written charter, will be responsible for reviewing and approving related party transactions to the extent that FLFV enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. FLFV also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

FLFV Related Party Transactions

Founder Shares

On February 2, 2022, the Sponsor acquired 2,443,750 Class B common stock (“Founder Shares”) of for an aggregate purchase price of $25,000, or approximately $0.01 per share. As of December 31, 2023 and 2022, there were 2,443,750 Founder Shares issued and outstanding.

The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the number of Class A Common Stock and Class B Common Stock (defined below in Note 7) issued and outstanding upon completion of the IPO.

The founders have agreed not to transfer, assign or sell 50% its Founder Shares until the earlier to occur of: (A) six months after the completion of FLFV’s initial business combination, or (B) the date on which the closing price of FLFV’s Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after FLFV’s initial business combination and the remaining 50% of the Founder Shares may not be transferred, assigned or sold until six months after the date of the consummation of FLFV’s initial business combination, or earlier, in either case, if, subsequent to FLFV’s initial business combination, FLFV consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of FLFV’s initial stockholders with respect to any Founder Shares. The Sponsor has transferred an aggregate amount of 505,000 Founder Shares to FLFV’s management and directors.

Substantially concurrently with the closing of the IPO, FLFV completed the sale of 498,875 Private Placement Units at a price of $10.00 per unit including 478,875 shares to FLFV’s Sponsor, and 20,000 shares to US Tiger for aggregate proceeds to FLFV of $4,988,750.

The sale of the Founder Shares to FLFV’s management and directors is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 505,000 Founder Shares granted to FLFV’s management and directors less the estimated forfeiture of 75,650 Founder Shares was $107,712 for a total of 429,350 Founder Shares or $0.25 per share. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a business combination). Compensation expense related to the Founder Shares is recognized only when the business combination is consummated under ASC 718. As such no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a business combination is consummated in an amount equal to the number of Founder Shares less the number of Founder Shares forfeited times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

Representative Shares

FLFV also issued 60,000 Representative Shares to US Tiger as part of representative compensation. The Representative Shares are identical to the Public Shares except that US Tiger has agreed not to transfer, assign or sell any such Representative Shares until the completion of FLFV’s initial business combination. In addition, US Tiger has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of FLFV’s initial business combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if FLFV fails to complete its initial business combination within the Combination Period.

Promissory Note — Related Parties

On February 2, 2022, the Sponsor agreed to loan FLFV up to $500,000 to be used for a portion of the expenses of the IPO. This loan is non-interest bearing, unsecured and is due at the earlier of (1) January 31, 2023 or (2) the date on which FLFV consummates an initial public offering of its securities. Prior to the IPO, FLFV had $280,000 outstanding loan balance. The loan was repaid on June 21, 2022.

On March 21, 2023, the Extension Payment was deposited by the Sponsor into the Trust Account for the public stockholders, representing $0.10 per public share, which enables FLFV to extend the period of time it has to consummate its initial business combination by three months from March 21, 2023 to June 21, 2023.

In connection with the Extension Payment, FLFV issued the Note to the Sponsor. The Note is non-interest bearing and payable (subject to the waiver against trust provisions) upon the date on which FLFV consummates its initial business combination. The principal balance may be prepaid at any time, at the election of FLFV. The holder of the Note has the right, but not the obligation, to convert the Note, in whole or in part, into Private Units of FLFV, as described in the Prospectus, by providing FLFV with written notice of its intention to convert the Note at least two business days prior to the closing of FLFV’s initial business combination. The number of Private Units to be received by the holder of the Note in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to the holder, by (y) $10.00. $600,000 of the Extension Payment was deposited by FLFV’s Sponsor and $377,500 was deposited by FLFV from its working capital account in lieu of the Sponsor, pursuant to the Short-Term Loan to FLFV, which provides for repayment on or before March 31, 2023. The Short-Term Loan was repaid in full on March 24, 2023.

Following the Special Meeting, as of December 31, 2023, four Monthly Extension Payments were deposited into the Trust Account for the public stockholders as of December 31, 2023 by the Sponsor, which enabled FLFV to extend the period of time it has to consummate its initial business combination by four months from June 21, 2023 to October 21, 2023. In connection with the four Monthly Extension Payments, FLFV issued four notes to the Sponsor.

From October to December 2023, three Monthly Extension Payments were deposited into the Trust Account by TPH which enabled FLFV to extend the date by which it has to consummate its initial business combination by three months from October 21, 2023 to January 21, 2024. In connection with the October to December Monthly Extension Payments, FLFV issued three unsecured promissory notes of $100,000 each to TPH to evidence the payment made for the October to December Monthly Extension Payments.

The notes bear no interest and are payable in full upon the earlier to occur of (i) the consummation of FLFV’s business combination or (ii) the date of expiry of the term of FLFV (the “Maturity Date”). The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action, (iii) the breach of FLFV’s obligations thereunder; (iv) any cross defaults; (v) any enforcement proceedings against FLFV; and (vi) any unlawfulness and invalidity in connection with the performance of the obligations thereunder, in which case the notes may be accelerated.

The payee of the notes, has the right, but not the obligation, to convert the notes, in whole or in part, respectively, into Private Units of FLFV, that are identical to Public Units of FLFV, subject to certain exceptions, as described in the Prospectus, by providing FLFV with written notice of the intention to convert at least two business days prior to the closing of the business combination. The number of Private Units to be received by the Sponsor in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to the Sponsor by (y) $10.00.

As of December 31, 2023 and December 31, 2022, FLFV had a total of $1,377,500 and nil, respectively, of promissory notes for extension from the Sponsor. As of December 31, 2023 and December 31, 2022, FLFV had a total of $300,000 and nil, respectively, of promissory notes for extension from TPH.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor, or an affiliate of the Sponsor or certain of FLFV’s officers and directors may, but are not obligated to, loan FLFV funds as may be required. If FLFV completes the initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, FLFV may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $3,000,000 of such loans may be converted upon consummation of the business combination into Private Placement Units at a price of $10.00 per unit (the “Working Capital Units”). If FLFV does not complete a business combination, the loans would be repaid out of funds not held in the Trust Account, and only to the extent available. Such Working Capital Units converted from loan would be identical to the Private Placement Units sold in the Private Placement.

In addition to the promissory notes in relation to the Monthly Extension Payments, FLFV also borrowed $485,000 from the Sponsor for working capital purposes.

As of December 31, 2023 and December 31, 2022, FLFV had total loans from related parties amounted to $2,162,500 and nil, respectively.

Thunder Power Related Party Transactions

Leases — Related Party

On January 1, 2021 and March 17, 2022, Thunder Power entered into sublease agreements with an affiliate, Thunder Power Hong Kong Limited (TPHKL).

Promissory Note — Related Party

Thunder Power has entered in a conversion debt agreement with Mr. Wellen Sham, its CEO, on May 30, 2023, and two debt agreements with Thunder Power Electric Vehicle (Hong Kong) Limited and Thunder Power Hong Kong Limited respectively on June 30, 2023.

Thunder Power owed legal fees to Ms. Tong Wai Oi Wanda of HKD439,500.00 which was converted into 1,173,878 ordinary shares of Thunder Power at USD0.048 per share.

Accounts Payable — Related Party

As of September 2023, Thunder Power owes TPHKL US$51,720.00 for office rental fees and employee expenses.

As of September 2023, Wellen Sham is owed US$86,101.00 and CNY 3,260,686.00 by TPHKL.

DESCRIPTION OF PUBCO’S SECURITIES AFTER THE BUSINESS COMBINATION

As a result of the Business Combination, FLFV stockholders who have or who receive shares of FLFV Common Stock will become the stockholders of the Combined Company. Your rights as the Combined Company stockholders will be governed by Delaware law, the Proposed Charter, and the Proposed Bylaws, if approved. The following description of the material terms of the Combined Company’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the Business Combination, FLFV will amend and restate the Current Charter. The following summary of the material terms the Combined Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter is attached as Annex B to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter, and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of the Combined Company securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 1,100,000,000 shares, consisting of 1,000,000,000 shares of common stock, par value of $0.0001 per share, and 100,000,000 shares of preferred stock, par value of $0.0001 per share. As of the Record Date, there were [            ] shares of FLFV Common Stock issued and outstanding. No shares of preferred stock are currently outstanding.

Common Stock

The Proposed Charter, which FLFV will adopt if the Charter Amendment Proposal is approved, provides the following with respect to the rights, powers, preferences, and privileges of PubCo Common Stock.

Voting Power

Except as otherwise provided herein or expressly required by law, each holder of PubCo Common Stock is entitled to one vote per share on matters to be voted on by stockholders. The holders of PubCo Common Stock possess all voting power for the election of the Combined Company’s directors and all other matters requiring stockholder action.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, holders of PubCo Common Stock will be entitled to receive dividends when, as, and if declared by the PubCo Board in accordance with applicable law, in its discretion, out of funds legally available therefor. FLFV has not historically paid any cash dividends on its FLFV Common Stock to date and does not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon PubCo’s revenues and earnings, if any, capital requirements, and general financial conditions. In no event will any stock dividends, stock splits, or combinations of shares be declared or made on PubCo Common Stock unless the shares of PubCo Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution, and Winding Up

Subject to the rights and preferences of the holders of the shares of any outstanding series of preferred stock, in the event of a voluntary or involuntary liquidation, dissolution, or winding up of PubCo, the funds and assets of PubCo that may be legally distributed to PubCo’s stockholders shall be distributed among the holders of the then outstanding PubCo Common Stock pro rata in accordance with the number of shares of PubCo Common Stock held by each such holder.

Preemptive or Other Rights

There are no sinking fund provisions applicable to PubCo Common Stock.

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The PubCo Board will be authorized to fix designations, powers, including voting powers, full or limited, or no voting powers, preferences, and the relative participating, optional or other special rights of the shares of each series of preferred stock and any qualifications, limitations, and restrictions thereof. The PubCo Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of PubCo Common Stock and could have anti-takeover effects. The ability of the PubCo Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring, or preventing a change of control of PubCo or the removal of existing management. FLFV has no preferred stock currently outstanding.

Warrants

Public Stockholders’ Warrants

Each warrant entitles the registered holder to purchase one share of PubCo Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the FLFV Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of PubCo Common Stock. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

PubCo will not be obligated to deliver any shares of PubCo Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of PubCo Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to satisfaction of PubCo’s obligations described below with respect to registration. No warrant will be exercisable and PubCo will not be obligated to issue shares of PubCo Common Stock upon exercise of a warrant unless PubCo Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will PubCo be required to net cash settle any warrant.

PubCo (as the successor of FLFV) will as soon as practicable, but in no event later than 30 business days after the closing of the Business Combination, use its reasonable best efforts to file, and within 60 business days following the Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of PubCo Common Stock issuable upon exercise of the warrants. PubCo will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the FLFV Warrant Agreement. Notwithstanding the above, if the PubCo Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, PubCo may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event PubCo so elects, PubCo will not be required to file or maintain in effect a registration statement, but PubCo will be required to use its best efforts to register or qualify the shares of PubCo Common Stock under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants.    Once the warrants become exercisable, PubCo may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of PubCo Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before PubCo sends the notice of redemption to the warrant holders.

Recent trading prices for FLFV Class A Common Stock have not exceeded the $16.50 per share threshold at which the public warrants would become redeemable, even if the Business Combination was consummated and we had a registration statement effective, as described above, which would have allowed the warrants to be redeemable.

If and when the warrants become redeemable by PubCo, PubCo may exercise its redemption right on a cashless basis even if PubCo is unable to register or qualify the underlying securities for sale under all applicable state securities laws. PubCo will use its best efforts to register or qualify such shares of PubCo Common Stock under the blue sky laws of those states in which the warrants were offered by FLFV in its initial public offering.

PubCo (as the successor of FLFV) has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and PubCo issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the PubCo Common Stock may fall below the $16.50 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise.

In the event PubCo is eligible to call warrants for redemption, PubCo will fix a date of redemption, which we refer to as the Redemption Date. PubCo will notify the warrant agent and issue a notice publicly announcing the call for redemption no less than thirty (30) days prior to the Redemption Date to all warrant holders. Notice of redemption must be mailed by first class mail, postage prepaid, by PubCo not less than thirty (30) days prior to that Redemption Date, to the registered holders of our warrants at the last address as they appear in the warrant register. Under the terms of our FLFV Warrant Agreement, any notice mailed in such manner will be conclusively presumed to have been given whether or not the registered holder of our warrant received that notice.

If PubCo calls the warrants for redemption as described above, management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” PubCo management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of PubCo Common Stock issuable upon the exercise of the warrants. If PubCo management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of PubCo Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of PubCo Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average last reported sale price of PubCo Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If PubCo management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of PubCo Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares of PubCo Common Stock to be issued and thereby lessen the dilutive effect of a warrant redemption.

A holder of a warrant may notify PubCo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of PubCo Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of PubCo Common Stock is increased by a stock dividend payable in shares of PubCo Common Stock, or by a split-up of shares of PubCo Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of PubCo Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of PubCo Common Stock. A rights offering to holders of PubCo Common Stock entitling holders to purchase shares of PubCo Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of PubCo Common Stock equal to the product of (i) the number of shares of PubCo Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for PubCo Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of

PubCo Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for PubCo Common Stock, there will be taken into account any consideration received for such securities, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of PubCo Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of PubCo Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if PubCo, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of PubCo Common Stock on account of such shares of PubCo Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of PubCo Common Stock in respect of such event.

If the number of outstanding shares of PubCo Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of PubCo Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of PubCo Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of PubCo Common Stock.

Whenever the number of shares of PubCo Common Stock issuable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of PubCo Common Stock issuable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of PubCo Common Stock so issuable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of PubCo Common Stock (other than those described above or that solely affects the par value of such shares of PubCo Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of PubCo Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which PubCo is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of PubCo Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. You should review a copy of the FLFV Warrant Agreement, which was filed as an exhibit to the S-1, for a complete description of the terms and conditions applicable to the warrants. The FLFV Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

In addition, if (x) PubCo issues additional shares of PubCo Common Stock or equity-linked securities at a newly issued price of less than $9.20 per share of PubCo Common Stock (with such issue price or effective issue price to be determined in good faith by the board of directors of PubCo and, in the case of any such issuance to the founders or their affiliates, without taking into account any founder shares held by the founders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the market value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to PubCo, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of PubCo Common Stock or any voting rights until they exercise their warrants and receive shares of PubCo Common Stock. After the issuance of shares of PubCo Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders of PubCo.

Private Warrants

The private warrants have terms and provisions that are identical to those of the public warrants.

The private warrants (including the shares of PubCo Common Stock issuable upon exercise of the private warrants) will not be transferable, assignable or saleable until 30 days after the completion of the Business Combination (except as described herein).

Dividends

Following completion of the Business Combination, the PubCo Board will consider whether or not to institute a dividend policy. It is the present intention of PubCo to retain any earnings for use in its business operations and, accordingly, PubCo does not anticipate its board of directors declaring any dividends in the foreseeable future.

Transfer Agent and Warrant Agent

The transfer agent for PubCo Common Stock and warrant agent for the warrants is Continental Stock Transfer & Trust Company, LLC.

Anti-Takeover Provisions

Proposed Charter and Proposed Bylaws

Among other things, the Proposed Charter and the Proposed Bylaws (as amended from time to time) will:

•        permit the PubCo Board to issue up to 100,000,000 shares of preferred stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change of control;

•        provide that the number of directors of PubCo may be changed only by resolution of the PubCo Board;

•        provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only for cause by the holders of two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of Combined Company entitled to vote generally at an election of directors;

•        provide that all vacancies, subject to the rights of any series of preferred stock, including newly created directorships, may, except as otherwise required by law, be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director;

•        provide that stockholders seeking to present proposals before a meeting of stockholders or seeking to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and specify requirements as to the form and content of such notice;

•        provide that special meetings of PubCo’s stockholders may be called by the PubCo Board; and

•        provide that the PubCo Board will be divided into three classes of directors, with only one class of directors being elected each year and each individual director serving a three-year term (see the section titled “Management of the Combined Company”), therefore making it more difficult for stockholders to change the composition of the board of directors.

The combination of these provisions will make it more difficult for the existing stockholders to replace the PubCo Board or for another party to obtain control of the Combined Company by replacing the PubCo Board. Because the PubCo Board will have the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock will make it possible for the PubCo Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of the Combined Company.

These provisions are intended to enhance the likelihood of continued stability in the composition of the PubCo Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Combined Company’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Combined Company’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of the Combined Company’s securities.

Certain Anti-Takeover Provisions of Delaware Law

FLFV is currently subject to the provisions of Section 203 of the DGCL and the Combined Company will also be subject to these provisions. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of a corporation’s assets. However, the above provisions of Section 203 would not apply if:

•        the relevant board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the initial business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

These provisions may have the effect of delaying, deferring, or preventing changes in control of the Combined Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of common stock then outstanding; or

•        the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the FLFV Initial Stockholders will be able to sell their Founder Shares and Private Shares pursuant to Rule 144 without registration one year after we have completed our initial business combination.

COMPARISON OF GOVERNANCE AND STOCKHOLDERS’ RIGHTS

General

FLFV is incorporated under the laws of the State of Delaware and the rights of FLFV stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and the Current Bylaws. In connection with the Business Combination, FLFV stockholders will vote on the Proposed Charter and the Proposed Bylaws, which (if approved) will become effective as of the Closing. FLFV, subsequent to the Business Combination, is referred to as PubCo. Following the Business Combination, the rights of FLFV stockholders will continue to be governed by Delaware law but will no longer be governed by the Current Charter and instead will be governed by the Proposed Charter and the Proposed Bylaws (if approved).

Comparison of Governance and Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of FLFV stockholders under the Current Charter and the Current Bylaws (left column) and under the Proposed Charter and the Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of the governing documents described herein. The summary below is subject to, and qualified in its entirety by reference to, the full text of the Current Charter and Current Bylaws and the Proposed Charter and the Proposed Bylaws, which is attached to this proxy statement/prospectus as Annex B and Annex D, respectively, as well as the relevant provisions of the DGCL. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a FLFV stockholder before the Business Combination and being a PubCo stockholder following the completion of the Business Combination.

For more information on the Charter Amendment Proposal and the Advisory Charter Amendment Proposals, see the sections entitled “Proposal 2: The Charter Amendment Proposal” and “Proposal 3: The Advisory Charter Amendment Proposals.”

FLFV	PubCo
Name Change
FLFV’s current name is Feutune Light Acquisition Corporation	FLFV will changes its corporate name to Thunder Power Holdings, Inc.
Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the corporation and one or more businesses

The purpose of the corporation will be to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented.

FLFV	PubCo
Authorized Capital Stock

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which FLFV is authorized to issue is 30,000,000 shares, consisting of:

•   FLFV Common Stock.    The authorized FLFV Common Stock consists of 29,500,000 shares, including 25,000,000 Class A Common Stock and 4,500,000 Class B Common Stock. [       ] shares were issued and outstanding as of the Record Date; and

•   FLFV preferred stock.    The authorized shares consist of 500,000 shares of preferred stock, of which no shares were issued and outstanding as of the date of this proxy statement/prospectus.

The total number of shares of capital stock, each with a par value of $0.0001 per share, which the PubCo is authorized to issue will be1,100,000,000 shares, consisting of:

•  PubCo Common Stock.    The authorized shares will consist of 1,000,000,000 shares of PubCo, and

•   PubCo preferred stock.    The authorized shares of PubCo will consist of 100,000,000 shares of preferred stock.

Rights of Preferred Stock

The Current Charter permits the Board to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. The rights of each series of preferred stock shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series of preferred stock and included in a certificate of designation filed pursuant to the DGCL. The Board is expressly vested with the authority to the full extent provided by law, now or thereafter, to adopt any such resolution or resolutions

The Proposed Charter will permit the PubCo Board to provide out of the unissued shares of preferred stock for one or more series of preferred stock and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges, and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL.

Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of preferred stock may provide that such series shall be superior or rank equally or be junior to any other series of preferred stock to the extent permitted by law and the Proposed Charter (including any certificate of designation). Except as otherwise required by law, holders of any series of preferred stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by the Proposed Charter (including any certificate of designation).

The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of PubCo entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

FLFV	PubCo
Number and Qualification of Directors

Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors that constitute the Board shall be determined from time to time exclusively by resolution of the majority of the Board.

The number of directors which shall constitute the whole PubCo Board shall be fixed exclusively by one or more resolutions adopted from time to time by the PubCo Board.
Structure of the Board; Election

Under the Current Charter, the Board is classified into three classes of directors with staggered terms of office. The Board is authorized, by a resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes in accordance with the DGCL.

If the number of directors changes, the change will be distributed to keep the class sizes as close as possible, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director.

Subject to the rights of the holders of one or more series of preferred stock to elect directors, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Under the Proposed Charter, the PubCo Board will be classified into three classes of directors with staggered terms of office.

The Proposed Charter does not provide that if the number of directors changes, the change will be distributed to keep the class sizes as close as possible, nor does it provide that any increase or decrease will be apportioned by the PubCo Board among the classes so as to maintain the number of directors in each class as nearly equal as possible. However, the Proposed Charter provides that no decrease in the number of directors shall shorten the term of any incumbent director.

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, except as otherwise provided by law, any vacancies on the PubCo Board resulting from death, resignation, disqualification, retirement, removal, or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Removal of Directors

Directors may be removed at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding capital shares of FLFV entitled to vote generally in the election of directors, voting together as a single class.

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the PubCo Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of PubCo entitled to vote at an election of directors.

Voting

Except as otherwise required by statute, the Current Charter or any preferred stock designation, the FLFV Common Stock possesses all power of voting, and each share of FLFV Common Stock shall entitle the holder to one vote. The FLFV Common Stock shall generally vote as a single class.

Except as otherwise required by the Proposed Charter or applicable law, each holder of PubCo Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of PubCo Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

FLFV	PubCo

Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Any amendment to Article IX of the Current Charter in connection with FLFV’s business combination shall be approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of FLFV Common Stock.

All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Current Charter, the Current Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

The holders of FLFV Common Stock shall not have the right to vote on any amendment to the Current Charter that relates solely to the terms of one or more outstanding series of preferred stock or other series of FLFV Common Stock if the holders of such affected series of preferred stock or FLFV Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Current Charter (including any preferred stock designation) or the DGCL.

Notwithstanding anything contained in the Proposed Charter to the contrary, in addition to any vote required by applicable law, the following provisions in the Proposed Charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of PubCo entitled to vote thereon, voting together as a single class: Part B of Article IV (Preferred Stock), Article V (the Board of Directors), Article VI (Stockholders), Article VII (Liability), Article VIII (Indemnification) and Article IX (Amendments).

Supermajority Voting Provisions

FLFV shall not engage in any business combination, at any point in time at which the FLFV Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder for a period of three years following the time that such stockholder of FLFV became an interested stockholder, unless at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of FLFV which is not owned by the interested stockholder.

Any amendment to Article IX of the Current Charter, restricting certain actions by FLFV prior to the business combination requires an affirmative vote of holders of at least sixty-five percent (65%) of all then outstanding shares of FLFV Common Stock.

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the PubCo Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of PubCo entitled to vote at an election of directors.

In addition to any vote of the holders of any class or series of stock of PubCo required by applicable law or by the Proposed Charter (including any certificate of designation in respect of one or more series of preferred stock) or the Proposed Bylaws, the adoption, amendment, or repeal of the Proposed Bylaws by the stockholders of PubCo shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of PubCo entitled to vote generally in an election of directors.

FLFV	PubCo

The Current Bylaws provide that any amendments to Article VIII of the Bylaws, concerning indemnification of directors, officers, and other specified individuals, requires an affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of FLFV.

Notwithstanding anything contained in the Proposed Charter to the contrary, in addition to any vote required by applicable law, the following provisions in the Proposed Charter may be amended, altered, repealed, or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of PubCo entitled to vote thereon, voting together as a single class: Part B of Article IV (Preferred Stock), Article V (the Board of Directors), Article VI (Stockholders), Article VII (Liability), Article VIII (Indemnification) and Article IX (Amendments).

Cumulative Voting

Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Current Charter provides that, unless and except to the extent that the Current Bylaws shall so require, the election of directors need not be by written ballot, and the holders of shares of FLFV Common Stock shall not have cumulative voting rights.

Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. The Proposed Charter does not grant or prohibit cumulative voting rights.

Vacancies on the Board of Directors

Vacancies may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, except as otherwise provided by law, any vacancies shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Special Meeting of the Board of Directors

The Current Bylaws provide that special meetings of the FLFV Board may be called by the chairman of the FLFV Board or president and (b) shall be called by the chairman of the FLFV Board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be.

Notice of the special meeting must be provided to directors in advance as required in the Current Bylaws unless waived. Unless otherwise specified in the Current Charter or Current Bylaws or by statute, the Board may undertake any business permitted at a regular meeting at a special meeting and the meeting notice need not specify the business to be transacted at or the purpose of the meeting.

The Proposed Bylaws provide that special meetings of the PubCo Board may be called by the chairperson of the PubCo Board, the chief executive officer, the affirmative vote of a majority of the directors then in office, or by one director in the event that there is only a single director in office.

Notice of the special meeting must be provided to directors in advance in accordance with the Proposed Bylaws unless waived by the person entitled to notice in accordance with the Proposed Bylaws. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

FLFV	PubCo
Amendment to Certificate of Incorporation

The Current Charter may be amended as permitted under Delaware law.

Any amendment to Article IX of the Current Charter, restricting certain actions by FLFV prior to the business combination requires an affirmative vote of holders of at least sixty-five percent (65%) of all then outstanding shares of FLFV Common Stock.

The Proposed Charter may be amended as permitted under Delaware law.

Notwithstanding anything contained in the Proposed Charter to the contrary, in addition to any vote required by applicable law, the following provisions in the Proposed Charter may be amended, altered, repealed, or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of PubCo entitled to vote thereon, voting together as a single class: Part B of Article IV (Preferred Stock), Article V (the Board of Directors), Article VI (Stockholders), Article VII (Liability), Article VIII (Indemnification) and Article IX (Amendments).

Provisions Specific to a Blank Check Company
The Current Charter prohibits FLFV from entering into a business combination with solely another blank check company or a similar company with nominal operations.	Not applicable.
Amendment of Bylaws

The FLFV Board is expressly authorized to adopt, amend, alter or repeal the Current Bylaws on affirmative vote of a majority of the FLFV Board. In addition, the Current Bylaws may be adopted, amended, altered or repealed by FLFV stockholders, in addition to any vote of the holders of any class or series of capital stock of FLFV required by applicable law or the Current Charter, by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding capital stock of FLFV entitled to vote in the election of directors, voting together as a class. Adoption and amendment of the Current Bylaws by stockholders shall not invalidate any prior act of the FLFV Board that would have been valid absent the adoption of the new bylaws.

In addition to any vote of the holders of any class or series of stock of PubCo required by applicable law or by the Proposed Charter (including any certificate of designation in respect of one or more series of preferred stock) or the Proposed Bylaws, the adoption, amendment, or repeal of the Proposed Bylaws by the stockholders of PubCo shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of PubCo entitled to vote generally in an election of directors.

Quorum
Board of Directors. A majority of the FLFV Board shall constitute a quorum, except as may be otherwise specifically provided by applicable laws, the Current Charter or the Current Bylaws

Board of Directors.    The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the PubCo Board pursuant to the Proposed Bylaws shall constitute a quorum of the PubCo Board.

FLFV	PubCo

Stockholders.    The holders of a majority of the voting power of all outstanding shares of capital stock of FLFV entitled to vote at such meeting shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by applicable laws or by the Current Charter. If a matter may only be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Stockholders.    Except as otherwise provided by law, the Proposed Charter or the Proposed Bylaws, at each meeting of stockholders the holders of a majority in voting power of the shares of the capital stock of PubCo issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Proposed Charter, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of PubCo issued and outstanding and entitled to vote on such matter, present in person, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

If a quorum is not present, then the chairman of the meeting may adjourn the meeting until a quorum attends. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

If a quorum is not present, any meeting of stockholders may be adjourned from time to time to any other time and to the same or some other place at which a meeting of stockholders may be held under these Bylaws by the PubCo Board, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, by a majority of the votes cast by stockholders present or represented at the meeting and entitled to vote thereon.

Stockholder Action by Written Consent

Except as otherwise provided in the Current Charter (including any preferred stock designation), relating to the rights of the holders of any outstanding series of preferred stock Under the Current Charter, any action required or permitted to be taken by the stockholders of FLFV must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Unless otherwise provided in the Proposed Charter, or required by law, regulation applicable to PubCo and its action, any action required to be taken at any meeting of stockholders, or any action which may be taken at any meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Special Stockholder Meetings

Subject to the rights, if any, of the holders of any outstanding series of preferred stock, and to the requirements of applicable law, special meetings of stockholders may be called only by the chairman of the FLFV Board, the chief executive officer of FLFV, or by the FLFV Board pursuant to a resolution adopted by a majority of the FLFV Board. Special meetings may not be called by another person or persons except as specified above. Business transacted at special stockholder meetings shall be limited to the matters so stated in the written notice of special meeting sent to stockholders.

Subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders of PubCo may be called, for any purpose or purposes, at any time only by or at the direction of the PubCo Board, the chairperson of the PubCo Board, the chief executive officer, or the president, and shall not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

FLFV	PubCo
Notice of Stockholder Meetings

Except as otherwise provided in the Current Bylaws or DGCL, all notices of meetings with FLFV stockholders shall be in writing and shall be sent or otherwise given in accordance with the Current Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

The notice shall specify the place, if any, date and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice of meetings may also be given to stockholders by means of electronic transmission or other form of electronic transmission or oral notice given personally or by telephone in accordance with applicable laws.

Except as otherwise provided by law, the Proposed Charter, or the Proposed Bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders given by PubCo shall be effective if given by electronic transmission in accordance with the DGCL.

The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the Board may be made at an annual meeting or at a special meeting of stockholders at which directors are to be elected pursuant to FLFV’s notice of meeting only by giving notice in proper written form to the Secretary. Notice must be received by the Secretary at the principal executive offices of FLFV (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by FLFV; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by FLFV.

The stockholder’s notice to the Secretary must be in proper form, including all information required by the Current Bylaws and comply with all applicable requirements of the Exchange Act.

Nominations of persons for election to the PubCo Board may be made at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to PubCo’s notice of meeting only by giving notice to the Secretary of PubCo. Notice will be required to be received by the Secretary of PubCo at the principal executive offices of PubCo (i) in the case of an annual meeting, not later than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting pursuant to the Proposed Bylaws. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public disclosure of the date of such annual meeting is first made; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that directors are to be elected at such special meeting as set forth PubCo’s notice of meeting. If the nomination made by the stockholder is for one of the director positions that the notice of meeting states will be filled at such special meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the 10th day following the day on which public disclosure of the date of such special meeting for the election of directors is first made. The number of nominees a

FLFV	PubCo

stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary of PubCo must be in proper form, including all information required by the Proposed Bylaws and comply with all applicable requirements of the Exchange Act.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

In order for a stockholder to bring a matter before the annual meeting, the stockholder must give timely notice to the Secretary of FLFV, as described in the Current Bylaws. The notice requirements are also deemed satisfied if the stockholder complies with the requirements of Rule 14a-8 (or any successor thereof) of the Exchange Act.

In order for a stockholder to bring a matter before the annual meeting, the stockholder will be required to give timely notice to the Secretary of PubCo, as described in the Proposed Bylaws. To bring business before an annual meeting, such business will need to constitute a proper matter for stockholder action and must be (i) specified in a notice of meeting given by or at the direction of the PubCo Board or any duly authorized committee thereof, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the PubCo Board or any duly authorized committee thereof or the Chairperson of the PubCo Board or (iii) otherwise properly brought before the meeting by a stockholder who (A) (1) was a stockholder of record of PubCo both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the Proposed Bylaws in all applicable respects or (B) properly made such proposal in compliance with Rule 14a-8 under the Exchange Act. The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders.

Limitation of Liability of Directors and Officers

A director of FLFV shall not be personally liable to FLFV or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless such director violated his or her duty of loyalty to FLFV or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

No director of PubCo shall have any personal liability to PubCo or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.

FLFV	PubCo
Indemnification of Directors, Officers, Employees and Agents

FLFV is required to indemnify against all expenses to the fullest extent permitted by applicable law any person made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of FLFV or, while a director or officer of FLFV, is or was serving at the request of FLFV as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent.

PubCo shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees, and agents and to any person who is or was serving at the request of PubCo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise

Corporate Opportunity Provision
The Current Charter limits the application of the doctrine of corporate opportunity under certain circumstances.

The Proposed Charter does not provide any limitation to the application of the doctrine of corporate opportunity. The doctrine of corporate opportunity, as applied under Delaware law, will apply without modification to directors and officers of PubCo under the Proposed Charter.

Dividends, Distributions and Stock Repurchases

The Current Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of FLFV preferred stock and the Current Charter requirements relating to business combinations, holders of shares of FLFV Common Stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of FLFV) when, as and if declared thereon by the Board from time to time out of any assets or funds legally available therefor and will share equally on a per share basis in such dividends and distributions.

The Proposed Charter provides that, subject to applicable law and the rights and preference of any holders of any outstanding series of preferred stock, the holders of shares of PubCo Common Stock, as such, are entitled to payment of dividends on PubCo Common Stock when, as and if declared thereon by the PubCo Board in accordance with applicable laws.

Liquidation

In the event of a voluntary or involuntary liquidation, dissolution or winding up of FLFV, after payment or provision for payment of the debts and other liabilities of, the holders of shares of FLFV Common Stock shall be entitled to all remaining assets of FLFV available for distribution to its stockholders, ratably in proportion to the number of shares of FLFV Common Stock held by them.

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of a voluntary or involuntary liquidation, dissolution, or winding up of PubCo, the funds and assets of PubCo that may be legally distributed to PubCo’s stockholders shall be distributed among the holders of the then outstanding PubCo Common Stock pro rata in accordance with the number of shares of PubCo Common Stock held by each such holder.

Inspection of Books and Records; Stockholder Lists

Inspection.    Under Section 220 of the DGCL, any FLFV stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from FLFV’s stock ledger, a list of its stockholders and its other books and records.

Inspection.    Under Section 220 of the DGCL, any PubCo stockholder, in person or by attorney or other agent, will have, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from PubCo’s stock ledger, a list of its stockholders, and its other books and records.

FLFV	PubCo

Voting List.    FLFV will prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders of record entitled to vote at such meeting. However, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in such format as required by the Current Charter. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable laws and the Current Charter.

Voting List.    PubCo will prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders of record entitled to vote at such meeting. However, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in such format as required by the Proposed Charter. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable laws and the Proposed Charter.

Choice of Forum

Unless FLFV consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware is designated in the Current Charter as the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding asserting a claim on behalf of FLFV, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of FLFV to FLFV or FLFV’s stockholders, (iii) any action asserting a claim against FLFV, its directors, officers or employees arising pursuant to any provision of the DGCL or its Current Charter or the Current Bylaws, or (iv) any action asserting a claim against FLFV, its directors, officers or employees governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) this provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) to the fullest extent permitted by the applicable law, the federal district courts of the United States of America for the District of Delaware and the Court of Chancery of the State of Delaware shall have concurrent jurisdiction for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Not applicable.

TRADING SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Trading Symbol and Market Price

The FLFV Units, FLFV Common Stock, FLFV Rights and FLFV Warrants are currently listed on the Nasdaq Capital Market under the symbols “FLFVU,” “FLFV,” “FLFVR,” and “FLFVW.” FLFV Common Stock FLFV Rights and FLFV Warrants began separate trading on August 8, 2022.

The closing prices of the FLFV Units, FLFV Common Stock, FLFV Rights and FLFV Warrants on October 26, 2023, the last trading day before announcement of the execution of the Merger Agreement, were $10.75, $10.70, $0.1302 and $0.0175, respectively. As of [            ], the Record Date for the Special Meeting, the most recent closing price of the FLFV Units, FLFV Common Stock, FLFV Rights and FLFV Warrants were $[            ], $[            ], $[            ] and $[            ], respectively.

Holders of the FLFV Units, FLFV Common Stock, FLFV Rights and FLFV Warrants should obtain current market quotations for their securities. The market price of FLFV’s securities could vary at any time before the closing of the Business Combination.

Following the Business Combination, PubCo Common Stock (including the PubCo Common Stock issuable in the Business Combination) and the warrants are expected to be listed on the Nasdaq under the symbols “AIEV” and “AIEVW,” respectively. The FLFV Units will be automatically separated into underlying PubCo Common Stock and PubCo Warrants and will no longer be traded on the open market following the Business Combination. Upon and following the consummation of the Business Combination, PubCo Common Stock will be the only outstanding class of PubCo Common Stock.

Dividend Policy

FLFV has not paid any cash dividends on shares of FLFV Common Stock to date and does not intend to pay cash dividends prior to the Closing. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of the Combined Company after the Closing. The payment of any dividends after the Business Combination will be within the discretion of the PubCo Board. It is the present intention of the Board to retain all earnings, if any, for use in FLFV’s business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. Further, if FLFV incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants FLFV may agree to in connection therewith.

MANAGEMENT OF THE COMBINED COMPANY

Directors and Executive Officers

At the effective time of the Business Combination, in accordance with the terms of the Business Combination Agreement and assuming the election of the director nominees set forth in the section entitled “Proposal 5: The Director Election Proposal,” the PubCo Board and executive officers of PubCo will be as follows:

Name	Age	Position(s) Held
Executive Officers
Coleman Bradley	63	Chairman
Christopher Nicoll	55	CEO and Director
Yuanmei Ma	52	CFO and Director
Non-Employee Directors
Mingchih Chen	57	Director
Thomas Hollihan	71	Director
		Director
Kevin Vassily	57	Director

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

Biographical Information of the Board of Director Nominees

Mr. Christopher Nicoll will serve as PubCo’s Chief Executive Officer and a director of the PubCo Board. Since 2021, Mr. Nicoll operated the Auto Advisory Board Ltd. as a business owner and a commercial automotive consultant, through which he takes on diverse automotive projects and interim roles including, without limitation, implementing commercial, financial and logistics processes for a start-up, supervised technical conversion, homologation and emissions testing, and advised a major European dealer group on its international product launch. Mr. Nicoll has previously served in the capacity of the managing and commercial director of AGT Europe between 2018 and 2020, where he launched the official EU import for Dodge cars, Ram trucks and MOPAR spare parts. Between 2015 and 2018, Mr. Nicoll was the head of marketing and business development at TPEV where he oversaw start-up EV projects such as, without limitation, R&D activities in Italy, and led cross-functional commercial and engineering teams. From 2010 through 2014, Mr. Nicoll held the positions of the head of global network development, head of APAC region, and head of EMEA region at Lotus Cars. Mr. Nicoll received a BA in Business Administration from Middlesex University in the UK and a Diplom Betriebswirt from the Reutlingen University in Germany. Mr. Nicoll is qualified to serve as the Chief Executive Officer and director of PubCo because of his background in change and transformation, achieving profitable growth by executing on strategies and managing networks and brands in international wholesale, retail and distribution.

Mr. Coleman Bradley will serve as the Chairman of the PubCo Board. Mr. Bradley has served as a Director of Thunder Power since November 2019 and has previously served as Consultant, Strategic Planning and Management. Prior to joining Thunder Power, Mr. Bradley served as President of Pacific United Development from January 1992 through December 2000 and represented Pacific Electric Wire and Cable, a publicly traded company from Asia, with respect to U.S. real estate investments. Mr. Bradley was also instrumental in assisting the investors, i.e., Pacific Electric Wire and Cable through US Holding company, in the acquisition of regional volume homebuilding companies in both the Texas and Florida markets. In 2000 through 2008, Mr. Bradley served as General Partner of Franklin Realty Investors, managing all facets of the partnership. In 2001, Mr. Bradley established Kenkayla Real Estate to develop, construct and own quick service restaurant (“QSR”) properties, in Charlotte, North Carolina, and he established BRH Enterprises, LLC to own and operate a “QSR” concept. “QSR” is an industry term acronym for Quick Service Restaurants. Since January 2010, Mr. Bradley has served as founder and Chief Executive Officer of Atlantic Acquisition Group LLC, a company established to provide business and real estate acquisition and disposition services in the Mid-Atlantic states, including North Carolina, South Carolina, Georgia, Florida and Tennessee. Mr. Bradley also has served since January 2016 as Director of Zero Emissions Systems, LLC/CETI, Inc., which is invested in the electrification of heavy-duty trucks. Mr. Bradley graduated from Advanced Studies at the University Texas of Austin and Superior Real Estate School of North Carolina. Mr. Bradley’s is qualified to serve as Chairman of the PubCo Board because of his experience in executive and operational management.

Ms. Yuanmei Ma will serve as PubCo’s Chief Financial Officer and a director of the PubCo Board. Yuanmei Ma has been FLFV’s Chief Financial Officer shortly since FLFV’s inception. Ms. Ma served as the Chief Financial Officer of Aiways Group, an EV company in California from June 2022 to August 2023, and Mayrock Automotive Inc., a zero-emission commercial mobility company in California from September 2020 to June 2022. Between February 2021 and December 2022, Ms. Ma served as the Chief Financial Officer of Fortune Rise Acquisition Corporation, a Nasdaq listed special purpose acquisition company. Ms. Ma was the director of investor relation at Highpower International Inc., from August 2016 to November 2019; when it was listed on Nasdaq (Formerly Nasdaq: HPJ). From July 2010 to June 2013, Ms. Ma was the Chief Financial Officer for Baosheng Steel Inc. She was Chief Financial Officer of Yihe Pharmaceutical Company Ltd. between August 2009 to June 2010; and Chief Financial Officer of Zhongpin Inc., (Formerly Nasdaq: HOGS), from September 2005 to October 2008. Ms. Ma holds an Executive MBA degree from both INSEAD Business School and Tsinghua University and a Bachelor’s degree in Accounting from Arkansas State University. Ms. Ma is qualified to serve as a director of the PubCo Board because of her experience in financial management.

Ms. Mingchih Chen will serve as an independent director of the PubCo Board. Ms. Chen is a highly accomplished professional with a strong background in industrial engineering and academia. With her extensive educational and professional experience, Mingchih Chen has made significant contributions to various institutions.

Mingchih Chen pursued her education at Texas A&M University in the United States. She obtained her Doctoral degree in Industrial Engineering from Texas A&M University from January 1991 to December 1993. Prior to that, she completed her Master’s degree in Industrial Engineering from September 1989 to December 1990. Mingchih Chen also holds a Bachelor’s degree in Industrial Engineering from Chung-Yuan Christian University in Taiwan, which she completed from September 1984 to June 1988.

Throughout her career, Mingchih Chen has held various academic positions and made significant contributions to the field of business administration and industrial engineering. From August 2021 to July 2023, she served as the Executive Director of the Artificial Intelligence Development Center at Fu Jen Catholic University. She also held the position of Director and Professor at Fu Jen Catholic University’s Graduate Institute of Business Administration in New Taipei City from August 2015 to July 2023.

Mingchih Chen has been a Professor at Fu Jen Catholic University’s Graduate Institute of Business Administration since February 2013. Prior to that, she served as an Associate Professor at the same institution from August 2010 to January 2013. Her academic career also includes positions as an Associate Professor at Chaoyang University of Technology’s Department of Industrial Engineering and Management in Wufeng, Taiwan, from August 1997 to July 2010, and as an Associate Professor at Ming-Chuan University’s Department of Business Management in Taipei, Taiwan, from August 1994 to July 1997.

Mingchih Chen’s professional experience extends beyond academia. She worked as an Industrial Engineer at Phillip Electronics Company in Chung-Li, Taiwan, from June 1988 to July 1989. In addition, she served as a Post-doctoral Research Associate under Dr. Way Kuo at Texas A&M University from January 1994 to July 1994.

With her broad expertise in industrial engineering and business administration, Mingchih Chen will bring valuable insights and strategic guidance to the PubCo Board. Her extensive academic and professional background ensures that the company benefits from her wealth of knowledge and experience.

Ms. Chen is qualified to serve as a director of the PubCo Board because of her expertise in industrial engineering and business administration, and her academic and professional background.

Mr. Kevin Vassily will serve as an independent director of the PubCo Board. Mr. Vassily has extensive working experience as a senior management team member serving private and public companies. Mr. Vassily has served as an independent director of FLFV since June 2022. Mr. Vassily is a director nominee of Fortune Joy International Acquisition Corporation and of Inkstone Feibo Acquisition Corporation, two special purpose acquisition companies (“SPAC”) seeking Nasdaq listing, and a member of the board of directors of Denali Capital Acquisition Corp. since April 2022, and a member of the board of directors of Aimfinity Investment Corp. I since March 2023, two SPACs listed on Nasdaq. In January 2021, he was appointed Chief Financial Officer, and in March 2021, became a member of the board of directors of iPower Inc. (Nasdaq: IPW), an online hydroponic equipment retailer and supplier. Prior to joining iPower, from 2019 to January 2021, Mr. Vassily served as Vice President of Market Development for Facteus, Inc., a financial analytics company focused on the Asset Management industry. From March 2019 through Janurary 2020, he served as an advisor at Woodseer Global, a financial technology firm providing global dividend forecasts.

From October 2018 through its acquisition in March 2020, Mr. Vassily served as an advisor at Go Capture (which was acquired by Deloitte China in 2020), where he was responsible for providing strategic, business development, and product development advisory services for the company’s emerging “Data as a Service” platform. Since February 2020, Mr. Vassily has served as a director of Zhongchao Inc. (Nasdaq: ZCMD), a provider of healthcare information, education and training services to healthcare professionals and the public in China. Since July 2018, Mr. Vassily has also served as an advisor at Prometheus Fund, a Shanghai-based merchant bank/private equity firm focused on the “green” economy. From April 2015 through May 2018, Mr. Vassily served as an associate director of research at Keybanc Capital Markets Inc. From June 2010 to April 2015, he served as the director of research at Pacific Epoch, LLC (a wholly-owned subsidiary of Pacific Crest Securities LLC). From May 2007 to May 2010, he served as the Asia Technology business development representative and as a senior analyst at Pacific Crest Securities. From July 2003 to September 2006, he served as senior research analyst in the semiconductor technology group at Susquehanna International Group, LLP. From September 2001 to June 2003, Mr. Vassily served as the vice president and senior research analyst for semiconductor capital equipment at Thomas Weisel Partners Group, Inc. Mr. Vassily began his career on Wall Street in August 1998, as a research associate covering the semiconductor industry at Lehman Brothers. He holds a B.A. in liberal arts from Denison University and an M.B.A. from the Tuck School of Business at Dartmouth College. Mr. Vassily is qualified to serve as a director of the PubCo Board because of his background as a public company board member and his experience in technology investment.

Prof. Thomas Hollihan will serve as an independent director of the PubCo Board. Professor Hollihan publishes in the areas of argumentation, political communication, media diplomacy, contemporary rhetorical criticism, and the impact of globalization on public deliberation. Professor Hollihan is the author or editor of several books, and has published in the International Journal of Communication, Quarterly Journal of Speech, Rhetoric and Public Affairs, Argumentation and Advocacy, and the Journal of Public Diplomacy. Professor Hollihan has served as the associate dean for academic affairs in the Annenberg School of Communication and Journalism from 1997 through 2007, where he has been a professor since 1980. He chairs the Executive Committee of the USC U.S.-China Institute, and also chaired the Board of Trustees of the National Debate Tournament, the National Communication Association Doctoral Education Committee, the NCA Taskforce on Legislative Reform, the NCA Committee on International Discussion and Debate, and the NDT National Committee. Professor Hollihan also served as the president of the American Forensic Association and the Western Forensic Association. Professor Hollihan is a faculty fellow in the USC Center for Public Diplomacy and the USC Center for Communication Leadership. Professor Hollihan received his BA in speech communication from the University of Minnesota in 1974, his MA in speech communication from Wayne State University in 1975, and his Ph.D. in speech communication from the University of Nebraska, Lincoln in 1978. Professor Hollihan is qualified to serve as a director of the PubCo Board because of his academic background.

Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director or until his or her death, resignation, removal or the earlier termination of his or her term of office.

Executive Officers

Currently, Thunder Power’s management team is comprised of Mr. Wellen Sham as the Chief Executive Officer. Following the Business Combination, Mr. Wellen Sham will no longer be the Chief Executive Officer of Pubco and the following persons will be the executive officers of PubCo:

Name	Age	Position
Christopher Nicoll	55	Chief Executive Officer
Yuanmei Ma	52	Chief Financial Officer
Coleman Bradley	63	Chairman

Family Relationships

There are no family relationships between the directors, officers and employees of PubCo.

Board Composition

Upon the consummation of the Business Combination, the Pubco Board will be comprised of seven (7) directors, among which six (6) directors will be nominated by Thunder Power and one (1) will be nominated by FLFV, three (3) of the seven (7) directors will be independent directors.

Committees of PubCo’s Board of Directors

Role of PubCo’s Board in Risk Oversight/Risk Committee

Upon the consummation of the Business Combination, one of the key functions of the PubCo Board will be informed oversight of PubCo risk management process. The PubCo Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the PubCo Board as a whole, as well as through various standing committees of the PubCo Board that address risks inherent in their respective areas of oversight. In particular, the PubCo Board will be responsible for monitoring and assessing strategic risk exposure and PubCo audit committee will have the responsibility of considering and discussing PubCo major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

The PubCo audit committee will also monitor compliance with legal and regulatory requirements, as described below. The PubCo compensation committee will also assess and monitor whether PubCo compensation plans, policies and programs comply with applicable legal and regulatory requirements, as described below.

Board Committees

Effective upon the consummation of the Business Combination, the PubCo Board will have three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee. The PubCo Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. PubCo intends to comply with future requirements to the extent they will be applicable to PubCo. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of PubCo’s website.

Audit Committee.

PubCo audit committee will consist of __, __ and __. The PubCo Board will determine that each of the members of the audit committee will satisfy the independence requirements under the Nasdaq rules and Rule 10A-3 under the Exchange Act and be able to read and understand fundamental financial statements in accordance with the Nasdaq audit committee requirements. In arriving at this determination, the PubCo Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

__ will serve as the chair of the audit committee. The PubCo Board determined that __ qualifies as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the Nasdaq rules. In making this determination, the PubCo Board considered __’s formal education and previous experience in financial roles. Both PubCo’s independent registered public accounting firm and management will periodically meet privately with PubCo’s audit committee.

The functions of the audit committee are expected to include, among other things:

•        evaluating the performance, independence and qualifications of PubCo’s independent auditors and determining whether to retain Thunder Power’s existing independent auditors or engage new independent auditors;

•        monitoring the integrity of PubCo’s financial statements and PubCo’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•        reviewing the integrity, adequacy and effectiveness of PubCo’s internal control policies and procedures;

•        preparing the audit committee report required by the SEC to be included in PubCo’s annual proxy statement;

•        discussing the scope and results of the audit with PubCo’s independent auditors, and reviewing with management and PubCo’s independent auditors PubCo’s interim and year-end operating results;

•        establishing and overseeing procedures for employees to submit concerns anonymously about questionable accounting or auditing matters;

•        reviewing PubCo’s guidelines and policies on risk assessment and risk management;

•        reviewing and approving related-party transactions;

•        obtaining and reviewing a report by PubCo’s independent auditors at least annually that describes PubCo’s independent auditors internal quality control procedures, any material issues raised by review under such procedures, and any steps taken to deal with such issues when required by applicable law; and

•        approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by PubCo’s independent auditors.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations and Nasdaq listing rules. PubCo will comply with future requirements to the extent they become applicable to PubCo.

Compensation Committee

PubCo’s compensation committee will consist of __, __ and __. __ will serve as the chair of the compensation committee. The PubCo Board will determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 under the Exchange Act and will satisfy the independence requirements under the Nasdaq rules. The functions of the compensation committee are expected to include, among other things:

•        approving the retention of compensation consultants and outside service providers and advisors;

•        reviewing and approving, or recommending that the PubCo Board approve the compensation of PubCo’s executive officers, including annual base salary, annual incentive bonuses, specific performance goals relevant to their compensation, equity compensation, and employment;

•        reviewing and recommending to the PubCo Board the compensation of PubCo’s directors;

•        administering and determining any award grants under PubCo’s 2024 Plan;

•        reviewing and evaluating succession plans for the executive officers;

•        preparing the compensation committee report required by the SEC to be included in PubCo’s annual proxy statement; and

•        periodically reviewing PubCo’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations and Nasdaq listing rules. PubCo will comply with future requirements to the extent they become applicable to PubCo.

Nominating and Corporate Governance Committee

PubCo’s nominating and corporate governance committee will consist of __, __ and __. The PubCo Board will determine that each of the members of PubCo’s nominating and corporate governance committee will satisfy the independence requirements under the Nasdaq rules.

__ will serve as the chair of PubCo’s nominating and corporate governance committee. The functions of the nominating and corporate governance committee are expected to include, among other things:

•        identifying, evaluating, and recommending individuals qualified to become members of the PubCo Board and its committees;

•        evaluating the performance of the PubCo Board and of individual directors;

•        reviewing the Company’s environmental and social responsibility policies and practices;

•        developing and recommending corporate governance guidelines to the PubCo Board; and

•        overseeing an annual evaluation of the PubCo Board and management.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations and Nasdaq listing rules. PubCo will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation

None of PubCo’s intended executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the PubCo Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Amended Charter which will be effective upon Closing limits PubCo directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

The DGCL and the PubCo Bylaws provide that PubCo will, in certain situations, indemnify PubCo’ directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, PubCo will enter into separate indemnification agreements with PubCo’s directors and officers. These agreements, among other things, require PubCo to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of PubCo’s directors or officers or any other company or enterprise to which the person provides services at PubCo’s request.

PubCo plans to maintain a directors’ and officers’ insurance policy including a tail insurance component pursuant to which PubCo’s directors and officers and FLFV and Thunder Power’s former directors and officers are insured against liability for past and current actions taken in their capacities as directors and officers of these companies. PubCo believes these provisions in the Amended Charter and the PubCo Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Conduct and Ethics for Employees, Executive Officers and Directors

The PubCo Board will adopt a code of business conduct and ethics, or the Code of Conduct, applicable to all of PubCo’s employees, executive officers and directors. The Code of Conduct will be available on PubCo’s website. The nominating and corporate governance committee of the PubCo Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. PubCo expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

In connection with the consummation of the Business Combination, PubCo intends to propose for adoption by our Board a compensation program for our non-employee directors.

Corporate Governance Guidelines, Code of Business Conduct and Ethics

The PubCo Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the PubCo Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of PubCo’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of PubCo’s website after the Business Combination. PubCo will post amendments to its Corporate Governance Guidelines and its Code of Business Conduct and Ethics or waivers of its Corporate Governance Guidelines and Code of Business Conduct and Ethics for directors and officers on the same website.

Clawback Policy

The PubCo Board will adopt a clawback policy that applies to its executive officers in order to comply with Nasdaq rules, which were approved by the SEC in June of 2023. The policy will give the compensation committee the discretion to require executive officers to reimburse us for any erroneously awarded compensation that was based on financial results that were subsequently restated as a result of that person’s misconduct.

APPRAISAL RIGHTS

FLFV stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

STOCKHOLDER NOMINATIONS AND PROPOSALS

The disclosure set forth below describes the procedures for stockholder nominations and proposals pursuant to the proposed organizational documents of PubCo. The following summary is qualified in its entirety by reference to the complete text of the Proposed Bylaws, a copy of which is attached as Annex D to this proxy statement/prospectus.

Annual Meeting of Stockholders Notice Requirements

Nominations of persons for election to the Board at an annual meeting of stockholders at which directors are to be elected pursuant to PubCo’s notice of a meeting may be made (i) by or at the direction of the PubCo Board or any duly authorized committee thereof or (ii) by any stockholder of PubCo who (a) timely complies with the notice procedures set forth in the Proposed Bylaws, (b) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting, and (c) is entitled to vote at such meeting and on such election.

The Proposed Bylaws provide that, for nominations or business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the secretary of PubCo at the principal executive offices of PubCo as follows: not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting held by FLFV; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary of FLFV’s preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public disclosure of the date of such annual meeting is first made. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) is required to not exceed the number of directors to be elected at such meeting. In no event will the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

For purposes of the proposed bylaws, “public disclosure” includes disclosure in a press release reported by the Dow Jones News Service, Associated Press, or a comparable national news service or in a document publicly filed by PubCo with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Special Meeting of Stockholders Notice Requirements

PubCo’s Proposed Bylaws provide that, for nominations or business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the secretary of PubCo at the principal executive offices of PubCo. Directors are to be elected at such special meeting as set forth in PubCo’s notice of meeting and provided further that the nomination made by the stockholder is for one of the director positions that the notice of meeting states will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such special meeting and (ii) the 10th day following the day on which public disclosure of the date of such special meeting for the election of directors is first made.

Additional Stockholder Notice Requirements

The stockholder’s notice to the secretary of PubCo is required to set forth as to each proposed nominee (i) such person’s name, age, business address, and, if known, residence address, (ii) such person’s principal occupation or employment, (iii) the class(es) and series and number of shares of stock of PubCo that are, directly or indirectly, owned, beneficially or of record, by such person, (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years received by the person, and any other material relationships, between or among (a) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (b) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item 404 and the proposed nominee were a director or executive officer of such registrant, and (v) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act.

In addition, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, (1) the name and address of such stockholder, as they appear on PubCo’s books, and of such beneficial owner, (2) the class(es) and series and number of shares of stock of PubCo that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement, or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement, or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of PubCo, (5) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder is a holder of record of stock of PubCo entitled to vote at such meeting and on such election and intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of PubCo’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation will be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation will be included in any such solicitation materials). Not later than 10 days after the record date for determining the stockholders entitled to vote at the meeting, the information required by items (1)-(5) of the preceding two sentences are required to be supplemented by the stockholder giving the notice to provide updated information as of such record date.

In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and to being named in PubCo’s proxy statement and associated proxy card as a nominee of the stockholder. PubCo may require any proposed nominee to furnish such other information as PubCo may reasonably require to, among other things, determine the eligibility of such proposed nominee to serve as a director of PubCo or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and PubCo’s publicly disclosed corporate governance guidelines, as applicable. A stockholder will not have complied with the Proposed Bylaws if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by the bylaws.

General

The chairperson of any meeting will have the power and duty to determine whether a nomination was made in accordance with the Proposed Bylaws (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by the Proposed Bylaws), and if the chairperson should determine that a nomination was not made in accordance with the provisions of the Proposed Bylaws, the chairperson will so declare to the meeting and such nomination will not be brought before the meeting. Without limiting the foregoing, in advance of any meeting of stockholders, the PubCo Board will also have the power to determine whether any nomination was made in accordance with the provisions of the Proposed Bylaws (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by the Proposed Bylaws).

Except as otherwise required by law, nothing in the Proposed Bylaws will obligate PubCo or the PubCo Board to include in any proxy statement or other stockholder communication distributed on behalf of PubCo or the PubCo Board information with respect to any nominee for director submitted by a stockholder.

Notwithstanding the foregoing, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination will not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by PubCo. For purposes of the Proposed Bylaws, to be considered a “qualified representative” of the stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

Notwithstanding anything in the Proposed Bylaws to the contrary, in the event that the number of directors to be elected to the PubCo Board at any annual meeting is increased effective after the time period for which nominations would otherwise be due under the Proposed Bylaws and there is no public disclosure by PubCo naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by the Proposed Bylaws with respect to nominations for such annual meeting will also be considered timely, but only with respect to nominees for the additional directorships, if it will be delivered to the secretary of PubCo at the principal executive offices of PubCo not later than the close of business on the 10th day following the day on which such public disclosure is first made by PubCo.

STOCKHOLDER COMMUNICATIONS AND DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Feutune Light Acquisition Corporation, 48 Bridge Street, Building A, Metuchen, New Jersey 08840, Attn: Yuanmei Ma. Following the Business Combination, such communications should be sent in care of Albert Chen, at +886 921 081 116, or in writing to 4F, No. 632, Guangfu S Rd. Taipei, 106, Taiwan, Attn: Albert Chen or by email to albert.chen@tpev.com. Each communication will be forwarded, depending on the subject matter, to the applicable board of directors, the appropriate committee chairperson or all non-management directors.

Pursuant to the rules of the SEC, FLFV and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of FLFV’s annual report to stockholders and FLFV’s proxy statement. Upon written or oral request, FLFV will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that FLFV deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that FLFV deliver single copies of such documents in the future. Stockholders may notify FLFV of their requests by calling or writing FLFV at (909) 214-2482 or 48 Bridge Street, Building A, Metuchen, New Jersey 08840. Following the Business Combination, such requests should be made by contacting Albert Chen, at +886 921 081 116, or in writing to 4F, No. 632, Guangfu S Rd. Taipei, 106, Taiwan, Attn: Albert Chen or by email to albert.chen@tpev.com.

LEGAL MATTERS

Robinson & Cole LLP will pass upon the validity of the FLFV Common Stock issued in connection with the Business Combination and upon certain U.S. federal income tax consequences to FLFV’s stockholders as a result of the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of FLFV as of December 31, 2023 and 2022, for the year ended December 31, 2023, and for the period from January 19, 2022 (inception) through December 31, 2022 appearing in this proxy statement/prospectus, have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in its report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Thunder Power as of December 31, 2022 and 2021, and for the year then ended, have been audited by Assentsure PAC, independent registered public accounting firm, and upon authority of said firm as experts in accounting and auditing. The report of Assentsure PAC contains an explanatory paragraph about the ability of Thunder Power to continue as a going concern. The financial statements of Thunder Power are included in this proxy statement/prospectus in reliance on such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

FLFV

In October 2022, we were informed by Friedman LLP (“Friedman”), the independent registered public accounting firm of FLFV, effective September 1, 2022, Friedman combined with Marcum (“Marcum LLP”) and continued to operate as an independent registered public accounting firm. Friedman continued to serve as FLFV’s independent registered public accounting firm through October 7, 2022. On October 7, 2022, our Board of Directors and Audit Committee authorized the replacement of Friedman with Marcum to serve as the independent registered public accounting firm of FLFV for the year ended December 31, 2022, pending the execution of a formal engagement letter with Marcum. The services previously provided by Friedman will now be provided by Marcum once Marcum is engaged. On October 11, 2022, an engagement letter was executed by Marcum and FLFV, effectively immediately.

FLFV was incorporated on January 19, 2022 (the “inception”). Therefore, since its inception, FLFV has not filed any annual reports on Form 10-K and Friedman has not conducted any audit on FLFV’s financial statements for any fiscal year, except that: (i) it has issued a report (the “IPO Offering Report”) for the audited financial statements for the period from inception through February 2, 2022 in connection with the initial public offering of FLFV (collectively, the “Interim Financial Statements”); (ii) it has issued a report (the “IPO Closing Report”) on FLFV’s balance sheet as of June 21, 2022 and the related notes (collectively, the “IPO Closing Financial Statements”) in connection with the closing of the initial public offering of FLFV. Other than the foregoing, Friedman has not issued any audit report since incorporation, nor has it provided any adverse opinion, disclaimer of opinion, or report qualified or modified with uncertainty, audit scope or accounting principle, except that it has expressed uncertainty about FLFV’s ability to continue as a going concern in its IPO Report.

Additionally, Friedman’s IPO Offering Report and IPO Closing Report did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report on the Interim Financial Statements of FLFV contained an uncertainty about FLFV’s ability to continue as a going concern.

Since FLFV’s inception and during such interim period through October 7, 2022, there were no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Friedman, would have caused Friedman to make reference to the subject matter of the disagreements in connection with its reports on FLFV’s consolidated financial statements for such periods. Also, during this time, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

On April 25, 2023, our Board of Directors and Audit Committee authorized dismissal of Marcum and engagement of MaloneBailey, LLP (“MaloneBailey”) as the new independent registered public accounting firm of FLFV, for the audit of FLFV for the fiscal year ending December 31, 2023, effective April 25, 2023. MaloneBailey is also re-auditing FLFV’s financial statements for the period from the inception until December 31, 2022.

FLFV was incorporated on January 19, 2022 and the financial statements for the period from its inception through December 31, 2022 was audited by Marcum. The auditor’s report on the financial statements for the period ending December 31, 2022 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that it has expressed uncertainty about FLFV’s ability to continue as a going concern. Other than the foregoing, Marcum has not conducted any audit on FLFV’s financial statements for any fiscal year, nor has it issued any audit report since incorporation.

In addition, since Marcum’s engagement on October 12, 2022, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreements in connection with its report on FLFV’s financial statements for such periods. Also, during this time, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

FLFV provided Marcum with a copy of the above disclosure prior to its filing with the SEC, and requested that Marcum furnish FLFV a letter addressed to the SEC stating whether or not it agreed with the statements herein and, if not, stating the respects in which it did not agree. A copy of Marcum’s letter dated May 1, 2023 was furnished as Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC by FLFV on May 1, 2023.

During the period from January 19, 2022 (inception) through April 25, 2023, neither FLFV nor anyone acting on FLFV’s behalf consulted MaloneBailey with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

THUNDER POWER

Thunder Power has not changed its accountants but in 2023 it changed its accounting method from International Financial Reporting Standards (“IFRS”) to U.S. GAAP.

ENFORCEABILITY OF CIVIL LIABILITY

All of the current directors and officers of FLFV are located in the United States. The current directors and officers of Thunder Power are located in Taiwan, U.S. and Hong Kong. Following the consummation of the Business Combination, the executive officers and directors of PubCo are expected to be located in the United States (except Mr. Ming, who is located in Taiwan). As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon such director (after the Business Combination) located outside the United States, to enforce judgments of the United States courts predicated upon civil liabilities and criminal penalties on such director under United States securities laws.

OTHER MATTERS

The Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

As of the date of this proxy statement/prospectus, the Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

WHERE YOU CAN FIND MORE INFORMATION

FLFV has filed this proxy statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by FLFV with the SEC at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

FLFV files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on FLFV at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the SEC.

Any requests for copies of information, reports or other filings with the SEC should be directed to Feutune Light Acquisition Corporation, 48 Bridge Street, Building A, Metuchen, New Jersey 08840.You may also obtain these documents by requesting them in writing or by telephone from FLFV’s proxy solicitor at:

Individuals can call toll-free at: [            ]

Banks and brokers can call collect at: [            ]            Email: [            ]

If you are a stockholder of FLFV and would like to request documents, please do so at least one week prior to the Special Meeting date to receive them before the Special Meeting. If you request any documents from FLFV, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

All information contained in this document relating to FLFV has been supplied by FLFV, and all such information relating to Thunder Power has been supplied by Thunder Power. Information provided by one another does not constitute any representation, estimate, or projection of the other.

This document is a proxy statement/prospectus of FLFV for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us, or Thunder Power that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FEUTUNE LIGHT ACQUISITION CORPORATION	Page
Report of Independent Registered Public Accounting Firm (PCAOB ID: 206)	F-2
Consolidated Balance Sheets as of December 31, 2023 and 2022	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2023 and for the Period from January 19, 2022 (inception) through December 31, 2022	F-4
Consolidated Statements of Changes in Stockholders’ Deficit for the Years Ended December 31, 2023 and for the Period from January 19, 2022 (inception) through December 31, 2022	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2023 and for the Period from January 19, 2022 (inception) through December 31, 2022	F-6
Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Feutune Light Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Feutune Light Acquisition Corporation and its subsidiary (collectively, the “Company”) as of December 31, 2023 and 2022 and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the year ended December 31, 2023, and for the period from January 19, 2022 (inception) through December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of their operations and their cash flows for the year ended December 31, 2023 and for the period from January 19, 2022 (inception) through December 31 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. Liquidity concern and mandatary liquidation raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com
We have served as the Company’s auditor since 2023.
Houston, Texas
March 6, 2024

FEUTUNE LIGHT ACQUISITION CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Cash	$18,330	$546,632
Prepaid expenses	45,726	168,491
Total current assets	64,056	715,123

Cash and Marketable securities held in Trust Account	54,075,630	100,525,498
Total Assets	$54,139,686	$101,240,621

Liabilities, Temporary Equity, and Stockholders’ Deficit
Current liabilities:
Accrued expenses	$97,513	$91,776
Franchise tax payable	36,381	56,918
Income taxes payable	35,748	396,253
Excise tax payable	502,251	—
Loan from related parties	2,162,500	—
Total Current Liabilities	2,834,393	544,947

Deferred underwriters’ discount	3,421,250	3,421,250
Total Liabilities	6,255,643	3,966,197

Commitments and Contingencies

Class A common stock subject to possible redemption, 4,983,493 shares and 9,775,000 shares at conversion value of $10.84 and $10.24 per share as of December 31, 2023 and December 31, 2022, respectively	54,003,501	100,072,326
Stockholders’ Deficit:
Preferred stock, $0.0001 par value, 500,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value, 25,000,000 shares authorized, 558,875 issued and outstanding (excluding 4,983,493 and 9,775,000 shares subject to possible redemption as of December 31, 2023 and December 31, 2022, respectively)	56	56
Class B common stock, $0.0001 par value, 4,500,000 shares authorized, 2,443,750 shares issued and outstanding	244	244
Additional paid-in capital	—	—
Accumulated deficit	(6,119,758)	(2,798,202)
Total Stockholders’ Deficit	(6,119,458)	(2,797,902)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	$54,139,686	$101,240,621

The accompanying notes are an integral part of these consolidated financial statements.

FEUTUNE LIGHT ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2023	For the Period from January 19, 2022 (inception) through December 31, 2022
Formation and operating costs	$1,167,531	$451,461
Franchise tax expenses	82,046	56,918
Loss from Operations	$(1,249,577)	$(508,379)

Other income
Interest earned on investment held in Trust Account	3,664,204	1,309,248

Income before income taxes	2,414,627	800,869

Income taxes provision	1,077,692	396,253

Net Income	$1,336,935	$404,616

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	7,240,883	5,452,529
Basic and diluted net income per share, common stock subject to possible redemption	$0.30	$0.67
Basic and diluted weighted average shares outstanding, common stock attributable to Feutune Light Acquisition Corporation	3,002,625	2,614,542
Basic and diluted net loss per share, common stock attributable to Feutune Light Acquisition Corporation	$(0.28)	$(1.25)

The accompanying notes are an integral part of these consolidated financial statements.

FEUTUNE LIGHT ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of December 31, 2022	558,875	$56	2,443,750	$244	$—	$(2,798,202)	$(2,797,902)
Remeasurement of carrying value to redemption value	—	—	—	—	—	(2,478,740)	(2,478,740)
Additional amount deposited into trust for extensions	—	—	—	—	—	(1,677,500)	(1,677,500)
Excise tax payable attributable to redemption	—	—	—	—	—	(502,251)	(502,251)
Net Income	—	—	—	—	—	1,336,935	1,336,935
Balance as of December 31, 2023	558,875	$56	2,443,750	$244	$—	$(6,119,758)	$(6,119,458)
	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of January 19, 2022 (inception)	—	$—	—	$—	$—	$—	$—
Founder shares issued to initial stockholder	—	—	2,443,750	244	24,756	—	25,000
Sale of public units through public offering	9,775,000	978	—	—	97,749,022	—	97,750,000
Sale of private placement shares	498,875	50	—	—	4,988,700	—	4,988,750
Issuance of representative shares	60,000	6	—	—	72,169	—	72,175
Offering costs	—	—	—	—	(5,966,117)	—	(5,966,117)
Reclassification of common stock subject to redemption	(9,775,000)	(978)	—	—	(95,422,572)	—	(95,423,550)
Allocation of offering costs to common stock subject to redemption	—	—	—	—	5,824,123	—	5,824,123
Accretion of carrying value to redemption value	—	—	—	—	(7,270,081)	(3,202,818)	(10,472,899)
Net income	—	—	—	—	—	404,616	404,616
Balance as of December 31, 2022	558,875	$56	2,443,750	$244	$—	$(2,798,202)	$(2,797,902)

The accompanying notes are an integral part of these consolidated financial statements.

FEUTUNE LIGHT ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2023	For the Period from January 19, 2022 (inception) through December 31, 2022
Cash Flows from Operating Activities:
Net Income	$1,336,935	$404,616
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investment held in Trust Account	(3,664,204)	(1,309,248)
Changes in operating assets and liabilities:
Prepaid expenses	122,765	(168,491)
Accrued expenses	5,737	91,776
Franchise tax payable	(20,537)	56,918
Income taxes payable	(360,505)	396,253
Net Cash Used in Operating Activities	(2,579,809)	(528,176)

Cash Flows from Investing Activities:
Purchase of investment held in trust account	(1,453)	(99,216,250)
Investment of cash in Trust Account for extension loans	(1,677,500)	—
Cash withdrawn from trust to pay taxes	1,567,960	—
Cash withdrawn from Trust Account in connection with redemption	50,225,065	—
Net Cash Provided by (Used in) Investing Activities	50,114,072	(99,216,250)

Cash Flows from Financing Activities:
Proceeds from issuance of founder shares	—	25,000
Proceeds from issuance of promissory note to related parties	—	280,000
Proceeds from extension loans	1,677,500	—
Proceeds from working capital loans	485,000	—
Payment of promissory note to related party	—	(280,000)
Proceed from public offering	—	97,750,000
Proceeds from private placement	—	4,988,750
Payment of underwriter discount	—	(1,955,000)
Payment of deferred offering costs	—	(517,692)
Redemption of Class A Common Stock	(50,225,065)	—
Net Cash (Used in) Provided by Financing Activities	(48,062,565)	100,291,058

Net Change in Cash	(528,302)	546,632

Cash at Beginning of Period	546,632	—
Cash at End of Period	$18,330	$546,632

Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$1,463,923	$—
Cash paid for interest	$—	$—

Non-cash Financing Activities:
Deferred underwriters’ marketing fees	$—	$3,421,250
Issuance of representative shares	$—	$72,175
Change in value of common stock subject to redemption	$—	$95,423,550
Allocation of offering costs to common stock subject to redemption	$—	$5,824,123
Remeasurement of carrying value to redemption value	$2,478,740	$10,472,899
Additional amount deposited into trust for extensions	$1,677,500	$—
Excise tax payable attributable to redemption	$502,251	$—

The accompanying notes are an integral part of these consolidated financial statements.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 1 — Organization and Business Operation

Feutune Light Acquisition Corporation (the “Company”) is a newly organized blank check company incorporated as a Delaware company on January 19, 2022. The Company was formed for the purpose of entering into a merger, stock exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) as discussed below. The Company has selected December 31 as its fiscal year end.

On July 3, 2023, the Company incorporated Feutune Light Merger Sub, Inc, (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of the Company. As of December 31, 2023, there has been no activity in Merger Sub.

As of December 31, 2023 and 2022, the Company had not commenced any operations. For the period from January 19, 2022 (inception) through December 31, 2023, the Company’s efforts have been limited to organizational activities, as activities related to the initial public offering (“IPO”) and Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the IPO.

The registration statement for the Company’s IPO became effective on June 15, 2022. On June 21, 2022, the Company consummated the IPO of 9,775,000 units (including 1,275,000 units issued upon the full exercise of the over-allotment option, the “Public Units”). Each Public Unit consists of one share of Class A common stock, $0.0001 par value per share (the “Public Shares”), and one redeemable warrant (the “Warrants”) and one right (the “Rights”) to receive one-tenth (1/10) of one share of Class A common stock (the “Class A Common Stock”). Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share. The Public Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $97,750,000.

Substantially concurrently with the closing of the IPO, the Company completed the sale in a private placement (the “Private Placement”) of 498,875 units (the “Private Placement Units”) including 478,875 units to the Company’s sponsor, Feutune Light Sponsor LLC (the “Sponsor”) and 20,000 shares to U.S. Tiger Securities, Inc. (“US Tiger”) at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to the Company of $4,988,750. Each Private Placement Unit consists of one share of Class A common stock (the “Private Shares”), one Warrant, and one Right.

The Company also issued 60,000 representative shares (the “Representative Shares”) to US Tiger, a representative of the underwriters of the IPO, as part of representative compensation. The Representative Shares are identical to the Public Shares included in the IPO except that the representative has agreed not to transfer, assign or sell any such Representative Shares until the completion of the Company’s initial Business Combination. In addition, US Tiger agreed (i) to waive its redemption rights with respect to the Representative Shares and Private Shares it owns in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account (as defined below) with respect to the Representative Shares and Private Shares if the Company fails to complete its initial Business Combination within the Combination Period (as defined below).

Transaction costs amounted to $5,966,117, consisting of $5,376,250 of underwriting fees, $517,692 of other offering cost and of $72,175 fair value of the 60,000 Representative Shares as part of the transaction costs. Following the consummation of the IPO, cash of $1,029,523 were held outside of the Trust Account (as defined below) and is available for working capital purposes.

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 1 — Organization and Business Operation (cont.)

Following the closing of the IPO, $99,216,250 ($10.15 per Public Unit) from the proceed of the IPO and the proceeds from the sale of the Private Placement Units was held in a U.S.-based trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee. The funds held in the Trust Account invested only in U.S. government treasury bills, bonds or notes with a maturity of 185 days or less, or in money market funds meeting the applicable conditions of Rule 2a-7 promulgated under the Investment Company Act which invest solely in direct U.S. government treasury, so that the Company are not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the trust account that may be released to the Company to pay the Company’s tax obligation, the proceeds from the IPO and the sale of the Private Placement Units that are deposited and held in the Trust Account will not be released from the Trust Account until the earliest to occur of (a) the completion of the initial Business Combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend then current amended and restated Company’s certificate of incorporation (i) to modify the substance or timing of its obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Company’s Public Shares if it does not complete the initial Business Combination within the Combination Period (as defined below) the IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (c) the redemption of 100% of the Company’s Public Shares if it is unable to complete the Business Combination within the required time frame, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors which could have higher priority than the claims of the Company’s public stockholders. Under the Company’s amended and restated certificate of incorporation, if the Company has not consummated its initial Business Combination by March 21, 2023 (within nine (9) months from the consummation of the IPO), it may extend the period of time to consummate a Business Combination up to three (3) times by an additional three-month period each time for a total of up to an additional nine (9) months, affording the Company up to December 21, 2023 (up to eighteen (18) months from the consummation of the IPO) to complete its initial Business Combination. Anticipating that it would not be able to consummate such initial Business Combination, the Company sought its first extension on March 21, 2023 (described below). The Company may extend the period of time to consummate a Business Combination for up to two (2) additional three-month periods from the current deadline of June 21, 2023, and the public stockholders will not be offered the opportunity to vote on or redeem their shares if the Company chooses to make any such paid extension. Pursuant to the terms of the Company’s amended and restated certificate of incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company acting as trustee, the Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account for each three-month extension $977,500 ($0.10 per share), on or prior to the date of the applicable deadline. Any such payments would be made in the form of a loan. If the Company completes its initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account. In addition, such extension funding loans may be convertible into Private Placement Units upon the closing of the Company’s initial Business Combination at $10.00 per unit at the option of the lender.

On March 21, 2023, an aggregate of $977,500 (the “Extension Payment”) was deposited by the Sponsor into the Trust Account for the public stockholders, representing $0.10 per public share, which enables the Company to extend the period of time it has to consummate its initial Business Combination by three months from March 21, 2023 to June 21, 2023 (the “Extension”).

In connection with the Extension Payment, the Company issued an unsecured promissory note (the “Note”) to the Sponsor. The Note is non-interest bearing and payable (subject to the waiver against trust provisions) upon the date on which the Company consummates its initial Business Combination. The principal balance may be prepaid at any time, at the election of the Company. The holder of the Note has the right, but not the obligation, to convert the Note, in whole or in part, into Private Units of the Company, as described in the final prospectus dated June 17, 2022 filed by the Company with the SEC (the “Prospectus”), by providing the Company with written notice of its intention to convert the Note at least two business days prior to the closing of the Company’s initial Business Combination. The number of Private Units to be received by the holder of the Note in connection with such conversion shall be an amount

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 1 — Organization and Business Operation (cont.)

determined by dividing (x) the sum of the outstanding principal amount payable to the holder, by (y) $10.00. $600,000 of the Extension Payment was deposited by the Company’s Sponsor and $377,500 was deposited by the Company from its working capital account in lieu of the Sponsor, pursuant to a non-interest bearing, short-term loan provided by the Company to the Sponsor (the “Short-Term Loan”) to the Company, which provides for repayment on or before March 31, 2023. The Short-Term Loan was repaid in full on March 24, 2023.

On June 16, 2023, the Company held a special meeting of the stockholders (the “Special Meeting”), where the stockholders of the Company approved the amendment of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to allow the Company until June 21, 2023 to consummate an initial Business Combination and to elect to extend the period to consummate an initial Business Combination up to nine times, each by an additional one-month period (each, a “Monthly Extension”), for a total of up to nine months to March 21, 2024, by depositing to the Company’s Trust Account, the lesser of (i) $100,000 for all Public Shares and (ii) $0.04 for each Public Share for each one-month extension. On June 20, 2023, a certificate of amendment to the Charter (the “Charter Amendment”) was filed with the State of Delaware, effective on the same date. In connection with the votes to approve the Charter Amendment, 4,791,507 shares of Class A Common Stock of the Company were rendered for redemption.

From June to September 2023, four $100,000 Monthly Extension Payment were deposited into the Trust Account for the public stockholders, which enabled the Company to extend the period of time it has to consummate its initial Business Combination by four months from June 21, 2023 to October 21, 2023. Among the four $100,000 Monthly Extension Payments, the $100,000 deposited on July 20, 2023 (the “July Monthly Extension Payment”) was deposited by the Company from its working capital account in lieu of a deposit by the Sponsor. Such advancement was repaid by the Sponsor to the Company in September 2023. From October to December 2023, three Monthly Extension Payments was deposited into the Trust Account by TPH (as defined below) which enabled the Company to extend the date by which it has to consummate its initial Business Combination by three months from October 21, 2023 to January 21, 2024.

In connection with the four Monthly Extension Payments, the Company issued four unsecured promissory notes of $100,000 to the Sponsor to evidence the payments made by the Sponsor for the Monthly Extension Payment. In connection with the October to December Monthly Extension Payments, and pursuant to the Merger Agreement (as defined below), the Company issued three unsecured promissory notes of $100,000 each to TPH to evidence the payment made for the October to December Monthly Extension Payments.

The notes bear no interest and are payable in full upon the earlier to occur of (i) the consummation of the Company’s Business Combination or (ii) the date of expiry of the term of the Company (the “Maturity Date”). The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action, (iii) the breach of the Company’s obligations thereunder; (iv) any cross defaults; (v) any enforcement proceedings against the Company; and (vi) any unlawfulness and invalidity in connection with the performance of the obligations thereunder, in which case the notes may be accelerated.

The payee of the notes, the Sponsor, has the right, but not the obligation, to convert the notes, in whole or in part, respectively, into Private Units of the Company, that are identical to Public Units of the Company, subject to certain exceptions, as described in the Prospectus, by providing the Company with written notice of the intention to convert at least two business days prior to the closing of the Business Combination. The number of Private Units to be received by the Sponsor in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to the Sponsor by (y) $10.00.

As of December 31, 2023, the Company has until January 21, 2024 to consummate its initial Business Combination. However, if the Company anticipates that it may not be able to consummate its initial Business Combination by January 21, 2024, the Company may, but is not obligated to, extend the period of time to consummate its initial Business Combination for up to four more times by an additional one-month each time and may have until March 21, 2024 to consummate its initial Business Combination. See Note 10 Subsequent events for further extensions in 2024.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 1 — Organization and Business Operation (cont.)

The shares of Class A Common Stock subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will consummate a Business Combination and, solely if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. The Company currently has until December 21, 2024 which is the current maximum extension to complete the initial Business Combination (the “Combination Period”).

If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

There will be no redemption rights or liquidating distributions with respect to the Company’s Warrants and Rights, which will expire worthless if the Company fails to complete the Business Combination within the Combination Period. The Sponsor, directors and officers (the “founders”) have entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to any Founder Shares (as defined in Note 5), Private Shares, and any Public Shares held by them in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its initial Business Combination within the Combination Period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Shares held by them if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period. If the Company submits it initial Business Combination to its stockholders for a vote, the Company will complete its initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial Business Combination. In no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Company’s Sponsor will not be responsible to the extent of any liability for such third party claims.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 1 — Organization and Business Operation (cont.)

However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy their indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations. None of the officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Merger Agreement

On October 26, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Thunder Power Holdings Limited, a British Virgin Islands company (“TPH”), and Feutune Light Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”).

TPH is a technology innovator and manufacturer of premium electric vehicles (“EVs”). TPH is dedicated to creating electric vehicles that deliver a premium driving experience combined with a high degree of personalization and has developed and is planning to manufacture a family of EVs suited to various stages of life and driving environments.

Pursuant to the Merger Agreement, TPH will be merged with and into Merger Sub (the “Merger”), with the Merger Sub surviving the Merger as a direct wholly owned subsidiary of the Company.

Liquidity and Capital Resources and Going Concern

As of December 31, 2023, the Company had cash of $18,330 and a working capital deficit of $2,268,086.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, excluding deferred underwriting commissions, to complete its Business Combination. The Company may withdraw interest from the Trust Account to pay taxes, if any. To the extent that the Company’s share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Company Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes the initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $3,000,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender.

If the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete our Business Combination or because the Company become obligated to redeem a significant number of our public shares upon completion of our Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination, all of which raise substantial doubt about our ability to continue as a going concern.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 1 — Organization and Business Operation (cont.)

In addition, under the Company’s currently effective amended and restated certificate of incorporation, as of December 31, 2023, the Company has until January 21, 2024, or December 21, 2024 upon maximum extension, to complete the initial Business Combination. The Company may seek approval from its stockholders holding no less than 65% or more of the votes to approve to extend the completion period. If the Company fails to obtain approval from the stockholders for such extension or the Company does not seek such extension, the Company will cease all operations.

There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period and that the Company will obtain enough votes to extend the Combination Period. In connection with the Company’s assessment of going concern considerations in accordance with the Accounting Standards Update (“ASU”) 2014-15 of the Financial Accounting Standard Board (FASB), “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity concern and mandatary liquidation mentioned above raised substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant accounting policies

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary Merger Sub, over which the Company exercises control. All transactions and balances among the Company and its subsidiary have been eliminated upon consolidation.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 2 — Significant accounting policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $18,330 and $546,632 of cash held in bank accounts as of December 31, 2023 and December 31, 2022, respectively.

Cash and Marketable securities held in Trust Account

At December 31, 2023 and December 31, 2022, $54,075,630 and $100,525,498, respectively of the assets held in the Trust Account were held in money market funds, which are invested in short term U.S. Treasury securities.

All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are accounted as interest income in the accompanying statement of operations. Interest income for the year ended December 31, 2023 and the period from January 19, 2022 (inception) through December 31, 2022 amounted to $3,664,204 and $1,309,248, respectively.

Fair Value of Financial Instruments

ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

•        Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•        Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•        Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 2 — Significant accounting policies (cont.)

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Warrants

The Company accounts for Warrants as either equity-classified or liability-classified instruments based on an assessment of the Warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the Warrants meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to the Company’s own shares of Class A Common Stock and whether the Warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the Warrants are outstanding.

For issued or modified Warrants that meet all of the criteria for equity classification, the Warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified Warrants that do not meet all the criteria for equity classification, the Warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the Warrants are recognized as a non-cash gain or loss on the statements of operations.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2023, common stock subject to possible redemption are presented at redemption value of $10.84 per share as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

As discussed in Note 1, in connection with the votes to approve the Charter Amendment, 4,791,507 shares of Class A Common Stock of the Company were rendered for redemption resulting in $50,225,065 paid from the Trust Account to redeeming stockholders. As a result of the redemption, as of December 31, 2023, the Company has 4,983,493 shares of Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet that are subject to redemption. See Note 4 for further details.

Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs — SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs were $5,966,117 consisting principally of underwriting, legal, accounting and other expenses that are directly related to the IPO and charged to stockholders’ equity upon the completion of the IPO.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 2 — Significant accounting policies (cont.)

Net Income (Loss) Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable common stock and non-redeemable common stock and the undistributed income (loss) is calculated using the total net loss less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable common stock. Any remeasurement of the accretion to redemption value of the common stock subject to possible redemption was considered to be dividends paid to the public stockholders. As of December 31, 2023 and 2022, the Company has not considered the effect of the Warrants sold in the IPO and the Private Placement in the calculation of diluted net income (loss) per share, since the exercise of the Warrants is contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive and the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic (income) loss per share for the periods presented.

The net income (loss) per share presented in the statement of operations is based on the following:
	For the Year Ended December 31, 2023	For the Period from January 7, 2022 (inception) through December 31, 2022
Net income	$1,336,935	$404,616
Accretion of carrying value to redemption value	(4,156,240)	(10,472,899)
Net loss including accretion of carrying value to redemption value	$(2,819,305)	$(10,068,283)
	For the Year Ended December 31, 2023			For the Period From January 7, 2022 (inception) through December 31, 2022
	Redeemable Common Stock	Non- Redeemable Common Stock	Total	Redeemable Common Stock	Non- Redeemable Common Stock	Total
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net loss including carrying value to redemption value	$(1,992,897)	$(826,408)	$(2,819,305)	$(6,805,147)	$(3,263,136)	$(10,068,283)
Accretion of carrying value to redemption value	4,156,240	—	4,156,240	10,472,899	—	10,472,899
Allocation of net income (loss)	$2,163,343	$(826,408)	$1,336,935	$3,667,752	$(3,263,136)	$404,616
Denominators:
Weighted-average shares outstanding	7,240,883	3,002,625		5,452,529	2,614,542
Basic and diluted net income (loss) per share	$0.30	$(0.28)		$0.67	$(1.25)

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 2 — Significant accounting policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account. As of December 31, 2023, the balance in this account was fully covered by the Federal Deposit Insurance Corporation (FDIC) limit.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only major tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis. The Company is also registered as a foreign corporation with the State of New Jersey Department of the Treasury and is subject to New Jersey state tax laws.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IRA applies only to repurchases that occur after December 31, 2022.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 2 — Significant accounting policies (cont.)

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Company’s initial Business Combination, extension or otherwise, (ii) the structure of the Company’s initial Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the Company’s initial Business Combination (or otherwise issued not in connection with the Company’s initial Business Combination but issued within the same taxable year of the Company’s initial Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete the Company’s initial Business Combination and in the Company’s ability to complete its initial Business Combination. As a result of the 4,791,507 shares of Class A common stock redeemed in June 2023, the Company accrued the 1% excise tax in the amount of $502,251 as a reduction of retained deficit since additional paid in capital was not available.

Because the Company did not complete a Business Combination by December 31, 2023, any additional redemption or other repurchase that occurs in connection with an initial Business Combination may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, (ii) the nature and amount of the equity issued in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination), and (iii) the content of regulations and other guidance from the U.S. Department of the Treasury.

Stock-Based Compensation

The sale of the Founders Shares to the Company’s management and directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 505,000 shares granted to the Company’s management and directors less estimated forfeitures of 75,650 shares was $107,712 for a total of 429,350 shares or $0.25 per share. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the Business Combination is consummated under ASC 718. As such no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is consummated in an amount equal to the number of Founders Shares with estimated forfeiture times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 3 — Investments Held in Trust Account

As of December 31, 2023 and December 31, 2022, assets held in the Trust Account were comprised of $54,075,630 and $100,525,498, respectively, in money market funds which are invested in short term U.S. Treasury Securities. Interest income for the year ended December 31, 2023 and the period from January 19, 2022 (inception) through December 31, 2022 amounted to $3,664,204 and $1,309,248, respectively.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2023
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$54,075,630
Description	Level	December 31, 2022
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$100,525,498

Note 4 — Initial Public Offering

Pursuant to the IPO, the Company sold 9,775,000 Public Units at $10.00 per Public Unit (with the underwriters’ over-allotment option exercised in full) on June 21, 2022, generating gross proceeds of $97,750,000. Each Public Unit has an offering price of $10.00 and consists of one share of the Class A Common Stock, one Warrant and one Right. The Warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation.

All of the 9,775,000 Public Shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

The Company’s redeemable common stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 4 — Initial Public Offering (cont.)

As of December 31, 2023, and December 31, 2022, the common stock reflected on the balance sheet is reconciled in the following table.
	As of December 31, 2023	As of December 31, 2022
Gross proceeds	$97,750,000	$97,750,000
Less:
Proceeds allocated to Warrants issued in IPO	(1,055,700)	(1,055,700)
Proceeds allocated to Rights issued in IPO	(1,270,750)	(1,270,750)
Offering costs of Public Units	(5,824,123)	(5,824,123)
Redemption	(50,225,065)	—
Plus:
Accretion of carrying value to redemption value	14,629,139	10,472,899
Common stock subject to possible redemption	$54,003,501	$100,072,326

Note 5 — Private Placement

Substantially concurrently with the closing of the IPO, the Company completed the sale of 498,875 Private Placement Units at a price of $10.00 per unit including 478,875 units to the Company’s Sponsor, and 20,000 units to US Tiger for aggregate proceeds to the Company of $4,988,750. Each Private Placement Units consists of one share of Class A Common Stock, one Warrant, and one Right. The Sponsor will be permitted to transfer the Private Placement Units held by them to certain permitted transferees, including the Company’s officers and directors and other persons or entities affiliated with or related to it or them, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as the founders.

The Founder Shares and Private Shares are identical to the Public Shares. However, the Company’s founders have agreed (A) to vote their Founder Shares and Private Shares in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, prior to and unrelated to an initial Business Combination, an amendment to the Company’s certificate of incorporation that would affect the substance or timing of the Company’s redemption obligation to redeem all Public Shares if the Company cannot complete an initial Business Combination within the Combination Period, unless the Company provides public stockholders an opportunity to redeem their Public Shares in conjunction with any such amendment, (C) not to redeem any shares, including Founder Shares, Private Shares and Public Shares into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a proposed initial Business Combination or sell any shares to the Company in any tender offer in connection with the Company’s proposed initial Business Combination, and (D) that the Founder Shares and Private Shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated.

The Private Placement Units sold in the Private Placement including the underlying securities and the Working Capital Units (defined below) that may be issued upon conversion of working capital loans (including extension notes) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days following the closing of the Business Combination, subject to certain exceptions.

Note 6 — Related Party Transactions

Founder Shares

On February 2, 2022, the Sponsor acquired 2,443,750 Class B common stock (“Founder Shares”) of for an aggregate purchase price of $25,000, or approximately $0.01 per share. As of December 31, 2023 and 2022, there were 2,443,750 Founder Shares issued and outstanding.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 6 — Related Party Transactions (cont.)

The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the number of Class A Common Stock and Class B Common Stock (defined below in Note 7) issued and outstanding upon completion of the IPO.

The founders have agreed not to transfer, assign or sell 50% its Founder Shares until the earlier to occur of: (A) six months after the completion of the Company’s initial Business Combination, or (B) the date on which the closing price of the Company’s Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination and the remaining 50% of the Founder Shares may not be transferred, assigned or sold until six months after the date of the consummation of the Company’s initial Business Combination, or earlier, in either case, if, subsequent to the Company’s initial Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial stockholders with respect to any Founder Shares. The Sponsor has transferred an aggregate amount of 505,000 Founder Shares to the Company’s management and directors.

Substantially concurrently with the closing of the IPO, the Company completed the sale of 498,875 Private Placement Units at a price of $10.00 per unit including 478,875 shares to the Company’s Sponsor, and 20,000 shares to US Tiger for an aggregate proceeds to the Company of $4,988,750.

The sale of the Founder Shares to the Company’s management and directors is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 505,000 Founder Shares granted to the Company’s management and directors less the estimated forfeiture of 75,650 Founder Shares was $107,712 for a total of 429,350 Founder Shares or $0.25 per share. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the Business Combination is consummated under ASC 718. As such no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is consummated in an amount equal to the number of Founder Shares less the number of Founder Shares forfeited times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

Representative Shares

The Company also issued 60,000 Representative Shares to US Tiger as part of representative compensation. The Representative Shares are identical to the Public Shares except that US Tiger has agreed not to transfer, assign or sell any such Representative Shares until the completion of the Company’s initial Business Combination. In addition, US Tiger has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the Combination Period.

Promissory Note — Related Parties

On February 2, 2022, the Sponsor agreed to loan the Company up to $500,000 to be used for a portion of the expenses of the IPO. This loan is non-interest bearing, unsecured and is due at the earlier of (1) January 31, 2023 or (2) the date on which the Company consummates an initial public offering of its securities. Prior to the IPO, the Company had $280,000 outstanding loan balance. The loan was repaid on June 21, 2022.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 6 — Related Party Transactions (cont.)

On March 21, 2023, the Extension Payment was deposited by the Sponsor into the Trust Account for the public stockholders, representing $0.10 per public share, which enables the Company to extend the period of time it has to consummate its initial Business Combination by three months from March 21, 2023 to June 21, 2023.

In connection with the Extension Payment, the Company issued the Note to the Sponsor. The Note is non-interest bearing and payable (subject to the waiver against trust provisions) upon the date on which the Company consummates its initial Business Combination. The principal balance may be prepaid at any time, at the election of the Company. The holder of the Note has the right, but not the obligation, to convert the Note, in whole or in part, into Private Units of the Company, as described in the Prospectus, by providing the Company with written notice of its intention to convert the Note at least two business days prior to the closing of the Company’s initial Business Combination. The number of Private Units to be received by the holder of the Note in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to the holder, by (y) $10.00. $600,000 of the Extension Payment was deposited by the Company’s Sponsor and $377,500 was deposited by the Company from its working capital account in lieu of the Sponsor, pursuant to the Short-Term Loan to the Company, which provides for repayment on or before March 31, 2023. The Short-Term Loan was repaid in full on March 24, 2023.

Following the Special Meeting, as of December 31, 2023, four Monthly Extension Payments were deposited into the Trust Account for the public stockholders as of December 31, 2023 by the Sponsor, which enabled the Company to extend the period of time it has to consummate its initial Business Combination by four months from June 21, 2023 to October 21, 2023. In connection with the four Monthly Extension Payments, the Company issued four notes to the Sponsor.

From October to December 2023, three Monthly Extension Payments was deposited into the Trust Account by TPH which enabled the Company to extend the date by which it has to consummate its initial Business Combination by three months from October 21, 2023 to January 21, 2024. In connection with the October to December Monthly Extension Payments, the Company issued three unsecured promissory notes of $100,000 each to TPH to evidence the payment made for the October to December Monthly Extension Payments.

The notes bear no interest and are payable in full upon the earlier to occur of (i) the consummation of the Company’s Business Combination or (ii) the date of expiry of the term of the Company (the “Maturity Date”). The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action, (iii) the breach of the Company’s obligations thereunder; (iv) any cross defaults; (v) any enforcement proceedings against the Company; and (vi) any unlawfulness and invalidity in connection with the performance of the obligations thereunder, in which case the notes may be accelerated.

The payee of the notes, has the right, but not the obligation, to convert the notes, in whole or in part, respectively, into Private Units of the Company, that are identical to Public Units of the Company, subject to certain exceptions, as described in the Prospectus, by providing the Company with written notice of the intention to convert at least two business days prior to the closing of the Business Combination. The number of Private Units to be received by the Sponsor in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to the Sponsor by (y) $10.00.

As of December 31, 2023 and December 31, 2022, the Company had total of $1,377,500 and nil, respectively, of promissory notes for extension from the Sponsor. As of December 31, 2023 and December 31, 2022, the Company had total of $300,000 and nil, respectively, of promissory notes for extension from TPH.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes the initial Business Combination, it would

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 6 — Related Party Transactions (cont.)

repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $3,000,000 of such loans may be converted upon consummation of the Business Combination into Private Placement Units at a price of $10.00 per unit (the “Working Capital Units”). If the Company does not complete a Business Combination, the loans would be repaid out of funds not held in the Trust Account, and only to the extent available. Such Working Capital Units converted from loan would be identical to the Private Placement Units sold in the Private Placement.

In addition to the promissory notes in relation to the Monthly Extension Payments, the Company also borrowed $485,000 from the Sponsor for working capital purposes.

As of December 31, 2023 and December 31, 2022, the Company had total loan from related parties amounted to $2,162,500 and nil, respectively.

Note 7 — Commitments & Contingencies

Risks and Uncertainties

Management continuously evaluates the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the Founder Shares and Private Placement Units, Working Capital Units issuable upon the conversion of certain working capital loans and any underlying securities will be entitled to registration rights pursuant to a registration rights agreement signed on June 15, 2022, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Company’s initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters of the IPO (the “underwriters”) exercised the option to purchase an additional 1,275,000 units in the IPO.

The Company paid an underwriting discount of 2.0% of the gross proceeds of the IPO, or $1,955,000 to the underwriters at the closing of the IPO. In addition, the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $3,421,250 until the closing of the Business Combination. In addition, the Company issued 60,000 Representative Shares to US Tiger upon the closing of the IPO.

Note 8 — Stockholders’ Equity

Preferred Stock — Pursuant to the Company’s amended and restated certificate of incorporation, the Company is authorized to issue 500,000 shares of preference stock, $0.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and December 31, 2022, there was no preferred stock issued or outstanding.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 8 — Stockholders’ Equity (cont.)

Class A Common Stock — Pursuant to the Company’s amended and restated certificate of incorporation, the Company is authorized to issue 25,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. As of December 31, 2023 and December 31, 2022, there were 558,875 shares of Class A Common Stock issued and outstanding, excluding 4,983,493 and 9,775,000 shares subject to possible redemption, respectively.

Class B Common Stock — Pursuant to the Company’s amended and restated certificate of incorporation, the Company is authorized to issue 4,500,000 shares of Class B common stock (the “Class B Common Stock”) with a par value of $0.0001 per share. As of December 31, 2023 and December 31, 2022, the Company issued 2,443,750 shares of Class B common stock.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B Common Stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.

The Class B Common Stock will automatically convert into shares of the Class A Common Stock at the time of the initial Business Combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution right.

Rights — On June 21, 2022, the Company issued 9,775,000 Rights in connection with the IPO. Substantially concurrently with the closing of the IPO, the Company issued 478,875 Rights to the Company’s Sponsor and 20,000 rights to US Tiger. Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Right will automatically receive one-tenth (1/10) of common stock upon consummation of the initial Business Combination. In the event the Company will not be the surviving company upon completion of the initial Business Combination, each holder of a Right will automatically receive the kind and amount of securities or properties of the surviving entity that each one-tenth (1/10) of one share of Class A Common Stock of the Company is entitled to receive upon consummation of the Business Combination. The Company will not issue fractional shares upon conversion of the Rights. As a result, holder must convert Rights in multiples of 10 in order to receive shares upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the Combination Period and the Company redeems the Public Shares for the funds held in the Trust Account, holders of Rights will not receive any of such funds for their Rights and the Rights will expire worthless.

As of December 31, 2023 and December 31, 2022, 10,273,875 Rights were outstanding.

Warrants — On June 21, 2022, the Company issued 9,775,000 Warrants in connection with the IPO. Substantially concurrently with the closing of the IPO, the Company issued 478,875 Warrants to the Company’s Sponsor and 20,000 Warrants to US Tiger. Each Warrant entitles the registered holder to purchase one share of the Company’s Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of the initial Business Combination. The Warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 30 business days, after the closing of the initial Business Combination, it will use its reasonable best efforts to file, and within 60 business days following its initial Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants. The Company will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement signed on June 15, 2022 (the “warrant agreement”). No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Class A Common Stock. Notwithstanding the above, if the Company’s Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 8 — Stockholders’ Equity (cont.)

exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elect, it will not be required to file or maintain in effect a registration statement, but it will be required to use its reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

In addition, if (x) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial Business Combination at an issue price or effective issue price (the “Newly Issued Price”) of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s founders or their affiliates, without taking into account any shares held by the Company’s founders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of the Company’s initial Business Combination (net of redemptions), and (z) the volume weighted average reported trading price of Class A Common Stock for the twenty (20) trading days starting on the trading day prior to the date of the consummation of the Business Combination (the “Fair Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Fair Market Value and the Newly Issued Price, and the $16.50 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Fair Market Value and the Newly Issued Price.

The Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant:

•        in whole and not in part;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

The Company accounted for the 9,775,000 Warrants issued in the IPO as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity”. The Company accounted for the Warrant as an expense of the IPO resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the Warrants is approximately $1.1 million, or $0.108 per Unit, using the Monte Carlo Model. The fair value of the Warrants is estimated as of the date of grant using the following assumptions: (1) expected volatility of 10.3%, (2) risk-free interest rate of 2.92%, (3) expected life of 1.38 years, (4) exercise price of $11.50 and (5) stock price of $9.76.

The Company accounted for the 498,875 Warrants issued in the Private Placement as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity”. The Company accounted for the Warrant as an expense of the sale of the Private Placement Units resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the Warrants was approximately $0.05 million, or $0.108 per Unit, using the Monte Carlo Model. The fair value of the Warrants is estimated as of the date of grant using the following assumptions: (1) expected volatility of 10.3%, (2) risk-free interest rate of 2.92%, (3) expected life of 1.38 years, (4) exercise price of $11.50 and (5) stock price of $9.76.

As of December 31, 2023 and December 31, 2022, 10,273,875 Warrants were outstanding.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 9 — Income Taxes

The Company’s taxable income primarily consists of interest earned on investments held in the Trust Account.

The income tax provision (benefit) for the year ended December 31, 2023 and for the period from January 19, 2022 (inception) through December 31, 2022 were as follows:
	For the Year Ended December 31, 2023	For the Period from January 19, 2022 (inception) through December 31, 2022
Current
Federal	$665,744	$233,530
State	411,948	162,723
Deferred
Federal	(238,881)	(69,606)
State	(102,378)	(29,831)
Change in valuation allowance	341,259	99,437
Income tax provision	$1,077,692	$396,253

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:
	For the year ended December 31, 2023	For the Period from January 19, 2022 (inception) through December 31, 2022
U.S. statutory rate	21.0%	21.0%
State income tax, net of federal benefit	9.2%	11.5%
Permanent difference	0.3%	4.5%
Change in valuation allowance	14.1%	12.5%
Effective tax rate	44.6%	49.5%

The Company’s net deferred tax assets at December 31, 2023 and December 31, 2022 were as follows:
	December 31, 2023	December 31, 2022
Deferred tax assets(liability):
Start up cost	$440,696	$99,437
Valuation allowance	(440,696)	(99,437)
Deferred tax assets, net	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

FEUTUNE LIGHT ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statement is issued. Other than the events below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 19, 2024 and February 21, 2024, two Monthly Extension Payments of $100,000 were deposited into the Trust Account which enabled the Company to extend the date by which it has to consummate its initial Business Combination from January 21, 2024 to March 21, 2024. In connection with the Monthly Extension Payments, and pursuant to the Merger Agreement, on October 26, 2023, the Company issued two unsecured promissory notes of $100,000 each to TPH to evidence the payment made for the January and February Monthly Extension Payments.

On March 1, 2024, the Company filed a notice of special meeting of stockholders, according to which a special meeting of stockholders is to be held virtually on March 18, 2024 at 11:30 a.m., Eastern Time, where the Company’s stockholders will vote to approve the amendment of the Current Charter to allow the Company until March 21, 2024 to consummate an initial business combination and to elect to extend the period to consummate an initial business combination up to nine times, each by an additional one-month period, for a total of up to nine months to December 21, 2024.

Report of Independent Registered Public Accounting Firm

To the shareholders and board of directors of Thunder Power Holdings Limited:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Thunder Power Holdings Limited and subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial positions of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred recurring operating losses and negative cash flows from operating activities and has accumulated deficits, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Assentsure PAC

We have served as the Company’s auditor since 2023.

Singapore

March 14, 2024

THUNDER POWER HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
As of December 31, 2023 and 2022
(Expressed in U.S. dollar, except for the number of shares)

	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash	$196,907	$250,386
Deferred offering costs	429,750	—
Other current assets	623,221	—
Total Current Assets	1,249,878	250,386

Non-current Assets
Property and equipment, net	1,974	6,340
Right of use assets	5,740	32,458
Total Non-current Assets	7,714	38,798

Total Assets	$1,257,592	$289,184

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICITS)
Current Liabilities
Advance of subscription fees from shareholders	$590,000	$300,000
Amount due to related parties	68,992	366,904
Other payable and accrued expenses	97,297	11,028
Lease liabilities	—	127,635
Total Current Liabilities	756,289	805,567

Lease liabilities, non-current	—	3,442
Total Liabilities	756,289	809,009

Commitments and Contingencies

Shareholders’ Equity (Deficits)
Common stock ($0.0001 par value, 1,000,000,000 shares authorized; 291,966,215 and 247,309,590 shares issued and outstanding at December 31, 2023 and 2022, respectively)	29,196	24,731
Additional paid-in capital	34,902,002	32,069,695
Accumulated loss	(34,429,895)	(32,614,251)
Total Shareholders’ Equity (Deficits)	501,303	(519,825)
Total Liabilities and Shareholders’ Equity (Deficits)	$1,257,592	$289,184

The accompanying notes are an integral part of the consolidated financial statements.

THUNDER POWER HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the Years Ended December 31, 2023 and 2022
(Expressed in U.S. dollar, except for the number of shares and loss per share)

	For the Years Ended December 31,
	2023	2022
Revenues	$—	$—

Operating expenses
General and administrative expenses	(1,815,071)	(432,005)
Total operating expenses	(1,815,071)	(432,005)

Other income (expenses), net
Other income	—	2
Foreign currency exchange loss	(573)	(3)
Total other (expenses) income, net	(573)	(1)

Loss before income taxes	(1,815,644)	(432,006)
Income tax expenses	—	—
Net loss and comprehensive loss	$(1,815,644)	$(432,006)
Loss per share – basic and diluted	$(0.007)	$(0.002)
Weighted average shares – basic and diluted	271,577,292	247,122,604

The accompanying notes are an integral part of the consolidated financial statements.

THUNDER POWER HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICITS)
For the Years Ended December 31, 2023 and 2022
(Expressed in U.S. dollar, except for the number of shares)

	Common stock		Additional paid-in capital	Accumulated loss	Total shareholders’ equity (deficits)
	Number of stock	Amount
Balance as of December 31, 2021	247,059,590	$24,706	$31,553,044	$(32,182,245)	$(604,495)
Capital injection from shareholders	250,000	25	499,975	—	500,000
Share-based compensation	—	—	16,676	—	16,676
Net loss	—	—	—	(432,006)	(432,006)
Balance as of December 31, 2022	247,309,590	$24,731	$32,069,695	$(32,614,251)	$(519,825)
Capital injection from shareholders	26,474,435	2,647	1,688,603	—	1,691,250
Issuance of ordinary shares to controlling shareholder to settle liabilities due to the shareholder	17,008,312	1,701	1,069,823	—	1,071,524
Issuance of ordinary shares to a related party to settle liabilities due to the related party	1,173,878	117	73,836	—	73,953
Share-based compensation	—	—	45	—	45
Net loss	—	—	—	(1,815,644)	(1,815,644)
Balance as of December 31, 2023	291,966,215	$29,196	$34,902,002	$(34,429,895)	$501,303

The accompanying notes are an integral part of the consolidated financial statements.

THUNDER POWER HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2023 and 2022
(Expressed in U.S. dollar)

	For the Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(1,815,644)	$(432,006)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expenses	4,366	32,982
Amortization of right of use assets	26,718	32,904
Share-based compensation	331,295	16,676
Share-based settlement expenses	479,174	—
Changes in operating assets and liabilities:
Other current assets	(8,221)	—
Amount due to related parties	236,803	295,441
Other payable and accrued expenses	86,269	—
Lease liabilities	511	4,160
Net cash used in operating activities	(658,729)	(49,843)

Cash flows from financing activities:
Subscription fee advanced from shareholders	1,750,000	300,000
Return of subscription fee to a shareholder	(100,000)	—
Payment of extension loans on behalf of the sponsor of a SPAC	(300,000)	—
Payment of extension loans on behalf of a third party	(315,000)	—
Payment of offering costs	(429,750)	—
Net cash provided by financing activities	605,250	300,000

Net (decrease) increase in cash	(53,479)	250,157
Cash at beginning of year	250,386	229
Cash at end of year	$196,907	$250,386

Supplemental cash flow information
Cash paid for interest expense	$—	$—
Cash paid for income tax	$—	$—

Noncash financing activities
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$—	$52,586
Transfer of advance of subscription fees from shareholders to equity	$1,460,000	$500,000
Issuance of ordinary shares to settle the liabilities due to a controlling shareholder	$609,958	$—
Issuance of ordinary shares to settle the liabilities due to a related party	$56,346	$—

The accompanying notes are an integral part of the consolidated financial statements.

THUNDER POWER HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND BUSINESS DESCRIPTION

Thunder Power Holdings Limited (“TP Holdings”, or the “Company”) is a company incorporated under the laws and regulations of the British Virgin Islands with limited liability on September 30, 2015. TP Holdings is a parent holding company with no operations.

TP Holdings has one wholly-owned subsidiary, Thunder Power New Energy Vehicle Development Company Limited (“TP NEV”) which was established in accordance with laws and regulations of British Virgin Islands on October 19, 2016, and two wholly-owned Predecessor Subsidiaries, China New Energy Vehicle Company Limited (“China NEV”) and Thunder Power Hong Kong Ltd. (“TP HK”), which were established April 8, 2016 and March 21, 2013, respectively.

Thunder Power together with TP NEV operations are engaged in design, development and manufacturing of high-performance electric vehicles. As of December 31, 2023 and 2022, its operations activities were carried out in Taiwan and its management team are currently located in Taiwan and USA.

On October 26, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Feutune Light Acquisition Corporation (“FLFV” or the “PubCo”), a special purpose acquisition company, and Feutune Light Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of FLFV (“Merger Sub”). Pursuant to the Merger Agreement, the Company will be merged with and into Merger Sub, with the Merger Sub surviving the Merger as a direct wholly owned subsidiary of PubCo.

Spinoff of Predecessor Subsidiaries

On August 6, 2021, the Board of Directors’ meeting of Company approved the restructuring plan for spinning off (“Spin Off”) China NEV and TP HK (“Spin Off Entities”).

On October 4, 2021, the General Meeting of China NEV approved the proposed allotment of a total of 247,059,590 shares of China NEV to the same group of ultimate shareholders who collectively owned 100% equity shares in TP Holdings each at HK$1.0 each for their respective number of the shares. On November 8, 2021, China NEV passed a special resolution for reduction of its share capital from HK$948,979,783.53 to HK$26 by the reduction of 948,979,757 ordinary shares and accordingly, 948,979,757 ordinary shares held by TP Holdings will be cancelled.

On October 4, 2021, the General Meeting of TP HK approved the proposed allotment of a total of 247,059,590 shares of TP HK to the same group of ultimate shareholders who collectively owned 100% equity shares in TP Holdings each at HK$1.0 each for their respective number of the shares. On November 8, 2021, TP HK passed a special resolution for reduction of its share capital from HK$164,784,727.95 to HK$26 by the reduction of 212,653,226,000 ordinary shares and accordingly, 212,653,226,000 ordinary shares held by TP Holdings will be cancelled.

The Company completed the spinoff of China NEV and TP HK on December 14, 2021 by carrying out a sequence of the above contemplated transactions with no cash consideration involved. Upon the completion of spinoff of China NEV and TP HK, TP Holdings no longer hold any equity shares in China NEV and TP HK. TP Holdings retained only one subsidiary after such restructuring, and China NEV and TP HK are identified as related parties as they are owned by the same group of shareholders who collectively owned 100% equity shares in TP Holdings.

Before and after the Spin Off, the Company and the Spin Off Entities are ultimately and effectively controlled by the same shareholders. The Company presented its consolidated financial statements as if it never had an investment in China NEV and TP HK because the Company and Spin Off Entities were characteristic of a) The Company and the Spin Off Entities are in dissimilar businesses; b) The Company and the Spin Off Entities were independently managed and financed historically; c) The Company and the Spin Off Entities had no more than incidental common facilities and costs; d) The Company and the Spin Off Entities are operated and financed autonomously after the spin-off; and e) The Company and the Spin Off Entities do not have material financial commitments, guarantees, or contingent liabilities to each other after the spin-off.

THUNDER POWER HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

All intercompany transactions and balances have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to, determinations of the useful lives and valuation of long-lived assets, estimates of allowances for doubtful accounts, and other provisions and contingencies.

Fair value of financial instruments

The Company’s financial instruments are accounted for at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of the fair value hierarchy are described below:

Level 1 —	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 —

inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 —	inputs to the valuation methodology are unobservable and significant to the fair value.

As of December 31, 2023 and 2022, financial instruments of the Company primarily comprised of current assets and current liabilities including cash, other current assets, due to related parties, other payables and lease liabilities. The carrying amount of these current assets and current liabilities approximate their fair values because of the short-term nature of these instruments.

Cash

Cash and cash equivalents primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdraw and use.

THUNDER POWER HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering and that will be charged to shareholders’ equity upon the completion of the Initial Public Offering.

Property and equipment, net

Property and equipment primarily consist of office equipment. Office equipment are stated at cost less accumulated depreciation less any provision required for impairment in value. Depreciation is computed using the straight-line method with no residual value based on the estimated useful lives of five years.

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of operations.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment of long-lived assets was recognized for the years ended December 31, 2023 and 2022.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, bonuses, share-based compensation and benefits for employees involved in general corporate functions, depreciation, legal and professional services fees, rental and other general corporate related expenses.

Income taxes

The Company accounts for income taxes in accordance with the asset and liability method, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes. The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is probable that taxable income to be utilized with prior net operating loss carried forwards. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the statements of operations, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

THUNDER POWER HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Under the current and applicable laws of BVI, both TP Holdings and TP NEV are not subject to tax on income or capital gains. As of December 31, 2023 and 2022, there was no temporary difference and no deferred tax asset or liability recognized. The Company does not believe that there was any uncertain tax position as of December 31, 2023 and 2022.

Operating leases

The Company adopted the ASU 2016-02, Leases (Topic 842) on January 1, 2021, using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered after, the beginning of the earliest comparative period presented in the consolidated financial statements.

The Company leases its offices, which are classified as operating leases in accordance with Topic 842. Operating leases are required to record in the balance sheet as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date, and (3) initial direct costs for any expired or existing leases as of the adoption date. The Company elected the short-term lease exemption as the lease terms are 12 months or less.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease.

The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. There was no impairment for right-of-use lease assets as of December 31, 2023 and 2022.

Loss per share

Basic loss per share is computed by dividing net income attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during period presented. Diluted loss per share is calculated by dividing net income attributable to the holders of ordinary shares as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. However, ordinary share equivalents are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.

Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

THUNDER POWER HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently issued accounting standards

The Jumpstart Our Business Startups Act (“JOBS Act”) provides that an emerging growth company (“EGC”) as defined therein can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Group qualifies as an EGC as of December 31, 2021 and has elected to apply the extended transition period.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material impact on it’s the consolidated financial position, statements of operations and cash flows.

Significant risks and uncertainties

Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable and amounts due from related parties. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of December 31, 2023, the Company held cash of $196,907, which were deposited in financial institutions located in Hong Kong. Each bank account in Hong Kong is insured by the government authority with the maximum limit of HKD 500,000 (equivalent to approximately $64,000). To limit exposure to credit risk relating to deposits, the Company primarily place cash and cash equivalent deposits with large financial institutions in Hong Kong which management believes are of high credit quality and the Company also continually monitors their credit worthiness.

3.      GOING CONCERN

The Company has been incurring losses from operations since its inception. Accumulated loss amounted to $34,429,895 and $32,614,251 as of December 31, 2023 and 2022, respectively. Net cash used in operating activities were $658,729 and $49,843 for the years ended December 31, 2023 and 2022. As of December 31, 2023 and 2022, the working capital (deficit) was $653,839 and ($255,181), respectively. The working capital (deficit) excluded the non-cash items, which are deferred offering costs and advance of subscription fees from shareholders. These conditions raised substantial doubts about the Company’s ability to continue as a going concern.

The Company’s liquidity is based on its ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds on favorable economic terms to fund its general operations and capital expansion needs. The Company’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. As of December 31, 2023, the Company’s balance of cash was $196,907, which could well cover current liabilities. Currently, the Company is working to improve its liquidity and capital sources mainly through borrowing from related parties and obtaining financial support from its principal shareholder who has committed to continue providing funds for the Company’s working capital needs whenever needed.

In addition, in order to fully implement its business plan and sustain continued growth, the Company is also actively seeking private equity financing from outside investors. However, there can be no assurance that these plans and arrangements will be sufficient to fund the Company’s ongoing capital expenditure, working capital, and other requirements. The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset and the amounts or classification of liabilities that may result from the outcome of this uncertainty.

THUNDER POWER HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.      OTHER CURRENT ASSETS

Other current assets consisted of the following:

	December 31, 2023	December 31, 2022
Payments on behalf of the sponsor of FLFV(a)	$300,000	$—
Payments on behalf of a third party(b)	315,000	—
Prepaid expenses	8,221	—
	$623,221	$—

____________

(a)      Pursuant to Note 1, the Company entered into a Merger Agreement with FLFV and its Merger Sub. The balance of payments on behalf of the sponsor of FLFV represented the payments of extension loans of $300,000 on behalf of the sponsor of FLFV.

(b)      Before entering into a Merger Agreement with FLFV, the Company entered into a letter of intent with Aetherium Acquisition Corp (“GMFI”) to consummate a business combination. The Company paid extension loans of $300,000 and working capital loans of $15,000 on behalf of GMFI before it terminated the transaction with GMFI.

5.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	December 31, 2023	December 31, 2022
Office equipment	$302,196	$302,196
Less: accumulated depreciation	(300,222)	(295,856)
	$1,974	$6,340

Depreciation expense was $4,366 and $32,982 for the years ended December 31, 2023 and 2022, respectively.

6.      OPERATING LEASE

In January 2021 and March 2022, the Company entered into one and one office spaces lease agreement, respectively, in Hong Kong under non-cancellable operating lease, with lease terms ranging between 14.5 months and 24 months. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities. Lease expense for lease payment is recognized on a straight-line basis over the lease term.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the leases do not provide a readily determinable implicit rate. Therefore, the Company discount lease payments based on an estimate of the incremental borrowing rate.

For operating leases that include rent holidays and rent escalation clauses, the Company recognizes lease expense on a straight-line basis over the lease term from the date it takes possession of the leased property. The Company records the straight-line lease expense and any contingent rent, if applicable, in general and administrative expenses on the consolidated statements of income and comprehensive income. The corporate office lease also requires the Company to pay real estate taxes, common area maintenance costs and other occupancy costs which are included in the general and administrative expenses on the consolidated statements of operations and comprehensive loss.

The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

For short-term leases, the Company records operating lease expense in its consolidated statements of income and comprehensive income on a straight-line basis over the lease term and record variable lease payments as incurred.

THUNDER POWER HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.      OPERATING LEASE (cont.)

The table below presents the operating lease related assets and liabilities recorded on the consolidated balance sheets.

	December 31, 2023	December 31, 2022
Right of use assets	$5,740	$32,458

Operating lease liabilities, current	$—	$127,635
Operating lease liabilities, noncurrent	—	3,442
Total operating lease liabilities	$—	$131,077

In June 2023, the Company issued ordinary shares to settle obligations due to related parties, including lease liabilities of $131,588 (Note 7). As of December 31, 2023, the Company had no outstanding lease liabilities.

Other information about the Company’s leases is as follows:

	For the Years Ended December 31,
	2023	2022
Weighted average remaining lease term (years)	0.21	1.21
Weighted average discount rate	5.50%	5.50%

Operating lease expenses were $27,589 and $37,064, respectively, for the years ended December 31, 2023 and 2022.

7.      EQUITY

Common Stocks

The Company has 1,000,000,000 shares of common stock authorized with par value $0.0001 per share.

On November 30, 2021, the Company entered into a Subscription and Option Agreement with AZ Financial Solutions Limited (“AZ”), pursuant to which AZ agreed to subscribe for 500,000 shares of the Company’s common stock at $2 per share and the Company agreed to grant AZ an option to purchase up to 5,000,000 shares of common stock of the Company at $0.4 per share within the exercise period as agreed that in any case must be before February 2022. On November 15, 2022, the Company issued 250,000 shares of common stocks in exchange of cash consideration of $500,000 which was advanced in the year ended December 31, 2021.

In January 2023, the Company closed a private placement with certain individual investors, pursuant to which these shareholders agreed to subscribe for an aggregate of 4,391,101 shares of the Company’s common stock at $0.068 per share. On February 1, 2023, the Company issued 4,391,101 shares of common stocks in exchange of cash consideration of $300,000 which was advanced in the year ended December 31, 2022.

In June 2023, the Company issued 17,008,312 shares of the Company’s common stock at $0.048 per share to Mr. Wellen Sham, the controlling shareholder and managing director of the Company. The issuance of common stock was to settle the Company’s outstanding liabilities of $143,074 due to Mr. Shen, $335,296 due to Thunder Power (Hong Kong) Limited (“TP HK”), which a related party of the Company, and lease liabilities of $131,588 payable to TP HK for office lease. Mr. Wellen Sham would paid off the liabilities due to TP HK on behalf of the Company. On the issuance date, the fair value of the common stock was $0.063 per share. The fair value of the common stocks exceeding the Company’s liabilities by $461,566 was deemed as a share-based settlement expenses to Mr. Sham.

In July 2023, the Company issued 22,083,334 shares of the Company’s common stock at $0.048 per share to certain investors in exchange for cash consideration of $1,060,000. On the issuance date, the fair value of the common stock was $0.063 per share. The fair value of the common stocks exceeding the cash consideration by $331,250 was deemed as a share-based compensation expenses to these investors.

THUNDER POWER HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.      EQUITY (cont.)

In July 2023, the Company issued 1,173,878 shares of the Company’s common stock at $0.048 per share to Ms. Wanda Tong. The issuance of common stock was to settle the consulting service fees of $56,346 due to Ms. Tong. On the issuance date, the fair value of the common stock was $0.063 per share. The fair value of the common stocks exceeding the Company’s liabilities by $17,608 was deemed as a share-based compensation expenses to Ms. Tong.

As of December 31, 2023 and 2022, the Company had outstanding common stocks of 291,966,215 and 247,309,590 shares of common stocks, respectively.

8.      RELATED PARTY TRANSACTIONS AND BALANCES

a. Nature of relationships with related parties:

Relationship with the Company
Thunder Power (Hong Kong) Limited (“TP HK”)	Over which the Spouse of Mr. Wellen Sham exercises significant influence
Thunder Power Electric Vehicle (Hong Kong) Limited (“TPEV HK”)	57.90% equity interest of which was owned by China NEV.
Mr. Wellen Sham	Controlling shareholder and managing director of the Company.

b. Related parties transactions:

		For the years ended December 31,
	Nature	2023	2022
TP HK	Rental expenses	$27,696	$37,062

c. Balance with related parties:

	Nature	December 31, 2023	December 31, 2022
TP HK(1)(3)	Amount due to the related party	$68,992	$—
TPEV HK(3)	Amount due to the related party	—	233,401
Mr. Wellen Sham(3)	Amount due to the related party	—	133,503
		$68,992	$366,904

____________

(1)      The balance due to TP HK represented the payments made by TP HK on behalf of the Company regarding the office rental fee and employee salary expenses. The balance is interest free and is repayable on demand.

(2)      During the year ended December 31, 2023, the Company, TPEV HK and TP HK entered into a three-party agreement, pursuant to which TP HK assumed the Company’s outstanding balance due to TPEV HK. As of December 31, 2023, the Company had no balances due to TPEV HK.

(3)      As disclosed in Note 7, the outstanding balances due to TP HK and Mr. Wellen Sham as of June 30, 2023 were settled by issuance of 17,008,312 of the Company’s common stocks. As of December 31, 2023, the Company had a balance of $68,992 due to TP HK arising from transactions during the six months ended December 31, 2023.

9.      SHARE-BASED COMEPSANTION

Share options

In October 2014, the Company adopted a 2014 Plan (the “Plan”), which was further amended in August 2015, January 2016, July 2017 and August 2018. The maximum aggregate number of share which may be issued pursuant to all awards under the Plan shall be equivalent 20% of the total issued shares of the Company, which shall be designed as Class A Shares (the “Class A Shares”), Class B Shares (the “Class B Shares”) and Class C Shares (the “Class C Shares”) as the Committee, in its discretion, shall determine (“Other Classes”).

THUNDER POWER HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      SHARE-BASED COMEPSANTION (cont.)

Except for the options which are granted at the effective date of this Plan, the time at which an option for the Class A Shares may be exercised, in whole or in part, is that, at the time of the grant, the shares representing 50% of the option and, at one-year anniversary of the grant, the shares representing the remaining 50% of the option. The time at which an Option of other classes may be exercised, in whole or in part, is that, at one-year, two-year, three-year and four-year anniversaries of the grant, the shares representing 25%, 25%, 25% and 25% of the option. The term of any Option under the Plan shall not exceed three years after becoming exercisable (“Exercise Period”).

As of January 1, 2022, the Company granted a total of 33,840,000 stock options for the Class A Shares to employees at an exercise price of HK$1.0 per share, with a graded vesting period of 2 years and exercisable upon the vested dates, granted total of 980,000 stock options for Class B Shares to employees at an exercise price of US$1.0 per share, with a graded vesting period of 4 years and exercisable upon the vested dates, and granted total of 60,000 stock options for Class C Shares to employees at an exercise price of US$1.5 per share, with a graded vesting period of 4 years and exercisable upon the vested dates.

As of January 1, 2022, the employees exercised 33,400,000 stock options for the Class A Shares, and 440,000 vested share options for Class A Shares were forfeited because these share options were not exercised during Exercise Period.

As of January 1, 2022, 182,500 vested share options for Class B Shares and 2,500 vested share options for Class C Shares were forfeited because these share options were not exercised during Exercise Period. As of January 1, 2022, the Company had nil outstanding share options for Class A Shares, 797,500 outstanding share options for Class B Shares and 57,500 outstanding share options for Class C Shares.

For the years ended December 31, 2023 and 2022, the transaction activities of share options were as below:

	Number of options	Weighted average exercise price per option
Outstanding at December 31, 2021	855,000	$1.03
Forfeited	(37,500)	$1.20
Outstanding at December 31, 2022	817,500	$1.03

Outstanding at December 31, 2022	817,500	$1.03
Forfeited	(227,500)	$1.03
Outstanding at December 31, 2023	590,000	$1.02

The following table summarizes information with respect to outstanding share options to employees as of December 31, 2023.

	Number of options	Weighted average remaining contractual term (years)
Share options for Class B Shares	562,500	0.99
Share options for Class C Shares	27,500	0.53
	590,000	0.97

For the years ended December 31, 2023 and 2022, the Company charged share-based compensation expenses of $45 and $12,531, respectively, in the accounts of “General and administrative expenses”.

THUNDER POWER HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      SHARE-BASED COMEPSANTION (cont.)

Other share-based compensation

As noted in Note 7, the Company issued 17,008,312 shares of the Company’s common stock at $0.048 per share to Mr. Wellen Sham, to settle its outstanding liabilities due to related parties aggregating $609,958. The fair value of the common stocks was $0.048 per share. The total fair value of these common stocks of $1,071,524 exceeded the outstanding liabilities by $461,566, which was deemed as share-based compensation to Mr. Wellen Sham. The Company recorded $461,566 as share-based settlement expenses in the account of “General and administrative expenses” in the consolidated statements of operations.

In July 2023, the Company issued 22,083,334 shares of the Company’s common stock at $0.048 per share to certain investors in exchange for cash consideration of $1,060,000. On the issuance date, the fair value of the common stock was $0.063 per share. The total fair value of the common stocks of $1,391,250 exceeded the cash consideration by $331,250, which was deemed as share-based compensation expenses to these investors. The Company recorded $331,250 as share-based compensation expenses in the account of “General and administrative expenses” in the consolidated statements of operations.

In July 2023, the Company issued 1,173,878 shares of the Company’s common stock at $0.048 per share to Ms. Wanda Tong. The issuance of common stock was to settle the consulting service fees of $56,346 due to Ms. Tong. On the issuance date, the fair value of the common stock was $0.063 per share. The fair value of the common stocks of $73,953 exceeded the Company’s liabilities by $17,608, which was deemed as a share-based compensation expenses to Ms. Tong. The Company recorded $17,608 as share-based compensation expenses in the account of “General and administrative expenses” in the consolidated statements of operations.

10.    SUBSEQUENT EVENTS

In February 2024, the Company received proceeds of $300,000 advanced from investors to subscribe for an aggregate of 6,250,000 shares of the Company’s common stock at $0.048 per share.

Other than the above, the Company evaluated the subsequent event through March 14, 2024, the date of this report, and concluded that there are no material reportable subsequent events need to be disclosed.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated

October 26, 2023

by and among

Feutune Light Acquisition Corporation, a Delaware corporation,

as Parent

Feutune Light Merger Sub Inc., a Delaware corporation

as Merger Sub;

AND

Thunder Power Holdings Limited, a British Virgin Islands company,

as the Company

Annex A-i

Annex A-ii

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of October 26, 2023 (the “Signing Date”), by and among, Feutune Light Acquisition Corporation, a Delaware corporation (“Parent”), Feutune Light Merger Sub Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Thunder Power Holdings Limited, a British Virgin Islands company (the “Company”).

RECITALS:

WHEREAS, the Company and its Subsidiaries (the “Company Group”) are in the businesses of the designing and manufacturing of premium electric vehicles for production in the United States and Europe and distribution in the United States, European and Asian markets (the “Business”).

WHEREAS, Parent is a blank check company formed for the sole purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct subsidiary of Parent, and was formed for the sole purpose of an initial business combination of Parent.

WHEREAS, the parties hereto desire to effect a business combination transaction whereby upon the terms and subject to the conditions of this Agreement, at the Closing, the Company is to merge with and into Merger Sub, with Merger Sub surviving as the Surviving Company and a wholly owned subsidiary of Parent (the “Merger”).

WHEREAS, in connection with the Merger, the shareholders of the Company will be entitled to receive the Total Merger Consideration Shares in the form of the stock in Parent, as more fulsomely described in this Agreement.

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(D) of the Code and the Treasury Regulations promulgated thereunder

WHEREAS, the Board of Directors of Parent has determined that (i) this Agreement, the Merger and the other transactions contemplated by this Agreement are fair and advisable, and in the best interests of Parent and its stockholders, and (ii) that this Agreement, the Merger and the other transactions contemplated should be submitted for the consideration of the stockholders of Parent as a shareholders’ meeting and recommended that the stockholders of Parent approve and adopt this Agreement and approve the Merger and other transaction contemplated by this Agreement.

WHEREAS, the Board of Directors of the Company has determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair and advisable, and in the best interests of the Company and the Company Shareholders.

WHEREAS, simultaneously with the execution of this Agreement, the Company has delivered the written resolutions of the Company’s Board of Directors to Parent evidencing the Company’s Board of Directors approval of this Agreement and the transactions contemplated hereby, including the Merger in accordance with the Laws of the British Virgin Islands and the Company’s Organizational Documents.

WHEREAS, upon or prior to date hereof, and as a condition and an inducement to Parent and Merger Sub to enter into this Agreement, the Company Shareholders whose names are set forth on the support agreement attached hereto as Exhibit A (the “Principal Shareholders”), are entering into and delivering support agreements, substantially in the form of Exhibit A (each, a “Company Support Agreement”), pursuant to which each such Company Securityholder has agreed (i) not to transfer any Company Common Ordinary Shares held by such Company Securityholder and (ii) to vote in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby.

WHEREAS, upon or prior to date hereof, and as a condition and an inducement to the Company to enter into this Agreement, Sponsor and the other stockholders of Parent whose names are set forth on the support agreement attached hereto as Exhibit B, are entering into and delivering support agreements, substantially in the form of Exhibit B (each, a “Parent Support Agreement”), pursuant to which each such Parent stockholder has agreed (i) not to transfer or redeem any of Parent Common Shares held by such Parent stockholder and (ii) to vote in favor of the adoption and approval of

Annex A-1

each of the Parent Proposals at the Parent Stockholder Meeting. The parties acknowledge that a joinder to the Parent Support Agreement will be signed upon the share transfer as set forth in Schedule 3 for the Parent Support Agreement.

WHEREAS, immediately prior to the Closing, each Company Securityholder who will hold no less than 5% of issued and outstanding shares of PubCo immediately upon the Closing, the Sponsor and its affiliates, and ARC Group will enter into that certain Lock-Up Agreement in the form attached hereto as Exhibit C (the “Lock-up Agreement”) with PubCo.

WHEREAS, concurrently with the execution and delivery of this Agreement or concurrently with the execution and filing of the Form S-4, Parent Parties and the Company will use their commercially best efforts to secure financing structures for use to pay Transaction Expenses and working capital of PubCo, including without limitation, PIPE financing, private financing and redemption waiver, convertible debt, forward purchase agreement, backstop, or equity line of credit (collectively, the “Transaction Financing”) pursuant to which certain investors (“Transaction Finance Investors”) commit to acquiring (x) Parent Common Shares, (y) Equity Securities of any Parent Party or the Company, or entering into (z) forward purchase agreements, subscription agreements or other transaction financing agreements (the “Transaction Financing Agreements”) in each case on terms and conditions acceptable to the Company and Parent Parties.

WHEREAS, immediately prior to the Closing, the PubCo and/or the Company shall enter into agreements (the “Personnel Agreements”) in the form satisfactory to the Company and Parent with executive management and key personnel of the Company who shall transition to PubCo and certain key management of the Company (each, a “Personnel”) which shall contain standard non-disclosure, non-competition and non-solicitation provisions as allowed by the applicable local laws of the jurisdiction wherein such Personnel is located, to be effective as of the Closing.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The terms defined in the preamble shall have the respective meanings ascribed thereto, and following terms, as used herein, have the following meanings:

“Action” means any legal action, suit, claim, investigation, hearing or Proceeding, including any audit, claim or assessment for Taxes or otherwise.

“Surviving Corporation” has the meaning specified in Section 2.1.

“Additional Parent Parties SEC Documents” has the meaning specified in Section 5.14(a).

“Additional Agreements” mean the Company Support Agreement, Parent Support Agreement Lock-up Agreement, Personnel Agreements, Non-Compete Agreements, and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Affiliate Transaction” has the meaning specified in Section 4.34(a).

“Alternative Transaction” has the meaning specified in Section 6.1(b).

“Alternative Proposal” has the meaning specified in Section 6.1(b).

“Anti-Corruption Laws” has the meaning specified in Section 4.32(a).

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public or industry regulatory authority, whether international, national, Federal, state, or local.

Annex A-2

“Available Closing Cash” means an amount equal to the sum of (a) cash available in the Trust Account after deducting (i) the amount required to satisfy the redemption regarding Parent Redeeming Shares, (ii) the payment of Deferred Underwriting Amount, and (iii) payments of Transaction Expenses, plus (b) the proceeds of Transaction Financing, provided that, such amount shall be no less than $5,000,000.

“Benefit Arrangement” has the meaning specified in Section 4.24(d).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York City, New York, the British Virgin Islands, Hong Kong or Taiwan are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, H.R. 748 (Mar. 27, 2020).

“Closing Exchange Ratio” means the quotient obtained by dividing (a) Closing Merger Consideration Shares by (b) the Fully Diluted Company Shares.

“Closing Merger Consideration Shares” means Forty Million (40,000,000) PubCo Common Shares, which are equal or equivalent to the sum of Four Hundred Million Dollars ($400,000,000) divided by $10.00 per share.

“Closing Per Share Merger Consideration” means with respect to a share of Company Ordinary Shares, a number of PubCo Common Shares equal to the Closing Exchange Ratio. For the avoidance of doubt, the Earnout Shares in aggregate would be a flat agreed amount of PubCo Common Shares and would not be subject to the Closing Exchange Ratio.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Period” means the period that Parent is allowed to consummate its initial business combination in accordance with its Organizational Documents.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.6 (Capitalization), 4.7 (Subsidiaries), 4.12(d) (Financial Statements), 4.19 (Compliance with Laws), and 4.20 (Intellectual Property), and 4.29 (Finders’ Fees).

“Company Dissenting Shareholders” means Company Shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 179 of the British Virgin Island Business Companies Act.

“Company Dissenting Shares” means the Company Ordinary Shares held by the Company Dissenting Shareholders.

“Company Director Written Resolution” means collectively, a written resolution evidencing the approval of the transactions contemplated hereby that is delivered by the Company prior to the execution of this Agreement, and a written resolution evidencing the plan of merger and the transactions contemplated thereby, including the Merger, by the Company’s Board of Directors in accordance with the Laws of the British Virgin Islands and the Company’s Organizational Documents.

“Company Formation Date” means September 30, 2015.

“Company Leases” has the meaning specified in Section 4.26(b).

“Company Indemnified Parties” has the meaning specified in Section 6.7(a).

Annex A-3

“Company Ordinary Shares” shall mean the ordinary shares, par value $0.0001 per share, of the Company as existing as of the date hereof and immediately prior to the Effective Time.

“Company Option” means each option (whether vested or unvested) to purchase Company Ordinary Shares granted, and that remains outstanding, under the Employee Stock Purchase Plan.

“Company Shareholder” means each holder of Company Ordinary Shares immediately prior to the Effective Time, and “Company Shareholders” refers to all of them collectively.

“Company Shareholder Written Resolution” means a written resolution evidencing the approval of this Agreement, the plan of merger and the transactions contemplated hereby and thereby, including the Merger, by Company Shareholders in accordance with the Laws of the British Virgin Islands and the Company’s Organizational Documents.

“Company Termination Fee” has the meaning specified in Section 10.3(b).

“Company Written Resolution” means the Company Director Written Resolution and the Company Shareholder Written Resolution.

“Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiaries in compliance with this Agreement after the Signing Date and prior to the Closing.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Converted Stock Option” has the meaning specified in Section 3.2(a).

“D&O Indemnified Parties” has the meaning specified in Section 6.7(a).

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the processing, privacy, security, or protection of Personal Data, and all regulations or guidance issued thereunder.

“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

“DGCL” means the Delaware General Corporation Law (Title 8, Chapter 1 of the Delaware Code).

“Employee Stock Purchase Plan” means the existing employee stock purchase plan of the Company.

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Earnout Escrow Account” has the meaning specified in Section 3.3(b).

“Earnout Shares” means the aggregate of Twenty Million (20,000,000) PubCo Common Shares to be deposited into the Earnout Escrow Account upon the Closing pursuant to Section 3.3 hereof.

“Equity Incentive Plan” means an award pool equal to 10% of the issued and outstanding PubCo Common Shares immediately after the Closing.

“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, or other ownership interests in such Person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, or other ownership interests, in each case, issued by or with the approval of such Person.

Annex A-4

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning specified in Section 4.24(g).

“Escrow Agent” has the meaning specified in Section 3.3(b).

“Escrow Agreement” has the meaning specified in Section 3.3(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Control Laws” has the meaning specified in Section 4.32(a).

“Extension Payment Loans” has the meaning specified in Section 7.5.

“Financial Statements” has the meaning specified in Section 4.12(a).

“Foreign Arrangement” has the meaning specified in Section 4.24(k).

“Fully Diluted Company Shares” means the sum of all shares of Company Ordinary Shares that are issued and outstanding immediately prior to the Effective Time including the Company Dissenting Shares.

“Governmental Authority” means any United States or non-United States government entity, body or authority, including (a) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (b) any non-United States government or governmental authority or any political subdivision thereof, (c) any United States or non-United States regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or (d) any official of any of the foregoing acting in such capacity.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority or any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” means The Hart–Scott–Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

“Initial Financial Information” has the meaning specified in Section 6.5.

“Intellectual Property” or “Intellectual Property Right” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) discoveries, inventions, ideas, Know-How, systems, technology, whether patentable or not, and all issued patents, industrial designs, and utility models, and all applications pertaining to the

Annex A-5

foregoing, in any jurisdiction, including re-issues, continuations, divisional, continuations-in-part, re-examinations, renewals, counterparts, extensions, validations, and other extensions of legal protection pertaining thereto; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; (g) internet websites, domain names and applications and registrations pertaining thereto; (h) social media accounts, and all content contained therein; and (i) any similar intellectual property or industrial property rights recognized in any jurisdiction.

“International Trade Control Laws” has the meaning specified in Section 4.32(a).

“Interim Financial Statements (June 30, 2023)” has the meaning specified in Section 4.12(a).

“Inventory” is defined in the UCC.

“Investment Management Trust Agreement” means the investment management trust agreement made as of June 15, 2022 by and between Parent and the Trustee.

“IP Contract” has the meaning specified in Section 4.17(a)(xvi).

“IPO” means the initial public offering of Parent pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Parent, dated as of June 17, 2022 (File No. 333-264221).

“IRS” means the U.S. Internal Revenue Service.

“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products or the operation of the Business.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry or (b) any other party, (i) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (ii) if a natural person, the actual knowledge of such party after reasonable inquiry.

“Labor Agreements” has the meaning specified in Section 4.25(a).

“Law” or “Laws” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Governmental Authority or any Authority, including rule or regulation promulgated thereunder.

“Leases” all leases, subleases, licenses, concessions and other occupancy agreements (written or oral) for Real Property, together with all fixtures and improvements erected on the premises leased thereby.

“Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, Liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, customer relationships, regulatory environment, operations or properties of the Company Group and the Business, taken as a whole, on the one hand, or the Parent Parties or Parent’s or Merger Sub’s business, taken as a whole, on the other hand, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions;

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(b) conditions generally affecting the industries in which the Company Group operates (with respect to a “Material Adverse Effect” or “Material Adverse Change” applicable to the Company Group); (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Parent Parties (with respect to the Company Group) or the Company Group (with respect to the Parent Parties); (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; or (g) any natural or man-made disaster or acts of God, including the continued outbreak of the COVID-19 virus; unless any such any event, occurrence, fact, condition or change, shall have a disproportionate effect on the Company Group and the Business, or the Parent Parties and the business of Parent or Merger Sub, as applicable, as compared to comparable companies in the same industry.

“Material Contract” has the meaning specified in Section 4.17.

“Money Laundering Laws” has the meaning specified in Section 4.32(a).

“Monthly Extension Payment” means the monthly deposit in the amount of $100,000 to be made to the Trust Account by 21st of each month to allow Parent to consummate its initial business combination by March 21, 2024 in accordance with Parent’s current Organizational Documents.

“Nasdaq” means the electronic dealer quotation system owned and operated by The Nasdaq Stock Market, Inc.

“Non-Compete Agreement” means the agreement governing the non-disclosure, non-competition and non-solicitation agreements in the form satisfactory to the Company and Parent, between PubCo and each shareholder of PubCo holding no less than 10% of issued and outstanding PubCo Common Shares immediately upon the Closing except the shareholders who will enter into the Personnel Agreement with the PubCo.

“Non-U.S. Subsidiaries” has the meaning specified in Section 8.2(e).

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority or any Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation, certificate of formation, articles of incorporation, articles of formation, bylaws, memorandum and articles of association, limited liability company agreement or similar organizational documents, in each case, as amended.

“OSHA” has the meaning specified in Section 4.25(m).

“Outside Date” means March 21, 2024 or such later date as provided in the then amended Parent’s Organizational Documents provided that the parties are acting in a good faith to consummate the transactions contemplated herein and there is a reasonable chance that such transactions will be consummated.

“Owned Real Property” has the meaning specified in Section 4.26(a).

“Paid Transaction Expenses” has the meaning specified in Section 11.6.

“Parent Common A Shares” means the shares of class A common stock, $0.0001 par value, of Parent.

“Parent Common B Shares” means the shares of class B common stock, $0.0001 par value, of Parent.

“Parent Common Shares” means the shares of Parent Common A Shares and Parent Common B Shares.

“Parent Fundamental Representations” means the representations and warranties of the Parent Parties set forth in Sections 5.1 (Corporate Existence and Power), 5.2 (Corporate Authorization), 5.5 (Finders’ Fee) and 5.7 (Capitalization).

“Parent Indemnified Parties” has the meaning specified in Section 6.7(a).

“Parent Parties” means Parent and Merger Sub collectively, and “Parent Party” refers to any one of them.

“Parent Parties Financial Statements” has the meaning specified in Section 5.14(b).

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“Parent Preferred Shares” means the preferred shares, $0.0001 par value per share, of Parent.

“Parent Related Party” has the meaning specified in Section 5.22.

“Parent Rights” means the right exchangeable for one-tenth (1/10) of one share of Parent Common A Shares at the closing of a business combination.

“Parent Schedules” has the meaning specified in ARTICLE V.

“Parent SEC Documents” has the meaning specified in Section 5.14(a).

“Parent Shares” means the shares of Parent Common Shares and Parent Preferred Shares.

“Parent Shareholder Approval Matters” has the meaning specified in Section 8.5(a).

“Parent Special Meeting” has the meaning specified in Section 8.5(a).

“Parent Stockholder Redemption Right” means the right of an eligible (as determined in accordance with the Parent’s Organizational Documents) holder of Parent Common A Shares to redeem all or a portion of the Parent Common A Shares held by such holder as set forth in the Parent’s Organizational Documents in connection with the transactions contemplated under this Agreement.

“Parent Termination Fee” has the meaning specified in Section 10.3(a).

“Parent Unit” means a unit of Parent comprised of one Parent Common A Share, one Parent Rights and one Parent Warrant including all “units” described in the IPO Prospectus.

“Parent Warrants” means the redeemable right to purchase one Parent Common A Share at a price of $11.50 per whole share.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permit” has the meaning specified in Section 4.18.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Parent Parties; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that do not result from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; and (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Privacy Laws” means all applicable United States state and federal Laws, and the laws of other non-U.S. jurisdictions applicable to the Company or any of its Subsidiaries, relating to privacy and protection of Personal Data, including without limitation the General Data Protection Regulation of the European Union, and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or any Authority or an arbitrator.

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“Prohibited Party” has the meaning specified in Section 4.32(b).

“Proxy Statement/Prospectus” has the meaning specified in Section 5.8.

“PubCo” has the meaning specified in Section 2.1.

“PubCo Common Shares” means the common stock, par value $0.0001 per share, of PubCo.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Redeeming Parent Shares” means Parent Common A Shares in respect of which the eligible holder thereof (as determined in accordance with the Parent’s Organizational Documents) has validly exercised (and not validly revoked, withdrawn or lost) his, her or its Parent Stockholder Redemption Right.

“Registration Statement” has the meaning specified in Section 5.8.

“Required Financials” has the meaning specified in Section 6.5.

“Required Parent Stockholder Approval” has the meaning specified in Section 9.1(g).

“Requisite Company Shareholder Vote” has the meaning specified in Section 7.5.

“Option Shares” means the aggregate number of shares of Company Ordinary Shares issuable upon exercise of all Company Options (whether Vested Company Options or Unvested Company Options).

“Sanctions Laws” has the meaning specified in Section 4.32(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” has the meaning specified in the first paragroup of ARTICLE IV.

“SEC” means the Securities and Exchange Commission.

“Sensitive Data” means all confidential information, classified information, proprietary information, Know-How, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by any member of the Company Group. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by any member of the Company Group.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Representative” has the meaning specified in Section 3.3(b).

“Signing Month” has the meaning specified in Section 7.5.

“Sponsor” means Feutune Light Sponsor LLC, a Delaware limited liability company.

“Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any Company Subsidiary.

“Tax” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax, with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

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“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority or any Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Total Merger Consideration Shares” means the Closing Merger Consideration Shares and the Earnout Shares.

“Tranche 1 Annual Report” has the meaning specified in Section 3.3(c)(i).

“Tranche 1 Earnout Shares” has the meaning specified in Section 3.3(c)(i).

“Tranche 1 Fiscal Year” has the meaning specified in Section 3.3(c)(i).

“Tranche 2 Annual Report” has the meaning specified in Section 3.3(c)(ii).

“Tranche 2 Earnout Shares” has the meaning specified in Section 3.3(c)(ii).

“Tranche 2 Fiscal Year” has the meaning specified in Section 3.3(c)(ii).

“Transaction Expenses” has the meaning specified in Section 11.6.

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Trust Account” has the meaning specified in Section 5.9.

“Trust Fund” has the meaning specified in Section 5.9.

“UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“Unpaid Transaction Expenses” has the meaning specified in Section 11.6.

“Unvested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is not a Vested Company Option.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Vested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is vested in accordance with its terms as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the transactions contemplated by this Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined in good faith

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by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“2021 – 2022 Annual Financial Statements” has the meaning specified in Section 4.12(a).

“2023 Annual Financial Statements” has the meaning specified in Section 7.3.

“$” or “US$” means U.S. dollars, the legal currency of the United States.

ARTICLE II
THE MERGER; CLOSING

2.1 The Merger. Upon and subject to the terms and conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub with Merger Sub being the surviving corporation (which is sometimes hereinafter referred to for the period at and after the Effective Time, the “Surviving Corporation”) following the Merger and the separate corporate existence of the Company shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL with respect to Merger Sub and the Companies Acts and the Laws of British Virgin Islands with respect to the Company. Parent is hereinafter referred to and for the periods at and after the Effective Time, the “PubCo.”

2.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place at the offices of Robinson & Cole LLP, 666 3rd Avenue 20th Floor, New York, New York 10017, on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in ARTICLE IX that are required to be satisfied prior to the Closing Date, or at such other place and time as the Company and the Parent Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. The Merger shall be consummated immediately upon filing of a certificate of merger between Merger Sub and the Company with the Secretary of the State of Delaware (the “Certificate of Merger) and filing of the articles of merger (which shall contain the plan of merger), in the form and substance acceptable to the Parent Parties and the Company, together with other documents required by the DGCL with respect to Merger Sub and the Merger, or the Companies Act and the Laws of the British Virgin Islands) with the Registrar in accordance with the provisions of the Companies Act and the Laws of the British Virgin Islands with respect to the Company. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as may be agreed by Parent Parties and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.3 Directors and Officers.

(a) Directors and Officers of the PubCo. Upon and immediately following the Effective Time, the PubCo’s board of directors shall consist of seven (7) directors, among which six (6) directors shall be nominated by the Company prior to the Effective Time, with at least three (3) directors being independent under Nasdaq rules and one (1) director shall be nominated by the Parent prior to the Effective Time. Upon the Effective Time, the executive officers of the Company shall automatically become the executive officers of the PubCo provided that each of them shall enter into the Personnel Agreement with the PubCo prior to the Effective Time.

(b) Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of Merger Sub shall resign and the board of directors and executive officers of the Surviving Corporation shall consist of directors and officers of the Company immediately prior to the Effective Time.

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the articles of merger (which shall contain the plan of merger) and the applicable provisions of DGCL, the Companies Act and Laws of the British Virgin Islands. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company set forth in this Agreement to be performed after the Effective Time.

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2.5 Organization Documents of the Surviving Corporation and Parent.

(a) At the Effective Time by virtue of the Merger, the certificate of incorporation and the bylaws (if any) of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended and restated in its entities to be the Surviving Corporation Charter and the Surviving Corporation bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

(b) Immediately prior to the Closing, the certificate of incorporation and the bylaws of Parent shall be amended and restated in their entirety to be the PubCo charter and the PubCo bylaws, respectively, until thereafter supplemented or amended in accordance with their respective terms and the DGCL.

2.7 Stock Transfer Books. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Ordinary Shares on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Ordinary Shares, except as otherwise provided in this Agreement or by Law.

2.8 Rights Not Transferable. The rights of each Company Shareholder as of immediately prior to the Effective Time are personal to such Company Shareholder and shall not be assignable or otherwise transferable for any reason (except (i) by operation of Law or (ii) in the case of a natural Person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any Company Shareholder (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

2.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company immediately prior to the Effective Time are fully authorized in the name of their respective corporations as of the immediately prior to the Effective Time or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.10 Section 368 Reorganization. For U.S. federal income tax purposes, each of the parties intends that the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(2)(D) of the Code and the Treasury Regulations promulgated thereunder to which each of Merger Sub and the Company is a party under Section 368(b) of the Code (the “Intended Tax Treatment”). The parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger for the Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify for the Intended Tax Treatment.

2.11 Transfers of Ownership. If any certificate for PubCo Common Shares is to be issued in a name other than that in which the Company Ordinary Share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to PubCo or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of PubCo in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of PubCo or any agent designated by it that such tax has been paid or is not payable.

2.12 Dissenter’s Rights and Appraisal Rights. No person who has validly exercised their appraisal rights pursuant to Section 179 of the Companies Act shall be entitled to receive the equivalent number of the PubCo Common Shares with respect to the Company Dissenting Shares owned by such Company Dissenting Shareholder unless and until

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such Company Dissenting Shareholder shall have effectively withdrawn or lost his, her or its appraisal rights under the Companies Act. Each Company Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 179 of the Companies Act with respect to the Company Dissenting Shares owned by such Company Dissenting Shareholder. If the dissenter’s rights and appraisal rights issues are not resolved prior to the Merger, as of the Effective Time, the Company shall give PubCo (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to the Companies Act that are received by the Company relating to any Company Dissenting Shareholders’ rights of appraisal under Companies Act outstanding at the Closing and (b) PubCo shall have the right and opportunity to engage in if necessary, though not direct, all negotiations and proceedings with respect to demand for appraisal under the Companies Act, and to participate in and, following the consummation of the business combination, the PubCo shall direct all negotiations and proceedings with respect to such demands. After the Effective Time, the Surviving Corporation shall not, except with the prior written consent of PubCo, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle, or offer to compromise or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under the Companies Act, or agree or commit to do any of the foregoing, unless advised by British Virgin Islands counsel to do so or as required by applicable the Companies Act or the Law of the British Virgin Islands.

ARTICLE III
CONSIDERATION

3.1 Conversion of Shares.

(a) Conversion of Company Ordinary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Company Shareholders, each Company Shareholder’s Company Ordinary Shares issued and outstanding immediately prior to the Effective Time (excluding Company Excluded Shares and Company Dissenting Shares) shall be canceled and automatically converted into (i) the right to receive, without interest, the applicable portion of the Closing Consideration Merger Shares as set forth in the Closing Consideration Spreadsheet in accordance with Section 3.4, and (ii) the contingent right to receive the applicable portion of the Earnout Shares, if, as and when payable in accordance with the provisions of Section 3.3. For avoidance of any doubt, each Company Shareholder will cease to have any rights with respect to such Company Shareholder’s Company Ordinary Shares, except the right to receive the Closing Per Share Merger Consideration and the Earnout Shares.

(b) Share Capital of the Company and the Surviving Corporation.

(i) at the Effective Time, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time that is converted into the right to receive consideration as described in Section 3.1(a) shall no longer be outstanding and shall cease to exist, and each holder of the Company Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive consideration as describe in Section 3.1(a).

(ii) at the Effective Time, by virtue of the Merger and without any action on the part of PubCo, each share of common stock, par value of $0.0001 per share of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

(c) Treatment of Certain Company Shares. At the Effective Time, all Company Ordinary Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time (collectively, the “Company Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(d) No Liability. Notwithstanding anything to the contrary in this Section 3.1 none of the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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(e) Surrender of Certificates. All securities issued upon the surrender of Company Ordinary Shares (other than the Company Excluded Shares and Company Dissenting Shares) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Closing Merger Consideration Shares so issued in exchange.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Ordinary Share shall have been lost, stolen or destroyed, PubCo shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that PubCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company or the Parent shall occur (other than the issuance of additional shares of the Company or Parent or PubCo as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, consolidation, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, then the Closing Merger Consideration Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent, Merger Sub or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.2 Treatment of Company Options.

(a) Each outstanding Company Option immediately prior to the Effective Time, whether vested or unvested, shall be assumed by PubCo and automatically converted into an option to purchase PubCo Common Shares (a “Converted Stock Option”). Each Converted Stock Option will be subject to the terms and conditions set forth in the Equity Incentive Plan and shall contain substantially the same terms and conditions as were applicable under such Company Option and shall constitute the right to acquire the number of shares of PubCo Common Shares (rounded up to the nearest whole share), determined by multiplying the number of shares of Company Ordinary Shares subject to such Company Option as of immediately prior to the Effective Time by the Closing Exchange Ratio, at an exercise price per share of PubCo Common Shares (rounded down to the nearest whole cent) equal to (x) the exercise price per share of Company Ordinary Shares of such Company Option divided by (y) the Closing Exchange Ratio, in each case as set forth in the Closing Consideration Spreadsheet.

(b) PubCo shall take all corporate actions necessary to reserve for issuance a sufficient number of PubCo Common Shares for issuance and delivery in the aggregate upon exercise of all Converted Stock Options then outstanding.

(c) Prior to the Effective Time, Parent shall cause its stockholders to approve the Equity Incentive Plan and shall adopt such resolutions as are necessary to effect the treatment of the Converted Stock Options contemplated by this Section 3.2. At the Effective Time, PubCo shall adopt the Equity Incentive Plan and assume all obligations of the Company under the outstanding Company Options, and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, PubCo shall deliver to the holders of Converted Stock Options appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Option shall continue in effect on the same terms and conditions.

3.3 Earnout Shares

(a) After the Closing, subject to the terms and conditions set forth herein, PubCo shall issue and each Company Shareholder shall have the right to receive its pro rata portion of the Earnout Shares in accordance with the Closing Consideration Spreadsheet, to be held in escrow pursuant to Section 3.3(b) below until released or forfeited and cancelled based on the performance of PubCo if the requirements as set forth in this Section 3.3 are achieved.

(b) At or prior to the Merger, Parent, a representative that is duly appointed by the Company Shareholders as their representative (the “Shareholder Representative”) and an escrow agent reasonably acceptable to the Company and Parent (the “Escrow Agent”) shall enter into an escrow agreement, effective as of the Effective Time (the “Escrow Agreement”), pursuant to which, at the Effective Time, PubCo shall cause the Company Shareholders to deposit with

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the Escrow Agent the Earnout Shares in a segregated escrow account (the “Earnout Escrow Account”), by book entry or otherwise, to be disbursed therefrom in accordance with this Agreement and the Escrow Agreement. The Earnout Shares will be issued in the name of the relevant Company Shareholder and remain as issued and outstanding on PubCo’s balance sheet and register of members and will be legally outstanding under the DGCL. Any dividends, distributions or other income paid on or otherwise accruing to the Earnout Shares shall be distributed by the Escrow Agent for payment to the Company Shareholders on a current basis. While the Earnout Shares are held in the Earnout Escrow Account, the Company Shareholders, as the registered shareholder, shall be entitled to vote all Earnout Shares.

(c) The Earnout Shares shall be released or otherwise forfeited as follows:

(i) an aggregate of 5,000,000 Earnout Shares (the “Tranche 1 Earnout Shares”) will be vested, if and only if, on the occurrence that the amount of sales/revenues of PubCo for any of the fiscal years (such fiscal year is referred as “Tranche 1 Fiscal Year”) ending from December 31, 2023 to December 31, 2025 is no less than US$42,200,000 as evidenced by the audited financial statements of PubCo prepared in accordance with U.S. GAAP for the Tranche 1 Fiscal Year that is contained in an annual report on Form 10-K filed by PubCo with the SEC (the “Tranche 1 Annual Report”).

(ii) an aggregate of 15,000,000 Earnout Shares (the “Tranche 2 Earnout Shares”) will be vested, if and only if, on the occurrence that the amount of sales/revenues of PubCo for any of the fiscal years (such fiscal year is referred as “Tranche 2 Fiscal Year”) ending from December 31, 2023 to December 31, 2026 is no less than US$415,000,000 as evidenced by the audited financial statements of PubCo prepared in accordance with U.S. GAAP for the Tranche 2 Fiscal Year that is contained in an annual report on Form 10-K filed by PubCo with the SEC (the “Tranche 2 Annual Report”).

(iii) Once the Tranche 1 Earnout Shares or Tranche 2 Earnout Shares become vested, within 5 business days of filing of the Tranche 1 Annual Report or Tranche 2 Annual Report, PubCo shall instruct the Escrow Agent to irrevocably and unconditionally release the vested tranche of Earnout Shares from the Escrow Account in accordance this Section 3.3(c)(i) and Section 3.3(c)(ii) and the Escrow Agreement to the Company Shareholders with their respective portion as set forth in the Closing Consideration Spreadsheet. Each tranche of Earnout Shares may be released only once, but more than one tranche can be released in any year in accordance with this Section 3.3(c)(i) and Section 3.3(c)(ii) and the Escrow Agreement.

(iv) If any portion of the Earnout Shares does not become vested pursuant to the terms of this Agreement, (A) with respect to the Tranche 1 Earnout Shares, within five (5) business days upon filing of Tranche 1 Annual Report and (B) with respect to the Tranche 2 Earnout Shares, within five (5) business days upon filing of Tranche 2 Annual Report, the Shareholder Representative shall execute the Irrevocable Surrender of Shares in the form satisfactory to the Shareholder Representative and PubCo with respect to such unvested portion of the Earnout Shares, and surrender such portion of the Earnout Shares to PubCo without consideration. PubCo shall instruct the Escrow Agent to irrevocably and unconditionally release the surrendered portion of the Earnout Shares from the Earnout Escrow Account to PubCo, and PubCo shall cancel such surrendered portion of the Earnout Shares. Earnout Shares that are surrendered for cancellation shall cease to be outstanding and shall automatically be cancelled and cease to exist as a matter of DGCL.

3.4 Closing Consideration Spreadsheet.

(a) At least ten (10) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (as finalized pursuant to this Section 3.4, the “Closing Consideration Spreadsheet”), prepared by the Company in good faith in accordance with this Agreement and setting forth the following, in each case, as of immediately prior to the Effective Time, based, when relevant, on assumptions reasonably acceptable to Parent which are described in detail in the Closing Consideration Spreadsheet:

(i) the name and address of record of each Company Shareholder and the number and class, type or series of shares of Company Ordinary Shares held by each;

(ii) the names of record of each holder of Vested Company Options, and the exercise price, number of shares of Company Ordinary Shares subject to each Vested Option held by it;

(iii) the names of record of each holder of Unvested Company Options, and the exercise price, number of shares of Company Ordinary Shares subject to each such Unvested Company Option held by it and

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vesting arrangements with respect to each such Unvested Company Option (including the vesting schedule, vesting commencement date, date fully vested);

(iv) the number of Fully Diluted Company Shares;

(v) the aggregate number of Option Shares;

(vi) detailed calculations of each of the following (in each case, determined without regard to withholding):

(1) the portion of Closing Merger Consideration Shares and Earnout Shares (to be held in escrow) payable to each named Company Shareholder for each share of Company Ordinary Shares held by it;

(2) the Closing Exchange Ratio;

(3) for each Converted Stock Option, the exercise price therefor and the number of shares of PubCo Common Shares subject to such Converted Stock Option and whether such Converted Stock Option constitutes a Vested Company Option or Unvested Company Option; and

(4) the aggregate number of shares of PubCo Common Shares issuable upon exercise of all the Converted Stock Options.

(vii) any explanatory or supporting information, including calculations, as Parent may reasonably request.

(b) The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, and shall comport with the provisions of this Agreement, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. Under no circumstances shall Parent or Merger Sub be responsible for the calculations or the determinations regarding such calculations in the Closing Consideration Spreadsheet and the parties agree that Parent and Merger Sub shall be entitled to rely on the Closing Consideration Spreadsheet in making payments under this ARTICLE III.

(c) For the purpose of clarification, nothing contained in this Section 3.4 or in the Closing Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations pursuant to Section 6.1(a) to obtain Parent’s prior consent to the issuance of any securities; or (ii) alter or amend the definition of the Closing Merger Consideration Shares.

3.5 Withholding. PubCo and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, PubCo shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Parent Parties simultaneously with the execution of this Agreement (the “Schedules” and each a “Schedule”), the Company hereby represents and warrants to the Parent Parties that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and shall be as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is readily apparent on the face of a disclosure under a particular schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement, such disclosure may also be deemed to be relevant to such other sections. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

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4.1 Corporate Existence and Power. The Company is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands, and each of its Subsidiaries is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Schedule 4.1 lists all jurisdictions in which a member of the Company Group is qualified to conduct business as a foreign corporation or other entity. The principal business operations of the Company and the Company Subsidiary, taken as a whole, are not located in People’s Republic of China (including special administrative regions of Hong Kong and Macau).

4.2 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby (subject to receipt of the Company Shareholder Written Resolution evidencing the Requisite Company Shareholder Vote). This Agreement and all Additional Agreements to which the Company is or shall be a party have been duly authorized by all necessary action on the part of the Board of Directors of the Company, and, upon obtaining of the Requisite Company Shareholder Vote, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement or the Additional Agreements. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms to which it is a party.

4.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority other than the filing of the plan of merger and other related documents required by the Laws of the British Virgin Islands, except for SEC or Nasdaq approval required to consummate the transactions contemplated hereunder.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational Documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any member of the Company Group, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any member of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which any member of the Company Group is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon any member of the Company Group or by which any of the Company Ordinary Shares or any of the assets of any member of the Company Group is or may be bound, (c) result in the creation or imposition of any Lien on any of the Company Ordinary Shares, (d) cause a loss of any material benefit relating to the Business to which any member of the Company Group is or may be entitled under any provision of any Permit or Contract binding upon any member of the Company Group, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the material assets of any member of the Company Group, except, in the cases of (a) to (e), for any contravention or conflicts that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

4.5 Finders’ Fees. Except for the ARC Group, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or their Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

4.6 Capitalization.

(a) The Company is authorized to issue a maximum of 1,000,000,000 ordinary shares of a par value of US$0.0001each, of which 291,966,215 are issued and outstanding as of the date hereof. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights

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of any Person. As of the date hereof, all of the issued and outstanding Company Ordinary Shares are owned legally and beneficially by the Persons set forth on Part 1 of Schedule 4.6(a), and immediately prior to the Closing, all of the issued and outstanding Company Ordinary Shares will be owned legally and beneficially by the Persons set forth on Part 2 of Schedule 4.6(a). Except for the Company Ordinary Shares, no other class in the share capital of the Company is authorized or issued or outstanding.

(b) Except as set forth on Schedule 4.5(b), there are no (a) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company; (b) to the Knowledge of the Company, agreements with respect to any of the Company Ordinary Shares, including any voting trust, other voting agreement or proxy with respect thereto; or (c) disputes, controversies, demands or claims as to any Company Ordinary Shares.

4.7 Subsidiaries. Schedule 4.7 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 4.7, (i) all of the outstanding Equity Securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests or convertible equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 4.7, the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 4.7, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.8 Organizational Documents. Copies of the Organizational Documents of the Company and each Subsidiary have heretofore been made available to the Parent Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Subsidiary has taken any action in violation or derogation of its Organizational Documents.

4.9 Corporate Records. All proceedings of the Company’s and each Subsidiary’s board of directors occurring since their respective dates of inception, including committees thereof, and all resolutions or consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or shareholders or the equivalent documents of the Company and of each Subsidiary are complete and accurate. The register of members or shareholders or the equivalent documents and minute book records of the Company and of each Subsidiary relating to all issuances and transfers of stock or shares, or material assets by the Company and each such Subsidiary, and all proceedings of the board of directors, including committees thereof, and shareholders since the date of inception of the Company and each Subsidiary, have been made available to the Parent Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company or the Subsidiary, as applicable.

4.10 Assumed Names. Schedule 4.10 is a complete and correct list of all assumed or “doing business as” names currently or previously used by any member of the Company Group, including names on any websites. None of the Company or any Subsidiary has used any assumed or “doing business as” name other than the names listed on Schedule 4.10 to conduct the Business.

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4.11 Consents. No Contracts binding upon any member of the Company Group or by which any of the Company Ordinary Share, or any of the assets of any member of the Company Group are bound, require a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby.

4.12 Financial Statements.

(a) Attached hereto as Schedule 4.12 are true, complete and correct copies of (a) the audited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, including the notes thereto, for the fiscal years ended December 31, 2021 and 2022 (collectively, the “2021-2022 Annual Financial Statements”) and (b) the reviewed, consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, including the notes thereto, for the six (6) month periods ended on or about June 30, 2023 (the “Interim Financial Statements (June 30, 2023)” and, together with the 2021-2022 Annual Financial Statements, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and in accordance with PCAOB requirements for public companies. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since December 31, 2022, there are no material Liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company. All material debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on the Financial Statements are included therein.

(d) The Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 4.12, the Company does not have any material Indebtedness.

4.13 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Parent Parties by or on behalf of any member of the Company Group are accurate, complete, and authentic. The Books and Records have been properly and accurately kept and accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by the Company and each Subsidiary. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that, with respect to each member of the Company Group:

(a) transactions are executed only in accordance with management’s authorizations in all material respects;

(b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company’s and such member of the Company Group’s historical practices and to maintain asset accountability in all material respects;

(c) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP;

(d) access to assets is permitted only in accordance with management’s authorization;

(e) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

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(f) all accounts, books and ledgers of each member of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

4.14 Absence of Certain Changes. Since January 1, 2023, except as set forth on Schedule 4.14 or contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) each member of the Company Group has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; and (c) no member of the Company Group has taken any action and no event has occurred which would have violated the covenants of the Company set forth in this Agreement if such action had been taken or such event had occurred between the date hereof and the Closing Date.

4.15 Properties; Title to Assets.

(a) The Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto; and all of the Tangible Personal Property is in the control of the Company.

(b) Each member of the Company Group has good, valid and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements or acquired after January 1, 2023, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. No such asset is subject to any Liens other than Permitted Liens. The assets of the Company Group constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.16 Litigation. Except as set forth on Schedule 4.16, (a) there is no Action (or any basis therefor) pending against, or to the Knowledge of the Company threatened against or affecting, any member of the Company Group, any of their officers or directors, or the Business before any court, Governmental Authority, any Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements; (b) there are no outstanding judgments against any member of the Company Group that would reasonably to be expected to affect the ability of the Company to enter into and perform its obligations under this Agreement; and (c) neither the Company nor any Subsidiary is, or has been, subject to any Proceeding with any Governmental Authority or any Authority.

4.17 Contracts.

(a) Schedule 4.17 lists all Contracts, oral or written (collectively, the “Material Contracts”) to which any member of the Company Group is a party and which are currently in effect and constitute the following (if and to the extent applicable):

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $50,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $50,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which any member of the Company Group (A) has continuing obligations for payment of annual compensation of at least $75,000 (other than for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of any member of the Company Group;

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(iv) all Contracts related to joint ventures, strategic alliances, partnerships, relationships for joint marketing or joint development with another Person;

(v) all Contracts relating to any acquisitions or dispositions of assets by the Company in excess of $50,000;

(vi) all Contracts for licensing agreements, including Contracts licensing Intellectual Property Rights, other than (A) “shrink wrap” licenses, and (B) non-exclusive licenses granted in the ordinary course of business;

(vii) Contracts (i) under which the Company or any of its Subsidiaries is currently: (A) licensing or otherwise providing the right to use to any third party any Owned Intellectual Property, or (B) licensing or otherwise receiving the right to use from any third party any material Intellectual Property, with the exception of (1) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by any member of the Company Group, with a dollar value individually not in excess of $50,000, (2) any Contract related to open source software, or (3) any Contract under which any member of the Company Group licenses any of its Intellectual Property in the Ordinary Course, and (ii) under which the Company or any of its Subsidiaries has entered into an agreement not to assert or sue with respect to any Intellectual Property;

(viii) all Contracts relating to secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of any member of the Company Group to compete in any line of business or with any Person or in any geographic area;

(ix) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of any member of the Company Group;

(x) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any member of the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xi) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xii) any Contract relating to the voting or control of the equity interests any member of the Company Group or the election of directors of any member of the Company Group (other than the Organizational Documents of the members of the Company Group);

(xiii) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements;

(xiv) all Contracts with or pertaining to any member of the Company Group to which any Company Shareholder or any Affiliate thereof is a party;

(xv) all Contracts relating to material property or assets (whether real or personal, tangible or intangible) in which any member of the Company Group holds a leasehold interest (including the Leases);

(xvi) all Contracts with a digital asset exchange or over-the-counter trading desk; all Intellectual Property contracts (the “IP Contracts”), separately identifying all such IP Contracts under which any member of the Company Group is obligated to pay royalties thereunder and all such IP Contracts under which any member of the Company Group is entitled to receive royalties thereunder;

(xvii) all Contracts relating to power or energy supply in connection with the mining data centers owned or otherwise controlled by the Company or any Subsidiary;

(xviii) any Contract with any Governmental Authority;

(xix) any Contract relating to or in connection with any resolution or settlement of any actual or threatened Action in excess of $25,000;

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(xx) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of any member of the Company Group will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement; and

(xxi) any Contract relating to any pending merger, equity acquisition or disposition, or any purchase or sale of all or substantially all the assets of any Person.

(b) (i) Each Material Contract is a valid and binding agreement, and is in full force and effect, and neither any member of the Company Group nor, to the Company’s Knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) no member of the Company Group has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the assets of any member of the Company Group, (iii) no Contract (A) requires any member of the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to any Parent Party or any of its Affiliates. The Company previously provided to the Parent Parties true and correct fully executed copies of each written Material Contract.

(c) None of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of any member of the Company Group or to a loss of any material benefit to which any member of the Company Group is entitled under any provision of any Material Contract.

(d) Each member of the Company Group is in compliance with all material covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.18 Licenses and Permits. Schedule 4.18 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Governmental Authority issuing the same (the “Permits”). The Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each member of the Company Group has all Permits necessary to operate the Business.

4.19 Compliance with Laws.

(a) Neither the Company or any other member of the Company Group nor, to the Knowledge of the Company, any representative or other Person acting on behalf of the Company or any other member of the Company Group, is in violation in any material respect of, and, no such Person has failed to be in compliance in all respects with, all applicable Laws and Orders. Since formation of the Company, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by any member of the Company Group of, or failure on the part of any member of the Company Group to comply with, or any liability suffered or incurred by any member of the Company Group in respect of any violation of or material noncompliance with, any Laws or policies by any Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action by any Governmental Authority is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by any member of the Company Group. No member of the Company Group has been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Governmental Authority. Without limiting the generality of the foregoing, each member of the Company Group is, and since the Company Formation Date, has been, in compliance in all material respects with: (i) every Law applicable to such member of the Company Group due to the specific nature of the Business, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to such member of the Company Group; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. No member of the Company Group has been threatened or charged in writing (or to the Company’s Knowledge, orally) with or given written (or to the Company’s

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Knowledge, oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence by any Governmental Authority and, to the Company’s Knowledge, no member of the Company Group is under any investigations with respect to any such Law.

(b) Neither the Company or any other member of the Company Group nor, to the Knowledge of the Company, any representative or other Person acting on behalf of any member of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(c) Schedule 4.19(c) sets forth all potential politically exposed persons related to the Company as defined by the Financial Action Task Force on Money Laundering (FATF).

4.20 Intellectual Property.

(a) Schedule 4.20 sets forth a true, accurate and complete (in all material respects) list of all (i) issued patents and pending patent applications, (ii) trademark registrations, pending trademark applications and material unregistered trademarks, (iii) registered copyrights, pending copyright applications and material unregistered copyrights, (iv) internet domain name registrations, and (v) social media handles, in each case that are owned or purported to be owned by the Company or any of its Subsidiaries (“Scheduled Intellectual Property” and collectively, and together with other Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property”). Schedule 4.20 accurately specifies as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identifying details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Scheduled Intellectual Property has been issued, registered, or in which an application for such issuance or registration has been filed.

(b) All of the registrations, applications, and issuance within the Scheduled Intellectual Property are subsisting, in full force and effect, and to the Knowledge of the Company, all such registrations and issuances within the Scheduled Intellectual Property are valid and enforceable. All registration, maintenance and renewal fees currently due in the next ninety (90) days in connection with any Owned Intellectual Property have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s or any Subsidiary’s ownership or interests therein.

(c) Except for any licenses granted to Owned Intellectual Property, the Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. The Owned Intellectual Property that is licensed to any customer pursuant to a Contract is subsisting and, to the Knowledge of the Company, valid and enforceable. (i) No Owned Intellectual Property is the subject of any current opposition, cancellation, or similar Proceeding before any Governmental Authority other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) neither the Company nor any of its Subsidiaries is subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property. To the Knowledge of the Company, no Proceedings described in this clause (c) are or have been threatened in writing.

(d) The Company or its Subsidiaries owns all right, title and interest in and to, or has valid, sufficient, subsisting and enforceable rights to use all Intellectual Property currently used in or necessary for the operation of its Business as currently conducted. The Company and each of its Subsidiaries is in compliance with all material contractual obligations in a Contract set forth on Schedule 4.17(a)(vi), (vii), (ix) and (xvi) and to the Knowledge of the Company is in compliance with all material contractual obligations in all applicable Contracts involving Intellectual Property. The consummation of the transaction contemplated hereby will not, by itself, directly and immediately materially impair any rights of the Company or any of its Subsidiaries to any Owned Intellectual Property or any licensed Intellectual Property.

(e) The conduct of the business of the Company, including its Subsidiaries, as is currently conducted or conducted since the Company Formation Date, including any use of the Owned Intellectual Property as currently used by the Company or any of its Subsidiaries, does not infringe, misappropriate, or violate any Intellectual Property or

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other proprietary right of any Person in any material respect. Schedule 4.20(e) sets forth a true, accurate, and complete list of all Proceedings that are pending in which it is alleged that the Company or any of its Subsidiaries is infringing, misappropriating, or violating the Intellectual Property of any Person.

(f) To the Knowledge of the Company, no Person is infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property.

(g) Each current and former officer, employee agent, consultant and/or contractor of the Company or any of its Subsidiaries who in the regular course of such Person’s employment or engagement with the Company or Subsidiary would reasonably be expected to create or contribute to the creation of Owned Intellectual Property, has executed a written, valid and enforceable assignment or similar agreement with the Company or Subsidiary containing a present assignment to the Company or Subsidiary all right, title, and interest in and to such Owned Intellectual Property (or has such obligations by operation of Law). To the extent any such agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor (i) is using such excluded Intellectual Property in the operation of the Business; or (ii) excluded Intellectual Property that is necessary for the Business. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company Group is or has been in violation of any term of any agreement described in this clause (g). No Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.

(h) The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, all material non-public Owned Intellectual Property. To the Knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any material trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

(i) The Company and its Subsidiaries have established and implemented, and, are operating in material compliance with, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries maintain security controls for all material information technology systems owned by the Company and/or its Subsidiaries, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Computer Systems and all information (including Sensitive Data) stored thereon or transmitted thereby. Since the Company Formation Date, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not have a Company Material Adverse Effect, the Company has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its businesses (including third-party audits of the Computer Systems). The Computer Systems are sufficient in all material respects for the current operations of the Company and its Subsidiaries.

(j) The Company and its Subsidiaries have in place policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ Personal Data. The Company and its Subsidiaries have materially complied with the Privacy Policy and all applicable Privacy Laws including without limitation Laws regarding the collection, use, storage and transfer of Personal Data.

(k) The Company has implemented and maintains, and has used commercially reasonable efforts to ensure that all providers of information technology services to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data (the “IT Providers”), have implemented

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and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, sensitive information, including Personal Data and (ii) a security plan that is designed to (A) identify internal and external risks to the security of confidential information, including Personal Data, maintained by, or provided to, the Company; (B) implement, monitor and provide adequate and effective administrative, electronic and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data.

(l) No Actions are pending or threatened in writing against the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of Personal Data. To the Knowledge of the Company, there are no grounds for such an Action to be alleged.

(m) Except as set forth in Schedule 4.20(m), none of the tangible embodiments of Owned Intellectual Property (including software) is currently or was in the past distributed or used by the Company with any open source Software in a manner that requires that any of the Owned Intellectual Property (in whole or in part) or tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered. Schedule 4.20(m) further identifies the open source Software with which such tangible embodiments identified pursuant to the previous sentence were distributed or used, and the manner of such distribution or use, the license under which such use occurred, and how such open source Software was integrated or combined with or linked to any such tangible embodiments.

(n) The Company is in actual possession and control of the source code of the software within the Owned Intellectual Property and all related documentation, specifications and know-how. No Person other than the Company and its employees and contractors (i) has a right to access or possess any source code of the software within the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

(o) Schedule 4.20(o): (i) identifies each standards-setting organization, university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Body”); and (ii) sets forth a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such Standards Bodies, to which Company is bound (collectively, “Standards Agreements”). True, complete and correct copies of all Standards Agreements have been delivered to the Parent Parties. Neither the Company nor any Subsidiaries is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Standards Body other than the Standards Agreements. Neither the Company nor any Subsidiaries is bound by and has not agreed to be bound by any Contract, bylaw, policy or rule of any entity, including any Standards Body, that requires or purports to require Company to contribute, disclose or license any Intellectual Property to such Standards Body or its other members. The Company has not made any written Patent disclosures to any Standards Body. The Company is in material compliance with all Standards Agreements. The Company is not engaged in any material dispute with any Standards Body with respect to any Intellectual Property or with any third Persons with respect to Company’s conduct with respect to any Standards Body.

4.21 Customers and Suppliers.

(a) Schedule 4.21(a) sets forth a list of the Company’s ten (10) largest customers and the ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s 2021 and 2022 fiscal year and for the first seven (7) months of the Company’s 2023 fiscal year, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during each such period, each on a consolidate bases.

(b) No customer or supplier listed on Schedule 4.21(a) has (i) terminated its relationship with any member of the Company Group, (ii) materially reduced its business with any member of the Company Group or materially and adversely modified its relationship with any member of the Company Group, (iii) notified any member of the Company Group in writing of its intention to take any such action, or (iv) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

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4.22 Accounts Receivable and Payable; Loans.

(a) All accounts receivables and notes of any member of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by any member of the Company Group in the ordinary course of business consistent with past practice. The accounts payable of any member of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) There is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company’s Knowledge, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) Except as set forth in Schedule 4.22, no member of the Company Group is indebted to any of Affiliate thereof and no Affiliates of the Company are indebted to any member of the Company Group. The information set forth on Schedule 4.22(c) separately identifies any and all accounts receivable or notes of any member of the Company Group which are owed by any Affiliate of a member of the Company Group as of July 31, 2023. Except as set forth on Schedule 4.22(c), no member of the Company Group is indebted to any of its Affiliates and no Affiliates of the Company are indebted to any member of the Company Group.

4.23 Pre-payments. No member of the Company Group has received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.24 Employees; Employee Benefits.

(a) Schedule 4.24(a) sets forth a true, correct and complete list of each those employees designated by the Company as key personnel of the Company and/or its Subsidiaries, setting forth the name, title, current base salary or hourly rate for each such person, along with total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2021 and 2022.

(b) Neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of any member of the Company Group, or any similar agreement, and there has been no activity or Proceeding by a labor union or representative thereof to organize any employees of any member of the Company Group. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company and/or any Subsidiary, threatened against the Company and/or any Subsidiary. Further, neither the Company nor any Subsidiary has ever experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees.

(c) There are no pending or, to the Knowledge of the Company and/or any Subsidiary, threatened claims or Proceedings against the Company or any Subsidiary under any worker’s compensation policy or long-term disability policy.

(d) Schedule 4.24(d) sets forth an accurate and complete list of all material Company and Subsidiary “Benefit Arrangements.” For purposes of this Agreement, “Benefit Arrangements” means all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other plan providing for non-discretionary bonus, commission or incentive compensation, profit sharing, equity, phantom stock, pension, severance, savings, deferred compensation, fringe benefit, insurance, retirement, welfare, post-retirement health or welfare benefit, health insurance, life insurance, stock option, stock purchase, stock appreciation right, restricted stock, company car, scholarship, relocation, disability insurance, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, executive compensation, payroll practices, retention, change in control, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by any member of the Company Group on behalf of any employee, officer, director, consultant or other service provider of any member of the Company Group or under which any member of the Company Group has any Liability, or any understanding between the Company or any Subsidiary and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally.

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(e) With respect to each Benefit Arrangement, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Benefit Arrangement and all amendments thereto, (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by any member of the Company Group from the IRS regarding the tax-qualified status of such Benefit Arrangement and (vi) the most recent written results of all required compliance testing.

(f) With respect to each Benefit Arrangement, (i) each Benefit Arrangement has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of ERISA, the Code and other applicable Law; (ii) there are no pending or threatened actions, claims or lawsuits against or relating to the Benefit Arrangement or against any fiduciary of the Benefit Arrangement with respect to the operation of such arrangements (other than routine benefits claims); (iii) each Benefit Arrangement intended to be qualified under Section 401(a) of the Code has received a favorable determination, or may rely upon a favorable opinion letter, from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter with respect to the operation of such Benefit Arrangement which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code; (iv) no such Benefit Arrangement is under audit or investigation by any Governmental Authority or regulatory authority; (v) all payments required to be made by any member of the Company Group under any Benefit Arrangement, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Benefit Arrangement, applicable Law and U.S. GAAP, in each case, in all material respects; and (vi) there are no facts or circumstances that would be reasonably likely to subject the Company or any Subsidiary to any assessable payment under Section 4980H of the Code with respect to any period prior to the Closing Date.

(g) No Benefit Arrangement is, and none of the Company, any Subsidiary, any corporation, trade, business, or entity that would be deemed a “single employer” with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any Liability with respect to any plan subject to Section 412, 430 or 4971 of the Code, Section 302 or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), a “multiple employer plan” (as defined in Section 413 of the Code), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No event has occurred and no condition exists that would subject any member of the Company Group by reason of its affiliation with any current or former ERISA Affiliate to any material (i) Tax, penalty, fine, (ii) Lien or (iii) other Liability imposed by ERISA, the Code or other applicable Laws. None of the Benefit Arrangements provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, or any other applicable Law, or at the expense of the participant or the participant’s beneficiary.

(h) Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is a party nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of any member of the Company Group; (ii) limit or restrict the right of any member of the Company Group to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.

(i) Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is a party nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) on account of the transactions contemplated by

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this Agreement. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from any member of the Company Group as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(j) Each Benefit Arrangement that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is, in all material respects, in documentary compliance with, and has in all material respects been administered in compliance with, Section 409A of the Code.

(k) With respect to any Benefit Arrangement that is subject to the Laws or applicable customs or rules of relevant jurisdictions other than the United States (each, a “Foreign Arrangement” ): (i) each Foreign Arrangement is in compliance in all material respects with the applicable provisions of Law and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Foreign Arrangement is maintained, to the extent those Laws are applicable to such Foreign Arrangement; (ii) each Foreign Arrangement has been administered at all times and in all material respects in accordance with its terms; (iii) there are no pending investigations by any Governmental Authority involving any Foreign Arrangement, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Arrangements), suits or proceedings against any Foreign Arrangement or asserting any rights or claims to benefits under any Foreign Arrangement; (iv) the transactions contemplated by this Agreement, by themselves or in conjunction with any other transactions, will not create or otherwise result in any material liability, accelerated payment or any enhanced benefits with respect to any Foreign Arrangement; and (v) all Liabilities with respect to each Foreign Arrangement have been funded in accordance with the terms of such Foreign Arrangement and have been properly reflected in the financial statements of the Company.

4.25 Employment Matters.

(a) Schedule 4.25(a) sets forth a true and complete list of (i) the form of employment agreement and if applicable, commission agreement (the “Labor Agreements”), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company or any Subsidiary now in effect or under which the Company or any Subsidiary has any obligation, or any understanding between the Company or any Subsidiary and any employee concerning the terms of such employee’s employment that does not apply to the Company’s employees generally. The Company has previously delivered to the Parent Parties true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of any member of the Company Group.

(b) Except as set forth on Schedule 4.25(b) or as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(i) to the Knowledge of the Company and/or any Subsidiary, no current employee of the Company or any Subsidiary, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) there is no pending representation question or union organizing activity respecting employees of the Company or any Subsidiary.

(iii) there is no material unfair labor practice charge or complaint pending or, to the Knowledge of the Company or any Subsidiary, threatened before any applicable Authority relating to employees the Company or any Subsidiary.

(c) Neither the Company or any Subsidiary has engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would reasonably be expected to trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation.

(d) The Company and each Subsidiary has been and is currently in compliance with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, leaves, disability rights or benefits, reasonable accommodation, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment

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insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes.

(e) No audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company and/or any Subsidiary, are threatened to be conducted by any Governmental Authority with respect to applicable Laws regarding employment or labor.

(f) Except as set forth on Schedule 4.16, there is no, and there has been no, written notice provided to the Company or any Subsidiary of any pending or, to the Knowledge of the Company or any Subsidiary, threatened claim or litigation relating to, or any complaint or allegation of, any violation of applicable Laws relating to employment or labor, including but not limited those set forth above in Section 4.24(d), against the Company or any Subsidiary that remains pending; nor is there any pending obligation for the Company or any Subsidiary under any settlement or out-of-court or pre-litigation arrangement relating to such matters.

(g) Except as set forth on Schedule 4.25(g): (i) the Company and each Subsidiary has complied with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and neither the Company nor any Subsidiary currently employs, or has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed; and (ii) no audit by any Governmental Authority is currently being conducted, pending or, to the Knowledge of the Company and/or any Subsidiary, threatened to be conducted in respect to any foreign workers employed by the Company and/or any Subsidiary.

(h) Except as set forth on Schedule 4.25(h): (i) the employment of each employee of the Company and its Subsidiaries is terminable at will without any penalty or severance obligation; and (ii) no key personnel or officer of the Company or any Subsidiary has given written notice of their definite intent to terminate their employment with the Company or any Subsidiary, nor does the Company or any Subsidiary have any present intention to terminate the employment of any of the foregoing.

(i) Except as set forth on Schedule 4.25(i): (i) each current and former employee and officer, and where appropriate, each independent contractor and consultant, of the Company or any Subsidiary has executed a form of proprietary information and/or inventions agreement or similar agreement; (ii) to the Knowledge of the Company and/or any Subsidiary, no current or former employees, officers or consultants are or have been, as the case may be, in violation thereof in any material respect; and (iii) other than with respect to exclusions previously accepted by the Company or any Subsidiary involving works or inventions unrelated to the business of Company or any Subsidiary or that are otherwise immaterial, no current or former employee, officer or independent contractor of the Company Group has disclosed excluded works or inventions, made prior to his or her employment or independent contractor relationship with the Company or any Subsidiary, from his, her or its assignment of inventions pursuant to such employee, officer or independent contractor’s proprietary information and inventions agreement.

(j) Except as set forth on Schedule 4.25(j): (i) with regard to any individual who performs or performed services for the Company or any Subsidiary and who is not treated as an employee for Tax purposes by the Company or Subsidiary, the Company or Subsidiary has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes, and neither the Company nor any Subsidiary has any material Liability by reason of any individual who performs or performed services for any of them, in any capacity, being improperly excluded from participating in any plan; and (ii) each individual engaged by Company or any Subsidiary as an independent contractor or consultant is, and has been, properly classified by the Company or Subsidiary as an independent contractor, and neither the Company nor any Subsidiary has received any notice from any Governmental Authority or Person disputing such classification.

(k) Except as set forth on Schedule 4.25(k): (i) the Company and/or any of its Subsidiaries has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company or any Subsidiary or third-parties who interacted with current and/or former employees of the Company or any Subsidiary; (ii) with respect to each such written claim with potential merit, the Company and/or each Subsidiary has taken corrective action; and (iii) no allegations of sexual harassment have been made to the Company or any Subsidiary against any individual in his or her capacity as director or an executive officer of the Company Group.

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(l) Except as set forth on Schedule 4.25(l): (i) the Company and each Subsidiary has complied in all material respects with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Governmental Authority (whether in the United States or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of the date hereof and have taken appropriate precautions regarding its employees; (ii) the Company and each Subsidiary has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic; and (iii) with respect to each material occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company and each Subsidiary has taken prompt corrective action that is reasonably calculated to prevent the spread of COVID-19 within the Company and each Subsidiary’s workplace.

(m) Except as set forth on Schedule 4.25(m): (i) as of the date hereof, there have been no material audits by any Governmental Authority, nor have there been any charges, fines, or penalties, including those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company or any Subsidiary; and (ii) the Company and each Subsidiary is in compliance in all material respects with OSHA and there are no pending appeals of any Governmental Authority’s decision or fines issued in relation to OSHA.

(n) Except as set forth on Schedule 4.25(n), the Company or any Subsidiary has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

4.26 Real Property.

(a) Schedule 4.26(a) contains the legal description and street address of all real property owned by the Company and any of its Subsidiaries and includes the name of the record title holder thereof (“Owned Real Property”) and a list of all Liens recorded against the Owned Real Property. With respect to each such parcel of Owned Real Property: (i) the Company or a Subsidiary has good, valid and indefeasible title in fee simple absolute to each parcel of such Owned Real Property, in each case, free and clear of any Liens, other than Permitted Liens, and except for installments of special assessments not yet delinquent; (ii) the Company or a Subsidiary has all land use and access (ingress and egress) rights required for the conduct of the Business, and there are no pending or, to the Knowledge of the Company, threatened condemnation Proceedings, lawsuits or administrative actions relating to the Owned Real Property adversely affecting the current use or occupancy thereof; (iii) there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; (iv) there are no unrecorded interests encumbering any portion of the Owned Real Property including, without limitation, oil, gas or other mineral rights leases, easements, tenancies, licenses, occupancies, rights of possession claims, encroachments or prescriptive easements; and (v) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(b) Schedule 4.26(b) sets forth a list of all Leases to which the Company or a Subsidiary is a party (“Company Leases”). With respect to each Company Lease: (i) each Company Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the lessee; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company or a Subsidiary holds the leasehold estate on the Company Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located.

4.27 Tax Matters.

(a) (i) The Company has duly and timely filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to any amount of Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended (other than Permitted Liens or pursuant to extensions of time to

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file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) the Company has duly withheld or collected and paid over to the applicable Taxing Authority all Taxes required to be withheld or collected by the Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) the Company has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company; (viii) the Company has not received any written request from a Taxing Authority in a jurisdiction where the Company has filed Tax Returns asserting that the Company is or may be subject to Tax in such jurisdiction (ix) the Company is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (x) the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xi) the Company has no liability for the Taxes of any other Person (other than a Subsidiary of the Company): (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xii) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xv) the Company has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Company will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(c) The Company has not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or received or claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, Pub. L. 116-127, H.R. 6201 (Mar. 14, 2020) or Section 2301 of the CARES Act.

(d) The Company is not aware of any fact or circumstance, nor has it taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(e) The Financial Statements reflect accruals in accordance with U.S. GAAP for all current Taxes of the Company and any Subsidiary that are unpaid or payable as of the December 31, 2022 (except for any inaccuracies that are not material), and neither the Company nor any Subsidiary has incurred any liability for Taxes since December 31, 2022 other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

4.28 Environmental Laws.

(a) Neither the Company nor any Subsidiary has (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials Activities of any member of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, or leased by the Company or any Subsidiary such as could give rise to any material liability or corrective or remedial obligation of the Company or any Subsidiary under any Environmental Laws.

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4.29 Finders’ Fees. With respect to the transactions contemplated by this Agreement, except for ARC Group, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any member of the Company Group or any Affiliate thereof who might be entitled to any fee or commission from Parent, Merger Sub or any of their Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.30 Powers of Attorney and Suretyships. The Company and its Subsidiaries do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company or its Subsidiaries or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company or its Subsidiaries or other than as reflected in the Financial Statements.

4.31 Directors and Officers. Schedule 4.31(a) sets forth a true, correct and complete list of all directors and officers of the Company and of each Subsidiary. Schedule 4.31(b) sets forth a true, correct and complete list of all elections, appointments and resignations of directors and officers of the Company and of each Subsidiary since January 1, 2023, including whether the election, appointment or resignation is from the Company or any of its Subsidiary (and the name of Subsidiary), the applicable position and the date of such election, appointment or resignation.

4.32 International Trade Matters; Anti-Bribery Compliance.

(a) Each member of the Company Group currently is and, for the past five years (or since the Company Formation Date, whichever is shorter) has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries (“Money Laundering Laws”); (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company nor any Subsidiary, nor any director or officer of the Company or any Subsidiary, nor, to the Knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company or any Subsidiary), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company or any of its Subsidiaries, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries (acting on behalf of the Company or any of its Subsidiaries), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) Neither the Company nor any Subsidiary has received written notice of, nor, to the Knowledge of the Company, any of their respective officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged

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offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.33 Not an Investment Company. No member of the Company Group is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.34 Affiliate Transactions.

(a) Schedule 4.34 sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into between the Company or any of its Subsidiaries, on the one hand, and any current or former director, officer or Affiliate of the Company or any Subsidiary on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed by any current or former director, officer, employee or Affiliate of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries. Each Affiliate Transaction entered into or occurring prior to the Closing (i) is arms-length transaction with fair market price and (ii) is a transaction duly approved by the board of directors in accordance with the Organizational Documents of the Company or such Subsidiary.

(b) None of the Company Shareholders nor any of their Affiliates own or have any rights in or to any of the material Assets, properties or rights used by the Company.

4.35 Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a) The Company or any of its Subsidiaries, and the Company’s and each Subsidiary’s officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data, are and have been at all times since the Company Formation Date and the inception date of each Subsidiary, in compliance in all material respects with all applicable Privacy Laws;

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any Subsidiary has experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data maintained by or on behalf of the Company or any Subsidiary (including by any agent, subcontractor or vendor of the Company or any Subsidiary); and

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or any Subsidiary, and (ii) neither the Company nor any Subsidiary has been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data maintained by or on behalf of the Company or any Subsidiary (including by any agent, subcontractor or vendor of the Company or any Subsidiary).

4.36 OFAC. Neither of the Company or any Subsidiary, nor any director or officer of the Company or any Subsidiary (nor, to the Knowledge of the Company, any agent, employee, affiliate or Person acting on behalf of the Company or any Subsidiary) is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Company and all Subsidiaries have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

4.37 Board Approval. The Company’s Board of Directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of the Company Shareholders.

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4.38 Insurance Policies. Schedule 4.38 sets forth a true, correct and complete list of the insurance policies that cover the Company or any other member of the Company Group (the “Insurance Policies”), together with the type of policy, form of coverage, the policy number, the expiration date, and the name of the insurer. The Company has made available to Parent true, correct and complete copies of each Insurance Policy. To the Company’s Knowledge, each Insurance Policy is in full force and effect and enforceable and neither the Company nor any other member of the Company Group is in material default with respect to its obligations under any of the Insurance Policies. All premiums due under the Insurance Policies have been timely paid. No claims have been made since December 31, 2022 under any current or former insurance policy, no claims made under any current or former insurance policy has been denied for any reason, and the Company has not been denied insurance for which it has applied for any reason. The Company has not been notified in writing of any pending material increase in the renewal or other premiums applicable to any of the Insurance Policies or that any of the Insurance Policies will not be renewed on substantially the same terms or at all. Consummation of the transaction(s) contemplated by this Agreement will not result in any termination, cancellation, material modification or material reduction of any Insurance Policy.

4.39 Other Information. No information provided by the Company to the Parent Parties to facilitate the preparing of the Registration Statement and due diligence in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby, contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

Parent hereby on the date hereof, and each of the other Parent Parties as of the date each of which delivered its signature page hereto, jointly and severally, represent and warrant to the Company that, except as disclosed in the Parent SEC Documents and/or in the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Schedules” and each a “Parent Schedule”), each of the following representing representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date).

5.1 Corporate Existence and Power. Each of the Parent Parties is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware. Each of the Parent Parties has, or shall have, all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Each of the Parent Parties has made available to the Company Group accurate and complete copies of its Organizational Documents, each as currently in effect. No Parent Party is in violation of any provision of its Organizational Documents.

5.2 Corporate Authorization. The execution, delivery and performance by each of the Parent Parties of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Board of Directors of such Parent Parties and have been or will be duly authorized by all necessary corporate action on the part of the Board of Directors of such Parent Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which any of them is a party or by which its securities are bound. This Agreement has been duly executed and delivered by Parent and it constitutes a valid and legally binding agreement of the Parent Parties, enforceable against them in accordance with their representative terms, and upon Parent Parties execution and delivery, the Additional Agreements (to which any of them is a party) will constitute, a valid and legally binding agreement of the Parent Parties, enforceable against them in accordance with their representative terms.

5.3 Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by the Parent Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with any applicable requirements of the Exchange Act or the Securities Act, (c) the appropriate filings and approvals under the rules of Nasdaq, and (d) other actions or filings the absence or omission of which would not, individually or in the aggregate be reasonably expected to prevent or materially delay or impair the Parent Parties’ ability to consummate the transactions contemplated hereunder.

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5.4 Non-Contravention. The execution, delivery and performance by the Parent Parties of this Agreement and any Additional Agreements do not and will not (i) contravene or conflict with the organizational or constitutive documents of any Parent Party, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Parent Parties, except, in each case of clauses (i) and (ii), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Parent Parties or to prevent or materially delay or impair the Parent Parties’ ability to consummate the transactions contemplated hereunder.

5.5 Finders’ Fees. Except as set forth on the Parent Schedule 5.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any member of the Parent Parties or any Affiliate thereof who might be entitled to any fee or commission from Parent, Merger Sub or any of their Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.6 Issuance of Shares. The Closing Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Parent Parties are bound, applicable Law or the Parent Parties’ Organizational Documents.

5.7 Capitalization.

(a) Parent. As of the date hereof, the authorized capital stock of Parent consists of (i) 500,000 shares of preferred stock, with a par value of $0.0001 per share, and (ii) 29,500,000 shares of common stock with a par value of $0.0001 per share, consisting of 25,000,000 shares of authorized Parent Class A Shares and 4,500,000 Parent Class B Shares. Parent sold Parent Units, each consisting of one Parent Class A Share, one Parent Right and one Parent Warrant in the IPO. Each Parent Warrant entitles the holder thereof to purchase one Parent Class A Share at an exercise price of $11.50 per share on the terms and conditions set forth in a certain warrant agreement dated as of June 15, 2022 by and between Continental Stock Transfer & Trust Company, LLC, acting as warrant agent (the “Warrant Agreement”). Each Parent Right entitles the holder thereof to exchange for one-tenth (1/10) of one Parent Class A Share on the terms and conditions set forth in a certain right agreement dated as of June 15, 2022 by and between Continental Stock Transfer & Trust Company, LLC, acting as warrant agent (the “Right Agreement”). As of October 24, 2023, Parent has, issued and outstanding, (i) 604,629 Parent Units, (ii) 5,542,368 Parent Class A Shares (including 604,629 Parent Class A Shares not separated from Parent Units), (iii) 2,443,750 Parent Class B Shares, (iv) 10,273,875 Parent Rights (including 604,629 Parent Rights not separated from Parent Units), (v) 10,273,875 Parent Warrants (including 604,629 Parent Warrants not separated from Parent Units) and (vi) no Company Preferred Share. Parent has reserved 5,136,937 Parent Class A Shares underlying Parent Warrants and 1,027,387 Parent Class A Shares underlying Parent Rights. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, among which, 10 shares of common stock are issued and outstanding. All issued and outstanding shares of common stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any capital equity of Merger Sub.

5.8 Information Supplied. None of the information supplied or to be supplied by any Parent Party expressly for inclusion or incorporation by reference in the filings with the SEC including but not limited to this Agreement, the registration statement on Form S-4, as determined by Parent (as amended or supplemented from time to time, and including the Proxy Statement/Prospectus (as defined below) contained therein, the “Registration Statement”), any

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Form 425 in accordance with Rule 425 of the Securities Act, any press releases to the public or on any information posted on any Parent Party’s social media platforms and internet websites, and the mailings to Parent’s stockholders with respect to the solicitation of proxies (as amended, the “Proxy Statement/Prospectus”) to approve the transactions contemplated hereby will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by any Parent Party or that is included in any Parent SEC Documents), unless such information was provided to Parent by the Company Group. No material information provided by any Parent Party to the Company in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to Parent public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

5.9 Trust Fund. As of the date of this Agreement, Parent has at least $53,522,287 in the trust fund established by Parent for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account maintained by Continental Stock Transfer & Trust Company (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in U.S. government treasury bills, bonds or notes with a maturity of 185 days or less, or in money market funds meeting the applicable conditions of Rule 2a-7 promulgated under the Investment Company Act of 1940 as amended which invest solely in direct U.S. government treasury, and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. The Investment Management Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and the Trustee, enforceable in accordance with its terms. Except as disclosed in Parent SEC Documents, the Investment Management Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the Parent Parties’ knowledge, that would entitle any Person to any portion of the funds in the Trust Account except for (i) the holders of Parent Securities prior to the Effective Time who shall have elected to redeem their Parent Ordinary Shares pursuant to Parent’s Organizational Documents, (ii) in respect of the deferred underwriting expenses or Taxes, and (iii) payment of dissolution expenses. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of Parent and the Investment Management Trust Agreement. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Investment Management Trust Agreement, and, to the knowledge of the Parent Parties, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or Proceedings pending with respect to the Trust Account. Since June 15, 2022, Parent has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Investment Management Trust Agreement).

5.10 Listing. As of the date hereof, the Parent Common A Shares, Parent Units, Parent Rights and Parent Warrants are listed on the Nasdaq Stock Market, with trading symbols “FLFV,” “FLFVU,” “FLFVR,” and “FLFVW.”

5.11 Reporting Company. Parent is a publicly-held company subject to reporting obligations pursuant to Section 12 of the Exchange Act, and the Parent Common A Shares are registered pursuant to Section 12(b) of the Exchange Act.

5.12 No Market Manipulation. Neither the Parent Parties nor their Affiliates have taken, and they will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Parent Common Shares to facilitate the sale or resale of the Parent Common Shares or affect the price at which the Parent Common Shares may be issued or resold; provided, however, that this provision shall not prevent the Parent Parties from engaging in investor relations or public relations activities consistent with past practices.

5.13 Board Approval. Parent’s Board of Directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, and the sole director of Merger Sub has, (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are

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in the best interests of the stockholders or shareholders of the Parent Parties, as applicable, and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

5.14 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by the Parent Parties subsequent to the date of this Agreement (the “Additional Parent Parties SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (ii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iii) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.14) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent Parties SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent Parties SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent Parties SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent Parties SEC Documents (collectively, the “Parent Parties Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Parent as of the dates thereof and the results of operations of Parent for the periods reflected therein. The Parent Parties Financial Statements (i) were prepared from the Books and Records of Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Parent’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to Parent with respect to the periods then ended.

(c) Except as disclosed in Parent SEC Documents, since its IPO, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with U.S. GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to the principal executive officer and principal financial officer by others within Parent. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained Books and Records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(d) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as disclosed in Parent SEC Documents, since its incorporation and to the date of this Agreement, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent, (ii) a “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

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(f) Except as specifically disclosed, reflected or fully reserved against in the Parent Parties Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since Parent’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Parent. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Parent Parties Financial Statements.

5.15 Litigation. There is no Action (or any basis therefor) pending against any Parent Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Governmental Authority, any Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Parent Parties. No Parent Party is, or has previously been, to the knowledge of the Parent Parties, subject to any Proceeding with any Governmental Authority or any Authority.

5.16 Business Activities. Since its incorporation, Parent has not conducted any business activities other than activities (a) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Parent’s Organizational Documents, there is no Contract binding upon the Parent or to which Parent is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries.

5.17 Compliance with Laws. No Parent Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority or any Authority, domestic or foreign, nor, to the knowledge of the Parent Parties, is there any basis for any such charge and no Parent Party has previously received any subpoenas by any Governmental Authority or any Authority.

5.18 Money Laundering Laws. The operations of the Parent Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Parent Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent Parties, threatened.

5.19 OFAC. Neither the Parent Parties, nor any director or officer of the Parent Parties (nor, to the knowledge of the Parent Parties, any agent, employee, affiliate or Person acting on behalf of the Parent Parties) is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Parent Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Russia, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

5.20 Not an Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.21 Tax Matters.

(a) Except as disclosed in Parent SEC Documents, (i) Parent has duly and timely filed all Tax Returns which are required to be filed it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete in all respects; (iii) there is no Action, pending or proposed in writing, with respect to any amount of Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Parent has duly withheld or collected and paid over to the applicable Taxing Authority all Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) Parent has collected and remitted to the applicable Taxing Authority all sales Taxes required to be collected by Parent; (vii) Parent has not requested any letter ruling from the IRS (or any comparable ruling form any other Taxing Authority); (viii) there is no

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Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (ix) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction, and Parent does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) there is no outstanding power of attorney from Parent authorizing anyone (other than employees of Parent) to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (xi) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xii) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent); (xiii) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiv) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xv) Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) Parent will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(c) Parent has not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or received or claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, Pub. L. 116-127, H.R. 6201 (Mar. 14, 2020) or Section 2301 of the CARES Act.

(d) Parent is not aware of any fact or circumstance, nor has it taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(e) The Parent Parties Financial Statements reflect accruals in accordance with U.S. GAAP for all current Taxes of Parent and any Subsidiary that are unpaid or payable as of December 31, 2022 (except for any inaccuracies that are not material), and neither Parent nor any Subsidiary has incurred any liability for Taxes since December 31, 2022, other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

5.22 Transactions with Affiliates. Except as disclosed in Parent SEC Documents, there are no Contracts between (a) any Parent Party, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Parent Party, on the other hand (each Person identified in this clause (b), a “Parent Related Party”), other than (i) Contracts with respect to a Parent Related Party’s employment with, or the provision of services to, any Parent Party that were entered into in the ordinary course of business (including with regard to benefit plans, indemnification arrangements and other ordinary course compensation matters), and (ii) Contracts with respect to a Parent Related Party’s status as a holder of Securities of any Parent Party.

5.23 Blank Check Companies. From the date hereof through the Closing Date, Parent shall remain a “blank check company” as defined under the Securities Act, shall keep current and timely file all of its public filings with the SEC, and shall not conduct any business operations or activities other than required in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Notwithstanding anything to the contrary provided in this Agreement, none of the Parent Parties and their respective Subsidiaries shall be required to carry out any action or be prohibited from carrying out any action which would be inconsistent with any Law or which are expressly contemplated in this Agreement.

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ARTICLE VI
COVENANTS OF THE COMPANY AND THE PARENT PARTIES PENDING CLOSING

6.1 Conduct of Business.

(a) From the date hereof through the Closing Date, each Parent Party shall, and the Company Group shall, conduct their respective business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the written consent of all parties (which shall not be unreasonably withheld), the Company agrees that it shall not and each other member of the Company Group shall not, and each Parent Party agrees that it shall not:

(i) (A) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement, or (B) with respect to Parent, amend, waive modify, change, supplement or fail to comply with the Investment Management Trust Agreement in any manner adverse to the Company Group or in any way that would affect the Parent Parties’ ability to consummate the transactions contemplated by this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other of its rights or assets that involve payments in excess of $100,000, except for in ordinary course of business consistent with past practice;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $100,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $100,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of its assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $100,000 in the aggregate;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any Company Shareholder (other than, in the case of any Company Shareholder who is an employee, payments of salary accrued in said period at the current salary rate);

(vii) (i) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of its Equity Securities or any of its Subsidiaries’ Equity Securities; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(viii) Other than the Transaction Financing and transactions contemplated in this Agreement, issue, sell or offer any Equity Securities of the Company, any Parent Party or its Subsidiaries;

(ix) authorize any salary increase of more than 10 % for any employee making an annual salary equal to or greater than $100,000 in the aggregate on an annual basis or change its bonus or profit sharing policies;

(x) other than the Transaction Financing, obtain or incur any loan or other Indebtedness, in excess of $100,000, including drawings under existing lines of credit;

(xi) suffer or incur any Lien on its assets, except for Permitted Liens or Liens incurred in the ordinary course of business consistent with past practice or in the case of Parent;

(xii) suffer any damage, destruction or loss of property related to any of its assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $50,000;

(xiii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

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(xiv) suffer any insurance policy protecting any of its assets with an aggregate coverage amount in excess of $100,000 to lapse;

(xv) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xvi) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $50,000;

(xvii) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xviii) make, change or revoke any material Tax election or change any annual Tax accounting periods; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); surrender or forfeit any right to claim a material Tax refund; or take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment or

(xix) undertake any legally binding obligation to do any of the foregoing.

(b) No party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time. From the date hereof through the earlier of (x) termination of this Agreement in accordance with this Agreement and (y) the Closing Date, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor the Parent Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company or any of the Parent Parties (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company or the Parent Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for an Alternative Transaction, communicated in writing to the Company or the Parent Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and the Parent Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Notwithstanding anything to the contrary as set forth above, if the board of directors of the Company or of any Parent Party (as applicable) has determined in good faith, after consultation with its financial advisor and/or outside legal counsel, that failure to take such action would constitute a breach of its directors’ fiduciary duties under applicable Law, the other party may waive any such provision to the extent necessary to permit such Person to comply with applicable Laws, provided, however, that prior to taking such action or announcing the intention to do so, such Person has complied in all material respects with its written notification obligation in respect of the Alternative Transaction in accordance with this Section 6.1.

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6.2 Access to Information. From the date hereof until and including the Closing Date, the Company and the Parent Parties shall, to the best of their abilities, (a) continue to give each other party, its legal counsel and other representatives full access to its offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company or the Parent Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided, however, that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Parent Parties and, provided further, that any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Parent Parties. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided, however, that the non-disclosing party must advise the other parties that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

6.3 Notices of Certain Events. Each party shall promptly notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Parent Parties or any of the Company’s or the Parent Parties’ assets;

(b) any notice or other communication from any Governmental Authority or any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

6.4 SEC Filings.

(a) The parties acknowledge that:

(i) Parent’s stockholders and the Company Shareholders must approve the transactions contemplated by this Agreement prior to the Merger contemplated hereby being consummated and that, in connection with such approval, prepare for filing with the SEC the Registration Statement;

(ii) the Parent Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent Parties will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions and may be required to file Form 425 in accordance with Rule 425.

(b) In connection with any filing the Parent Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their best efforts to (i) cooperate with the Parent Parties, (ii) respond to questions about the Company required in any filing or requested by the SEC, and (iii) provide any information requested by the Parent Parties in connection with any filing with the SEC.

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(c) Company Cooperation. The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Parent’s shareholders with respect to the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide the Parent Parties with such information as shall be required by the SEC and federal securities Laws to be included in any such filing with the SEC, as determined in the sole discretion of Parent, in consultation with its legal counsel, for inclusion in or attachment to the Registration Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and the Company Shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company understands that such information shall be included in the Registration Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall cause its managers, directors, officers and employees to be reasonably available to the Parent Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the filings with the SEC, including but not limited to this Agreement, the Registration Statement, any Form 425 in accordance with Rule 425 of the Securities Act, any press releases to the public or on any information posted on the Company Group’s social media platforms and internet websites, and the mailings to the Company’s or Parent’s shareholders with respect to any solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Subsidiary of the Company, or their respective officers or directors, should be discovered by the Company, which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement/Prospectus, the Company shall promptly inform Parent. The Parent Parties shall be permitted to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Company shall reasonably cooperate in connection therewith. The Parent Parties will be permitted to make such filings or responses to the SEC that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein.

6.5 Preparation and Delivery of Additional Financial Information. Each of the Company and the Parent Parties and shall each use its respective reasonable best efforts to (i) assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, Merger Sub or Parent, in preparing in a timely manner other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by Parent or the Company with the SEC in connection with the Transactions, and (ii) to obtain the consent of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith. The Company will also provide to Parent as promptly as practicable after the date of this Agreement (and in any event on or prior to the twentieth (20th) Business Day following the date of this Agreement): (i) the related pro forma adjustments necessary to prepare the pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) (such pro forma financial adjustments together with the Financial Statements, the “Required Financials”) and cooperate as reasonably requested by Parent in the preparation thereof, (ii) all selected financial data of the Company, as necessary for inclusion in the Proxy Statement and Registration Statement; and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Company was subject thereto) as necessary for inclusion in the Proxy Statement and Registration Statement (together with the Financial Statements, the “Initial Financial Information”). The Company shall also provide to Parent as promptly as practicable after the date of this Agreement, a description of the business and any other information concerning the Company, its directors, officers, operations and such other matters, as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement. The financial statements the Company is required to deliver pursuant to this Section 6.5 will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein.

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6.6 Trust Account. The Company acknowledges that the Parent Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (a) all amounts payable to stockholder of the Parent Redeeming Shares, (b) the Deferred Underwriting Amount to the underwriter in the IPO if and only if such Deferred Underwriting Amount remains payable in cash at the Closing, (c) both parties’ accrued and outstanding Transaction Expenses and Parent’s promissory notes in connection with its extension and working capital, and (d) the remaining monies in the Trust Account to the PubCo.

6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Closing, each of the Company and PubCo agrees that it shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) each Parent Party (the “Parent Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, PubCo, Parent or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and each of their respective memorandum and articles of associations, certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, PubCo and the Company shall, and shall cause their Subsidiaries to (i) maintain for a period of not less than six (6) years from the Closing provisions in their respective Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s, Parent’s and their Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company, PubCo or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Laws.

(b) For a period of six (6) years from the Closing, PubCo shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Parent’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company, Parent or their respective Representatives, as applicable) on terms not less favorable than the terms of such current insurance coverage that are acceptable to the directors and officers of Parent immediately prior to the Effective Time; provided, that (i) PubCo may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.7 shall be continued in respect of such claim until the final disposition thereof.

(c)  Notwithstanding anything contained in this Agreement to the contrary, (i) this Section 6.7 shall survive the Closing indefinitely and shall be binding, jointly and severally, on PubCo, Parent and the Company and all of their respective successors and assigns; and (ii) in the event that PubCo, Parent or the Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, each of PubCo, Parent, and the Company shall ensure that proper provision shall be made so that the successors and assigns of the PubCo, Parent and the Company, as applicable, shall succeed to the obligations set forth in this Section 6.7.

(d) Upon the Effective Time, PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parent with the directors and officers of PubCo after the consummation of the business combination contemplated hereby, which indemnification agreements shall continue to be effective following the Closing.

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(e) The provisions of this Section 6.7: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on PubCo, Parent and the Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise, and (iv) shall survive the consummation of the business combination and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party.

6.8 Notice of Changes. The Company shall give prompt written notice to the Parent Parties of (a) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 9.2(b) would not be satisfied, (b) any breach of any covenant or agreement of the Company contained in this Agreement such that the condition set forth in Section 9.2(c) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Material Adverse Effect; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

6.9 Additional Agreements. On or prior to the Closing Date, the Company shall deliver to Parent each Additional Agreement (other than the Lock-Up Agreement, the Company Support Agreement, and the Parent Support Agreement, each of which were provided at the signing of this Agreement, and including each Additional Agreement which do not, by its terms, become effective until the Effective Time) to which the Company, a Company Securityholder, or any other Person (other than a Parent Party or the Sponsor), as applicable, is a party, duly executed by the Company, such Company Securityholder(s), or such other Person(s), as applicable.

6.10 Share Issuance. At the Effective Time, PubCo shall issue in aggregate 90,000 PubCo Common Shares to the three independent directors of Parent holding office immediately prior to the Effective Time, with each independent director receiving 30,000 PubCo Common Shares.

ARTICLE VII
COVENANTS OF THE COMPANY

The Company agrees that:

7.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all income and other material Tax Returns required to be filed with the applicable Taxing Authority, pay all material Taxes required to be paid by any Taxing Authority and duly observe and conform in all respects, to all applicable Laws and Orders.

7.2 Reasonable Best Efforts to Obtain Consents. The Company shall use its reasonable best efforts to obtain each required third party consent to the transactions contemplated by this Agreement as promptly as practicable hereafter.

7.3 Company Written Resolution; Requisite Company Shareholder Vote. The Company shall take no action to rescind, undo or otherwise adversely affect the approvals set forth in a Company Written Resolution or the Requisite Company Shareholder Vote.

7.4 Requisite Company Shareholder Vote. Within fifteen (15) days following the SEC declaring the Registration Statement effective, and in no event prior to the SEC declaring the Registration Statement effective, the Company shall obtain and deliver to Parent a true, complete and correct copy of the Company Shareholder Written Resolution evidencing the approval of this Agreement, the plan of merger and the transactions contemplated hereby and thereby, including the Merger, by the holders of Company Ordinary Shares in accordance with the Laws of the British Virgin Islands and the Company’s Organizational Documents (the “Requisite Company Shareholder Vote”).

7.5 Extension Payment Loans. From the date hereof, the Company shall provide loans to Parent to be deposited into the Trust Account as Monthly Extension Payments to extend the Combination Period until March 21, 2024. In the event that the Business Combination has not been consummated by March 21, 2024, the Company, in its sole discretion determines that the parties are acting in good faith to consummate the Business Combination and the Business Combination is reasonably expected to be consummated, may agree on the same or different terms and

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conditions to provide additional loans in support of further extension of the Combination Period (the loans provided by the Company in support of the extension of the Combination Period are collectively referred as “Extension Payment Loans”). The Extension Payment Loans shall be evidenced by promissory notes issued by Parent which shall entitle the Company to have senior ranking on repayments of the Extension Payment Loans in the event of liquidation of Parent. If the Monthly Extension Payment has been paid by the Sponsor or its Affiliates for the month in which this Agreement is signed (the “Signing Month”), the Company shall reimburse the Sponsor or its Affiliates for such Monthly Extension Payment on a pro rata basis. The amount of the said reimbursement will be calculated in accordance with the following formula: R = P (30 - D)/30 (R means the amount of the reimbursement; P means the amount of the Monthly Extension Payment paid by the Sponsor or its affiliates; and D means the number of calendar days following the 21st of the month prior to the Signing Month, and until the date of this Agreement).

7.6 United States Patent. From the date hereof and before the Closing Date, the Company shall secure and submit for recordation all of the necessary invention assignment agreements with respect to certain patents set forth on Schedule 4.20. To the extent applicable and necessary, each other member of the Company Group will assist the Company with securing such invention assignment agreements.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

8.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

8.2 Tax Matters.

(a) Parent and the Company shall use their reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, and none of Parent, Merger Sub or the Company and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying for such Intended Tax Treatment.

(b) Each of Parent, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Intended Tax Treatment (including, in each case, attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the its Tax Return for the taxable year of the Merger), and shall take no position inconsistent with the Intended Tax Treatment, as applicable (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) Any and all Transfer Taxes due prior to the Effective Time shall be borne by each responsible party as applicable. Any and all Transfer Taxes due upon and following the Effective Time shall be borne by PubCo. The Company shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other document. Any expenses incurred in connection with the filing of such Tax Returns or other documentation shall be borne by each responsible party as applicable. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d) In the event the SEC requires a tax opinion regarding the Intended Tax Treatment, Parent will use its reasonable best efforts to cause Parent to deliver such tax opinion that is reasonably acceptable to the Company and the SEC. If such an opinion is being provided to Parent pursuant to the prior sentence, (i) the Company agrees to deliver to the tax counsel of Parent a representation letter in the form satisfactory to such tax counsel and (ii) the Parent Parties agree to deliver to such tax counsel a customary SPAC representation letter.

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8.3 Settlement of the Parent Parties’ Liabilities. Subject to Section 6.6, concurrently with the Closing, all outstanding Liabilities of the Parent Parties shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred and documented by any Parent Party or any of their officers, directors, or their Affiliates, in connection with identifying, investigating and consummating a business combination from the funds of the Surviving Corporation to the extent available.

8.4 Compliance with SPAC Agreements. The Parent Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain Registration Rights Agreement, dated as of June 15, 2022 by and between Parent and the investors named therein.

8.5 Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC the Registration Statement (in connection with the registration under the Securities Act of the PubCo Common Shares to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement/Prospectus. The Registration Statement shall include a Proxy Statement of Parent for the purpose of soliciting proxies from Parent’s shareholders for the matters to be acted upon at the Parent Special Meeting (as defined below) and providing the public shareholders of Parent an opportunity in accordance with Parent’s Organizational Documents and the IPO Prospectus to have their Parent Common A Shares redeemed in conjunction with the shareholder vote on the Parent Party Shareholder Approval Matters as defined below as well as a prospectus for the offering of PubCo Common Shares to the Company Shareholders. The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from Parent’s shareholders to vote, at a special meeting of Parent’s shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Merger, by the holders of Parent Shares in accordance with Parent’s Organizational Documents, the Laws of the British Virgin Islands and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the amended and restated Memorandum and Articles of Association of PubCo in the form satisfactory to the Company and Parent, and (iii) such other matters as the Company and the Parent Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iii), collectively, the “Parent Shareholder Approval Matters”). In connection with the Registration Statement, Parent and the Company will file with the SEC financial and other information about the transactions contemplated in this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement requirements set forth in Parent’s Organizational Documents, DGCL, the Laws of the British Virgin Islands and the rules and regulations of the SEC and Nasdaq. The Parent Parties shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall promptly provide the Parent Parties with such information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If required by applicable SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company’s auditors. The Parent Parties shall provide such information concerning each Parent Parties and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Parent Parties shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading.

(b) Parent shall, with the cooperation of the Company, use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of

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Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement/Prospectus to be mailed to shareholders of Parent and, shall call the Parent Special Meeting as soon as practicable in accordance with British Virgin Islands Law and any other rules and regulations applicable.

(c) Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. Notwithstanding such cooperation however, the Parent Parties will be permitted to make such filings or responses to the SEC that, based on the advice of outside counsel to the Parent Parties, is required by the SEC and United States securities Laws to be included therein. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Parent, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Notwithstanding such cooperation however, the Parent Parties will be permitted to make such filings or responses to the SEC that, based on the advice of outside counsel to Company, is required by the SEC and United States securities Laws to be included therein. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Parent Shares, as applicable, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent’s Organizational Documents and the Company’s Organizational Documents. Each of the Company and the Parent Parties shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that it receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(d) Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, the Parent Parties and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement/Prospectus and Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Parent Parties shall cause the Proxy Statement/Prospectus to be disseminated to Parent’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Organizational Documents.

8.6 Confidentiality. Except as necessary to complete this Agreement, the Registration Statement and the Proxy Statement/Prospectus, the Company, on the one hand, and the Parent Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other Party furnished to it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such Party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in this Agreement, the Registration Statement and the Proxy Statement/Prospectus.

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ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) All consents, approvals and actions of, filings with and notices to any Governmental Authority or any Authority required to consummate the transactions contemplated by this Agreement shall have been made or obtained.

(d) This Agreement, the Merger, and the transactions contemplated hereby and thereby shall have been authorized and approved by the stockholders of Parent and consummated the applicable certificates and documents filed and registered in the appropriate jurisdictions.

(e) The SEC shall have declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(f) (i)  immediately following the Closing, PubCo shall satisfy any applicable listing requirements of the Nasdaq and PubCo shall not have received any written notice of non-compliance therewith, and (ii) PubCo Common Shares to be issued in connection with the Transactions shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(g) The Parent Shareholder Approval Matters that are submitted to the vote of the stockholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement/Prospectus and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement/Prospectus (the “Required Parent Stockholder Approval”).

(h) The Company shall have obtained the Requisite Company Shareholder Vote.

(i) All required filings under the HSR Act, and other applicable anti-trust laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority or any Authority shall have expired or otherwise been terminated.

(j) The Available Closing Cash shall be no less than US$5,000,000.

9.2 Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Parent Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company contained in ARTICLE IV of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to ARTICLE IV, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to ARTICLE IV (or if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as have not in the aggregate had and would not in the

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aggregate reasonably be expected to have a Material Adverse Effect; it being understood and agreed that the Company Fundamental Representations shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) all Company Fundamental Representations shall be true and correct except for de minimis inaccuracies.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, that has had, or could reasonably be expected to have, a Material Adverse Effect, regardless of whether it involved a known risk.

(d) The Parent Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 9.2.

(e) The Parent Parties shall have received (i) a copy of the Organizational Documents of the Company as in effect as of the Closing Date, (ii) the copies of each Requisite Company Vote authorizing this Agreement, the plan of merger and the transactions contemplated hereby and thereby, and (iii) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the Registrar.

(f) The Parent Parties shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to the Parent Parties, and no such Governmental Approval shall have been revoked.

(g) The Parent Parties shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

(h) The Parent Parties shall have received a copy of each of the Additional Agreements duly executed by all required parties thereto, other than Parent or the Company, including, without limitation, the Personnel Agreements, the Non-Compete Agreements and the Voting Agreement.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s sole and absolute discretion, of all of the following further conditions:

(a) The Parent Parties shall have duly performed all of their covenants and obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Parent Parties contained in ARTICLE V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality, Knowledge or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect; it being understood and agreed that the Parent Fundamental Representations shall not be subject to any Material Adverse Effect or Knowledge qualifier, and for purposes of this clause (b) the Parent Fundamental Representations shall be true and correct except for de minimis inaccuracies.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Parent Parties, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of Parent Parties to the effect set forth in clauses (a) through (c) of this Section 9.2.

(e) Each of the Parent Parties shall have executed and delivered to the Company each Additional Agreement to which it is a party and the Parent Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Parent Parties.

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ARTICLE X
TERMINATION

10.1 Termination.

This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors;

(b) by Parent, if any of the representations or warranties of the Company set forth in ARTICLE IV shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in Section 9.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by Parent) by the earlier of (i) the Outside Date or (ii) 20 days after written notice of such breach thereof is delivered to the Company; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(b) if any Parent Party is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(c) by the Company, if any of the representations or warranties of any Parent Party set forth in ARTICLE V shall not be true and correct, or if any Parent Party has failed to perform any covenant or agreement on its part set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 9.3(a) or Section 9.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Company) by the earlier of (i) the Outside Date, (ii) 20 days after written notice of such breach thereof is delivered to theParent Parties; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(d) by either the Company or Parent:

(i) on or after the Outside Date, if the Merger shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(d)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if any Order having the effect set forth in Section 9.1(a) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(d)(ii) shall not be available to a party if such Order was due to such party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e) if any of the Parent Party Shareholder Approval Matters shall fail to receive the Required Parent Stockholder Approval at the Parent Special Meeting (unless such Parent Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);by the Parent Parties if within thirty (30) days following the SEC declaring the Registration Statement effective, and in no event prior to the SEC declaring the Registration Statement effective, the Company shall not have obtained and delivered to Parent the Company Written Shareholder Resolution evidencing the Requisite Company Shareholder Vote.

10.2 Effect of Termination. In the event of the termination of this Agreement, written notice thereof shall be given by the party desiring to terminate to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void (other than the provisions of Section 8.6, ARTICLE XI and this Section 10.2, which shall survive the termination of this Agreement), and there shall be no Liability on the part of any Parent Party or their respective directors, officers and Affiliates; provided, however, that nothing in this Agreement will relieve any party including officers and directors of any party from Liability for its willful misconduct or fraud, nor the obligation to pay the Termination Fee.

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10.3 Termination Fee.

(a) Notwithstanding Section 10.2 or Section 11.6, in the event that there is a termination of this Agreement by the Company pursuant to Section 10.1(c), Parent shall pay to the Company a termination fee of $500,000 (the “Parent Termination Fee”) within five (5) business days of the termination.

(b) Notwithstanding Section 10.2 above or Section 11.6, in the event that there is a termination of this Agreement by Parent pursuant to Section 10.1(b), or Section 11.14(e), the Company shall pay to Parent a termination fee equal to $500,000 (the “Company Termination Fee”) within five (5) business days of the termination.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

Thunder Power Holdings Limited
Vistra Corporate Services Centre

Wickhams Cay II, Road Town

Tortola, VG1110, British Virgin Islands

Attention: Wellen Sham
Email: wellenol@protonmail.com

with a copy to (which shall not constitute notice):

Brown Rudnick LLP

601 13TH Street N.W.

#600

Washington D.C. 20005

Attn: Andrew J. Sherman

Email: asherman@brownrudnick.com

if to any Parent Party:

Feutune Light Acquisition Corporation
48 Bridge Street, Building A
Metuchen, New Jersey
Attention: Yuanmei Ma
Email: sunnymei2005@gmail.com

with a copy to (which shall not constitute notice):

Robinson & Cole LLP
Chrysler East Building
666 Third Avenue, 20th Floor
New York, New York 10017
Attn: Arila Zhou
Email: azhou@rc.com

Annex A-52

11.2 Amendments; No Waivers.

(a) This Agreement cannot be amended, except by a writing signed by each of the Parent Parties and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.5 Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other Party hereto. If a Party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued; provided, each of Parent and the Company is permitted to make any public statement to the extent such proposed public statement is substantially equivalent to the information previously made public without breach of the obligation under this Section 11.5 or is required to comply with federal securities Laws or the requirements of Nasdaq.

11.6 Fees and Expenses. Each Party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur each Party’s reasonable and documented unpaid costs and expenses (the

Annex A-53

“Unpaid Transaction Expenses”) and all prior paid costs and expenses (the “Paid Transaction Expenses” and together with the Unpaid Transaction Expenses, the “Transaction Expenses”) will be paid by the Surviving Corporation upon the Closing. Notwithstanding the foregoing, (a) Parent and the Company shall split the filing fee for the premerger notification and consent form (and any related forms) with the Federal Trade Commission under the HSR Act with respect to any of the transactions contemplated by this Agreement; (b) the PubCo shall pay the unpaid legal expenses of the parties at the Closing; and (c) Parent and the Company shall each be responsible for 50% of the registration fee for the Registration Statement.

11.7 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

11.9 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.10 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

Annex A-54

11.11 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.12 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

11.13 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.14 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best Knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the executive officers and director(s) of the Company as of the date hereof and the Closing Date.

11.15 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Annex A-55

11.16 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.17 Waiver. Reference is made to the Prospectus. The Company and each Principal Shareholder have read the Prospectus and understand that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company and the Principal Shareholders each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account set aside for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and hereby agrees that he, she or it will not seek recourse against such sums in the Trust Account for any claim such Person has had or may in the future have as a result of, or arising out of, any negotiations, contracts or agreements with Parent.

11.18 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for those covenants, rights, obligations and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing, and except as otherwise expressly set forth herein.

[The remainder of this page intentionally left blank; signature pages to follow]

Annex A-56

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:
Feutune Light Acquisition Corporation
By:	/s/ Yuanmei Ma
	Name:	Yuanmei Ma
	Title:	Chief Financial Officer
Merger Sub:
Feutune Light Merger Sub Inc.
By:	/s/ Yuanmei Ma
	Name:	Yuanmei Ma
	Title:	Sole Director and Chairman

Signature Page to Agreement of Plan and Merger

Annex A-57

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THUNDER POWER HOLDING LIMITED
By:	/s/ Wellen Sham
	Name:	Wellen Sham
	Title:	Chief Executive Officer

Signature Page to Agreement of Plan and Merger

Annex A-58

LIST OF EXHIBITS

Exhibit A	Company Support Agreement
Exhibit B	Parent Support Agreement
Exhibit C	Lock-Up Agreements

Annex A-59

Annex B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FEUTUNE LIGHT ACQUISITION CORPORATION

Feutune Light Acquisition Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Feutune Light Acquisition Corporation. The Corporation was incorporated under the name Feutune Light Acquisition Corporation by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 19, 2022 (the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on July 14, 2022 (the “Second Certificate”).

3. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation, which amended the Second Certificate, was filed with the Secretary of State of the State of Delaware on June 20, 2023 (the “Existing Certificate”).

4. This Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

5. The text of the Existing Certificate is hereby amended and restated by this Third Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

5. This Third Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Feutune Light Acquisition Corporation has caused this Third Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on [ ], 2024.

Annex B-1

EXHIBIT A

ARTICLE I

NAME

The name of the corporation is Thunder Power Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, DE 19805, New Castle County, and the name of its registered agent at such address is Vcorp Services, LLC.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 1,100,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 1,000,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

Annex B-2

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Third Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Third Amended and Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Third Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Third Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Third Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Third Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III. The Board of Directors is not required to assign members to all Classes and may leave one or more Class unoccupied and having no elections in the years the empty Class would have otherwise changed over.

Annex B-3

B. Except as otherwise expressly provided by the DGCL, the Bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”) or this Third Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Third Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Third Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

STOCKHOLDERS

A. Subject to the terms of any series of Preferred Stock and the applicable provisions of the DGCL, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of

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Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Third Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX

AMENDMENTS

A. Notwithstanding anything contained in this Third Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Third Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII and this Article IX.

B. If any provision or provisions of this Third Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Third Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Third Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Third Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Third Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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Annex C

THUNDER POWER HOLDINGS, INC.

2024 OMNIBUS EQUITY INCENTIVE PLAN

1. Purpose and Prior Plan.

a. Purpose. The purpose of the Thunder Power Holdings, Inc. 2024 Omnibus Equity Incentive Plan (the “Plan”) is to align the interests of selected Employees, Non-Employee Directors and Consultants with those of the stockholders of Thunder Power Holdings (the “Company”) by providing such service providers with long-term incentive compensation opportunities tied to the performance of the Company’s Common Stock. The Plan is intended to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

b. Prior Plan. As of the Effective Date, no additional stock options may be granted under the Thunder Power Holdings Limited Share Option Plan (the “Prior Plan”). From and after the Effective Date, stock options outstanding under the Prior Plan as of the Effective Date (as converted to reflect the Business Combination) will remain subject to the terms of the Prior Plan (as amended in Exhibit A hereto to reflect the Business Combination); provided, however, that shares underlying such stock options that terminate, expire, are forfeited or lapse for any reason prior to exercise, and shares reacquired or withheld (or not issued) to satisfy a tax withholding obligation on or after the Effective Date in connection with such stock options, will immediately be available for issuance under the Plan.

2. Definitions. Certain terms used in the Plan have the meanings set forth below (capitalized terms used in the Plan that are not defined below have the meanings set forth elsewhere in the Plan):

“Affiliate” means any Subsidiary and any other corporation or other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with, the Company. For this purpose, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental or regulatory body or self-regulatory organization (including the Nasdaq Stock Market and the Financial Industry Regulatory Authority).

“Award” means an award under the Plan, including an Incentive Stock Option, a Non-Qualified Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award, an Other Stock-Based Award or a Cash Award.

“Award Agreement” means the written agreement entered into between the Participant and the Company setting forth the terms and conditions applicable to an Award, as provided under Section 5(c). An Award Agreement may, in the discretion of the Committee, be transmitted electronically to any Participant.

“Base Price” means the price per share of Common Stock subject to a Stock Appreciation Right at which the Stock Appreciation Right may be exercised or settled.

“Board” means the Company’s Board of Directors, as constituted from time to time.

“Cash Award” means an award denominated in cash that is granted pursuant to Section 11.

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“Cause”, with respect to any Employee or Consultant, unless the applicable Award Agreement provides otherwise, shall have the meaning given to such term in any employment or other written agreement between such Participant and the Company or Affiliate, as applicable, or, in the event that such term is not defined in such agreement or in the absence of any such agreement, shall mean the occurrence of any of the following:

(i) The Participant’s willful failure to perform his or her duties and responsibilities to the Company or an Affiliate, or refusal to perform any lawful and reasonable directive of the Company or an Affiliate;

(ii) The Participant’s gross negligence or willful misconduct in the performance of his or her duties for the Company or an Affiliate;

(iii) The Participant’s commission of any act of fraud, embezzlement, dishonesty, moral turpitude, misappropriation of funds, breach of fiduciary duty, duty of loyalty and fidelity or other willful misconduct with respect to the Company or an Affiliate, or any act, whether or not related to the performance of the Participant’s Service, that affects the Company’s or any Affiliate’s reputation in a manner that would reasonably be expected to have a material adverse effect on the business, prospects, assets (including intangible assets), liabilities, financial condition, property or results of operation of the Company or any Affiliate;

(iv) The Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any Affiliate or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company or any Affiliate;

(v) The Participant’s breach of any of his or her obligations under any written agreement or covenant with, or any material policy of, the Company or any Affiliate;

(vi) The Participant’s indictment or conviction of or plea of nolo contendere to a felony or crime of moral turpitude;

(vii) The Participant’s debarment, exclusion or disqualification by any government regulator or government agency from participating in the business of the Company or any Affiliate; or

(viii) The Participant’s exhibition of a standard of behavior within the scope of or related to the Participant’s employment, or that is a violation of the Company’s code of conduct, that is disruptive to the orderly conduct of the Company’s or its Affiliates’ business operations or workplace (including, without limitation, substance abuse, sexual harassment or sexual misconduct, or other unlawful harassment or retaliation).

“Cause”, with respect to any Non-Employee Director, unless the applicable Award Agreement provides otherwise, means a determination by a majority of the disinterested Directors that the Non-Employee Director has engaged in any of the following: (i) malfeasance while in office; (ii) gross negligence, willful misconduct or neglect with respect to the Company or any Affiliate; (iii) false or fraudulent misrepresentation in connection with the Non-Employee Director’s appointment; or (iv) conversion of corporate funds.

For the avoidance of doubt, references to the Company and Affiliate in the foregoing definitions of “Cause” shall include the successor to either as may be appropriate.

“Change in Control” means the date of the occurrence of any of the following events after the Effective Date, provided that the event constitutes a “change in control event” within the meaning of Section 409A of the Code:

(i) The consummation of any consolidation or merger of the Company with any other entity, other than a transaction which would result in the voting power of the securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such consolidation or merger;

(ii) Any one Person or more than one Person acting as a group acquires ownership of the stock of the Company that, together with the stock held by such Person or group, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person or group who is considered to own more than 50% of the total voting power of

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the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (ii). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities. For purposes of the foregoing, Persons will not be considered to be acting as a group solely because they purchase stock as a result of the same underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act;

(iii) A majority of the Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the Directors prior to the date of the appointment or election; or

(iv) Any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iv), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (3) above. For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be amended from time to time and any successor statute.

“Committee” means the committee of the Board appointed by the Board to administer the Plan pursuant to Section 3, which, unless otherwise determined by the Board, shall be the Thunder Power Holdings, Inc. Compensation Committee. In the absence of any such Committee, any action permitted or required to be taken hereunder by the Committee shall be deemed to refer to the Board.

“Common Stock” means the Company’s common stock, par value $0.0001 per share, or such other securities of the Company as may be designated by the Committee in substitution thereof.

“Consultant” means any Person who provides consulting or other services to the Company or any Affiliate and who (i) is neither an Employee nor a Non-Employee Director and (ii) may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act.

“Director” means a member of the Board.

“Disability” means (a) in the case of Incentive Stock Options, total and permanent disability as defined in Section 22(e)(3) of the Code, and (b) in the case of other Awards, unless the applicable Award Agreement provides otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment (and considered “disabled” within the meaning of Section 409A of the Code). The determination of whether an individual has a Disability shall be determined under procedures established by

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the Committee, which shall be final, conclusive and binding. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Dividend Equivalent Right” means the right of a Participant, granted pursuant to Section 9 in connection with the Restricted Stock Unit Award, to receive a credit for the account of such Participant in an amount equal to cash or stock dividends or other distributions paid by the Company in respect of one share of Common Stock.

“Effective Date” means the date of the closing (the “Closing Date”) of the transactions (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of October 26, 2023, by and among, Feutune Light Acquisition Corporation (“FLFV”), Feutune Light Merger Sub Inc. and Thunder Power Holdings Limited (the “Business Combination Agreement”).

“Eligible Person” means any of the following: (i) any Employee, Consultant, or Non-Employee Director or (ii) any individual to whom the Company or any Affiliate has extended a formal offer of employment, so long as the grant of any Award shall not become effective until such individual commences such employment.

“Employee” means an individual, including, without limitation, any Officer and Director, who is a common law employee of the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a share of Common Stock subject to an Option may be purchased upon the exercise of the Option.

“Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

(i) If the Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable (subject to compliance with Applicable Law, including Section 409A of the Code);

(ii) If the Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable (subject to compliance with Applicable Law, including Section ٤٠٩A of the Code); or

(iii) If none of the foregoing is applicable, by the Board or the Committee in good faith (and in accordance with Section 409A of the Code, as applicable), which decision shall be final, conclusive and binding.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution or action, then such date as set forth in such resolution or action.

“Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code and is designated as an Incentive Stock Option. To the extent that any Option is not designated as an Incentive Stock Option, or even if so designated does not qualify as an Incentive Stock Option at or subsequent to its Grant Date, it shall constitute a Non-Qualified Option.

“Non-Employee Director” means a Director who is not an Employee, and who satisfies the requirements of a “non-employee director” within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Non-Qualified Option” means an Option that is not an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means the right to purchase, at the price and for the term fixed by the Committee in accordance with Section 6, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of shares of Common Stock determined by the Committee.

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“Other Stock-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Cash Award that is granted under Section 11 and is payable by delivery of Common Stock and/or which is measured by reference to the value of Common Stock.

“Participant” means an Eligible Person to whom the Committee has granted an outstanding Award under the Plan (or, if applicable, such other Person who holds an outstanding Award).

“Performance Award” means an award that may vest or may become eligible to vest contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted pursuant to the terms of Section 10.

“Performance Goal” means one or more goals as may be established by the Committee that must be met by the end of a given Performance Period as a contingency for a given Award to vest and/or become exercisable, settled or payable, or to otherwise determine the numbers of shares of Common Stock or stock-denominated units that are earned under an Award.

“Performance Period” means one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting, exercisability, settlement or payment of an Award.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint share company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Personal Data” means (i) any data or information that relates to or is reasonably capable of being directly or indirectly associated with an identified or identifiable individual or household and (ii) any other data or information that is otherwise considered “personal data,” “personal information,” “personally identifiable information,” or any term of comparable intent, under applicable laws or regulations relating to the collection, use, transfer, deletion, protection or other processing of such data or information.

“Restricted Stock Award” means a grant of shares of Common Stock under Section 8 that are issued subject to vesting and transfer restrictions and such other conditions as are set forth in the Plan and the applicable Award Agreement.

“Restricted Stock Unit Award” means an Award of Restricted Stock Units under Section 9.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended from time to time or any successor statute.

“Service” means, as applicable, a Participant’s service with the Company or an Affiliate, as an Employee, a Non-Employee Director or a Consultant. For purposes of the Plan, a Participant’s Service shall not be deemed to have been terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Non-Employee Director or merely because of a transfer of the Participant’s Service between the Company and/or Affiliates (except as may be required for compliance with Section 409A of the Code). The Committee, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or Subsidiary that employs a Participant, shall be deemed to result in a termination of Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

“Stock Appreciation Right” means a contractual right granted under Section 7 entitling the holder of such right to receive, subject to limitation and restrictions in the Plan and applicable Award Agreement, the appreciation in value of Common Stock.

“Subsidiary” means any entity in which the Company owns at least 50% of the combined voting power of all classes of equity entitled to vote or at least 50% of the combined value of all classes of equity.

“Ten Percent Stockholder” means an Employee who, at the time an Option is granted, owns either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

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3. Administration of the Plan.

a. General. The Plan shall be administered by the Committee (or the Board if no Committee has been appointed). The Committee shall have the power and authority to (i) prescribe, amend and rescind rules and procedures governing the administration of the Plan; (ii) determine and designate from time to time each Eligible Person to whom an Award will be granted and the type of Award to be granted; (iii) determine the number of shares of Common Stock subject to each Award and the Grant Date of each Award; (iv) prescribe the terms of each Award, including, without limitation, the time or times when, and the manner and conditions upon which, each Award shall vest, become exercisable, be settled and/or expire, the Exercise Price or Base Price of each Award (as may be applicable), and the form of payment made in settlement of each Award; (v) specify the terms of the Award Agreement relating to each Award; (vi) determine or impose other conditions to the receipt of shares of Common Stock subject to an Award, as it may deem appropriate, including but not limited to, cash payments by the recipient of the Award; (vii) interpret the terms of the Plan and each Award Agreement and the rules of procedures established by the Committee under the Plan; (viii) determine the rights of all Persons under the Plan; (ix) correct any defect or omission or reconcile any inconsistency in the Plan or in any Award Agreement; (x) make all determinations relating to the Service of a Participant; (xi) grant waivers of any conditions of the Plan or any Award (including provision of acceleration of vesting of an Award), subject to Applicable Law; and (xii) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, such fractional share or unit shall be rounded to the nearest lower or higher whole share or unit, unless the Committee otherwise provides for disregarding such fractional share or unit or the conversion of such fractional share or unit into a right to receive a cash payment. All actions, decisions and interpretations of the Committee, the Board and any delegate of the Committee or Board under the Plan or any Award Agreement shall be final, binding, conclusive and non-appealable on all Persons, and shall be given the maximum deference permitted by law. The Committee’s and the Board’s determinations under the Plan (including, without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards) need not be uniform and may be made by the Committee (or the Board) selectively among Participants and other Eligible Persons, whether or not such Persons are similarly situated.

b. Composition of the Committee. Except as otherwise determined by the Board, the Committee shall consist of two or more Directors appointed to such committee from time to time by the Board. To the extent deemed necessary or appropriate by the Board, the Committee shall consist solely of at least two Directors who are Non-Employee Directors and are “independent directors” under any applicable exchange requirements. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3; however, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.

c. Delegation of Authority. To the extent permitted by Applicable Law, the Board or the Committee may delegate to a committee of one or more Directors and/or Officers the authority to grant Awards under the Plan to any Eligible Persons and to determine all terms of such grants, provided that, with respect to Officers, such committee may perform these functions only for those who are not then subject to Section 16 of the Exchange Act. In the event of such delegation of authority, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with such delegation by treating any reference to the Committee as a reference to the Director(s) or Officer(s) to whom such delegation has been made.

d. Limited Liability; Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the maximum extent allowed by the Company’s charter, by-laws and Applicable Laws, the Committee member shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee member may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee member in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee member in satisfaction of a judgment

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in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that the Company may, at its own expense, handle and defend such action, suit or proceeding.

4. Shares Subject to the Plan.

a. Aggregate Limit. Subject to adjustment as set forth in Section 4(c), the total number of shares of Common Stock reserved and available for issuance pursuant to Awards under the Plan is equal to [10% of the issued and outstanding shares of Common Stock as of the Effective Date (as determined immediately following the Business Combination)] (the “Share Reserve”). In addition, on the first trading day of each calendar year commencing after the Effective Date, the Share Reserve shall automatically increase by 5% of the total number of shares of Common Stock outstanding as of the last day of the immediately preceding calendar year, unless the Committee acts prior to January 1 of such calendar year to provide that there will be no such increase or a lesser increase in the Share Reserve for that calendar year. Shares of Common Stock issued pursuant to stock options outstanding under the Prior Plan as of the Effective Date shall reduce the Share Reserve, provided that such shares shall be returned to the Share Reserve as provided in Section 1(b). Subject to the Share Reserve and adjustment as set forth in Section 4(c), the aggregate number of shares of Common Stock that may be issued under the Plan through the exercise of Incentive Stock Options shall not exceed [10% of the issued and outstanding shares of Common Stock as of the Effective Date (as determined immediately following the Business Combination)]. Shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares, treasury shares, forfeited shares and/or shares reacquired by the Company in any manner.

b. Non-Employee Director Limits. In any director year (as described below), no Non-Employee Director may receive Awards under the Plan that, when combined with cash compensation received for his or her Service as a Non-Employee Director during such director year, exceed an aggregate value of $750,000 (with value of each equity award based on its grant date fair value, determined in accordance with U.S. generally accepted accounting principles). Any cash compensation paid or Awards granted to an individual for his or her service as an Employee, or for his or her services as a Consultant (other than a Non-Employee Director), will not count for purposes of the limitation under this subsection. For purposes of the foregoing, a “director year” means the approximate one-year period beginning on the date of a regular annual meeting of the Company’s stockholders and ending on the date of the next regular annual meeting of the Company’s stockholders.

c. Returned Shares. Any shares of Common Stock subject to an outstanding Award or any portion thereof granted under the Plan will be returned to the Share Reserve and will be available for issuance in connection with subsequent Awards under the Plan to the extent such shares (or the Awards covering such shares): (i) are cancelled, forfeited or settled in cash; (ii) are used to pay the Exercise Price or Base Price of an Award or any tax-withholding obligation arising in connection with vesting, exercise or settlement of an Award, (iii) expire by their terms at any time; or (iv) are reacquired by the Company pursuant to a forfeiture provision.

d. Adjustments for Changes in Common Stock, Etc. In the event of any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off, or other similar corporate change, or any other any relevant change affecting the capitalization of the Company, the Committee shall, in the manner and to the extent that it, in its sole discretion, determines is reasonably appropriate, cause an equitable adjustment or substitution to be made to (i) the maximum number of shares (or other securities or rights) reserved for issuance and future grant under Section 4(a), (ii) [the Non-Employee Director individual award limits set forth in Section 4(b)], (iii) the number and kind of shares (or other securities or rights) subject to then outstanding Awards, (iv) the Exercise Price or Base Price with respect to any Option or Stock Appreciation Right, (v) the Performance Goals applicable to any Award and (vi) any other terms of an Award that are affected by the event. Any such actions shall be taken by the Company in good faith so as to substantially preserve the value, rights and benefits of any affected Awards. In the case of adjustments made pursuant to this Section 4(d), unless the Committee specifically determines that such adjustment is in the best interests of the Company or Affiliates, the Committee shall, in the case of Incentive Stock Options, endeavor to ensure that any adjustments under this Section 4(d) will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and, in the case of Non-Qualified Options and Stock Appreciation Rights, endeavor to ensure that any adjustments under this Section 4(d) will not constitute a modification

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of such Non-Qualified Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 4(d) shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. In addition, in connection with any of the events described above, the Committee, in its sole discretion, and subject to compliance with Section 409A of the Code, may provide that each Award then-outstanding shall terminate in exchange for an equitable payment as determined by the Committee in good faith, which, in the case of Options and Stock Appreciation Rights, may include, with respect to each share of Common Stock subject to such Award, a cash payment to the extent of the excess, if any, of the then-Fair Market Value of a share of Common Stock subject to the Award, over the Exercise Price or Base Price per share of Common Stock subject to the Award, and in the event that there is no such excess, a payment of zero.

e. Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or an Affiliate or with which the Company or Affiliate combines after the Effective Date (“Substitute Awards”). To the extent permitted by Applicable Law, shares of Common Stock subject to Substitute Awards shall not be counted against the Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the share limit applicable to Incentive Stock Options. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

5. Eligibility and Awards.

a. Designation of Participants. Any Eligible Person may be selected by the Committee to receive an Award and become a Participant under the Plan in accordance with the Committee’s authority under Section 3. In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

b. Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3 and other terms of the Plan. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem.

c. Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth (as applicable) the number of shares of Common Stock, units or other rights subject to the Award, the Exercise Price, Base Price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable, settled or payable, the term of the Award and any Performance Goals applicable to the Award. The Award Agreement may also set forth the effect on an Award of a Change in Control or a termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. The Committee may provide in an Award Agreement or otherwise at the time of grant of an Award that if the Eligible Person to whom an Award is granted does not affirmatively accept the Award by executing the Award Agreement within a specified time following issuance of the Award Agreement, the Eligible Person shall be deemed to have accepted in writing the Award and all of the terms and conditions of the Award Agreement. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.

6. Option Awards.

a. Grant of Options. An Award of an Option may be granted to any Eligible Person selected by the Committee and shall be evidenced by an Award Agreement setting forth the Exercise Price, the term of the Option, the number of shares of Common Stock to which the Option relates, any conditions to the exercise or vesting of all or a portion of the Option and such other terms and conditions as the Committee, in its sole discretion, shall determine. The Award Agreement pertaining to an Option shall designate such Option as an Incentive Stock Option or a Non-Qualified Option. In no event shall an Incentive Stock Option be granted to an individual who is not an employee of the Company or of a “subsidiary corporation” or a “parent corporation,” whether now or hereafter existing, as such terms

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are defined in Section 424(f) of the Code. To the extent the aggregate Fair Market Value (determined as of the time the Option is granted) of the shares of Common Stock with respect to which an Incentive Stock Option may first become exercisable by a Participant in any one calendar year under the Plan exceeds $100,000, the Option or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Options. The Company shall have no liability to any Participant, or to any other Person, if an Option (or any portion thereof) that is intended to be an Incentive Stock Option fails to qualify as an Incentive Stock Option at any time or if an Option (or any portion thereof) is determined to constitute “nonqualified deferred compensation” under Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code.

b. Exercise Price. The Exercise Price with respect to shares of Common Stock subject to an Option shall be determined by the Committee in its sole discretion, provided, however, that the Exercise Price per share shall not be less than 100% (or 110% in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) of the Fair Market Value of a share of Common Stock on the Grant Date of such Option. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code, and a Non-Qualified Option may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

c. Term of Option. The Committee shall determine and set forth in an Award Agreement the term during which an Option may be exercised, provided that in no event shall any Option have a maximum term greater than ten years from the Grant Date (except that the maximum term of an Incentive Stock Option granted to a Ten Percent Stockholder shall be no more than five years from the Grant Date), or such shorter period as set forth in the Award Agreement. Each Option shall terminate, cease to be exercisable and be forfeited not later than the end of the maximum term specified in the Award Agreement pertaining to the Option (but may be terminated earlier pursuant to the terms of the Plan or applicable Award Agreement).

d. Vesting and Exercisability of Options. The Committee shall, in its sole discretion, provide in an Award Agreement the time or times at which, or the conditions upon which, an Option or portion thereof shall become vested and/or exercisable. The Committee may condition the vesting and/or exercisability upon the passage of time (e.g., subject to the Participant’s continued Service for specified period) and/or the occurrence of any other event or condition that is established by the Committee and set forth in the Award Agreement. The Committee may, in its sole discretion, provide, in an Award Agreement or other agreement between a Participant and the Company, for the acceleration of vesting and/or exercisability of any Option upon a Participant’s termination of Service under specified circumstances or upon the occurrence of other specified events or conditions. To the extent the vesting requirements of an Option are not satisfied, the Option shall be forfeited. In no event may any Option be exercised for a fraction of a share of Common Stock.

e. Termination of Service.

(i) General. Except as otherwise provided in the applicable Award Agreement or other individual written agreement between the Participant and the Company, if a Participant’s Service terminates (other than by the Company or an Affiliate for Cause and other than upon the Participant’s death or Disability), the Participant may only exercise his or her Option (to the extent that the Option was vested and the Participant was entitled to exercise such Option as of the date of the termination of Service) within the period of time ending on the earlier of (A) the 90th day following the termination of the Participant’s Service, and (B) the expiration of the term of the Option as set forth in the Plan or Award Agreement. If, after termination of Service, the Participant does not exercise his or her Option within the applicable time frame, the Option shall terminate as of the end of such time frame. Any Option (or portion thereof) that is not vested as of the date of a Participant’s termination of Service for any reason whatsoever shall terminate as of the date of such termination of Service.

(ii) Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other individual written agreement between the Participant and the Company, if a Participant’s Service terminates as a result of the Participant’s Disability, the Participant may only exercise his or her Option (to the extent that the Option was vested and the Participant was entitled to exercise such Option as of the date of termination of Service) within the period of time ending on the earlier of (A) the date 12 months following such termination of Service, and (B) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination of

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Service, the Participant does not exercise his or her Option within the applicable time frame, the Option shall terminate as of the end of such time frame.

(iii) Death of Participant. Except as otherwise provided in the applicable Award Agreement or other individual written agreement between the Participant and the Company, if (A) a Participant’s Service terminates as a result of the Participant’s death, or (B) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Service for a reason other than death, then the Option may be exercised (to the extent the Option was vested and the Participant was entitled to exercise such Option as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Participant’s death, but only within the period ending on the earlier of (A) the date 12 months following the date of death, and (B) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Participant’s death, the Option is not exercised within the applicable time frame, the Option shall terminate as of the end of such time frame.

(iv) Termination for Cause. Except as provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company and a Participant, if a Participant’s Service is terminated by the Company or any Affiliate for Cause, each Option, whether vested or unvested, that is held by such Participant shall terminate, cease to be exercisable/payable and be forfeited as of the date of such termination of Service.

f. Exercise of Options; Payment.

(i) Notice of Exercise. Subject to vesting, exercisability and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, in whole or in part, by a Participant only by delivery of written notice (in the form prescribed by the Committee) to the Company specifying the number of shares of Common Stock to be purchased. An Option may not be exercised after it is forfeited or otherwise terminated or expired.

(ii) Payment of Exercise Price. The aggregate Exercise Price shall be paid in full upon the exercise of the Option (with respect to the portion of the Option then being exercised). Payment must be made by one of the following methods: (A) cash or a certified or bank cashier’s check; (B) if and upon the terms approved by the Committee in its sole discretion, by delivery to the Company of previously owned and vested shares of Common Stock, duly endorsed for transfer to the Company, having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price due for the number of shares being acquired pursuant to such exercise, (C) if and upon the terms approved by the Committee in its sole discretion, through the withholding by the Company of shares of Common Stock otherwise to be received, with such withheld shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price due for the number of shares being acquired; (D) a “cashless” exercise program established with a broker; (E) by any combination of such methods of payment, or (F) any other method approved by the Committee in its sole discretion. Unless otherwise specifically provided in the Option, the Exercise Price that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded, an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited. The Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of shares of Common Stock as payment of the aggregate Exercise Price.

g. Disqualifying Disposition with respect to Incentive Stock Option. If shares of Common Stock acquired upon the exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of (i) two years from the Grant Date of such Option, or (ii) one year from the date of the transfer of shares to the Participant pursuant to the exercise of such Option, or in any other “disqualifying disposition” within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any Affiliate) thereupon has a tax withholding obligation, shall pay to the Company (or such Affiliate) an amount equal to any withholding tax the Company (or such Affiliate) is required to pay as a result of the disqualifying disposition.

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7. Stock Appreciation Rights.

a. Grant of Stock Appreciation Rights. An Award of a Stock Appreciation Right may be granted to any Eligible Person selected by the Committee and shall be evidenced by an Award Agreement setting forth the Base Price, the term of the Stock Appreciation Right, the number of shares of Common Stock to which the Stock Appreciation Right relates, any conditions to the exercise of all or a portion of the Stock Appreciation Right and such other terms and conditions as the Committee, in its sole discretion, shall determine. A Stock Appreciation Right may, in the sole discretion of the Committee, be granted in tandem with an Option, and in such event, shall (i) have a Base Price per share equal to the per share Exercise Price of the Option, (ii) be vested and exercisable at the same time or times that a related Option is vested and exercisable, and (iii) expire no later than the time at which the related Option expires.

b. Benefits Upon Exercise. Subject to such terms and conditions as specified in an Award Agreement, a Stock Appreciation Right shall entitle the Participant to receive a payment, upon exercise or other settlement of the Stock Appreciation Right, of an amount determined by multiplying (i) the excess of the Fair Market Value of each share of Common Stock covered by the Stock Appreciation Right on the date of exercise or settlement of the Stock Appreciation Right over the Base Price per share of Common Stock covered by the Stock Appreciation Right, by (ii) the number of shares of Common Stock as to which such Stock Appreciation Right is exercised or settled. Such payment may be in cash, in shares of Common Stock (with or without restriction as to substantial risk of forfeiture and transferability, as determined by the Company in its sole discretion) valued at their Fair Market Value on the date of exercise or other settlement, or in any combination, as the Committee shall determine in the Award Agreement. Upon exercise of a tandem Stock Appreciation Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a tandem Stock Appreciation Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

c. Base Price. The Base Price per share of Common Stock subject to a Stock Appreciation Right shall be determined by the Committee in its sole discretion, provided, however, that the Base Price per share shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date of such Stock Appreciation Right.

d. Term of Stock Appreciation Right. The Committee shall determine and set forth in an Award Agreement the term during which a vested Stock Appreciation Right may be exercised or settled, provided that in no event shall any Stock Appreciation Right have a maximum term greater than ten years from the Grant Date, or such shorter period as set forth in the Award Agreement. Each Stock Appreciation Right shall terminate, cease to be exercisable/payable and be forfeited, not later than the end of the maximum term specified in the Agreement pertaining to the Stock Appreciation Right (but may be terminated earlier pursuant to the terms of the Plan or applicable Award Agreement).

e. Vesting and Exercisability of Stock Appreciation Rights. The Committee shall, in its sole discretion, provide in an Award Agreement the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested, exercisable and/or settled. The Committee may condition the vesting and/or exercisability upon the passage of time (e.g., subject to the Participant’s continued Service for a specified period) and/or the occurrence of any other event or condition that is established by the Committee and set forth in the Award Agreement. The Committee may, in its sole discretion, provide, in an Award Agreement or other written agreement between a Participant and the Company, for the acceleration of vesting and/or exercisability of any Stock Appreciation Right upon a Participant’s termination of Service under specified circumstances or upon the occurrence of other specified events or conditions. To the extent the vesting requirements of a Stock Appreciation Right are not satisfied, the Stock Appreciation Right shall be forfeited.

f. Notice of Exercise. Subject to vesting, exercisability and other restrictions provided for hereunder or otherwise imposed in accordance herewith, a Stock Appreciation Right may be exercised, in whole or in part, by a Participant only by delivery of written notice (in the form prescribed by the Committee) to the Company specifying the number of shares of Common Stock with respect to which the exercise applies. A Stock Appreciation Right may not be exercised after it is forfeited or otherwise terminated.

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g. Termination of Service. The same rules of Section 6(e) that apply to Options regarding termination of Service shall also apply to Stock Appreciation Rights.

8. Restricted Stock Awards.

a. Grant of Restricted Stock. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee and shall be evidenced by an Award Agreement setting forth the number of shares of Common Stock subject to the Restricted Stock Award, the payment (if any) required for such shares, the vesting restrictions applicable to such shares and such other terms and conditions as the Committee, in its sole discretion, shall determine. The Committee may require that certificates representing the shares of Common Stock issued pursuant to a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing such shares will remain in the physical custody of the Company or an escrow holder until all restrictions are removed or have expired. The Committee may also require the Participant to execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate blank stock power with respect to the shares of Common Stock covered by such agreement. If a Participant fails to execute an agreement evidencing a Restricted Stock Award and, if applicable, an escrow agreement and stock power, the Award shall be null and void.

b. Vesting of Restricted Stock Awards. The Committee shall, in its sole discretion, provide in an Award Agreement the time or times at which, or the conditions upon which, a Restricted Stock Award shall vest. The restrictions imposed on shares of Common Stock granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The Committee may condition the vesting upon the passage of time (e.g., subject to the Participant’s continued Service for a specified period) and/or the occurrence of any other event or condition that is established by the Committee and set forth in the Award Agreement. The Committee may, in its sole discretion, provide, in an Award Agreement or other agreement between a Participant and the Company, for the acceleration of vesting of a Restricted Stock Award upon a Participant’s termination of Service under specified circumstances or upon the occurrence of other specified events or conditions. If the vesting requirements applicable to a Restricted Stock Award are not satisfied, the shares subject to the Award shall automatically be forfeited, the Participant shall assign, transfer, and deliver any certificates evidencing ownership of such shares to the Company, and the Participant shall cease for all purposes to be a stockholder with respect to such shares. If the Participant paid for such forfeited shares in cash or other tangible consideration, then, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) the amount originally paid by the Participant for such shares and (ii) the Fair Market Value of such shares on the date of forfeiture. Without limiting Section 8(a), by acceptance of a Restricted Stock Award, the Participant shall be deemed to appoint, and does so appoint by execution of the Award Agreement, the Company and each of its authorized representatives as the Participant’s attorneys-in-fact to effect the transfer of forfeited shares subject to the Restricted Stock Award.

c. Nontransferability. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge unless and until (i) the vesting conditions applicable to the Award have been achieved, and (ii) the other restrictions on transferability applicable to Common Stock set forth in the Plan, the Award Agreement or otherwise have been satisfied.

d. Rights as a Stockholder. Subject to the foregoing provisions of this Section 8 and, unless otherwise stated in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to shares of Common Stock granted to the Participant under a Restricted Stock Award, including the right to vote such shares and the right to receive dividends and distributions with respect such shares. However, unless provided otherwise in an Award Agreement, all cash and stock dividends and distributions shall be held back by the Company for the Participant’s account until such time as the related portion of the Restricted Stock Award vests (at which time such dividends or distributions, as applicable, shall be released and paid) and if such related portion of the Restricted Stock Award is forfeited, such dividends or distributions, as applicable, will be forfeited.

e. Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the date of grant of the Award, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted

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Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code. The Company shall not have any liability whatsoever with respect to a Participant’s making or not making an election with respect to a Restricted Stock Award under Section 83(b) of the Code.

9. Restricted Stock Unit Awards.

a. Grant of Restricted Stock Units. An Award of hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock may be granted to any Eligible Person selected by the Committee and shall be evidenced by an Award Agreement setting forth the number of Restricted Stock Units subject to the Award, the vesting conditions applicable to the Restricted Stock Units, the timing for settlement of the Restricted Stock Units and such other terms and conditions as the Committee, in its sole discretion, shall determine. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

b. Vesting of Restricted Stock Units. The Committee shall, in its sole discretion, provide in an Award Agreement the time or times at which, or the conditions upon which, Restricted Stock Units shall vest and/or be settled. The Committee may condition the vesting and/or earning upon the passage of time (e.g., subject to the Participant’s continued Service as of a specified date) and/or the occurrence of any other event or condition that is established by the Committee and set forth in the Award Agreement. The Committee may, in its sole discretion, provide, in an Award Agreement or other agreement between a Participant and the Company, for the acceleration of vesting of any Restricted Stock Units upon a Participant’s termination of Service under specified circumstances or upon the occurrence of other specified events or conditions. If the vesting requirements applicable to Restricted Stock Units are not satisfied, such units shall automatically be forfeited.

c. Dividend Equivalent Rights. The Committee may permit Participants holding Restricted Stock Units to receive Dividend Equivalent Rights on outstanding Restricted Stock Units if and when dividends are paid to stockholders on shares of Common Stock. If so permitted by the Committee, such Dividend Equivalent Rights may be paid in cash or shares of Common Stock (in the sole discretion of the Committee), and will be payable to the Participant upon settlement of the Restricted Stock Units to which the Dividend Equivalent Rights relate and, to the extent such Restricted Stock Units are forfeited, the Participant shall have no right to payment in respect of the Dividend Equivalent Rights. If the Committee permits Dividend Equivalent Rights to be made on Restricted Stock Units, the terms and conditions for such Dividend Equivalent Rights will be set forth in the applicable Award Agreement.

d. Settlement. At the time of settlement of a vested Restricted Stock Unit (which may be upon or following vesting of the Award, as set forth in the Award Agreement), the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit and cash equal to any dividend equivalents credited with respect to each such vested Restricted Stock Unit and any interest thereon (or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such dividend equivalents and the interest thereon, if any); provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for vested Restricted Stock Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Stock Unit vested (or specified deferred settlement date, if later).

10. Performance Awards.

a. Types of Performance Awards. In the discretion of the Committee, a Performance Award may be granted to any Eligible Person as an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award (i.e., a “performance share unit award”), Other Stock-Based Award or Cash Award.

b. Terms of Performance Awards. Performance Awards will be based on the attainment of Performance Goals that are established by the Committee for the relevant Performance Period. Prior to the grant of any Performance Award, the Committee will determine and each Award Agreement shall set forth the terms of each Performance Award, including, without limitation: (i) the nature, length and starting date of any Performance Period; (ii) the Performance

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Goals that shall be used to determine the time and extent to which a Performance Award has been earned; (iii) amount of any cash bonus, or the number of shares of Common Stock deemed subject to a Performance Award, and (iv) the effect of a termination of Participant’s Service on a Performance Award. Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and Performance Goals. A Performance Award may but need not require the Participant’s completion of a specified period of Service.

c. Determination of Achievement. The Committee shall determine the extent to which a Performance Award has been earned in its sole discretion, including the extent to which Performance Goals have been attained, and the degree of achievement between minimum and maximum levels. The Committee may reduce or waive any criteria with respect to a Performance Goal, or adjust a Performance Goal (or method of calculating the attainment of a Performance Goal) to take into account unanticipated events, including changes in law and accounting or tax rules, as the Committee deems necessary or appropriate, or to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships. The Committee may also adjust or eliminate the compensation or economic benefit due upon attainment of Performance Goals in its sole discretion, subject to any limitations contained in the Award Agreement and compliance with Applicable Law.

11. Other Stock-Based Awards and Cash Awards.

a. Other Stock-Based Awards. The Committee may grant, either alone or in tandem with other Awards, to any Eligible Person an Other Stock-Based Award that is payable in, valued in whole or in part by reference to, or otherwise based or related to shares of Common Stock, including, but not limited to, shares of Common Stock awarded as a bonus or other compensation which are issued without restrictions on transfer and other incidents of ownership and free from forfeiture conditions (other than those that generally apply to shares of Common Stock under the Plan). An Other Stock-Based Award shall be evidenced by an Award Agreement setting forth the number of shares of Common Stock subject to the Award, any payment required for such Award, any vesting conditions applicable to the Award and such other terms and conditions as the Committee, in its sole discretion, shall determine.

b. Cash Awards. The Committee may grant, to any Eligible Person, a Cash Award that is payable contingent upon the attainment during a Performance Period of certain Performance Goals and/or such other terms as the Committee may determine (“Cash Award”). A Cash Award may also require the completion of a specified period of Service. The degree to which Performance Goals applicable to a Cash Award have been attained will be conclusively determined by the Committee, in its sole discretion. The Committee may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Cash Award, or such portion thereof as the Committee may specify, to be paid in whole or in part in cash or other property.

12. Forfeiture Events

a. General. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events. Such events may include, but need not be limited to, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is materially detrimental to the business or reputation of the Company. Except as provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company and a Participant, if a Participant’s Service is terminated by the Company or any Affiliate for Cause, each Award, whether vested or unvested, that is held by such Participant shall terminate, cease to be exercisable/payable and be forfeited as of the date of such termination of Service. The Committee shall have the power to determine whether the Participant has been terminated for Cause and the date upon which such termination for Cause occurs. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s Service for Cause, the Committee may, subject to compliance with Applicable Law, suspend the Participant’s rights to exercise any Option or Stock Appreciation Right, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether an act has been committed which could constitute the basis for a termination for Cause.

Annex C-14

b. Right of Recapture. Unless otherwise provided in an Award Agreement, if at any time within one year after the date on which a Participant exercises an Option or Stock Appreciation Right or on which any other Award vests or becomes payable, or on which income otherwise is realized by a Participant in connection with an Award,

(i) a Participant’s Service is terminated for Cause, or

(ii) the Committee determines in its sole discretion either that, (A) while in Service, the Participant had engaged in an act which would have warranted termination for Cause, or (B) after termination of Service for any reason, the Participant has engaged in conduct that violates any continuing obligation or duty of the Participant in respect of the Company, or any Affiliate, then any gain realized by the Participant from the exercise, vesting, payment or other realization of income by the Participant in connection with an Award, shall be paid by the Participant to the Company upon notice from the Committee. Such gain shall be determined as of the date on which the gain is realized by the Participant, without regard to any subsequent change in the Fair Market Value of a share of Common Stock. The Company shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay or pursuant to any benefit plan or other compensatory arrangement), subject to compliance with Section 409A of the Code and other Applicable Law. The foregoing shall apply in addition to any other relief available to the Company or any of its Affiliates at law or otherwise and without limiting the ability of the Company or any of its Affiliates to pursue the same.

c. Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement or compensation clawback policy as the Board determines necessary or appropriate. No recovery of compensation under any such clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company or any Affiliate. By accepting an Award hereunder, the Participant acknowledges and agrees that any such policy shall apply to such Award, and all compensation payable pursuant to such Award shall be subject to forfeiture and repayment pursuant to the terms of such policy. Although not required to give effect to any of the provisions of this Section 12(c), the Committee may, as it deems appropriate, amend the Plan to reflect the terms of any such policy.

13. Change in Control.

Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control, outstanding Awards under the Plan shall be subject to the agreement pursuant to which the Change in Control takes place or to such treatment as the Committee otherwise determines in its sole discretion, without the need for any Participant’s consent. Outstanding Awards and Participants need not be treated in an identical manner. Such agreement or other treatment shall include any or a combination of the following:

a. The continuation of any outstanding Awards by the Company (if the Company is the surviving entity);

b. The assumption of any outstanding Awards by the acquirer or surviving entity or its parent or subsidiary in a manner that complies with Sections 424(a) and 409A of the Code (as applicable), or the substitution by the successor or acquiring entity or its parent or subsidiary of equivalent awards with substantially the same terms for such outstanding Award in a manner that complies with Sections 424(a) and 409A of the Code (as applicable);

c. Full or partial acceleration of vesting and/or, if applicable, exercisability of any Awards (or no acceleration of vesting or exercisability), and, in the case of Options or Stock Appreciation Rights, followed by the cancellation of such Options or Stock Appreciation Rights, if not exercised within a time period prior to the Change in Control, as specified by the Committee. The full or partial exercisability of such Awards and full or partial vesting of any Awards may be contingent on the closing of such Change in Control. Any exercise of Options or Stock Appreciation Rights during such period may be contingent on the closing of such Change in Control;
Annex C-15

d. With respect to Performance Awards, the cessation, upon the date of the Change in Control, of any incomplete Performance Periods applicable to such Awards, with the Committee determining the extent to which the Performance Goals applicable to such Awards have been attained as of the date of the Change in Control based on such audited or unaudited financial information then available as the Committee deems appropriate, and partial or full payment to the Participant in respect of such Awards based on such determination by the Committee (including, subject to compliance with Section 409A, any delay in such payment subject to the Participant’s continued Service until the end of the otherwise applicable Performance Period) or, if not determinable, with the assumption that the applicable “target” level of performance has been attained, or on such other basis determined by the Committee;

e. The settlement of outstanding Awards (with respect to the vested portion and/or the unvested portion, as determined by the Committee) in cash, cash equivalents, or securities of the successor entity (or its parent, if any) with a fair market value equal to the required amount provided in the agreement pursuant to which the Change in Control occurs, followed by the cancellation of such Awards; provided however, that such Award may be cancelled without consideration if such Award has no value, as determined by the Committee in its sole discretion. Subject to compliance with Section 409A of the Code, such payment may be made in installments and may be deferred until the date or dates the Award would have become exercisable or vested. Such payment may be subject to vesting based on the Participant’s continuous Service. For purposes of this paragraph, the fair market value of any security shall be determined by the Board or Committee in its sole discretion and without regard to any vesting conditions that may apply to such security. Without limitation of the foregoing, in the case of Options and/or Stock Appreciation Rights, such settlement may, at the discretion of the Committee, be payment to Participants holding such Options or Stock Appreciation Rights (or portions thereof) equal to the excess, if any, of (i) the Fair Market Value of the shares subject to each such Option or Stock Appreciation Right (with respect to the vested and/or unvested portions) as of the closing date of such Change in Control over (ii) aggregate Exercise Price or Base Price of such Option or Stock Appreciation Right. With respect to any (or every) Option or Stock Appreciation Right that has a per share Exercise Price or Base Price that equals or exceeds the Fair Market Value per share of Common Stock as of the closing of the Change in Control, the Committee, in its discretion, may provide for the cancellation of such Option or Stock Appreciation Right without any payment of consideration to the Participant therefor;

f. The cancellation of unvested (or portion thereof) Awards in exchange for no consideration;

g. Suspension of exercisability of Options and/or Stock Appreciation Rights for such limited period of time preceding the Change in Control as the Committee deems appropriate to facilitate the consummation of the Change in Control; and/or

h. Subjecting Awards or any payment in respect of Awards to any escrow, holdback, indemnification, earn-out or similar provisions to the same extent, and in the same manner, as such provisions apply to holders of Common Stock under the agreement pursuant to which the Change in Control takes place, subject to compliance with Section 409A of the Code.

For the avoidance of doubt, and notwithstanding any other provision of the Plan to the contrary, with respect to Incentive Stock Options, any such action may be taken regardless of whether the action would constitute a “disqualifying disposition” within the meaning of Section 422 of the Code (or otherwise cause the Participant to lose the potential tax benefits associated with Incentive Stock Options), and the Company shall not have any liability with respect thereto.

14. General Provisions applicable to Awards

a. Additional Documentation. The Company may, at any time, require a Participant to execute any additional documents or instruments necessary or desirable, as determined by the Committee, to carry out the purposes or intent of any Award and/or to facilitate compliance with securities, tax and/or other regulatory requirements. Any such additional documents or instructions may, but need not be, appended to an Award Agreement.

b. Restrictions on Transfer of Awards. Except as expressly provided in the Plan or applicable Award Agreement, or as otherwise determined by the Committee, no Participant may sell, transfer, assign, pledge, donate or otherwise dispose of (including any transfer by operation of law or involuntary transfer) any Award or any interest therein for any reason during the Participant’s lifetime, and any attempt to do so shall be void and shall result in

Annex C-16

the relevant Award being forfeited. The Committee may grant Awards (except Incentive Stock Options) that are transferable by the Participant during his or her lifetime by gift or to family members for estate planning purposes, but such Awards shall be transferable only to the extent specifically provided in such Participant’s Award Agreement. In the event of the death of a Participant, a vested Award may be transferred by will or the laws of descent or distribution. The transferee of the Participant shall, in all cases, be subject to the provisions of the Award Agreement and the terms and conditions of this Plan and shall agree in writing to be subject to all transfer restrictions contained in the Plan or Award Agreement. An Incentive Stock Option shall not be transferable at all except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the holder of such Option only by the holder of such Option.

c. Rights as a Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities (except for any Dividend Equivalent Rights permitted by an applicable Award Agreement). Except as otherwise provided for in the Plan or an Award Agreement, after shares of Common Stock are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such shares, including the right to vote and receive dividends or other distributions.

d. Prohibition Against Exchange and Buyout of Awards. Notwithstanding any provision of the Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, a Change in Control or any transaction or event described in Section 4(d)), the Committee shall not, without the approval of the Company’s stockholders, (i) reduce the Exercise Price of an Option or reduce the Base Price of a Stock Appreciation Right after it is granted, (ii) cancel any outstanding Option or Stock Appreciation Right in exchange for another Award, or Option or Stock Appreciation Right with an Exercise Price or Base Price, as applicable, that is less than the Exercise Price or Base Price of the original Option or Stock Appreciation Right, (iii) cancel an outstanding Option or Stock Appreciation Right when the Exercise Price or Base Price, as applicable, exceeds the Fair Market Value of a share of the Common Stock in exchange for cash or other securities, or (iv) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities market on which the Common Stock is traded. Any amendment or repeal of this Section 14(d) shall require the approval of the stockholders of the Company.

e. Deferrals of Awards and Compensation/Fees. The Committee may, in its sole discretion, establish programs and procedures under which (i) payment of shares of Common Stock or cash upon the exercise, vesting or settlement of all or a portion of any Award will be deferred or, at the election of a Participant, may be deferred to a future date, year or event and/or (ii) a Participant may elect to defer all or a portion of his or her cash compensation or fees for ultimate payment in Awards or shares of Common Stock issued under the Plan at future date, year or event, in each case, subject to compliance with Section 409A of the Code and other Applicable law. The terms and conditions of any such programs and procedures, including the selection of those eligible to so defer, shall be determined by the Committee in its sole discretion, which determinations need not be uniform with respect to all Participants and/or Awards. To the extent that the Committee provides for the ability of any Participant(s) to defer Awards or compensation/fees in accordance with the foregoing, the arrangement, with respect to Employees, shall be maintained primarily for a select group of management or highly compensated employees (and, therefore, exempt from the participation, vesting, funding and other substantive requirements of the Employee Retirement Income Security Act of 1974, as amended). The Company does not guarantee application of the nonduplication rule of Treas. Reg. 31.3121(v)(2)-1(a)(2) and shall not have any liability to any Participant or other Person in the event such rule does not apply with respect to any amount deferred pursuant to this subsection.

f. Acceleration of Exercisability and Vesting. The Committee shall have the power and authority to accelerate the time at which an Award or any part thereof may be exercised or the time at which an Award or any part thereof will vest, notwithstanding the provisions in the Award stating the time at which an award may be exercised or the time at which it will vest. Any such acceleration shall be subject to compliance with Section 409A of the Code, to the extent applicable to the Award.

g. Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., Exercise Price, Base Price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement

Annex C-17

or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

15. Securities Law Compliance.

a. General. No shares of Common Stock shall be purchased, sold or otherwise issued pursuant to any Award unless and until (A) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Committee and its counsel and (B) if required to do so by the Committee, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require in its sole discretion.

b. Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this subsection, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

16. Miscellaneous.

a. Tax Withholding. All Awards (including the issuance or vesting of shares or payment of cash pursuant to an Award) shall be subject to all applicable tax withholding. Prior to the delivery of any shares of Common Stock or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company will have the power and right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, or local taxes, non-U.S. taxes, or other taxes (including the Participant’s FICA and/or Medicare tax obligation) required to be withheld with respect to such Award. The Committee, or its delegate(s), as permitted by Applicable Law, in its sole discretion and pursuant to such procedures as it may specify from time to time and subject to limitations of Applicable Law, may require or permit a Participant to satisfy any applicable tax withholding obligations , in whole or in part by (without limitation) (A) requiring the Participant to make a cash payment, (B) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company or any Affiliate; (C) withholding from the shares of Common Stock otherwise issuable pursuant to an Award shares (up to the maximum statutory rates); (D) permitting the Participant to deliver to the Company already-owned shares of Common Stock, (E) withholding from the proceeds of the sale of otherwise deliverable shares of Common Stock acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company or (F) such other means as the Committee shall deem appropriate.

b. Section 409A Compliance. It is intended that this Plan and any Awards will comply with, or avoid application of, the provisions of Section 409A of the Code, and they shall be interpreted and construed on a basis consistent with that intent. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “nonqualified deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum (without interest) on the day after such six month period elapses, with the balance paid thereafter on the original schedule. Notwithstanding the foregoing, the Company and its Affiliates and their respective employees, officers and directors shall have no liability whatsoever to a Participant nor any other Person (i) if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant, or (ii) in respect of any decision to take action to attempt to comply with Section 409A of the Code, any omission to take such action or for the failure of any action taken by the Company to so comply. Notwithstanding the foregoing, in the sole discretion of the Committee, the Company may, but is under no obligation to, agree to pay all or a portion of the individual tax liability of one or more Participants whose awards do not satisfy the conditions for exemption under Section 409A of the Code.

Annex C-18

c. No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise any Participant of a pending termination or expiration of any Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of any Award.

d. Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations under the Plan shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. The Plan is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be interpreted accordingly.

e. Stop Transfer Orders. All certificates for shares of Common Stock delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under Applicable Law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

f. Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any of its Affiliates, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any of its Affiliates. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or an Affiliate, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

g. Plan Binding on Transferees. The Plan shall be binding upon the Company, its successors, transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries.

h. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the enforceability of this Plan in any other jurisdiction, but this Plan will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

i. Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company and its Affiliates operate or have Employees or other Eligible Persons, the Committee, in its sole discretion, will have the power and authority to: (i) determine which Affiliates will be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs and practices; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications will be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications will increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions under the Plan, and no Awards will be granted, that would violate any applicable United States securities law, the Code, or any other applicable United States governing statute or law.

Annex C-19

j. Business Days. If any time period for giving notice or taking action hereunder or under an Award Agreement expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday, except as otherwise required by law.

k. No Continued Service Rights. Neither the Plan nor any Award granted hereunder shall confer on any Participant any right to continuation of the Participant’s employment or other service relationship with the Company or its Affiliates, nor shall it interfere in any way with such Participant’s right or the right of the Company or its Affiliates to terminate such relationship, with or without Cause.

l. Electronic Delivery. By accepting any Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Committee or another third party selected by the Committee. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

m. Governing Law. All issues concerning this Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

n. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

17. Amendment and Termination.

a. Effectiveness; Termination. The Plan shall become effective as of the Effective Date. No Awards may be granted after the tenth (10th) anniversary of the earlier of (i) the date the Plan is approved by the stockholders of FLFV, or (ii) the date the Plan is approved by the Board of FLFV. The Board at any time may suspend or terminate the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated, but Awards granted prior to suspension or termination of the Plan may extend beyond such suspension or termination. Suspension or termination of the Plan shall not affect the Board’s or the Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted or awarded under the Plan prior to the date of such suspension or termination.

b. Amendment. The Board at any time, and from time to time, may amend the Plan in any respect that it deems necessary or advisable, subject to the limitations of Applicable Law and this Section 17. If required by Applicable Law, the Company will seek stockholder approval of any amendment of the Plan that (i) materially increases the number of shares of Common Stock available for issuance under the Plan (except as provided in Section 4(c) relating to adjustments upon changes in Common Stock), (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan, (iv) materially reduces the price at which Common Stock may be issued or purchased under the Plan, (v) materially extends the term of the Plan, (vi) materially expands the types of Awards available for issuance under the Plan, or (vii) as otherwise required by Applicable Law. The Committee at any time, and from time to time, may amend the terms of any one or more Awards, subject to the limitations of this Section 17.

c. No Impairment. No amendment, suspension or termination of the Plan or any Award pursuant to this Section 17 may materially impair a Participant’s rights under any outstanding Award, except with the written consent of the affected Participant or as may otherwise be expressly permitted in the Plan. Notwithstanding the foregoing, subject to the limitations of Applicable Law, if any, the Committee may amend the terms of any one or more Awards without the affected Participant’s consent (i) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (ii) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (iii) to facilitate compliance with other Applicable Laws.

Annex C-20

18. Data Protection.

In connection with the Plan, the Company may need to process Personal Data provided by the Participant to the Company or its Affiliates, third-party service providers or others acting on the Company’s behalf. Examples of such Personal Data may include, without limitation, the Participant’s name, account information, social security number, tax number and contact information. The Company may process such Personal Data in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to:

a. administering and maintaining Participant records;

b. providing the services described in the Plan;

c. providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which such Participant works; and

d. responding to public authorities, court orders and legal investigations, as applicable.

The Company may share the Participant’s Personal Data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third-party administrators of the Plan, (vi) third party service providers acting on the Company’s behalf to provide the services described above or otherwise assist the Company in fulfilling its legal and financial reporting obligations; or (vii) regulators and others, as required by law. If necessary, the Company may transfer the Participant’s Personal Data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s Personal Data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for under Applicable Law. Further information on those safeguards or derogations can be obtained through, and other questions regarding this Section 18 may be directed to, the contact set forth in the Employee Privacy Notice (the “Employee Privacy Notice”) that previously has been provided or otherwise made available by the Company or its applicable Affiliate to the Participant. The terms set forth in this Section 18 are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the rights of the Participant with respect to the Participant’s Personal Data); provided that, in the event of any conflict between the terms of this Section 18 and the terms of the Employee Privacy Notice, the terms of this Section 18 shall govern and control in relation to the Plan and any Personal Data of the Participant to the extent collected in connection therewith. The Company will keep Personal Data collected in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements.

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Exhibit A

THUNDER POWER HOLDINGS LIMITED

SHARE OPTION PLAN*

(as amended and restated, effective as of the Business Combination Effective Date)

INTRODUCTION

Notwithstanding anything contained in the Thunder Power Holdings Limited Share Option Plan (the “Share Option Plan” or, solely for purposes of this Exhibit A, the “Plan”) to the contrary, effective as of the date of the closing (the “Closing Date”) of the transactions (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of October 26, 2023, by and among, Feutune Light Acquisition Corporation, Feutune Light Merger Sub Inc. and Thunder Power Holdings Limited (the “Business Combination Agreement”):

•        the Share Option Plan shall become a subpart to the Thunder Power Holdings, Inc. 2024 Omnibus Equity Incentive Plan to which this Share Option Plan is attached (the “Pubco Plan”),

•        no additional Awards may be granted under the Share Option Plan, but the Share Option Plan (as amended hereby) shall continue to govern Awards granted under the Share Option Plan prior to the Closing Date, as converted into options to purchase shares of common stock of Thunder Power Holdings, Inc., par value $0.0001 per share, pursuant to the Business Combination Agreement;

•        to the extent that an Award terminates, expires, or lapses for any reason, any shares subject to the Award shall be available for grant pursuant to the PubCo Plan.

•        all references in the Share Option Plan to the “Company” shall be deemed to be references to Thunder Power Holdings, Inc., and the terms “Board” and “Committee” shall be as defined in the PubCo Plan;

•        In the Share Option Plan all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware; and

•        the Share Option Plan shall otherwise be interpreted and administered in a manner to give effect to the foregoing.

ARTICLE 1

PURPOSE

The purpose of Thunder Power Holdings Limited (“the Company”) Share Option Plan (the “Plan”) is to promote the success and enhance the value of the Company, which is formed under the laws of the British Virgin Islands, by linking the personal interests of the members of the Board, Employees, Consultants and other individuals as the Committee may authorize and approve, to those of the Company’s shareholders and, by providing such individuals with an incentive for outstanding performance, to generate superior returns to the Company’s shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of recipients of share incentives hereunder upon whose judgment, interest, and special effort that the successful conduct of the Company’s operation is largely dependent.

CREATION OF NEW STOCK OPTION AWARD - CLASS D

A stock option award - Class D is granted at USD2.00 on each awarded share, be created for granting to any qualified participant who joins the Company on or after 1 September 2018 and is granted or nominated for the stock options.

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ARTICLE 2

DEFINITIONS AND CONSTRUCTION

The capitalized terms in this Plan have the meaning set forth below, unless the context clearly indicates otherwise. The singular pronoun includes the plural where the context so indicates.

2.1    “Acquired Share” has the meaning ascribed to in Article 5.1(e)(i)

2.2    “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders, and the rules of any applicable stock exchange or national market system, or any jurisdiction applicable to Awards granted to residents therein.

2.3    “Award” means an Option granted to a Participant pursuant to the Plan.

2.4    “Award Pool” has the meaning set forth in Article 3.1(a).

2.5    “Board” means the board of directors of the Company.

2.6    “Cause” with respect to a Participant means (unless otherwise expressly provided in the applicable Stock Option Agreement, or another applicable contract with the Participant that defines such term for purposes of determining the effect that a “for cause” termination has on the Participant’s Awards) a termination of employment or service based upon a finding by the Service Recipient, acting in good faith and based on its reasonable belief at the time, that the Participant:

(a)     has been negligent in the discharge of his or her duties to the Service Recipient, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties;

(b)    has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information;

(c)     has breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Service Recipient; or has been convicted of, or plead guilty or nolo contendere to, a felony or misdemeanor (other than minor traffic violations or similar offenses);

(d)    has materially breached any of the provisions of any agreement with the Service Recipient;

(e)     has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Service Recipient; or

(f)     has improperly induced a vendor or customer to break or terminate any contract with the Service Recipient or induced a principal for whom the Service Recipient acts as agent to terminate such agency relationship.

A termination for Cause shall be deemed to occur (subject to reinstatement upon a contrary final determination by the Committee) on the date on which the Service Recipient first delivers written notice to the Participant of a finding of termination for Cause.

2.7    “Committee” means the Board or a committee of the Board described in Article 8.

2.8    “Companies Act” means BVI Business Companies Act, 2004 as amended from time to time by Amending Acts promulgated by the British Virgin Islands authorities.

2.9    “Competing Activities” means any business, trade or occupation the same as or similar to or in conflict or in competition with any activity carried on by the Group.

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2.10  “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to a Service Recipient; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Service Recipient to render such services.

2.11  “Corporate Transaction”, unless otherwise defined in a Stock Option Agreement, means any of the following transactions, provided, however, that the Committee shall determine under (a), (d) and (e) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(a)     an amalgamation, arrangement or consolidation or scheme of arrangement

(i)     in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated; or

(ii)    following which the holders of the voting securities of the Company do not continue to hold more than 50% of the combined voting power of the voting securities of the surviving entity;

but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction.

(b)    the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(c)     the complete liquidation or dissolution of the Company;

(d)    any reverse takeover or series of related transactions culminating in a reverse takeover (including, but not limited to, a tender offer followed by a reverse takeover) in which the Company is the surviving entity but (A) the Company’s equity securities outstanding immediately prior to such takeover are converted or exchanged by virtue of the takeover into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such takeover or the initial transaction culminating in such takeover, but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction; or

(e)     acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction.

2.12  “Disability”, means any impairment ( either mental or physical) which renders a Participant unable to manage financial affairs. A Participant will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion.

2.13  “Dispose” includes, in relation to any asset, sell, transfer assign, create a trust or option over, or alienate the right to exercise the vote attached to, pledge, hypothecate, or otherwise encumber, the legal or beneficial ownership of such asset and “Disposal” shall be construed accordingly.

2.14  “Designated Beneficiary” means a person designated by the Participant to receive his or her benefits and entitlement under the Plan upon the Participant’s death or upon his or her Disability.

2.15  “Effective Date” has the meaning set forth in Article 9.1.

2.16  “Employee” means any person, including an officer or a member of the Board of the Company or any Holding Company or Subsidiary of the Company, who is in the employment of a Service Recipient, subject to the control and direction of the Service Recipient as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by a Service Recipient shall not be sufficient to constitute “employment” by the Service Recipient.

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2.17  “Exercise Period” has the meaning ascribed to in Article 5.1(b).

2.18  “Fully-Diluted Equity” means, at any time, the number of Shares on an as- converted and fully-diluted equity basis, as determined pursuant to the treasury method in accordance with, as the case may be (but applied consistently throughout the periods involved), (i) Hong Kong Accounting Standards, (2) United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statement and pronouncements of the financial Accounting Standards Board, or (iii) in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time.

2.19  “Group” shall mean the Company, the Holding Company of the Company; any company which is for the time being a Subsidiary or Affiliate of the Company or the Company’s Holding Company.

2.20  “Group Company” shall mean any company which belongs to the Group.

2.21  “Lock-up Period” has the meaning ascribed to it in Article 5.1(g)

2.22  “Non-Employee Director” means a director who

(a)     is not currently an officer.

(b)    does not receive compensation, either directly or indirectly, from the Company and

(c)     does not possess an interest in any other transaction for which disclosure would be required under the Applicable Laws.

2.23  “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of Shares at a specified price during specified time periods.

2.24  “Participant” means a person who, as a member of the Board, Consultant or Employee, or other individuals as the Committee may authorize and approve, has been granted an Award pursuant to the Plan.

2.25  “Holding Company” shall be defined in accordance with the Companies Act.

2.26  “Plan” means the Share Option Plan, as may be amended from time to time.

2.27  “Related Entity” means any business, corporation, partnership, limited liability company or other entity in which the Company, a Holding Company or Subsidiary of the Company holds a substantial ownership interest, directly or indirectly, but which is not a Subsidiary and which the Board designates as a Related Entity for purposes of the Plan.

2.28  “Service Recipient” means the Company, any Holding Company or Subsidiary of the Company and any Related Entity to which a Participant provides services as an Employee, a Consultant, or a Director.

2.29  “Share” means ordinary shares of the Company, par value HK$1 per share, and such other securities of a Takeover Company that may be substituted for Shares pursuant to Article 7.

2.30  “Stock Option Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.31  “Subsidiary” shall be defined in accordance with the Companies Act.

2.32  “Takeover Company” means any company which takes over the Company’s obligations under the Stock Option Agreements and the Plan upon consummation of a Corporate Transaction subject to Article 7 hereof and the terms of the Takeover Agreement.

2.33  “Takeover Agreement” means agreement between the Company and the Takeover Company in relation to a Corporate Transaction and/or the Takeover Company’s assumption of obligations under the Stock Option Agreement.

2.34  “Third Party” means any entity which is not a Group Company.

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ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1    Number of Shares.

(a)     Subject to Article 10.1, the maximum stock options in the award pool (the “Award Pool”) shall be equivalent to 25% of the total issued shares of the Company, which shall be designated as Class A Shares (the “Class A Shares”), Class B Shares (the “Class B Shares”) or some other classes as the Committee, in its discretion, shall determine (“Other Classes”) from time to time. The Company shall issue new Shares for stock options exercised under the Plan. The Chairman of the Committee, in its discretion, shall determine the number of shares of each of the Class A Shares, the Class B Shares and shares of the Other Classes.

(b)    To the extent that an Award terminates, expires, or lapses for any reason, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any Holding Company or Subsidiary of the Company shall not be counted against Shares available for grant pursuant to the Plan. Shares delivered by the Participant or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Article 3.1(a). If any Options which are not exercised by the Participant during the Exercise Period or Shares forfeited or repurchased by the Company, such Shares may again be optioned, granted or awarded hereunder, subject to the limitations of Article 3.1(a).

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1    Eligibility. Those eligible to participate in this Plan include Employees, Consultants, and all members of the Board, and other individuals, as determined, authorized and approved by the Committee. Notwithstanding the foregoing, the Committee shall grant the Options to purchase Class A Shares only to those who are Employees, Consultants, and members of the Board before and on the Effective Date.

4.2    Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

4.3    Jurisdictions. In order to assure the viability of Awards granted to Participants in various jurisdictions, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Participant resides, is employed, operates or is incorporated or where the Company or the Takeover Company is listed. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Article 3.1(a). Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

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ARTICLE 5

OPTIONS

5.1.   General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)     Exercise Price. The exercise price of an Option for Class A Share shall be HK$1.00; the exercise price of an Option for Class B Share shall not be less than US$1.00; the exercise price of an Option for Class C Share shall be US$1.50; and the exercise price of an Option for Class D shall be US$2.00. (Class C and Class D granting to the qualified participants joining the Company on or after 1 July 2017 and 1 September 2018 respectively);

(b)    Time and Conditions of Exercise. Except for the Options which are granted at the effective date of this Plan as set out in Schedule 1 hereto, the time at which an Option for the Class A Shares may be exercised, in whole or in part, is that, at the time of the grant, the Shares representing 50% of the Option and, at one-year anniversary of the grant, the Shares representing the remaining 50% of the Option. The time at which an Option of other classes may be exercised, in whole or in part, is that, at one-year, two-year, three-year and four-year anniversaries of the grant, the Shares representing 25%, 25%, 25% and 25% of the Option. The Committee shall in its discretion determine the time at which an Option of shares of Other Classes may be exercised. The term of any Option under the Plan shall not exceed three years after becoming exercisable (“Exercise Period”), except as provided in Article 10.1. The Committee shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)     Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation (i) cash or check denominated in U.S. Dollars or HK Dollars, (ii) cash or check denominated in any other local currency as approved by the Committee,

(d)    Evidence of Grant. All Options shall be evidenced by a Stock Option Agreement between the Company and the Participant. The Stock Option shall include such additional provisions as may be specified by the Committee.

(e)     Effects of Termination of Employment or Service on Options. Termination of employment or service shall have the following effects on Options granted to the Participants:

(i)     Dismissal for Cause. Unless otherwise provided in the Stock Option Agreement or determined by the Committee, if a Participant’s employment by or service to the Service Recipient is terminated by the Service Recipient for Cause, the Participant’s Options will terminate upon such termination, whether or not the Option is then vested and/or exercisable and the Participant shall sell back to the Company or the Takeover Company (as the case may be) the Shares acquired pursuant to this Plan (“Acquired Shares”) at cost within 14 days of termination of the Agreement unless the Acquired Shares have been sold after the Lock-up Period.

(ii)    Death or Disability. Unless otherwise provided in the Stock Option Agreement or determined by the Committee,

a.      if a Participant’s employment by or service to the Service Recipient terminates as a result of the Participant’s death or Disability and the death or Disability occurs before the listing of the Company or the Takeover Company (as the case may be), the Participant’s Options will terminate upon such termination, whether or not the Option is then vested and/or exercisable and the Committee may at its discretion require the Participant or its Designated Beneficiary or legal representative (as applicable) to sell back to the Company or the Takeover Company (as the case may be) the Acquired Shares at cost.

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b.      if a Participant’s employment by or service to the Service Recipient terminates as a result of the Participant’s death or Disability and the death or Disability occurs after the listing of the Company or the Takeover Company (as the case may be):-

-        to the extent permissible by the Applicable Laws, the Participant (or his or her legal representative or Designated Beneficiary (as applicable)), may exercise the Participant’s Options (or portion thereof) within the Exercise Period to the extent that such Options are vested and exercisable on the date of the Participant’s termination of Employment on account of death or Disability;

-        the Options, to the extent not vested and exercisable on the date of the Participant’s termination of Employment or service, shall terminate upon the Participant’s termination of Employment or service on account of death or Disability.

(iii)   Other Terminations of Employment or Service. Unless otherwise provided in the Stock Option Agreement, if a Participant’s employment by or service to the Service Recipient terminates for any reason other than a termination by the Service Recipient for Cause or because of the Participant’s death or Disability:

a.      the Participant’s Options to the extent not vested and exercisable on the date of the Participant’s termination of Employment or service will terminate upon such termination;

b.      the Participant will have until the date that is 90 days after the Participant’s termination of Employment or service to exercise his or her Options (or portion thereof) to the extent that such Options are vested and exercisable on the date of the Participant’s termination of Employment or service;

c.      the Options, to the extent exercisable for the 90-day period following the Participant’s termination of Employment or service pursuant to sub-clause (b) and not exercised during such period, shall terminate at the close of business on the last day of the 90-day period.

Notwithstanding any other provisions of this Agreement, in the event the Participant is engaged in any Competing Activities in breach of his or her Employment or Service Agreement with the Service Recipient:

-        The Company may at its sole discretion require the Participant to sell the Acquired Shares back to the Company or the Takeover Company (as applicable) at cost unless those Shares have been sold after the Lock-up Period;

-        All the Options which have been vested in the Participant but not exercised shall terminate immediately upon occurrence of the Breach.

(f)     Disposal Restriction. Before listing of the Company or the Takeover Company (as the case may be), the Participant shall not Dispose of or transfer any Acquired Share without the consent of the Committee. If so requested by the Company (or the Takeover Company) or the underwriters in connection with the initial public offering of the Shares the Participant shall not Dispose of or make any short sale of any Acquired Share without the prior written consent of the Company or such underwriters, as the case may be, for up to 180 days after the first day of the initial Public Offering of the Shares (“Lock-Up Period”).

(g)    Transfer Restriction. The Participant shall give the Company or the Takeover Company (as the case may be) prompt notice of any disposition of any Acquired Shares.

(h)    Expiration of Options. No Award of an Option may be made pursuant to this Plan after the ten-year anniversary of the Effective Date.

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ARTICLE 6

PROVISIONS APPLICABLE TO AWARDS

6.1    Stock Option Agreement. Awards under the Plan shall be evidenced by Stock Option Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

6.2    No Transferability; Limited Exception to Transfer Restrictions.

6.2.1 Limits on Transfer. Unless otherwise expressly provided in (or pursuant to) this Article 6.2, by Applicable Laws and by the Stock Option Agreement, as the same may be amended:

(a)     all Awards are non-transferable and will not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge;

(b)    Awards will be exercised only by the Participant; and

(c)     amounts payable or shares issuable pursuant to an Award will be delivered only to (or for the account of), and, in the case of Shares, registered in the name of, the Participant.

(d)    In addition, the Acquired Shares shall be subject to the restrictions set forth in the applicable Stock Option Agreement.

6.2.2 Further Exceptions to Limited on Transfer. Subject to the restrictions in Article 5.1(e) hereof, the exercise and transfer restrictions in Article 6.2.1 will not apply to:

(a)     transfers to the Company or a Subsidiary;

(b)    the designation of a beneficiary to receive benefits if the Participant dies or, if the Participant has died, transfers to or exercises by the Participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution; or

(c)     if the Participant has died or suffered a Disability, permitted transfers or exercises on behalf of the Participant by his or her Designated Beneficiary or legal representative; or

(d)    subject to the prior approval of the Committee or an executive officer or director of the Company authorized by the Committee, transfer to one or more natural persons who are the Participant’s family members or entities owned and controlled by the Participant and/or the Participant’s family members, including but not limited to trusts or other entities whose beneficiaries or beneficial owners are the Participant and/or the Participant’s family members, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee or may establish. Any permitted transfer shall be subject to the prior approval of the Committee and the condition that the Committee receives evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes and on a basis consistent with the Company’s lawful issue of securities.

6.3    Beneficiaries. Subject to Articles 5 and 6.2, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death or Disability. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Stock Option Agreement applicable to the Participant, except to the extent the Plan and Stock Option Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

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6.4    Share Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing the Shares pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. All Share certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with all Applicable Laws, and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any Share certificate to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, as may be imposed in the discretion of the Committee.

6.5    Foreign Currency. A Participant may be required to provide evidence that any currency used to pay the exercise price of any Award were acquired and taken out of the jurisdiction in which the Participant resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the event the exercise price for an Award is paid in Chinese Renminbi or other foreign currency, as permitted by the Committee, the amount payable will be determined by conversion from U.S. dollars at the official rate promulgated by the People’s Bank of China for Chinese Renminbi, or for jurisdictions other than the People’s Republic of China, the exchange rate as selected by the Committee on the date of exercise.

ARTICLE 7

CHANGES IN CAPITAL STRUCTURE

7.1    Adjustments. In the event of any dividend, share split, combination or exchange of Shares, amalgamation, takeover arrangement or consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to its shareholders, or any other change affecting the shares of Shares or the share price of a Share, the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Article 3.1); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan.

7.2    Corporate Transactions. Except as may otherwise be provided in any Stock Option Agreement or any other written agreement entered into by and between the Company and a Participant, if the Committee anticipates the occurrence, or upon the occurrence, of a Corporate Transaction, the Committee may, in its sole discretion, provide for (i) any and all Awards outstanding hereunder to become vest and exercisable in full prior to the consummation of the Corporate Transaction and shall give each Participant the right to exercise the vested portion of such Awards during a period of time as the Committee shall determine, or (ii) the purchase of any Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award (and, for the avoidance of doubt, if as of such date the Committee determines in good faith that no amount would have been attained upon the exercise of such Award, then such Award may be terminated by the Company without payment), or (iii) the replacement of such Award with other rights or property selected by the Committee in its sole discretion or the assumption of or substitution of such Award by the successor or surviving corporation, or a Holding Company or Subsidiary thereof, with appropriate adjustments as to the number and kind of Shares and prices, or (iv) payment of Award in cash based on the value of Shares on the date of the Corporate Transaction plus reasonable interest on the Award through the date when such Award would otherwise be vested or have been paid in accordance with its original terms.

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7.3    Outstanding Awards — Other Changes. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 7, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

7.4    No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to an Award or the grant or exercise price of any Award.

ARTICLE 8

ADMINISTRATION

8.1    Committee. The Plan shall be administered by the Board or a committee of one or more members of the Board to whom the Board shall delegate the authority to grant or amend Awards to Participants. The Board shall designate the Chairman of the Committee.

Any grant or amendment of Awards to any Committee member shall then require an affirmative vote of a majority of the other Committee Members.

8.2    Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members of the Committee present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

8.3    Authority of the Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a)     designate Participants to receive Awards;

(b)    determine the type or types of Awards to be granted to each Participant;

(c)     determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)    determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e)     determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)     prescribe the form of each Stock Option Agreement, which need not be identical for each Participant;

(g)    decide all other matters that must be determined in connection with an Award;

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(h)    establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)     interpret the terms of, and any matter arising pursuant to, the Plan or any Stock Option Agreement; and

(j)     make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

8.4    Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Stock Option Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 9

EFFECTIVE AND EXPIRATION DATE

9.1    Effective Date. This Plan shall become effective on the date on which the Plan is approved by the shareholders of the Company according to its Articles of Association and the Companies Act (the “Effective Date”).

9.2    Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after, the ten-year anniversary of the Effective Date. Any Awards that are outstanding on the ten-year anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 10

AMENDMENT, MODIFICATION, AND TERMINATION

10.1  Amendment, Modification, And Termination. At any time and from time to time, the Board or the Committee may terminate, amend or modify the Plan; provided, however, that to the extent necessary to comply with Applicable Laws. The Company shall obtain shareholder approval of the following Plan amendments according to its Articles of Association

(a)     to increases the number of Shares contained in Article 3.1 of the Plan (other than any adjustment as provided by Article 7), or

(b)    to permits the Committee to extend the term of the Plan or the term of an Option.

ARTICLE 11

GENERAL PROVISIONS

11.1  No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

11.2  No Shareholders Rights. No Award gives the Participant any of the rights of a Shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

11.3  Taxes. No Shares shall be delivered under the Plan to any Participant until such Participant has made arrangements acceptable to the Committee for the satisfaction of any income and employment tax withholding obligations under Applicable Laws. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all applicable taxes (including the Participant’s payroll tax obligations) required or permitted by Applicable Laws to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan.

11.4  No Right to Employment or Services. Nothing in the Plan or any Stock Option Agreement shall interfere with or limit in any way the right of the Service Recipient to terminate any Participant’s employment or services pursuant to the employment or service agreement (as the case may be), nor confer upon any Participant any right to continue in the employment or services of any Service Recipient.

Annex C-32

11.5       Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Stock Option Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

11.6       Indemnification. To the extent allowable pursuant to Applicable Laws, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

11.7       Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

11.8       Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

11.9       Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

11.10     Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

11.11     Government and Other Regulations. The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all Applicable Laws, and to such approvals by government agencies as may be required.

11.12     Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the British Virgin Islands.

11.13     Appendices. The Committee may approve such supplements, amendments or appendices to the Plan as it may consider necessary or appropriate for purposes of compliance with Applicable Laws or otherwise and such supplements, amendments or appendices shall be considered a part of the Plan; provided, however, that no such supplements shall increase the share limitation contained in Article 3.1 of the Plan without the approval of the Board and the shareholders.

*Remarks

The Share Option Plan was adopted by Ordinary Resolution dated 24 October 2014 and subsequently amended by Board Resolutions dated 20 August 2015, 18 January 2016,

1 July 2017, 31 August 2018 and Ordinary Resolutions dated 5 August 2019.

Annex C-33

SCHEDULE 1

[Non-disclosure for private and confidential purposes]

Annex C-34

Annex D

AMENDED AND RESTATED BYLAWS

OF

THUNDER POWER HOLDINGS, INC.

Annex D Page Nos.
ARTICLE I STOCKHOLDERS	D-1
1.1 Place of Meetings	D-1
1.2 Annual Meeting	D-1
1.3 Special Meetings	D-1
1.4 Notice of Meetings	D-1
1.5 Voting List	D-1
1.6 Quorum	D-1
1.7 Adjournments	D-2
1.8 Voting and Proxies	D-2
1.9 Action at Meeting	D-2
1.10 Nomination of Directors	D-2
1.11 Notice of Business to be Brought Before a Meeting	D-5
1.12 Conduct of Meetings	D-7
1.13 Consent in Lieu of Meeting	D-8
ARTICLE II DIRECTORS	D-8
2.1 General Powers	D-8
2.2 Number, Election and Term	D-8
2.3 Chairperson of the Board; Vice Chairperson of the Board	D-8
2.4 Terms of Office	D-9
2.5 Quorum	D-9
2.6 Action at Meeting	D-9
2.7 Removal	D-9
2.8 Newly Created Directorships; Vacancies	D-9
2.9 Resignation	D-9
2.10 Regular Meetings	D-9
2.11 Special Meetings	D-9
2.12 Notice of Special Meetings	D-9
2.13 Meetings by Conference Communications Equipment	D-9
2.14 Action by Consent	D-9
2.15 Committees	D-10
2.16 Compensation of Directors	D-10
ARTICLE III OFFICERS	D-10
3.1 Titles	D-10
3.2 Election	D-10
3.3 Qualification	D-10
3.4 Tenure	D-10
3.5 Resignation and Removal	D-10
3.6 Vacancies	D-10
3.7 President; Chief Executive Officer	D-10
3.8 Vice Presidents	D-11
3.9 Chief Financial Officer	D-11
3.10 Secretary and Assistant Secretaries	D-11
3.11 Treasurer and Assistant Treasurers	D-11
3.12 Salaries	D-11
3.13 Delegation of Authority	D-11
ARTICLE IV CAPITAL STOCK	D-12
4.1 Stock Certificates; Uncertificated Shares	D-12
4.2 Transfers	D-12

Annex D-i

Annex D Page Nos.
4.3 Lost, Stolen or Destroyed Certificates	D-12
4.4 Record Date	D-12
4.5 Regulations	D-13
ARTICLE V GENERAL PROVISIONS	D-13
5.1 Fiscal Year	D-13
5.2 Corporate Seal	D-13
5.3 Waiver of Notice	D-13
5.4 Voting of Securities	D-13
5.5 Evidence of Authority	D-13
5.6 Certificate of Incorporation	D-13
5.7 Severability	D-13
5.8 Pronouns	D-13
5.9 Electronic Transmission	D-14
ARTICLE VI AMENDMENTS	D-14
ARTICLE VII INDEMNIFICATION AND ADVANCEMENT	D-14
7.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation	D-14
7.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	D-14
7.3 Authorization of Indemnification	D-14
7.4 Good Faith Defined	D-15
7.5 Right of Claimant to Bring Suit	D-15
7.6 Expenses Payable in Advance	D-15
7.7 Nonexclusivity of Indemnification and Advancement of Expenses	D-15
7.8 Insurance	D-16
7.9 Certain Definitions	D-16
7.10 Survival of Indemnification and Advancement of Expenses	D-16
7.11 Limitation on Indemnification	D-16
7.12 Contract Rights	D-16

Annex D-ii

ARTICLE I

STOCKHOLDERS

1.1 Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of Thunder Power Holdings, Inc. (the “Corporation”), the Chairperson of the Board or the Chief Executive Officer or, if not so designated, at the principal office of the Corporation.

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairperson of the Board or the Chief Executive Officer. The Corporation may postpone, recess, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board, the Chairperson of the Board or the Chief Executive Officer, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Corporation may postpone, reschedule or cancel any previously scheduled meeting of stockholders.

1.4 Notice of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders given by the Corporation shall be effective if given by electronic transmission in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

1.5 Voting List. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, that such list shall not be required to contain the electronic mail address or other electronic contact information of any stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger contemplated by this Section 1.5 shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.5 or entitled to vote in person or by proxy at any meeting of stockholders.

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the

Annex D-1

shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7 Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to the same or some other place at which a meeting of stockholders may be held under these Bylaws by the Board, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, by a majority of the votes cast by stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of thirty (30) days or less if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for determination of stockholders entitled to vote at the adjourned meeting (in which case the Board shall fix the same or an earlier date as the record date for determining stockholders entitled to notice of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record as of such date). At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting and Proxies. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote for such stockholder by proxy. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. Proxies shall be filed with the Secretary of the Corporation. No such proxy shall be voted upon after three years from its date, unless the proxy expressly provides for a longer period. A proxy may be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.

1.9 Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by a majority of the votes cast by the holders of all of the shares of stock present in person or represented by proxy at the meeting and voting affirmatively or negatively on such matter (or if one or more class, classes or series of stock are entitled to vote as a separate class or series, then a majority of the votes cast by the holders of the shares of stock of such class, classes or series entitled to vote as a separate class or series present or represented by proxy at the meeting and voting affirmatively or negatively on such matter), except when a different or minimum vote is required by law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the required vote on such matter. When a quorum is present at any meeting, in any election by stockholders of directors other than in a contested election, directors shall be elected by the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, (i) the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election, and (ii) stockholders shall not be permitted to vote against a nominee. An election shall be considered contested if, as of the tenth (10th) day preceding the date on which the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, there are more nominees for election than directorships on the Board to be filled by election at the meeting.

1.10 Nomination of Directors.

(A) Except for any directors entitled to be elected by the holders of preferred stock, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election as directors. Nominations of persons for election to the Board at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting may be made (i) by or at the direction of the Board or any duly authorized committee thereof or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.10(B), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting and on such election.

Annex D-2

(B) To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date of the preceding year’s annual meeting shall, for purposes of Sections 1.10 and 1.11 hereof with respect to the Corporation’s first annual meeting of stockholders following the listing of its shares on a national securities exchange; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70), from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which public disclosure of the date of such annual meeting is first made; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that directors are to be elected at such special meeting as set forth in the Corporation’s notice of meeting and provided further that the nomination made by the stockholder is for one of the director positions that the notice of meeting states will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which public disclosure of the date of such special meeting for the election of directors is first made. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class(es) and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice (the “Noticing Stockholder”), the beneficial owner, if any, on whose behalf the nomination is being made and any person controlling, directly or indirectly, or acting in concert with, such Noticing Stockholder (an “Associated Person”), (1) the name and address of the Noticing Stockholder, as they appear on the corporation’s books, of such beneficial owner and of each such Associated Persons, (2) the class(es) and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such Noticing Stockholder, such beneficial owner and each such Associated Person, (3) a description of any agreement, arrangement or understanding between or among such Noticing Stockholder, such beneficial owner, and/or such Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such Noticing Stockholder, such beneficial owner, or such Associate Persons, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the Corporation, (5) any other information relating to such Noticing Stockholder, such beneficial owner and such Associated Persons that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such Noticing Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and on such election and intends to appear in person or by proxy at the meeting to nominate the person(s)

Annex D-3

named in its notice, (7) a representation whether such stockholder and/or such beneficial owner will or is part of a group which will deliver a proxy statement and/or form of proxy to holders of 67% of the Corporation’s outstanding capital stock (and such representation shall be included in any such proxy statement and form of proxy) in accordance with Rule 14a-19 under the Exchange Act, and (8) a representation that such Noticing Stockholder, such beneficial owner, and/or any such Associated Person (either individually or as part of a group) will, comply in all respects with the requirements of Regulation 14A under the Exchange Act, including, without limitation, the requirements of Rule 14a-19 (as such rule may be amended from time to time). Not later than ten (10) days after the record date for determining the stockholders entitled to vote at the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the Noticing Stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the Noticing Stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and to being named in the Corporation’s proxy statement and associated proxy card as a nominee of the Noticing Stockholder. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to, among other things, determine the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines, as applicable. A Noticing Stockholder shall not have complied with this Section 1.10(B) if the stockholder (or beneficial owner or Associated Person, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such Noticing Stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10. Upon request by the Corporation, if any Noticing Stockholder, such beneficial owner, or group with which such stockholder and/or beneficial owner is a part, provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder will deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act, as determined by the Corporation or one of its representatives in good faith. In addition, if the Noticing Stockholder, beneficial owner and/or any such Associated Person (either individually or as part of a group), having provided notice pursuant to Rule 14a-19(b) under the Exchange Act, no longer intends to (A) solicit proxies pursuant to the requirements of Regulation 14A under the Exchange Act, including, without limitation, the requirements of Rule 14a-19 (as such rule may be amended from time to time) or (B) comply with the representations required by this Section 1.10, then such stockholder will deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, notice withdrawing any nominations made by such Noticing Stockholder.

(C) The chairperson of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including whether the Noticing Stockholder, beneficial owner or Associated Persons, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Noticing Stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10), and if the chairperson should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairperson shall so declare to the meeting and such nomination shall not be brought before the meeting. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Noticing Stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10). At the election of the chairperson, any proxies which the Corporation has received for disqualified or withdrawn nominees may be treated as abstentions.

(D) Except as otherwise required by law, nothing in this Section 1.10 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.

(E) Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Article I, to be considered a “qualified representative” of the Noticing Stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such Noticing Stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

Annex D-4

(F) For purposes of this Article I, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(G) Notwithstanding anything in this Section 1.10 to the contrary, in the event that the number of directors to be elected to the Board at any annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 1.10(B) and there is no public disclosure by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by Section 1.10(B) with respect to nominations for such annual meeting shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public disclosure is first made by the Corporation.

1.11 Notice of Business to be Brought Before a Meeting.

(A) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action and must be (i) specified in a notice of meeting given by or at the direction of the Board or any duly authorized committee thereof, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or any duly authorized committee thereof or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder who (A) (1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 1.11 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 1.11 in all applicable respects or (B) properly made such proposal in compliance with Rule 14a-8 under the Exchange Act. The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Notwithstanding anything herein to the contrary, unless otherwise required by law, if a stockholder seeking to bring business before an annual meeting pursuant to clause (iii) of this Section 1.11(A) (or a qualified representative of the stockholder) does not appear at the meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such proposed business may have been received by the Corporation.

(B) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(C) To be in proper form for purposes of this Section 1.11, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class(es) and series and number of shares of the Corporation that are, directly or indirectly, owned of record and beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act)

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(“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class(es) or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation and any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) of shares of capital stock of the Corporation or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation (including their names), in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

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For purposes of this Section 1.11, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(D) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.11 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(E) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 1.11. The chairperson of the meeting shall have the power and duty to determine whether any proposed business was brought in accordance with the provisions of this Section 1.11, and if the chairperson should determine that the business was not properly brought before the meeting in accordance with this Section 1.11, the chairperson shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any proposed business was made in accordance with the provisions of this Section 1.11.

(F) This Section 1.11 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 1.11 with respect to any business proposed to be brought before an annual meeting of stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.11 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

1.12 Conduct of Meetings.

(A) Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in the Chairperson’s absence by the Vice Chairperson of the Board, if any, or in the Vice Chairperson’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairperson designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

(B) The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business

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for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(C) The chairperson of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(D) In advance of any meeting of stockholders, the Board, the Chairperson of the Board or the Chief Executive Officer shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall certify their determination of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

1.13 Consent in Lieu of Meeting.

(A) Unless otherwise provided by the Certificate of Incorporation or required by law, regulation applicable to the Corporation and its action, any action required to be taken at any meeting of stockholders, or any action which may be taken at any meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(B) Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE II

DIRECTORS

2.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2 Number, Election and Term. The total number of directors constituting the Board shall be as fixed in, or in the manner provided by, the Certificate of Incorporation. Election of directors need not be by written ballot. The term of office of each director shall be as specified in the Certificate of Incorporation.

2.3 Chairperson of the Board; Vice Chairperson of the Board. The Board may appoint from its members a Chairperson of the Board and a Vice Chairperson of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chairperson of the Board, such Chairperson shall perform such duties and possess such powers as are assigned by the Board and, if the Chairperson of the Board is also designated as the

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Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board appoints a Vice Chairperson of the Board, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chairperson of the Board or, in the Chairperson’s absence, the Vice Chairperson of the Board, if any, shall preside at all meetings of the Board.

2.4 Terms of Office. Directors shall be elected for such terms and in the manner provided by the Certificate of Incorporation and applicable law. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation, disqualification or removal. For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

2.5 Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the Board pursuant to Section 2.2 of these Bylaws shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6 Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law, the Certificate of Incorporation or these Bylaws.

2.7 Removal. Directors of the Corporation may only be removed in the manner specified by the Certificate of Incorporation.

2.8 Newly Created Directorships; Vacancies. Any newly created directorship or vacancy on the Board, however occurring, shall be filled in accordance with the Certificate of Incorporation and applicable law.

2.9 Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.10 Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.11 Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the affirmative vote of a majority of the directors then in office, or by one director in the event that there is only a single director in office.

2.12 Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile, electronic mail or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. Such notice may be given by the Secretary or by the Chairperson of the Board, the Chief Executive Officer or one of the directors calling the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

2.13 Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.14 Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission.

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2.15 Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.16 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

ARTICLE III

OFFICERS

3.1 Titles. The officers of the Corporation may consist of a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary and such other officers with such other titles as the Board shall from time to time determine. The Board may appoint such other officers, including one or more Vice Presidents and one or more Assistant Treasurers or Assistant Secretaries, as it may deem appropriate from time to time.

3.2 Election. The Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary shall be elected annually by the Board at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board at such meeting or at any other meeting.

3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.

3.5 Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the directors then in office. Except as the Board may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the Corporation.

3.6 Vacancies. The Board may fill any vacancy occurring in any office. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified, or until such officer’s earlier death, resignation, disqualification or removal.

3.7 Chairman of the Board. The Chairman of the Board shall be elected by a vote of two-thirds of the Board, and shall preside, when present at meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition and financing activities of the Corporation and the selection of outside legal counsel, subject to the affirmative vote of a majority of the Board to the contrary, and shall be responsible for the execution of the policies of the Board with respect to all such matters. In the absence, or inability or refusal to act, of the Chairman of the Board, a chairman elected by the majority of the directors present at the meeting from

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the majority of the independent directors, as determined by the listing standards of the Nasdaq Stock Market, present at the meeting shall preside at meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation, other than through participation as a member of the Board. The position of the Chairman of the Board and the Chief Executive Officer may not be held by the same person.

3.8 President; Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board, except to the extent that any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 3.7 above. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The position of President and Chief Executive Officer may be held by the same person.

3.9 Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

3.10 Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board or the Chief Executive Officer. The Chief Financial Officer shall be under the supervision of the Chief Executive Officer, and when requested by the Board, report directly to the Board on a confidential basis, and shall maintain a direct line of reporting and advisory communication with the chair of the audit committee, if any, once such communications does not breach the confidentiality of the position. The Chief Financial Officer shall disburse the funds of the Corporation as may be ordered by the Board or the Chief Executive Officer, taking proper vouchers for such disbursements. The Chief Executive Officer shall render to the Chief Executive Officer and the Board at the regular meetings of the Board, or whenever requested by such, an account of all transactions as Chief Financial Officer and of the financial condition of the Corporation.

3.11 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board, Chairman of the Board, or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain (or cause to be maintained, at the principal executive office of the Corporation or at the Corporation’s transfer agent or registrar, if one is appointed) a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board, Chairman of the Board, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairperson of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.12 Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

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The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board) shall perform the duties and exercise the powers of the Treasurer.

3.13 Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board.

3.14 Delegation of Authority. Subject to these Bylaws and any contrary action by the Board, each officer of the Corporation shall have, in addition to the duties and powers specifically set forth in these Bylaws, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Board. In addition, the Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1 Stock Certificates; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL, and each officer appointed pursuant to Article III shall be an authorized officer for this purpose.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of the DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.2 Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of

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such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

4.3 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

4.4 Record Date. The Board may fix in advance a date as a record date for the determination of the stockholders entitled to notice of any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

4.5 Regulations. The issue, conversion and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.

ARTICLE V

GENERAL PROVISIONS

5.1 Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board.

5.3 Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4 Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the Corporation (with or without power of substitution and re-substitution), with respect to the securities of any other entity which may be held by the Corporation.

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5.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time, including any certificate of designation relating to any outstanding series of preferred stock.

5.7 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8 Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE VI

AMENDMENTS

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board or by the stockholders as expressly provided in the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION AND ADVANCEMENT

7.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

7.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

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7.3 Authorization of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or Section 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

7.4 Good Faith Defined. For purposes of any determination under Section 7.3, a person shall, to the fullest extent permitted by law, be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 7.1 or 7.2, as the case may be.

7.5 Right of Claimant to Bring Suit. Notwithstanding any contrary determination in the specific case under Section 7.3, and notwithstanding the absence of any determination thereunder, if (i) following the final disposition of the applicable proceeding, a claim for indemnification under Sections 7.1 or 7.2 of this Article VII is not paid in full by the Corporation within ninety (90) days after the later of a written claim for indemnification has been received by the Corporation, or (ii) a claim for advancement of expenses under Section 7.6 of this Article VII is not paid in full by the Corporation within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

7.6 Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party or is threatened to be made a party or otherwise involved as a witness or otherwise by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII or otherwise.

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7.7 Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 7.11, indemnification of the persons specified in Sections 7.1 and 7.2 shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 7.1 or 7.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

7.8 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

7.9 Certain Definitions. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director or officer of such constituent corporation, or, while a director or officer of such constituent corporation, is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.10 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11 Limitation on Indemnification. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification or advancement of expenses (which shall be governed by Section 7.5), the Corporation shall not be obligated to indemnify any current or former director or officer in connection with an action, suit proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized by the Board.

7.12 Contract Rights. The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

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Annex E

October 26, 2023

Board of the Directors
Feutune Light Acquisition Corporation.
48 Bridge Street, Building A
Metuchen, New Jersey
United States

Members of the Board of Directors:

Feutune Light Acquisition Corporation. (the “FLFV”, the “Parent” or the “PubCo”) has engaged CHFT Advisory and Appraisal Limited. (“CHFT”), to serve to the board of directors (the “Board of Directors”) of FLFV to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to FLFV of the consideration in the contemplated transaction described below (the “Proposed Transaction”).

Background of the Proposed Transaction

We understand that FLFV intends to enter into a Business Combination Agreement (the “Agreement”) and plan of merger.

We understand that the Agreement is to be made and entered into by and among (i) FLFV, (ii) Thunder Power Holdings Limited (the “Target” or “Thunder Power”), (iii) Feutune Light Merger Sub Inc., a wholly owned subsidiary of FLFV (“Merger Sub”), and (iv) each of the holders of the Thunder Power’s outstanding shares (collectively, the “Sellers”).

Pursuant to the Agreement, Thunder Power will merge with and into Merger Sub. Following the Acquisition Merger, the separate corporate existence of the Thunder Power shall cease, and Merger Sub shall continue as the surviving corporation.

Consideration

Under the Agreement, the aggregate consideration (the “Consideration”) to be paid to the Sellers contains two parts: 1) Fixed consideration equivalent to Four Hundred Million U.S. Dollars ($400,000,000), which will be paid entirely in Forty Million (40,000,000) ordinary shares of PubCo , divided by $10.00 per share; and 2) Contingent consideration in the form of Twenty Million (20,000,000) ordinary shares of PubCo (the “Earnout Shares”), whereas (i) an aggregate of 5,000,000 Earnout Shares will be vested, if and only if, on the occurrence that the amount

Annex E-1

of sales/revenues of PubCo for any of the fiscal years ending from December 31, 2023 to December 31, 2025 is no less than US$42,200,000 as evidenced by the audited financial statements of PubCo prepared in accordance with U.S. GAAP; and (ii) an aggregate of 15,000,000 Earnout Shares will be vested, if and only if, on the occurrence that the amount of sales/revenues of PubCo for any of the fiscal years ending from December 31, 2023 to December 31, 2026 is no less than US$415,000,000 as evidenced by the audited financial statements of PubCo prepared in accordance with U.S. GAAP.

Scope of Analysis

In connection with this Opinion, CHFT has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. CHFT also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general. CHFT’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.    Reviewed the following documents:

a.    The Thunder Power’s interim financial statements for period ended June 30, 2023;

b.    Financial information for the Thunder Power for the year ended December 31, 2022 and December 31, 2021;

c.    Intellectual properties and major contracts owned/entered by Thunder Power;

d.    Other internal documents relating to the history, current operations, and probable future outlook of the Thunder Power, including financial projections for the years from 2024 through 2029, prepared by the Thunder Power, updated for current market conditions by its management, and provided to us by management of FLFV (the “Financial Projections”); and

e.    The Business Combination Agreement dated October 26, 2023 (the “Agreement”).

2.    Discussed with various members of senior management of the Thunder Power and FLFV, concerning historical and current operations, financial conditions and Financial Projections of Thunder Power;

3.    Discussed with senior management of FLFV concerning background and other elements of the Proposed Transaction;

4.    Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, cross checked by a pricing multiple analysis of selected public companies that CHFT deemed relevant; and

5.    Conducted such other analyses and considered such other factors as we considered appropriate in rendering this Opinion.

Assumptions, Qualifications and Limiting Conditions

In our review and analysis and in rendering this Opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by FLFV, Target or that was publicly available to us. This Opinion is expressly conditioned upon such information being complete, accurate and fair in all respects material to our analysis.

We have further relied upon the assurance of management of the Target and FLFV that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. Our analyses were based, among other things, on the Financial Projections of the Target furnished to us by senior management of the Target and FLFV. With respect to the Financial Projections, we note that projecting future results of any company is inherently

Our Ref. : VC/RWA/31426/2023

Date: October 2023

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subject to uncertainty. We express no opinion as to the Financial Projections or the assumptions on which they are based. In addition, in rendering this opinion, we have assumed that the Financial Projections have been reasonably prepared by management and reflect management’s best currently available estimates and good faith judgment of the future competitive, operating and regulatory environment and related financial performance of the Target, and that the Financial Projections and the assumptions derived therefrom provide a reasonable basis for our opinion. Although the Financial Projections did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to the Financial Projections could affect the opinion rendered herein.

We have prepared this Opinion as of the date hereof. This Opinion is necessarily based on financial, economic, market and other conditions as they exist on, and the information made available to us as of the date hereof. Although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion.

In our review, we did not obtain or receive any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of, the Target, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. Our opinion is based on financial, economic, regulatory, market and other conditions existing. We have made no independent investigation of any legal or accounting matters affecting the Target.

In rendering this Opinion we have also assumed that: (i) the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed; (ii) in all respects material to our analysis that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Proposed Transaction will be satisfied without waiver thereof which would affect the amount or timing of receipt of the Consideration; (iii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which FLFV or any of its subsidiaries or affiliates is a party; and (iv) all material assets and liabilities of the Target were as set forth in the consolidated financial statements provided to us by FLFV as of the respective dates of such financial statements.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Proposed Transaction, or to provide services other than the delivery of this Opinion. We did not participate in negotiations with respect to the terms of the Proposed Transaction and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from FLFV’s perspective that could under the circumstances be negotiated among the parties to such Proposed Transaction.

It is understood that our opinion does not address the relative merits of the transactions contemplated by the Agreement as compared to any alternative transactions that might be available to FLFV, nor does it address the underlying business decision by FLFV to engage in the Proposed Transaction or the terms of the Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of ordinary shares of FLFV should vote or act on any matter relevant to the Agreement. Our opinion may not be used or referred to by FLFV, or quoted or disclosed to any person in any matter, without our prior written consent. Notwithstanding the foregoing, if required by law, our opinion may be included in FLFV’s proxy statement or similar disclosure document with respect to the Proposed Transaction.

Disclosure of Relationships

CHFT will receive a customary fee for the services pursuant to the engagement letter, which will be payable upon delivery of this Opinion. FLFV has agreed to indemnify CHFT against certain liabilities arising out of or in connection with the services rendered and to be rendered by CHFT under such engagement letter. CHFT will not receive any

Our Ref. : VC/RWA/31426/2023

Date: October 2023

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other significant payment or compensation contingent upon the successful consummation of the business combination. During the two-year period prior to the date of CHFT’s opinion, no material relationship existed between CHFT or its affiliate or unaffiliated representatives and FLFV or any of its affiliates pursuant to which compensation was received by CHFT. CHFT may seek to provide valuation and consultancy services to FLFV, or its respective affiliates in the future, for which CHFT would seek customary compensation. However, any such future relationship is not contemplated.

CHFT is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs, restructurings, securities offerings in both private and public capital markets and valuations for corporate and other purposes.

Conclusion

Based upon and subject to the foregoing, and in reliance thereon, CHFT is of the opinion that as of the date hereof the Consideration being paid in the Proposed Transaction is fair from a financial point of view to FLFV.

Yours faithfully,

/s/ CHFT Advisory and Appraisal Limited

CHFT Advisory and Appraisal Limited

Our Ref. : VC/RWA/31426/2023

Date: October 2023

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

The Proposed Charter, to be in effect upon consummation of the Business Combination, provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors, a form of which is filed as Exhibit 10.8 to our Registration Statement on Form S-1 that was declared effective by the SEC on June 15, 2022. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

Pursuant to the Merger Agreement incorporated by reference as Exhibit 2.1 to this Registration Statement, we have agreed to continue to indemnify our current directors and officers and have agreed to the continuation of director and officer liability insurance covering our current directors and officers.

It is anticipated that the board of directors of the Combined Company will, in connection with consummating the Business Combination, approve and direct the Combined Company to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of the Combined Company following the Business Combination.

Item 21.     Exhibits and Financial Statement Schedules.

(a)     Exhibits.

Exhibit Number	Description of Exhibit
2.1*^

Agreement and Plan of Merger, dated as of October 26, 2023, by and among Feutune Light Acquisition Corporation, Feutune Light Merger Sub, Inc., and Thunder Power Holdings Limited (attached as Annex A to the proxy statement/prospectus contained in this registration statement) (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2023, File No. 001-41424).

3.1^

Form of Third Amended and Restated Certificate of Incorporation of Thunder Power Holdings, Inc., to be effective immediately after the closing of the Business Combination (attached as Annex B to the proxy statement/prospectus contained in this registration statement).

3.2^

Bylaws of Thunder Power Holdings, Inc., to be effective immediately after the closing of the Business Combination (attached as Annex D to the proxy statement/prospectus contained in this registration statement).

3.3^

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Feutune Light Acquisition Corporation, dated June 19, 2023 and filed on June 20, 2023 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on June 20, 2023 File No. 001-41424).

Exhibit Number	Description of Exhibit
3.4^

Amended and Restated Certificate of Incorporation of Feutune Light Acquisition Corporation, dated June 14, 2022 (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed with the SEC on March 31, 2023, File No. 001-41424).

3.5^	Amended and Restated Memorandum and Articles of Association of Thunder Power Holdings Limited.
4.1^	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed with the SEC on June 14, 2022).
4.2^	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-1 filed with the SEC on June 14, 2022).
4.3^	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed with the SEC on June 14, 2022, File No. 001-41424).
4.4^	Specimen Right Certificate (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1 filed with the SEC on June 14, 2022, File No. 001-41424).
4.5^

Warrant Agreement, dated June 15, 2022, between the Registrant and Continental Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on June 21, 2022, File No. 001-41424).

4.6^

Right Agreement, dated June 15, 2022, between the Registrant and Continental Stock Transfer & Trust Company, LLC, as right agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on June 21, 2022, File No. 001-41424).

5.1	Opinion of Robinson & Cole LLP.
8.1	Tax Opinion of Messina Madrid Law PA regarding certain federal income tax matters.
10.1^

Promissory Note, dated March 20, 2023, issued by Feutune Light Acquisition Corporation to Feutune Light Sponsor LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on March 22, 2023, File No. 001-41424).

10.2^

Short-Term Loan Note, dated March 20, 2023, issued by Feutune Light Acquisition Corporation to Feutune Light Sponsor LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on March 22, 2023, File No. 001-41424).

10.3^

Promissory Note, dated August 21, 2023, issued by Feutune Light Acquisition Corporation to Feutune Light Sponsor LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on August 21, 2023, File No. 001-41424).

10.4^

Promissory Note, dated October 26, 2023, issued by Feutune Light Acquisition Corporation to Thunder Power Holdings Limited (incorporated herein by reference to Exhibit 10.3 of the Current Report on Form 8-K filed with the SEC on October 27, 2023, File No. 001-41424).

10.5^

Promissory Note, dated November 20, 2023, issued by Feutune Light Acquisition Corporation to Thunder Power Holdings Limited (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 21, 2023, File No. 001-41424).

10.6

Promissory Note, dated December 20, 2023, issued by Feutune Light Acquisition Corporation to Thunder Power Holdings Limited (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on December 21, 2023, File No. 001-41424).

10.7

Promissory Note, dated January 19, 2024, issued by Feutune Light Acquisition Corporation to Thunder Power Holdings Limited (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on January 19, 2024, File No. 001-41424).

10.9

Promissory Note, dated February 21, 2024, issued by Feutune Light Acquisition Corporation to Thunder Power Holdings Limited (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on February 21, 2024, File No. 001-41424).

10.10*^

Parent Support Agreement, dated as of October 26, 2023, by and among Feutune Light Acquisition Corporation, Thunder Power Holdings Limited and certain stockholders of Feutune Light Acquisition Corporation signatory thereto (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on October 27, 2023, File No. 001-41424).

10.11^	Equity Incentive Plan (“2024 Plan”) (attached as Annex C to the proxy statement/prospectus contained in this registration statement).
10.12^	Consulting Agreement, dated as of November 1, 2023, by and among Thunder Power Holdings Limited and Chan Shun Wah.

Exhibit Number	Description of Exhibit
10.13^	Consulting Agreement, dated as of November 1, 2023, by and among Thunder Power Holdings Limited and Jo Chiu Wai.
10.14^	Consulting Agreement, dated as of November 1, 2023, by and among Thunder Power Holdings Limited and Ho Pok Man.
16.1^

Letter from Marcum LLP regarding the change in the Registrant’s certifying accountant, dated May 1, 2023. (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on May 1, 2023, File No. 001-41424).

16.2^

Letter from Friedman LLP regarding the change in the Registrant’s certifying accountant, dated October 14, 2022 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on October 14, 2022, File No. 001-41424).

23.1	Consent of MaloneBailey, LLP, independent registered public accounting firm to Feutune Light Acquisition Corporation.
23.2	Consent of Assentsure PAC, independent registered public accounting firm to Thunder Power Holdings Limited.
23.3	Consent of Robinson & Cole LLP (included in Exhibit 5.1).
24.1^	Power of Attorney (included on the signature page hereto).
99.1**	Form of Proxy Card for the Special Meeting.
99.2**	Consent of [ ], Director Nominee.
99.3**	Consent of [ ], Director Nominee.
99.4**	Consent of [ ], Director Nominee.
99.5**	Consent of [ ], Director Nominee.
99.6**	Consent of [ ], Director Nominee.
99.7**	Consent of [ ], Director Nominee.
99.8**	Consent of [ ], Director Nominee.
99.9^	Consent of Opinion of CHFT Advisory and Appraisal Limited.
101.INS	XBRL Instance Document-this instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.
104^	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).
107^	Filing Fee Table.

____________

*        Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

^        Previously filed.

+        Indicates management contract or compensatory plan.

†        Portions of this exhibit (indicated by asterisks) have been omitted because the registrant has determined that the information is both not material and is the type that the registrant treats as private or confidential.

**      To be filed by amendment.

(b)    Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 22.     Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

(1)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(e), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)    The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mililani, Hawaii, on March 15, 2024.

FEUTUNE LIGHT ACQUISITION CORPORATION
By:	/s/ Yuanmei Ma
Name:	Yuanmei Ma
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Position	Date
*	Chief Executive Officer	March 15, 2024
Xuedong (Tony) Tian	(Principal executive officer) and Director
*	President and Chairwoman	March 15, 2024
Lei Xu
/s/ Yuanmei Ma	Chief Financial Officer	March 15, 2024
Yuanmei Ma	(Principal Financial and Accounting Officer)
*	Independent Director	March 15, 2024
Kevin Vassily
*	Independent Director	March 15, 2024
David Ping Li
*	Independent Director	March 15, 2024
Wenbing Chris Wang
*By:
/s/ Yuanmei Ma
Yuanmei Ma
Attorney-in-Fact